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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136018

MEETINGS OF STOCKHOLDERS
YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Axonyx Inc. and TorreyPines Therapeutics, Inc.:

        Axonyx Inc., which we refer to as Axonyx, and TorreyPines Therapeutics, Inc., which we refer to as TorreyPines, have entered into a merger agreement pursuant to which a wholly owned subsidiary of Axonyx will merge with and into TorreyPines, with TorreyPines continuing as a wholly owned subsidiary of Axonyx. TorreyPines and Axonyx believe that the merger will result in a biopharmaceutical company with discovery and development capabilities across a spectrum of central nervous system, or CNS, diseases and disorders and a pipeline of clinical and preclinical stage product candidates designed to address significant and underserved or unmet medical needs.

        At the effective time of the merger, each share of TorreyPines common stock and TorreyPines preferred stock will be converted into the right to receive 1.299 shares of Axonyx common stock, subject to adjustment to account for the effect of a reverse stock split of Axonyx common stock to be implemented prior to the consummation of the merger and to account for the occurrence of certain events discussed in the joint proxy statement/prospectus. Holders of TorreyPines preferred stock will also receive warrants to purchase shares of Axonyx common stock, referred to as merger warrants. Axonyx stockholders will continue to own their existing shares of Axonyx common stock. Immediately after the merger, TorreyPines securityholders will own approximately 58% of the fully-diluted shares of the combined company (excluding the merger warrants), with Axonyx securityholders holding approximately 42% of the fully-diluted shares of the combined company. If the merger warrants were exercised as of the closing of the merger, when combined with the shares of Axonyx common stock being issued in the merger, TorreyPines securityholders would own approximately 62% of the fully-diluted shares of the combined company, with existing Axonyx securityholders holding approximately 38% of the fully-diluted shares of the combined company.

        Shares of Axonyx common stock are currently listed on the NASDAQ Capital Market under the symbol "AXYX". Prior to consummation of the merger, Axonyx intends to file an initial listing application with the NASDAQ Global Market pursuant to NASDAQ's "reverse merger" rules. After completion of the merger, Axonyx will be renamed "TorreyPines Therapeutics, Inc." and expects to trade on the NASDAQ Global Market under the symbol "TPTX". On August 25, 2006, the last trading day before the date of this joint proxy statement/prospectus, the closing sale price of Axonyx common stock was $0.87 per share.

        Axonyx is holding an annual meeting of stockholders and TorreyPines is holding a special meeting of stockholders in order to obtain the stockholder approvals necessary to complete the merger and related matters. At the Axonyx annual meeting, which will be held at 2:00 p.m., local time, on September 28, 2006 at the offices of Eisner LLP, 750 Third Avenue, 16th Floor, New York, NY 10017, unless postponed or adjourned to a later date, Axonyx will ask its stockholders to, among other things, approve the issuance of Axonyx common stock and the merger warrants pursuant to the merger agreement, as well as the resulting change in control, and approve an amendment to Axonyx's articles of incorporation effecting a reverse stock split of Axonyx common stock, which is referred to as the reverse stock split, as described in the accompanying joint proxy statement/prospectus.

        At the TorreyPines special meeting, which will be held at 9:00 a.m., local time, on September 28, 2006 at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, CA 92121, unless postponed or adjourned to a later date, TorreyPines will ask its stockholders to, among other things, adopt the merger agreement.

        After careful consideration, the Axonyx and TorreyPines boards of directors have unanimously approved the merger agreement and the respective proposals referred to above, and each of the Axonyx and TorreyPines boards of directors has determined that it is advisable to enter into the merger. Each of the board of directors of Axonyx and TorreyPines recommends that its respective stockholders vote "FOR" the respective proposals described in the accompanying joint proxy statement/prospectus.

        More information about Axonyx, TorreyPines and the proposed transaction is contained in this joint proxy statement/prospectus. Axonyx and TorreyPines urge you to read the accompanying joint proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 22.

        Axonyx and TorreyPines are excited about the opportunities the merger brings to both Axonyx and TorreyPines stockholders, and we thank you for your consideration and continued support.

Gosse B. Bruinsma, M.D.	Neil M. Kurtz, M.D.
President and Chief Executive Officer	President and Chief Executive Officer
AXONYX INC.	TORREYPINES THERAPEUTICS, INC.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        The accompanying joint proxy statement/prospectus is dated August 28, 2006, and is first being mailed to Axonyx and TorreyPines stockholders on or about August 30, 2006.

AXONYX INC.
500 Seventh Avenue, 10th Floor
New York, New York 10018
(212) 645-7704

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 28, 2006

Dear Stockholders of Axonyx:

        On behalf of the board of directors of Axonyx Inc., a Nevada corporation, we are pleased to deliver this joint proxy statement/prospectus for the proposed merger between Axonyx and TorreyPines Therapeutics, Inc., a Delaware corporation, pursuant to which Autobahn Acquisition, Inc., a wholly owned subsidiary of Axonyx, will merge with and into TorreyPines, which will survive as a wholly owned subsidiary of Axonyx. The annual meeting of stockholders of Axonyx will be held on September 28, 2006 at 2:00 p.m., local time, at the offices of Eisner LLP, 750 Third Avenue, 16th Floor, New York, NY 10017, for the following purposes:

          1.     To consider and vote upon a proposal to approve the issuance of Axonyx common stock and warrants to purchase Axonyx common stock and the resulting change in control of Axonyx pursuant to the Agreement and Plan of Merger and Reorganization, dated as of June 7, 2006, by and among Axonyx, Autobahn Acquisition, Inc. and TorreyPines, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

          2.     To approve an amendment to Axonyx's articles of incorporation effecting the reverse stock split, as described in the accompanying joint proxy statement/prospectus.

          3.     To approve an amendment to Axonyx's articles of incorporation to change the name "Axonyx Inc." to "TorreyPines Therapeutics, Inc."

          4.     To approve a change of Axonyx's state of incorporation from Nevada to Delaware, as described in the accompanying joint proxy statement/prospectus.

          5.     To approve the adoption, contingent upon and effective as of immediately following the effective time of the merger, of the Axonyx Inc. 2006 Equity Incentive Plan, as described in the accompanying joint proxy statement/prospectus.

          6.     To elect the six directors nominated by the nominating/governance committee of Axonyx's board of directors and named herein; provided, however, that if the merger is completed, it is anticipated that the Axonyx board of directors will consist of the ten people identified in the accompanying joint proxy statement/prospectus, four of whom are listed nominees.

          7.     To consider and vote upon an adjournment of the Axonyx annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Axonyx Proposal Nos. 1, 2, 3 and 4.

          8.     To transact such other business as may properly come before the Axonyx annual meeting or any adjournment or postponement thereof.

        The board of directors of Axonyx has fixed August 14, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Axonyx annual meeting and any adjournment or postponement thereof. Only holders of record of shares of Axonyx common stock at the close of business on the record date are entitled to notice of, and to vote at, the Axonyx annual meeting. At the close of business on the record date, Axonyx had 53,680,721 shares of common stock outstanding and entitled to vote.

        Your vote is important. The affirmative vote of the holders of a majority of the shares of Axonyx common stock having voting power present in person or represented by proxy at the Axonyx annual meeting is required for approval of Axonyx Proposal Nos. 1, 5 and 7. The affirmative vote of the holders of a majority of the shares of Axonyx common stock having voting power outstanding on the record date for the Axonyx annual meeting is required for approval of Axonyx Proposal Nos. 2, 3 and 4. For the election of directors (Proposal No. 6), the six nominees receiving the most "For" votes from the shares having voting power present in person or represented by proxy will be elected.

        Under Nevada law, Axonyx stockholders are entitled to dissenters' rights in connection with the proposed reincorporation of Axonyx and Axonyx stockholders who would receive in connection with the reverse stock split cash in lieu of a fractional share of Axonyx stock will be entitled to certain dissenters' rights in connection with the proposed reverse stock split. For more information please see the sections entitled "Axonyx Proposal No. 2: Approval of the Amendment to Axonyx's Articles of Incorporation Effecting the Reverse Stock Split—Dissenters' Rights" and "Axonyx Proposal No. 4: Approval of Change of Axonyx's State of Incorporation from Nevada to Delaware—Dissenters' Rights" in the accompanying joint proxy statement/prospectus.

        Even if you plan to attend the Axonyx annual meeting in person, Axonyx requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Axonyx annual meeting if you are unable to attend.

By Order of Axonyx's Board of Directors,

Gosse B. Bruinsma, M.D. President and Chief Executive Officer New York, New York August 28, 2006

        THE AXONYX BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, AXONYX AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE AXONYX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AXONYX STOCKHOLDERS VOTE "FOR" EACH SUCH PROPOSAL AND "FOR" ALL SIX NOMINEES.

TORREYPINES THERAPEUTICS, INC.
11085 North Torrey Pines Road
Suite 300
La Jolla, CA 92037
(858) 623-5665

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 28, 2006

To the Stockholders of TorreyPines Therapeutics, Inc.:

        A special meeting of stockholders of TorreyPines Therapeutics, Inc. will be held at 9:00 a.m., local time, on September 28, 2006 at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, CA 92121, for the following purposes:

          1.     To consider and vote upon a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of June 7, 2006, by and among Axonyx Inc., Autobahn Acquisition, Inc., a wholly owned subsidiary of Axonyx, and TorreyPines, a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

          2.     To approve an amendment to TorreyPines' certificate of incorporation to change the name "TorreyPines Therapeutics, Inc." to "TPTX, Inc.", a copy of which is attached as Annex I to the accompanying joint proxy statement/prospectus.

          3.     To approve a proposal to adjourn the TorreyPines special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

          4.     To transact such other business as may properly be brought before the TorreyPines special meeting and any adjournment or postponement thereof.

        The TorreyPines board of directors has fixed August 14, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the TorreyPines special meeting and any adjournment or postponement thereof. Only holders of record of shares of TorreyPines common stock and holders of record of shares of TorreyPines preferred stock at the close of business on the record date are entitled to notice of, and to vote at, the TorreyPines special meeting. At the close of business on the record date, TorreyPines had (a) 3,456,052 shares of common stock outstanding and entitled to vote and (b) 48,994,673 shares of preferred stock outstanding and entitled to vote, including 8,794,800 shares of Series A preferred stock outstanding and entitled to vote, 12,736,828 shares of Series B preferred stock outstanding and entitled to vote, 23,220,199 shares of Series C preferred stock outstanding and entitled to vote and 4,242,846 shares of Series C-2 preferred stock outstanding and entitled to vote.

        The TorreyPines board of directors has reviewed and considered the terms and conditions of the proposed merger. Based on its review, the TorreyPines board of directors has unanimously approved the merger and the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, TorreyPines and its stockholders. Accordingly, the TorreyPines board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement. In addition, the TorreyPines board of directors unanimously recommends that you vote "FOR" the name change from TorreyPines Therapeutics to TPTX, Inc. and "FOR" the adjournment of the TorreyPines special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

        TorreyPines cannot complete the merger unless the merger agreement is adopted by the affirmative vote of (a) the holders of a majority of the shares of TorreyPines common stock and TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis, and (b) the holders of two-thirds of the shares of TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis. The accompanying joint proxy statement/prospectus describes the proposed merger and the actions to be taken in connection with the merger and provides additional information about the parties involved. Please give this information your careful attention.

        Under the Delaware General Corporation Law, referred to as the DGCL, holders of TorreyPines capital stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the other procedures under the DGCL explained in the joint proxy statement/prospectus. For more information, please see the section entitled "The Merger—Appraisal Rights" in the accompanying joint proxy statement/prospectus.

        Whether or not you plan to attend the TorreyPines special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time prior to its exercise in the manner described in the accompanying joint proxy statement/prospectus. Any stockholder present at the TorreyPines special meeting, including any adjournment or postponement of the meeting, may revoke such stockholder's proxy and vote personally on the matters to be considered at the TorreyPines special meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" the adoption of the merger agreement, "FOR" the amendment to the certificate of incorporation to change the name and "FOR" the adjournment of the TorreyPines special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

        Please do not send any TorreyPines stock certificates at this time. After the merger is completed, you will receive written instructions for exchanging your stock certificates.

By Order of TorreyPines' Board of Directors,

Neil M. Kurtz, M.D. President and Chief Executive Officer La Jolla, California August 28, 2006

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	5
The Companies	5
Summary of the Merger	6
Reasons for the Merger	7
Opinion of Axonyx's Financial Advisor	8
Overview of the Merger Agreement	8
Voting Agreements	11
Lock-up Agreements	12
Management Following the Merger	12
Interests of Certain Directors, Officers and Affiliates of Axonyx and TorreyPines	12
Stock Options and Warrants	13
Material United States Federal Income Tax Consequences of the Merger	14
Risk Factors	14
Regulatory Approvals	15
NASDAQ Listing	15
Anticipated Accounting Treatment	15
Appraisal Rights and Dissenters' Rights	15
Comparison of Stockholder Rights	16
Adoption of the Axonyx 2006 Equity Incentive Plan	16
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	17
Selected Historical Consolidated Financial Data of Axonyx	17
Selected Historical Financial Data of TorreyPines	18
Selected Unaudited Pro Forma Condensed Combined Financial Data of Axonyx and TorreyPines	19
Comparative Historical and Unaudited Pro Forma Per Share Data	20
MARKET PRICE AND DIVIDEND INFORMATION	21
RISK FACTORS	22
Risks Related to the Merger	22
Risks Related to Axonyx	25
Risks Related to TorreyPines	39
Risks Related to the Combined Company	55
FORWARD-LOOKING STATEMENTS	60
THE ANNUAL MEETING OF AXONYX STOCKHOLDERS	61
Date, Time and Place	61
Purposes of the Axonyx Annual Meeting	61
Recommendation of Axonyx's Board of Directors	61
Record Date and Voting Power	62
Voting and Revocation of Proxies	63
Required Vote	64
Solicitation of Proxies	65
Other Matters	65
THE SPECIAL MEETING OF TORREYPINES STOCKHOLDERS	66
General	66
Date, Time and Place	66
Purposes of the TorreyPines Special Meeting	66
Recommendations of TorreyPines' Board of Directors	66

Record Date; Shares of Common Stock and Preferred Stock Outstanding and Entitled to Vote	67
Quorum and Vote of TorreyPines Stockholders Required	67
Voting of Proxies	68
Revocation of Proxies	68
THE MERGER	69
Background of the Merger	69
Reasons for the Merger	75
Opinion of Axonyx's Financial Advisor	81
Interests of Axonyx's Directors and Executive Officers in the Merger	91
Interests of TorreyPines' Directors and Executive Officers in the Merger	95
Stock Options and Warrants	97
Form of the Merger	98
Merger Consideration and Adjustment	98
Effective Time of the Merger	100
Regulatory Approvals	101
Tax Treatment of the Merger	101
Material United States Federal Income Tax Consequences of the Merger	101
NASDAQ Stock Market Listing	104
Anticipated Accounting Treatment	105
Appraisal Rights	105
THE MERGER AGREEMENT	108
General	108
Merger Consideration and Adjustment	108
Assumption of TorreyPines Stock Options and Warrants	109
Directors and Officers of Axonyx Following the Merger	110
Amendment to Axonyx's Articles of Incorporation	110
Change of Axonyx's State of Incorporation from Nevada to Delaware	110
Conditions to the Completion of the Merger	110
No Solicitation	112
Meetings of Stockholders	115
Covenants; Conduct of Business Pending the Merger	115
Other Agreements	117
Termination	117
Termination Fee	120
Representations and Warranties	121
Amendment	122
AGREEMENTS RELATED TO THE MERGER	123
Voting Agreements	123
Lock-up Agreements	124
MATTERS BEING SUBMITTED TO A VOTE OF AXONYX STOCKHOLDERS	125
Axonyx Proposal No. 1: Approval of the Issuance of Common Stock and Merger Warrants in the Merger and the Resulting Change in Control	125
Axonyx Proposal No. 2: Approval of the Amendment to Axonyx's Articles of Incorporation Effecting the Reverse Stock Split	126
Axonyx Proposal No. 3: Approval of Name Change	138
Axonyx Proposal No. 4: Approval of Change of Axonyx's State of Incorporation from Nevada to Delaware	139
Axonyx Proposal No. 5: Adoption of the Axonyx Inc. 2006 Equity Incentive Plan	161
Axonyx Proposal No. 6: Election of Directors	173

Axonyx Proposal No. 7: Approval of Possible Adjournment of the Axonyx Annual Meeting	185
EXECUTIVE COMPENSATION	186
Executive Officers	186
Summary Compensation	186
MATTERS BEING SUBMITTED TO A VOTE OF TORREYPINES SECURITYHOLDERS	192
TorreyPines Proposal No. 1: Adoption of the Merger Agreement	192
TorreyPines Proposal No. 2: Approval of Name Change	192
TorreyPines Proposal No. 3: Adjournment of the TorreyPines Special Meeting, if Necessary to Solicit Additional Proxies If There are Not Sufficient Votes in Favor of the Adoption of the Merger Agreement	193
AXONYX'S BUSINESS	194
Axonyx's Business Strategy and Drug Development Programs	194
Out-Licensed Technology	201
Competition	201
Government Regulation	203
Strategic Alliances	203
Marketing and Sales	207
Patents, Trademarks, and Copyrights	207
Employees	208
Properties	208
Legal Proceedings	208
Web Site Access to SEC Filings	209
TORREYPINES' BUSINESS	210
Overview	210
Business Strategy	212
Product Development Programs	213
Proprietary Rights	218
Strategic Alliances, License and Other Commercial Agreements	219
Competition	223
Manufacturing and Supply	224
Sales and Marketing	225
Government Regulation	225
Scientific Advisors	230
Employees	230
Properties	231
Legal Proceedings	231
AXONYX'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	232
Overview	232
Results of Operations	234
Liquidity and Capital Resources	238
Critical Accounting Policies and Estimates	240
New Accounting Pronouncements	240
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT AXONYX'S MARKET RISK	242
TORREYPINES' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	243

Overview	243
Financial Operations Overview	245
Results of Operations	246
Liquidity and Capital Resources	249
Critical Accounting Policies	251
Off-Balance Sheet Arrangements	252
Inflation	252
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT TORREYPINES' MARKET RISK	253
MANAGEMENT FOLLOWING THE MERGER	254
Executive Officers and Directors	254
Directors	254
Executive Officers	257
Executive Compensation and Option Grants	257
Compensation of Directors	259
Compensation Committee Interlocks and Insider Participation	259
Agreements with Executive Officers Following the Merger	259
Related Party Transactions of Directors and Executive Officers of the Combined Company	260
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	265
DESCRIPTION OF AXONYX'S CAPITAL STOCK	273
Common Stock	273
Preferred Stock	276
COMPARISON OF RIGHTS OF HOLDERS OF AXONYX STOCK AND TORREYPINES STOCK	279
PRINCIPAL STOCKHOLDERS OF AXONYX	287
PRINCIPAL STOCKHOLDERS OF TORREYPINES	291
PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY	294
LEGAL MATTERS	296
EXPERTS	296
WHERE YOU CAN FIND MORE INFORMATION	296
Information on Axonyx's Website	297
Information on TorreyPines' Website	297
Trademark Notice	297
OTHER MATTERS	297
Section 16(a) Beneficial Ownership Reporting Compliance	297
Stockholder Proposals	297
Communication with the Axonyx Board of Directors	298
INDEX TO AXONYX CONSOLIDATED FINANCIAL STATEMENTS	F-1
INDEX TO TORREYPINES CONSOLIDATED FINANCIAL STATEMENTS	F-36
ANNEX A—AGREEMENT AND PLAN OF MERGER AND REORGANIZATION	A-1
ANNEX B—OPINION OF BANC OF AMERICA SECURITIES LLC	B-1
ANNEX C—GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	C-1

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

        Except where specifically noted, the following information and all other information contained in this joint proxy statement/prospectus does not give effect to the reverse stock split described in Axonyx Proposal No. 2.

        The following section provides answers to frequently asked questions about the merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:
What is the merger?

A:
Axonyx and TorreyPines have entered into an Agreement and Plan of Merger and Reorganization, dated as of June 7, 2006, which is referred to as the merger agreement. The merger agreement contains the terms and conditions of the proposed business combination of Axonyx and TorreyPines. Under the merger agreement, Autobahn Acquisition, Inc., a wholly owned subsidiary of Axonyx, which is referred to as the merger sub, will merge into TorreyPines, with TorreyPines continuing as a wholly owned subsidiary of Axonyx, which transaction is referred to as the merger. At the effective time of the merger, each share of TorreyPines common stock and TorreyPines preferred stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.299 shares of Axonyx common stock, subject to adjustment to account for the effect of a reverse stock split of Axonyx common stock to be implemented prior to the consummation of the merger, which is referred to as the reverse stock split, and to account for the occurrence of certain other events.

Q:
What will happen to Axonyx if, for any reason, the merger with TorreyPines does not close?

A:
If, for any reason, the merger with TorreyPines does not close, the Axonyx board of directors may elect to, among other things, continue to operate Axonyx's business, attempt to complete another strategic transaction like the merger or attempt to sell or otherwise dispose of Axonyx's various operating assets.

Q:
Why are the two companies proposing to merge?

A:
TorreyPines and Axonyx believe that the merger will result in a biopharmaceutical company with discovery and development capabilities across a spectrum of central nervous system, or CNS, diseases and disorders and a pipeline of clinical and preclinical stage product candidates designed to address significant and underserved or unmet medical needs. In addition, the companies anticipate that the financial resources of the combined company and experienced management team will position it well to focus on execution with respect to its product candidate portfolio. For a discussion of Axonyx's and TorreyPines' reasons for the merger, please see the section entitled "The Merger—Reasons for the Merger" in this joint proxy statement/prospectus.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of either Axonyx or TorreyPines as of the applicable record date, and you are entitled to vote at such company's stockholder meeting. This document serves as both a joint proxy statement of Axonyx and TorreyPines used to solicit proxies for the stockholder meetings, and as a prospectus of Axonyx used to offer shares of Axonyx common stock (a) in exchange for shares of TorreyPines common stock and preferred stock in the merger and (b) issuable upon exercise of the warrants to purchase shares of Axonyx common stock being issued to the holders of TorreyPines preferred stock in the merger, referred to as the merger warrants. This joint proxy statement/prospectus contains important information about the merger and the stockholder meetings of Axonyx and TorreyPines, and you should read it carefully.

Q:
What do I need to do now?

A:
Axonyx and TorreyPines urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you.

  If you are an Axonyx stockholder, you may provide your proxy instructions in one of three different ways. First, you can mail your signed proxy card in the enclosed return envelope. Alternatively, you can provide your proxy instructions via touch-tone telephone by dialing the toll-free telephone number on your proxy card or voting instruction form. You may also provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form.

  If you are a TorreyPines stockholder, you may only provide your proxy instructions by mailing your signed proxy card in the enclosed return envelope.

  Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the annual meeting of Axonyx stockholders or the special meeting of TorreyPines stockholders, as applicable.

Q:
What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:
If you are an Axonyx stockholder, the failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting against Axonyx Proposal Nos. 2, 3 and 4 and your shares will not be counted for purposes of determining whether a quorum is present at the Axonyx annual meeting. If you are a TorreyPines stockholder, the failure to return your proxy card will have the same effect as voting against the adoption of the merger agreement and the name change and your shares will not be counted for purposes of determining whether a quorum is present at the TorreyPines special meeting.

Q:
May I vote in person?

A:
If you are a stockholder of Axonyx and your shares of Axonyx common stock are registered directly in your name with Axonyx's transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Axonyx. If you are an Axonyx stockholder of record, you may attend the annual meeting of Axonyx stockholders to be held on September 28, 2006 and vote your shares in person. Even if you plan to attend the Axonyx annual meeting in person, Axonyx requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Axonyx annual meeting if you are unable to attend.

  If your shares of Axonyx common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in "street name," and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the annual meeting of Axonyx stockholders. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Axonyx annual meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

  If you are a stockholder of TorreyPines and your shares of TorreyPines capital stock are registered directly in your name, you are considered to be the stockholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you by TorreyPines. If you are a TorreyPines stockholder of record, you may attend the special meeting of TorreyPines stockholders to be held on September 28, 2006 and vote your shares in person.

Q:
If my Axonyx shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of Axonyx common stock without instructions from you. Brokers are not expected to have discretionary authority to vote for Axonyx Proposal Nos. 1, 2, 3, 4 or 5. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:
May I change my vote after I have submitted a proxy or provided proxy instructions?

A:
Axonyx stockholders of record, other than those Axonyx stockholders who have executed voting agreements, may change their vote at any time before their proxy is voted at the Axonyx annual meeting in one of three ways. First, a stockholder of record of Axonyx can send a written notice to the Secretary of Axonyx stating that it would like to revoke its proxy. Second, a stockholder of record of Axonyx can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, a stockholder of record of Axonyx can attend the Axonyx annual meeting and vote in person. Attendance alone will not revoke a proxy. If an Axonyx stockholder of record or a stockholder who owns Axonyx shares in "street name" has instructed a broker to vote its shares of Axonyx common stock, the stockholder must follow directions received from its broker to change those instructions.

  TorreyPines stockholders of record, other than those TorreyPines stockholders who have executed voting agreements, may change their vote at any time before their proxy is voted at the TorreyPines special meeting by delivering to the Secretary of TorreyPines a signed notice of revocation or a later-dated signed proxy, or by attending the TorreyPines special meeting and voting in person. Attendance at the TorreyPines special meeting does not in itself constitute the revocation of a proxy.

Q:
Should I send in my stock certificates now?

A:
No. If you are a TorreyPines stockholder, after the merger is consummated, you will receive written instructions from the exchange agent for exchanging your certificates representing shares of TorreyPines capital stock for certificates representing shares of Axonyx common stock and, in the case of holders of TorreyPines preferred stock, the merger warrants. You will receive a cash payment for any fractional shares. If Axonyx Proposal Nos. 2, 3 and 4 are approved and effected, Axonyx stockholders will also exchange their stock certificates and will receive written instructions from Axonyx's transfer agent for exchanging their shares of Axonyx common stock.

Q:
Who is paying for this proxy solicitation?

A:
Axonyx and TorreyPines will share equally the cost of printing and filing of this joint proxy statement/prospectus and the proxy card. Axonyx has engaged and will pay Georgeson Inc., a proxy solicitation firm, to solicit proxies from Axonyx's stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Axonyx common stock for the forwarding of solicitation materials to the beneficial owners of Axonyx common stock. Axonyx will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Q:
Who can help answer my questions?

A:
If you are an Axonyx stockholder and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact either:

Georgeson Inc. 17 State Street, 10th Floor New York, NY 10004 (866) 482-5136	Axonyx Inc. 500 Seventh Avenue, 10th Floor New York, NY 10018 Tel: (212) 645-7704 Fax: (212) 978-1745 Attn: Investor Relations

  If you are a TorreyPines stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

  TorreyPines Therapeutics, Inc.
  11085 North Torrey Pines Road
  Suite 300
  La Jolla, CA 92037
  (858) 623-5665
  Attn: Secretary

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and the other proposals being considered at the Axonyx annual meeting and TorreyPines special meeting, you should read this entire joint proxy statement/prospectus carefully, including the merger agreement attached as Annex A, the opinion of Banc of America Securities LLC attached as Annex B, and the other documents to which you are referred herein. For more information, please see the section entitled "Where You Can Find More Information" in this joint proxy statement/prospectus.

The Companies

Axonyx Inc.
500 Seventh Avenue, 10th Floor
New York, NY 10018
(212) 645-7704

        Axonyx is a biopharmaceutical company, specializing in central nervous system, or CNS, neurodegenerative diseases and disorders, engaged in the business of acquiring patent rights to clinical stage compounds, compounds with strong proof of concept data and compounds ready for proof of concept validation with convincing scientific rationale, or potentially another company with similar rights. Axonyx further develops these compounds and then seek to out-license or partner them. Axonyx has acquired patent rights to three main classes of therapeutic compounds designed for the treatment of Alzheimer's Disease, or AD, Mild Cognitive Impairment, and related diseases. Axonyx has acquired patent rights to a class of potential therapeutic compounds designed for the treatment of prion related diseases, which are degenerative diseases of the brain that are thought to be caused by an infectious form of a protein called a prion. Prions, unlike viruses, bacteria and fungi, have no DNA and consist only of protein. Such diseases include Creutzfeldt Jakob Disease, new variant in humans, Bovine Spongiform Encephalopathy, referred to as BSE, in cows, and Scrapies disease in sheep. Axonyx has licensed these patent rights from New York University. Axonyx also has co-ownership rights to patent applications regarding the therapeutic compound named Posiphen™ designed for the treatment of AD progression and Bisnorcymserine, or BNC, in development for the treatment of severe AD.

        Axonyx's mission is to be a leading biopharmaceutical company that develops products and technologies to treat CNS diseases and disorders. Axonyx's initial business strategy has been focused primarily on three compounds in development for AD. These are:

  •
  Phenserine—A symptomatic and disease progression treatment of mild to moderate AD

  •
  Posiphen™—A disease progression treatment for AD

  •
  Bisnorcymserine—A symptomatic treatment of severe AD

        Axonyx's current business strategy includes identifying and seeking to in-license potential compounds or partner with companies to expand its product development portfolio.

TorreyPines Therapeutics, Inc.
11085 North Torrey Pines Road
Suite 300
La Jolla, CA 92037
(858) 623-5665

        TorreyPines discovers and develops novel small molecules to treat diseases and disorders of the CNS, including migraine, chronic pain, and AD. Through its in-house discovery programs and strategic in-licensing, TorreyPines has built a promising pipeline of five product candidates for these indications. TorreyPines has three product candidates in clinical development and two in preclinical testing. In addition, TorreyPines has two drug discovery programs, both undertaken in collaboration with Eisai Co., Ltd., or Eisai, a leader in AD research. These programs focus on discovering and validating novel molecular targets and small molecules for AD. TorreyPines believes that its proprietary product candidates, experienced management team, discovery operation, and in-depth focus on CNS diseases and disorders provide it with a competitive advantage in building a premier CNS biopharmaceutical company.

        TorreyPines' mission is to deliver important new therapies to patients suffering from migraine, chronic pain, and AD. TorreyPines' migraine and chronic pain franchise is comprised of two novel product candidates that were in-licensed from Eli Lilly & Company, referred to as Eli Lilly, in 2003. Tezampanel is TorreyPines' lead product candidate for pain and NGX426 is a follow-on product candidate for pain. TorreyPines has three product candidates in development for AD, the most common form of dementia in the elderly, which may represent a new generation of therapies that are intended to target the disease mechanisms underlying AD. NGX267, TorreyPines' lead product candidate for AD and NGX292, a follow-on product candidate, are muscarinic, or M1, receptor agonists that were in-licensed from Life Science Research Israel, or LSRI, in 2004. NGX555 is a gamma-secretase modulator that was discovered at TorreyPines.

Summary of the Merger (see page 69)

        If the merger is completed, merger sub will merge with and into TorreyPines, with TorreyPines continuing as a wholly owned subsidiary of Axonyx. Immediately after the merger, subject to adjustments to reflect certain events that could occur prior to closing of the merger, TorreyPines securityholders will own approximately 58% of the fully-diluted shares of the combined company (excluding the merger warrants, discussed below), with Axonyx securityholders holding approximately 42% of the fully-diluted shares of the combined company, in each case calculated using the treasury stock method. In addition, holders of TorreyPines preferred stock immediately prior to the effective time of the merger will receive warrants, referred to as merger warrants, to purchase a pro rata portion of a total of 12,000,000 shares of Axonyx common stock, subject to adjustment to account for the reverse stock split described in this joint proxy statement/prospectus, based on the number of shares of TorreyPines preferred stock held by each holder as a percentage of the total shares of TorreyPines preferred stock outstanding. If the merger warrants were exercised as of the closing of the merger, TorreyPines securityholders would own approximately 62% of the fully-diluted shares of the combined company, with existing Axonyx securityholders holding approximately 38% of the fully-diluted shares of the combined company, in each case calculated using the treasury stock method. These percentages assume:

  •
  a reference price of $0.942 per share of Axonyx common stock for treasury stock method calculation purposes, calculated based on the average closing price per share of Axonyx common stock for the five trading days ending June 5, 2006;

  •
  that the number of shares subject to TorreyPines options and warrants does not change between the date of this joint proxy statement/prospectus and the closing of the merger; and

  •
  that the exchange ratio is not adjusted, as described in "The Merger Agreement—Merger Consideration and Adjustment" below.

        For a more complete description of the merger ratio please see the section entitled "The Merger Agreement" in this joint proxy statement/prospectus.

        The closing of the merger will occur no later than the fifth business day after the last of the conditions to the merger has been satisfied or waived, or at another time as Axonyx and TorreyPines agree. Axonyx and TorreyPines anticipate that the consummation of the merger will occur sometime in the fourth quarter of 2006. However, because the merger is subject to a number of conditions, neither

Axonyx nor TorreyPines can predict exactly when the closing will occur or if it will occur at all. After completion of the merger, assuming that Axonyx receives the required stockholder approval of Axonyx Proposal No. 3, Axonyx will be renamed "TorreyPines Therapeutics, Inc."

Reasons for the Merger (see page 75)

        The combined company resulting from the merger will be a biopharmaceutical company that discovers and develops treatments for CNS diseases and disorders. TorreyPines and Axonyx believe that the combined company will have the following potential advantages:

  •
  Pipeline. The product candidate pipeline of the combined company will be composed of eight product candidates in various stages of development, with two product candidates for treatment of pain and six product candidates for AD. Of the two product candidates for treatment of pain, one product candidate has completed Phase IIa clinical trials. An Investigational New Drug application, or IND, was filed with the U.S. Food and Drug Administration, or FDA, in June 2006 on the second product candidate and a Phase I clinical trial began in August 2006. Of the six candidates for AD, two product candidates are in Phase I clinical trials, and three product candidates are in preclinical development. The combined company's pipeline in AD also includes Phenserine, which is in Phase III clinical development and which the combined company may make available to third parties for licensing.

  •
  Markets. The combined company will have discovery and development capabilities across a spectrum of CNS diseases and disorders. The markets to be addressed by the clinical and preclinical stage product candidates of the combined company represent sizable and underserved or unmet medical needs. The product candidates may provide significant medical benefits for patients.

  •
  Financial Resources. The financial resources of the combined company will position it well to focus on execution with respect to its product candidate portfolio.

  •
  Management Team. The combined company will be led by experienced senior management from TorreyPines and a board of directors with representation from each of TorreyPines and Axonyx.

        Each of the board of directors of Axonyx and TorreyPines also considered other reasons for the merger, as described herein. For example, the board of directors of Axonyx considered, among other things:

  •
  Axonyx currently has two product candidates in clinical trials and one product candidate in preclinical development. The addition of the three TorreyPines product candidates currently being evaluated in clinical trials, and a number of additional TorreyPines product candidates in preclinical development, broadens the product pipeline for treatment of CNS diseases and disorders;

  •
  the consideration of strategic alternatives to the merger, including engaging in a merger transaction with another company, continuing to operate Axonyx on a stand-alone basis or undertaking a liquidation of Axonyx; and

  •
  the opportunity for Axonyx's securityholders to participate in the long-term value of TorreyPines' product candidate development programs as a result of the merger.

        In addition, the TorreyPines' board of directors approved the merger based on a number of factors, including the following:

  •
  the fact that Axonyx's available cash, together with TorreyPines' cash resources, are anticipated to meet TorreyPines projected operating requirements through 2007 and to enable TorreyPines to reach its projected near-term product development milestones, and that, without Axonyx's cash, TorreyPines would need to raise additional funds through private or public equity offerings, partnerships with pharmaceutical companies, project financing, debt financing or other arrangements;

  •
  the relative certainty of amount and timing of access to capital through the merger with Axonyx compared to other financing options considered; and

  •
  the range of options available to the combined company to access private and public equity markets should additional capital be needed in the future will likely be greater as a public company than TorreyPines' existing options.

Opinion of Axonyx's Financial Advisor (see page 81)

        Banc of America Securities LLC, referred to herein as Banc of America Securities, Axonyx's financial advisor, delivered to the board of directors of Axonyx a written opinion dated June 7, 2006, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the consideration provided for in the proposed merger was fair, from a financial point of view, to Axonyx. The full text of this written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement. Holders of Axonyx common stock are encouraged to read the opinion carefully in its entirety. Banc of America Securities' opinion was provided to the board of directors of Axonyx in connection with its evaluation of the consideration provided for in the merger. It does not address any other aspect of the proposed merger and does not constitute a recommendation as to how any stockholders of Axonyx should vote or act in connection with the merger.

Overview of the Merger Agreement

Merger Consideration and Adjustment (see page 108)

        At the effective time of the merger, each share of TorreyPines common stock and TorreyPines preferred stock will be converted into the right to receive 1.299 shares of Axonyx common stock, subject to adjustment to account for the effect of the reverse stock split and the occurrence of certain events, which is referred to as the exchange ratio. The exchange ratio is subject to adjustment upon the occurrence of certain events, as follows:

  •
  if Axonyx completes an out-license of any of its product candidates to any company on a list of specified companies prior to the date that is five business days before the date of the Axonyx annual meeting of stockholders, referred to as an Axonyx permitted out-license, then the exchange ratio will be adjusted in accordance with a formula set forth in the merger agreement to reflect the addition to Axonyx's valuation of 75% of the cash paid to Axonyx at or prior to the closing of the Axonyx permitted out-license, which will have the effect of increasing the percentage of the combined company owned by Axonyx's securityholders and reducing the percentage of the combined company owned by TorreyPines' securityholders. In addition, if Axonyx completes an Axonyx permitted out-license, TorreyPines may elect to terminate the merger agreement and require Axonyx to reimburse it for its expenses, up to a maximum of $1 million; and

  •
  if TorreyPines completes an out-license of any of its product candidates to any company on a list of specified companies prior to the date that is five business days before the date of the Axonyx annual meeting of stockholders, referred to as a TorreyPines permitted out-license, then the exchange ratio will be adjusted to reflect the addition to TorreyPines' valuation of 75% of the cash paid to TorreyPines at or prior to the closing of the TorreyPines permitted out-license, which will have the effect of increasing the percentage of the combined company owned by TorreyPines' securityholders and reducing the percentage of the combined company owned by Axonyx's securityholders. In addition, if TorreyPines completes a TorreyPines permitted out-license, Axonyx may elect to terminate the merger agreement and require TorreyPines to reimburse it for its expenses, up to a maximum of $1 million.

        As part of the merger consideration, each holder of TorreyPines preferred stock immediately prior to the effective time of the merger will receive a warrant, which is referred to as a merger warrant, to purchase its pro rata portion of a total of 12,000,000 shares of Axonyx common stock, subject to adjustment to account for the reverse stock split, based on the number of shares of TorreyPines preferred stock held by such holder as a percentage of the total shares of TorreyPines preferred stock outstanding. At the effective time, all outstanding options to purchase TorreyPines common stock and warrants to purchase TorreyPines common stock and TorreyPines Series A, Series B and Series C-2 preferred stock not exercised or terminated prior to the effective time of the merger will be assumed by Axonyx. For a more complete description of what TorreyPines securityholders will be entitled to receive in the merger, please see the section entitled "The Merger Agreement—Merger Consideration and Adjustment" in this joint proxy statement/prospectus.

Conditions to Completion of the Merger (see page 110)

        To consummate the merger, Axonyx stockholders must approve:

  •
  the issuance of Axonyx common stock and the merger warrants and the resulting change in control of Axonyx, which requires the affirmative vote of the holders of a majority of the shares of Axonyx common stock having voting power present in person or by proxy at the Axonyx annual meeting;

  •
  the amendment to Axonyx's articles of incorporation effecting a reverse stock split of Axonyx common stock, at a ratio within the range of 5:1 to 10:1, as described below, and a name change from "Axonyx Inc." to "TorreyPines Therapeutics, Inc.", which requires the affirmative vote of holders of a majority of the outstanding common stock on the record date for the Axonyx annual meeting; and

  •
  a change of Axonyx's state of incorporation from Nevada to Delaware, which requires the affirmative vote of holders of a majority of the outstanding common stock on the record date for the Axonyx annual meeting.

        Upon the effectiveness of the amendment to Axonyx's articles of incorporation effecting the reverse stock split, referred to as the split effective time, the issued shares of Axonyx common stock immediately prior to the split effective time will be reclassified into a smaller number of shares such that a Axonyx stockholder will own one share of Axonyx common stock for each 5 to 10 shares of issued common stock held by that stockholder immediately prior to the split effective time. The exact split ratio within the 5:1 to 10:1 range will be determined by the Axonyx board of directors prior to the split effective time and will be publicly announced by Axonyx. Because the listing standards of the NASDAQ Global Market will require Axonyx to have, among other things, a $5.00 per share minimum bid price, the reverse stock split will be necessary in order to consummate the merger.

        In addition, TorreyPines stockholders must adopt the merger agreement, which requires the affirmative vote of:

  •
  the holders of a majority of the shares of TorreyPines common stock and TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis; and

  •
  the holders of two-thirds of the TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis.

        In addition to obtaining stockholder approval and appropriate regulatory approvals, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. Among the closing conditions is the requirement that Axonyx's net cash, as calculated pursuant to the merger agreement, be at least $38 million as measured on the date that is 10 business days prior to the anticipated date for closing. The items that constitute Axonyx's net cash at the closing of the merger are subject to many factors, many of which are outside of Axonyx's control. For a more complete description of the closing conditions under the merger agreement, please see the section entitled "The Merger Agreement—Conditions to the Completion of the Merger" in this joint proxy statement/prospectus.

No Solicitation (see page 112)

        Subject to certain exceptions, each of TorreyPines and Axonyx agreed that it and any of its subsidiaries will not, nor will it or any of its subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its subsidiaries to, and it will use its commercially reasonable efforts to cause its and its subsidiaries' non-officer employees and other agents not to, and will not authorize any of them to, directly or indirectly:

  •
  solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any "acquisition proposal," as defined in the merger agreement, or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

  •
  furnish to any person any information with respect to it in connection with or in response to an acquisition proposal, indication of interest or request for information;

  •
  engage in discussions or negotiations with respect to any acquisition proposal, indication of interest or request for information;

  •
  approve, endorse or recommend an acquisition proposal; or

  •
  execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an acquisition proposal.

        Notwithstanding the foregoing, the no solicitation provisions do not restrict any of the following activities:

  •
  In the case of Axonyx, Axonyx's ability to negotiate or consummate an Axonyx permitted out-license; and

  •
  In the case of TorreyPines, TorreyPines' ability to negotiate or consummate a TorreyPines permitted out-license.

Other Strategic Transactions (see page 108)

        Pursuant to the terms of the merger agreement, Axonyx is permitted to consummate an Axonyx permitted out-license. If Axonyx completes an Axonyx permitted out-license prior to the date that is five business days before the date of the Axonyx annual meeting of stockholders, the exchange ratio will be adjusted in accordance with a formula set forth in the merger agreement to reflect the addition to Axonyx's valuation of 75% of the cash paid to Axonyx at or prior to the closing of the Axonyx permitted out-license, which will have the effect of increasing the percentage of the combined company owned by Axonyx's securityholders and reducing the percentage of the combined company owned by

TorreyPines securityholders. In addition, if Axonyx completes an Axonyx permitted out-license, TorreyPines may elect to terminate the merger agreement and require Axonyx to reimburse it for its expenses, up to a maximum of $1 million.

        In addition, pursuant to the terms of the merger agreement, TorreyPines is permitted to consummate a TorreyPines permitted out-license. If TorreyPines completes a TorreyPines permitted out-license prior to the date that is five business days before the date of the Axonyx annual meeting of stockholders, the exchange ratio will be adjusted in accordance with a formula set forth in the merger agreement to reflect the addition to TorreyPines' valuation of 75% of the cash paid to TorreyPines at or prior to the closing of the TorreyPines permitted out-license, which will have the effect of increasing the percentage of the combined company owned by TorreyPines' securityholders and reducing the percentage of the combined company owned by Axonyx securityholders. In addition, if TorreyPines completes a TorreyPines permitted out-license, Axonyx may elect to terminate the merger agreement and require TorreyPines to reimburse it for its expenses, up to a maximum of $1 million.

        Except for the strategic transactions mentioned above, the merger agreement places certain limitations on the ability of Axonyx and TorreyPines to effect strategic transactions, including the limitations imposed by the non-solicitation provisions described above.

Termination of the Merger Agreement (see page 117)

        Either Axonyx or TorreyPines can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated.

Termination Fee (see page 120)

        If the merger agreement is terminated under certain circumstances, Axonyx or TorreyPines will be required to pay the expenses of the other party, up to a maximum of $1 million. In addition, under certain circumstances, Axonyx or TorreyPines will be required to pay the other party a termination fee of $2 million, less any expenses of the other party already paid.

Voting Agreements (see page 123)

        In connection with the execution of the merger agreement, several TorreyPines stockholders entered into voting agreements pursuant to which, among other things, each of these stockholders agreed, solely in its capacity as a stockholder, to vote all of its shares of TorreyPines capital stock in favor of the adoption of the merger agreement, against any matter that would result in a breach of the merger agreement by TorreyPines and against any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

        As of June 7, 2006, the stockholders of TorreyPines that entered into voting agreements owned an aggregate of 1,100,000 shares of TorreyPines common stock and 39,379,400 shares of TorreyPines preferred stock, representing approximately 33% of the outstanding TorreyPines common stock, approximately 80% of the outstanding TorreyPines preferred stock and approximately 77% of the aggregate outstanding TorreyPines capital stock. All of these stockholders are executive officers or directors of TorreyPines or entities controlled by such persons, or 5% stockholders of TorreyPines. If the board of directors of TorreyPines withdraws its recommendation in favor of the merger as permitted under the merger agreement and TorreyPines receives a superior offer, as described under "The Merger Agreement—No Solicitation" in this joint proxy statement/prospectus, the voting agreement will only apply to the number of shares of TorreyPines capital stock that in the aggregate is equal to 33% of the outstanding TorreyPines common stock and preferred stock, voting together as a class, and 33% of the TorreyPines preferred stock, voting separately as a class.

        In connection with the execution of the merger agreement, several Axonyx stockholders entered into voting agreements with TorreyPines pursuant to which, among other things, each of these stockholders agreed, solely in its capacity as a stockholder, to vote all of its shares of Axonyx common stock in favor of the approval of the issuance of the shares of Axonyx common stock and the merger warrants in the merger, the amendment to Axonyx's articles of incorporation effecting the reverse stock split and the name change from "Axonyx Inc." to "TorreyPines Therapeutics, Inc.", the change of Axonyx's state of incorporation from Nevada to Delaware and the Axonyx 2006 Equity Incentive Plan and any action in furtherance of the foregoing, and against any matter that would result in a breach of the merger agreement by Axonyx and any other action, which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

        The Axonyx stockholders that entered into voting agreements are Axonyx officers and directors. As of June 7, 2006, these stockholders owned shares in the aggregate representing approximately 4.7% of the outstanding Axonyx common stock.

Lock-up Agreements (see page 124)

        As a condition to the closing of the merger, the TorreyPines securityholders listed below will enter into lock-up agreements, pursuant to which such parties will agree not to, except in limited circumstances, sell or transfer, or engage in hedging or similar transactions with respect to, the shares of Axonyx common stock, including shares issuable upon exercise of the merger warrants, that they receive pursuant to the terms of the merger agreement from the closing date of the merger until 180 days after the closing date. The following TorreyPines securityholders will execute lock-up agreements: Neil M. Kurtz, M.D., Evelyn Graham, Craig Johnson, William T. Comer, Ph.D., Roy C. Cosan, Peter Davis, Ph.D., Jean Deleage, Ph.D., Jason S. Fisherman, M.D., Rudolph E. Tanzi, Ph.D., Patrick Van Beneden, Johnson & Johnson Development Corporation, Alta Partners and its affiliates, Advent International and its affiliates and GIMV, NV and its affiliates. As of August 23, 2006, these securityholders beneficially owned in the aggregate approximately 78% of the TorreyPines common and preferred stock.

Management Following the Merger (see page 110)

        Effective as of the closing of the merger, the combined company's officers are expected to include Neil M. Kurtz, M.D. (President and Chief Executive Officer), Evelyn Graham (Chief Operating Officer), Craig Johnson (Vice President Finance and Chief Financial Officer), Michael Murphy, M.D., Ph.D. (Sr. Vice President, Discovery and Development and Chief Medical Officer), and Steven Wagner, Ph.D. (Chief Scientific Officer), each of whom currently holds the same position at TorreyPines. The combined company will initially have a ten member board of directors, comprised of six individuals from TorreyPines' current board of directors, Neil M. Kurtz, M.D., William T. Comer, Ph.D., Peter Davis, Ph.D., Jean Deleage, Ph.D., Jason Fisherman, M.D. and Patrick Van Beneden, and four individuals from Axonyx's current board of directors, Louis G. Cornacchia, Marvin S. Hausman, M.D., Steven H. Ferris, Ph.D. and Steven B. Ratoff.

Interests of Certain Directors, Officers and Affiliates of Axonyx and TorreyPines (see pages 91 and 95)

        In considering the recommendation of the Axonyx board of directors with respect to issuing shares of Axonyx common stock and the merger warrants pursuant to the merger agreement and the other matters to be acted upon by Axonyx stockholders at the Axonyx annual meeting, Axonyx stockholders should be aware that certain members of the board of directors and executive officers of Axonyx have interests in the merger that may be different from, or in addition to, interests they have as Axonyx stockholders. For example, Axonyx has entered into a change of control agreement with each of its executive officers that may result in the receipt by such executive officers of cash severance payments and other benefits with a total value of approximately $2.6 million (collectively, not individually, and excluding the value of any accelerated vesting of stock options or lapsing of any post-termination stock option exercise restrictions) and the acceleration of certain stock options held by those officers to purchase shares of Axonyx common stock, based on data available as of August 23, 2006 and assuming a qualifying termination of employment of each executive officer's employment as of such date. In addition, the closing of the merger will result in the acceleration of vesting of the stock options to purchase approximately 1,110,625 shares of Axonyx common stock held by Axonyx's executive officers and directors, whether or not there is a qualifying termination of such officer's employment, and certain Axonyx directors will continue to serve on the board of directors of the combined company following the consummation of the merger.

        As of August 23, 2006, all directors and executive officers of Axonyx, together with their affiliates, beneficially owned 8.9% of the shares of Axonyx common stock. The affirmative vote of the holders of a majority of the Axonyx common stock having voting power present in person or represented by proxy at the Axonyx annual meeting is required for approval of Axonyx Proposal Nos. 1, 5 and 7. The affirmative vote of holders of a majority of the Axonyx common stock having voting power outstanding on the record date for the Axonyx annual meeting is required for approval of Axonyx Proposal Nos. 2, 3 and 4. Certain Axonyx officers and directors, and their affiliates, have also entered into voting agreements in connection with the merger. The voting agreements are discussed in greater detail in the section entitled "Agreements Related to the Merger—Voting Agreements" in this joint proxy statement/prospectus.

        In considering the recommendation of the TorreyPines board of directors with respect to adopting the merger agreement, TorreyPines stockholders should be aware that certain members of the board of directors and executive officers of TorreyPines have interests in the merger that may be different from, or in addition to, interests they have as TorreyPines stockholders. For example, following the consummation of the merger, certain of TorreyPines' directors will continue to serve on the board of directors of the combined company and the management team of the combined company is expected to be composed of the management team of TorreyPines. In addition, certain of TorreyPines' directors and all of TorreyPines' executive officers hold options to purchase shares of TorreyPines common stock, which options will be assumed by Axonyx and become options to purchase shares of Axonyx common stock based on the exchange ratio following the consummation of the merger.

        As of August 23, 2006, all directors and executive officers of TorreyPines, together with their affiliates, beneficially owned approximately 79% of the shares of TorreyPines capital stock. The adoption of the merger agreement and the approval of an amendment to TorreyPines' certificate of incorporation to change the name "TorreyPines Therapeutics, Inc." to "TPTX, Inc." requires the affirmative vote of (a) the holders of a majority of the shares of TorreyPines common stock and TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis, and (b) the holders of a two-thirds of the shares of TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis. Certain TorreyPines officers and directors, and their affiliates, have also entered into voting agreements in connection with the merger. The voting agreements are discussed in greater detail in the section entitled "Agreements Related to the Merger—Voting Agreements" in this joint proxy statement/prospectus.

Stock Options and Warrants (see page 97)

        At the effective time of the merger, each outstanding stock option to purchase TorreyPines common stock not exercised prior to the merger will be assumed by Axonyx and become exercisable (a) for such number of shares of Axonyx common stock as is determined by multiplying the number of shares of TorreyPines common stock subject to the option by the exchange ratio and rounding that result down to the nearest whole number of shares of Axonyx common stock, and (b) at a per share exercise price as is determined by dividing the existing exercise price of the option by the exchange ratio and rounding that result up to the nearest whole cent. For more information, please see the section entitled "The Merger Agreement—Merger Consideration and Adjustment" in this joint proxy statement/prospectus.

        At the effective time of the merger, each outstanding warrant to purchase shares of TorreyPines Series A preferred stock, Series B preferred stock, Series C-2 preferred stock and common stock not terminated or exercised at or prior to the merger will be assumed by Axonyx and will exercisable (a) for such number of shares of Axonyx common stock as is determined by multiplying the number of shares of TorreyPines common stock, or the number of shares of TorreyPines common stock issuable upon conversion of the shares of TorreyPines preferred stock issuable upon exercise of such warrant, as applicable, that were subject to such warrant prior to the effective time of the merger by the exchange ratio and rounding that result down to the nearest whole number of shares of Axonyx common stock, and (b) at a per share exercise price determined by dividing the per share exercise price of the TorreyPines preferred stock or common stock subject to each warrant as in effect immediately prior to the effective time of the merger by the exchange ratio and rounding that result up to the nearest whole cent.

Material United States Federal Income Tax Consequences of the Merger (see page 101)

        Each of TorreyPines and Axonyx expects the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and it is a closing condition to the merger that Axonyx and TorreyPines receive opinions of their respective counsel regarding such qualification. Assuming the merger's qualification as a reorganization, TorreyPines stockholders generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of TorreyPines common stock for shares of Axonyx common stock and the exchange of shares of TorreyPines preferred stock for shares of Axonyx common stock and warrants to purchase shares of Axonyx common stock, except with respect to cash received in lieu of fractional shares of Axonyx common stock and except for TorreyPines stockholders who exercise their appraisal rights with respect to the merger. Tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder's circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Risk Factors (see page 22)

        Both Axonyx and TorreyPines are subject to various risks associated with their businesses and their industries. In addition, the merger, including the possibility that the merger may not be completed, poses a number of risks to each company and its respective stockholders, including the following risks:

  •
  some of Axonyx's and TorreyPines' officers and directors have interests that are different than your interests that may influence them to support or approve the merger;

  •
  the exchange ratio is not adjustable based on the market price of Axonyx common stock;

  •
  failure to complete the merger may result in Axonyx or TorreyPines paying a termination fee or certain expenses to the other and could harm Axonyx's or TorreyPines' common stock price and future business and operations;

  •
  the merger may be completed even though material adverse changes may result from the announcement of the merger, from industry-wide changes and from other causes;

  •
  the market price of the combined company's common stock may decline as a result of the merger;

  •
  Axonyx and TorreyPines stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger; and

  •
  during the pendency of the merger, Axonyx and TorreyPines may not be able to enter into a business combination with another party at a favorable price because of restrictions in the merger agreement.

        These risks and other risks are discussed in greater detail under the section entitled "Risk Factors" in this joint proxy statement/prospectus. Axonyx and TorreyPines both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 101)

        As of the date of this joint proxy statement/prospectus, neither Axonyx nor TorreyPines is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the U.S. or other countries to consummate the merger. In the U.S., Axonyx must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Capital Market in connection with the issuance of shares of Axonyx common stock and the merger warrants and the filing of this joint proxy statement/prospectus with the U.S. Securities and Exchange Commission, or SEC. As of the date hereof, the registration statement of which this joint proxy statement/prospectus is a part has not become effective.

NASDAQ Listing (see page 104)

        Prior to consummation of the merger, Axonyx intends to file an initial listing application with the NASDAQ Global Market pursuant to NASDAQ's "reverse merger" rules. If such application is accepted, Axonyx anticipates that its common stock will be listed on the NASDAQ Global Market following the closing of the merger under the trading symbol "TPTX".

Anticipated Accounting Treatment (see page 105)

        The merger will be treated by Axonyx as a reverse merger under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, TorreyPines is considered to be acquiring Axonyx in the merger.

Appraisal Rights and Dissenters' Rights (see pages 105 and 157)

        Under Delaware law, TorreyPines stockholders are entitled to appraisal rights in connection with the merger. Holders of Axonyx common stock are not entitled to appraisal rights in connection with the merger. For more information about appraisal rights, see the provisions of Section 262 of the Delaware General Corporation Law, referred to as the DGCL, attached to this joint proxy statement/prospectus as Annex C, and the section entitled "The Merger—Appraisal Rights" in this joint proxy statement/prospectus.

        Under Nevada law, Axonyx stockholders are entitled to dissenters' rights in connection with the proposed reincorporation of Axonyx, and Axonyx stockholders who would receive in connection with the reverse stock split cash in lieu of a fractional share of Axonyx stock will be entitled to certain dissenters' rights in connection with the proposed reverse stock split. For more information about Axonyx dissenters' rights, see the provisions of the Nevada Revised Statutes, referred to as the NRS, attached to this joint proxy statement/prospectus as Annex D and the sections entitled "Axonyx Proposal No. 2: Approval of the Amendment to Axonyx's Articles of Incorporation Effecting the Reverse Stock Split—Dissenters' Rights" and "Axonyx Proposal No. 4: Approval of Change of Axonyx's State of Incorporation from Nevada to Delaware—Dissenters' Rights" in this joint proxy statement/prospectus.

Comparison of Stockholder Rights (see pages 143 and 279)

        Axonyx is currently incorporated under the laws of the State of Nevada. Accordingly, the rights of the stockholders of Axonyx are currently governed by the NRS and Axonyx's articles of incorporation and bylaws, which were created under Nevada law. TorreyPines is currently incorporated under the laws of the State of Delaware. Accordingly, the rights of the stockholders of TorreyPines are currently governed by the DGCL and TorreyPines' certificate of incorporation and bylaws, which were created under Delaware law. If Axonyx Proposal No. 4 is approved by Axonyx's stockholders, at the time of the completion of the merger, Axonyx will be reincorporated in the State of Delaware and, accordingly, the rights of the stockholders of Axonyx following the reincorporation will be governed by the DGCL and by a new certificate of incorporation, attached to this joint proxy statement/prospectus as Annex G, and new bylaws, attached to this joint proxy statement/prospectus as Annex H, of Axonyx created under Delaware law. If the merger is completed, TorreyPines stockholders will be entitled to become stockholders of Axonyx, and, assuming approval of Axonyx Proposal No. 4, their rights following the merger will also be governed by the DGCL and by the new certificate of incorporation and bylaws of Axonyx created under Delaware law. The rights of current Axonyx stockholders differ from the rights of Axonyx stockholders following the reincorporation and the merger, as more fully described under the section entitled "Axonyx Proposal No. 4: Approval of Change of Axonyx's State of Incorporation from Nevada to Delaware" in this joint proxy statement/prospectus. The rights of TorreyPines stockholders differ from the rights of Axonyx stockholders following the reincorporation and the merger, as more fully described under the section entitled "Comparison of Rights of Holders of Axonyx Stock and TorreyPines Stock" in this joint proxy statement/prospectus.

Adoption of the Axonyx 2006 Equity Incentive Plan (see page 161)

        Axonyx stockholders are being asked to approve the adoption of the Axonyx 2006 Equity Incentive Plan, contingent upon and effective as of immediately following the effective time of the merger. The affirmative vote of the holders of a majority of the Axonyx common stock having voting power present in person or represented by proxy at the Axonyx annual meeting is required for approval of Axonyx Proposal No. 5.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following tables present summary historical financial data for Axonyx and TorreyPines, summary unaudited pro forma condensed combined financial data for Axonyx and TorreyPines, and comparative historical and unaudited pro forma per share data for Axonyx and TorreyPines.

Selected Historical Consolidated Financial Data of Axonyx

        The selected financial data as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 are derived from Axonyx's U.S. consolidated financial statements prepared using accounting principles generally accepted in the United States, referred to as GAAP, which have been audited by Eisner LLP, independent registered public accounting firm, and are included in this joint proxy statement/prospectus. The selected financial data as of December 31, 2003, 2002 and 2001 and for the years ended December 31, 2002 and 2001 are derived from Axonyx's consolidated financial statements, which have been audited by Eisner LLP, independent registered public accounting firm, and are not included in this joint proxy statement/prospectus. The statement of operations data for the six months ended June 30, 2006 and 2005, as well as the balance sheet data as of June 30, 2006 are derived from Axonyx's unaudited condensed consolidated financial statements included in this joint proxy statement/prospectus. The financial data should be read in conjunction with "Axonyx's Management's Discussion and Analysis of Financial Condition and Results of Operations" and Axonyx's consolidated and condensed consolidated financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Years Ended December 31,					Six Months Ended June 30, (unaudited)
	2005	2004	2003	2002	2001	2006	2005
	(In thousands, except per share data)
Statement of Operations Data:
Total revenues	$403	$2,275	$1,000	$0	$0	$0	$403
Research and development expenses	24,621	23,741	5,821	3,852	5,153	5,619	16,673
General and administrative expenses	5,143	8,250	3,459	2,505	3,277	3,553	2,876
Loss from operations	(29,571)	(30,883)	(8,280)	(6,357)	(8,430)	(9,172)	(19,356)
Net loss	(28,614)	(28,780)	(8,106)	(6,256)	(8,144)	(8,200)	(18,612)
Net loss per share	(.53)	(.58)	(.30)	(.36)	(.53)	(.15)	(.35)
Weighted average shares outstanding (in thousands)	53,668	49,977	27,207	17,265	15,423	53,681	53,661
	As of December 31,					As of June 30, 2006 (unaudited)
	2005	2004	2003	2002	2001
	(In thousands)
Selected Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$58,338	$90,591	$28,780	$4,474	$9,115	$50,730
Total assets	64,042	101,394	28,815	7,984	9,211	55,472
Accumulated deficit	(91,122)	(62,508)	(33,728)	(25,622)	(19,366)	(99,322)
Total stockholders' equity	58,383	86,538	26,651	6,649	8,191	51,026

Selected Historical Financial Data of TorreyPines

        The selected financial data as of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005 are derived from the audited consolidated financial statements of TorreyPines, included in this joint proxy statement/prospectus. The selected financial data as of December 31, 2001, 2002 and 2003 and for the years ended December 31, 2001 and 2002 are derived from the audited consolidated financial statements of TorreyPines, not included in this joint proxy statement/prospectus. The statement of operations and cash flow data for the three and six months ended June 30, 2005 and 2006, as well as the balance sheet data as of June 30, 2006 are derived from the unaudited consolidated financial statements of TorreyPines, included in this joint proxy statement/prospectus. The financial data should be read in conjunction with "TorreyPines' Management's Discussion and Analysis of Financial Condition and Results of Operations" and TorreyPines' financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus. The historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,					For the Six Months Ended June 30, (unaudited)
	2001	2002	2003	2004	2005	2005	2006
	(In thousands, except per share amounts)
Statement of Operations Data:
Revenue	$3,780	$2,818	$3,644	$3,551	$7,967	$3,392	$4,925
Operating expenses:
Research and development	6,516	8,158	14,729	11,373	17,314	7,171	13,144
General and administrative	827	1,261	1,627	2,398	2,583	1,184	1,278
Stock-based compensation	—	—	8	7	8	3	54

Total operating expenses	7,343	9,419	16,364	13,778	19,905	8,358	14,476
Loss from operations	(3,563)	(6,601)	(12,720)	(10,227)	(11,938)	(4,966)	(9,551)
Interest income (expense), net	145	(169)	(383)	(125)	484	247	17
Gain (loss) on asset disposal	—	—	—	(4)	(88)	—	2

Net loss	(3,418)	(6,770)	(13,103)	(10,356)	(11,542)	(4,719)	(9,532)
Dividends and accretion to redemption value of redeemable convertible preferred stock	(804)	(1,267)	(1,870)	(2,593)	(4,434)	(2,176)	(2,296)

Net loss attributable to common stockholders	$(4,222)	$(8,037)	$(14,973)	$(12,949)	$(15,976)	$(6,895)	$(11,828)

Basic and diluted net loss per share attributable to common stockholders	$(1.44)	$(2.68)	$(4.95)	$(4.22)	$(4.98)	$(2.19)	$(3.58)

Shares used to compute basic and diluted net loss per share attibutable to common stockholders	2,929,494	2,997,931	3,022,222	3,067,283	3,205,593	3,145,116	3,299,594

	As of December 31,					As of June 30, (unaudited) 2006
	2001	2002	2003	2004	2005
	(in thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$12,523	$16,072	$9,293	$27,629	$28,757	$26,863
Working capital	11,203	14,245	6,541	24,357	24,806	20,860
Total assets	16,268	20,526	12,942	29,888	31,104	28,961
Long-term debt, net of current portion	1,387	1,751	2,233	591	3,826	5,975
Redeemable convertible preferred stock	17,952	29,236	35,806	67,584	72,018	80,637
Accumulated deficit	(6,915)	(14,952)	(29,925)	(42,874)	(58,850)	(70,679)
Total stockholders' deficit	(6,826)	(14,861)	(29,472)	(42,381)	(58,341)	(69,698)

Other Data: (years ended December 31)
Net cash used in operating activities	(403)	(5,776)	(12,889)	(8,291)	(911)	(12,655)
Net cash used in investing activities	(1,763)	(1,871)	(264)	(54)	(702)	(133)
Net cash provided by financing activities	10,114	11,196	6,374	26,710	2,729	10,695

Selected Unaudited Pro Forma Condensed Combined Financial Data of Axonyx and TorreyPines
(In thousands, except per share amounts)

        The following selected unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. For accounting purposes, TorreyPines is considered to be acquiring Axonyx in the merger. TorreyPines' and Axonyx's unaudited pro forma condensed combined balance sheet data assume that the merger took place on June 30, 2006 and combine TorreyPines' historical consolidated balance sheet at June 30, 2006 with Axonyx's historical condensed consolidated balance sheet at June 30, 2006. TorreyPines' and Axonyx's unaudited pro forma condensed combined statement of operations data assume that the merger took place as of January 1, 2005 and January 1, 2006, respectively. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2005 combine TorreyPines' historical consolidated statement of operations for the year then ended with Axonyx's historical consolidated statement of operations for the year then ended. The unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2006 combine TorreyPines' historical consolidated statement of operations for the six months then ended with Axonyx's historical condensed consolidated statement of operations for the six months ended June 30, 2006.

        The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the six months ended June 30, 2006 and for the year ended December 31, 2005 are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" in this joint proxy statement/prospectus.

	For the Year Ended December 31, 2005	For the Six Months Ended June 30, 2006
Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Total revenue	$8,370	$4,925
Research and development expenses	41,935	18,763
General and administrative expenses	7,726	4,831
Stock-based compensation expense	8	54
Cost of product sales	210	—
Loss from operations	(41,509)	(18,723)
Net loss	(40,156)	(17,732)
Basic and diluted net loss per share	$(0.33)	$(0.15)
As of June 30, 2006
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and short-term investments	$77,593
Working capital	60,407
Total assets	84,433
Long-term obligations, less current portion	5,975
Stockholders' equity	54,888

Comparative Historical and Unaudited Pro Forma Per Share Data

        The following information does not give effect to the reverse stock split of Axonyx common stock described in Axonyx Proposal No. 2.

        The information below reflects the historical net loss and book value per share of Axonyx common stock and the historical net loss and book value per share of TorreyPines common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of Axonyx with TorreyPines on a purchase basis.

        You should read the tables below in conjunction with the audited and unaudited financial statements of Axonyx included in this joint proxy statement/prospectus and audited and unaudited financial statements of TorreyPines included in this joint proxy statement/prospectus and the related notes and the unaudited pro forma condensed financial information and notes related to such financial statements included elsewhere in this joint proxy statement/prospectus.

AXONYX

	Year Ended December 31, 2005	Six Months Ended June 30, 2006
Historical Per Common Share Data:
Net loss per common share—basic and diluted	$(0.53)	$(0.15)
Book value per share	$1.09	$0.95

TORREYPINES

	Year Ended December 31, 2005	Six Months Ended June 30, 2006
Historical Per Common Share Data:
Net loss attributable to common stockholders—basic and diluted	$(4.98)	$(3.58)
Book value per share	$(17.70)	$(20.94)

TORREYPINES AND AXONYX

	Year Ended December 31, 2005	Six Months Ended June 30, 2006
Combined Unaudited Pro Forma Per Share Data:
Net loss per common share—basic and diluted	$(0.33)	$(0.15)
Book value per combined share	$0.53	$0.45

MARKET PRICE AND DIVIDEND INFORMATION

        Axonyx common stock is listed on the NASDAQ Capital Market under the symbol "AXYX". The following table presents, for the periods indicated, the range of high and low per share sales prices for Axonyx common stock as reported on the NASDAQ Capital Market for each of the periods set forth below. TorreyPines is a private company and its common stock and preferred stock are not publicly traded.

Axonyx Common Stock

	High	Low
Year Ended December 31, 2004
First Quarter	$7.85	$4.60
Second Quarter	$8.75	$4.57
Third Quarter	$6.14	$3.24
Fourth Quarter	$7.49	$5.10
Year Ended December 31, 2005
First Quarter	$6.28	$1.15
Second Quarter	$1.63	$1.10
Third Quarter	$1.58	$0.99
Fourth Quarter	$1.19	$0.79
Year Ending December 31, 2006
First Quarter	$1.25	$0.83
Second Quarter	$1.45	$0.80
Third Quarter (through August 23, 2006)	$0.90	$0.83

        Because the market price of Axonyx common stock is subject to fluctuation, the market value of the shares of Axonyx common stock that TorreyPines securityholders will be entitled to receive in the merger may increase or decrease.

        Assuming approval of Axonyx Proposal No. 3 and successful application for initial listing with the NASDAQ Global Market, following the consummation of the merger, Axonyx common stock will be listed on the NASDAQ Global Market and will trade under the combined company's new name, "TorreyPines Therapeutics, Inc." and new trading symbol, "TPTX".

        As of August 14, 2006, the record date for the Axonyx annual meeting, Axonyx had approximately 334 holders of record of its common stock. As of August 14, 2006, the record date for the TorreyPines special meeting, TorreyPines had approximately 50 holders of record of its common stock and approximately 29 holders of record of its preferred stock. For detailed information regarding the beneficial ownership of certain stockholders of the combined company upon consummation of the merger, see the section entitled "Principal Stockholders of Combined Company" in this joint proxy statement/prospectus.

Dividends

        Axonyx has never declared or paid any cash dividends on its capital stock nor does it intend to do so in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of Axonyx's board of directors and will depend upon its financial condition, operating results, capital requirements, any applicable contractual restrictions and such other factors as Axonyx's board of directors deems relevant.

        TorreyPines has never declared or paid any cash dividends on its capital stock nor does it intend to do so in the foreseeable future.

RISK FACTORS

        The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of common stock.

Risks Related to the Merger

Some of Axonyx's and TorreyPines' officers and directors have conflicts of interest that may influence them to support or approve the merger with regard to your interests.

        Certain officers and directors of Axonyx and TorreyPines participate in arrangements that provide them with interests in the merger that are different from yours, including, among others, the continued service as an officer or director of the combined company, severance benefits, the acceleration of stock option vesting, continued indemnification and the potential ability to sell an increased number of shares of common stock of the combined company. For example, Axonyx has entered into a change of control agreement with each of its executive officers that may result in the receipt by such executive officers of cash severance payments and other benefits with a total value of approximately $2.6 million (collectively, not individually, and excluding the value of any accelerated vesting of stock options or lapsing of any post-termination stock option exercise restrictions) and the acceleration of certain stock options held by those officers to purchase shares of Axonyx common stock, based on data available as of August 23, 2006 and assuming a qualifying termination of employment of each executive officer's employment as of such date. In addition, the closing of the merger will result in the acceleration of vesting of the stock options to purchase approximately 1,110,625 shares of Axonyx common stock held by Axonyx's executive officers and directors, whether or not there is a qualifying termination of such officer's employment, and certain Axonyx and TorreyPines directors will continue to serve on the board of directors of the combined company following the consummation of the merger. These interests, among others, may influence the officers and directors of Axonyx and TorreyPines to support or approve the merger. For a more information concerning the interests of Axonyx's and TorreyPines' executive officers and directors, see the sections entitled "The Merger—Interests of Axonyx's Directors and Executive Officers in the Merger" and "The Merger—Interests of TorreyPines' Directors and Executive Officers in the Merger" in this joint proxy statement/prospectus.

The exchange ratio is not adjustable based on the market price of Axonyx common stock so the merger consideration at the closing may have a greater or lesser value than at the time the merger agreement was signed.

        The merger agreement has set the exchange ratio for the TorreyPines common and preferred stock, and the exchange ratio is only adjustable upward or downward upon an Axonyx permitted out-license or a TorreyPines permitted out-license prior to closing the transaction. Any changes in the market price of the Axonyx common stock will not affect the number of shares TorreyPines securityholders will be entitled to receive pursuant to the merger. Therefore, if the market price of the Axonyx common stock declines from the market price on the date of the merger agreement prior to the closing of the merger, TorreyPines securityholders could receive merger consideration with considerably less value. Similarly, if the market price of the Axonyx common stock increases from the market price on the date of the merger agreement prior to the closing of the merger, TorreyPines securityholders could receive merger consideration with considerably more value than their shares of TorreyPines capital stock and the Axonyx stockholders immediately prior to the merger will not be compensated for the increased market value of the Axonyx common stock. The merger agreement does not include a price-based termination right. Because the exchange ratio does not adjust as a result of changes in the value of Axonyx common stock, for each one percentage point that the market value of Axonyx common stock rises or declines, there is a corresponding one percentage point rise or decline, respectively, in the value of the total merger consideration issued to TorreyPines securityholders. For example, on June 7, 2006, the date of the execution of the merger agreement, the closing price of Axonyx common stock, as reported on the NASDAQ Global Market, was $0.95 per share. Assuming that a total of 68.0 million shares of Axonyx common stock are issued to TorreyPines stockholders upon the closing of the merger at a per share value of $0.95 per share, the aggregate merger consideration to be issued to TorreyPines stockholders in the merger would be approximately $64.6 million. If, however, the closing price of Axonyx common stock on the date of closing of the merger had declined from $0.95 per share to, for example, $0.76 per share, a decline of 20%, the aggregate merger consideration to be issued to TorreyPines stockholders in the merger would decrease from approximately $64.6 million to approximately $51.7 million, a decline of $12.9 million or 20%.

Failure to complete the merger may result in Axonyx or TorreyPines paying a termination fee or expenses to the other and could harm Axonyx's or TorreyPines' common stock price and future business and operations.

        If the merger is not completed, Axonyx or TorreyPines are subject to the following risks:

  •
  if the merger agreement is terminated under certain circumstances, Axonyx or TorreyPines will be required to pay the expenses of the other party, up to a maximum of $1 million;

  •
  if the merger agreement is terminated under certain circumstances, Axonyx or TorreyPines will be required to pay the other party a termination fee of $2 million, less any expenses of the other party already paid;

  •
  the price of Axonyx stock may decline; and

  •
  costs related to the merger, such as legal and accounting fees which Axonyx and TorreyPines estimate will total approximately $0.8 million and $0.8 million, respectively, must be paid even if the merger is not completed.

        In addition, if the merger agreement is terminated and Axonyx's or TorreyPines' board of directors determines to seek another business combination, there can be no assurance that it will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes and other causes.

        In general, either Axonyx or TorreyPines can refuse to complete the merger if there is a material adverse change affecting the other party between June 7, 2006, the date of the merger agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the merger, even if such change would have a material adverse effect on Axonyx or TorreyPines, including:

  •
  changes due to the announcement or pendency of the merger;

  •
  changes resulting from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or

  •
  with respect to Axonyx, changes resulting from a change in the stock price or trading volume of Axonyx, excluding any underlying effect that may have caused such change.

        If adverse changes occur but Axonyx and TorreyPines must still complete the merger, the combined company's stock price may suffer. This in turn may reduce the value of the merger to the stockholders of TorreyPines.

The market price of the combined company's common stock may decline as a result of the merger.

        The market price of the combined company's common stock may decline as a result of the merger for a number of reasons including if:

  •
  the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

  •
  the effect of the merger on the combined company's business and prospects is not consistent with the expectations of financial or industry analysts; or

  •
  investors react negatively to the effect on the combined company's business and prospects from the merger.

Axonyx and TorreyPines stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

        If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, Axonyx and TorreyPines stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit.

During the pendency of the merger, Axonyx and TorreyPines may not be able to enter into a business combination with another party at a favorable price because of restrictions in the merger agreement, which could adversely affect their respective business.

        Covenants in the merger agreement impede the ability of Axonyx and TorreyPines to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, such as an Axonyx permitted out-license or a TorreyPines permitted out-license, each party is prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party's stockholders.

Certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.

        The terms of the merger agreement prohibit each of Axonyx and TorreyPines from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party's board of directors determines in its reasonable, good faith judgment that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and is reasonably capable of being consummated and that failure to cooperate with the proponent of the proposal could reasonably be considered a breach of the board's fiduciary duties. In addition, under certain circumstances Axonyx or TorreyPines would be required to pay a termination fee of $2 million to the other party, including upon termination of the merger agreement by a party's board of directors if it decides to recommend a superior proposal. This termination fee may discourage third parties from submitting alternative takeover proposals to Axonyx or TorreyPines or their stockholders, and may cause the respective boards of directors to be less inclined to recommend an alternative proposal.

Because the lack of a public market for the TorreyPines shares makes it difficult to evaluate the fairness of the merger, the stockholders of TorreyPines may receive consideration in the merger that is greater than or less than the fair market value of the TorreyPines shares.

        The outstanding capital stock of TorreyPines is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of TorreyPines. Because the percentage of Axonyx equity to be issued to TorreyPines stockholders was determined based on negotiations between the parties, it is possible that the value of the Axonyx common stock and the merger warrants to be issued in connection with the merger will be greater than the fair market value of TorreyPines. Alternatively, it is possible that the value of the shares of Axonyx common stock and the merger warrants to be issued in connection with the merger will be less than the fair market value of TorreyPines.

If the conditions to the merger are not met, the merger will not occur.

        Even if the merger is approved by the stockholders of Axonyx and TorreyPines, specified conditions must be satisfied or waived to complete the merger. These conditions are described in detail in the merger agreement. Axonyx and TorreyPines cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Axonyx and TorreyPines each may lose some or all of the intended benefits of the merger.

Risks Related to Axonyx

        In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the material risks described below. As discussed above, Axonyx has entered into the merger agreement with merger sub and TorreyPines pursuant to which merger sub will merge with and into TorreyPines, with TorreyPines as the surviving corporation becoming a wholly owned subsidiary of Axonyx.

Axonyx has had clinical trial failures with its lead compound and may not be able to find a partner to continue development.

        Axonyx has not achieved statistical significance in the primary endpoints in the Phase III trials conducted to date with its lead compound, Phenserine. Axonyx is seeking a partner to continue the development of Phenserine, including conducting additional Phase III trials. These trials are costly. Axonyx cannot assure that it will be able to successfully conclude a deal with a partner. If Axonyx does find a partner to continue developing Phenserine, Axonyx cannot assure that the partner will successfully develop or commercialize Phenserine.

Axonyx is a defendant in a class action lawsuit and a stockholder derivative lawsuit which, if determined adversely, could have a material adverse affect on it.

        A class action securities lawsuit and a stockholder derivative lawsuit have been filed against Axonyx as described in the section entitled "Axonyx's Business—Legal Proceedings" in this joint proxy statement/prospectus. Axonyx is defending against these actions vigorously; however, it does not know what the outcome of these proceedings will be and, if Axonyx does not prevail, Axonyx may be required to pay substantial damages or settlement amounts. Furthermore, regardless of the outcome, Axonyx may incur significant defense costs, and the time and attention of its management may be diverted from normal business operations. If Axonyx is ultimately required to pay significant defense costs, damages or settlement amounts, such payments could materially and adversely affect its operations and results. In any event, publicity surrounding the lawsuits and/or any outcome unfavorable to Axonyx could adversely affect its reputation and share price. The uncertainty associated with substantial unresolved lawsuits could harm Axonyx's business, financial condition and reputation.

        Axonyx has certain obligations to indemnify its officers and directors and to advance expenses to such officers and directors. Although Axonyx has purchased liability insurance for its directors and officers, if its insurance carriers should deny coverage, or if the indemnification costs exceed the insurance coverage, Axonyx may be forced to bear some or all of these indemnification costs directly, which could be substantial and may have an adverse effect on its business, financial condition, results of operations and cash flows. If the cost of Axonyx's liability insurance increases significantly, or if this insurance becomes unavailable, Axonyx may not be able to maintain or increase its levels of insurance coverage for its directors and officers, which could make it difficult to attract or retain qualified directors and officers.

If Axonyx fails to continue to meet all applicable NASDAQ Capital Market requirements and NASDAQ determines to delist its common stock, the delisting could adversely affect the market liquidity of its common stock and the market price of its common stock could decrease.

        Axonyx's common stock is listed on the NASDAQ Capital Market. In order to maintain its listing, Axonyx must meet minimum financial and other requirements. If Axonyx is unable to comply with NASDAQ's listing standards, NASDAQ may determine to delist Axonyx's common stock from the NASDAQ Capital Market. On December 21, 2005, Axonyx received notice from NASDAQ stating that it was out of compliance with bid price requirements because the closing bid price for its common stock was below $1.00 per share for 30 consecutive business days. On March 8, 2006 Axonyx received a letter from NASDAQ that it had regained compliance with the $1.00 per share minimum bid price requirement for continued listing on the NASDAQ Capital Market. On August 2, 2006 Axonyx received notice from NASDAQ stating that it was out of compliance with the minimum bid price compliance because the closing price of its common stock had fallen below $1.00 for 30 consecutive business days. In accordance with the NASDAQ Marketplace Rules, Axonyx has until January 29, 2007, (180 calendar days from August 2, 2006) to regain compliance. Axonyx can regain compliance with the minimum bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of ten consecutive business days during the initial 180-day period, although NASDAQ may, in its discretion, require Axonyx to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that Axonyx has demonstrated the ability to maintain long-term compliance. If compliance is not achieved by January 29, 2007, Axonyx will be eligible for an additional 180-day compliance period if it meets the NASDAQ Capital Market initial listing criteria as set forth in NASDAQ Marketplace Rule 4310(c) other than the minimum bid price requirement. If Axonyx is not eligible for an additional compliance period, or does not regain compliance during any additional compliance period, NASDAQ will provide written notice to Axonyx that its securities will be delisted. At such time, Axonyx would be able to appeal the delisting determination to a NASDAQ Listing Qualifications Panel. There is no assurance that at the end of this process Axonyx's common stock would continue to be listed on the NASDAQ Capital Market. If Axonyx's common stock is delisted for any reason, it could reduce the value of Axonyx's common stock and its liquidity. Delisting could also adversely affect Axonyx's ability to obtain financing for the continuation of its operations or to use its common stock in acquisitions. Delisting could result in the loss of confidence by suppliers, customers and employees. Delisting would prevent Axonyx from satisfying a closing condition for the merger, and, in such event, TorreyPines may elect not to consummate the merger.

Axonyx has a limited operating history, a large accumulated deficit and may never become profitable.

        Axonyx has a limited operating history upon which investors may base an evaluation of its likely future performance. Since Axonyx began operations in 1997 it has been engaged in developing and conducting its research and clinical programs, recruiting outside directors, employees and key consultants, evaluating potential compounds for in-licensing, and consummating patent licensing agreements. To date, Axonyx has not had any in-house laboratory facilities in which to conduct any research and will not have any operational laboratories of its own in the near future. Axonyx has had only limited revenue from license fees in the amount of $3.2 million to date. As of June 30, 2006, Axonyx had an accumulated deficit of $99.3 million and its operating losses are continuing.

Axonyx has no products available for sale and it may never be successful in developing products suitable for commercialization.

        With the exception of Phenserine, all of Axonyx's product candidates are at an early stage of development and all of its product candidates will require expensive and lengthy testing and regulatory clearances. None of Axonyx's product candidates have been approved by regulatory authorities. Axonyx has no products available for sale and does not expect to have any products commercially available for several years, if at all. There are many reasons that Axonyx may fail in its efforts to develop its product candidates, including that:

  •
  Axonyx's product candidates may be ineffective or toxic or may not receive regulatory approval;

  •
  Axonyx's product candidates may be too expensive to manufacture or market or may not achieve broad market acceptance;

  •
  Axonyx's product candidates may face generic competition by the time they reach the market place and therefore preclude a return on its investment;

  •
  third parties may hold proprietary rights that may preclude Axonyx from developing or marketing its product candidates; or

  •
  third parties may market equivalent or superior products.

The success of Axonyx's business depends upon its ability to successfully in-license compounds and develop potential product candidates.

        Axonyx cannot assure investors that its efforts will lead to the successful identification and in-licensing of potential compounds, or if so licensed, that its efforts will lead to the successful development of any therapeutic agents. If any potential products are identified, they will require significant additional research, development, and clinical testing, regulatory approval and substantial additional investment prior to commercialization. Any potential products Axonyx identifies may not be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, or be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.

        Axonyx does not currently nor does it intend to engage in drug discovery for product candidate acquisition. Axonyx's strategy for obtaining additional product candidates is to utilize the relationships of its management team and scientific consultants to identify product candidates for in-licensing from companies, universities, research institutions and other organizations. It is possible that Axonyx may not succeed in acquiring additional drug candidates on acceptable terms or at all.

Axonyx's product candidates may not successfully complete clinical trials required for commercialization, and as a result its business may never achieve profitability.

        To obtain regulatory approvals needed for the sale of its product candidates, Axonyx must demonstrate through testing and clinical trials that each product candidate is both safe and effective for the human population that it was intended to treat. The clinical trial process is complex and the regulatory environment varies widely from country to country. Positive results from testing and early clinical trials do not ensure positive results in the Phase III human clinical trials. Many companies in Axonyx's industry have suffered significant setbacks in Phase III, potentially pivotal clinical trials, even after promising results in earlier trials. The results from Axonyx's trials, if any, may show that its drug candidates produce undesirable side effects in humans or that its product candidates are not safe or effective or not safe or effective enough to compete in the marketplace. Such results could cause Axonyx or regulatory authorities to interrupt, delay or halt clinical trials of a product candidate. Moreover, Axonyx, the FDA or foreign regulatory authorities may suspend or terminate clinical trials at any time if Axonyx or they believe the trial participants face unacceptable health risks or that Axonyx's product candidates are not safe or effective enough. Clinical trials are lengthy and expensive. They require adequate supplies of drug substance and sufficient patient enrollment. Patient enrollment is a function of many factors, including:

  •
  the size of the patient population;

  •
  the nature of the protocol (i.e., how the drug is given, and the size and frequency of the dose and use of placebo control);

  •
  the proximity of patients to clinical sites; and

  •
  the eligibility criteria for the clinical trial (i.e., age group, level of symptoms, concomitant diseases or medications etc.).

        Delays in patient enrollment or negative trial outcomes can result in increased costs and longer development times. Even if Axonyx successfully completes clinical trials, it may not be able to file any required regulatory submissions in a timely manner and may not receive regulatory approval for the particular drug candidate that was tested.

        In addition, if the FDA or foreign regulatory authorities require additional clinical trials, Axonyx could face increased costs and significant development delays. Changes in regulatory policy or additional regulations adopted during product development and regulatory review of information Axonyx submits could also result in delays or rejections.

Axonyx cannot assure investors that it will have future revenue or operating profits and investors in Axonyx common stock could lose their entire investment.

        Axonyx expects to incur substantial operating losses for at least the next several years. Axonyx currently has limited sources of revenue other than interest income and it cannot assure investors that it will be able to develop other revenue sources or that its operations will become profitable, even if Axonyx is able to commercialize any products. Other than interest or similar income and revenue generated by OXIS International, Inc., referred to as OXIS, in which Axonyx held a majority interest prior to December 31, 2004, and whose results were consolidated with Axonyx's through February 28, 2005, the only revenue that Axonyx has realized to date has been fees totaling $2.8 million paid by Applied Research Systems ARS Holding N.V., or ARS, a subsidiary of Serono International, S.A., under the terms of the Development Agreement and Right to License and the subsequent License Agreement. Axonyx is negotiating a reacquisition of these rights granted to ARS. If Axonyx does reacquire these rights it will not receive any additional payments under that License Agreement. If Axonyx does not generate significant revenue, at some point in the future it may not be in a position to continue operations and investors could lose their entire investment.

If Axonyx fails to comply with the terms of its licensing agreements, its licensors may terminate certain licenses to patent rights, causing Axonyx to lose valuable intellectual property assets.

        Under the terms of Axonyx's licensing agreements with each of its patent licensors, New York University, referred to as NYU, and CURE, LLC, referred to as CURE (Axonyx's rights to certain patents under the CURE license are via a license to CURE from the U.S. Public Health Service, referred to as the PHS, on behalf of the National Institute of Aging), Axonyx's license to the patent rights covering certain of it product candidates may be terminated if Axonyx fails to meet its obligations to the licensors.

        Under its research and license agreement with NYU, as amended, Axonyx is obligated to meet certain deadlines for the preclinical and clinical development of the licensed Amyloid Inhibitory Peptide, or AIPs, and the Prion Inhibitory Peptide, or PIPs, technology, payment of royalties, and filing, maintenance and prosecution of the covered patent rights. NYU can terminate the research and license agreement for cause: (a) if Axonyx does not cure within 60 days of notice of a material breach or default in the performance or observance of any of the provisions of the agreement, (b) if Axonyx fails to pay any amounts due under the agreement, within 30 days after receiving notice from NYU specifying such breach or default, or automatically or (c) immediately without further action, if Axonyx discontinues its business or becomes insolvent or bankrupt.

        Axonyx is obligated, under the provisions of the license agreement with CURE to pay certain royalty payments, pay for the filing, prosecution and maintenance of the patent rights covered by the agreement, meet certain development timelines and comply with certain pass through provisions from the license agreement between CURE and the PHS. The reversionary rights provision of the license agreement sets deadlines by which Axonyx is to achieve certain development milestones, including commencing clinical trials, for Phenserine. If Axonyx fails to comply with the development benchmarks or the commercial development plan, or pay the required penalty fees, then all rights to the patents may, at CURE's election, revert to CURE, and the agreement will terminate.

        Certain pass through provisions from the license agreement between CURE and the PHS are contained in Axonyx's license agreement with CURE. These pass through provisions are binding on Axonyx as if it is a party to the license agreement with the PHS. Those provisions cover certain reserved government rights to the licensed patents, obligations to meet certain benchmarks and perform a commercial development plan, manufacturing restrictions, as well as indemnification, termination and modification of rights. PHS reserves on behalf of the U.S. government or any foreign government or international organization pursuant to any existing or future treaty or agreement with the U.S. government an irrevocable, nonexclusive, nontransferable, royalty free license for the practice of all inventions licensed pursuant to the license agreement between CURE and PHS for research or other purposes. After making the first commercial sale of licensed products until expiration of the agreement, Axonyx must use its reasonable best efforts to make the licensed products and processes reasonably accessible to the U.S. public. PHS reserves the right to terminate or modify the license agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations. Axonyx is also obligated, under these pass through provisions, to manufacture licensed products substantially in the U.S., unless a written waiver is obtained in advance from the PHS. Axonyx undertook to develop and commercialize the licensed products covered by the patents pursuant to a commercial development plan contained in a pass through provision from the CURE-PHS license agreement. If Axonyx fails to cure non-compliance with the commercial development plan after notice from CURE within a reasonable period of time, it could be in material breach of the agreement. Axonyx has not, as of the date of this joint proxy statement/prospectus, received notice of default of any of its obligations from CURE, or the PHS.

        If Axonyx receives written notice of its default or material breach of any of its obligations under the licensing agreements, it must cure the default within 90 days under the license with CURE or 60 days (or concerning payments, 30 days) under the license with NYU, or the relevant licensor may terminate the license. After such termination, Axonyx would not be entitled to make any further use whatsoever of the licensed patent rights, or any related licensed know-how. Upon termination of its license agreements, Axonyx is required to return the licensed technology to its licensors.

        Axonyx anticipates undertaking similar payment, development milestone, patent prosecution costs, and termination obligations under applications currently pending with The National Institutes of Health, or NIH, for certain patent rights to Posiphen™ and BNC, if such licenses are granted. Axonyx's business and prospects could be adversely affected if either or both of these licenses are not granted.

        The performance of Axonyx's obligations to the licensors will require increasing expenditures as the development of the licensed drug compounds proceeds. Axonyx cannot guarantee that it will have or be capable of raising the funds necessary to meet its obligations under the license agreements, sublicense part or all of its licensed drug compounds to a third party capable of undertaking the obligations, or fulfill additional licensing obligations.

Third party co-ownership concerning certain of Axonyx's in-licensed patent rights could affect any future decision to commercialize certain product candidates.

        There are significant risks regarding the patent rights surrounding BNC, Axonyx's potential butyrylcholinesterase inhibitor product candidate, and Posiphen™, a potential pharmaceutical compound for the treatment of AD that is the positive isomer of Phenserine. Because Axonyx is not the sole owner of the patent rights, future commercialization of Posiphen™ or BNC may be adversely impacted by the patent rights held by a third party with whom it does not currently have licensing agreements. Axonyx is currently seeking licenses from the third party to reduce or eliminate the risks relating to its development and commercialization efforts. Such licenses may not be available on acceptable terms or at all and may impair Axonyx's ability to commercialize BNC or Posiphen™. A decision not to commercialize these product candidates could adversely affect Axonyx's business.

Axonyx does not currently have the capability to undertake manufacturing, marketing, or sales of any potential products and it has limited personnel to oversee outsourced clinical testing and the regulatory approval process.

        Axonyx has not invested in manufacturing, marketing or product sales resources. Axonyx cannot assure investors that it will be able to acquire such resources if and when needed. It is likely that Axonyx would also need to hire additional personnel skilled in the clinical testing and regulatory compliance process if it develops additional product candidates with commercial potential. Axonyx has no history of manufacturing or marketing. Axonyx cannot assure investors that it will successfully manufacture or market any product it may develop, either independently or under manufacturing or marketing arrangements, if any, with other companies. Axonyx currently does not have any arrangements with other companies, and it cannot assure investors that any arrangements with other companies can be successfully negotiated or that such arrangements will be on commercially reasonable terms. To the extent that Axonyx arranges with other companies to manufacture or market its products, if any, the success of such products may depend on the efforts of those other companies. Axonyx does not currently have the capability to conduct clinical testing in-house and does not currently have plans to develop such a capability. Axonyx outsources its clinical testing to contract research organizations, or CROs. Axonyx currently has one employee and certain other outside consultants who oversee the contract research organizations involved in clinical testing of its compounds. Axonyx cannot assure investors that its limited oversight of the contract research organizations will suffice to avoid significant problems with the protocols and conduct of the clinical trials.

Axonyx depends on contract research organizations to do much of its preclinical and all of its clinical testing.

        Axonyx has engaged and continues to engage third party CROs, and other third parties to help Axonyx develop its product candidates. Although Axonyx has designed the clinical trials for its product candidates, the CROs have conducted all of its clinical trials. As a result, many important aspects of Axonyx's drug development, preclinical and clinical programs have been and will continue to be outside of its direct control. In addition, the CROs may not perform all of their obligations under arrangements with Axonyx. If the CROs do not perform clinical trials in a satisfactory manner or breach their obligations to Axonyx, the development and commercialization of any product candidate may be delayed or precluded. Axonyx cannot control the amount and timing of resources these CROs devote to its programs or product candidates. The failure of any of these CROs to comply with any governmental regulations would substantially harm Axonyx's development and marketing efforts and delay or prevent regulatory approval of its product candidates. If Axonyx is unable to rely on clinical data collected by others, it could be required to repeat, extend the duration of, or increase the size of its clinical trials and this could significantly delay commercialization and require significantly greater expenditures.

If Axonyx needs additional funds, and if it is unable to raise them, it will have to curtail or cease operations.

        Axonyx's drug development programs and the potential commercialization of its product candidates require substantial working capital, including expenses for testing, chemical synthetic scale-up, manufacture of drug substance for preclinical testing and clinical trials, toxicology studies, clinical trials of product candidates, payments to its licensors and potential commercial launch of its product candidates. Axonyx's future working capital needs will depend on many factors, including:

  •
  the progress and magnitude of its drug development programs;

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  the scope and results of testing and clinical trials;

  •
  the cost, timing and outcome of regulatory reviews;

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  the costs under current and future license and option agreements for its product candidates, including the costs of obtaining and maintaining patent protection for its product candidates;

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  the costs of acquiring any technologies or additional product candidates;

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  the rate of technological advances;

  •
  the commercial potential of its product candidates;

  •
  the magnitude of its administrative and legal expenses, including office rent; and

  •
  the costs of establishing third party arrangements for manufacturing.

        Axonyx has incurred negative cash flow from operations since it incorporated and does not expect to generate positive cash flow from its operations for at least the next several years. Although since January 2004, Axonyx has raised approximately $70 million through financings (less applicable fees) and an additional $13.2 million through the cash exercise of various warrants and options to purchase its common stock, Axonyx expects that additional financings will be required in the future to fund its operations. Axonyx may not be able to obtain adequate financing to fund its operations, and any additional financing it obtains may be on terms that are not favorable to Axonyx. In addition, any future financings (which may include the issuance of warrants issued in connection with such financings) could substantially dilute its stockholders. If adequate funds are not available Axonyx will be required to delay, reduce or eliminate one or more of its drug development programs, to enter into new collaborative arrangements on terms that are not favorable to Axonyx. For example, any such collaborative arrangements could result in the transfer to third parties of rights that Axonyx considers valuable.

Axonyx's business could be harmed if it fails to protect its intellectual property.

        Axonyx's patent position, like that of many pharmaceutical companies, is uncertain and involves complex legal and factual questions for which important legal principles are unresolved. Axonyx may not develop or obtain rights to products or processes that are patentable. Even if it does obtain patents, they may not adequately protect the technology Axonyx owns or has in-licensed. In addition, others may challenge, seek to invalidate, infringe or circumvent any patents Axonyx owns or in-licenses, and rights it receives under those patents may not provide competitive advantages to Axonyx. Further, the manufacture, use or sale of Axonyx's products or processes, if any, may infringe the patent rights of others.

        Axonyx has licensed rights to certain patented and patent pending proprietary technology from NYU and CURE to which it is obligated to pay royalties if Axonyx or its sub-licensees develop products based upon the licensed technology, and Axonyx has certain license applications pending with NIH. Because of the substantial length of time, effort and expense associated with bringing new products through development and regulatory approval to the marketplace, the pharmaceutical industry places considerable importance on patent and trade secret protection for new technologies, products and processes. Axonyx is obligated to pay the filing, prosecution and maintenance expenses with regard to patents and patent applications it owns or has licensed. Axonyx and its licensors have filed patent applications in other countries, and Axonyx may seek additional patents in the future. Axonyx cannot assure investors as to the breadth or degree of protection that any such patents, if issued, will afford Axonyx or that any patents based on the patent applications will be issued at all or that it will be granted licenses to certain patents under its pending license applications. In addition, Axonyx cannot assure investors that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to its know-how or that others may not be issued patents that may require licensing and the payment of significant fees or royalties by Axonyx for the pursuit of its business.

        Several pharmaceutical and biotechnology companies, universities and research institutions may have filed patent applications or received patents that cover technologies similar to that of Axonyx. Axonyx's ability to make, use or sell any of its product candidates may be blocked by patents that have been or will be issued to third parties that it may not be aware of. Patent applications are often first published eighteen months or more after filing and the claim scope frequently undergoes substantial change between publication and issuance of a patent. Therefore, until a patent is issued, Axonyx may not be able to determine if a third party has a patent that could preclude Axonyx from commercializing its product candidates. Third party patent applications and patents could significantly reduce the coverage of Axonyx's patents and limit its ability to obtain meaningful patent protection. If other parties obtain patents with conflicting claims, Axonyx may be required to obtain licenses to these patents or to develop or obtain alternative technology. Axonyx may not be able to obtain any such license on acceptable terms or at all. Any failure to obtain such licenses could delay or prevent Axonyx from pursuing the development or commercialization of its product candidates, which would adversely affect its business.

Potential litigation concerning patent rights could involve significant expenses and damage Axonyx's business.

        In the U.S., the first to invent a technology is entitled to patent protection on that technology. For patent applications filed prior to January 1, 1996, U.S. patent law provides that a party who invented a technology outside the U.S. is deemed to have invented the technology on the earlier of the date it introduced the invention in the U.S. or the date it filed its patent application. In many foreign countries, the first party to file a patent application on a technology, not the first to invent the technology, is entitled to patent protection on that technology. Under the patent laws of most countries, a product can be found to infringe a third party patent if the third party patent expressly covers the product or method of treatment using the product, or if the third party patent covers subject matter that is substantially equivalent in nature to the product or method, even if the patent does not expressly cover the product or method.

        While Axonyx has not received notification of potential infringement of patents held by third parties, with respect to any of its product candidates, litigation, patent opposition and adversarial proceedings could result in substantial costs to Axonyx. Litigation and/or proceedings could be necessary or may be initiated to enforce any patents Axonyx owns or in-licenses, or to determine the scope, validity and enforceability of other parties' proprietary rights and the priority of an invention. The outcome of any of these types of proceedings could significantly affect Axonyx's product candidates and technology. U.S. patents carry a presumption of validity and generally can be invalidated only through clear and convincing evidence.

        Under Axonyx's license agreements with NYU and CURE LLC, Axonyx has the right to pursue any actions against third parties for infringement of the patent rights covered by those agreements. Under those arrangements Axonyx is obligated to share any recovery over and above that required for reimbursement of its costs and expenses in bringing the infringement action with its licensors. Under one of those arrangements, Axonyx's failure to affect the discontinuance of any infringement after a certain period of time can reduce its royalty income. An adverse outcome of these proceedings could subject Axonyx to significant liabilities to third parties, require disputed rights to be licensed from third parties or require Axonyx to cease using such technology, any of which could adversely affect its business. Moreover, the mere uncertainty resulting from the initiation and continuation of any technology related litigation or adversarial proceeding could adversely affect Axonyx's business pending resolution of the disputed matters.

        If Axonyx does not exercise its right to prosecute and its licensors institute and prosecute patent proceedings, Axonyx's rights will depend in part upon the manner in which these licensors conduct the proceedings. In any proceedings they elect to initiate and maintain, these licensors may not vigorously pursue or defend or may decide to settle such proceedings on terms that are unfavorable to Axonyx.

Companies and universities that have licensed product candidates to Axonyx for clinical development and marketing are sophisticated competitors that could develop similar products to compete with Axonyx's products.

        Licensing product candidates from other companies, universities or individuals does not always prevent them from developing non-identical but competitive products for their own commercial purposes, nor from pursuing patent protection in areas that are competitive with Axonyx. The partners who created these technologies are sophisticated scientists and business people who may continue to do research and development and seek patent protection in the same areas that led to the discovery of the product candidates that they licensed to Axonyx. The development and commercialization of successful new drugs from Axonyx's research program is likely to attract additional research by its licensors in addition to other investigators who have experience in developing products for the memory and cognition market. By virtue of the previous research that led to the discovery of the drugs or product candidates that they licensed to Axonyx, these companies, universities, or individuals may be able to develop and market competitive products in less time than might be required to develop a product with which they have no prior experience.

Despite the use of confidentiality agreements and/or proprietary rights agreements, which themselves may be of limited effectiveness, it may be difficult for Axonyx to protect its trade secrets.

        Axonyx relies on trade secrets to protect technology in cases when it believes patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While Axonyx requires certain of its academic collaborators, contractors and consultants to enter into confidentiality agreements, Axonyx may not be able to adequately protect its trade secrets or other proprietary information.

Axonyx might face intellectual property claims that may be costly to resolve and could divert management attention.

        Axonyx may from time to time be subject to claims of infringement of other parties' proprietary rights. Axonyx could incur substantial costs in defending itself in any suits brought against Axonyx claiming infringement of the patent rights of others or in asserting its patent rights in a suit against another company. Adverse determinations in any litigation could subject Axonyx to significant liabilities to third parties, require Axonyx to seek costly licenses from third parties and prevent Axonyx or its sublicensees from manufacturing and selling its potential products.

If Axonyx's product candidates do not achieve market acceptance, its business may never achieve profitability.

        Axonyx's success will depend on the market acceptance of any products it may develop. The degree of market acceptance will depend upon a number of factors, including the receipt and scope of regulatory approvals, the establishment and demonstration in the medical community of the safety and effectiveness of its products and their potential advantages over existing treatment methods, generic competition and reimbursement policies of government and third party payors. Physicians, patients, payors or the medical community in general may not accept or utilize any product that Axonyx may develop.

The carrying value of Axonyx's investment in OXIS International may face future impairment.

        Effective March 1, 2005, Axonyx accounted for its investment in OXIS under the equity method of accounting following accounting principles bulletin, or APB, No. 18. Any impairment charge would be required if Axonyx determined that any reduction in the OXIS market value over the carry value was permanent.

Potential technological changes in Axonyx's field of business create considerable uncertainty.

        Axonyx is engaged in the biopharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in AD research are expected to continue at a rapid pace in both industry and academia. Axonyx cannot be assured that research and discoveries by others will not render some or all of its programs or product candidates noncompetitive or obsolete.

        Axonyx's business strategy is based in part upon inhibition of amyloid conformational change and amyloid precursor protein production and processing and the application of these new and unproven technologies to the development of biopharmaceutical products for the treatment of AD and other neurological disorders. Axonyx cannot assure investors that unforeseen problems will not develop with these technologies or applications or that commercially feasible products will ultimately be developed by Axonyx.

The markets in which Axonyx seeks to participate are intensely competitive and many of its competitors are larger and have more experience than Axonyx.

        There are many companies, both public and private, including well-known pharmaceutical companies, engaged in developing pharmaceutical and biotechnological products for human therapeutic applications in the AD area. Axonyx's major competitors are currently the pharmaceutical companies that are marketing the acetylcholinesterase inhibitors for the treatment of AD. The market for such is dominated primarily by Pfizer with its drug Aricept®. Warner-Lambert (Cognex®), Novartis (Exelon®) and, most recently, Johnson and Johnson (Razadyne®, formerly Reminyl®), have marketed compounds of this type in the U.S. Aricept currently dominates the market with approximately $1 billion in U.S. sales in 2004. Several other pharmaceutical companies have acetylcholinesterase inhibitors in human clinical trials. In addition, Forrest Laboratories received approval for Namenda® in early 2004 for treatment of moderate to severe AD as a monotherapy or in combination with donepezil, a commonly prescribed acetylcholinesterase inhibitor. Namenda® has a different mechanism of action that is focused on the glutamate pathway. These are large pharmaceutical companies with far ranging capabilities to market their products and to develop follow on product candidates. There can be no guarantees that Axonyx will be able to successfully find a partner to further develop Phenserine and obtain regulatory approval for Phenserine and such approval, even if obtained, may be years away. In addition Axonyx does not have the capability or the resources of marketing a drug and will have to enter into a collaborative relationship with a larger pharmaceutical company in order to market Phenserine. As Phenserine is also an acetylcholinesterase inhibitor, like the majority of the currently marketed drugs, unless the data from future Phenserine clinical trials, if any, reflects the general lack of adverse side effects found in previous clinical trials and the unique mechanism of action involving the inhibition of the beta-amyloid precursor protein found in preclinical studies, it will be difficult to distinguish Phenserine from the currently marketed drugs and gain market share.

        Certain smaller pharmaceutical companies may also be competitors. Smaller companies may also prove to be competitors through collaborative arrangements with large pharmaceutical and biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations are also becoming increasingly aware of the commercial value of their inventions and are more actively seeking to commercialize the technology they have developed. Many of these companies have substantially greater capital, research and development and human resources and experience than Axonyx and represent significant long-term competition for Axonyx. In addition, many of these competitors have significantly greater experience than Axonyx in undertaking testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. Furthermore, if Axonyx or its current or any future licensee is permitted to commence commercial sales of any product, Axonyx or its licensee will also be competing with companies that have greater resources and experience in manufacturing, marketing and sales. Axonyx has no experience in these areas. These other companies may succeed in developing products that are more effective or less costly than any that may be developed by Axonyx or its future licensee and may also prove to be more successful than Axonyx or its future licensee in production and marketing. Competition may increase further as a result of the potential advances in the commercial applicability of peptide chemistry and greater availability of capital for investment in these fields. Other companies are engaged in research and product development based on amyloidogenesis and acetylcholinesterase inhibition.

        If Axonyx successfully develops and obtains approval for its product candidates, it will face competition based on the safety and effectiveness of its products, the timing and scope of regulatory approvals, the availability of supply, marketing and sales capability, reimbursement coverage, price, patent position and other factors. Axonyx's competitors may develop or commercialize more effective or more affordable products, or obtain more effective patent protection, than Axonyx does. Accordingly, Axonyx's competitors may commercialize products more rapidly or effectively than it does, which could hurt Axonyx's competitive position.

Axonyx cannot assure investors of FDA approval for its potential products and government regulation may impact Axonyx's development plans.

        The FDA and comparable agencies in foreign countries impose rigorous safety and efficacy requirements on the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures and other costly and time-consuming procedures. Satisfaction of these requirements typically takes a number of years and varies substantially based upon the type, complexity and novelty of the pharmaceutical compounds. One of Axonyx's product candidates is currently in preclinical development, and two are in clinical development, and consequently significant regulatory hurdles remain before any application for regulatory approval can be submitted. Only two of Axonyx's product candidates have been tested in human clinical trials. Axonyx cannot assure investors that the product candidates currently in development will elicit similar results in human testing to the results in animal testing. Axonyx cannot predict with any certainty when it may submit product candidates for FDA or other regulatory approval.

        Government regulation also affects the manufacture and marketing of pharmaceutical products. The effect of government regulation may be to delay marketing of Axonyx's new products, if any, for a considerable period of time, to impose costly procedures upon its activities and to furnish a competitive advantage to larger companies that compete with Axonyx. Axonyx cannot assure investors that FDA or other regulatory approval for any products developed by Axonyx will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals would adversely affect the marketing of Axonyx's products and the ability to generate product revenue. Government regulation may increase at any time creating additional hurdles for Axonyx. The extent of potentially adverse government regulation which might arise from future legislation or administrative action cannot be predicted.

Axonyx is subject to extensive government regulation and may fail to receive regulatory approval that could prevent or delay the commercialization of its products, if any.

        Any approval of Axonyx's product candidates may be contingent on post-marketing studies or other conditions and the approval of any of its product candidates may limit the indicated uses of the product candidate. Further, even if Axonyx's product candidates receive regulatory approval, it may still face difficulties in entering into collaborative arrangements for the marketing and manufacturing of those product candidates. A marketed product, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections. The FDA requires that all preclinical and clinical testing, as well as manufacturing of drug product, meet certain criteria commonly referred to in Axonyx's industry as Good Practices guidelines, including Good Manufacturing Processes, Good Laboratory Practices and Good Clinical Practices. In Axonyx's case, CROs and academic or other sponsored research laboratories that it utilizes for its preclinical and clinical research, as well as active pharmaceutical ingredient manufacturing of drug product, must comply with these guidelines. Axonyx's contracted manufacturers, sponsored research labs and CROs undertake to adhere to Good Manufacturing Processes, Good Laboratory Practices and Good Clinical Practices. In addition, such guidelines and practices may change, and Axonyx's compliance with such changes may have an adverse effect on its business.

        The discovery of non-compliance with regulatory requirements with respect to a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in any or all of the following:

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  fines;

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  suspended regulatory approvals;

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  refusal to approve pending applications;

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  refusal to permit exports from the U.S.;

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  product recalls;

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  seizure of products;

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  injunctions;

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  operating restrictions; and

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  criminal prosecutions.

Health care reform measures and third party reimbursement practices are uncertain and may adversely impact the commercialization of Axonyx's products, if any.

        The efforts of governments and third party payors to contain or reduce the cost of health care will continue to affect the business and financial condition of drug companies. A number of legislative and regulatory proposals to change the health care system have been proposed in recent years. In addition, an increasing emphasis on managed care in the U.S. has and will continue to increase pressure on drug pricing. While Axonyx cannot predict whether legislative or regulatory proposals will be adopted or what effect those proposals or managed care efforts may have on its business, the announcement and/or adoption of such proposals or efforts could have an adverse effect on Axonyx's decisions to proceed with the development of its product candidates and/or adversely effect its potential future profit margins and financial condition. Sales of prescription drugs depend significantly on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. These third party payors frequently require that drug companies give them predetermined discounts from list prices, and they are increasingly challenging the prices charged for medical products and services. Axonyx expects that reimbursement pressures will continue in the future. If Axonyx succeeds in bringing, through collaborative arrangements, one or more products to the market, these products may not be considered cost effective and reimbursement to the consumer may not be available or sufficient to allow Axonyx to sell its products on a competitive basis.

        In addition, third-party payors may discontinue or limit reimbursement for, or the use of, the types of drugs being developed by Axonyx. For example, in the United Kingdom, the National Institute for Clinical Excellence, or NICE, recently recommended that National Health Service doctors not prescribe three drugs—Aricept, Exelon and Razadyne (formerly Reminyl)—to new patients with mild to moderate dementia on the grounds that they are not sufficiently beneficial. These products are competitive with Axonyx's product candidate Phenserine. If similar action is taken by regulators in the European Community or the U.S., the potential market for Phenserine will be significantly diminished.

If product liability lawsuits are successfully brought against Axonyx, it may incur substantial liabilities and may be required to limit commercialization of its products.

        The testing and marketing of product candidates entail an inherent risk of product liability. If Axonyx cannot successfully defend itself against liability claims, it may incur substantial liabilities or be required to limit commercialization of its products. Axonyx's inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products it develops, alone or with corporate collaborators. Axonyx currently carries clinical trial insurance but does not carry product liability insurance. Axonyx currently maintains clinical trial insurance in the amount of $5,000,000. When Axonyx decides that product liability insurance is necessary, it may not be able to obtain product liability insurance at a reasonable cost, if at all. While under various circumstances Axonyx is entitled to be indemnified against losses by its corporate collaborators, indemnification may not be available or adequate should any claims arise.

Generic competition for Alzheimer's drugs currently on the market could materially impact Axonyx's future operations.

        There are a number of products already on the U.S. market for treatment of AD. For instance, Namenda (memantine hydrochloride), Aricept (donepezil hydrochloride), Razadyne, formerly Reminyl (galantamine hydrobromide or R113675), and Exelon (rivastigmine) are presently being sold in the U.S. for the treatment of AD. The respective primary patents for these products are set to expire (taking into account patent term extensions under 35 U.S.C. § 156) as follows:

Trademark Name	US Patent	Present Patent Expiration date
Namenda	5,061,703	April 11, 2010
Aricept	4,895,841	Nov. 25, 2010
Razadyne, formerly Reminyl	4,663,318	Dec. 14, 2008
Exelon	4,948,807	Aug. 14, 2007

        If Axonyx or one of its future prospective competitors who already has a drug on the market cannot successfully defend the patents protecting the products from challenge by a generic drug manufacturer, and a generic manufacturer were thus able to enter the market, Axonyx's results of operations could be materially adversely affected. Currently at least Watson Pharmaceuticals and Ranbaxy, Inc. have obtained tentative approval from the FDA to market a generic version of rivastigmine. The owner of U.S. Patent 4,948,807 is in the early stages of enforcing its patent rights against the generic manufacturers.

Axonyx does not pay cash dividends.

        Axonyx has never paid cash dividends and does not presently intend to pay any cash dividends in the foreseeable future.

There is only a limited trading market for Axonyx's common stock and it is possible that investors may not be able to sell their shares easily.

        There is currently only a limited trading market for Axonyx's common stock. Axonyx's common stock trades on the NASDAQ Capital Market under the symbol "AXYX" with, until recently, very limited trading volume. Axonyx cannot assure investors that a substantial trading market will be sustained for its common stock.

The market price of Axonyx's stock may be adversely affected by market volatility.

        The market price of Axonyx's common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

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  announcements of the results of clinical trials by Axonyx or its competitors;

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  developments with respect to patents or proprietary rights;

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  announcements of technological innovations by Axonyx or its competitors;

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  announcements of new products or new contracts by Axonyx or its competitors;

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  actual or anticipated variations in Axonyx's operating results due to the level of drug development expenses and other factors;

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  changes in financial estimates by securities analysts and whether Axonyx's potential earnings or losses meet or exceed such estimates;

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  conditions and trends in the pharmaceutical and other industries including the successful market launch of competing products or unfavorable pricing conditions;

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  new accounting standards;

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  general economic, political and market conditions and other factors; and

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  the occurrence of any of the risks described in these "Risk Factors—Risks Related to Axonyx."

        In the past two years, the price range of the bid quotations for Axonyx's common stock has been between a high of $7.49 and a low of $0.80. In the past, following periods of volatility in the market price of the securities of companies in Axonyx's industry, securities class action litigation, such as the lawsuits that have been filed against Axonyx, has often been instituted against those companies. Please see the section entitled "Axonyx's Business—Legal Proceedings" in this joint proxy statement/prospectus.

        Declines in Axonyx's stock price might harm its ability to issue equity under future potential financing arrangements. The price at which Axonyx issues shares in such transactions is generally based on the market price of its common stock and a decline in its stock price would result in Axonyx needing to issue a greater number of shares to raise a given amount of funds or acquire a given amount of goods or services. For this reason, a decline in Axonyx's stock price might also result in increased ownership dilution to its stockholders.

The future issuance of common stock upon exercise of warrants and stock options may depress the price of Axonyx's common stock.

        As of August 23, 2006, Axonyx had outstanding options to purchase an aggregate of 5,504,619 shares of its common stock to its employees, officers, directors, and consultants under its existing option plans. Axonyx may issue options to purchase an additional 2,493,861 shares of its common stock under the option plans.

        In addition, Axonyx has granted options to purchase an aggregate of 343,000 shares of common stock outside of its stock option plans to consultants and others. These options were all granted prior to June 30, 2003.

        There are currently outstanding warrants to purchase an aggregate of 7,107,116 shares of Axonyx common stock.

        During the respective terms of the warrants and options granted or to be granted under Axonyx's stock option plans or otherwise, the holders thereof are given an opportunity to benefit from a rise in the market price of the common stock, with a resultant dilution of the interests of existing stockholders. The existence of these warrants and options could make it more difficult for Axonyx to obtain additional financing while such securities are outstanding. The holders may be expected to exercise their rights to acquire common stock and sell at a time when Axonyx would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these warrants and options.

Risks Related to TorreyPines

        In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the material risks described below. As discussed above, Axonyx has entered into the merger agreement with merger sub and TorreyPines pursuant to which merger sub will merge with and into TorreyPines, with TorreyPines as the surviving corporation becoming a wholly owned subsidiary of Axonyx.

TorreyPines is at an early stage of development and has only three product candidates in clinical development. TorreyPines cannot be certain that any of its product candidates will be successfully developed, receive regulatory approval, or be commercialized.

        TorreyPines is at an early stage of development and does not have any products that are commercially available. Only three of TorreyPines' product candidates, tezampanel, for migraine, NGX267, for AD, and NGX426, the oral prodrug of tezampanel, for migraine, are in clinical development. TorreyPines' other product candidates, including NGX292, a muscarinic agonist, and NGX555, a gamma-secretase modulator, are in preclinical development. TorreyPines will be required to conduct further clinical trials for all compounds in development as well as perform additional preclinical studies before it can seek the regulatory approvals necessary to begin commercial sales of its drugs.

        Although five Phase IIa studies conducted by Eli Lilly on tezampanel have demonstrated proof of concept of its efficacy as an analgesic, TorreyPines will need to demonstrate additional efficacy and continue to confirm the safety of tezampanel in Phase II and large Phase III trials, conduct additional preclinical studies, and obtain necessary approvals from the FDA and similar foreign regulatory agencies before tezampanel can be marketed for the treatment of migraine. TorreyPines' product candidate for AD, NGX267 has been evaluated in two Phase I studies. However, NGX267 has been given to healthy volunteers only and TorreyPines has no data in subjects with AD to suggest that NGX267 will be an effective treatment for AD. TorreyPines will need to demonstrate the efficacy and to confirm the safety of NGX267 in additional Phase I, Phase II, and large Phase III trials, conducted in subjects with AD, perform additional preclinical studies, and obtain necessary approvals from the FDA and similar foreign regulatory agencies before NGX267 can be marketed for the for the treatment of AD. Before TorreyPines can market NGX426, NGX292, and NGX555, it will need to conduct preclinical studies and file an Investigational New Drug application, or IND, to permit commencement of human clinical studies on these product candidates, demonstrate that they are safe and effective in Phase I, Phase II and Phase III human clinical studies and, if those studies are successful, obtain necessary approvals from the FDA and similar foreign regulatory agencies.

        TorreyPines does not anticipate that any of its current product candidates will be eligible to receive regulatory approval and begin commercialization for a number of years, if at all. Even if TorreyPines were to ultimately receive regulatory approval for its product candidates, TorreyPines may be unable to successfully commercialize them for a variety of reasons. These reasons include the availability of alternative treatments, cost effectiveness of the product, and the effect of competition with other marketed drugs. The success of TorreyPines' product candidates may also be limited by the prevalence and severity of any adverse side effects. Any delay in obtaining, or failure to obtain, required approvals could materially adversely affect TorreyPines' ability to generate revenues from the particular product candidate. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which TorreyPines may market the product. These limitations may reduce the size of the market for the product. If TorreyPines fails to commercialize one or more of its current product candidates, TorreyPines' business, results of operations, financial condition, and prospects for future growth will be materially and adversely affected.

If clinical trials of TorreyPines' product candidates do not produce successful results, TorreyPines will be unable to commercialize resulting products and its business will be materially adversely affected.

        To receive regulatory approval for the commercialization of any of TorreyPines' product candidates, TorreyPines must conduct clinical trials to demonstrate safety and efficacy in humans. TorreyPines cannot predict whether it will encounter problems with any of its planned clinical trials that will cause TorreyPines or regulatory authorities to delay or suspend clinical trials, or delay the analysis of data from its ongoing clinical trials. Any of the following factors could delay the clinical development of TorreyPines' product candidates:

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  ongoing discussions with the FDA or comparable foreign authorities regarding the scope or design of one or more clinical trials;

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  delays in receiving, or the inability to obtain, required approvals from institutional review boards or other; reviewing entities at clinical trial sites selected for participation in a clinical trials;

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  delays or slower than anticipated enrollment of participants into clinical trials;

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  lower than anticipated retention rate of participants in clinical trials;

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  need to repeat clinical trials as a result of inconclusive or negative results or unforeseen complications in testing;

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  inadequate supply or deficient quality of product candidate materials or other materials necessary to conduct its clinical trials;

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  unfavorable FDA inspection and review of a clinical trial site or records of any clinical or preclinical investigation;

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  serious, unexpected or undesirable side effects experienced by participants in the clinical trials that delay or preclude regulatory approval or limit the commercial use or market acceptance if approved;

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  findings that the trial participants are being exposed to unacceptable health risks;

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  placement by the FDA of a clinical hold on a trial;

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  restrictions on or post-approval commitments with regard to any regulatory approval TorreyPines ultimately obtains that renders a product candidate not commercially viable; and

  •
  unanticipated cost overruns in preclinical and clinical trials.

        Human clinical testing is expensive, can take many years, and has an uncertain outcome. Failure can occur at any stage of human clinical testing. TorreyPines may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of its current or future product candidates.

        Success in preclinical testing and early clinical trials does not mean that later clinical trials will be successful. Companies frequently suffer significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. To date, a combined total of 205 subjects have been given tezampanel in two Phase I studies in healthy adult males and in five Phase IIa trials in subjects with migraine, low back pain, dental pain, and muscle spasticity. Tezampanel was well tolerated and, in the Phase IIa trials, tezampanel was shown to be more effective than placebo. In future clinical trials with larger or somewhat different populations, these results may not be reproduced and analysis of new or additional data may not demonstrate sufficient safety and efficacy to support regulatory approval of this product candidate.

        TorreyPines will need to reach agreement with the FDA on the targeted endpoints for its efficacy clinical trials. In some cases, the FDA may not have validated endpoints established and TorreyPines may work with the FDA to potentially design and validate one or more endpoints. The FDA may not approve any or all of the endpoints and they may ultimately decide that the endpoints are inadequate to demonstrate the safety and efficacy levels required for regulatory approval. TorreyPines' failure to demonstrate the safety and efficacy of its product candidates adequately would jeopardize TorreyPines ability to achieve regulatory approval for, and ultimately to commercialize the product candidates.

Delays in the commencement or completion of clinical testing of TorreyPines' product candidates could result in increased costs to TorreyPines and delay its ability to generate significant revenues.

        Delays in the commencement or completion of clinical testing could significantly impact TorreyPines' product development costs. TorreyPines does not know whether planned clinical trials will begin on time or be completed on schedule, if at all. The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

  •
  obtaining regulatory approval to commence a clinical trial;

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  reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

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  obtaining sufficient quantities of clinical trial materials for any or all product candidates;

  •
  obtaining institutional review board approval to conduct a clinical trial at a prospective site; and

  •
  recruiting participants for a clinical trial.

In addition, once a clinical trial has begun, it may be suspended or terminated by TorreyPines or the FDA or other regulatory authorities due to a number of factors, including:

  •
  failure to conduct the clinical trial in accordance with regulatory requirements;

  •
  inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold; or

  •
  lack of adequate funding to continue the clinical trial.

        Clinical trials require sufficient participant enrollment, which is a function of many factors, including the size of the target population, the nature of the trial protocol, the proximity of participants to clinical trial sites, the availability of effective treatments for the relevant disease, the eligibility criteria for TorreyPines' clinical trials and competing trials. Delays in enrollment can result in increased costs and longer development times. TorreyPines' failure to enroll participants in its clinical trials could delay the completion of the clinical trials beyond current expectations. In addition, the FDA could require TorreyPines to conduct clinical trials with a larger number of participants than it may project for any of its product candidates. As a result of these factors, TorreyPines may not be able to enroll a sufficient number of participants in a timely or cost-effective manner.

        Furthermore, enrolled participants may drop out of clinical trials, which could impair the validity or statistical significance of the clinical trials. A number of factors can influence the discontinuation rate, including, but not limited to: the inclusion of a placebo arm in a trial; possible lack of effect of the product candidate being tested at one or more of the dose levels being tested; adverse side effects experienced, whether or not related to the product candidate; and the availability of numerous alternative treatment options that may induce participants to discontinue from the trial.

        TorreyPines, the FDA or other applicable regulatory authorities may suspend clinical trials of a product candidate at any time if TorreyPines or they believe the participants in such clinical trials, or in independent third-party clinical trials for drugs based on similar technologies, are being exposed to unacceptable health risks or for other reasons.

        TorreyPines cannot predict whether any of its product candidates will encounter problems during clinical trials that will cause TorreyPines or regulatory authorities to delay or suspend these trials or delay the analysis of data from these trials. In addition, it is impossible to predict whether legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be. If TorreyPines experiences any such problems, it may not have the financial resources to continue development of the product candidate that is affected or the development of any of its other product candidates. If TorreyPines experiences significant delays in the commencement or completion of clinical testing, financial results and the commercial prospects for the product candidates will be harmed, costs will increase and TorreyPines' ability to generate revenues will be delayed.

TorreyPines relies on third parties to assist it in conducting clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, TorreyPines may not be able to obtain regulatory approval for or commercialize its product candidates.

        TorreyPines relies, and intends to continue to rely on third parties, such as CROs, medical institutions, clinical investigators and contract laboratories, to conduct clinical trials of its product candidates. TorreyPines' reliance on these third parties for development activities reduces its control over these activities. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to TorreyPines' clinical protocols or for other reasons, TorreyPines clinical trials may be extended, delayed or terminated. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, TorreyPines may be required to replace them. Although TorreyPines believes there are a number of third-party contractors it could engage to continue these activities, replacing a third-party contractor may result in a delay of the affected trial. Accordingly, TorreyPines may not be able to obtain regulatory approval for or successfully commercialize its product candidates.

TorreyPines has licensed rights to product candidates tezampanel and NGX426 from Eli Lilly. Eli Lilly has rights to negotiate, which could delay or limit TorreyPines' ability to develop and commercialize these product candidates, and rights of termination under the license agreement, which if exercised would adversely affect TorreyPines' business.

        In April 2003, TorreyPines entered into an agreement with Eli Lilly to obtain an exclusive license from Eli Lilly to their AMPA/kainate, or AK, antagonist assets including TorreyPines' lead product candidate, tezampanel, as well as NGX426. Under the agreement, if TorreyPines decides to sublicense rights to commercialize either of the product candidates licensed to them under the agreement in the U.S. or all of its rights under the agreement worldwide, TorreyPines is obligated first to provide Eli Lilly the opportunity to negotiate with TorreyPines to obtain those rights. These rights held by Eli Lilly may delay or limit TorreyPines ability to enter into a sublicense with a third party.

        TorreyPines has obligations to make payments to Eli Lilly under the agreement and to use commercially reasonable efforts to develop and commercialize the product candidates subject to the agreement, including achievement of specified development events within specified timeframes. Eli Lilly may terminate the agreement for uncured material breach of the agreement by TorreyPines, including any breach of TorreyPines' diligence obligations, if TorreyPines goes into bankruptcy or makes a general assignment of its assets to its creditors, or if TorreyPines undergoes a change of control, unless the party acquiring TorreyPines in the change of control undertakes all of the obligations under the agreement. If Eli Lilly were to terminate the agreement, TorreyPines would lose rights to the AK antagonist product candidates, and TorreyPines' business would be adversely affected.

TorreyPines has licensed rights to product candidates NGX267 and NGX292 from Life Science Research Israel, or LSRI, and LSRI has rights of termination under the license agreement, which if exercised would adversely affect TorreyPines' business.

        In May 2004, TorreyPines entered into an agreement with LSRI to obtain an exclusive license from LSRI to their muscarinic agonist assets NGX267 and NGX292. TorreyPines has obligations to make payments to LSRI under the agreement and to use commercially reasonable efforts to develop and commercialize the product candidates subject to the agreement, including achievement of specified development events within specified timeframes. LSRI may terminate the agreement for uncured material breach of the agreement by TorreyPines, including any breach of TorreyPines diligence obligations, or if TorreyPines goes into bankruptcy, makes a general assignment of its assets to its creditors, or dissolves or winds up its business. If LSRI were to terminate the agreement, TorreyPines would lose rights to the muscarinic agonist product candidates, and TorreyPines' business would be adversely affected.

TorreyPines depends on Eisai for funding for its gamma-secretase modulator program and AD genetics research program. Eisai has the first right to obtain rights to gene targets and compounds resulting from these programs, which could delay or limit TorreyPines' ability to develop and commercialize these gene targets and compounds.

        In February 2005, TorreyPines entered into an agreement with Eisai to discover small molecule gamma-secretase modulator compounds useful in the field of treatment for AD in humans. The agreement has a two-year term and may be extended by Eisai for up to an additional 12 months. In October 2005, TorreyPines entered into an agreement with Eisai to discover gene targets useful in the field of treatment or prevention of AD in humans. The agreement has a two-year term and may be extended by Eisai for up to an additional 12 months. TorreyPines depends upon Eisai to provide funding for the research TorreyPines conducts under these agreements. If Eisai were to cease funding these programs for any reason, TorreyPines would need to provide its own funding for the programs, seek a strategic partner for further work on the programs, raise additional funding, or curtail or abandon the programs.

        During the term of the respective agreements, Eisai has exclusive first rights of negotiation and refusal with regard to a license, collaboration or other arrangement regarding gene targets discovered and validated in the course of the AD genetics research program or compounds discovered and validated in the course of the gamma-secretase modulator program, as applicable. These rights held by Eisai may delay or limit TorreyPines' ability to enter into a license, collaboration or other arrangement for any gene targets resulting from the AD genetic research program or compounds resulting from the gamma-secretase modulator program with a third party.

TorreyPines has an agreement providing Johnson & Johnson Development Corporation the first right to obtain rights to TorreyPines' M1 agonist program, which could delay or limit TorreyPines' ability to develop and commercialize these product candidates.

        TorreyPines has an agreement with Johnson & Johnson Development Corporation, or JJDC, regarding TorreyPines' research and development work into the effects of using M1 agonists in the treatment of CNS diseases and disorders. Upon completion of a specified level of development of TorreyPines' lead M1 agonist, TorreyPines is obligated to provide results for the compound to JJDC.

        For a specified period following receipt of the results, or at an earlier time as agreed to by JJDC and TorreyPines, JJDC has the exclusive right to negotiate with TorreyPines regarding any sale, transfer, license or other distribution of any TorreyPines' intellectual property rights or products related to TorreyPines' M1 agonist program, referred to as an M1 agonist transaction. If, during the specified period after the end of the period of negotiation with JJDC, TorreyPines proposes to enter in an agreement with a third party regarding an M1 agonist transaction on terms that are equivalent to or less favorable to TorreyPines than the terms last proposed by JJDC, TorreyPines must first offer JJDC the right to enter into an agreement with TorreyPines on the terms proposed by the third party. If JJDC notifies TorreyPines that it wishes to complete an M1 agonist transaction on the terms offered by the third party within a specified notice period, then the parties will negotiate an agreement on those terms during a specified negotiation period. These rights held by JJDC may delay or limit TorreyPines' ability to enter into an M1 agonist transaction.

If TorreyPines fails to enter into and maintain collaborations for its product candidates, TorreyPines may have to reduce or delay product development or increase expenditures.

        TorreyPines' strategy for developing, manufacturing, and commercializing potential products includes establishing and maintaining collaborations with pharmaceutical and biotechnology companies to advance some of its programs and reduce expenditures on those programs. TorreyPines may not be able to negotiate collaborations on acceptable terms, if at all. If TorreyPines is not able to establish and maintain collaborative arrangements, TorreyPines may have to reduce or delay further development of some programs or undertake the development activities at its own expense. If TorreyPines elects to increase capital expenditures to fund development programs on its own, TorreyPines will need to obtain additional capital, which may not be available on acceptable terms or at all. Even if TorreyPines does succeed in securing such collaborations, it may not be able to maintain them if, for example, development or approval of a product candidate is delayed or sales of an approved drug are disappointing. Furthermore, any delay in entering into collaborations could delay the development and commercialization of TorreyPines' product candidates and reduce their competitiveness, even if they reach the market. Any such delay related to TorreyPines' collaborations could adversely affect its business.

If strategic partners do not devote adequate resources to the development and commercialization of TorreyPines' licensed product candidates, TorreyPines may not be able to commercialize its products and achieve revenues.

        TorreyPines may enter into collaborations with other strategic partners with respect to TorreyPines' product candidates. If TorreyPines enters into any such collaborations, TorreyPines may have limited or no control over the amount and timing of resources that its partners dedicate to the development of TorreyPines product candidates. TorreyPines' ability to commercialize products which TorreyPines develops with its partners and generate royalties from product sales will depend on the partner's ability to assist TorreyPines in establishing the safety and efficacy of its product candidates, obtaining regulatory approvals and achieving market acceptance of products. TorreyPines' partners may elect to delay or terminate development of a product candidate, independently develop products that could compete with those of TorreyPines, or not commit sufficient resources to the marketing and distribution of products under the collaboration. If TorreyPines' partners fail to perform as expected under the collaborative agreements, TorreyPines' potential for revenue from the related product candidates will be dramatically reduced. In addition, revenue from TorreyPines' future collaborations may consist of contingent payments, such as payments for achieving development and commercialization milestones and royalties payable on sales of any successfully developed drugs. The milestone, royalty or other revenue that TorreyPines may receive under these collaborations will depend upon TorreyPines and its partner's ability to successfully develop, introduce, market and sell new products. In some cases, TorreyPines will not be involved in these processes and, accordingly, will depend entirely on its partners.

TorreyPines currently has no marketing or sales staff. If TorreyPines is unable to enter into or maintain collaborations with marketing partners or if TorreyPines is unable to develop its own sales and marketing capabilities, TorreyPines may not be successful in commercializing its potential drugs and TorreyPines may be unable to generate significant revenues.

        TorreyPines may elect to commercialize some of the products it is developing on its own, with or without a partner, where those products can be effectively marketed and sold in concentrated markets that do not require a large sales force to be competitive. TorreyPines currently has no sales, marketing or distribution capabilities. To be able to commercialize its own products, TorreyPines will need to establish its own specialized sales force and marketing organization with technical expertise and with supporting distribution capabilities. Developing such an organization is expensive and time consuming and could delay or limit TorreyPines' ability to commercialize products.

        To commercialize any product candidate that TorreyPines decides not to market on its own, TorreyPines will depend on collaborations with third parties which have established distribution systems and direct sales forces. If TorreyPines is unable to enter into such collaborations on acceptable terms, TorreyPines may not be able to successfully commercialize those products.

        To the extent that TorreyPines enters into arrangements with collaborators or other third parties to perform sales and marketing services, TorreyPines product revenues are likely to be lower than if TorreyPines directly marketed and sold its product candidates. If TorreyPines is unable to establish adequate sales and marketing capabilities, independently or with others, TorreyPines may not be able to generate significant revenues and may not become profitable and the price of its common stock may be negatively affected.

TorreyPines' product candidates are new therapies for pain and AD, and TorreyPines does not know whether these product candidates will yield commercially viable drugs. If TorreyPines' research and development efforts do not yield commercially viable drugs, TorreyPines' business will be adversely affected.

        TorreyPines most advanced product candidate, tezampanel, and a follow-on product candidate, NGX426, are antagonists of the AK receptors. They are part of a new class of compounds that block the AK receptors and, in turn, stop the transmission of pain signals. These product candidates may represent a novel approach to the management of migraine and chronic pain, including neuropathic pain. There are no approved products that are AK antagonists. As a result, TorreyPines cannot be certain that its product candidates will result in commercially viable drugs that safely and effectively treat migraine and other chronic pain indications.

        TorreyPines has two product candidates for AD, NGX267 and NGX292, which are muscarinic agonists and a gamma-secretase modulator product candidate for AD, NGX555. These product candidates belong to classes of compounds that have been or are being studied as a treatment for AD, but there are no approved muscarinic agonist products or gamma-secretase modulator products for AD. As a result, TorreyPines cannot be certain that its product candidates will safely and effectively improve the symptoms of AD or modify the progression of the disease or result in commercially viable drugs.

If TorreyPines' efforts to discover new product candidates do not succeed, and product candidates that TorreyPines recommends for clinical development do not actually begin clinical trials, TorreyPines' business will suffer.

        TorreyPines intends to use its proprietary technologies and expertise in AD and related neurodegenerative diseases and disorders to discover, develop and commercialize new products for the treatment and prevention of these diseases and disorders. Once recommended for development, a candidate undergoes drug substance scale up, preclinical testing, including toxicology tests, and formulation development. If this work is successful, an IND would need to be prepared, filed, and approved by the FDA and the product candidate would then be ready for human clinical testing.

        The process of researching, discovering, and conducting preclinical testing on product candidates is expensive, time-consuming and unpredictable. TorreyPines has one product candidate in preclinical development, NGX555, which was discovered by TorreyPines. Additional data obtained from TorreyPines' current preclinical program for NGX555 may not support advancing it into clinical development. In addition, TorreyPines may not identify any additional compounds suitable to be recommended preclinical or for clinical development. Moreover, any compounds TorreyPines recommends for clinical development, including NGX555, may not be effective or safe for their designated use, which would prevent their advancement into clinical trials and impede TorreyPines' ability to maintain or expand their clinical development pipeline. TorreyPines' ability to identify new compounds and advance them into development also depends upon its ability to fund research and development operations, and TorreyPines cannot be certain that additional funding will be available on acceptable terms, or at all.

If TorreyPines is not successful in acquiring or licensing additional CNS product candidates on acceptable terms, if at all, TorreyPines' business may be adversely affected.

        As part of its strategy, TorreyPines intends to acquire or in-license additional product candidates for treatment of diseases and disorders of the CNS. TorreyPines may not be able to identify promising CNS product candidates and may have to compete with other pharmaceutical and biotechnology companies seeking to identify CNS product candidates. Even if TorreyPines is successful in identifying promising CNS product candidates, TorreyPines may not be able to reach an agreement for the acquisition or license of the product candidates with their owners on acceptable terms, if at all.

TorreyPines does not have internal manufacturing capabilities. If TorreyPines fails to develop and maintain supply relationships with collaborators or other third-party manufacturers, TorreyPines may be unable to develop or commercialize its products.

        TorreyPines' ability to develop and commercialize its products depends in part on TorreyPines' ability to manufacture, or arrange for future collaborators or other third parties to manufacture, its products at a competitive cost, in accordance with regulatory requirements and in sufficient quantities for clinical testing and eventual commercialization. None of TorreyPines' current product candidates has been manufactured on a commercial scale. TorreyPines and these third-party manufacturers may encounter difficulties with the small- and large-scale formulation and manufacturing processes required to manufacture its product candidates, resulting in delays in clinical trials and regulatory submissions, in the commercialization of product candidates or, if any product candidate is approved, in the recall or withdrawal of the product from the market. TorreyPines' inability to enter into or maintain agreements with capable third-party manufacturers on acceptable terms could delay or prevent the commercialization of its products, which would adversely affect TorreyPines' ability to generate revenues and could prevent TorreyPines from achieving profitability.

        TorreyPines has supplies of tezampanel, NGX426 and NGX267 that it expects to need for current clinical trials. TorreyPines will need to identify and reach agreement with third parties for the supply of its product candidates for future clinical trials. TorreyPines does not have long-term supply agreements with third parties, and TorreyPines may not be able to enter into new supply agreements with them in a timely manner or on acceptable terms, if at all. These third parties may also be subject to capacity constraints that would cause them to limit the amount of TorreyPines' product candidates they can produce or the chemicals that TorreyPines can purchase. Any interruption or delay TorreyPines experiences in the supply of its product candidates or the chemicals may impede or delay such product candidates' clinical development and cause TorreyPines to incur increased expenses associated with identifying and qualifying one or more alternate suppliers.

        In addition, TorreyPines, its future collaborators or other third-party manufacturers of its products must comply with current good manufacturing practice, or cGMP, requirements enforced by the FDA through its facilities inspection program. These requirements include quality control, quality assurance and the maintenance of records and documentation. In addition, product manufacturing facilities in California are subject to licensing requirements of the California Department of Health Services and may be inspected by the California Department of Health Services at any time. TorreyPines, its collaborators or other third-party manufacturers of its products may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. A failure to comply with these requirements may result in fines and civil penalties, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval.

If TorreyPines fail to attract and keep key management and scientific personnel, TorreyPines may be unable to develop or commercialize its product candidates successfully.

        TorreyPines' success depends on its continued ability to attract, retain and motivate highly qualified management and scientific personnel. The loss of the services of any principal member of TorreyPines' senior management could delay or prevent the commercialization of its product candidates. TorreyPines employs these individuals on an at-will basis and their employment can be terminated by TorreyPines or them at any time, for any reason and with or without notice, subject to the terms contained in their employment offer letters.

        Competition for qualified personnel in the biotechnology field is intense. TorreyPines may not be able to attract and retain quality personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and other companies.

        TorreyPines has established a scientific advisory board, the members of which assist TorreyPines in formulating research and development strategies. These scientific advisors are not TorreyPines' employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to TorreyPines. The failure of TorreyPines' scientific advisors to devote sufficient time and resources to TorreyPines' programs could harm its business. In addition, TorreyPines' scientific advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with TorreyPines.

TorreyPines has a history of net losses, which TorreyPines expects to continue for the foreseeable future, and TorreyPines is unable to predict the extent of future losses or when TorreyPines will become profitable, if at all.

        Since its inception in 2000, TorreyPines has engaged only in research and development efforts. TorreyPines has incurred operating losses in each year since its inception, and TorreyPines may never achieve profitability. The net loss for each of the fiscal years ended December 31, 2005, December 31, 2004, December 31, 2003, December 31, 2002 and December 31, 2001 was $11.5 million, $10.4 million, $13.1 million, $6.8 million and $3.4 million, respectively. The net loss for the six months ended June 30, 2006 was $9.5 million. As of June 30, 2006, TorreyPines had an accumulated deficit of approximately $70.7 million. TorreyPines' losses have resulted principally from costs incurred in connection with its research activities and from general and administrative costs associated with its operations.

        TorreyPines expects to increase its operating expenses over the next several years as TorreyPines continues and expands its research and development activities, including clinical trials for its product candidates and further development of its product pipeline, acquire or in-license products, technologies or businesses, and fund other working capital and general corporate purposes. As a result, TorreyPines expects to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with its product development efforts, TorreyPines is unable to predict the extent of any future losses or when TorreyPines will become profitable, if at all.

TorreyPines currently lacks a significant continuing revenue source and may not become profitable.

        TorreyPines' ability to become profitable depends upon its ability to generate continuing revenues. To date, TorreyPines' product candidates and strategic collaborations have not generated any significant revenues, other than one-time or time-limited payments associated with current collaborations. TorreyPines' ability to generate significant continuing revenues depends on a number of factors, including:

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  successful completion of ongoing and future clinical trials for its product candidates;

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  achievement of regulatory approval for its product candidates;

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  successful completion of current and future strategic collaborations; and

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  successful sales, manufacturing, distribution and marketing of its products.

        TorreyPines does not anticipate that it will generate significant continuing revenues for several years. If TorreyPines is unable to generate significant continuing revenues, TorreyPines will not become profitable, and TorreyPines may be unable to continue its operations and, in such event, investors could lose their entire investment.

TorreyPines will need substantial additional funding and may be unable to raise capital when needed, which would force TorreyPines to delay, reduce or eliminate its research and development programs or commercialization efforts.

        TorreyPines will need to raise substantial additional capital in the future and additional funding requirements will depend on, and could increase significantly as a result of, many factors, including:

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  the rate of progress and cost of clinical trials;

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  the scope of TorreyPines' clinical trials and other research and development activities;

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  the prioritization and number of clinical development and research programs TorreyPines pursues;

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  the terms and timing of any collaborative, licensing and other arrangements that TorreyPines may establish;

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  the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

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  the costs and timing of regulatory approvals; and

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  the costs of establishing or contracting for sales and marketing capabilities.

        TorreyPines does not anticipate that it will generate significant continuing revenues for several years, if at all. Until TorreyPines can generate significant continuing revenues, if ever, TorreyPines expects to satisfy its future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements, as well as through interest income earned on cash balances. TorreyPines cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available, TorreyPines may be required to delay, reduce the scope of, or eliminate one or more of its research and development programs or commercialization efforts.

Raising additional funds by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders, restrict operations or require TorreyPines to relinquish proprietary rights.

        TorreyPines may raise additional funds through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. To the extent that TorreyPines raises additional capital by issuing equity securities, its existing stockholders' ownership will be diluted. Any debt financing TorreyPines enter into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing, specific restrictions on the use of TorreyPines assets as well as prohibitions on TorreyPines' ability to create liens, pay dividends, redeem stock or make investments. In addition, if TorreyPines raises additional funds through collaboration and licensing arrangements, it may be necessary to relinquish potentially valuable rights to its potential products or proprietary technologies, or grant licenses on terms that are not favorable to TorreyPines.

Changes in, or interpretations of, accounting rules and regulations could result in unfavorable accounting charges or require TorreyPines to change its compensation policies.

        Accounting methods and policies for biopharmaceutical companies, including policies governing revenue recognition, expenses, accounting for stock options and in-process research and development costs are subject to further review, interpretation and guidance from relevant accounting authorities, including the Securities and Exchange Commission. Changes to, or interpretations of, accounting methods or policies in the future may require TorreyPines to reclassify, restate or otherwise change or revise its financial statements, including those contained in this joint proxy statement/prospectus.

Risks Related to TorreyPines' Intellectual Property

TorreyPines' success depends upon its ability to protect its intellectual property and proprietary technologies.

        TorreyPines' commercial success depends on obtaining and maintaining patent protection and trade secret protection of its product candidates, proprietary technologies and their uses, as well as successfully defending these patents against third-party challenges. TorreyPines will only be able to protect its product candidates, proprietary technologies and their uses from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them.

        The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the U.S. The biotechnology patent situation outside the U.S. is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the U.S. and other countries may diminish the value of TorreyPines' intellectual property. Accordingly, TorreyPines cannot predict the breadth of claims that may be allowed or enforced in its patents or in third-party patents.

        The degree of future protection for TorreyPines' proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect its rights or permit it to gain or keep its competitive advantage. For example:

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  TorreyPines or its licensors might not have been the first to make the inventions covered by each of its pending patent applications and issued patents;

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  TorreyPines or its licensors might not have been the first to file patent applications for these inventions;

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  others may independently develop similar or alternative technologies or duplicate any of TorreyPines' technologies;

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  it is possible that none of TorreyPines' pending patent applications will result in issued patents;

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  TorreyPines' issued patents may not provide a basis for commercially viable products, may not provide it with any competitive advantages, or may be challenged by third parties;

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  TorreyPines' issued patents may not be valid or enforceable;

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  TorreyPines may not develop additional proprietary technologies that are patentable; and

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  the patents of others may have an adverse effect on TorreyPines' business.

        Proprietary trade secrets and unpatented know-how are also very important to TorreyPines' business. Although TorreyPines has taken steps to protect its trade secrets and unpatented know-how, including entering into confidentiality agreements with third parties and proprietary information and inventions agreements with employees, consultants and advisors, third parties may still obtain this information. Enforcing a claim that a third party illegally obtained and is using TorreyPines' trade secrets or unpatented know-how is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. may be less willing to protect this information. Moreover, TorreyPines' competitors may independently develop equivalent knowledge, methods and know-how.

If TorreyPines is sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation would have a material adverse effect on its business.

        TorreyPines' commercial success depends upon its ability and the ability of any of its collaborators to develop, manufacture, market, and sell its product candidates and use its proprietary technologies without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which TorreyPines is developing products. Because patent applications can take many years to issue, there may be currently pending applications, unknown to TorreyPines, which may later result in issued patents that its product candidates or proprietary technologies may infringe. TorreyPines has not conducted a complete search of existing patents to identify existing patents that its product candidates or proprietary technologies may inadvertently infringe.

        TorreyPines may be exposed to future litigation by the companies holding these patents or other third parties based on claims that its product candidates and/or proprietary technologies infringe their intellectual property rights. If one of these patents was found to cover TorreyPines' product candidates, proprietary technologies or their uses, TorreyPines or its collaborators could be required to pay damages and could be unable to commercialize its product candidates or use its proprietary technologies unless it obtained a license to the patent. A license to these patents may not be available to TorreyPines or its collaborators on acceptable terms, if at all.

        There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that TorreyPines or its collaborators infringe on its technology, it may face a number of issues, including:

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  infringement and other intellectual property claims which, with or without merit, may be expensive and time-consuming to litigate and may divert management's attention from its core business;

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  substantial damages for infringement, including treble damages and attorneys' fees, as well as damages for products development using allegedly infringing drug discovery tools or methods which TorreyPines may have to pay if a court decides that the product or proprietary technology at issue infringes on or violates the third party's rights;

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  a court prohibiting TorreyPines from selling or licensing the product or using the proprietary technology unless the third party licenses its technology to TorreyPines, which it is not required to do;

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  if a license is available from the third party, TorreyPines may have to pay substantial royalties, fees and/or grant cross licenses to its technology; and

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  redesigning TorreyPines' products or processes so they do not infringe, which may not be possible or may require substantial funds and time,

        TorreyPines may also be subject to claims that it or its employees, who were previously employed at universities or other biotechnology or pharmaceutical companies, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If TorreyPines fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent TorreyPines' ability to commercialize certain potential drugs, which could severely harm its business. Even if TorreyPines is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to TorreyPines' Industry

TorreyPines' product candidates are subject to extensive regulation, which can be costly and time consuming, cause unanticipated delays or prevent the receipt of the required approvals to commercialize TorreyPines' product candidates.

        The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, export, marketing and distribution of TorreyPines' product candidates are subject to extensive regulation by the FDA and other regulatory agencies in the U.S. and by comparable foreign governmental authorities. The process of obtaining these approvals is expensive, often takes many years, and can vary substantially based upon the type, complexity and novelty of the products involved. Approval policies or regulations may change. In addition, although members of TorreyPines' management have drug development and regulatory experience, as a company TorreyPines has not previously filed the marketing applications necessary to gain regulatory approvals for any product. This lack of experience may impede TorreyPines' ability to obtain FDA marketing approval in a timely manner, if at all, for its product candidates for which development and commercialization is TorreyPines' responsibility. TorreyPines will not be able to commercialize its product candidates in the U.S. until TorreyPines obtains FDA approval and in other countries until TorreyPines obtains approval by comparable governmental authorities. Any delay in obtaining, or inability to obtain, these approvals would prevent TorreyPines from commercializing its product candidates.

Even if any of TorreyPines' product candidates receives regulatory approval, they may still face future development and regulatory difficulties.

        If any of TorreyPines' product candidates receive regulatory approval, the FDA and foreign regulatory authorities may still impose significant restrictions on the uses or marketing of the product candidates or impose ongoing requirements for post-approval studies. In addition, regulatory agencies subject a product, its manufacturer and the manufacturer's facilities to continuing review and periodic inspections. If previously unknown problems with a product or its manufacturing facility are discovered, a regulatory agency may impose restrictions on that product, TorreyPines, or its partners, including requiring withdrawal of the product from the market. TorreyPines' candidates will also be subject to ongoing FDA requirements for submission of safety and other post-market information. If TorreyPines' product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

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  issue warning letters;

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  impose civil or criminal penalties;

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  suspend regulatory approval;

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  suspend any ongoing clinical trials;

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  refuse to approve pending applications or supplements to approved applications filed by TorreyPines or its collaborators;

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  impose restrictions on operations, including costly new manufacturing requirements; or

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  seize or detain products or require a product recall.

        In order to market any products outside of the U.S., TorreyPines and its partners must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the U.S. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects described above regarding FDA approval in the U.S., including the risk that TorreyPines' product candidates may not be approved for all indications requested, which could limit the uses of its product candidates and adversely impact potential royalties and product sales, and that such approval may be subject to limitations on the indicated uses for which the product may be marketed or require costly, post-marketing follow-up studies.

        If TorreyPines and its partners fail to comply with applicable foreign regulatory requirements, TorreyPines and its partners may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

If TorreyPines' competitors have products that are approved faster, marketed more effectively or demonstrated to be more effective than TorreyPines' products, then TorreyPines' commercial opportunity will be reduced or eliminated.

        The biotechnology and biopharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. TorreyPines faces competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions. Due to the high demand for treatments for CNS diseases and disorders, research is intense and new treatments are being sought out and developed by TorreyPines' competitors.

        In addition, many other competitors are developing products for the treatment of the diseases TorreyPines is targeting and if successful, these products could compete with TorreyPines' products. If TorreyPines receives approval to market and sell any of its product candidates, TorreyPines may compete with these companies and their products as well as others in varying stages of development.

        Many of TorreyPines' competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals and marketing approved products than TorreyPines does. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. TorreyPines' competitors may succeed in developing technologies and therapies that are more effective, better tolerated or less costly than any which TorreyPines is developing, or that would render TorreyPines' product candidates obsolete and noncompetitive. TorreyPines' competitors may succeed in obtaining approvals from the FDA and foreign regulatory authorities for their products sooner than TorreyPines does. TorreyPines will also face competition from these third parties in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, and in acquiring and in-licensing technologies and products complementary to TorreyPines' programs or advantageous to its business.

If TorreyPines' product candidates do not achieve market acceptance among physicians, patients, health care payors and the medical community, they will not be commercially successful and TorreyPines' business will be adversely affected.

        The degree of market acceptance of any of TorreyPines' approved product candidates among physicians, patients, health care payors and the medical community will depend on a number of factors, including:

  •
  acceptable evidence of safety and efficacy;

  •
  relative convenience and ease of administration;

  •
  the prevalence and severity of any adverse side effects;

  •
  availability of alternative treatments;

  •
  pricing and cost effectiveness;

  •
  effectiveness of sales and marketing strategies; and

  •
  ability to obtain sufficient third-party coverage or reimbursement.

TorreyPines is subject to uncertainty relating to health care reform measures and reimbursement policies which, if not favorable to its product candidates, could hinder or prevent the commercial success of its product candidates.

        The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect TorreyPines':

  •
  ability to set a price TorreyPines believes is fair for its products;

  •
  ability to generate revenues and achieve profitability;

  •
  future revenues and profitability of potential customers, suppliers and collaborators; and

  •
  the availability of capital.

        In certain foreign markets, the pricing of prescription drugs is subject to government control. In the U.S., given recent federal and state government initiatives directed at lowering the total cost of health care, Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription drugs and the reform of the Medicare and Medicaid systems. For example, a new Medicare prescription drug benefit program began in 2006. While TorreyPines cannot predict the full outcome of the implementation of this legislation or whether any future legislative or regulatory proposals affecting its business will be adopted, the announcement or adoption of these proposals could materially and adversely affect TorreyPines' business, financial condition, and results of operations.

        TorreyPines' ability to commercialize its product candidates successfully will depend in part on the extent to which governmental authorities, private health insurers and other organizations establish appropriate reimbursement levels for the cost of its products and related treatments. Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the U.S., which could significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for TorreyPines' product candidates or exclusion of its product candidates from reimbursement programs. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could materially and adversely affect TorreyPines' results of operations.

Product liability claims may harm TorreyPines' business if its insurance coverage for those claims is inadequate.

        TorreyPines faces an inherent risk of product liability exposure related to the testing of its product candidates in human clinical trials, and will face an even greater risk if TorreyPines sells its product candidates commercially. An individual may bring a liability claim against TorreyPines if one of its product candidates causes, or merely appears to have caused, an injury. If TorreyPines cannot successfully defend itself against the product liability claim, TorreyPines will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

  •
  decreased demand for TorreyPines' product candidates;

  •
  injury to TorreyPines' reputation;

  •
  withdrawal of clinical trial participants;

  •
  costs of related litigation;

  •
  substantial monetary awards to patients or other claimants;

  •
  loss of revenues; and

  •
  the inability to commercialize TorreyPines' product candidates.

        TorreyPines has product liability insurance that covers its clinical trials, up to an annual aggregate limit of $5.0 million. TorreyPines intends to expand its insurance coverage to include the sale of commercial products if marketing approval is obtained for any of its product candidates. However, insurance coverage is increasingly expensive. TorreyPines may not be able to maintain insurance coverage at a reasonable cost and TorreyPines may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise.

TorreyPines uses hazardous chemicals and radioactive and biological materials in its business. Any claims relating to improper handling, storage or disposal of these materials could be time-consuming and costly.

        TorreyPines' research and development processes involve the controlled use of hazardous materials, including chemicals, radioactive and biological materials. TorreyPines' operations produce hazardous waste products. TorreyPines cannot eliminate the risk of accidental contamination or discharge and any resultant injury from those materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. TorreyPines may be sued for any injury or contamination that results from its use or the use by third parties of these materials. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair TorreyPines' research, development and production efforts.

Risks Related to the Combined Company

        In determining whether you should approve the merger, the issuance of shares of Axonyx common stock and the merger warrants and other matters related to the merger, as the case may be, you should carefully read the following risk factors in addition to the risks described under "Risk Factors—Risks Related to Axonyx" and "Risk Factors—Risks Related to TorreyPines," which will also apply to the combined company.

The combined company's stock price is expected to be volatile, and the market price of its common stock may drop following the merger.

        The market price of the combined company's common stock could be subject to significant fluctuations following the merger. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company's common stock to fluctuate include:

  •
  the results of the combined company's current and any future clinical trials of its product candidates;

  •
  the results of ongoing preclinical studies and planned clinical trials of the combined company's preclinical product candidates;

  •
  the entry into, or termination of, key agreements, including key strategic alliance agreements;

  •
  the results and timing of regulatory reviews relating to the approval of the combined company's product candidates;

  •
  the initiation of, material developments in, or conclusion of litigation to enforce or defend any of the combined company's intellectual property rights;

  •
  failure of any of the combined company's product candidates, if approved, to achieve commercial success;

  •
  general and industry-specific economic conditions that may affect the combined company's research and development expenditures;

  •
  the results of clinical trials conducted by others on drugs that would compete with the combined company's product candidates;

  •
  issues in manufacturing the combined company's product candidates or any approved products;

  •
  the loss of key employees;

  •
  the introduction of technological innovations or new commercial products by competitors of the combined company;

  •
  changes in estimates or recommendations by securities analysts, if any, who cover the combined company's common stock;

  •
  future sales of the combined company's common stock;

  •
  changes in the structure of health care payment systems; and

  •
  period-to-period fluctuations in the combined company's financial results.

        Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company's common stock.

        In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company's profitability and reputation.

The combined company's management will be required to devote substantial time to comply with public company regulations.

        As a public company, the combined company will incur significant legal, accounting and other expenses that TorreyPines does not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NASDAQ Global Market, impose various requirements on public companies, including with respect to corporate governance practices. The combined company's management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase the combined company's legal and financial compliance costs relative to those of TorreyPines and will make some activities more time-consuming and costly.

        In addition, the Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, the combined company must perform system and process evaluation and testing of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. The combined company's compliance with Section 404 will require that it incur substantial accounting and related expense and expend significant management efforts. The combined company will need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404. Moreover, if the combined company is not able to comply with the requirements of Section 404, or if the combined company or its independent registered public accounting firm identifies deficiencies in its internal controls over financial reporting that are deemed to be material weaknesses, the market price of the combined company's stock could decline and the combined company could be subject to sanctions or investigations by the NASDAQ Global Market, SEC or other regulatory authorities.

Anti-takeover provisions in the combined company's stockholder rights plan and in its certificate of incorporation and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of the combined company difficult.

        The combined company will be party to a stockholder rights plan, also referred to as a poison pill, which is intended to deter a hostile takeover of the combined company by making such proposed acquisition more expensive and less desirable to the potential acquirer. The stockholder rights plan and the combined company's certificate of incorporation and bylaws, as amended, will contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could limit the price that investors might be willing to pay in the future for shares of the combined company's common stock.

The combined company may continue to incur losses for the foreseeable future, and might never achieve profitability.

        Axonyx began operations in 1997 and has incurred a net operating loss every year since that time. As of June 30, 2006, Axonyx had an accumulated deficit of approximately $99.3 million. TorreyPines has incurred operating losses in each year since its inception, and TorreyPines may never achieve profitability. As of June 30, 2006, TorreyPines had an accumulated deficit of approximately $70.7 million. The combined company may never become profitable, even if the combined company is able to commercialize additional products. The combined company will need to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the combined company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

The combined company may be required to suspend, repeat or terminate its clinical trials if they do not meet regulatory requirements, the results are negative or inconclusive, or if the trials are not well designed.

        Before regulatory approval for any potential product can be obtained, the combined company must undertake extensive clinical testing in humans to demonstrate the tolerability and efficacy of the product, both on its own terms, and as compared to the other principal drugs on the market that have the same therapeutic indication. Neither Axonyx nor TorreyPines can assure investors that it will obtain authorization to permit product candidates that are already in the preclinical development phase to enter the human clinical testing phase. In addition, neither Axonyx nor TorreyPines can assure investors that any authorized preclinical or clinical testing will be completed successfully within any specified time period by the combined company, or without significant additional resources or expertise to those originally expected to be necessary. Neither Axonyx nor TorreyPines can assure investors that such testing will show potential products to be safe and efficacious or that any such product will be approved for a specific indication. Further, the results from preclinical studies and early clinical trials may not be indicative of the results that will be obtained in later-stage clinical trials. In addition, the combined company or regulatory authorities may suspend clinical trials at any time on the basis that the participants are being exposed to unacceptable health risks.

        Completion of clinical tests depends on, among other things, the number of patients available for testing, which is a function of many factors, including the number of patients with the relevant conditions, the nature of the clinical testing, the proximity of patients to clinical testing centers, the eligibility criteria for tests as well as competition with other clinical testing programs involving the same patient profile but different treatments. The combined company will rely on third parties, such as contract research organizations and/or co-operative groups, to assist it in overseeing and monitoring clinical trials as well as to process the clinical results and manage test requests, which may result in delays or failure to complete trials, if the third parties fail to perform or to meet the applicable standards. A failure by the combined company or such third parties to keep to the terms of a product program development for any particular product candidate or to complete the clinical trials for a product candidate in the envisaged time frame could have significant negative repercussions on the combined company's business and financial condition.

Even if the combined company's product candidates are successful in clinical trials, the combined company may not be able to successfully commercialize them.

        Since Axonyx's inception in 1997 and since TorreyPines began operations as Neurogenetics, Inc. in 2000, both companies have dedicated substantially all of their resources to the research and development of their technologies and related compounds. All of Axonyx's and TorreyPines compounds currently are in research or development, and none have been submitted for marketing approval. The combined company's compounds may not enter human clinical trials on a timely basis, if at all, and the combined company may not develop any product candidates suitable for commercialization.

        Prior to commercialization, each product candidate will require significant additional research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons, including that they may:

  •
  be found ineffective or cause harmful side effects during preclinical testing or clinical trials;

  •
  fail to receive necessary regulatory approvals;

  •
  be difficult to manufacture on a large scale;

  •
  be uneconomical to produce;

  •
  fail to achieve market acceptance; or

  •
  be precluded from commercialization by proprietary rights of third parties.

        The combined company's product development efforts or the combined company's collaborative partners' efforts may not be successfully completed and the combined company may not obtain required regulatory approvals. Any products, if introduced, may not be successfully marketed nor achieve customer acceptance.

If the combined company fails to establish and maintain collaborations or if its partners do not perform, the combined company may be unable to develop and commercialize its product candidates.

        Axonyx and TorreyPines have each entered into collaborative arrangements with third parties to develop and/or commercialize product candidates. Additional collaborations might be necessary in order for the combined company to fund its research and development activities and third-party manufacturing arrangements, seek and obtain regulatory approvals and successfully commercialize existing and future product candidates. If the combined company fails to maintain the existing collaborative arrangements held by Axonyx and TorreyPines or fails to enter into additional collaborative arrangements, the number of product candidates from which the combined company could receive future revenues would decline.

        The combined company's dependence on collaborative arrangements with third parties will subject it to a number of risks that could harm the combined company's ability to develop and commercialize products:

  •
  collaborative arrangements might not be on terms favorable to the combined company;

  •
  disagreements with partners may result in delays in the development and marketing of products, termination of collaboration agreements or time consuming and expensive legal action;

  •
  the combined company cannot control the amount and timing of resources partners devote to product candidates or their prioritization of product candidates, and partners may not allocate sufficient funds or resources to the development, promotion or marketing of the combined company's products, or may not perform their obligations as expected;

  •
  partners may choose to develop, independently or with other companies, alternative products or treatments, including products or treatments which compete with the combined company's;

  •
  agreements with partners may expire or be terminated without renewal, or partners may breach collaboration agreements with the combined company;

  •
  business combinations or significant changes in a partner's business strategy might adversely affect that partner's willingness or ability to complete its obligations to the combined company; and

  •
  the terms and conditions of the relevant agreements may no longer be suitable.

        Axonyx and TorreyPines cannot assure you that the combined company will be able to negotiate future collaboration agreements or that those currently in existence will make it possible for the combined company to fulfill its objectives.

The combined company may not complete its clinical trials in the time expected, which could delay or prevent the commercialization of its products.

        Although for planning purposes Axonyx and TorreyPines forecast the commencement and completion of clinical trials, the actual timing of these events can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions and the rate of patient enrollment. Clinical trials involving the combined company's product candidates may not commence nor be completed as forecasted. In certain circumstances the combined company will rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving the combined company's products. The combined company will have less control over the timing and other aspects of these clinical trials than if it conducted them entirely on its own. These trials may not commence or be completed as either Axonyx or TorreyPines expect. They may not be conducted successfully. Failure to commence or complete, or delays in, any of the combined company's planned clinical trials could delay or prevent the commercialization of the combined company's products and harm its business.

If the combined company fails to keep pace with rapid technological change in the biotechnology and pharmaceutical industries, its products could become obsolete.

        Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. Axonyx and TorreyPines expect that the technologies associated with biotechnology research and development will continue to develop rapidly. The combined company's future will depend in large part on its ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that the combined company develops may become obsolete before the combined company recovers any expenses incurred in connection with developing these products.

If the combined company loses key personnel or is unable to attract and retain additional personnel, the combined company may be unable to pursue collaborations or develop its own products.

        The loss of any key members of the combined company's scientific or management staff, or failure to attract or retain other key scientific employees, could prevent the combined company from pursuing collaborations or developing its products and core technologies. Recruiting and retaining qualified scientific personnel to perform research and development work are critical to the combined company's success. There is intense competition for qualified scientists and managerial personnel from numerous pharmaceutical and biotechnology companies, as well as from academic and government organizations, research institutions and other entities. In addition, the combined company will rely on consultants and advisors, including scientific and clinical advisors, to assist it in formulating its research and development strategy. All of the combined company's consultants and advisors will be employed by other employers or be self-employed, and will have commitments to or consulting or advisory contracts with other entities that may limit their availability to the combined company.

FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains "forward-looking statements" of Axonyx within the meaning of the Private Securities Litigation Reform Act of 1995, which is applicable to Axonyx because Axonyx is a public company subject to the reporting requirements of the Exchange Act but is not applicable to TorreyPines because TorreyPines is not a public company and is not currently subject to the reporting requirements of the Exchange Act. These forward-looking statements include:

  •
  the potential value created by the proposed merger for Axonyx's and TorreyPines' securityholders;

  •
  the efficacy, safety and intended utilization of TorreyPines' and Axonyx's product candidates;

  •
  the conduct and results of TorreyPines' and Axonyx's research, discovery and preclinical efforts and clinical trials;

  •
  TorreyPines' and Axonyx's plans regarding future research, discovery and preclinical efforts and clinical activities and collaborative, intellectual property and regulatory activities;

  •
  the period in which TorreyPines expects cash will be available to fund its current operating plan, both before and after giving effect to the merger;

  •
  the amount of shares Axonyx expects to issue in connection with the merger; and

  •
  each of Axonyx's and TorreyPines' results of operations, financial condition and businesses, and products and product candidates under development and the expected impact of the proposed merger on the combined company's financial and operating performance.

        Words such as "anticipates," "believes," "forecast," "potential," "contemplates," "expects," "intends," "plans," "believes," "seeks," "estimates," "could," "would," "will," "may," "can" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the following:

  •
  Axonyx and TorreyPines may not be able to complete the proposed merger;

  •
  TorreyPines' and Axonyx's product candidates that appear promising in early research and clinical trials may not demonstrate safety and efficacy in subsequent clinical trials;

  •
  risks associated with reliance on collaborative partners for further clinical trials and other development activities; and

  •
  risks involved with development and commercialization of product candidates.

        Many of the important factors that will determine these results and values are beyond Axonyx's and TorreyPines' ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, Axonyx and TorreyPines do not assume any obligation to update any forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" in this joint proxy statement/prospectus.

THE ANNUAL MEETING OF AXONYX STOCKHOLDERS

Date, Time and Place

        The annual meeting of Axonyx stockholders will be held on September 28, 2006, at the offices of Eisner LLP, 750 Third Avenue, 16th Floor, New York, NY 10017 commencing at 2:00 p.m. local time. Axonyx is sending this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the Axonyx board of directors for use at the Axonyx annual meeting and any adjournments or postponements of the annual meeting. This joint proxy statement/prospectus is first being furnished to stockholders of Axonyx on or about August 30, 2006.

Purposes of the Axonyx Annual Meeting

        The purposes of the Axonyx annual meeting are:

1.
To consider and vote upon a proposal to approve the issuance of Axonyx common stock and warrants to purchase common stock, referred to herein as the merger warrants, and the resulting change in control pursuant to the Agreement and Plan of Merger and Reorganization, dated as of June 7, 2006, by and among Axonyx, Autobahn Acquisition, Inc., a wholly owned subsidiary of Axonyx, and TorreyPines Therapeutics, Inc., a Delaware corporation, as described in this joint proxy statement/prospectus.

2.
To approve an amendment to Axonyx's articles of incorporation effecting the reverse stock split, as described in this joint proxy statement/prospectus.

3.
To approve an amendment to Axonyx's articles of incorporation to change the name "Axonyx Inc." to "TorreyPines Therapeutics, Inc."

4.
To approve a change of Axonyx's state of incorporation from Nevada to Delaware, as described in this joint proxy statement/prospectus.

5.
To approve the adoption, contingent upon and effective as of immediately following the effective time of the merger, of the Axonyx 2006 Equity Incentive Plan, as described in this joint proxy statement/prospectus.

6.
To elect the six directors nominated by the nominating/governance committee of Axonyx's board of directors and named herein; provided, however, that if the merger is completed, it is anticipated that the Axonyx board of directors will consist of the ten people identified in this joint proxy statement/prospectus, four of whom are listed nominees.

7.
To consider and vote upon an adjournment of the Axonyx annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Axonyx Proposal Nos. 1, 2, 3 and 4.

8.
To transact such other business as may properly come before the Axonyx annual meeting or any adjournment or postponement thereof.

Recommendation of Axonyx's Board of Directors

  •
  The Axonyx board of directors has determined and believes that the issuance of shares of Axonyx common stock pursuant to the merger and the issuance of the merger warrants and the resulting change in control is advisable to, and in the best interests of, Axonyx and its stockholders and has approved such items. The Axonyx board of directors unanimously recommends that Axonyx stockholders vote "FOR" Axonyx Proposal No. 1 to approve the issuance of shares of Axonyx common stock and the merger warrants in the merger and the resulting change in control.

  •
  The Axonyx board of directors has determined and believes that it is advisable to, and in the best interests of, Axonyx and its stockholders to approve an amendment to Axonyx's articles of incorporation effecting the reverse stock split, as described in this joint proxy statement/prospectus. The Axonyx board of directors unanimously recommends that Axonyx stockholders vote "FOR" Axonyx Proposal No. 2 to approve the amendment to Axonyx's articles of incorporation effecting the reverse stock split, as described in this joint proxy statement/prospectus.

  •
  The Axonyx board of directors has determined and believes that the amendment of Axonyx's articles of incorporation to change the name of Axonyx to "TorreyPines Therapeutics, Inc." is advisable to, and in the best interests of, Axonyx and its stockholders and has approved such name change. The Axonyx board of directors unanimously recommends that Axonyx stockholders vote "FOR" Axonyx Proposal No. 3 to approve the name change.

  •
  The Axonyx board of directors has determined and believes that it is advisable to, and in the best interests of, Axonyx and its stockholders to approve a change of Axonyx's state of incorporation from Nevada to Delaware, as described in this joint proxy statement/prospectus. The Axonyx board of directors unanimously recommends that Axonyx stockholders vote "FOR" Proposal No. 4 to approve a change of Axonyx's state of incorporation from Nevada to Delaware, as described in this joint proxy statement/prospectus.

  •
  The Axonyx board of directors has determined and believes that the adoption, contingent upon and effective as of immediately following the effective time of the merger, of the Axonyx 2006 equity incentive plan, as described in this joint proxy statement/prospectus, is advisable to, and in the best interests of, Axonyx and its stockholders and has approved and adopted the Axonyx 2006 equity incentive plan. The Axonyx board of directors unanimously recommends that Axonyx stockholders vote "FOR" Axonyx Proposal No. 5 to approve the adoption of the Axonyx 2006 equity incentive plan, as described in this joint proxy statement/prospectus.

  •
  The Axonyx board of directors unanimously recommends a vote in favor of each of the six named nominees in Proposal No. 6.

  •
  The Axonyx board of directors has determined and believes that adjourning the Axonyx annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Axonyx Proposal Nos. 1, 2, 3 and 4 is advisable to, and in the best interests of, Axonyx and its stockholders and has approved and adopted the proposal. The Axonyx board of directors unanimously recommends that Axonyx stockholders vote "FOR" Axonyx Proposal No. 7 to adjourn the Axonyx annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Axonyx Proposal Nos. 1, 2, 3 and 4.

Record Date and Voting Power

        Only holders of record of Axonyx common stock at the close of business on the record date, August 14, 2006, are entitled to notice of, and to vote at, the Axonyx annual meeting. There were approximately 334 holders of record of Axonyx common stock at the close of business on the record date. At the close of business on the record date, 53,680,721 shares of Axonyx common stock were issued and outstanding. Each share of Axonyx common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled "Principal Stockholders of Axonyx" in this joint proxy statement/prospectus for information regarding persons known to the management of Axonyx to be the beneficial owners of more than 5% of the outstanding shares of Axonyx common stock.

Voting and Revocation of Proxies

        The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Axonyx for use at the Axonyx annual meeting.

        If you are a stockholder of record of Axonyx as of the record date referred to above, you may vote in person at the Axonyx annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Axonyx annual meeting, Axonyx urges you to vote by proxy to ensure your vote is counted. You may still attend the Axonyx annual meeting and vote in person if you have already voted by proxy. As a stockholder of record:

  •
  to vote in person, come to the Axonyx annual meeting and Axonyx will give you a ballot when you arrive.

  •
  to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to Axonyx before the Axonyx annual meeting, Axonyx will vote your shares as you direct.

  •
  to vote over the telephone, dial the toll-free number on your proxy card or voting instruction form using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on September 27, 2006 to be counted.

  •
  to vote on the Internet, go to the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on September 27, 2006 to be counted.

        If your Axonyx shares are held by your broker as your nominee (that is, in street name), the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your Axonyx shares. If you do not give instructions to your broker, your broker can vote your Axonyx shares with respect to "discretionary" items but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the Axonyx shares will be treated as broker non-votes. It is anticipated that Axonyx Proposal Nos. 1, 2, 3, 4 and 5 will be non-discretionary items.

        All properly executed proxies that are not revoked will be voted at the Axonyx annual meeting and at any adjournments or postponements of the Axonyx annual meeting in accordance with the instructions contained in the proxy. If a holder of Axonyx common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted "FOR" Axonyx Proposal No. 1 to approve the issuance of shares of Axonyx common stock and the merger warrants in the merger, and for the resulting change in control; "FOR" Axonyx Proposal No. 2 to approve an amendment to Axonyx's articles of incorporation effecting the reverse stock split described in this joint proxy statement/prospectus; "FOR" Axonyx Proposal No. 3 to approve an amendment to Axonyx's articles of incorporation to change the name of "Axonyx Inc." to "TorreyPines Therapeutics, Inc."; "FOR" Axonyx Proposal No. 4 to approve a change of Axonyx's state of incorporation from Nevada to Delaware, as described in this joint proxy statement/prospectus; "FOR" Axonyx Proposal No. 5 to approve the adoption of the Axonyx 2006 Equity Incentive Plan, as described in this joint proxy statement/prospectus; "FOR" Axonyx Proposal No. 6 for the election of each of the six named nominees to Axonyx's board of directors; and "FOR" Axonyx Proposal No. 7 to adjourn the Axonyx annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of

Axonyx Proposal Nos. 1, 2, 3 and 4 in accordance with the recommendation of the Axonyx board of directors.

        Axonyx stockholders of record, other than those Axonyx stockholders who have executed voting agreements, may change their vote at any time before their proxy is voted at the Axonyx annual meeting in one of three ways. First, a stockholder of record of Axonyx can send a written notice to the Secretary of Axonyx stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of Axonyx can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, a stockholder of record of Axonyx can attend the Axonyx annual meeting and vote in person. Attendance alone will not revoke a proxy. If an Axonyx stockholder of record or a stockholder who owns Axonyx shares in "street name" has instructed a broker to vote its shares of Axonyx common stock, the stockholder must follow directions received from its broker to change those instructions.

Required Vote

        The presence, in person or represented by proxy, at the Axonyx annual meeting of the holders of a majority of the shares of Axonyx common stock outstanding and entitled to vote at the Axonyx annual meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. Approval of each of Axonyx Proposal Nos. 1, 5 and 7 requires the affirmative vote of the holders of a majority of the Axonyx common stock having voting power present in person or represented by proxy at the Axonyx annual meeting. Approval of each of Axonyx Proposal Nos. 2, 3 and 4 requires the affirmative vote of holders of a majority of the Axonyx common stock having voting power outstanding on the record date for the Axonyx annual meeting. For the election of directors (Axonyx Proposal No. 6), the six nominees receiving the most "For" votes from the shares having voting power present in person or represented by proxy will be elected.

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For", with respect to proposals other than Axonyx Proposal No. 6, and "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal (other than the election of directors) and will have the same effect as "Against" votes. Broker non-votes will have the same effect as "Against" votes for Axonyx Proposal Nos. 2, 3, and 4. For Axonyx Proposal Nos. 1, 5 and 7, broker non-votes will have no effect and will not be counted towards the vote total.

        At the record date for the Axonyx annual meeting, the directors and executive officers of Axonyx beneficially owned approximately 8.5% of the outstanding shares of Axonyx common stock entitled to vote at the Axonyx annual meeting, and the directors and executive officers of Axonyx owning these shares are subject to voting agreements. Each stockholder that entered into a voting agreement has agreed to vote all shares of Axonyx common stock owned by him as of the record date in favor of the approval of the issuance of the shares of Axonyx common stock and merger warrants pursuant to the merger, the amendment to Axonyx's articles of incorporation effecting the reverse stock split and the name change from "Axonyx Inc." to "TorreyPines Therapeutics, Inc.", the change of Axonyx's state of incorporation from Nevada to Delaware, the Axonyx 2006 Equity Incentive Plan and any action in furtherance of the foregoing, and against any matter that would result in a breach of the merger agreement by Axonyx and any other action which is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the transactions contemplated by the merger agreement. As of June 15, 2006, neither TorreyPines nor any of TorreyPines' affiliates owned any shares of Axonyx common stock entitled to vote at the Axonyx annual meeting.

Solicitation of Proxies

        In addition to solicitation by mail, the directors, officers, employees and agents of Axonyx may solicit proxies from Axonyx's stockholders by personal interview, telephone, telegram or otherwise. Axonyx has retained Georgeson Inc., a proxy solicitation firm, to solicit proxies for a fee of approximately $25,000 plus reimbursement of out-of-pocket expenses and a $4.25 per call charge for all telephone calls made in connection with proxy solicitations and a $5.00 per call charge for stockholder votes over the telephone. Axonyx will pay Georgeson Inc. an additional $25,000 in the event of a contested solicitation. Axonyx and TorreyPines will share equally the costs of printing and filing this joint proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Axonyx common stock for the forwarding of solicitation materials to the beneficial owners of Axonyx common stock. Axonyx will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

        As of the date of this joint proxy statement/prospectus, the Axonyx board of directors does not know of any business to be presented at the Axonyx annual meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the Axonyx annual meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE SPECIAL MEETING OF TORREYPINES STOCKHOLDERS

General

        TorreyPines is furnishing this joint proxy statement/prospectus to holders of TorreyPines common stock and TorreyPines preferred stock in connection with the solicitation of proxies by the TorreyPines board of directors for use at the TorreyPines special meeting to be held on September 28, 2006 and at any adjournment or postponement thereof. This joint proxy statement/prospectus is first being furnished to stockholders of TorreyPines on or about August 30, 2006.

Date, Time and Place

        The special meeting of TorreyPines stockholders will be held on September 28, 2006 at 9:00 a.m., local time, at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, CA 92121.

Purposes of the TorreyPines Special Meeting

        The purposes of the TorreyPines special meeting are:

1.
To consider and vote upon TorreyPines Proposal No. 1 to adopt the merger agreement.

2.
To consider and vote upon TorreyPines Proposal No. 2 to approve an amendment to TorreyPines' certificate of incorporation to change the name "TorreyPines Therapeutics, Inc." to "TPTX, Inc."

3.
To consider and vote on TorreyPines Proposal No. 3 to adjourn the TorreyPines special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

4.
To transact such other business as may properly come before the TorreyPines special meeting or any adjournments, postponements or continuations of the TorreyPines special meeting.

Recommendations of TorreyPines' Board of Directors

  •
  The TorreyPines board of directors has determined and believes that the merger is advisable and fair to, and in the best interests of, TorreyPines and its stockholders and has approved the merger and the merger agreement. The TorreyPines board of directors unanimously recommends that TorreyPines stockholders vote "FOR" TorreyPines Proposal No. 1 to adopt the merger agreement.

  •
  The TorreyPines board of directors has determined and believes that the name change is advisable, and in the best interests of, TorreyPines and its stockholders and has approved the name change. The TorreyPines board of directors unanimously recommends that TorreyPines stockholders vote "FOR" TorreyPines Proposal No. 2 to change the name "TorreyPines Therapeutics, Inc." to "TPTX, Inc."

  •
  The TorreyPines board of directors has concluded that the proposal to adjourn the TorreyPines special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement is advisable to, and in the best interests of, TorreyPines and its stockholders and has approved and adopted the proposal. Accordingly, the TorreyPines board of directors unanimously recommends that TorreyPines stockholders vote "FOR" TorreyPines Proposal No. 3 to adjourn the TorreyPines special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

Record Date; Shares of Common Stock and Preferred Stock Outstanding and Entitled to Vote

        TorreyPines has fixed the close of business on August 14, 2006 as the record date for determination of the holders of TorreyPines common stock and TorreyPines preferred stock entitled to notice of and to attend and vote at the TorreyPines special meeting or at any adjournment or postponement thereof. As of the close of business on August 14, 2006, there were 3,456,052 shares of TorreyPines common stock and 48,994,673 shares of TorreyPines preferred stock, consisting of 8,794,800 shares of Series A preferred stock, 12,736,828 shares of Series B preferred stock, 23,220,199 shares of Series C preferred stock and 4,242,846 shares of Series C-2 preferred stock, outstanding and entitled to vote. Each share of TorreyPines common stock and each share of TorreyPines preferred stock entitles its holder to one vote at the TorreyPines special meeting on all matters properly presented at the TorreyPines special meeting.

Quorum and Vote of TorreyPines Stockholders Required

        A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, at the TorreyPines special meeting of the holders of a majority of the shares of TorreyPines common stock and TorreyPines preferred stock issued and outstanding and entitled to vote at the TorreyPines special meeting is necessary to constitute a quorum at the TorreyPines special meeting. If a quorum is not present at the TorreyPines special meeting, TorreyPines expects that the meeting will be adjourned or postponed to solicit additional proxies.

        The adoption of the merger agreement and the approval of an amendment to TorreyPines' certificate of incorporation to change the name "TorreyPines Therapeutics, Inc." to "TPTX, Inc.", requires the affirmative vote of (a) the holders of a majority of the shares of TorreyPines common stock and TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis, and (b) the holders of two-thirds of the shares of TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis.

        The adjournment of the TorreyPines special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the TorreyPines special meeting.

        Abstentions count as being present to establish a quorum and will have the same effect as votes against the adoption of the merger agreement and against the adjournment of the TorreyPines special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

        As of August 23, 2006, stockholders of TorreyPines that owned in the aggregate 1,100,000 shares of common stock and 39,379,400 shares of preferred stock of TorreyPines, representing approximately 32% of the outstanding TorreyPines common stock of the outstanding capital stock, approximately 80% of the outstanding TorreyPines preferred stock and approximately 77% of the aggregate outstanding TorreyPines capital stock, have entered into agreements to vote their shares of common stock and preferred stock in favor of the adoption of the merger agreement and to adjourn the TorreyPines special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement. All of these stockholders are executive officers, directors, or entities controlled by such persons, or 5% stockholders, of TorreyPines. Please see the section entitled "Agreements Related to the Merger—Voting Agreements" in this joint proxy statement/prospectus. Notwithstanding the foregoing, if the board of directors of TorreyPines withdraws its recommendation in favor of the merger to the extent permitted under the merger agreement and TorreyPines receives a superior offer, as defined in the section entitled "The Merger Agreement—No Solicitation" in this joint proxy statement/prospectus, the voting agreement will only apply to the number of shares of

TorreyPines capital stock that is equal to 33% of the outstanding TorreyPines common stock and preferred stock, voting together as a class, and 33% of the TorreyPines preferred stock, voting separately as a class.

        If you do not submit a proxy card or vote at the TorreyPines special meeting, your shares of TorreyPines common stock and/or TorreyPines preferred stock will not be counted as present for the purpose of determining a quorum and will have the same effect as votes against the adoption of the merger agreement, but will not be counted for any purpose in determining whether to adjourn the TorreyPines special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

Voting of Proxies

        TorreyPines requests that its stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to TorreyPines. All properly executed proxies that TorreyPines receives prior to the vote at the TorreyPines special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no instruction is indicated, to adopt the merger agreement, to approve the name change and to adjourn the TorreyPines special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement. TorreyPines' board of directors does not currently intend to bring any other business before the TorreyPines special meeting and, so far as TorreyPines' board of directors knows, no other matters are to be brought before the special meeting. If other business properly comes before the TorreyPines special meeting, the proxies will vote in accordance with their own judgment.

        In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees or agents of TorreyPines in person or by telephone, telegram or other means of communication. No additional compensation will be paid to directors, officers or other regular employees of TorreyPines for such services.

Revocation of Proxies

        Stockholders may revoke their proxies at any time prior to use by delivering to the Secretary of TorreyPines a signed notice of revocation or a later-dated signed proxy, or by attending the TorreyPines special meeting and voting in person. Attendance at the TorreyPines special meeting does not in itself constitute the revocation of a proxy. You may also attend the TorreyPines special meeting in person instead of submitting a proxy.

THE MERGER

        This section and the section entitled "The Merger Agreement" in this joint proxy statement/prospectus describe the material aspects of the merger, including the merger agreement. While Axonyx and TorreyPines believe that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus for a more complete understanding of the merger and the merger agreement, including the merger agreement attached as Annex A, the opinion of Banc of America Securities attached as Annex B, and the other documents to which you are referred herein. See the section entitled "Where You Can Find More Information" in this joint proxy statement/prospectus.

Background of the Merger

Historical Background for Axonyx

        In February 2005, Axonyx announced that Phenserine, its lead compound in development for the potential symptomatic and disease progression treatment for mild to moderate AD failed to achieve statistical significance in its primary endpoints in its first Phase III trial. Following this announcement, Axonyx halted additional patient recruitment for the then ongoing two additional Phase III clinical trials for Phenserine in order to reevaluate the planned Phenserine clinical program and consider the alternatives available to Axonyx to maximize stockholder value. Due in part to Phenserine's disappointing Phase III results and the lagging trading price of Axonyx common stock, the board of directors of Axonyx asked Axonyx management to evaluate Axonyx's existing product pipeline and the strategic alternatives available to Axonyx.

        On March 23, 2005, Axonyx management presented to the board of directors of Axonyx a variety of strategic directions that Axonyx could pursue, including continuing to develop its existing portfolio of compounds, in-licensing additional products, out-licensing Phenserine, shifting Axonyx's focus from high-risk research and development activities to lower-risk, potentially nearer-term revenue generating activities, and entering into a strategic business combination. Following the presentation, the Axonyx board directed Axonyx management to identify, evaluate and recommend opportunities to expand Axonyx's product portfolio and to continue to explore other strategic alternatives available to Axonyx.

        In April 2005, Axonyx management began a process of identifying and evaluating potential compounds that might be added to Axonyx's portfolio. Through the summer of 2005, Axonyx management continued to explore potential product acquisitions and licensing opportunities. As the process continued over the next several months, Axonyx management began to simultaneously identify and consider companies that might be candidates for a strategic business combination. Through February 2006 Axonyx management screened over 150 opportunities for product in-licensing or business combination transactions, evaluated over 50 such opportunities that met Axonyx's initial diligence criteria and had substantive discussions with 18 of these companies. As Axonyx's diligence proceeded, management further narrowed the list of candidates.

        In June 2005, Axonyx management reported to the board of directors of Axonyx that it was exploring an out-licensing opportunity with respect to Phenserine rights in South Korea and another out-licensing opportunity for Phenserine in the veterinary market. Axonyx management also reported on its ongoing evaluation of potential product candidates as well as potential strategic business combination candidates.

        In June 2005, following due diligence review and negotiation, Axonyx made a non-binding offer to acquire the assets of a privately-held Canadian neuropharmaceutical company. This acquisition did not proceed as the parties were unable to agree upon the value of the assets.

        In July 2005, a second interim statistical analysis from a then-ongoing Phase IIb clinical trial of Phenserine again failed to produce statistically significant results for Phenserine. At a meeting of the board of directors of Axonyx on July 25, 2005, the board of directors of Axonyx considered Axonyx's options with respect to continuing clinical trials with respect to Phenserine, as well as Axonyx's ongoing evaluation of strategic initiatives. Axonyx management reported that it had reviewed and evaluated a significant number of companies and compounds in its effort to identify additional product candidates that might be added to Axonyx's portfolio. Axonyx management reported that it was also continuing to evaluate potential candidates for a possible strategic business combination and seeking potential out-licensing opportunities for Phenserine. The Axonyx board of directors authorized Axonyx management to continue its examination of all of these strategic alternatives.

        During July through October 2005 Axonyx conducted extensive due diligence review of and negotiations with a European biopharmaceutical company for in-licensing its CNS product candidates. These discussions evolved into negotiations regarding the potential acquisition of the company by Axonyx. However, this acquisition did not proceed as the parties were unable to agree upon relative valuations.

        In August 2005, Axonyx entered into a non-binding letter of intent to acquire a potential CNS drug candidate from a different European pharmaceutical company, which was subject to further preclinical due diligence. Axonyx elected not to in-license this compound based on the results of that diligence and terminated discussions with this company.

        In early November 2005, the Axonyx board of directors determined to retain a financial advisor to assist Axonyx in its review and consideration of strategic alternatives. After meeting with a number of investment banks, in November 2005, Axonyx engaged Banc of America Securities as its financial advisor. By mid-November 2005, with the assistance of Banc of America Securities, Axonyx management evaluated two potential strategic business combination candidates that met Axonyx's revised diligence criteria, referred to as Company A and Company B. Axonyx management also evaluated two additional potential strategic business combination candidates that met Axonyx's revised diligence criteria, referred to as Company C and Company D. In late November 2005, Axonyx retained Latham & Watkins LLP as special legal counsel to assist Axonyx in any merger or acquisition transaction that might occur.

        In November 2005, Axonyx received a non-binding expression of interest from Company A with respect to a potential business combination. Axonyx and Company A conducted extensive mutual due diligence and negotiations during November and December 2005, but were unable to agree upon relative valuations.

        During November through December 2005 Axonyx evaluated Company B, and in December 2005 Axonyx received an offer from Company B related to a potential business combination. Following due diligence, Axonyx management determined that the product candidates under development by Company B, which were primarily in the genetics area, were not an appropriate strategic fit for Axonyx's business strategy.

        During November 2005 through February 2006 Axonyx held discussions with Company C and Company D, and by the end of 2005 had not received an offer from either company.

        In December 2005, Axonyx retained a healthcare consultant to assist Axonyx in its efforts to outlicense Phenserine. By January 2006, Axonyx entered into an agreement to license the rights to Phenserine in South Korea to Daewoong Pharmaceutical Company, Ltd. However, despite contacting over 30 potential licensing partners and engaging in varying degrees of discussion and information exchange with a number of these companies, Axonyx was unable to outlicense Phenserine to any other parties through July 2006.

Historical Background for TorreyPines

        On December 3, 2005, the board of directors and management of TorreyPines initiated a process to evaluate the advantages and disadvantages of various strategic options for TorreyPines, including an initial public offering, a private equity financing or a merger transaction. As part of this process, they conducted a review of potential merger partners that included United States based public companies. In parallel, they performed an exploratory assessment of the financial markets to evaluate the possibilities of, and risks associated with, an initial public offering in the United States or a private equity financing. The board of directors of TorreyPines subsequently decided that, given the then-current market conditions, it would not pursue an initial public offering or a private equity financing until at least the third quarter of 2006.

Background of Discussions between Axonyx and TorreyPines

        On January 11, 2006, while attending the JPMorgan Annual Healthcare Conference, TorreyPines learned that Axonyx had retained Banc of America Securities as its financial advisor.

        On January 17, 2006, representatives from TorreyPines' management requested that Banc of America Securities set up a meeting with members of Axonyx's board of directors and management to discuss the possibility of a merger transaction between Axonyx and TorreyPines.

        In January 2006, Axonyx continued discussions with both Company C and Company D regarding a potential business combination.

        On February 2, 2006, the board of directors of TorreyPines met and agreed to initiate discussions with Axonyx regarding a possible merger.

        On February 8, 2006, TorreyPines and Axonyx entered into a confidentiality agreement and representatives of the board of directors and management of TorreyPines met with representatives of the board of directors and management of Axonyx at Axonyx's offices in New York. At the meeting, representatives of both companies gave presentations regarding their respective businesses. At this meeting, the representatives of TorreyPines presented a rationale for a merger of Axonyx and TorreyPines.

        On February 9, 2006, Gosse B. Bruinsma M.D., President and Chief Executive Officer of Axonyx called Neil Kurtz, M.D., President and Chief Executive Officer of TorreyPines to inform him that Axonyx was interested in pursuing further discussions with at least three companies, one of which was TorreyPines. A brief discussion was held at that time between Drs. Bruinsma and Kurtz regarding what a merger between Axonyx and TorreyPines might entail and the due diligence process that the parties would need to undertake. During February 2006, Axonyx continued discussions with TorreyPines, Company C and Company D.

        On February 16, 2006, Axonyx management met with Banc of America Securities to discuss Axonyx's ongoing exploration of strategic alternatives as well as TorreyPines and Company D.

        On February 22, 2006, TorreyPines selected Piper Jaffray as its financial advisor in connection with a potential merger with Axonyx.

        On February 28, 2006, the board of directors of Axonyx met and discussed the ongoing discussions and due diligence efforts in which Axonyx had engaged regarding the evaluation of potential companies and compounds and the due diligence reviews Axonyx had been performing. At this meeting, the board of directors of Axonyx considered a non-binding proposal it had received from Company C relating to a potential business combination of Company C and Axonyx. Negotiations with Company D concluded without Company D making any proposal to Axonyx regarding a transaction.

        On March 6, 2006, Piper Jaffray, on behalf of TorreyPines, contacted Banc of America Securities, on behalf of Axonyx, to discuss generally the possible form and structure for the potential merger of Axonyx and TorreyPines.

        On March 8, 2006, Dr. Bruinsma informed Dr. Kurtz that Axonyx was interested in moving forward with further discussions and in performing due diligence at TorreyPines' offices in La Jolla, California.

        On March 8, 2006, Dr. Kurtz sent a letter to Eisai Co. Ltd., referred to as Eisai, one of TorreyPines' collaborators, informing Eisai, as required by TorreyPines' collaboration agreements with Eisai, that TorreyPines was considering the possibility of a merger with a third party. Dr. Kurtz subsequently met with representatives of Eisai at Eisai's offices in Tokyo, Japan to discuss the potential transaction and Eisai's rights under its collaboration agreements with TorreyPines.

        From March 13, 2006 to March 15, 2006, representatives from Axonyx visited TorreyPines' offices in La Jolla, California for the purpose of conducting financial, business and scientific due diligence on TorreyPines.

        On March 17, 2006, the board of directors of Axonyx held a meeting to discuss the status of discussions with TorreyPines and Company C. A representative from Latham & Watkins LLP reviewed with the board members their fiduciary duties in considering and evaluating the potential transactions. Axonyx's management informed the board that representatives from TorreyPines' management would attend the March 22 meeting of the Axonyx board of directors to provide the board with additional information regarding TorreyPines.

        From March 21, 2006 to March 22, 2006, representatives of TorreyPines visited Axonyx's offices in New York for the purpose of conducting financial, business and scientific due diligence on Axonyx.

        On March 22, 2006, at a meeting of the board of directors of Axonyx at Axonyx's offices in New York Dr. Kurtz gave a presentation on TorreyPines' drug portfolio and the rationale for the proposed merger to representatives of the board of directors and management of Axonyx at Axonyx's offices in New York. Following the presentation, the board of directors of Axonyx considered the relative strengths and weaknesses of the merger opportunities presented by TorreyPines and Company C. Following the discussion, the board of directors of Axonyx authorized Axonyx management to continue discussions with TorreyPines and Company C.

        On March 22, 2006, TorreyPines executed an engagement letter formally retaining Piper Jaffray as TorreyPines' financial advisor in connection with the potential merger.

        On March 28, 2006, TorreyPines submitted a non-binding written term sheet to Axonyx that outlined general terms of a proposed merger between TorreyPines and Axonyx.

        On April 4, 2006, the board of directors of Axonyx held a meeting to review the term sheet provided by TorreyPines and the non-binding proposal received from Company C. A representative from Latham & Watkins LLP reviewed with the board members their fiduciary duties in considering and evaluating the potential transactions. Representatives of Banc of America Securities reviewed the TorreyPines proposal with the Axonyx board of directors. Following a discussion of the relative strengths and weaknesses of the two proposals, the board of directors of Axonyx authorized Axonyx management to continue discussions with TorreyPines regarding the potential merger transaction.

        From March 28, 2006 through April 6, 2006, Axonyx and TorreyPines, together with their respective legal counsel, continued their mutual due diligence and engaged in discussions regarding the proposed terms of the merger, including among other things the general structure of the merger, the relative ownership of the securityholders of TorreyPines and Axonyx following the merger, the issuance of warrants to purchase Axonyx common stock to holders of TorreyPines preferred stock and the composition of the board of directors of the combined company following the merger.

        On April 8, 2006, representatives of Axonyx and TorreyPines met at TorreyPines' offices in La Jolla, California to further discuss the financial terms of the merger, including the relative ownership of the securityholders of TorreyPines and Axonyx following the merger.

        On April 12, 2006, the board of directors of TorreyPines met to discuss the proposed terms of the merger. Representatives of Piper Jaffray reviewed with the board of directors the proposed timeline for completing the merger and proposed deal terms including among other things the general structure of the merger, the relative ownership of the securityholders of TorreyPines and Axonyx following the merger, the exchange ratio in the merger and potential adjustments to such exchange ratio, the issuance of warrants to purchase Axonyx common stock to holders of TorreyPines preferred stock and the composition of the board of directors of Axonyx following the merger. In addition, the board of directors of TorreyPines discussed a potential private equity investment by certain stockholders of TorreyPines concurrent with the proposed merger. Following the presentation, the board of directors of TorreyPines unanimously approved the management of TorreyPines and outside legal counsel to TorreyPines continuing discussions related to a potential merger with Axonyx and negotiating deal terms and definitive documentation related thereto, subject to approval of the final deal terms and definitive documentation by the board of directors.

        From April 12, 2006 to June 7, 2006 TorreyPines and Axonyx, together with their respective outside legal counsel, and financial advisors, continued their mutual due diligence and engaged in negotiations regarding the merger agreement, lock-up agreements and voting agreements, including potential adjustments to the exchange ratio in the merger, net cash requirements of Axonyx, the ability for each of the parties to consummate certain out-licensing transactions during the period between signing and closing of the merger, the requirement that Axonyx change the state of its incorporation from Nevada to Delaware in connection with the merger, the requirement that Axonyx effect a reverse stock split in connection with the merger, termination rights and termination fees and representations and warranties and covenants of the parties. Final agreement on these and other issues was reached over the course of numerous discussions involving members of TorreyPines' and Axonyx's respective management and legal counsel.

        On April 25, 2006, the board of directors of Axonyx met to discuss the status and proposed terms of the merger agreement and the negotiations with TorreyPines, and the continuing discussions with Company C. The board also discussed a new proposal recently received from Company B related to a potential business combination and discussed Company B's product portfolio. The board then discussed the fact that TorreyPines had requested that Axonyx enter into an exclusivity agreement pursuant to which each of Axonyx and TorreyPines would agree to continue further merger discussions only with the other and to terminate all existing merger discussions with third parties. Following discussion and evaluation, the board of directors of Axonyx concluded that the opportunities presented by the TorreyPines proposal were superior to the opportunities presented by the other proposals, and that terminating merger discussions with Company C and Company B was prudent in order to enhance Axonyx's chances of reaching a negotiated agreement with TorreyPines. The board of directors of Axonyx then approved Axonyx entering into an exclusivity agreement with TorreyPines, provided that the exclusivity agreement permit each party to continue discussions with respect to the out-licensing of its product candidates.

        On April 29, 2006, Axonyx and TorreyPines entered into an exclusivity agreement pursuant to which each of Axonyx and TorreyPines agreed to continue further merger discussions only with the other and which permitted each party to continue discussions with respect to the out-licensing of its product candidates.

        During the week of May 8, 2006, Axonyx engaged consultants to assist Axonyx in evaluating TorreyPines' assumptions with respect to TorreyPines' product candidates and their future financial prospects in the relevant markets.

        On May 10, 2006, the board of directors of TorreyPines met to discuss the status of the merger agreement and negotiations with Axonyx. Representatives from Cooley Godward LLP, outside legal counsel to TorreyPines, provided an update regarding the merger agreement including certain issues, including adjustments to the exchange ratios for certain events, the ability for each of the parties to consummate certain out-licensing transactions during the period between signing and closing of the merger, termination rights and termination fees. In addition, the board of directors of TorreyPines discussed a potential private equity investment by certain stockholders of TorreyPines in connection with the proposed merger. The board noted that certain issues remained open for resolution and authorized the management of TorreyPines and Cooley Godward LLP to continue negotiations with Axonyx.

        On May 24, 2006, the board of directors of Axonyx met to discuss the status of discussions with TorreyPines. Representatives of Banc of America Securities reviewed with the board of directors of Axonyx the preliminary financial aspects of the transaction with TorreyPines. Representatives from Latham & Watkins LLP reviewed with the board members their fiduciary duties in considering and evaluating the potential transactions and discussed the terms of the draft merger agreement and other transaction documents, noting that certain issues remained open for resolution, including the final amount of the private equity investment that certain stockholders of TorreyPines would be making in TorreyPines in connection with the proposed merger. The board of directors authorized the management of Axonyx and Latham & Watkins LLP to continue negotiations with TorreyPines.

        On June 5, 2006, the board of directors of TorreyPines convened by teleconference to discuss the proposed merger with Axonyx. TorreyPines management, together with representatives of Cooley Godward LLP, summarized the terms of the merger agreement for the board of directors and discussed the resolution of the various issues discussed at the meeting of the board of directors of TorreyPines on May 10, 2006. Following this summary and discussion, the board of directors of TorreyPines, after considering the terms of the merger agreement, unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement and recommended the adoption of the merger agreement by the stockholders of TorreyPines. In addition, the board of directors authorized the sale of shares of TorreyPines preferred stock to certain stockholders of TorreyPines.

        On June 5, 2006, the board of directors of Axonyx held a meeting to discuss the proposed merger with TorreyPines. Prior to the meeting, the board of directors of Axonyx had received copies of the transaction documents and written summaries thereof. Representatives from Latham & Watkins LLP reviewed with the board members their fiduciary duties in considering and evaluating the potential transaction. Axonyx management, together with representatives from Latham & Watkins LLP, summarized the terms of the merger agreement for the board of directors, including the consideration to be paid by Axonyx, the representations and warranties to be made by the parties, the non-solicitation provisions, the management of the combined company following the merger, the treatment of stock options and warrants in the merger, employee benefits, conditions to each party's obligation to complete the merger, the termination provisions of the merger agreement and the provisions governing the payment of expenses and termination fees. The board of directors also discussed the resolution of the various issues discussed at the meeting of the board of directors of Axonyx on May 24, 2006. Representatives of Banc of America Securities reviewed with the board of directors of Axonyx Banc of America Securities' updated financial analysis of the consideration to be paid by Axonyx in the proposed merger as of that date. Representatives of Latham & Watkins LLP advised the board of directors of Axonyx that the final amount of the TorreyPines private equity investment had not yet been finalized by TorreyPines, and that the amount of this financing was necessary in order to finalize the exchange ratio for the merger transaction. The board of directors of Axonyx then adjourned the meeting.

        On June 6, 2006, the board of directors of Axonyx held a meeting in which Axonyx management advised the board of directors of the status of discussions with TorreyPines. The board of directors of Axonyx then adjourned the meeting.

        On June 7, 2006, the board of directors of Axonyx held a meeting to discuss the proposed merger with TorreyPines. Representatives from Latham & Watkins LLP reviewed with the board members their fiduciary duties in considering and evaluating the potential transaction. Axonyx management, together with representatives of Latham & Watkins LLP, summarized the proposed final terms of the merger agreement. Representatives of Banc of America Securities reviewed with the board of directors of Axonyx its financial analysis of the consideration to be paid by Axonyx in the merger and delivered to the board of directors of Axonyx an oral opinion, which was confirmed by delivery of a written opinion dated June 7, 2006, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the consideration provided for in the proposed merger was fair, from a financial point of view, to Axonyx. Following this summary and discussion, the board of directors of Axonyx, after considering the terms of the merger agreement, unanimously approved the merger, the merger agreement, the voting agreements and the transactions contemplated by the merger agreement and recommended the adoption of the merger agreement by the stockholders of Axonyx.

        On June 7, 2006 a definitive merger agreement was signed between Axonyx and TorreyPines. In addition, certain directors, officers and stockholders of TorreyPines executed voting agreements with Axonyx and certain directors, officers and stockholders of Axonyx executed voting agreements with TorreyPines. Prior to the opening of trading markets on June 8, 2006, the parties issue a joint press release announcing the execution of the merger agreement.

        On August 23, 2006, Axonyx and TorreyPines entered into an amendment to the merger agreement that increased the number of directors of the combined company from eight to ten, four of whom would be continuing directors of Axonyx and six of whom would be appointed by TorreyPines. This amendment is included with the merger agreement attached as Annex A to this joint proxy statement/prospectus.

Reasons for the Merger

        The following discussion of the parties' reasons for the merger contains a number of forward-looking statements that reflect the currents views of TorreyPines and/or Axonyx with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes included those discussed in the sections entitled "Risk Factors" and "Forward-Looking Statements" in this joint proxy statement/prospectus.

Mutual Reasons for the Merger

        Axonyx and TorreyPines believe that the merger will result in a biopharmaceutical company with the following potential advantages:

  •
  Pipeline. The product candidate pipeline of the combined company will be composed of eight product candidates in various stages of development, with two product candidates for treatment of pain and six product candidates for AD. Of the two product candidates for treatment of pain, one product candidate has completed Phase IIa clinical trials and the other began a Phase I clinical trial in August 2006. Of the six candidates for AD, two product candidates are in Phase I clinical trials, and three product candidates are in preclinical development. The combined company's pipeline in AD also includes Phenserine, which is in Phase III clinical development and which the combined company may make available to third parties for licensing.

  •
  Markets. The combined company will have discovery and development capabilities across a spectrum of CNS diseases and disorders. The markets to be addressed by the clinical and preclinical stage product candidates of the combined company represent sizable and underserved or unmet medical needs. The product candidates may provide significant medical benefits for patients.

  •
  Financial Resources. The financial resources of the combined company will position it well to focus on execution with respect to its product candidate portfolio.

  •
  Management Team. The combined company will be led by experienced senior management from TorreyPines and a board of directors with representation from each of TorreyPines and Axonyx.

Axonyx's Reasons for the Merger

        The Axonyx board of directors approved the merger based on a number of factors, including the following:

  •
  Expanded Pipeline. Axonyx currently has two product candidates in clinical development and one product candidate in preclinical development. The addition of the three TorreyPines product candidates currently being evaluated in clinical trials and a number of additional TorreyPines product candidates in preclinical development, broadens the product pipeline for treatments of CNS diseases and disorders.

  •
  Fairness Opinion. The board of directors considered the financial presentation of Banc of America Securities, including its opinion, dated June 7, 2006, to the board of directors of Axonyx as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration provided for in the merger, as more fully described below under the caption "The Merger—Opinion of Axonyx's Financial Advisor."

        In addition to considering the factors outlined above, the Axonyx board of directors considered the following factors in reaching its conclusion to approve the merger and to recommend that the Axonyx stockholders approve the issuance of shares of Axonyx common stock and the merger warrants in the merger and the resulting change of control of Axonyx, all of which it viewed as supporting its decision to approve the business combination with TorreyPines:

  •
  the results of the due diligence review of TorreyPines' business and operations by Axonyx's management, legal advisors and financial advisors, which review supported Axonyx's belief that the addition of the TorreyPines product candidates would broaden Axonyx's product pipeline for the treatment of CNS diseases and disorders;

  •
  the terms and conditions of the merger agreement, including the following related factors:

  •
  the determination that the relative percentage ownership of Axonyx securityholders and TorreyPines securityholders is based on Axonyx's perceived valuations of each company at the time of the Axonyx board of directors' approval of the merger agreement;

  •
  the expectation that the merger will be treated as a reorganization for United States federal income tax purposes, with the result that in the merger Axonyx's securityholders will generally not recognize taxable gain or loss for United States federal income tax purposes;

  •
  the nature of the conditions to TorreyPines' obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

  •
  the limited number and nature of the conditions to TorreyPines' obligation to consummate the merger;

    •
    Axonyx's rights under the merger agreement to consider certain unsolicited acquisition proposals under certain circumstances should Axonyx receive a superior proposal;

    •
    the conclusion of Axonyx's board of directors that the potential termination fee of up to $2 million, and the circumstances when such fee may be payable, were reasonable;

    •
    the no solicitation provisions governing TorreyPines' ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal;

    •
    belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances; and

    •
    the ability to increase Axonyx securityholders' ownership of the combined company if Axonyx completes an out-license of any of its product candidates to specified companies;

  •
  the voting agreements entered into by stockholders of TorreyPines representing approximately 77% of the outstanding capital stock as of June 7, 2006, pursuant to which those stockholders agreed, solely in their capacity as stockholders, to vote all of their shares of TorreyPines capital stock in favor of adoption of the merger agreement, unless the TorreyPines board of directors withdraws its recommendation if favor of the merger agreement under certain permitted circumstances in light of a superior proposal, in which case the voting agreement will only apply to 33% of the outstanding TorreyPines common stock and preferred stock (voting together as a class) and 33% of the TorreyPines preferred stock (voting separately as a class);

  •
  the likelihood of retaining key TorreyPines employees to help manage the combined company;

  •
  the likelihood that the merger will be consummated on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals;

  •
  the opportunity for Axonyx's securityholders to participate in the long-term value of TorreyPines' product candidate development programs as a result of the merger;

  •
  the complementary nature of the two companies' clinical programs;

  •
  the possibility that the combined entity would be able to take advantage of the potential benefits resulting from the combination of Axonyx's public company infrastructure and TorreyPines experienced management team;

  •
  the Axonyx board of directors' consideration of strategic alternatives to the merger, including engaging in a merger transaction with another company, continuing to operate Axonyx on a stand-alone basis or undertaking a liquidation of Axonyx; and

  •
  its understanding of Axonyx's business, including its product candidates, the expenses and fixed costs associated with Axonyx's operations and Axonyx's cash position, and of TorreyPines' business, including its product candidates, TorreyPines experienced management team, TorreyPines need for financing to continue development of its product candidates, and the prospects for value creation for Axonyx stockholders in connection with the merger.

        In the course of its deliberations, Axonyx's board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including:

  •
  the risk that TorreyPines may terminate the merger agreement if Axonyx's net cash balance at closing or at interim measurement dates, as calculated pursuant to the merger agreement, is less than $38 million;

  •
  the risk that TorreyPines may terminate the merger agreement if Axonyx completes an out-license of any of its product candidates to specified companies;

  •
  the risk that TorreyPines securityholders may increase their ownership of the combined company if TorreyPines completes an out-license of any of its product candidates to specified companies;

  •
  the $2 million termination fee payable to TorreyPines upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Axonyx securityholders;

  •
  the risks, challenges and costs inherent in combining the operations of the two companies and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company's operating results and preclude the achievement of some of the benefits anticipated from the merger;

  •
  the possible volatility, at least in the short term, of the trading price of Axonyx's common stock resulting from the merger announcement;

  •
  the risk of diverting management's attention from other strategic priorities to implement merger integration efforts;

  •
  the risk that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the merger on Axonyx's reputation;

  •
  the risk to Axonyx's business, operations and financial results in the event that the merger is not consummated;

  •
  the strategic direction of the combined board; and

  •
  various other risks associated with the combined company and the merger, including those described in the section entitled "Risk Factors" in this joint proxy statement/prospectus.

        The foregoing information and factors considered by Axonyx's board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Axonyx's board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Axonyx's board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of Axonyx's board of directors may have given different weight to different factors. Axonyx's board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Axonyx's management and Axonyx's legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

TorreyPines' Reasons for the Merger

        TorreyPines' board of directors approved the merger based on a number of factors, including the following:

  •
  the fact that Axonyx's available cash, together with TorreyPines' cash resources, are anticipated to meet TorreyPines projected operating requirements through 2007 and to enable TorreyPines to reach its projected near-term product development milestones, and that, without Axonyx's cash, TorreyPines would need to raise additional funds through private or public equity offerings, partnerships with pharmaceutical companies, project financing, debt financing or other arrangements;

  •
  the merger with Axonyx was judged to be a more time—and cost-effective means to access capital than other options considered, including an initial public offering and a private equity financing given TorreyPines' stage of development and the state of the market for initial public offerings;

  •
  the relative certainty of amount and timing of access to capital through the merger with Axonyx compared to other financing options considered;

  •
  the combination of Axonyx's status as an existing public company with a product candidate pipeline in the AD area combined with TorreyPines' product candidate pipeline in the migraine, chronic pain and AD areas;

  •
  the range of options available to the combined company to access private and public equity markets should additional capital be needed in the future will likely be greater as a public company than TorreyPines' existing options;

  •
  its understanding of TorreyPines' business including, its product candidates, TorreyPines' experienced management team, TorreyPines' need for financing to continue development of its product candidates, and the prospects for value creation for TorreyPines stockholders in connection with the merger, and of Axonyx's business, including its product candidates, the expenses and fixed costs associated with Axonyx's operations and Axonyx's cash position.

  •
  the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, such as the condition that Axonyx have a specified amount of net cash at closing and at interim measurement dates, as calculated pursuant to the merger agreement, are reasonable under the circumstances.

        In addition to considering the strategic factors outlined above, the TorreyPines board considered the following factors in reaching its conclusion to approve the merger, all of which it viewed as supporting its decision to approve the business combination with Axonyx:

  •
  Axonyx's attractiveness as a merger partner, including its:

  •
  existing capital resources, particularly in light of TorreyPines' cash needs and current cash resources;

  •
  potential access to public capital and stock liquidity; and

  •
  significant synergy between the product candidate pipelines of TorreyPines and Axonyx;

  •
  the opportunity for TorreyPines stockholders to participate in the long-term value of TorreyPines' and Axonyx's product candidate development programs through the ownership of common stock in a public company;

  •
  the aggregate value to be received by TorreyPines securityholders in the merger;

  •
  the terms and conditions of the merger agreement, including the following related factors:

  •
  the determination that the relative percentage ownership of Axonyx securityholders and TorreyPines securityholders is consistent with market practice for a merger of this type and captures the respective ownership interests of the Axonyx and TorreyPines securityholders in the combined company based on TorreyPines' perceived valuations of each company at the time of the TorreyPines board of directors' approval of the merger agreement;

  •
  the expectation that the merger will be treated as a reorganization for United States federal income tax purposes, with the result that in the merger TorreyPines stockholders will generally not recognize taxable gain or loss for United States federal income tax purposes;

    •
    the limited number and nature of the conditions to Axonyx's obligation to consummate the merger;

    •
    TorreyPines' rights under the merger agreement to consider certain unsolicited acquisition proposals under certain circumstances should TorreyPines receive a superior proposal; and

    •
    the conclusion of TorreyPines' board of directors that the potential termination fee of up to $2 million, and the circumstances when such fee may be payable, were reasonable;

  •
  the fact that shares of Axonyx common stock issued to TorreyPines stockholders will be registered on Form S-4 and will be freely tradable for TorreyPines stockholders who are not affiliates of TorreyPines and who are not parties to lock-up agreements;

  •
  the likelihood that the merger will be consummated on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals; and

  •
  the major risks and uncertainties of financing alternatives to the merger.

        In the course of its deliberations, TorreyPines' board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including the following:

  •
  the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on the reputation of TorreyPines and TorreyPines' ability to obtain financing in the future in the event the merger is not completed;

  •
  the termination fee of up to $2 million payable to Axonyx upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to TorreyPines stockholders;

  •
  the risk of diverting management's attention from other strategic priorities to implement the merger and integrate each company's operations and infrastructure following the merger;

  •
  the risk that the merger might not be consummated in a timely manner or at all;

  •
  the challenges and costs of combining each company's operations and the substantial expenses to be incurred in connection with the merger, including the risks that delays or difficulties in completing integration activities and such other expenses, as well as the additional public company expenses and obligations that TorreyPines will be subject to in the merger that it has not previously been subject to, could adversely affect the combined company's operating results and preclude the achievement of some benefits anticipated from the merger; and

  •
  various other applicable risks associated with the combined company and the merger, including the risks associated with obtaining a positive Axonyx shareholder vote and including those described in the section entitled "Risk Factors" in this joint proxy statement/prospectus.

        The foregoing information and factors considered by TorreyPines' board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by TorreyPines' board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the TorreyPines board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the TorreyPines board of directors may have given different weight to different factors. The TorreyPines board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, TorreyPines' management and TorreyPines' legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Axonyx's Financial Advisor

        The board of directors of Axonyx retained Banc of America Securities as its financial advisor in connection with a potential transaction. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The board of directors of Axonyx selected Banc of America Securities on the basis of Banc of America Securities' experience in transactions similar to the merger, its reputation in the healthcare industry and investment community and its familiarity with Axonyx and its business.

        On June 7, 2006, at a meeting of the board of directors of Axonyx held to evaluate the proposed merger, Banc of America Securities delivered to the board of directors of Axonyx an oral opinion, which was confirmed by delivery of a written opinion dated June 7, 2006, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the consideration provided for in the proposed merger was fair, from a financial point of view, to Axonyx.

        The full text of Banc of America Securities' written opinion to the board of directors of Axonyx, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. Holders of Axonyx common stock are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities' opinion is qualified in its entirety by reference to the full text of the opinion.

        Banc of America Securities delivered its opinion to the board of directors of Axonyx for the benefit and use of the board of directors in connection with and for purposes of its evaluation of the consideration provided for in the merger. It does not constitute a recommendation to you on how to vote or act in connection with the merger.

        For purposes of its opinion, Banc of America Securities:

  •
  reviewed certain publicly available financial statements of Axonyx and other publicly available business and financial information of Axonyx and TorreyPines, respectively;

  •
  reviewed certain internal financial statements and other internal financial and operating data concerning Axonyx and TorreyPines, respectively;

  •
  discussed the past and current operations, financial condition and prospects of Axonyx and TorreyPines with senior executives of Axonyx and TorreyPines;

  •
  reviewed certain financial forecasts relating to Axonyx prepared by the management of Axonyx, referred to as the Axonyx forecasts, and certain financial forecasts relating to TorreyPines prepared by the management of Axonyx and based on assumptions, data and guidance provided by the managements of TorreyPines and Axonyx, referred to as the TorreyPines forecasts;

  •
  reviewed and discussed with Axonyx and its tax advisors certain net operating losses of Axonyx and TorreyPines, referred to as NOLs, the benefits of which are anticipated by Axonyx to be available to Axonyx and TorreyPines;

  •
  reviewed the reported prices and trading activity for Axonyx common stock;

  •
  compared the future financial performance of Axonyx and the prices and trading activity of Axonyx common stock with that of certain other publicly traded companies Banc of America Securities deemed relevant and compared the financial performance of TorreyPines with that of certain publicly traded companies Banc of America Securities deemed relevant;

  •
  reviewed the relative financial contributions of Axonyx and TorreyPines to the future financial performance of the combined company on a pro forma basis following consummation of the transaction;

  •
  participated in discussions and negotiations among representatives of Axonyx, TorreyPines and their respective advisors;

  •
  considered the results of the efforts of Axonyx and Banc of America Securities, at the direction of the board of directors of Axonyx, to solicit indications of interest from third parties with respect to a possible transaction with Axonyx;

  •
  reviewed with Axonyx a report relating to the revenue potential for oral migraine products in TorreyPines' pipeline prepared for Axonyx by a third party consultant and a report relating to NGX-424 SC, the subcutaneous migraine product in TorreyPines' pipeline, prepared for TorreyPines by another third party consultant, which are together referred to as the consultants' reports;

  •
  reviewed the merger agreement;

  •
  reviewed the terms of the warrant;

  •
  reviewed the financing agreement; and

  •
  performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

        Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by them for the purposes of its opinion. With respect to the Axonyx forecasts prepared by the management of Axonyx, Banc of America Securities assumed, at Axonyx's direction, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Axonyx as to the future financial performance of Axonyx. Axonyx advised Banc of America Securities that the management of TorreyPines had not prepared financial forecasts related to TorreyPines. Accordingly, upon TorreyPines' advice and at Axonyx's direction, Banc of America Securities assumed that the TorreyPines forecasts had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Axonyx and TorreyPines as to the future financial performance of TorreyPines. In addition, Banc of America Securities relied, at Axonyx's direction, upon the assessments of Axonyx and TorreyPines as to the products and product candidates of each of Axonyx and TorreyPines and as to the risks (including the probability of successful testing, development, approval by appropriate governmental authorities and launch) associated with such products and product candidates. Banc of America Securities also relied, at Axonyx's direction, on the assessments of Axonyx as to Axonyx's and TorreyPines' ability to utilize the NOLs and Banc of America Securities assumed, at Axonyx's direction, that such NOLs will be utilized in the amounts and at the times projected by Axonyx.

        Banc of America Securities did not make any independent appraisal or valuations of the assets or liabilities of Axonyx or TorreyPines, nor had Banc of America Securities been furnished with any such appraisals or valuations (other than the consultants' reports, which Banc of America Securities reviewed and relied upon without independent verification for purposes of this opinion). With respect to the consultants' reports, Banc of America Securities assumed, at the direction of Axonyx, that each consultant report was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the third party consultant that prepared such report as to the subject matter contained therein. For purposes of its opinion, Banc of America Securities assumed, at Axonyx's direction, that neither Axonyx or TorreyPines will complete an Axonyx permitted out-license or a TorreyPines permitted out-license, respectively, and accordingly, no adjustment will be made to the exchange ratio with respect thereto. Banc of America Securities further assumed, with the consent of Axonyx, that the merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to herein as the Code, and that the merger and related transactions will be consummated as provided in or contemplated by the merger agreement, with full satisfaction of all covenants and conditions set forth in the merger agreement and without any waivers thereof. Banc of America Securities further assumed, with the consent of Axonyx, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Axonyx, TorreyPines or the merger.

        Banc of America Securities expressed no view or opinion as to any terms or aspects of the merger (including, without limitation, the form or structure of the merger or the effect of any adjustment to the exchange ratio should Axonyx or TorreyPines complete an Axonyx permitted out-license or a TorreyPines permitted out-license, respectively, on or prior to five business days before the annual meeting of Axonyx stockholders) other than the consideration to the extent expressly specified in its opinion, and Banc of America Securities expressed no view or opinion as to any related transactions (including, without limitation, the reincorporation and the reverse stock split). In addition, no opinion was expressed as to the relative merits of the transaction in comparison to other transactions available to Axonyx or in which Axonyx might engage or as to whether any transaction might be more favorable to Axonyx as an alternative to the transaction, nor did Banc of America Securities express any opinion as to the underlying business decision of the board of directors of Axonyx to proceed with or effect, the transaction. The opinion does not in any manner address the prices at which Axonyx common stock may trade at any time.

        Banc of America Securities' opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

        The following represents a brief summary of the material financial analyses presented by Banc of America Securities to the board of directors of Axonyx in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

Implied Equity Ownership Percentage Split

        Based on the terms of the merger agreement, and assumptions, data and guidance from management of Axonyx and TorreyPines, Banc of America Securities calculated the equity value of Axonyx, implied equity value of TorreyPines and the resulting implied equity ownership percentage in the combined company of stockholders of Axonyx and TorreyPines resulting from the merger. Banc of Americas Securities determined an equity value of Axonyx of $50.7 million by calculating the product of the number of Axonyx shares of common stock on a fully-diluted basis and the Axonyx common stock price of $0.942, which was the average price of Axonyx common stock for the period of five business days prior to two days before June 7, 2006, the date of the merger agreement. Banc of America Securities compared the equity value of Axonyx with the implied equity value reference ranges derived from Banc of America Securities' analyses, described in this joint proxy statement/prospectus beginning on page 84. Banc of America Securities then calculated an implied equity value of TorreyPines of $70.9 million based on the Axonyx common stock price of $0.942 per share, the proposed equity ownership percentage split to result from the merger of 58.3% to 41.7% in favor of TorreyPines shareholders, and the fact that in the merger, holders of shares of TorreyPines common and preferred stock would receive 1.299 shares of Axonyx common stock for each share of TorreyPines common or preferred stock held (prior to any adjustment of the exchange ratio as provided for in the merger agreement). Banc of America Securities compared the implied equity value of TorreyPines with the implied equity value reference ranges derived from Banc of America Securities' analyses, described in this joint proxy statement/prospectus beginning on page 87.

        In addition, Banc of America Securities calculated an adjusted implied equity value of TorreyPines of $73.2 million based on the fact that holders of shares of TorreyPines preferred stock will be granted a number of warrants to purchase 12,000,000 shares of Axonyx common stock, in the aggregate, at a price of $1.04 per share of Axonyx common stock, subject to adjustment as provided by the terms of each warrant. All share information was based on data furnished by the managements of Axonyx and TorreyPines. Banc of America Securities calculated the net value of the warrants to be $2.29 million using a Black-Scholes model. Banc of America Securities compared the adjusted implied equity value of TorreyPines with the implied equity value reference ranges derived from Banc of America Securities' analyses, described in this joint proxy statement/prospectus beginning on page 87.

        As more fully described in the merger agreement, the exchange ratio of 1.299 assumed that, pursuant to the Series C-2 Participating Preferred Stock Purchase Agreement, referred to as the financing agreement, dated June 7, 2006, by and among TorreyPines and certain existing stockholders of TorreyPines, there was an investment by such stockholders of $6,364,269 million, in the aggregate, in TorreyPines Series C-2 preferred stock, referred to herein as the TorreyPines preferred stock financing, on or prior to five business days before the annual meeting of Axonyx stockholders, which TorreyPines preferred stock financing was consummated on June 22, 2006. The aggregate consideration to be received by holders of shares of TorreyPines common stock and TorreyPines preferred stock pursuant to the exchange ratio, as it may be adjusted, as applicable, and holders of shares of TorreyPines preferred stock pursuant to the warrants, is hereinafter referred to as the consideration.

        Based upon the consideration to be received in the merger, Banc of America Securities calculated the equity value of Axonyx, the implied equity value of TorreyPines, the adjusted implied equity value of TorreyPines and implied equity ownership percentage split in the combined company resulting from the merger:

Implied Ownership by Stockholders of:	Without warrants	Adjusted for net value of warrants
Axonyx	41.7%	40.9%
TorreyPines	58.3%	59.1%
Exchange Ratio	1.299	1.342

  Axonyx Financial Analysis

        Selected Publicly Traded Company Analysis.    Banc of America Securities reviewed certain publicly available financial information relating to Axonyx and the following fifteen selected publicly traded companies:

  •
  Advancis Pharmaceutical Corporation

  •
  Avalon Pharmaceuticals, Inc.

  •
  Corautus Genetics Inc.

  •
  EntreMed, Inc.

  •
  Inhibitex, Inc.

  •
  Iomai Corporation

  •
  La Jolla Pharmaceutical Company

  •
  Medivation, Inc.

  •
  Manhattan Pharmaceuticals, Inc.

  •
  Pharmos Corporation

  •
  Praecis Pharmaceuticals Incorporated

  •
  Prana Biotechnology Limited

  •
  Repros Therapeutics Inc.

  •
  Tapestry Pharmaceuticals, Inc.

  •
  Threshold Pharmaceuticals, Inc.

        Banc of America Securities reviewed the technology value for each selected company, which value is the difference between each selected company's fully-diluted market cap as of June 6, 2006 and the net cash for each selected company. The number of shares outstanding and the net cash for each selected company was as of the last reported quarter for each selected company and pro forma for subsequent equity financings, to the extent applicable to each such selected company. Banc of America Securities then compared the implied equity value of Axonyx by adding Axonyx's cash balance of approximately $49.5 million as of June 30, 2006, as provided by management of Axonyx, to the range of selected technology values for the selected companies, and then compared the resulting implied equity value of Axonyx to the fully-diluted market capitalization of Axonyx based on an a stock price of Axonyx common stock of $0.942 per share, which was the average stock price for Axonyx common stock for the period of five business days prior to two days before the date of the merger agreement. The analysis indicated the following implied equity value reference range, as compared to the fully-diluted market capitalization of Axonyx:

Axonyx Market Capitalization	Implied Equity Value Reference Range
$50.7 million	$70 to $100 million

        No company used in this analysis is identical to Axonyx or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Axonyx was compared.

        Discounted Forward Price/Earnings Multiple Analysis.    Banc of America Securities performed a discounted forward price/earnings multiple, referred to herein as P/E multiple, analysis to derive the implied current equity value of Axonyx based on the projected net income of Axonyx for the calendar years of 2013 and 2014 based on the Axonyx forecasts. In this analysis, Banc of America Securities reviewed the P/E multiples for the following profitable biotech companies as of June 6, 2006:

  •
  Amgen Inc.

  •
  Biogen Idec Inc.

  •
  Celgene Corporation

  •
  Cephalon, Inc.

  •
  Genentech, Inc.

  •
  Genzyme Corporation

  •
  Gilead Sciences Inc.

  •
  ImClone Systems Incorporated

  •
  MedImmune, Inc.

  •
  Sepracor Inc.

  •
  Serono S.A.

        Banc of America Securities reviewed P/E multiples for the selected companies and derived a mean P/E multiple of 23.9x and a median P/E multiple of 21.8x. Banc of America Securities then calculated the hypothetical future equity value of Axonyx in each of calendar years 2013 and 2014 by applying selected P/E multiple ranges to the net income of Axonyx for the calendar years of 2013 and 2014 based on net income of Axonyx calculated using pre-tax earnings estimates and applying an assumed tax rate of 38%. Banc of America Securities then calculated the implied current equity value of Axonyx for each of calendar year 2013 and 2014 by discounting back to the present at a discount rate of 22%. Banc of America Securities then compared the implied current equity value of Axonyx for each of calendar year 2013 and 2014 to the fully-diluted market capitalization of Axonyx based on a stock price of Axonyx common stock of $0.942 per share, which was the average stock price for Axonyx common stock for the period of five business days prior to two days before the date of the merger agreement. Estimated financial data for Axonyx were provided by the Axonyx forecasts. Financial data for the selected companies were based on publicly available information. The analysis indicated the following implied equity value reference range, as compared to the fully-diluted market capitalization of Axonyx:

Axonyx Market Capitalization	Implied Equity Value Reference Range
	2013 Net Income	2014 Net Income
	($18.1 million)	($31.9 million)

$50.7 million	$90 to $113 million	$130 to $163 million

        No company used in this analysis is identical to Axonyx or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Axonyx was compared.

        Discounted Cash Flow Analysis.    Banc of America Securities performed a discounted cash flow analysis of Axonyx to calculate the estimated present value, as of June 30, 2006, of the implied equity value plus the value of any Axonyx's NOLs, in light of the standalone unlevered, after-tax free cash flows that Axonyx could generate though the fiscal year 2026. In this analysis, Banc of America Securities calculated a range of estimated terminal values, which are estimates of the future value of Axonyx's business at the end of fiscal year 2025, by applying a range of perpetuity growth rates ranging from 0.0% to 2.0%. The enterprise values of Axonyx, which is a measure of equity value plus total debt minus excess cash and cash equivalents, each as of June 30, 2006, were then calculated based on the present value of the terminal value and free cash flows using discount rates ranging from 20.0% to 24.0%. Corresponding equity values were calculated by adding cash on hand at Axonyx as of June 30, 2006 and subtracting total debt, whereupon the net present value of Axonyx's NOLs were added to calculate the implied equity value of Axonyx. Historical financial data for Axonyx was provided by the management of Axonyx and estimated financial data, including the value and availability of NOLs, for

Axonyx were provided by the Axonyx forecasts. The analysis indicated the following implied equity value reference range, as compared to the fully-diluted market capitalization of Axonyx:

Axonyx Market Capitalization	Implied Equity Value Reference Range
$50.7 million	$67 to $81 million

TorreyPines Financial Analysis

        Selected Publicly Traded Company Analysis.    Banc of America Securities reviewed certain publicly available financial information relating to TorreyPines and the following seven selected publicly traded companies:

  •
  Arqule, Inc.

  •
  Idera Pharmaceuticals, Inc.

  •
  Kosan Biosciences Incorporated

  •
  Neurogen Corporation

  •
  Sangamo BioSciences, Inc.

  •
  Sgx Pharmaceuticals, Inc.

  •
  Sunesis Pharmaceuticals, Inc.

        Banc of America Securities reviewed the technology value for each selected company, which value is the difference between each selected company's fully-diluted market cap as of June 6, 2006 and the net cash for each selected company. The number of shares outstanding and the net cash for each selected company was as of the last reported quarter for each selected company and pro forma for subsequent equity financings, to the extent applicable to each such selected company. Banc of America Securities then compared the range of selected technology values for the selected companies with the implied value of TorreyPines based on the exchange ratio provided for in the merger as well as the adjusted implied equity value of TorreyPines giving effect to the value of the warrants, applying a 20% private company discount to the value of TorreyPines. Financial information for TorreyPines was based on publicly available sources as well as the TorreyPines forecasts, including as assumption provided by TorreyPines management of an amount of net cash equal to $27 million as of June 30, 2006, which assumed that the TorreyPines preferred stock financing was consummated. This analysis indicated the following implied equity value reference range, as compared to the implied equity value and adjusted implied equity value for TorreyPines:

Implied Equity Value for TorreyPines	Adjusted Implied Equity Value for TorreyPines	Implied Equity Value Reference Range
$70.9 million	$73.2 million	$86 to $102 million

        No company used in this analysis is identical to TorreyPines or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which TorreyPines was compared.

        Discounted Forward Price/Earnings Multiple Analysis.    Banc of America Securities performed a discounted forward P/E multiple analysis to derive the implied current equity value of TorreyPines based on the projected net income of TorreyPines for the calendar years of 2013 and 2014 based on the

TorreyPines forecasts. In this analysis, Banc of America Securities reviewed the P/E multiples for the following profitable biotech companies as of June 6, 2006:

  •
  Amgen Inc.

  •
  Biogen Idec Inc.

  •
  Celgene Corporation

  •
  Cephalon, Inc.

  •
  Genentech, Inc.

  •
  Genzyme Corporation

  •
  Gilead Sciences Inc.

  •
  ImClone Systems Incorporated

  •
  MedImmune, Inc.

  •
  Sepracor Inc.

  •
  Serono S.A.

        Banc of America Securities reviewed P/E multiples for the selected companies and derived a mean P/E multiple of 23.9x and a median P/E multiple of 21.8x. Banc of America Securities then calculated the hypothetical future equity value of TorreyPines in each of calendar years 2013 and 2014 by applying selected P/E multiple ranges to the net income of TorreyPines for the calendar years of 2013 and 2014 based on net income of TorreyPines calculated using pre-tax earnings estimates and applying an assumed tax rate of 38%. Banc of America Securities then calculated the implied public market equity value for TorreyPines for each of calendar year 2013 and 2014 by discounting back to the present at a discount rate of 22%. Banc of America Securities then calculated the implied current equity value of TorreyPines in each of calendar years 2013 and 2014 by deducting an estimate of required future equity financing based on a cash burn of $101.8 million from 2006 through 2011 until the first year of positive cash flow in 2012, less cash on hand of $27 million as of June 30, 2006, all as per the TorreyPines forecasts and assuming that the TorreyPines preferred stock financing was consummated, and applying a private company discount of 20%. Historical financial data for TorreyPines was provided by the management of TorreyPines and estimated financial data for TorreyPines were provided by the TorreyPines forecasts. Financial data for the selected companies were based on publicly available information. This analysis indicated the following implied equity value reference range, as compared to the implied equity value and adjusted implied equity value for TorreyPines:

Implied Equity Value for TorreyPines	Adjusted Implied Equity Value for TorreyPines	Implied Equity Value Reference Range
		2013 Net Income	2014 Net Income
		($41 million)	($71.5 million)

$70.9 million	$73.2 million	$103 to $144 million	$173 to $231 million

        No company used in this analysis is identical to TorreyPines or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which TorreyPines was compared.

        Discounted Cash Flow Analysis.    Banc of America Securities performed a discounted cash flow analysis of TorreyPines to calculate the estimated present value, as of June 30, 2006, of the implied equity value, plus the value of any TorreyPines NOLs, in light of the standalone unlevered, after-tax free cash flows that TorreyPines could generate though fiscal year 2025. In this analysis, Banc of America Securities calculated a range of estimated terminal values, which are estimates of the future value of TorreyPines' business at the end of fiscal year 2025, by applying a range of perpetuity growth rates ranging from 0.0% to 2.0%. The enterprise values of TorreyPines, which is a measure of equity value plus total debt minus excess cash and cash equivalents, were then calculated based on the present value of the terminal value and free cash flows using discount rates ranging from 20.0% to 24.0%. Corresponding equity values were calculated by adding cash on hand as of June 30, 2006 and subtracting total debt as of June 30, 2006, whereupon the net present value of TorreyPines' NOLs were added to calculate the implied equity value of TorreyPines. Historical financial data for TorreyPines was provided by the management of TorreyPines and estimated financial data, including the value and availability of NOLs, for TorreyPines were provided by the TorreyPines forecasts. This analysis indicated the following implied equity value reference range, as compared to the implied equity value and adjusted implied equity value for TorreyPines:

Implied Equity Value for TorreyPines	Adjusted Implied Equity Value for TorreyPines	Implied Equity Value Reference Range
$70.9 million	$73.2 million	$67 to $105 million

Relative Financial Analysis

        Net Income Contribution Analysis.    Banc of America Securities performed a contribution analysis in order to evaluate the percentage contribution of each of Axonyx and TorreyPines to the combined company based on projected net income for each of Axonyx and TorreyPines for the years 2013 through 2015. Projected net income of Axonyx was provided by the Axonyx forecasts and projected net income of TorreyPines was provided by the TorreyPines forecasts. The resulting relative percentage contribution based on projected net income for each of Axonyx and TorreyPines is set forth below, as compared with the adjusted implied equity ownership of TorreyPines in the combined company resulting from the merger of 58.3% and 59.1% as adjusted by the net value of the warrants:

Year	Projected Net Income of Axonyx	Projected Net Income of TorreyPines	Axonyx Net Income Contribution to Combined Company	TorreyPines Net Income Contribution to Combined Company
2013P	$18.1	$41.0	30.7%	69.3%
2014P	31.9	71.5	30.9	69.1
2015P	36.9	101.9	26.6	73.4

        Implied Ownership Analysis.    Based on the implied valuations for each of Axonyx and TorreyPines derived in the analyses described above, Banc of America Securities calculated an implied equity ownership valuation range for TorreyPines in the combined company and compared it with the implied equity ownership of TorreyPines in the combined company resulting from the merger. The implied equity ownership percentage of TorreyPines in the combined company of 58.3% and 59.1%, as adjusted by the net value of the warrants, was compared with the TorreyPines implied equity ownership valuation range derived from the above analyses set forth below:

TorreyPines Implied Equity Ownership Valuation Range
Selected Publicly Traded Companies Analysis	46.2%-59.4%
Discounted Forward P/E Multiple Analysis
2013P Net Income	47.8-61.5
2014P Net Income	51.6-64.0
Discounted Cash Flow Analysis	45.2-60.9

  Other Factors

        In rendering its opinion, Banc of America Securities also reviewed and considered other factors, including:

  •
  the historical trading prices and trading volumes of Axonyx common stock during the 12-month period ended June 6, 2006; and

  •
  the effects of any possible adjustment to the exchange ratio should the TorreyPines preferred stock financing have been consummated in an amount less than $6,364,269, or not consummated at all.

  Miscellaneous

        As noted above, the discussion set forth above is merely a summary of the material financial analyses presented by Banc of America Securities to the board of directors of Axonyx in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities' analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

        In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Axonyx and TorreyPines. The estimates of the future performance of Axonyx provided by the management of Axonyx in or underlying Banc of America Securities' analyses, including, but not limited to, the Axonyx forecasts, and the estimates of the future performance of TorreyPines provided by the management of Axonyx, based on assumptions, data and guidance provided by the managements of TorreyPines and Axonyx, in or underlying Banc of America Securities' analyses, including, but not limited to, the TorreyPines forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities' analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the consideration provided for in the merger and were provided to the board of directors of Axonyx in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities' view of the actual value of Axonyx or TorreyPines.

        The consideration provided for in the merger was determined through negotiations between Axonyx and TorreyPines and was approved by the board of directors of Axonyx. The decision of Axonyx to enter into the merger agreement was solely that of the board of directors of Axonyx. As described above, Banc of America Securities' opinion and analyses were only one of many factors considered by the board of directors of Axonyx in making its determination to recommend the merger agreement and should not be viewed as determinative of the views of the board of directors of Axonyx or Axonyx management with respect to the merger or the consideration to be paid therein.

        Banc of America Securities has acted as financial advisor to the board of directors of Axonyx in connection with the merger, for which services Banc of America Securities will receive a fee of $1.5 million, contingent and payable upon and concurrently with the consummation of the merger. Axonyx also has agreed to reimburse Banc of America Securities for all reasonable expenses, including reasonable fees and disbursements of Banc of America Securities' counsel, incurred in connection with Banc of America Securities' engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

        Banc of America Securities has provided financial advisory services to Axonyx in connection with its adoption of a shareholders' rights plan and Banc of America Securities or its affiliates may in the future provide financial advisory and financing services to Axonyx, for which services Banc of America Securities has received and in the future would expect to receive, compensation. In the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade or hold the debt and equity securities or loans of Axonyx and TorreyPines for its own account or for the accounts of customers, and accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or loans.

Interests of Axonyx's Directors and Executive Officers in the Merger

        In considering the recommendation of the Axonyx board of directors with respect to issuing shares of Axonyx common stock and the merger warrants as contemplated by the merger agreement and the other matters to be acted upon by Axonyx's stockholders at the Axonyx annual meeting, Axonyx's stockholders should be aware that certain members of the board of directors and executive officers of Axonyx have interests in the merger that may be different from, or in addition to, the interests of Axonyx's stockholders. These interests relate to or arise from, among other things:

  •
  certain benefits to which Gosse B. Bruinsma, M.D. is entitled due to the non-renewal of his employment agreement in connection with the merger;

  •
  severance benefits to which each of Gosse B. Bruinsma, M.D., S. Colin Neill and Paul Feuerman would become entitled in the event of his qualifying termination of employment within a specified period of time before or after the merger; and

  •
  the accelerated vesting of stock options to purchase approximately 1,110,625 shares of Axonyx common stock held by Axonyx's executive officers and board members in connection with the consummation of the merger;

  •
  the possibility the certain Axonyx directors will continue to serve on the board of directors of the combined company following the consummation of the merger.

        Each of Axonyx's and TorreyPines' board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the merger, and, in the case of each board, to recommend that their respective stockholders approve the Axonyx and TorreyPines proposals, as applicable, contemplated by this joint proxy statement/prospectus to be presented to their stockholders for consideration at their respective stockholder meetings.

Ownership Interests

        As of August 23, 2006, all directors and executive officers of Axonyx, together with their affiliates, beneficially owned approximately 8.9% of the shares of Axonyx common stock. The affirmative vote of the holders of a majority of the Axonyx common stock having voting power present in person or represented by proxy at the Axonyx annual meeting is required for approval of Axonyx Proposal Nos. 1, 5 and 7. The affirmative vote of holders of a majority of the Axonyx common stock having voting power outstanding on the record date for the Axonyx annual meeting is required for approval of Axonyx Proposal Nos. 2, 3 and 4. Certain Axonyx officers and directors, and their affiliates, have also entered into voting agreements in connection with the merger. For a more detailed discussion of the voting agreements see the section entitled "Agreements Related to the Merger—Voting Agreements" in this joint proxy statement/prospectus.

Employment Agreement of Gosse B. Bruinsma, M.D.

        Shortly following the execution of the merger agreement and in anticipation of the merger, Axonyx elected not to renew the employment agreement of Gosse B. Bruinsma, M.D., its President and Chief Executive Officer. Consequently, pursuant to the terms of his amended employment agreement, Dr. Bruinsma is entitled to receive certain benefits, regardless of whether or not the merger occurs. Specifically, the employment agreement provides that Dr. Bruinsma is entitled to receive continued salary and benefits with undiminished terms and conditions for six months following the expiration of his employment agreement, or through March 21, 2007.

Change of Control Agreements

        In March 2004, Axonyx entered into change of control agreements with Gosse B. Bruinsma, M.D., its President and Chief Executive Officer, and S. Colin Neill, its Chief Financial Officer. In September 2005, Axonyx entered into a change of control agreement with Paul Feuerman, its General Counsel. Under these agreements, as amended, each executive will be entitled to certain severance benefits if his employment is terminated under either of the following circumstances:

  •
  the executive's employment is terminated by Axonyx without cause (as described below) at any time during the period from 90 days prior to the commencement or public announcement of a change of control, such as the merger, until one year after a change of control; or

  •
  the executive's employment is terminated by the executive for good reason (as described below) at any time during the one-year period immediately following the occurrence of a change of control.

        For purposes of these agreements, "cause" is generally defined to mean: (a) the executive's willful failure to perform the duties of his employment (other than as a result of the executive's incapacity due to physical or mental illness) for at least 10 days after a demand for substantial performance, (b) the executive's engaging in negligent or willful misconduct in carrying out the duties of his or her employment or conduct injurious to Axonyx or any of its affiliates, (c) the executive's conviction of, or entering a plea of guilty, nolo contendere (or similar plea) to a crime that constitutes a felony or any crime of moral turpitude, (d) the executive's directly or indirectly selling, passing on or otherwise using or disclosing without permission any confidential information of Axonyx; or (e) the executive's direct or indirect participation in business activities in competition with Axonyx.

        For purposes of these agreements, "good reason" is generally defined to mean: (a) a material diminution in the nature of the executive's authority, duties, responsibilities or status, from those in effect immediately prior to the change of control, (b) the required relocation of the executive's place of employment to a location in excess of thirty miles from his or her place of employment at the time of his termination, or (c) any substantial reduction by Axonyx in the executive's base salary, bonus opportunities, profit sharing opportunities, or other incentive opportunities from those in effect immediately prior to the change of control.

        In the event of an executive's qualifying termination of employment, the executive will be entitled to receive the following:

  •
  a lump sum cash payment equal to the sum of (a) 200% of the executive's highest annual base salary in effect during the one year period immediately preceding his resignation or termination, plus (b) 40% of the executive's base salary at the time of termination or resignation in the case of Dr. Bruinsma and 30% of the executive's base salary at the time of termination or resignation in the case of Messrs. Neill and Feuerman;

  •
  the right to continue participation for a one-year period in any group health plan sponsored by Axonyx in which the executive was participating on the date of his termination or resignation, at a cost to the executive equal to the amount charged by Axonyx to its then-current employees; and

  •
  the immediate accelerated vesting of all unvested options held by the executive and the lapse of all post-termination exercise period restrictions applicable to the executive's outstanding options, such that all of the executive's options shall become fully vested and shall remain outstanding and exercisable until their respective expiration dates.

        Stockholder approval of the merger will constitute a "change of control" for purposes of these agreements. Set forth below is an estimate of the value of the severance benefits that would become payable to Dr. Bruinsma and Messrs. Neill and Feuerman under the change of control agreements, assuming a qualifying termination of each individual's employment as of August 23, 2006 and excluding the value of any accelerated vesting of stock options or lapsing of any post-termination stock option exercise restrictions. The amount shown for Dr. Bruinsma also includes an estimate of the benefits to which he is entitled under his employment agreement as described above. The amounts shown below are in addition to the values shown in the next table regarding the accelerated vesting of stock options.

Name of Executive Officer	Estimated Value of Severance Benefits
Gosse B. Bruinsma, M.D.	$1,317,500
S. Colin Neill	$619,570
Paul Feuerman	$696,185

(1)
Dr. Bruinsma resides in the Netherlands and operates from the Axonyx Europe BV offices in Leiden, The Netherlands and is therefore compensated in the local currency, i.e. Euro. The amount reflected in the table above was calculated using a USD/Euro exchange rate of 1.2801, which was the USD/Euro exchange rate reported for August 23, 2006 in The Wall Street Journal.

Stock Options

        Each of Axonyx's executive officers and non-employee directors holds options to purchase shares of Axonyx common stock. The options were granted under Axonyx's equity participation plans pursuant to a stock option agreement. Each option grant typically vests in a series of annual installments over a number of years. However, the option agreements provide that each option will vest and become exercisable as to all shares covered by such option upon the consummation of a merger involving Axonyx, subject to certain exceptions that would not apply to the contemplated merger. As a result, all of the outstanding options held by Axonyx's executive officers and non-employee directors will immediately vest and become exercisable in full upon consummation of the merger.

        The following table shows the total number of option shares held as of August 23, 2006 by each director and executive officer. The options have exercise prices ranging between $0.825 and $11.50 per share. Based on the difference between $0.87 (the closing price of a share of Axonyx common stock as quoted on The NASDAQ Capital Market on August 22, 2006) and the actual exercise price of each individual's unvested options, none of the unvested options held by Axonyx's executive officers and non-employee directors has any intrinsic value.

Name	Total Options Held	Vested	Unvested	Weighted Average Exercise Price Per Share
Executive Officers:
Gosse B. Bruinsma, M.D.(2)	1,047,000	730,500	316,500	$3.67
S. Colin Neill	366,400	209,100	157,300	$3.39
Paul Feuerman	206,400	51,600	154,800	$1.16
Directors(1):
Marvin S. Hausman, M.D.	941,500	793,750	147,750	$5.43
Steven B. Ratoff	293,307	146,032	147,275	$1.13
Louis G. Cornacchia	216,500	162,500	54,000	$2.74
Steven H. Ferris, Ph.D.	205,500	151,500	54,000	$3.32
Ralph Snyderman, M.D. (2)	223,412	144,412	79,000	$4.64

(1)
Gosse B. Bruinsma, M.D., the President and Chief Executive Officer of Axonyx, is also a director of Axonyx.

(2)
Such director will not serve on the board of directors of the combined company following the merger.

Combined Company's Board of Directors After the Merger

        The merger agreement provides that, following the merger, the combined company will initially have a ten member board of directors, including four individuals from Axonyx's current board of directors, Louis G. Cornacchia, Marvin S. Hausman, M.D., Steven H. Ferris, Ph.D. and Steven B. Ratoff.

Indemnification of Axonyx's Officers and Directors

        The merger agreement provides that, for a period of six years following the effective time of the merger, the combined company will, to the fullest extent permitted by Delaware law, indemnify and hold harmless all present and former directors and officers of Axonyx against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of Axonyx. In addition, for a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of the combined company and surviving company will contain provisions no less favorable with respect to indemnification of present and former directors and officers of Axonyx than are presently set forth in the certificate of incorporation and bylaws of Axonyx.

        The merger agreement also provides that, for a period of six years following the consummation of the merger, the combined company will maintain in effect a directors' and officers' liability insurance policy covering the directors and officers of Axonyx, with coverage in amount and scope at least as favorable as the coverage under Axonyx's existing policy as of the time the merger becomes effective. If the annual premiums payable for such insurance coverage exceed 200% of the current annual premiums paid by Axonyx for its existing policy, the combined company may reduce the amount of coverage to the amount of coverage available for a cost equal to that amount.

Interests of TorreyPines' Directors and Executive Officers in the Merger

        In considering the recommendation of the TorreyPines board of directors with respect to adopting the merger agreement, TorreyPines' stockholders should be aware that certain members of the board of directors and executive officers of TorreyPines have interests in the merger that may be different from, or in addition to, interests they may have as TorreyPines' stockholders. Each of Axonyx's and TorreyPines' board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the merger, and, in the case of each board of directors, to recommend that their respective stockholders approve the Axonyx and TorreyPines proposals, as applicable, contemplated by this joint proxy statement/prospectus to be presented to their stockholders for consideration at their respective stockholder meetings.

Ownership Interests

        As of August 23, 2006, all directors and executive officers of TorreyPines, together with their affiliates, beneficially owned (including through ownership of warrants) approximately 79% of the shares of TorreyPines capital stock. TorreyPines cannot complete the merger unless the merger agreement is adopted by the affirmative vote of (a) the holders of a majority of the shares of TorreyPines common stock and TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis, and (b) the holders of two-thirds of the shares of TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis. Certain TorreyPines officers and directors, and their affiliates, have also entered into voting agreements in connection with the merger. For a more detailed discussion of the voting agreements see the section entitled "Agreements Related to the Merger—Voting Agreements" in this joint proxy statement/prospectus.

Stock Options

        At the effective time of the merger, each outstanding stock option to purchase TorreyPines common stock not exercised prior to the merger will be assumed by Axonyx and become exercisable (a) for such number of shares of Axonyx common stock as is determined by multiplying the number of shares of TorreyPines common stock subject to the option by the exchange ratio and rounding that result down to the nearest whole number of shares of Axonyx common stock, and (b) at a per share exercise price as is determined by dividing the existing exercise price of the option by the exchange ratio and rounding that result up to the nearest whole cent.

        The table below sets forth, as of August 23, 2006, information with respect to options held by each of TorreyPines' current executive officers and directors.

Name	Total Options Held	Vested	Unvested	Weighted Average Exercise Price Per Share
Executive Officers:
Neil M. Kurtz, M.D.	1,371,560	1,161,872	209,688	$0.16
Evelyn Graham	450,000	190,625	259,375	$0.20
Craig Johnson	450,000	190,625	259,375	$0.20
Michael Murphy, M.D., Ph.D.	450,000	257,291	192,709	$0.20
Steven Wagner, Ph.D.	50,000	15,625	34,375	$0.20
Directors(1):
William T. Comer, Ph.D.	50,000	50,000	0	$0.15
Roy Cosan(2)	—	—	—	—
Peter Davis, Ph.D.	10,000	—	10,000	$0.20
Jean Deleage, Ph.D.	—	—	—	—
Jason S. Fisherman, M.D.	—	—	—	—
Rudolph E. Tanzi, Ph.D.(2)	200,000	50,000	150,000	$0.22
Patrick Van Beneden	—	—	—	—

(1)
Neil M. Kurtz, M.D., the chief executive officer of TorreyPines, is also a director of TorreyPines.

(2)
Such director will not serve on the board of directors of the combined company following the merger.

Combined Company's Board of Directors After the Merger

        The merger agreement provides that, following the merger, the combined company will initially have a ten member board of directors, including six individuals from TorreyPines' current board of directors, Neil M. Kurtz, M.D., William T. Comer, Ph.D., Peter Davis, Ph.D., Jean Deleage, Ph.D., Jason Fisherman, M.D. and Patrick Van Beneden.

Indemnification of TorreyPines' Officers and Directors

        The merger agreement provides that, for a period of six years following the effective time of the merger, the combined company will, to the fullest extent permitted by Delaware law, indemnify and hold harmless all present and former directors and officers of TorreyPines against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was a director or officer of TorreyPines. In addition, for a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of the combined company and surviving company will contain provisions no less favorable with respect to indemnification of present and former directors and officers of TorreyPines than are presently set forth in the certificate of incorporation and bylaws of TorreyPines.

        The merger agreement also provides that, for a period of six years following the consummation of the merger, the combined company will maintain in effect a directors' and officers' liability insurance policy covering the directors and officers of TorreyPines, with coverage in amount and scope at least as favorable as the coverage under TorreyPines' existing policy as of the time the merger becomes effective. If the annual premiums payable for such insurance coverage exceed 200% of the current annual premiums paid by TorreyPines for its existing policy, the combined company may reduce the amount of coverage to the amount of coverage available for a cost equal to that amount.

Stock Options and Warrants

        TorreyPines has granted options to purchase shares of its common stock under its 2000 Equity Incentive Plan. Each outstanding option to purchase shares of TorreyPines common stock that is not exercised prior to the effective time of the merger will be assumed by Axonyx at the effective time of the merger in accordance with the terms of the 2000 Equity Incentive Plan and the terms of the related stock option agreement and will become an option to purchase shares of Axonyx common stock. The number of shares of Axonyx common stock subject to each assumed option will be determined by multiplying the number of shares of TorreyPines common stock that was subject to each option prior to the effective time of the merger by the exchange ratio and rounding that result down to the nearest whole number of shares of Axonyx common stock. The per share exercise price for the assumed options will be determined by dividing the per share exercise price of the TorreyPines common stock subject to each option as in effect immediately prior to the effective time of the merger by the exchange ratio and rounding that result up to the nearest whole cent.

        TorreyPines has issued warrants to purchase shares of its Series A preferred stock, Series B preferred stock, Series C-2 preferred stock and common stock. Each outstanding warrant to purchase shares of TorreyPines Series A preferred stock, Series B preferred stock, Series C-2 preferred stock and common stock not terminated or exercised at or prior to the merger will be assumed by Axonyx at the effective time of the merger in accordance with its terms and will become a warrant to purchase shares of Axonyx common stock. The number of shares of Axonyx common stock subject to each assumed warrant will be determined by multiplying the number of shares of TorreyPines common stock, or the number of shares of TorreyPines common stock issuable upon conversion of the shares of TorreyPines preferred stock issuable upon exercise of such warrant, as applicable, that were subject to such warrant prior to the effective time of the merger by the exchange ratio and rounding that result down to the nearest whole number of shares of Axonyx common stock. The per share exercise price for the assumed warrants will be determined by dividing the per share exercise price of the TorreyPines preferred stock or common stock subject to each warrant as in effect immediately prior to the effective time of the merger by the exchange ratio and rounding that result up to the nearest whole cent.

        For a more detailed discussion of the exchange ratio and possible adjustments to the exchange ratio to reflect certain events that could occur prior to closing, see the section entitled "The Merger Agreement—Merger Consideration and Adjustment" in this joint proxy statement/prospectus. If there is no adjustment to the exchange ratio to reflect certain events that could occur prior to closing, the exchange ratio will be 1.299, subject to adjustment to account for the reverse stock split to be implemented prior to the consummation of the merger, and in such case, subject to further adjustment to account for the reverse stock split:

  •
  the options to purchase 5,565,227 shares of TorreyPines common stock that were outstanding as of June 7, 2006 would, if not earlier terminated or exercised, become options to purchase an aggregate of 7,229,229 shares of Axonyx common stock at the effective time of the merger. Such options which were exercisable at prices per share ranging from $0.10 to $0.24 as of June 7, 2006, would become exercisable at prices per share ranging from $0.07 to $0.18 at the effective time of the merger.

  •
  the warrants to purchase an aggregate of 76,924 shares of TorreyPines Series A preferred stock that were outstanding as of June 7, 2006 would, if not earlier terminated or exercised, become warrants to purchase an aggregate of 99,924 shares of Axonyx common stock at the effective time of the merger. Such Series A preferred stock warrants, which were exercisable at a price per share of $0.91 as of June 7, 2006, would become exercisable at a price per share of $0.70.

  •
  the warrants to purchase an aggregate of 80,000 shares of TorreyPines Series B preferred stock that were outstanding as of June 7, 2006 would, if not earlier terminated or exercised, become warrants to purchase an aggregate of 103,920 shares of Axonyx common stock at the effective time of the merger. Such Series B preferred stock warrants, which were exercisable at a price per share of $1.50 as of June 7, 2006, would become exercisable at a price per share of $1.15.

  •
  the warrants to purchase an aggregate of 366,664 shares of TorreyPines Series C-2 preferred stock that were outstanding as of June 7, 2006 would, if not earlier terminated or exercised, become warrants to purchase an aggregate of 476,296 shares of Axonyx common stock at the effective time of the merger. Such Series C-2 preferred stock warrants, which were exercisable at a price per share of $1.50 as of June 7, 2006, would become exercisable at a price per share of $1.15.

  •
  the warrants to purchase an aggregate of 885,706 shares of TorreyPines common stock that were outstanding as of June 7, 2006 would, if not earlier terminated or exercised, become warrants to purchase an aggregate of 1,150,532 shares of Axonyx common stock at the effective time of the merger. Such common stock warrants, which were exercisable at a price per share of $0.01 as of June 7, 2006, would become exercisable at a price per share of $0.01.

Form of the Merger

        The merger agreement provides that at the effective time, merger sub will be merged with and into TorreyPines. Upon the consummation of the merger, TorreyPines will continue as the surviving corporation and will be a wholly owned subsidiary of Axonyx.

        After completion of the merger, assuming Axonyx Proposal No. 3 is approved by Axonyx's stockholders at the Axonyx annual meeting, Axonyx will be renamed "TorreyPines Therapeutics, Inc." and expects to trade on the NASDAQ Global Market under the symbol "TPTX".

Merger Consideration and Adjustment

        At the effective time of the merger,

  •
  each share of TorreyPines common stock and preferred stock outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive 1.299 shares of Axonyx common stock, subject to adjustment to account for the reverse stock split, which is referred to as the exchange ratio;

  •
  each share of TorreyPines preferred stock outstanding immediately prior to the effective time of the merger will also automatically be converted into the right to receive a merger warrant to acquire a number of shares of Axonyx common stock determined by dividing a total of 12,000,000 shares of Axonyx common stock, subject to adjustment to account for the reverse stock split, by the total number of outstanding shares of TorreyPines preferred stock;

  •
  each option to purchase shares of TorreyPines common stock outstanding and unexercised immediately prior to the effective time of the merger will be assumed by Axonyx and will become an option to purchase shares of Axonyx common stock; and

  •
  each warrant to purchase shares of TorreyPines preferred stock or common stock outstanding and not terminated or exercised immediately prior to the effective time of the merger will be assumed by Axonyx and will become a warrant to purchase shares of Axonyx common stock.

        Immediately after the merger, based on the exchange ratio, which is subject to adjustments to reflect certain events that could occur prior to closing of the merger as described below, TorreyPines securityholders will own approximately 58% of the fully-diluted shares of the combined company (excluding the merger warrants) with Axonyx securityholders holding approximately 42% of the fully-

diluted shares of the combined company, in each case calculated using the treasury stock method. If the merger warrants were exercised as of the closing of the merger, when combined with the shares of Axonyx common stock issued in the merger, TorreyPines securityholders would own approximately 62% of the fully-diluted shares of the combined company, with Axonyx securityholders holding approximately 38% of the fully-diluted shares of the combined company, in each case calculated using the treasury stock method. These percentages assume:

  •
  a reference price of $0.942 per share of Axonyx common stock for treasury stock method calculation purposes, calculated based on the average closing price per share of Axonyx common stock for the five trading days ending June 5, 2006;

  •
  that the number of shares subject to TorreyPines options and warrants does not change between the date of this joint proxy statement/prospectus and the closing of the merger; and

  •
  that the exchange ratio is not adjusted, as described below.

        The merger agreement does not include a price-based termination right, so there will be no adjustment to the total number of shares of Axonyx common stock that TorreyPines securityholders will be entitled to receive for changes in the market price of Axonyx common stock. Accordingly, the market value of the shares of Axonyx common stock issued pursuant to the merger will depend on the market value of the shares of Axonyx common stock at the time the merger closes, and could vary significantly from the market value on the date of this joint proxy statement/prospectus.

        The exchange ratio of 1.299 is subject to adjustment to account for the effect of the reverse stock split and is also subject to adjustment upon the occurrence of certain events, as follows:

  •
  if Axonyx completes an Axonyx permitted out-license prior to the date that is five business days before the date of the Axonyx annual meeting of stockholders, then the exchange ratio will be adjusted in accordance with a formula set forth in the merger agreement to reflect the addition to Axonyx's valuation of 75% of the cash paid to Axonyx at or prior to the closing of the Axonyx permitted out-license, which will have the effect of increasing the percentage of the combined company owned by Axonyx's securityholders and reducing the percentage of the combined company owned by TorreyPines' securityholders. In addition, if Axonyx completes an Axonyx permitted out-license, TorreyPines may elect to terminate the merger agreement and require Axonyx to reimburse it for its expenses, up to a maximum of $1 million; and

  •
  if TorreyPines completes a TorreyPines permitted out-license prior to the date that is five business days before the date of the Axonyx annual meeting of stockholders, then the exchange ratio will be adjusted in accordance with a formula set forth in the merger agreement to reflect the addition to TorreyPines' valuation of 75% of the cash paid to TorreyPines at or prior to the closing of the TorreyPines permitted out-license, which will have the effect of increasing the percentage of the combined company owned by TorreyPines' securityholders and reducing the percentage of the combined company owned by Axonyx's securityholders. In addition, if TorreyPines completes a TorreyPines permitted out-license, Axonyx may elect to terminate the merger agreement and require TorreyPines to reimburse it for its expenses, up to a maximum of $1 million.

        No fractional shares of Axonyx common stock will be issuable pursuant to the merger to TorreyPines stockholders. Instead, each TorreyPines stockholder who would otherwise be entitled to receive a fraction of a share of Axonyx common stock, after aggregating all fractional shares of Axonyx common stock issuable to such stockholder, will be entitled to receive in cash the dollar amount, rounded to the nearest whole cent, without interest, determined by multiplying such fraction by the closing price of a share of Axonyx common stock as quoted on the NASDAQ Capital Market, on the date the merger becomes effective.

        The merger agreement provides that, at the effective time of the merger, Axonyx will deposit with an exchange agent acceptable to Axonyx and TorreyPines stock certificates representing the shares of Axonyx common stock issuable to the TorreyPines stockholders, the merger warrants issuable to the holders of TorreyPines preferred stock and a sufficient amount of cash to make payments in lieu of fractional shares.

        The merger agreement provides that, promptly after the effective time of the merger, the exchange agent will mail to each record holder of TorreyPines common stock and TorreyPines preferred stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging the record holder's TorreyPines stock certificates for shares of Axonyx common stock and, in the case of holders of TorreyPines preferred stock, the merger warrants. Upon surrender of a TorreyPines common stock certificate or a TorreyPines preferred stock certificate for exchange to the exchange agent, together with a duly signed letter of transmittal and such other documents as the exchange agent or Axonyx may reasonably require, the TorreyPines stock certificate surrendered will be cancelled and the holder of the TorreyPines stock certificate will be entitled to receive the following:

  •
  a certificate representing the number of whole shares of Axonyx common stock that such holder has the right to receive pursuant to the provisions of the merger agreement;

  •
  cash in lieu of any fractional share of Axonyx common stock;

  •
  in the case of holders of TorreyPines preferred stock, a merger warrant; and

  •
  dividends or other distributions, if any, declared or made with respect to Axonyx common stock with a record date after the effective time of the merger.

        At the effective time of the merger, all holders of certificates representing shares of TorreyPines common stock or TorreyPines preferred stock that were outstanding immediately prior to the effective time of the merger will cease to have any rights as stockholders of TorreyPines. In addition, no transfer of TorreyPines common stock or TorreyPines preferred stock after the effective time of the merger will be registered on the stock transfer books of TorreyPines.

        If any TorreyPines stock certificate has been lost, stolen or destroyed, Axonyx may, in its discretion, and as a condition to the delivery of any shares of Axonyx common stock, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed and post a bond indemnifying Axonyx against any claim suffered by Axonyx related to the lost, stolen or destroyed certificate or any Axonyx common stock issued in exchange for such certificate as Axonyx may reasonably request.

        From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced TorreyPines common stock or TorreyPines preferred stock will be deemed to represent only the right to receive shares of Axonyx common stock, cash in lieu of any fractional share of Axonyx common stock and, in the case of holders of TorreyPines preferred stock, a merger warrant. Axonyx will not pay dividends or other distributions on any shares of Axonyx common stock to be issued in exchange for any unsurrendered TorreyPines stock certificate until the TorreyPines stock certificate is surrendered as provided in the merger agreement.

Effective Time of the Merger

        The merger agreement requires the parties to consummate the merger after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the adoption of the merger agreement by the stockholders of TorreyPines and the approval by the Axonyx stockholders of the issuance of Axonyx common stock and the merger warrants and the resulting change in control of Axonyx, the amendment to Axonyx's articles of incorporation effecting the reverse stock split and the name change from "Axonyx Inc." to "TorreyPines Therapeutics, Inc." and the change of Axonyx's state of incorporation from Nevada to Delaware. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Axonyx and TorreyPines and specified in the certificate of merger. Neither Axonyx nor TorreyPines can predict the exact timing of the consummation of the merger.

Regulatory Approvals

        As of the date of this joint proxy statement/prospectus, neither Axonyx nor TorreyPines is required to make filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the merger. In the United States, Axonyx must comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Capital Market in connection with the issuance of shares of Axonyx common stock and the merger warrants and the resulting change in control of Axonyx and the filing of this joint proxy statement/prospectus with the SEC.

Tax Treatment of the Merger

        TorreyPines and Axonyx intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Each of TorreyPines and Axonyx will use its reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and not to, and not to permit or cause any affiliate or any subsidiary of TorreyPines or Axonyx to, take any action or cause any action to be taken which would cause the merger to fail to qualify as a reorganization under Section 368(a) of the Code. For a description of the material United States federal tax considerations of the merger, see the section entitled "Material United States Federal Income Tax Consequences of the Merger" below. TorreyPines and Axonyx will cooperate and use their reasonable best efforts in order for TorreyPines to obtain from Cooley Godward LLP, and Axonyx to obtain from Latham & Watkins LLP, an opinion that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Material United States Federal Income Tax Consequences of the Merger

        The following discussion summarizes the material United States federal income tax consequences of the merger that are expected to apply generally to TorreyPines stockholders upon an exchange of their TorreyPines common stock for Axonyx common stock and of their TorreyPines preferred stock for Axonyx common stock and the merger warrants. This summary is based upon current provisions of the Code, existing Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect.

        This summary only applies to a TorreyPines stockholder that is a "U.S. person," defined to include:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, or any political subdivision thereof (including the District of Columbia);

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source;

  •
  a trust if either:

  •
  a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or

  •
  the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes; and

  •
  any other person or entity that is treated for United States federal income tax purposes as if it were one of the foregoing.

        Any TorreyPines stockholder other than a "U.S. person" as so defined is, for purposes of this discussion, a "non-U.S. person." If a partnership holds TorreyPines common or preferred stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding TorreyPines common or preferred stock, you should consult your tax advisor.

        This summary assumes that TorreyPines stockholders hold their shares of TorreyPines common or preferred stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to particular holders, including holders:

  •
  who are subject to special treatment under United States federal income tax rules such as dealers in securities, financial institutions, non-U.S. persons, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, or tax-exempt entities;

  •
  who are subject to the alternative minimum tax provisions of the Code;

  •
  who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

  •
  who hold their shares as qualified small business stock within the meaning of Section 1202 of the Code; or

  •
  who hold their shares as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy.

        In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws. Furthermore, the following discussion does not address any of the:

  •
  tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which TorreyPines common or preferred stock is acquired, warrants to purchase shares of Axonyx common stock are exercised, or Axonyx common stock or warrants to purchase shares of Axonyx common stock are disposed of;

  •
  tax consequences of the receipt of Axonyx common stock and/or warrants to purchase shares of Axonyx common stock other than in exchange for TorreyPines common or preferred stock; or

  •
  tax implications of a failure of the merger to qualify as a reorganization.

        Accordingly, holders of TorreyPines common and preferred stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences of the merger under state, local and foreign tax laws.

        Completion of the merger is conditioned upon, among other things, the receipt by TorreyPines of an opinion of Cooley Godward LLP and the receipt by Axonyx of an opinion of Latham & Watkins LLP, dated as of the closing date of the merger, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Neither TorreyPines nor Axonyx may waive such respective tax opinion closing condition to the merger after the TorreyPines stockholders and the Axonyx stockholders have approved the merger unless further approval is obtained from the TorreyPines stockholders and the Axonyx stockholders with appropriate disclosure. In rendering their opinions, counsel will assume (i) that the statements and facts concerning the merger set forth in this joint proxy statement/prospectus and in the merger agreement, including representations contained in the representation letters of TorreyPines and Axonyx, are true and accurate in all respects, (ii) that the merger will be completed in accordance with this joint proxy statement/prospectus and the merger agreement, and (iii) certain customary factual assumptions. In addition, the tax opinions will be based on the law in effect on the date of the opinions and on representations made in the representation letters of TorreyPines and Axonyx substantially in the forms attached to the merger agreement as exhibits, all of which must continue to be true and accurate in all respects as of the effective time of the merger. If any of these assumptions or representations is inaccurate, the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. Neither TorreyPines nor Axonyx is currently aware of any facts or circumstances that would cause any representations made by it to Cooley Godward LLP and Latham & Watkins LLP in connection with these opinions to be untrue or incorrect in any material respect.

        No ruling from the Internal Revenue Service, or IRS, has been or will be requested in connection with the merger. In addition, stockholders of TorreyPines should be aware that the tax opinions discussed in this section are not binding on the IRS, and the IRS could adopt a contrary position and a contrary position could be sustained by a court.

        Assuming that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and subject to the qualifications and assumptions described in this joint proxy statement/prospectus:

  •
  stockholders of TorreyPines will not recognize any gain or loss upon the receipt of solely Axonyx common stock for their TorreyPines common stock or upon the receipt of solely Axonyx common stock and warrants to purchase shares of Axonyx common stock for their TorreyPines preferred stock, other than with respect to cash received in lieu of fractional shares of Axonyx common stock;

  •
  the aggregate tax basis of the shares of Axonyx common stock, or in the case of a holder of TorreyPines preferred stock, shares of Axonyx common stock and warrants to purchase shares of Axonyx common stock, received by a TorreyPines stockholder in the merger will be equal to the aggregate tax basis of the shares of TorreyPines common and preferred stock surrendered in exchange therefor, decreased by the amount of any tax basis allocable to any fractional share interest in Axonyx common stock for which cash is received. For a holder of TorreyPines preferred stock, such basis will be allocated between the shares of Axonyx common stock and the warrants to purchase shares of Axonyx common stock received therefor in proportion to the relative fair market values of the stock and warrants received.

  •
  the holding period of the shares of Axonyx common stock, or in the case of a holder of TorreyPines preferred stock, shares of Axonyx common stock and warrants to purchase Axonyx common stock, received by a TorreyPines stockholder in the merger will include the holding period of the shares of TorreyPines common and preferred stock surrendered in exchange therefor;

  •
  generally, cash payments received by TorreyPines stockholders in lieu of fractional shares will be treated as if such fractional shares of Axonyx common stock were issued in the merger and then sold. A stockholder of TorreyPines who receives such cash will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share and the amount of cash received;

  •
  a TorreyPines stockholder who properly perfects appraisal rights with respect to such stockholder's shares of TorreyPines common or preferred stock will be treated as if such stockholder had redeemed such stockholder's shares immediately prior to the merger. Such redemption will be treated either as a distribution or as a sale or exchange under Section 302 of the Code. Generally, a stockholder who after the merger holds no TorreyPines or Axonyx shares will recognize capital gain or loss equal to the difference between such stockholder's tax basis in the shares of TorreyPines surrendered and the amount of cash received in exchange for such shares; and

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  in the case of capital gain or loss recognized in respect of a fractional share or in respect of the exercise of appraisal rights, such gain or loss will be capital gain or loss, and generally will constitute long-term capital gain or loss if the stockholder's holding period in the shares surrendered is more than one year as of the effective time of the merger. Net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) will be subject to tax at reduced rates for non-corporate stockholders who receive cash. The deductibility of capital losses is subject to various limitations for corporate and non-corporate holders.

        For purposes of the above discussion of the bases and holding periods for shares of TorreyPines common or preferred stock and Axonyx common stock and warrants to purchase shares of Axonyx common stock, stockholders who acquired different blocks of TorreyPines common or preferred stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock exchanged in the merger or sold upon exercise of appraisal rights.

        TorreyPines stockholders are required to attach a statement to their tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's TorreyPines common or preferred stock and a description of the Axonyx common stock and warrants to purchase shares of Axonyx common stock, if any, received.

        Certain non-corporate TorreyPines stockholders may be subject to backup withholding, at a rate of 28% for 2006, on cash received pursuant to the merger. Backup withholding will not apply; however, to a TorreyPines stockholder who (1) furnishes a correct taxpayer identification number and certifies that the TorreyPines stockholder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (2) provides a certification of foreign status on an appropriate Form W-8 or successor form or (3) is otherwise exempt from backup withholding. If a TorreyPines stockholder provides an incorrect taxpayer identification number on IRS Form W-9 or a substantially similar form, the TorreyPines stockholder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the TorreyPines stockholder's federal income tax liability, provided that the TorreyPines stockholder timely furnishes the required information to the IRS.

        THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER'S POTENTIAL TAX EFFECTS. TORREYPINES STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.

NASDAQ Stock Market Listing

        Axonyx common stock currently is listed on the NASDAQ Capital Market under the symbol "AXYX". Axonyx has agreed to use its reasonable best efforts to maintain its existing listing on the NASDAQ Capital Market, to obtain approval for listing of the combined company on the NASDAQ Global Market or the NASDAQ Capital Market of the shares of Axonyx common stock and common stock issuable upon exercise of the merger warrants that TorreyPines securityholders will be entitled to receive pursuant to the merger.

        Prior to consummation of the merger, Axonyx intends to file an initial listing application with the NASDAQ Global Market pursuant to NASDAQ's "reverse merger" rules. If such application is accepted, Axonyx anticipates that its common stock will be listed on the NASDAQ Global Market following the closing of the merger under the trading symbol "TPTX".

Anticipated Accounting Treatment

        The merger will be treated by Axonyx as a reverse merger under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. For accounting purposes, TorreyPines is considered to be acquiring Axonyx in this transaction. Therefore, the aggregate consideration paid in connection with the merger, together with the direct costs of acquisition, will be allocated to Axonyx's tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities and results of operations of Axonyx will be consolidated into the results of operations of TorreyPines as of the effective time of the merger. These allocations will be based upon a valuation that has not yet been finalized.

Appraisal Rights

        If the merger is completed, TorreyPines stockholders are entitled to appraisal rights under Section 262 of the DGCL, or Section 262, provided that they comply with the conditions established by Section 262.

        The discussion below is not a complete summary regarding a TorreyPines stockholder's appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this joint proxy statement/prospectus as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

        A record holder of shares of TorreyPines capital stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery, or the Delaware Court, of the fair value of his, her or its shares of TorreyPines capital stock in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of TorreyPines capital stock" are to the record holder or holders of shares of TorreyPines capital stock. Except as described herein, stockholders of TorreyPines will not be entitled to appraisal rights in connection with the merger.

        Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the TorreyPines special meeting, not fewer than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement/prospectus shall constitute such notice to the record holders of TorreyPines capital stock.

        Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

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  Stockholders electing to exercise appraisal rights must not vote "for" the adoption of the merger agreement. Voting "for" the adoption of the merger agreement will result in the waiver of appraisal rights. Also, because a submitted proxy not marked "against" or "abstain" will be voted "for" the proposal to adopt the merger agreement, the submission of a proxy not marked "against" or "abstain" will result in the waiver of appraisal rights.

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  A written demand for appraisal of shares must be filed with TorreyPines before the taking of the vote on the merger agreement at the special meeting. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his or her TorreyPines capital stock. The written demand for appraisal of shares is in addition to and separate from a vote against the merger agreement or an abstention from such vote. That is, failure to return your proxy, voting against, or abstaining from voting on, the merger will not satisfy your obligation to make a written demand for appraisal.

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  A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in TorreyPines capital stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

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  A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to TorreyPines at 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037, Attention: Craig Johnson.

        Within 10 days after the effective time of the merger, TorreyPines must provide notice of the effective time of the merger to all TorreyPines stockholders who have complied with Section 262 and have not voted in favor of the adoption of the merger agreement.

        Within 120 days after the effective time of the merger, either TorreyPines or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on TorreyPines in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all stockholders seeking to exercise appraisal rights. There is no present intent on the part of TorreyPines to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that TorreyPines will file such a petition or that TorreyPines will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of TorreyPines capital stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

        Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from TorreyPines a statement setting forth the aggregate number of shares of TorreyPines common stock and TorreyPines preferred stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by TorreyPines and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the stockholder's request has been received by TorreyPines or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

        If a petition for an appraisal is timely filed and a copy thereof is served upon TorreyPines, TorreyPines will then be obligated, within 20 days after service, to file in the office of the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to stockholders, as required by the Delaware Court, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of TorreyPines capital stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

        Although the board of directors of TorreyPines believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, TorreyPines does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of TorreyPines capital stock is less than the merger consideration. In determining "fair value," the Delaware Court is required to take into account all relevant factors. The cost of the appraisal proceeding, which does not include attorneys' or experts' fees, may be determined by the Delaware Court and taxed against the dissenting stockholder and/or TorreyPines as the Delaware Court deems equitable under the circumstances. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

        Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

        At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of TorreyPines. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders' rights to appraisal, if available, will cease. Inasmuch as TorreyPines has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to TorreyPines a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of TorreyPines and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

        Failure by any TorreyPines stockholder to comply fully with the procedures described above and set forth in Annex C to this joint proxy statement/prospectus may result in termination of such stockholder's appraisal rights. In view of the complexity of exercising appraisal rights under Delaware law, any TorreyPines stockholder considering exercising these rights should consult with legal counsel.

THE MERGER AGREEMENT

        The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The merger agreement has been attached to this joint proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Axonyx, TorreyPines or merger sub. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

        The merger agreement contains representations and warranties that Axonyx and merger sub, on the one hand, and TorreyPines, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement. While Axonyx and TorreyPines do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Axonyx or TorreyPines, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Axonyx and merger sub and TorreyPines and are modified by the disclosure schedules.

General

        Under the merger agreement, merger sub, a wholly owned subsidiary of Axonyx formed by Axonyx in connection with the merger, will merge with and into TorreyPines, with TorreyPines continuing as a wholly owned subsidiary of Axonyx.

Merger Consideration and Adjustment

        At the effective time of the merger, each share of TorreyPines common stock and TorreyPines preferred stock will be converted into the right to receive 1.299 shares of Axonyx common stock, subject to adjustment as described below, which is referred to as the exchange ratio.

        As part of the merger consideration, each holder of TorreyPines preferred stock immediately prior to the effective time of the merger will receive a merger warrant to purchase its pro rata portion of a total of 12,000,000 shares of Axonyx common stock, subject to adjustment to account for the reverse stock split, based on the number of shares of preferred stock held by such holder as a percentage of the total shares of preferred stock outstanding. The warrants will have an exercise price of $1.04, which is equal to 110% of the average closing price of Axonyx common stock for the five trading days ending on June 5, 2006, the trading day two days prior to the date the merger agreement was signed, subject to adjustment to account for the reverse stock split. The warrants have a term of three years. In the event the average closing price of the combined company's common stock for 20 days within any 30 consecutive trading day period equals or exceeds $2.08, subject to adjustment to account for the reverse stock split and for subsequent stock dividends, stock splits or recapitalizations or the like, then the warrants will be terminated if not exercised within 30 days following notice from the combined company.

        The exchange ratio is subject to adjustment to account for the effect of the reverse stock split and subject to adjustment upon the occurrence of certain events, as follows:

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  if Axonyx completes an Axonyx permitted out-license prior to the date that is five business days before the date of the Axonyx annual meeting of stockholders, then the exchange ratio will be adjusted in accordance with a formula set forth in the merger agreement to reflect the addition to Axonyx's valuation of 75% of the cash paid to Axonyx at or prior to the closing of the Axonyx permitted out-license, which will have the effect of increasing the percentage of the combined company owned by Axonyx's securityholders and reducing the percentage of the combined company owned by TorreyPines' securityholders. In addition, if Axonyx completes an Axonyx permitted out-license, TorreyPines may elect to terminate the merger agreement and require Axonyx to reimburse it for its expenses, up to a maximum of $1 million; and

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  if TorreyPines completes a TorreyPines permitted out-license prior to the date that is five business days before the date of the Axonyx annual meeting of stockholders, then the exchange ratio will be adjusted to reflect the addition to TorreyPines' valuation of 75% of the cash paid to TorreyPines at or prior to the closing of the TorreyPines permitted out-license, which will have the effect of increasing the percentage of the combined company owned by TorreyPines' securityholders and reducing the percentage of the combined company owned by Axonyx's securityholders. In addition, if TorreyPines completes a TorreyPines permitted out-license, Axonyx may elect to terminate the merger agreement and require TorreyPines to reimburse it for its expenses, up to a maximum of $1 million.

        Following the merger, assuming that Axonyx Proposal No. 3 is approved by Axonyx's stockholders at the Axonyx annual meeting, Axonyx will be renamed "TorreyPines Therapeutics, Inc." and expects to trade on the NASDAQ Global Market under the symbol "TPTX". Immediately after the merger, TorreyPines securityholders will own approximately 58% of the fully-diluted shares of the combined company (excluding the merger warrants), with Axonyx securityholders holding approximately 42% of the fully-diluted shares of the combined company, in each case calculated using the treasury stock method. If the merger warrants were exercised as of the closing of the merger, TorreyPines securityholders would own approximately 62% of the fully-diluted shares of the combined company, with Axonyx securityholders holding approximately 38% of the fully-diluted shares of the combined company, in each case calculated using the treasury stock method. These percentages assume:

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  a reference price of $0.942 per share of Axonyx common stock for treasury stock method calculation purposes, calculated based on the average closing price per share of Axonyx common stock for the five trading days ending June 5, 2006;

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  that the number of shares subject to TorreyPines options and warrants does not change between the date of this joint proxy statement/prospectus and the closing of the merger; and

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  that the exchange ratio is not adjusted, as described above.

        The closing of the merger will occur no later than the fifth business day after the last of the conditions to the merger has been satisfied or waived, or at another time as TorreyPines and Axonyx agree. However, because the merger is subject to a number of conditions, neither Axonyx nor TorreyPines can predict exactly when the closing will occur or if it will occur at all.

Assumption of TorreyPines Stock Options and Warrants

        All outstanding options to purchase TorreyPines common stock and warrants to purchase TorreyPines common stock or TorreyPines preferred stock not terminated or exercised prior to the effective time of the merger will be assumed by Axonyx in the merger and will become exercisable for shares of Axonyx common stock based on the exchange ratio as discussed in the section entitled "The Merger—Stock Options and Warrants" in this joint proxy statement/prospectus.

Directors and Officers of Axonyx Following the Merger

        Following the merger, the combined company will initially have a ten member board of directors, comprised of six individuals from TorreyPines' current board of directors, Neil M. Kurtz, M.D., William T. Comer, Ph.D., Peter Davis, Ph.D., Jean Deleage, Ph.D., Jason Fisherman, M.D. and Patrick Van Beneden and four individuals from Axonyx's current board of directors, Louis G. Cornacchia, Marvin S. Hausman, M.D., Steven H. Ferris, Ph.D. and Steven B. Ratoff.

        Effective as of the closing of the merger, the combined company's officers will be Neil M. Kurtz, M.D. (President and Chief Executive Officer), Evelyn Graham (Chief Operating Officer), Craig Johnson (Vice President, Finance and Chief Financial Officer), Michael Murphy, M.D., Ph.D. (Sr. Vice President, Discovery and Development and Chief Medical Officer) and Steven Wagner, Ph.D. (Chief Scientific Officer), each of whom currently holds the same position at TorreyPines.

Amendment to Axonyx's Articles of Incorporation

        The merger agreement provides that Axonyx's stockholders must approve, as a condition to closing the merger, the amendment to Axonyx's articles of incorporation to effect a reverse stock split of Axonyx common stock, which requires the affirmative vote of holders of a majority of the outstanding common stock on the record date for the Axonyx annual meeting. Upon the effectiveness of the amendment to Axonyx's articles of incorporation effecting the reverse stock split, or the split effective time, the issued shares of Axonyx common stock immediately prior to the split effective time will be reclassified into a smaller number of shares such that a Axonyx stockholder will own one share of Axonyx common stock for each 5 to 10 shares of issued common stock held by that stockholder immediately prior to the split effective time, the exact split ratio within the 5:1 to 10:1 range to be determined by the Axonyx board of directors prior to the split effective time and to be publicly announced by Axonyx.

        Stockholders of record of Axonyx common stock on the record date for the Axonyx annual meeting will be also be asked to approve the amendment to Axonyx's articles of incorporation to change the name of the corporation from "Axonyx Inc." to "TorreyPines Therapeutics, Inc." upon consummation of the merger, which requires the affirmative vote of holders of a majority of the outstanding common stock on the record date for the Axonyx annual meeting.

Change of Axonyx's State of Incorporation from Nevada to Delaware

        Following the filing of the amendment to Axonyx's articles of incorporation described above, as a condition to closing the merger, Axonyx will cause its state of incorporation to be changed from Nevada to Delaware.

Conditions to the Completion of the Merger

        Each party's obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, which include the following:

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  the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or proceeding, or any proceeding threatened by the SEC, seeking a stop order;

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  there must not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger, and no law, statute, rule, regulation, ruling or decree shall be in effect which has the effect of making the consummation of the merger illegal;

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  stockholders of TorreyPines must have adopted the merger agreement, and stockholders of Axonyx must have approved the issuance of Axonyx common stock and the merger warrants, the resulting change in control of Axonyx, the amendment to Axonyx's articles of incorporation effecting the reverse stock split and the name change from "Axonyx Inc." to "TorreyPines Therapeutics, Inc." and the change of Axonyx's state of incorporation from Nevada to Delaware;

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  the existing shares of Axonyx common stock must have been continually listed on the NASDAQ Capital Market, and Axonyx must have caused the shares of Axonyx common stock that the TorreyPines securityholders will be entitled to receive pursuant to the merger to be approved for listing on the NASDAQ Global Market or NASDAQ Capital Market following the closing of the merger;

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  any waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any material applicable foreign antitrust requirements reasonably determined to apply to the merger must have expired or been terminated, and there must not be in effect any voluntary agreement by any party to the merger agreement and the U.S. Federal Trade Commission, the U.S. Department of Justice or any foreign governmental body, pursuant to which such party has agreed not to consummate the merger for any period of time; and

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  there must not be any legal proceeding pending, or overtly threatened in writing by an official of any governmental body in which such governmental body indicates that it intends to conduct any legal proceeding or take any action: (1) challenging or seeking to restrain or prohibit the consummation of the merger; (2) relating to the merger and seeking to obtain from Axonyx, merger sub or TorreyPines any damages or other relief that may be material to Axonyx or TorreyPines; (3) seeking to prohibit or limit in any material and adverse respect a party's ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Axonyx; (4) that could materially and adversely affect the right or ability of Axonyx or TorreyPines to own the assets or operate the business of Axonyx or TorreyPines; or (5) seeking to compel TorreyPines, Axonyx or any subsidiary of Axonyx to dispose of or hold separate any material assets as a result of the merger.

        In addition, each party's obligation to complete the merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

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  all representations and warranties of the other party in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except where the failure of these representations and warranties to be true and correct, disregarding any materiality qualifications, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the party making the representations and warranties;

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  the other party to the merger agreement must have performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it on or before the closing of the merger; and

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  the other party must have delivered the documents required under the merger agreement for the closing of the merger.

        In addition, the obligation of Axonyx and the merger sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:

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  Axonyx must have received all required third-party and governmental consents, and such consents must be in full force and effect at the closing of the merger;

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  Axonyx must have received lock-up agreements from the following TorreyPines securityholders: Neil M. Kurtz, M.D., Evelyn Graham, Craig Johnson, William T. Comer, Ph.D., Roy C. Cosan, Peter Davis, Ph.D., Jean Deleage, Ph.D., Jason S. Fisherman, M.D., Rudolph E. Tanzi, Ph.D., Patrick Van Beneden, Johnson & Johnson Development Corporation, Alta Partners and its affiliates, Advent International and its affiliates and GIMV, NV and its affiliates;

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  Axonyx must have received the opinion of Latham & Watkins LLP, dated as of the closing date of the merger, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        In addition, the obligation of TorreyPines to complete the merger is further subject to the satisfaction or waiver of the following conditions:

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  Axonyx must have at least $38 million in net cash as measured on the last business day of each full calendar month following the date of the merger agreement and the date that is 10 business days prior to the anticipated date for closing, as calculated pursuant to the merger agreement;

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  Axonyx must have obtained all required consents;

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  Axonyx must have completed the reverse stock split, the name change from "Axonyx Inc." to "TorreyPines Therapeutics, Inc." and the change of its state of incorporation from Nevada to Delaware;

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  Axonyx must have delivered to TorreyPines written resignations of the officers and directors of Axonyx that are not continuing as officers and directors of Axonyx following the merger and shall have caused the new board members and officers of the combined company, specified in the merger agreement, to be elected;

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  Axonyx must have caused its stockholder rights agreement to be amended in order to exclude TorreyPines and its stockholders from the definition of "Acquiring Person" thereunder;

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  Neither the principal executive officer nor the principal financial officer of Axonyx shall have failed to provide, with respect to any document filed with the SEC on or after June 7, 2006, any necessary certification required under Rule 13a-14 under the Securities Exchange Act of 1934, as amended, the Exchange Act; and

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  TorreyPines must have received the opinion of Cooley Godward LLP, dated as of the closing date of the merger, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

No Solicitation

        Each of TorreyPines and Axonyx agreed that, except as described below, TorreyPines and Axonyx and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its subsidiaries to, and it will use its commercially reasonable efforts to cause its and its subsidiaries' non-officer employees and other agents not to, and will not authorize any of them to, directly or indirectly:

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  solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any "acquisition proposal," as defined below, or inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal;

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  furnish to any person any information with respect to it in connection with or in response to an acquisition proposal, indication of interest or request for information;

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  engage in discussions or negotiations with respect to any acquisition proposal, indication of interest or request for information;

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  approve, endorse or recommend an acquisition proposal; or

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  execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an acquisition proposal.

        An "acquisition proposal" means any offer or proposal with respect to an "acquisition transaction," as defined below.

        An "acquisition transaction" means the following:

  •
  any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: (1) in which TorreyPines, Axonyx or merger sub is a constituent corporation, (2) in which any individual, entity, governmental entity, or "group," as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of TorreyPines, Axonyx or merger sub or any of their subsidiaries or (3) in which TorreyPines, Axonyx or merger sub or any of their subsidiaries issues securities representing more than 15% of the outstanding voting securities of any class of voting securities of such party or any of its subsidiaries;

  •
  any sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets that constitute 15% or more of the consolidated net revenues, net income or book value of the assets of or fair market value of the assets of TorreyPines, Axonyx or merger sub and their subsidiaries, taken as a whole; and

  •
  any liquidation or dissolution of TorreyPines, Axonyx or merger sub.

        Notwithstanding the foregoing, the following transactions have been excluded from the definition of "acquisition transaction" and the no solicitation provisions do not restrict any of the following activities:

  •
  in the case of Axonyx, Axonyx's ability to negotiate or consummate an Axonyx permitted out-license; and

  •
  in the case of TorreyPines, TorreyPines' ability to negotiate or consummate a TorreyPines permitted out-license.

        However, before obtaining the applicable TorreyPines or Axonyx stockholder approvals required to consummate the merger, each party may furnish information regarding such party to, and may enter into discussions or negotiations with, any third party in response to a bona fide written acquisition proposal made or received after the date of the merger agreement, which such party's board of directors determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes or is reasonably likely to result in a "superior offer" if:

  •
  neither such party nor any representative of such party has breached the no solicitation provisions of the merger agreement described above;

  •
  that party's board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of such board of directors under applicable legal requirements;

  •
  that party gives the other party at least two business days' prior notice of the identity of the third party and of that party's intention to furnish information to, or enter into discussions or negotiations with, such third party before furnishing any information or entering into discussions or negotiations with such person;

  •
  that party receives from the third party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between TorreyPines and Axonyx; and

  •
  at least two business days' prior to the furnishing of any information to a third party, that party furnishes the same information to the other party to the extent not previously furnished.

        A "superior offer" means an unsolicited, bona fide written offer made by a third party to enter into (1) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the party's stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction, or the ultimate parent entity thereof, or (B) in which a person or "group," as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the party's capital stock or (2) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the party or its subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (x) was not obtained or made as a direct or indirect result of a breach of the merger agreement, and (y) is on terms and conditions that the board of directors of the party receiving the offer determines in its good faith judgment, after obtaining and taking into account such matters as its board of directors deems relevant following consultation with its outside legal counsel and financial advisor:

  •
  is reasonably likely to be more favorable, from a financial point of view, to that party's stockholders than the terms of the merger; and

  •
  is reasonably capable of being consummated.

        An offer will not be a superior offer if (1) any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party or (2) if the consummation of such transaction is contingent on any such financing being obtained.

        The merger agreement also provides that each party will promptly advise the other of the status and terms of, and keep the other party fully informed with respect to, any acquisition proposal or any inquiry, indication of interest or request for information that could reasonably be expected to lead to an acquisition proposal or any change or proposed change to that acquisition proposal or inquiry, indication of interest or request for information.

Meetings of Stockholders

        Axonyx is obligated under the merger agreement to call, give notice of and hold the Axonyx annual meeting for purposes of considering the issuance of shares of Axonyx common stock and the merger warrants, the change in control of Axonyx, the amendment to Axonyx's articles of incorporation effecting the reverse stock split and the name change from "Axonyx Inc." to "TorreyPines Therapeutics, Inc.", the change of Axonyx's state of incorporation from Nevada to Delaware and the approval of the Axonyx 2006 Equity Incentive Plan.

        TorreyPines is obligated under the merger agreement to call, give notice of and hold the TorreyPines special meeting for purposes of considering the adoption of the merger agreement.

Covenants; Conduct of Business Pending the Merger

        TorreyPines agreed that it will conduct its business in the ordinary course in accordance with past practices and in compliance with all applicable laws, regulations, and certain contracts, and to take other agreed-upon actions. TorreyPines also agreed that, subject to certain limited exceptions, without the consent of Axonyx, it would not, during the period prior to closing of the merger:

  •
  declare, accrue, set aside or pay any dividends or make any other distributions in respect of any shares of its capital stock, repurchase or redeem any securities;

  •
  sell, issue or grant any securities, including options and warrants or any other instruments convertible into securities of TorreyPines (but excluding any shares of TorreyPines common stock issued upon the valid exercise of outstanding options);

  •
  amend or waive any rights under, or permit the acceleration of vesting under, any stock option plan, stock option, restricted stock purchase agreement, or other contract relating to any equity award;

  •
  modify its certificate of incorporation or bylaws or effect or become a party to any merger, consolidation, recapitalization, reclassification, stock split or similar transaction;

  •
  form any subsidiary or acquire equity or other interests in another entity;

  •
  lend money to any person, incur or guarantee any indebtedness, issue, sell or guarantee any debt securities or make any capital expenditure or commitment in excess of $100,000;

  •
  establish or adopt any employee plan, pay any bonus or make any bonus, profit sharing or similar payment to or increase the wages, salary, commissions, fringe benefits or other compensation of any of its directors or employees, other than in the ordinary course of business;

  •
  change any of its methods of accounting or accounting practices;

  •
  make any material tax election, file any material amendment to any tax return, enter into any tax allocation, sharing or indemnity agreement, settle any claim, notice, audit report or assessment with respect to any taxes, surrender any right to claim a material tax refund or consent to the extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

  •
  commence or settle any legal proceeding;

  •
  enter into material transaction outside the ordinary course of business;

  •
  acquire any material asset or sell, lease or otherwise irrevocably dispose of any material asset or property, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business consistent with past practices;

  •
  enter into, amend or terminate any material contract;

  •
  make any material change to, or agree to change, the pricing or royalties or other payments set or charged by TorreyPines or any of its subsidiaries to its customers or licensees or agree to change pricing or royalties or other payments set or charged by persons who have licensed intellectual property to TorreyPines or any of its subsidiaries; or

  •
  negotiate, agree or commit to take any of these actions set forth above.

        TorreyPines' ability to negotiate or consummate a TorreyPines permitted out-license has been excluded from the foregoing list of restricted activities.

        Axonyx agreed that it will conduct its business in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts, and to take other agreed-upon actions. Axonyx also agreed that, subject to certain limited exceptions, without the consent of TorreyPines, it would not, during the period prior to the closing of the merger:

  •
  declare, accrue, set aside or pay any dividends or make any other distributions in respect of any shares of its capital stock or repurchase or redeem any securities;

  •
  sell, issue or grant any securities, including options and warrants or any other instruments convertible into securities of Axonyx (but excluding any shares of Axonyx common stock issued upon the valid exercise of outstanding options);

  •
  amend or waive any rights under, or permit the acceleration of vesting under, any stock option plan, stock option, restricted stock purchase agreement, or other contract relating to any equity award;

  •
  modify its articles of incorporation or bylaws or effect or become a party to any merger, consolidation, recapitalization, reclassification, stock split or similar transaction;

  •
  form any subsidiary or acquire equity or other interests in another entity;

  •
  lend money to any person, incur or guarantee any indebtedness, issue, sell or guarantee any debt securities or make any capital expenditure or commitment in excess of $100,000;

  •
  establish or adopt any employee plan, pay any bonus or make any bonus, profit sharing or similar payment to or increase the wages, salary, commissions, fringe benefits or other compensation of any of its directors or employees, other than in the ordinary course of business;

  •
  change any of its methods of accounting or accounting practices;

  •
  make any material tax election, file any material amendment to any tax return, enter into any tax allocation, sharing or indemnity agreement, settle any claim, notice, audit report or assessment with respect to any taxes, surrender any right to claim a material tax refund or consent to the extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

  •
  commence or settle any legal proceeding;

  •
  enter into material transaction outside the ordinary course of business;

  •
  acquire any material asset or sell, lease or otherwise irrevocably dispose of any material asset or property, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business consistent with past practices;

  •
  enter into, amend or terminate any material contract;

  •
  make any material change to, or agree to change, the pricing or royalties or other payments set or charged by Axonyx or any of its subsidiaries to its customers or licensees or agree to change pricing or royalties or other payments set or charged by persons who have licensed intellectual property to Axonyx or any of its subsidiaries; or

  •
  negotiate, agree or commit to take any of these actions set forth above.

        Axonyx's ability to negotiate or consummate an Axonyx permitted out-license has been excluded from the foregoing list of restricted activities.

Other Agreements

        Each of TorreyPines and Axonyx has agreed to use its commercially reasonable efforts to:

  •
  file or otherwise submit all applications, notices, reports and other documents reasonably required to be filed with a governmental entity with respect to the merger;

  •
  take all actions necessary to complete the merger;

  •
  coordinate with the other in preparing and exchanging information and promptly provide the other with copies of all filings or submissions made in connection with the merger;

  •
  obtain all consents, approvals or waivers reasonably required in connection with the transactions contemplated by the merger agreement;

  •
  lift any injunction prohibiting the merger or other transactions contemplated by the merger agreement; and

  •
  consult and agree with each other about any public statement either will make concerning the merger, subject to certain exceptions.

        TorreyPines and Axonyx agreed that:

  •
  Axonyx will use reasonable best efforts to maintain the listing of its common stock on the NASDAQ Capital Market and to obtain approval for listing on the NASDAQ Global Market or NASDAQ Capital Market of the combined company and to cause the shares of its common stock and shares of common stock issuable upon exercise of the merger warrants that TorreyPines securityholders will be entitled to receive pursuant to the merger to be approved for listing on the NASDAQ Global Market or NASDAQ Capital Market; and

  •
  for a period of six years after the closing of the merger, the combined company will indemnify each of the directors and officers of TorreyPines and Axonyx to the fullest extent permitted under the DGCL and will maintain directors' and officers' liability insurance for TorreyPines' and Axonyx's directors and officers.

Termination

        The merger agreement may be terminated at any time before the completion of the merger, whether before or after the required stockholder approvals to complete the merger have been obtained, as set forth below:

  •
  by mutual written consent duly authorized by the board of directors of each of TorreyPines and Axonyx;

  •
  by TorreyPines or Axonyx if the merger has not been completed by November 30, 2006, but this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the merger to be completed by such date and such action or failure to act constitutes a breach of the merger agreement;

  •
  by TorreyPines or Axonyx if a governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action that permanently restrains, enjoins or otherwise prohibits the merger;

  •
  by TorreyPines or Axonyx if the stockholders of TorreyPines have not adopted the merger agreement at the TorreyPines special meeting or any adjournment or postponement thereof, but TorreyPines may not terminate the merger agreement pursuant to this provision if failure to obtain the approval of TorreyPines' stockholders was caused by the action or failure to act of TorreyPines and such action or failure to act constitutes a material breach by TorreyPines of the merger agreement;

  •
  by TorreyPines or Axonyx if the stockholders of Axonyx have not approved the issuance of Axonyx common stock and the merger warrants as well as the resulting change in control of Axonyx, the amendment to Axonyx's articles of incorporation effecting the reverse stock split and the name change from "Axonyx Inc." to "TorreyPines Therapeutics, Inc." and the change of Axonyx's state of incorporation from Nevada to Delaware at the Axonyx annual meeting or any adjournment or postponement thereof, but Axonyx may not terminate the merger agreement pursuant to this provision if failure to obtain the approval of Axonyx stockholders was caused by the action or failure to act of Axonyx and such action or failure to act constitutes a material breach by Axonyx of the merger agreement;

  •
  by TorreyPines, at any time prior to the approval of the issuance of the shares of Axonyx common stock pursuant to the merger, if:

  •
  Axonyx's board of directors fails to recommend that Axonyx's stockholders vote to approve the issuance of Axonyx common stock and the merger warrants and the resulting change in control of Axonyx, the amendment to Axonyx's articles of incorporation effecting the reverse stock split and the name change from "Axonyx Inc." to "TorreyPines Therapeutics, Inc." and the change of Axonyx's state of incorporation from Nevada to Delaware or withdraws or modifies its recommendation in a manner adverse to TorreyPines;

  •
  Axonyx fails to include in this joint proxy statement/prospectus such recommendation;

  •
  Axonyx fails to hold the Axonyx annual meeting within 60 days after the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective under the Securities Act, other than to the extent that such registration statement is subject to a stop order or proceeding, or threatened proceeding by the SEC, seeking a stop order with respect to such registration statement, in which case such 60-day period will be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending;

  •
  the Axonyx board of directors approves, endorses or recommends any acquisition proposal, as defined in the section entitled "The Merger Agreement—No Solicitation" in this joint proxy statement/prospectus;

  •
  Axonyx enters into any letter of intent or similar document or any contract relating to any acquisition proposal, other than a confidentiality agreement permitted pursuant to the merger agreement; or

  •
  Axonyx or any director, officer or agent of Axonyx willfully and intentionally breaches the no solicitation provisions set forth in the merger agreement (each of the above clauses is referred to as an Axonyx triggering event);

  •
  by Axonyx, at any time prior to the adoption of the merger agreement by the stockholders of TorreyPines, if:

  •
  TorreyPines' board of directors fails to recommend that TorreyPines' stockholders vote to approve the merger or withdraws or modifies its recommendation in a manner adverse to Axonyx;

  •
  TorreyPines fails to include in this joint proxy statement/prospectus such recommendation;

  •
  TorreyPines fails to hold the TorreyPines special meeting within 60 days after the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective under the Securities Act, other than to the extent that such registration statement is subject to a stop order or proceeding, or threatened proceeding by the SEC, seeking a stop order with respect to such registration statement, in which case such 60-day period will be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending;

  •
  the TorreyPines board of directors approves, endorses or recommends any acquisition proposal, as defined in the section entitled "The Merger Agreement—No Solicitation" in this joint proxy statement/prospectus;

  •
  TorreyPines enters into any letter of intent or similar document or any contract relating to any acquisition proposal, other than a confidentiality agreement permitted pursuant to the merger agreement; or

  •
  TorreyPines or any director, officer or agent of TorreyPines willfully and intentionally breaches the no solicitation provisions set forth in the merger agreement (each of the above clauses is referred to as a TorreyPines triggering event); or

  •
  by TorreyPines or Axonyx if the other party has breached any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of the other party has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of time of such breach or inaccuracy, but if such breach or inaccuracy is curable, then the merger agreement will not terminate pursuant to this provision as a result of a particular breach or inaccuracy until the earlier of the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy and the breaching party ceasing to exercise commercially reasonable efforts to cure such breach, if such breach has not been cured;

  •
  by Axonyx if TorreyPines completes a TorreyPines permitted out-license;

  •
  by TorreyPines if the Axonyx annual meeting has not been held and completed prior to October 15, 2006;

  •
  by TorreyPines if Axonyx completes an Axonyx permitted out-license; and

  •
  by TorreyPines if Axonyx's net cash is less than $38 million as measured on the last business day of any full calendar month following the date of the merger agreement and the date that is 10 business days prior to the anticipated date for closing.

        For purposes of the net cash determination, Axonyx's net cash balance will generally be equal to the amount of cash, cash equivalents, short term investments, net accounts receivable and restricted cash as of the date of such measurement and determined in a manner substantially consistent with the manner in which each such item was determined for Axonyx's then most recent consolidated balance sheets filed with the SEC, minus Axonyx's accounts payable and accrued expenses, contractual obligations, restructuring accruals, change of control payments, severance payments and certain other similar payments arising as a result of the merger, accrued and unpaid retention payments, unpaid taxes, payments to its advisors for fees and expenses in connection with the merger, any insured liabilities or damages arising from the pending Axonyx securities litigation, and any proceeds from the disposition of the OXIS investment.

Termination Fee

Fee payable by Axonyx

        Axonyx must pay TorreyPines a termination fee of $2 million, less any expenses of TorreyPines paid by Axonyx, as discussed below, if:

  •
  the merger agreement is terminated because Axonyx's stockholders do not approve the issuance of Axonyx common stock and the merger warrants in the merger, the resulting change in control of Axonyx, the amendment to Axonyx's articles of incorporation effecting the reverse stock split and the name change from "Axonyx Inc." to "TorreyPines Therapeutics, Inc." and the change of Axonyx's state of incorporation from Nevada to Delaware, and an acquisition proposal, as defined above in the section entitled "The Merger Agreement—No Solicitation," with respect to Axonyx was publicly announced, disclosed or otherwise communicated to the board of directors of Axonyx prior to the Axonyx annual meeting and Axonyx enters into a definitive agreement for, or consummates, an acquisition transaction, as defined above in the section entitled "The Merger Agreement—No Solicitation," within 12 months of the termination; or

  •
  the merger agreement is terminated by TorreyPines because of an Axonyx triggering event, as defined above in the section entitled "The Merger Agreement—Termination."

        Axonyx is also required to reimburse TorreyPines' expenses in the merger, up to a maximum of $1 million, if:

  •
  the merger agreement is terminated because Axonyx stockholders do not approve the issuance of Axonyx common stock and the merger warrants in the merger, the resulting change in control of Axonyx, the amendment to Axonyx's articles of incorporation effecting the reverse stock split and the name change from "Axonyx Inc." to "TorreyPines Therapeutics, Inc." and the change of Axonyx's state of incorporation from Nevada to Delaware, and an acquisition proposal, as defined above in the section entitled "The Merger Agreement—No Solicitation," with respect to Axonyx was publicly announced, disclosed or otherwise communicated to the board of directors of Axonyx prior to the Axonyx annual meeting;

  •
  if the merger agreement is terminated because the Axonyx annual meeting has not been held and completed prior to October 15, 2006;

  •
  if the merger agreement is terminated because Axonyx completes an Axonyx permitted out-license; or

  •
  if the merger agreement is terminated because Axonyx's net cash is less than $38 million as measured on the last business day of each full calendar month following the date of the merger agreement and the date that is 10 business days prior to the anticipated date for closing.

Fees payable by TorreyPines

        TorreyPines must pay Axonyx a termination fee of $2 million, less any expenses of Axonyx paid by TorreyPines, as discussed below, if:

  •
  the merger agreement is terminated because TorreyPines' stockholders do not approve the merger and an acquisition proposal, as defined above in the section entitled "The Merger Agreement—No Solicitation," with respect to TorreyPines was publicly announced, disclosed or otherwise communicated to the board of directors of TorreyPines prior to the TorreyPines special meeting and TorreyPines enters into a definitive agreement for, or consummates, an acquisition transaction, as defined above in the section entitled "The Merger Agreement—No Solicitation," within 12 months of the termination; or

  •
  the merger agreement is terminated by Axonyx because of a TorreyPines triggering event, as defined above in the section entitled "The Merger Agreement—Termination."

        TorreyPines is also required to reimburse Axonyx's expenses in the merger, up to a maximum of $1 million, if:

  •
  the merger agreement is terminated because TorreyPines stockholders do not approve the merger and an acquisition proposal, as defined above in the section entitled "The Merger Agreement—No Solicitation," with respect to TorreyPines was publicly announced, disclosed or otherwise communicated to the board of directors of TorreyPines prior to the TorreyPines special meeting; or

  •
  if the merger agreement is terminated because TorreyPines completes a TorreyPines permitted out-license.

Representations and Warranties

        The merger agreement contains customary representations and warranties of Axonyx and TorreyPines relating to, among other things:

  •
  corporate organization and power and similar corporate matters;

  •
  subsidiaries;

  •
  capital structure;

  •
  any conflicts or violations of each party's agreements as a result of the merger or the merger agreement;

  •
  financial statements and, with respect to Axonyx, documents filed with the SEC and the accuracy of information contained in those documents;

  •
  any undisclosed liabilities;

  •
  any material changes or events;

  •
  title to assets;

  •
  bank accounts and receivables;

  •
  real property and leaseholds;

  •
  filing of tax returns and payment of taxes;

  •
  intellectual property;

  •
  compliance with legal requirements;

  •
  litigation matters;

  •
  any brokerage or finder's fee or other fee or commission in connection with the merger;

  •
  employee benefits and related matters;

  •
  any liens and encumbrances;

  •
  environmental matters;

  •
  regulatory compliance;

  •
  insurance matters;

  •
  the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach to such contracts;

  •
  authority to enter into the merger agreement and the related agreements;

  •
  approval by the board of directors;

  •
  votes required for completion of the merger and approval of the proposals that will come before each of the Axonyx annual meeting and the TorreyPines special meeting;

  •
  transactions with affiliates;

  •
  with respect to Axonyx, disclosure controls and procedures, the timely filing of all registration statements in connection with private placement transactions and related matters;

  •
  with respect to Axonyx the amendment of the Axonyx stockholder rights agreement;

  •
  with respect to Axonyx, the valid issuance in the merger of the Axonyx common stock and common stock issuable upon exercise of the merger warrants to the TorreyPines securityholders; and

  •
  the inapplicability of the provisions of Section 203 of the DGCL to the merger.

        The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of TorreyPines and Axonyx to complete the merger.

Amendment

        The merger agreement may be amended by the parties at any time, except that after the merger agreement has been adopted by the stockholders of TorreyPines or Axonyx, no amendment which by law requires further approval by the stockholders of TorreyPines or Axonyx, as the case may be, shall be made without such further approval.

AGREEMENTS RELATED TO THE MERGER

Voting Agreements

        In order to induce Axonyx to enter into the merger agreement, several TorreyPines stockholders entered into voting agreements and irrevocable proxies with Axonyx pursuant to which, among other things, each of these stockholders agreed, solely in its capacity as a stockholder, to vote all of its shares of TorreyPines capital stock in favor of the merger and the adoption of the merger agreement, against any action or agreement that would result in a breach of the merger agreement by TorreyPines, and against any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement, except for a TorreyPines permitted out-license or the TorreyPines preferred stock financing. These TorreyPines stockholders also granted Axonyx an irrevocable proxy to their respective shares in accordance with the voting agreement. These TorreyPines stockholders may vote their shares of TorreyPines capital stock on all other matters not referred to in such proxy.

        As of June 7, 2006, the stockholders of TorreyPines that entered into voting agreements owned in the aggregate 1,100,000 shares of TorreyPines common stock and 39,379,400 shares of TorreyPines preferred stock, representing approximately 33% of the outstanding TorreyPines common stock, approximately 80% of the outstanding TorreyPines preferred stock and approximately 77% of the aggregate outstanding TorreyPines capital stock. All of these stockholders are executive officers, directors, or entities controlled by such persons, or 5% stockholders, of TorreyPines. Notwithstanding the foregoing, if the TorreyPines board of directors withdraws its recommendation in favor of the merger to the extent permitted under the merger agreement and TorreyPines receives a superior offer, as defined in the section entitled "The Merger Agreement—No Solicitation" in this joint proxy statement/prospectus, the voting agreement will only apply to the number of shares of TorreyPines capital stock that is equal to 33% of the outstanding TorreyPines common stock and preferred stock, voting together as a class, and 33% of the TorreyPines preferred stock, voting separately as a class.

        Under these voting agreements executed by TorreyPines stockholders, subject to certain exceptions, such stockholders also have agreed not to sell or transfer TorreyPines capital stock and options and warrants to purchase TorreyPines capital stock held by them until the earlier of the termination of the merger agreement or the completion of the merger. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the voting agreement, each person to which any shares of capital stock are so sold or transferred must agree in writing to be bound by the terms and provisions of the voting agreement.

        In addition, in order to induce TorreyPines to enter into the merger agreement, several Axonyx stockholders entered into voting agreements and irrevocable proxies with TorreyPines pursuant to which, among other things, each of these stockholders agreed, solely in his capacity as a stockholder, to vote all of his shares of Axonyx common stock in favor of the approval of the issuance of the shares of Axonyx common stock and the merger warrants, the amendment to Axonyx's articles of incorporation effecting the reverse stock split and the name change from "Axonyx Inc." to "TorreyPines Therapeutics, Inc.", the change of Axonyx's state of incorporation from Nevada to Delaware, approval of the Axonyx 2006 Equity Incentive Plan and any action in furtherance of the foregoing and against any action or agreement that would result in a breach of the merger agreement by Axonyx and against any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement, except for an Axonyx permitted out-license. These Axonyx stockholders also granted TorreyPines an irrevocable proxy to their respective shares in accordance with the voting agreement. These Axonyx stockholders may vote their shares of Axonyx common stock on all other matters not referred to in such proxy.

        The Axonyx stockholders that entered into voting agreements are Axonyx officers and directors. As of June 7, 2006, these stockholders owned in the aggregate shares representing approximately 4.7% of the outstanding Axonyx common stock.

        Under these voting agreements executed by Axonyx's stockholders, subject to certain exceptions, such stockholders also have agreed not to sell or transfer Axonyx common stock and options and warrants to acquire Axonyx common stock held by them until the earlier of the termination of the merger agreement or the completion of the merger. To the extent that any such sale or transfer is permitted pursuant to the exceptions included in the voting agreement, each person to which any shares of common stock are so sold or transferred must agree in writing to be bound by the terms and provisions of the voting agreement.

Lock-up Agreements

        As a condition to the closing of the merger, the TorreyPines securityholders listed below will enter into a lock-up agreement, pursuant to which such parties will agree not to sell or transfer, or engage in hedging or similar transactions with respect to, the shares of Axonyx common stock and merger warrants that they receive pursuant to the terms of the merger agreement from the closing date of the merger until 180 days after the closing of the merger, except in limited circumstances. The following TorreyPines securityholders will execute lock-up agreements: Neil M. Kurtz, M.D., Evelyn Graham, Craig Johnson, William T. Comer, Ph.D., Roy C. Cosan, Peter Davis, Ph.D., Jean Deleage, Ph.D., Jason S. Fisherman, M.D., Rudolph E. Tanzi, Ph.D., Patrick Van Beneden, Johnson & Johnson Development Corporation, Alta Partners and its affiliates, Advent International and its affiliates and GIMV, NV and its affiliates. As of August 23, 2006, these securityholders beneficially owned in the aggregate approximately 78% of the TorreyPines common and preferred stock.

MATTERS BEING SUBMITTED TO A VOTE OF AXONYX STOCKHOLDERS

Axonyx Proposal No. 1: Approval of the Issuance of Common Stock and Merger Warrants in the Merger and the Resulting Change in Control

        At the Axonyx annual meeting, Axonyx stockholders will be asked to approve (a) the issuance of Axonyx common stock and the merger warrants pursuant to the merger agreement and (b) the change in control of Axonyx resulting from the issuance of Axonyx common stock and the merger warrants in the merger. Immediately following the merger, TorreyPines securityholders will own approximately 58% of the fully-diluted shares of the combined company (excluding the merger warrants), with existing Axonyx securityholders holding approximately 42% of the fully-diluted shares of the combined company, in each case calculated using the treasury stock method. If the merger warrants were exercised as of the closing of the merger, TorreyPines securityholders would own approximately 62% of the fully-diluted shares of the combined company, with Axonyx securityholders holding approximately 38% of the fully-diluted shares of the combined company, in each case calculated using the treasury stock method. These percentages assume:

  •
  a reference price of $0.942 per share of Axonyx common stock for treasury stock method calculation purposes, calculated based on the average closing price per share of Axonyx common stock for the five trading days ending June 5, 2006;

  •
  that the number of shares subject to TorreyPines options and warrants does not change between the date of this joint proxy statement/prospectus and the closing of the merger; and

  •
  that the exchange ratio is not adjusted, as described below.

        The terms of, reasons for and other aspects of the merger agreement, the merger and the issuance of Axonyx common stock and the merger warrants pursuant to the merger agreement are described in detail in the other sections in this joint proxy statement/prospectus.

Required Vote

        The affirmative vote of the holders of a majority of the shares of Axonyx common stock having voting power present in person or represented by proxy at the Axonyx annual meeting is required for approval of Axonyx Proposal No. 1.

        THE AXONYX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AXONYX'S STOCKHOLDERS VOTE "FOR" AXONYX PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF AXONYX COMMON STOCK AND THE MERGER WARRANTS PURSUANT TO THE MERGER AGREEMENT AND THE RESULTING CHANGE IN CONTROL OF AXONYX.

Axonyx Proposal No. 2: Approval of Amendment to Axonyx's Articles of Incorporation Effecting the Reverse Stock Split

General

        At the Axonyx annual meeting, Axonyx stockholders will be asked to approve an amendment to Axonyx's articles of incorporation effecting a reverse stock split of the issued shares of Axonyx common stock, at a ratio within the range of 5:1 to 10:1. The approval of Axonyx Proposal No. 2 by the Axonyx stockholders is a condition to Axonyx's and TorreyPines' obligation to complete the merger. In addition, because Axonyx does not currently have enough authorized shares of common stock available for issuance to pay the aggregate merger consideration to TorreyPines stockholders, the reverse stock split is necessary in order to consummate the merger. Upon the effectiveness of the amendment to Axonyx's articles of incorporation effecting the reverse stock split, or the split effective time, the issued shares of Axonyx common stock immediately prior to the split effective time will be reclassified into a smaller number of shares such that an Axonyx stockholder will own one new share of Axonyx common stock for each 5 to 10 shares of issued common stock held by that stockholder immediately prior to the split effective time, the exact split ratio within the 5:1 to 10:1 range to be determined by the Axonyx board of directors prior to the split effective time and to be publicly announced by Axonyx.

        The following table provides estimates of the number of shares of Axonyx common stock authorized, issued and outstanding, reserved for issuance and authorized but neither issued nor reserved for issuance at the following times: (i) prior to the reverse stock split and closing of the merger, (ii) assuming a 5:1 reverse stock split but prior to closing of the merger, (iii) assuming a 10:1 reverse stock split but prior to closing of the merger, (iv) assuming a 5:1 reverse stock split and the closing of the merger, and (v) assuming a 10:1 reverse stock split and the closing of the merger:

	Number of Shares of Common Stock Authorized	Number of Shares Issued and Outstanding(1)		Number of Shares Reserved For Issuance(1)		Number of Shares Authorized but Neither Issued nor Reserved for Issuance(1)
Prior to the Reverse Stock Split and Closing of the Merger:	150,000,000	53,680,721		15,124,716	(2)	81,194,563	(2)
After Assumed 5:1 Reverse Stock Split but Prior to Closing of the Merger:	150,000,000	10,736,144		3,024,943	(3)	136,238,913	(3)
After Assumed 10:1 Reverse Stock Split but Prior to Closing of the Merger:	150,000,000	5,368,072		1,512,472	(4)	143,119,456	(4)
After Assumed 5:1 Reverse Stock Split and Issuance of Shares Following Closing of the Merger:	150,000,000	24,329,772	(5)	4,826,423	(7)	120,843,804
After Assumed 10:1 Reverse Stock Split and Issuance of Shares Following Closing of the Merger:	150,000,000	12,164,886	(6)	2,413,212	(8)	135,421,902

(1)
These estimates assume 53,680,721 shares of Axonyx common stock issued and outstanding immediately prior to the closing of the merger which was the number of shares issued and outstanding as of June 7, 2006.

(2)
Does not include an additional 88,992,322 shares of common stock reserved for issuance to TorreyPines stockholders in connection with the merger contingent upon the completion of the reverse stock split.

(3)
Does not include an additional 17,795,108 shares of common stock reserved for issuance to TorreyPines stockholders in connection with the merger, as adjusted for the reverse stock split.

(4)
Does not include an additional 8,897,554 shares of common stock reserved for issuance to TorreyPines stockholders in connection with the merger, as adjusted for the reverse stock split.

(5)
This assumes 10,736,144 shares of Axonyx common stock issued and outstanding immediately prior to the closing of the merger and 13,593,628 shares of Axonyx common stock that TorreyPines stockholders will be entitled to receive in connection with the merger.

(6)
This assumes 5,368,072 shares of Axonyx common stock issued and outstanding immediately prior to the closing of the merger and 6,796,814 shares of Axonyx common stock that TorreyPines stockholders will be entitled to receive in connection with the merger.

(7)
This assumes 3,024,943 shares of Axonyx common stock reserved for issuance for the exercise of options and warrants to purchase shares of Axonyx common stock outstanding immediately prior to the closing of the merger and 1,801,480 shares of Axonyx common stock reserved for issuance for the exercise of options and warrants to purchase shares of Axonyx common stock that the holders of options and warrants to purchase shares of TorreyPines capital stock will be entitled to receive in connection with the merger and 2,400,000 shares of Axonyx common stock reserved for issuance for the exercise of the merger warrants that holders of TorreyPines preferred stock will be entitled to receive in connection with the merger.

(8)
This assumes 1,512,472 shares of Axonyx common stock reserved for issuance for the exercise of options and warrants to purchase shares of Axonyx common stock outstanding immediately prior to the closing of the merger and 900,740 shares of Axonyx common stock reserved for issuance for the exercise of options and warrants to purchase shares of Axonyx common stock that the holders of options and warrants to purchase shares of TorreyPines capital stock will be entitled to receive in connection with the merger and 1,200,000 shares of Axonyx common stock reserved for issuance for the exercise of the merger warrants that holders of TorreyPines preferred stock will be entitled to receive in connection with the merger.

        If Axonyx Proposal No. 2 is approved, the reverse stock split would become effective in connection with the closing of the merger. The Axonyx board of directors may effect only one reverse stock split in connection with this Axonyx Proposal No. 2. The Axonyx board of directors' decision will be based on a number of factors, including market conditions, existing and expected trading prices for Axonyx's common stock and the listing requirements of the NASDAQ Stock Market.

        The Axonyx board of directors may determine to effect the reverse stock split, if it is approved by the stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the issuance of shares of Axonyx common stock and the merger warrants pursuant to the merger agreement.

        The form of the amendment to Axonyx's articles of incorporation to effect the reverse stock split, as more fully described below, will effect the reverse stock split but will not change the number of authorized shares of common stock or preferred stock, or the par value of Axonyx's common stock or preferred stock.

Purpose

        The Axonyx board of directors approved the proposal approving the certificate of amendment to Axonyx's articles of incorporation effecting the reverse stock split for the following reasons:

  •
  because Axonyx does not currently have enough authorized shares of common stock available for issuance to pay the aggregate merger consideration to TorreyPines stockholders, the reverse stock split is necessary in order to consummate the merger;

  •
  the board of directors believes effecting the reverse stock split may be an effective means of avoiding a delisting of Axonyx's common stock from the NASDAQ Stock Market in the future; and

  •
  the board of directors believes a higher stock price may help generate investor interest in Axonyx and help Axonyx attract and retain employees.

        If the reverse stock split successfully increases the per share price of Axonyx's common stock, Axonyx's board of directors believes this increase may increase trading volume in Axonyx's common stock and facilitate future financings by Axonyx.

NASDAQ Requirements for Listing on the NASDAQ Global Market

        Axonyx's common stock is quoted on the NASDAQ Capital Market under the symbol "AXYX". Axonyx intends to file an initial listing application with NASDAQ to seek listing on the NASDAQ Global Market upon the closing of the merger.

        According to NASDAQ rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-NASDAQ entity, resulting in a change of control of the issuer and potentially allowing the non-NASDAQ entity to obtain a NASDAQ listing. Accordingly, the listing standards of the NASDAQ Global Market will require Axonyx to have, among other things, a $5.00 per share minimum bid price upon the closing of the merger. Therefore, the reverse stock split may be necessary in order to consummate the merger.

        Additionally, Axonyx's board of directors believes that achieving a listing on the NASDAQ Global Market may provide a broader market for Axonyx's common stock and facilitate the use of Axonyx's common stock in financing and other transactions. Axonyx's board of directors unanimously approved the reverse stock split partly as a means of maintaining the share price of Axonyx's common stock following the merger above $5.00 per share.

        One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in the combined company's management being able to issue more shares without further stockholder approval. For example, if Axonyx effects the reverse stock split using a 5:1 ratio, its authorized but unissued shares immediately prior to the closing of the merger would be approximately 136,816,000 compared to shares issued of approximately 13,184,000. If Axonyx effects the reverse stock split using a 10:1 ratio, its authorized but unissued shares immediately prior to the closing of the merger would be approximately 143,408,000 compared to shares issued of approximately 6,592,000. Axonyx currently has no plans to issue shares, other than in connection with the merger, and to satisfy obligations under Axonyx's warrants and employee stock options from time to time as these warrants and options are exercised. The reverse stock split will not affect the number of authorized shares of Axonyx common stock which will continue to be 150,000,000.

Potential Increased Investor Interest

        On August 22, 2006, Axonyx's common stock closed at $0.87 per share. Axonyx's common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Axonyx board of directors believes that most investment funds are reluctant to invest in lower priced stocks.

        There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Axonyx common stock.

        Axonyx cannot predict whether the reverse stock split will increase the market price for Axonyx common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

  •
  the market price per share of Axonyx's common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Axonyx's common stock outstanding before the reverse stock split;

  •
  the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

  •
  the reverse stock split will result in a per share price that will increase Axonyx's ability to attract and retain employees; or

  •
  the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by NASDAQ for continued listing, or that Axonyx will otherwise meet the requirements of NASDAQ for inclusion for trading on the NASDAQ Global Market.

        The market price of Axonyx common stock will also be based on Axonyx's performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Axonyx common stock declines, the percentage decline as an absolute number and as a percentage of Axonyx's overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Axonyx common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

        The amendment to Axonyx's articles of incorporation effecting the reverse stock split is set forth in Annex E to this joint proxy statement/prospectus. The attached amendment also reflects the change of Axonyx's corporate name as described in Axonyx Proposal No. 3.

        The reverse stock split will be effected simultaneously for all outstanding shares of Axonyx common stock. The reverse stock split will affect all of Axonyx's stockholders uniformly and will not affect any stockholder's percentage ownership interests in Axonyx, except to the extent that the reverse stock split results in any of Axonyx's stockholders owning a fractional share. Common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect Axonyx's continuing to be subject to the periodic reporting requirements of the Exchange Act.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

        If Axonyx's stockholders approve the amendment to Axonyx's articles of incorporation effecting the reverse stock split, and if Axonyx's board of directors still believes that a reverse stock split is in the best interests of Axonyx and its stockholders, the Axonyx board will determine the ratio of the reverse stock split to be implemented and publicly announce such ratio. Axonyx will file the certificate of amendment with the Secretary of State of the State of Nevada at such time as Axonyx's board of directors has determined to be the appropriate split effective time. The Axonyx board of directors may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

        As soon as practicable after the split effective time, stockholders will be notified that the reverse stock split, reincorporation and/or corporate name change have been effected. Axonyx expects that Axonyx's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Axonyx. In the event that Axonyx Proposal Nos. 3 and 4 are approved by Axonyx stockholders and the reincorporation is effected by Axonyx in connection with the reverse stock split and the merger, the certificates reflecting the post-split shares will also reflect the change of Axonyx's corporate name to "TorreyPines Therapeutics, Inc." and will reflect that the company is incorporated in Delaware. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Fractional Shares

        No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on the NASDAQ Capital Market on the date immediately preceding the split effective time. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

        By approving the certificate of amendment to Axonyx's articles of incorporation effecting the reverse stock split, stockholders will be approving the combination of any whole number of issued shares of common stock between and including 5 and 10 shares into one share.

        Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Axonyx is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Axonyx or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

        The reverse stock split will not affect the stockholders' equity on Axonyx's balance sheet. However, because the par value of Axonyx's common stock will remain unchanged on the effective date of the split, the components that make up the common stock capital account will change by offsetting amounts. Depending on the size of the reverse stock split the board of directors decides to implement, the stated capital component will be reduced to an amount between $10,608 and $5,304 from its present amount, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Axonyx will be increased because there will be fewer shares of Axonyx's common stock outstanding. Prior periods' per share amounts will be restated to reflect the reverse stock split.

Potential Anti-Takeover Effect

        Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Axonyx's board of directors or contemplating a tender offer or other transaction for the combination of Axonyx with another company, the reverse stock split proposal is not being proposed in response to any effort of which Axonyx is aware to accumulate shares of Axonyx common stock or obtain control of Axonyx, other than in connection with the merger with TorreyPines, nor is it part of a plan by management to recommend a series of similar amendments to Axonyx's board of directors and stockholders. Other than the proposals being submitted to Axonyx's stockholders for their consideration at the Axonyx annual meeting, Axonyx's board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Axonyx.

Dissenters' Rights

        Any holder of record of shares of Axonyx common stock who would receive in connection with the reverse stock split cash in lieu of any fractional share of Axonyx common stock to which such holder would otherwise be entitled has the right under Nevada law to dissent and instead obtain payment of the fair value of such fractional share. The rights of dissenting stockholders in connection with a reverse stock split are enumerated in Section 78.2055(4) and Sections 92A.300 through 92A.500, inclusive, of the NRS.

        The following discussion is not a complete statement of the law pertaining to dissenters' rights under NRS Sections 78.2055(4) and Sections 92A.300 - 92A.500 and is qualified in its entirety by the full text of NRS Sections 78.2055(4) and Sections 92A.300 - 92A.500, which is attached to this proxy statement as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their dissenters' rights under NRS Sections 78.2055(4) and Sections 92A.300 - 92A.500. All references in NRS Sections 78.2055(4) and Sections 92A.300 - 92A.500 and in this summary to a "stockholder" or "holders of shares of Axonyx common stock" are to the record holder or holders of the shares of Axonyx common stock entitled to vote as to which dissenters' rights are asserted. A person having a beneficial interest in shares of Axonyx common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters' rights.

        To assert dissenters' rights, stockholders must satisfy all of the following conditions in NRS Section 92A.420 and 92A.440:

  •
  Before the vote on the reverse stock split occurs at the annual meeting, each stockholder who wishes to assert dissenters' rights must give written notice to Axonyx before the vote is taken of the stockholder's intent to demand payment for the fair value of any fractional share of Axonyx common stock to which such stockholder would be entitled. The stockholder shall not vote or cause or permit to be voted his or her shares in favor of the proposed reverse stock split. Neither voting against, abstaining from voting, or failing to vote on the reverse stock split will constitute notice of intent to demand payment or demand for payment of fair value within the meaning of NRS Section 92A.420.

  •
  A dissenting stockholder may NOT vote for approval of the reverse stock split. If a stockholder returns a signed proxy but does not specify in the proxy a vote against the reverse stock split or an instruction to abstain, the proxy will be voted FOR the reverse stock split, which will have the effect of waiving the rights of that stockholder to receive payment of the fair value of any fractional share, and upon the completion of the reverse stock split such stockholder will instead receive in lieu of such fractional share the amount of cash to which the stockholder would have received if the stockholder would have voted FOR the reverse stock split.

        Abstaining from voting or voting against the reverse stock split will NOT constitute a waiver of a stockholder's rights. After the vote is taken at the annual meeting, if the reverse stock split is approved, no later than 10 days after the reverse stock split takes place, a written dissenters' notice and form, accompanied by a copy of NRS Sections 92A.300-92A.500 inclusive, will be sent to each stockholder who has given the written notice described above and did not vote in favor of the reverse stock split. The dissenters' notice will state the results of the vote on the reverse stock split, where the payment demand must be sent, and where and when share certificates, if any, must be deposited. It will set a date, not fewer than 30 nor more than 60 days after delivery of the notice, by which the payment demand must be received from the dissenting stockholder. The notice will include a form for demanding payment that will require the stockholder asserting dissenters' rights to certify whether or not the stockholder acquired beneficial ownership of the shares before June 8, 2006, the date of the first announcement to the stockholders and the media of the terms of the proposed reverse stock split and that the stockholder did not vote in favor of the transaction. The notice will also inform holders of uncertificated shares to what extent transfer of the uncertificated shares will be restricted after the payment demand is received. Please note that shares acquired after June 8, 2006, referred to in this section as after-acquired shares, may be subject to different treatment in accordance with NRS Section 92A.470 than shares acquired before that date.

        A stockholder who receives a dissenters' notice must comply with the terms of the notice. A stockholder asserting dissenters' rights who does so by demanding payment, depositing his certificates in accordance with the terms of the notice and certifying that beneficial ownership was acquired before June 8, 2006 will retain all other rights of a stockholder.

        Dissenters' rights under NRS Section 92A.400 may be asserted either by a beneficial stockholder or a stockholder of record. A record stockholder may assert dissenters' rights as to fewer than every share registered in his name only if he objects for all shares beneficially owned by any one person and notifies Axonyx in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. A beneficial stockholder may assert dissenters' rights as to shares held on his behalf only if he submits to Axonyx the stockholder of record's written consent before or at the time he asserts dissenters' rights and he does so for all shares that he beneficially owns or over which he has the power to direct the vote.

        After the reverse stock split takes place, or within 30 days after receipt of a payment demand, Axonyx will pay in cash to each stockholder who complied with the terms of the dissenters' notice the amount Axonyx estimates to be the fair value of the fractional share to which such stockholder would have otherwise been entitled, plus interest. The payment will be accompanied by Axonyx's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholder's equity and the latest available interim financial statements; a statement of Axonyx's estimate of the fair value of the fractional share; an explanation of how the interest was calculated; and a statement of the dissenter's right to demand payment under NRS Sections 78.2055(4) and Sections 92A.300-92A.500. Within 30 days of payment or offered payment, if a dissenting stockholder believes that the amount paid is less than the fair value of the fractional share or that the interest due is incorrectly calculated, the stockholder may notify Axonyx in writing of his own estimate of the fair value of the fractional share and interest due. If this kind of claim is made by a stockholder, and it cannot be settled, Axonyx is required to petition the court to determine the fair value of the fractional share and accrued interest within 60 days after receiving the payment demand.

        The costs and expenses of a court proceeding will be determined by the court and generally will be assessed against Axonyx, but these costs and expenses may be assessed as the court deems equitable against all or some of the stockholders demanding appraisal who are parties to the proceeding if the court finds the action of the stockholders in failing to accept Axonyx's was arbitrary, vexatious or not in good faith. These expenses may include the fees and expenses of counsel and experts employed by the parties.

        All written notices of intent to demand payment of fair value should be sent or delivered to, Investor Relations, Axonyx Inc., 500 Seventh Avenue, 10th Floor, New York, New York 10018.

Material United States Federal Income Tax Consequences of the Reverse Stock Split

        The following discussion summarizes the material United States federal income tax consequences of the reverse stock split that are expected to apply generally to holders of Axonyx common stock. This summary is based upon current provisions of the Code, existing Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect.

        This summary only applies to a holder of Axonyx common that is a "U.S. person," defined to include:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, or any political subdivision thereof (including the District of Columbia);

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source;

  •
  a trust if either:

  •
  a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or

  •
  the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes; and

  •
  any other person or entity that is treated for United States federal income tax purposes as if it were one of the foregoing.

        Any holder of Axonyx common stock other than a "U.S. person" as so defined is, for purposes of this discussion, a "non-U.S. person." If a partnership holds Axonyx common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Axonyx common stock, you should consult your tax advisor.

        This summary assumes that holders of Axonyx common stock hold their shares of pre-split and post-split Axonyx common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No attempt has been made to comment on all United States federal income tax consequences of the reverse stock split that may be relevant to particular holders, including holders:

  •
  who are subject to special treatment under United States federal income tax rules such as dealers in securities, financial institutions, non-U.S. persons, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, or tax-exempt entities;

  •
  who are subject to the alternative minimum tax provisions of the Code;

  •
  who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

  •
  who hold their shares as qualified small business stock within the meaning of Section 1202 of the Code; or

  •
  who hold their shares as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy.

        In addition, the following discussion does not address the tax consequences of the reverse stock split under state, local and foreign tax laws. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Furthermore, the following discussion does not address any of the tax consequences of transactions effectuated before, after or at the same time as the reverse stock split, whether or not they are in connection with the reverse stock split. No ruling from the Internal Revenue Service, or IRS, has been or will be requested in connection with the reverse stock split.

        Accordingly, holders of Axonyx common stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the reverse stock split in light of their personal circumstances and the consequences of the reverse stock split under state, local and foreign tax laws.

  Stockholders Who Receive Post-Split Shares

        Holders of Axonyx common stock will not recognize any gain or loss or dividend income upon the exchange of pre-split shares for post-split shares pursuant to the reverse stock split, other than with respect to cash received in lieu of fractional shares of Axonyx common stock.

        The aggregate tax basis of the post-split shares of Axonyx common stock received in the reverse stock split, including any fraction of a post-split share deemed to have been received, will be equal to the aggregate tax basis of the pre-split shares surrendered in exchange for such post-split shares, decreased by the amount of any tax basis allocable to any fractional share interest in Axonyx common stock for which cash is received. The holding period of the post-split shares will include the holding period of the pre-split shares surrendered in exchange therefor.

        Generally, cash payments received by holders of Axonyx common stock upon redemption of their fractional shares will be recognized as gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share and the amount of cash received. Gain, if any, realized by such stockholders on the transaction will be recognized in an amount not in excess of the cash received. Recognized gain will be taxed either as a dividend to the extent of the stockholder's ratable share of Axonyx's earnings and profits, if any (as that term is used in Section 316 of Code) or as capital gain. The determination whether the receipt of cash has the effect of the distribution of a dividend is made by applying the rules under Section 302 of the Code (see "—Stockholders Who Receive Only Cash" below).

        In the case of capital gain or loss recognized in respect of a fractional share, such gain or loss will be capital gain or loss, and generally will constitute long-term capital gain or loss if the stockholder's holding period in the shares surrendered is more than one year as of the reverse stock split. Net capital gain (i.e., the excess of net long-term capital gain over net short-term capital loss) will be subject to tax at reduced rates for non-corporate stockholders who receive cash. The deductibility of capital losses is subject to various limitations for corporate and non-corporate holders.

        For purposes of the above discussion of the bases and holding periods for shares of Axonyx common stock, stockholders who acquired different blocks of Axonyx common stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock surrendered in the reverse stock split.

  Stockholders Who Receive Only Cash

        A holder of Axonyx common stock who receives only cash in the reverse stock split (i.e., a stockholder that owns fewer than the number of shares of pre-split common stock for which one share of Axonyx common stock will be issued in the reverse stock split) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder's situation, the transaction will be taxed as either:

  •
  A sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's tax basis for the redeemed shares; or

  •
  A cash distribution which is treated: (a) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (b) second, as a tax-free return of capital to the extent of the stockholder's tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

        Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules.

        Under Section 302 of the Code, a redemption of Axonyx common shares from a stockholder as part of the reverse stock split will be treated as a sale or exchange of the redeemed shares if:

  •
  the reverse stock split results in a "complete termination" of the stockholder's interest in the Axonyx;

  •
  the receipt of cash is "substantially disproportionate" with respect to the stockholder; or

  •
  the receipt of cash is "not essentially equivalent to a dividend" with respect to the stockholder.

        These three tests, referred to as the Section 302 Tests, are applied by taking into account not only shares that a stockholder actually owns, but also shares that the stockholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a stockholder is deemed to constructively own shares owned by certain related individuals and entities in which the stockholder has an interest in addition to shares directly owned by the stockholder. For example, an individual stockholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a stockholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such stockholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities ("entity attribution"). A stockholder is also deemed to own shares which the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

        A holder of Axonyx common stock who receives only cash in the reverse stock split (i.e., a stockholder that owns fewer than the number of shares of pre-split common stock for which one share of Axonyx common stock will be issued in the reverse stock split) and does not constructively own any shares of post-split common stock after the reverse stock split will have his or her interest in Axonyx completely terminated by the reverse stock split and will therefore receive sale or exchange treatment on his or her pre-split common stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's tax basis for his or her Axonyx (pre-split) common stock.

        A holder of Axonyx common stock who receives only cash in the reverse stock split and would only constructively own shares of post-split common stock after the reverse stock split as a result of family attribution may be able to avoid constructive ownership of the shares of post-split common stock by waiving family attribution and, thus, be treated as having had his or her interest in Axonyx completely terminated by the reverse stock split. Among other things, waiving family attribution requires (a) that the stockholder have no interest in Axonyx (including as an officer, director, employee or stockholder) other than an interest as a creditor and does not acquire such an interest during the ten-year period immediately following the reverse stock split other than stock acquired by bequest or inheritance and (b) including an election to waive family attribution in the stockholder's tax return for the year in which the reverse stock split occurs.

        A holder of Axonyx common stock who receives cash in the reverse stock split and immediately after the reverse stock split actually or constructively owns shares of post-split common stock must compare (a) his or her percentage ownership immediately before the reverse stock split (i.e., the number of voting shares actually or constructively owned by him or her immediately before the reverse stock split divided by the number of voting shares outstanding immediately before the reverse stock split) with (b) his or her percentage ownership immediately after the reverse stock split (i.e., the number of voting shares actually or constructively owned by him or her immediately after the reverse stock split divided by the number of voting shares outstanding immediately after the reverse stock split).

        If the stockholder's post-reverse stock split ownership percentage is less than 80% of the stockholder's pre-reverse stock split ownership percentage, the receipt of cash is "substantially disproportionate" with respect to the stockholder, and the stockholder will, therefore, receive sale or exchange treatment on the portion of his or her shares of pre-split common stock exchanged for cash in lieu of fractional shares.

        If the receipt of cash by a holder of Axonyx common stock fails to constitute an "exchange" under the "substantially disproportionate" test or the "complete termination" test, the receipt of cash may constitute an "exchange" under the "not essentially equivalent to a dividend" test. The receipt of cash by a stockholder will be "not essentially equivalent to a dividend" if the transaction results in a "meaningful reduction" of the stockholder's proportionate interest in Axonyx. If (a) the stockholder exercises no control over the affairs of Axonyx (e.g., is not an officer, director or high ranking employee), (b) the stockholder's relative stock interest in Axonyx is minimal, and (c) the stockholder's post-reverse stock split ownership percentage is less than the stockholder's pre-reverse stock split ownership percentage, the receipt of cash will generally not be essentially equivalent to a dividend with respect to the stockholder and the stockholder will, therefore, receive sale or exchange treatment on the portion of his or her shares of pre-split common stock exchanged for cash in lieu of fractional shares.

        In all other cases, cash in lieu of fractional shares received by a holder of Axonyx common stock who immediately after the reverse stock split actually or constructively owns shares of post-split common stock will be treated: (a) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (b) second as a tax-free return of capital to the extent of the stockholder's tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.

  Backup Withholding

        Axonyx is required to furnish to the record holders of Axonyx common stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the Axonyx common stock.

        Certain non-corporate holders of Axonyx common stock may be subject to backup withholding with respect to proceeds received from the disposition of shares of Axonyx common stock. Backup withholding will not apply, however, to a holder of Axonyx common stock who (1) furnishes a correct taxpayer identification number and certifies that the holder of Axonyx common stock is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (2) provides a certification of foreign status on an appropriate Form W-8 or successor form or (3) is otherwise exempt from backup withholding. If a holder of Axonyx common stock provides an incorrect taxpayer identification number on IRS Form W-9 or a substantially similar form, such stockholder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the federal income tax liability of the holders of Axonyx common stock, provided that the holder of Axonyx common stock timely furnishes the required information to the IRS.

        THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE REVERSE STOCK SPLIT'S POTENTIAL TAX EFFECTS. HOLDERS OF AXONYX COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.

Vote Required; Recommendation of Board of Directors

        The affirmative vote of holders of a majority of the shares of Axonyx common stock having voting power outstanding on the record date for the Axonyx annual meeting is required to approve the certificate of amendment to Axonyx's articles of incorporation effecting a reverse stock split of Axonyx common stock, at a ratio within the range of 5:1 to 10:1, and at such ratio to be determined by the board of directors of Axonyx.

        THE AXONYX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AXONYX STOCKHOLDERS VOTE "FOR" AXONYX PROPOSAL NO. 2 TO AMEND AXONYX'S ARTICLES OF INCORPORATION EFFECTING THE REVERSE STOCK SPLIT.

Axonyx Proposal No. 3: Approval of Name Change

        At the Axonyx annual meeting, holders of Axonyx stock will be asked to approve the amendment to Axonyx's articles of incorporation to change the name of the corporation from "Axonyx Inc." to "TorreyPines Therapeutics, Inc." immediately prior to the consummation of the merger. The primary reason for the corporate name change is that management believes this will allow for brand recognition of TorreyPines' product candidates and product candidate pipeline following the consummation of the merger. Axonyx's management believes that the current name will no longer accurately reflect the business of the combined company and the mission of the combined company subsequent to the consummation of the merger.

        Insofar as Axonyx's business will not include TorreyPines' business until the merger has been completed, the proposed name change and the amendment of Axonyx's articles of incorporation, even if approved by the Axonyx stockholders at the Axonyx annual meeting, will only be filed with the office of the Secretary of State of the State of Nevada, and will therefore only become effective, if the merger is consummated.

        The affirmative vote of holders of a majority of the shares of Axonyx common stock having voting power outstanding on the record date for the Axonyx annual meeting is required to approve the amendment to Axonyx's articles of incorporation to change the name "Axonyx Inc." to "TorreyPines Therapeutics, Inc."

        THE AXONYX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AXONYX STOCKHOLDERS VOTE "FOR" AXONYX PROPOSAL NO. 3 TO APPROVE THE NAME CHANGE.

Axonyx Proposal No. 4: Approval of Change of Axonyx's State of Incorporation from Nevada to Delaware

        References in this Section to "Axonyx" refer to Axonyx Inc. and include references to Axonyx both as a Nevada corporation before reincorporation in Delaware and to Axonyx as a Delaware corporation following reincorporation, notwithstanding the fact that, if Axonyx Proposal No. 3 is adopted, Axonyx will change its name immediately prior to the reincorporation to "TorreyPines Therapeutics, Inc."

Summary

        The principal effects of the reincorporation will be that:

  1.
  The affairs of Axonyx will cease to be governed by Nevada corporation laws and will become subject to Delaware corporation laws.

  2.
  The resulting Delaware corporation will be the same entity as Axonyx and will continue with all of the rights, privileges and powers of Axonyx, will possess all of the properties of Axonyx, will continue with all of the debts, liabilities and obligations of Axonyx and will continue with the same officers and directors of Axonyx immediately prior to the reincorporation, as more fully described below.

General

        At the Axonyx annual meeting, Axonyx stockholders will be asked to approve the reincorporation of Axonyx from the State of Nevada to the State of Delaware. This proposal is referred to as the reincorporation proposal. Axonyx would effect the reincorporation by entering into a plan of conversion, a draft copy of which is attached hereto as Annex F. At the effective time of the reincorporation, which would occur only in connection with the completion of the merger, Axonyx would file with the Nevada Secretary of State articles of conversion and would also file with the Delaware Secretary of State a certificate of incorporation that would govern Axonyx as a Delaware corporation, which is referred to here as the Delaware certificate of incorporation, a draft copy of which is attached as Annex G. In addition, the board of directors of Axonyx would adopt bylaws for the resulting Delaware corporation, which are referred to here as the Delaware bylaws, a draft copy of which is attached as Annex H. Apart from being governed by the Delaware certificate of incorporation, the Delaware bylaws and the DGCL, for all other purposes, Axonyx as a Delaware corporation, or Axonyx-Delaware, will be the same entity as Axonyx as a Nevada corporation, or Axonyx-Nevada, immediately prior to the reincorporation: Axonyx-Delaware will continue with all of the rights, privileges and powers of Axonyx-Nevada, it will possess all of the properties of Axonyx-Nevada, it will continue with all of the debts, liabilities and obligations of Axonyx-Nevada and it will continue with the same officers and directors of Axonyx-Nevada immediately prior to the merger, as more fully described below. The completion of the reincorporation is a condition to TorreyPines' obligation to complete the merger.

Reasons for the Reincorporation

        Delaware is a nationally recognized leader in adopting and implementing comprehensive and flexible corporate laws. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws, including the NRS.

        In addition, Delaware has established a specialized court, the Court of Chancery, that has exclusive jurisdiction over matters relating to the DGCL. In the Court of Chancery, corporate cases are heard by judges, without juries, who have many years of experience with corporate issues. Traditionally, this has meant that the Delaware courts are able in most cases to process corporate litigation relatively quickly and effectively. By comparison, many states, including Nevada, do not have a specialized judiciary for matters relating to corporate issues.

        Delaware courts have developed considerable expertise in dealing with corporate legal issues and produced a substantial body of case law construing the DGCL, with multiple cases concerning areas that no Nevada court has considered. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law should serve to enhance the relative clarity and predictability of many areas of corporate law, which should offer added advantages to Axonyx by allowing the Axonyx board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions.

        Reincorporation from Nevada to Delaware may also make it easier to attract future candidates willing to serve on the Axonyx board of directors, because many such candidates are already familiar with Delaware corporate law, including provisions relating to director indemnification, from their past business experience.

        Based on publicly available data, over half of publicly-traded corporations in the United States and 60% of the Fortune 500 companies are incorporated in Delaware.

Changes as a Result of Reincorporation

        If the reincorporation proposal is approved at the Axonyx annual meeting, the reincorporation will effect a change in the legal domicile of Axonyx and other changes of a legal nature, the most significant of which are described below in the section entitled "Comparison of Axonyx Stockholders' Rights Before and After the Reincorporation" below. The reincorporation is not expected to affect any of Axonyx's material contracts with any third parties and Axonyx's rights and obligations under such material contractual arrangements will continue as rights and obligations of Axonyx as a Delaware corporation. While the reincorporation itself will not result in any change in headquarters, business, trading status on the Nasdaq Capital Market, jobs, management, location of any of Axonyx's offices or facilities, number of employees, assets, liabilities or net worth (other than as a result of the costs incident to the reincorporation), or officers and directors of Axonyx, some of these changes will occur as a result of the merger described in the section entitled "The Merger" in this joint proxy statement/prospectus. For example, if Axonyx Proposal Nos. 1 and 3 are approved by Axonyx stockholders and the merger is completed, pursuant to the provisions of the merger agreement the directors and officers of Axonyx are expected to consist of those individuals identified in this joint proxy statement/prospectus rather than the current Axonyx directors and officers, and the name of Axonyx will be changed to "TorreyPines Therapeutics, Inc." In addition, if the reverse stock split (as described in Axonyx Proposal No. 2 above) is approved by Axonyx stockholders and if the Axonyx board of directors decides to effect the reverse stock split in connection with the merger, at the effective time of the reverse stock split the outstanding shares of common stock will be converted into a lesser number of shares of Axonyx common stock as described in Axonyx Proposal No. 2. However, these respective changes will occur as a result of the approval and implementation of Axonyx Proposal Nos. 1, 2 and 3 and not as a result of the approval of the reincorporation proposal.

Mechanism for Reincorporation into Delaware

        The process for reincorporating Axonyx from Nevada to Delaware calls for the articles of conversion to be filed with the Nevada Secretary of State and for the Delaware certificate of incorporation and a certificate of conversion to be filed with the Delaware Secretary of State at approximately the time desired for the reincorporation to take effect.

The Plan of Conversion

        The reincorporation will be effected pursuant to the plan of conversion to be entered into by Axonyx. The plan of conversion provides that Axonyx will convert into a Delaware corporation, with all of the assets, rights, privileges and powers of Axonyx, and all property owned by Axonyx, all debts due to Axonyx, as well as all other causes of action belonging to Axonyx immediately prior to the conversion, remaining vested in Axonyx-Delaware following the conversion. Axonyx-Delaware will remain as the same entity following the conversion. The directors and officers of Axonyx immediately prior to the conversion will be the directors and officers of Axonyx-Delaware and the subsidiaries of Axonyx will be the subsidiaries of Axonyx-Delaware.

        At the effective time of the reincorporation each then outstanding share of Axonyx common stock will automatically be converted into one share of common stock of the resulting Delaware corporation. If the reverse stock split (as described in Axonyx Proposal No. 2 above) is approved by Axonyx stockholders and if the Axonyx board of directors decides to effect the reverse stock split in connection with the merger and the reincorporation, then prior to the effective time of the reincorporation the outstanding shares of Axonyx common stock will already have been converted into a lesser number of shares of Axonyx common stock as a Nevada corporation calculated in accordance with the selected ratio of between 5:1 and 10:1.

        As soon as practicable after the reincorporation, stockholders will be notified that the reincorporation, reverse stock split and/or corporate name change has been effected. Axonyx expects that Axonyx's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reincorporation shares will be asked to surrender to the exchange agent certificates representing pre-reincorporation shares in exchange for certificates representing post-reincorporation shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Axonyx. In the event that Axonyx Proposal Nos. 2 and 3 are approved by Axonyx stockholders and the reverse stock split is effected by Axonyx in connection with the reincorporation and the merger, the certificates reflecting post-reincorporation shares will also reflect the change of Axonyx's corporate name to "TorreyPines Therapeutics, Inc." and will represent a lesser number of shares of common stock pursuant to the reverse stock split. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-reincorporation shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-reincorporation shares. Axonyx stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

        Pursuant to the reincorporation, Axonyx-Delaware will assume all of Axonyx's obligations under existing options to purchase Axonyx common stock, including all options under the Axonyx 1998 Stock Option Plan and the Axonyx 2000 Stock Option Plan. Each outstanding option to purchase shares of Axonyx common stock will be converted into an option to purchase a number of shares of the resulting Delaware corporation's common stock on the same terms and conditions as in effect immediately prior to the reincorporation. The exact number of shares of the resulting Delaware corporation's common stock an optionholder is entitled to purchase depends on whether the stockholders approve the reverse stock split and whether the Axonyx board of directors decides to effect the reverse stock split in connection with the reincorporation and the merger. If the reverse stock split is implemented, the number of shares subject to each outstanding option to purchase Axonyx common stock will be adjusted to a lesser number of shares and the exercise price will be increased, both adjustments to be made in accordance with the Code and the selected ratio so that the economic value of the options at the time of the reverse stock split is unchanged. If the reverse stock split is implemented, the number of shares of common stock authorized for issuance under each option to purchase Axonyx common stock will be adjusted to a lower number of shares, the adjustment to be made in accordance with the selected ratio.

        Similarly, each outstanding warrant to purchase shares of Axonyx common stock will be converted into a warrant to purchase a number of shares of Axonyx-Delaware's common stock on the same terms and conditions as in effect immediately prior to the reincorporation. The exact number of shares of Axonyx-Delaware that a warrant-holder is entitled to purchase depends on whether the stockholders approve the reverse stock split and whether the Axonyx board of directors decides to effect the reverse stock split in connection with the reincorporation and the merger. If the reverse stock split is implemented, the number of shares subject to each outstanding warrant will be adjusted to a lesser number of shares and the exercise price will be increased, both adjustments to be made in accordance with the selected ratio so that the economic value of the warrants at the time of the reverse stock split is unchanged.

Required Vote for the Reincorporation

        A vote in favor of the reincorporation proposal is a vote to approve the plan of conversion and therefore the reincorporation. A vote in favor of the reincorporation proposal is also effectively a vote in favor of the Delaware certificate of incorporation and the Delaware bylaws.

        The affirmative vote of holders of a majority of the shares of Axonyx common stock having voting power outstanding on the record date for the Axonyx annual meeting is required to approve the reincorporation proposal.

Effective Time

        If the reincorporation proposal is approved, the reincorporation will become effective upon the filing of, and at the date and time specified in (as applicable), the certificate of conversion filed with the Secretary of State of Nevada and the certificate of conversion and the Delaware certificate of incorporation filed with the Secretary of State of Delaware, in each case upon acceptance thereof by the Nevada Secretary of State and the Delaware Secretary of State. If the reincorporation proposal is approved, it is anticipated that the Axonyx board of directors will cause the reincorporation to be effected at approximately the same time as the effective time of the merger and the effective time of the amendment to the Axonyx articles of incorporation described in Axonyx Proposal Nos. 2 and 3. However, the reincorporation may be delayed by the Axonyx board of directors or the plan of conversion may be terminated and abandoned by action of the Axonyx board of directors at any time prior to the effective time of the reincorporation, whether before or after the approval by Axonyx's stockholders, if the Axonyx board of directors determines for any reason that the consummation of the reincorporation should be delayed or would be inadvisable or not in the best interests of Axonyx and its stockholders, as the case may be. However, because completion of the reincorporation is a condition under the merger agreement to TorreyPines' obligation to complete the merger, if the Axonyx board of directors determines not to complete the reincorporation, TorreyPines may elect not to complete the merger.

Effect of Not Obtaining the Required Vote for Approval

        If the reincorporation proposal fails to obtain the requisite vote for approval, the reincorporation will not be consummated and Axonyx will continue to be incorporated in Nevada and be subject to Axonyx's existing articles of incorporation and bylaws. Because completion of the reincorporation is a condition under the merger agreement to TorreyPines' obligation to complete the merger, if the reincorporation proposal fails to obtain the requisite vote for approval TorreyPines may elect to terminate the merger agreement and to not complete the merger.

Comparison of Axonyx's Stockholders' Rights Before and After the Reincorporation

        Because of differences between the NRS and the DGCL, as well as differences between Axonyx's governing documents before and after the reincorporation, the reincorporation will effect certain changes in the rights of Axonyx's stockholders. Summarized below are the most significant differences between the rights of the stockholders of Axonyx before and after the reincorporation, as a result of the differences among the NRS and the DGCL and the differences between Axonyx's articles of incorporation (the "Nevada articles of incorporation") and the bylaws of Axonyx (the "Nevada bylaws") and the Delaware certificate of incorporation and the Delaware bylaws. The summary below is not an exhaustive list of all differences or a complete description of the differences described, and is qualified in its entirety by reference to the NRS, the DGCL, the Nevada articles of incorporation, the Nevada bylaws, the Delaware certificate of incorporation, and the Delaware bylaws.

Provision	Axonyx (Nevada law)	Axonyx (Delaware law)
ELECTIONS; VOTING; PROCEDURAL MATTERS
Classified Board of Directors
Nevada law permits corporations to classify their boards of directors. At least one-fourth of the total number of directors of a Nevada corporation must be elected annually. Axonyx does not have a classified board.
Delaware law permits any Delaware corporation to classify its board of directors into as many as three classes as equally as possible with staggered terms of office.

Axonyx will not have a classified board of directors following the reincorporation.
Removal of Directors
Under Nevada law, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation's issued and outstanding stock. Nevada does not distinguish between removal of directors with or without cause.

The articles of incorporation may require the concurrence of more than two-thirds of the voting power of the issued and outstanding stock entitled to voting power in order to remove one or more directors from office.
Under Delaware law, directors of a corporation without a classified board may be removed with or without cause, by the holders of a majority of shares then entitled to vote in an election of directors.

Under the Delaware certificate of incorporation and bylaws, a director may be removed at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote at an election of directors or (ii) without cause by the affirmative vote of the holders of at least 66 2/3% of all then-outstanding shares of capital stock of the corporation, entitled to vote generally at an election of directors.

Special Meetings of Stockholders
Nevada law provides that unless otherwise provided in a corporation's articles of incorporation or bylaws, the entire board of directors, any two directors, or the president of the corporation may call a special meeting of the stockholders. Axonyx's bylaws provide that special meetings of the stockholders may be called by the Board of Directors, the Chairman of the Board or the President.
Delaware law permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting.

The Delaware bylaws will provide that a special meeting of the stockholders may be called by the chairman of the board of directors, the chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.
Failure to Hold an Annual Meeting
Nevada law provides that if a corporation fails to elect directors within 18 months after the last election, a Nevada district court may order an election upon the petition of one or more stockholders holding 15 percent of the corporation's voting power.
Delaware law provides that if a corporation fails to hold an annual meeting for the election of directors or there is no written consent to elect directors in lieu of an annual meeting taken, in both cases for a period of 30 days after the date designated for the annual meeting, a director or stockholder of the corporation may apply to the Court of Chancery of the State of Delaware to order an annual meeting for the election of directors.
Cumulative Voting
Unless otherwise provided in the articles of incorporation, directors of a Nevada corporation are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Nevada law permits cumulative voting in the election of directors as long as the articles of incorporation provide for cumulative voting and certain procedures for the exercise of cumulative voting are followed. Axonyx does not have a provision granting cumulative voting rights in the election of its directors in its articles of incorporation or bylaws.
A Delaware corporation may provide for cumulative voting in the corporation's certificate of incorporation.

The Delaware certificate of incorporation and bylaws will not have a provision granting cumulative voting rights in the election of its directors.

Vacancies
All vacancies on the board of directors of a Nevada corporation may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. Unless otherwise provided in the articles of incorporation, the board may fill the vacancies for the remainder of the term of office of resigning director or directors. Axonyx's articles and bylaws are consistent with Nevada law.
All vacancies on the board of directors of a Delaware corporation may be filled by a majority of the remaining directors, though less than a quorum, unless the certificate of incorporation provide otherwise. Unless otherwise provided in the certificate of incorporation, the board may fill the vacancies for the remainder of the term of office of resigning director or directors. Subject to the rights, if any, of any series of preferred stock to elect directors and to fill vacancies on the board of directors, vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so appointed will hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

The Delaware certificate of incorporation and bylaws will provide that any vacancy or newly created directorships in the board of directors will be filled only by the affirmative vote of a majority of the directors in office, even though less than a quorum, or by a sole remaining director, unless otherwise determined by resolution of the board of directors, provided however, that whenever the holders of any class or classes of stock or series of stock are entitled to elect directors, vacancies and newly created directorships of such class or classes or series will, unless the board determines that the vacancies or newly created directorships will be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series then in office, or by a sole remaining director so elected. Such elected director will hold office for the remainder of the full term of the director for which the vacancy was created and until such director's successor will have been elected and qualified. A vacancy will be deemed to exist in the case of the death, removal or resignation of any director.

Stockholder Voting Provisions
Under Nevada law, a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, generally constitutes a quorum for the transaction of business at a meeting of stockholders. Generally, action by the stockholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, unless otherwise provided in Nevada law or the articles of incorporation or bylaws of the corporation. Generally, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on election of directors. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the class or series that is present or by proxy, regardless of whether the proxy has authority to vote on all matters, generally constitutes a quorum for the transaction of business. Generally, an act by the stockholders of each class or series is approved if a majority of the voting power of a quorum of the class or series votes for the action. Axonyx's articles and bylaws do not change these statutory rules.
Under Delaware law, a majority of the shares entitled to vote, present in person or represented by proxy, generally constitutes a quorum at a meeting of stockholders. Generally, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter constitutes the act of stockholders. Directors are generally elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, generally constitutes a quorum entitled to take action with respect to that vote on that matter and, generally, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy constitutes the act of such class or series or classes or series.

Stockholder Action by Written Consent
Nevada law provides that, unless the articles of incorporation or bylaws provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consents to the action in writing. Axonyx's articles and bylaws do not change this statutory rule.
Delaware law provides that, unless the certificate of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consents to the action in writing. In addition, Delaware law requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing.

The Delaware certificate of incorporation and bylaws will specify that no action will be taken by the stockholders except at an annual or special meeting of the stockholders and that no action will be taken by the stockholders by written consent.
Stockholder Vote for Mergers and Other Corporate Reorganizations
In general, Nevada requires authorization by an absolute majority of outstanding shares entitled to vote, as well as approval by the board of directors, with respect to the terms of a merger or a sale of substantially all of the assets of the corporation. So long as the surviving corporation is organized in Nevada, Nevada law does not generally require a stockholder vote of the surviving corporation in a merger if: (a) the plan of merger does not amend the existing articles of incorporation; (b) each share of stock of the surviving
In general, Delaware requires authorization by an absolute majority of outstanding shares entitled to vote, as well as approval by the board of directors, with respect to the terms of a merger or a sale of substantially all of the assets of the corporation. Delaware law does not generally require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (a) the plan of merger does not amend the existing certificate of incorporation; (b) each corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; (c) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and (d) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger. Axonyx's articles and bylaws do not change these statutory rules.
share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND ADVANCEMENT OF EXPENSES; LIMITATION ON PERSONAL LIABILITY
Indemnification
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer,
A corporation may through, among other means, a majority vote of disinterested directors, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if he is not liable under NRS 78.138 (see below Limitation on Personal Liability of Directors), acted in "good faith" and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the Nevada corporate statutes' indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys' fees.

Axonyx's bylaws provide that the corporation shall, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the Delaware corporate statutes' indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys' fees.

The Delaware bylaws will provide that Axonyx shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL or any other applicable law. Axonyx will be able to modify the extent of such indemnification by individual contracts with its directors and executive officers. Axonyx will not be required to indemnify any person is or was an agent of the corporation.
director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by Axonyx's board of directors, or (iii) such indemnification is provided by Axonyx, in its sole discretion, pursuant to the DGCL or any other applicable law.
Advancement of Expenses
Under Nevada law, the articles of incorporation, bylaws or an agreement made by the corporation may provide that the corporation must pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Axonyx's articles and bylaws do not specifically refer to advancement of expenses.
Delaware law provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. A Delaware corporation has the discretion to decide whether or not to advance expenses, unless its certificate of incorporation or by-laws provides for mandatory advancement.

The Delaware bylaws will provide that Axonyx will advance expenses to any executive officer or director prior to the final disposition of the proceeding.
Limitation on Personal Liability of Directors	The NRS provides for more expansive elimination of liability than Delaware law. Neither a director nor	A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or an officer of a Nevada corporation can be held personally liable to the corporation, its stockholders or its creditors unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud, or knowing violation of law. Unlike Delaware, Nevada does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit. Axonyx's articles of incorporation provide for elimination of director liability to the fullest extent permitted by the NRS.
eliminating the liability of a director to a company and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit.

DIVIDENDS
Declaration and Payment of Dividends
Nevada law provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders.
Delaware law is more restrictive than Nevada law with respect to when dividends may be paid. Under Delaware law, unless further restricted in the certificate of incorporation, a corporation may declare and pay dividends, out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, Delaware law provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

The Delaware bylaws will provide that, subject to the provisions of the Delaware certificate of incorporation and applicable law, the board of directors may declare dividends at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of capital stock.

Before payment of any dividend, the board of directors may set aside any Axonyx funds available for dividends as the board of directors from time to time thinks proper.

ANTITAKEOVER STATUTES
Antitakeover Statutes
Nevada law generally prohibits a Nevada corporation, with shares registered under section 12 of the Exchange Act and with 200 or more stockholders of record, from engaging in a combination (defined in the statute to include a variety of transactions, including mergers, asset sales, issuance of stock and other actions resulting in a financial benefit to the Interested Stockholder) with an Interested Stockholder (defined in the statute generally as a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares), for a period of three years following the date that such person became an Interested Stockholder unless the board of directors of the corporation first approved either the combination or the transaction that resulted in the stockholder's becoming an Interested Stockholder. If this approval is not obtained, the combination may be consummated after the three year period expires if either (a) (1) the board of directors of the corporation approved the combination or the purchase of the shares by the Interested Stockholder before the date that the person became an Interested Stockholder, (2) the transaction by which the person became an Interested Stockholder was approved by the board of directors of the corporation before the person became an interested stockholder, or (3) the combination is approved by the affirmative vote of holders of a majority of voting power
Under Delaware law, a corporation that is listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders is not permitted to engage in a business combination with any interested stockholder for a three-year period following the time such stockholder became an interested stockholder, unless (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting (and not by written consent), excluding shares owned by the interested stockholder. Delaware law defines "interested stockholder" generally as a person not beneficially owned by the Interested Stockholder at a meeting called no earlier than three years after the date the Interested Stockholder became such; or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common stock and holders of any other class or series of shares meets the minimum requirements set forth in NRS Sections 78.441 through 78.443, and prior to the consummation of the combination, except in limited circumstances, the Interested Stockholder would not have become the beneficial owner of additional voting shares of the corporation.
who owns 15% or more of the outstanding shares of a corporation's voting stock.

These provisions do not apply, among other exceptions, if (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by these provisions, or (ii) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by these provisions. The new Delaware certificate of incorporation and bylaws do not contain provisions whereby Axonyx opts out of the business combination or acquisition of a controlling interest statutes.

A Nevada corporation may adopt an amendment to its articles of incorporation expressly electing not to be governed by these provisions of the NRS, if such amendment is approved by the affirmative vote of a majority of the disinterested shares entitled to vote; provided, however, such vote by disinterested stockholders is not required to the extent the Nevada corporation is not subject to such provisions. Such an amendment to the articles of incorporation does not become effective until 18 months after the vote of the disinterested stockholders and does not apply to any combination with an Interested Stockholder whose date of acquiring shares is on or before the effective date of the amendment.

The NRS also limits the acquisition of a controlling interest in a Nevada corporation with 200 or more stockholders of record, at least 100 of whom have Nevada addresses appearing on the stock ledger of the corporation, and that does business in Nevada directly or through an affiliated corporation. According to the NRS, an acquiring person who acquires a controlling interest in an issuing corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special or annual meeting of the stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person's shares.

Under the NRS, a controlling interest means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of the voting power of the issuing corporation in the election of directors. Outstanding voting shares of an issuing corporation that an acquiring person acquires or offers to acquire in an acquisition and acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person are referred to as control shares.

The control share provisions of the NRS do not apply if the corporation opts-out of such provisions in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person.

Axonyx has not opted out of the business combination or acquisition of a controlling interest statutes.

AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS
General Provisions
Nevada law generally requires the approval of the holders of a majority of all outstanding shares entitled to vote to approve proposed amendments to a corporation's articles of incorporation. Nevada law also provides that in addition to the vote described above, the vote of a majority of the outstanding shares of a class may be required to amend the articles of incorporation. Nevada does not require stockholder approval for the board of directors of a corporation to fix the voting powers, designation, preferences, limitations, restrictions and rights of a class of stock provided that the corporation's organizational documents grant such power to its board of directors. The articles of incorporation of Axonyx grant such power to the Axonyx board of directors.
Delaware law generally requires the approval of the holders of a majority of all outstanding shares entitled to vote to approve proposed amendments to a corporation's certificate of incorporation. Delaware law also provides that in addition to the vote described above, the vote of a majority of the outstanding shares of a class may be required to amend the certificate of incorporation. Delaware does not require stockholder approval for the board of directors of a corporation to fix the voting powers, designation, preferences, limitations, restrictions and rights of a class of stock provided that the corporation's organizational documents grant such power to its board of directors.

The Delaware certificate of incorporation will provide that Axonyx reserves the right to repeal, alter, amend or rescind any provision of the certificate of incorporation.

The Delaware bylaws will provide that the affirmative vote of a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors may amend, alter or adopt the bylaws, and the board of directors also has the power to adopt, amend or repeal by a vote of the majority of the board of directors, unless a different vote is required pursuant to the certificate of incorporation, bylaws or applicable law; provided; however, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal certain provisions of the bylaws relating to stockholder meetings and directors.

INSPECTION OF BOOKS AND RECORDS
General Provisions
Under Nevada law, any person who has been a stockholder of record of a Nevada corporation for at least six months immediately preceding a demand, or any person holding or authorized in writing by the holders of, at least five percent of all of its outstanding shares, upon at least five days' written demand is entitled to inspect and copy the following records: a copy certified by the secretary of state of the corporation's articles of incorporation, and all amendments thereto; a copy certified by an officer of the corporation of the corporation's bylaws and all amendments thereto; and a stock ledger, revised annually, containing the names of all persons who are stockholders of the corporation, places of residence, and number of shares held by them respectively. In addition, any stockholder of a Nevada corporation owning not less than 15 percent of all issued and outstanding shares, or who has been authorized in writing by the holders of at least 15 percent of all its issued and outstanding shares, upon at least five days written demand, is entitled to inspect the books of account and all financial records of the corporation, to make extracts therefrom, and to conduct an audit of such records. These rights may not be limited in the articles or bylaws of the corporation but may be denied to any stockholder upon the stockholder's refusal to furnish the corporation an affidavit that such inspection, extracts or audit is not desired for any purpose not related to the stockholder's interest in the corporation as a stockholder. However, the right to inspect and audit financial records does not apply to any corporation listed and traded on any recognized stock exchange or to any corporation that furnishes to its stockholders a detailed, annual financial statement.
Under Delaware law, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder's interest as a stockholder.

Dissenters' Rights

        Holders of record of shares of Axonyx common stock who do not vote in favor of the reincorporation or consent thereto in writing and who properly demand payment for their shares will be entitled to dissenters' rights in connection with the reincorporation under Sections 92A.300 - 92A.500 of the Nevada Revised Statutes, or NRS.

        The following discussion is not a complete statement of the law pertaining to dissenters' rights under NRS Sections 92A.300 - 92A.500 and is qualified in its entirety by the full text of NRS Sections 92A.300 - 92A.500, which is attached to this proxy statement as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their dissenters' rights under NRS Sections 92A.300 - 92A.500. All references in NRS Sections 92A.300 - 92A.500 and in this summary to a "stockholder" or "holders of shares of Axonyx common stock" are to the record holder or holders of the shares of Axonyx common stock entitled to vote as to which dissenters' rights are asserted. A person having a beneficial interest in shares of Axonyx common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters' rights.

        To assert dissenters' rights, stockholders must satisfy all of the following conditions in NRS Section 92A.420 and 92A.440:

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  Before the vote on the adoption of the reincorporation occurs at the annual meeting, each stockholder who wishes to assert dissenters' rights must give written notice to Axonyx before the vote is taken, of the stockholder's intent to demand payment for his or her shares if the reincorporation takes place and shall not vote or cause or permit to be voted his or her shares in favor of the proposed reincorporation. Neither voting against, abstaining from voting, or failing to vote on the adoption of the reincorporation will constitute notice of intent to demand payment or demand for payment of fair value within the meaning of NRS Section 92A.420.

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  A dissenting stockholder may NOT vote for approval of the reincorporation. If a stockholder returns a signed proxy but does not specify in the proxy a vote against adoption of the reincorporation or an instruction to abstain, the proxy will be voted FOR adoption of the reincorporation, which will have the effect of waiving the rights of that stockholder to have his shares purchased at fair value.

        Abstaining from voting or voting against the adoption of the reincorporation will NOT constitute a waiver of a stockholder's rights. After the vote is taken at the annual meeting, if the reincorporation is approved, no later than 10 days after the reincorporation takes place, a written dissenters' notice and form, accompanied by a copy of NRS Sections 92A.300 - 92A.500 inclusive, will be sent to each stockholder who has given the written notice described above and did not vote in favor of the reincorporation. The dissenters' notice will state the results of the vote on the reincorporation, where the payment demand must be sent, and where and when share certificates, if any, must be deposited. It will set a date, not fewer than 30 nor more than 60 days after delivery of the notice, by which the payment demand must be received from the dissenting stockholder. The notice will include a form for demanding payment that will require the stockholder asserting dissenters' rights to certify whether or not the stockholder acquired beneficial ownership of the shares before June 8, 2006, the date of the first announcement to the stockholders and the media of the terms of the proposed reincorporation and that the stockholder did not vote in favor of the transaction. The notice will also inform holders of uncertificated shares to what extent transfer of the uncertificated shares will be restricted after the payment demand is received. Please note that shares acquired after June 8, 2006, referred to in this section as after-acquired shares, may be subject to different treatment in accordance with NRS Section 92A.470 than shares acquired before that date.

        A stockholder who receives a dissenters' notice must comply with the terms of the notice. A stockholder asserting dissenters' rights who does so by demanding payment, depositing his certificates in accordance with the terms of the notice and certifying that beneficial ownership was acquired before June 8, 2006 will retain all other rights of a stockholder until these rights are cancelled or modified by the reincorporation.

        Dissenters' rights under NRS Section 92A.400 may be asserted either by a beneficial stockholder or a stockholder of record. A record stockholder may assert dissenters' rights as to fewer than every share registered in his name only if he objects for all shares beneficially owned by any one person and notifies Axonyx in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. A beneficial stockholder may assert dissenters' rights as to shares held on his behalf only if he submits to Axonyx the stockholder of record's written consent before or at the time he asserts dissenters' rights and he does so for all shares that he beneficially owns or over which he has the power to direct the vote.

        After the reincorporation takes place, or within 30 days after receipt of a payment demand, Axonyx will pay in cash to each stockholder who complied with the terms of the dissenters' notice the amount Axonyx estimates to be the fair value of the shares, plus interest. The payment will be accompanied by Axonyx's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholder's equity and the latest available interim financial statements; a statement of Axonyx's estimate of the fair value of the shares; an explanation of how the interest was calculated; and a statement of the dissenter's right to demand payment under NRS Sections 92A.300 - 92A.500. Within 30 days of payment or offered payment, if a dissenting stockholder believes that the amount paid is less than the fair value of the shares or that the interest due is incorrectly calculated, the stockholder may notify Axonyx in writing of his own estimate of the fair value of the shares and interest due. If this kind of claim is made by a stockholder, and it cannot be settled, Axonyx is required to petition the court to determine the fair value of the shares and accrued interest within 60 days after receiving the payment demand.

        The costs and expenses of a court proceeding will be determined by the court and generally will be assessed against Axonyx, but these costs and expenses may be assessed as the court deems equitable against all or some of the stockholders demanding appraisal who are parties to the proceeding if the court finds the action of the stockholders in failing to accept Axonyx's was arbitrary, vexatious or not in good faith. These expenses may include the fees and expenses of counsel and experts employed by the parties.

        All written notices of intent to demand payment of fair value should be sent or delivered to, Investor Relations, Axonyx Inc., 500 Seventh Avenue, 10th Floor, New York, New York 10018.

Accounting Treatment of the Reincorporation

        The reincorporation has no affect from an accounting perspective because there is no change in the entity as a result of the reincorporation. Accordingly, the historical consolidated financial statements of Axonyx previously reported to the SEC as of and for all periods through the date of this proxy statement remain the consolidated financial statements of Axonyx-Delaware.

Regulatory Approval

        To Axonyx's knowledge, the only required regulatory or governmental approval or filing necessary in connection with the consummation of the reincorporation will be the filing of the articles of conversion with the Secretary of State of Nevada and the filing of the certificate of incorporation and the certificate of conversion with the Secretary of State of Delaware.

Material United States Federal Income Tax Consequences of the Reincorporation

        The following discussion summarizes the material United States federal income tax consequences of the reincorporation that are expected to apply generally to holders of Axonyx common stock. This summary is based upon current provisions of the Code, existing Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect.

        This summary only applies to an Axonyx common stockholder that is a "U.S. person," defined to include:

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  a citizen or resident of the United States;

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  a corporation created or organized in or under the laws of the United States, or any political subdivision thereof (including the District of Columbia);

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  an estate the income of which is subject to United States federal income taxation regardless of its source;

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  a trust if either:

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  a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or

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  the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes; and

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  any other person or entity that is treated for United States federal income tax purposes as if it were one of the foregoing.

        A holder of Axonyx common stock other than a "U.S. person" as so defined is, for purposes of this discussion, a "non-U.S. person." If a partnership holds Axonyx common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Axonyx common stock, you should consult your tax advisor.

        This summary assumes that holders of Axonyx common stock hold their shares of Axonyx common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No attempt has been made to comment on all United States federal income tax consequences of the reincorporation that may be relevant to particular holders, including holders:

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  who are subject to special treatment under United States federal income tax rules such as dealers in securities, financial institutions, non-U.S. persons, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, or tax-exempt entities;

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  who are subject to the alternative minimum tax provisions of the Code;

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  who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

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  who hold their shares as qualified small business stock within the meaning of Section 1202 of the Code; or

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  who hold their shares as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy.

        In addition, the following discussion does not address the tax consequences of the reincorporation under state, local and foreign tax laws. Furthermore, the following discussion does not address any of the tax consequences of transactions effectuated before, after or at the same time as the reincorporation, whether or not they are in connection with the reincorporation.

        Accordingly, holders of Axonyx common stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the reincorporation in light of their personal circumstances and the consequences of the reincorporation under state, local and foreign tax laws.

        Axonyx believes that the reincorporation of Axonyx from Nevada to Delaware will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Assuming that the reincorporation will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and subject to the qualifications and assumptions described in this joint proxy statement/prospectus: (i) holders of Axonyx common stock will not recognize any gain or loss as a result of the consummation of the reincorporation, (ii) the aggregate tax basis of shares of the resulting Delaware corporation's common stock received in the reincorporation will be equal to the aggregate tax basis of the shares of Axonyx common stock converted therefor, and (iii) the holding period of the shares of the resulting Delaware corporation's common stock received in the reincorporation will include the holding period of the shares of Axonyx common stock converted therefor.

        THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE REINCORPORATION'S POTENTIAL TAX EFFECTS. HOLDERS OF AXONYX COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REINCORPORATION AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.

Required Vote

        The affirmative vote of the holders of a majority of the shares of Axonyx common stock having voting power outstanding on the record date for the Axonyx annual meeting is required for approval of Axonyx Proposal No. 4.

        THE AXONYX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AXONYX STOCKHOLDERS VOTE "FOR" AXONYX PROPOSAL NO. 4 TO APPROVE THE CHANGE OF AXONYX'S STATE OF INCORPORATION FROM NEVADA TO DELAWARE.

Axonyx Proposal No. 5: Adoption of Axonyx Inc. 2006 Equity Incentive Plan

        References in this proposal to "Axonyx" refer to Axonyx when relating to the period of time prior to the effective time of the merger and to the combined company when relating to the period of time commencing with the effective time of the merger.

        At the Axonyx annual meeting, Axonyx stockholders will be asked to adopt, contingent upon and effective as of immediately following the effective time of the merger, the Axonyx Inc. 2006 Equity Incentive Plan, which is referred to herein as the Axonyx 2006 Equity Incentive Plan. If Axonyx Proposal No. 3 is approved by Axonyx's stockholders and Axonyx's name is changed to TorreyPines Therapeutics, Inc., the Axonyx 2006 Equity Incentive Plan, as described in this joint proxy statement/prospectus, will automatically be renamed the "TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan".

        On July 24, 2006, the Axonyx board of directors adopted the Axonyx 2006 Equity Incentive Plan, contingent upon and effective as of immediately following the effective time of the merger, and subject to the approval of Axonyx's stockholders.

        In the event the shareholders approve the Axonyx 2006 Equity Incentive Plan, the Axonyx Inc. 1998 Stock Option Plan and the Axonyx Inc. Second Amended and Restated 2000 Stock Option Plan will be terminated contingent upon and effective as of the effective time of the merger.

        The principal features of the Axonyx 2006 Equity Incentive Plan are summarized below, but the summary is qualified in its entirety by reference to the Axonyx 2006 Equity Incentive Plan itself which is attached to this joint proxy statement/prospectus statement as Annex J. We encourage you to read the Axonyx 2006 Equity Incentive Plan carefully.

General

        The Axonyx 2006 Equity Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, performance cash awards and other forms of equity compensation, referred to as awards. Incentive stock options granted under the Axonyx 2006 Equity Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, referred to as the Code. Nonstatutory stock options granted under the Axonyx 2006 Equity Incentive Plan are not intended to qualify as incentive stock options under the Code. See the section entitled "—Federal Income Tax Information" in this Axonyx Proposal No. 5 for a discussion of the tax treatment of awards.

Purpose

        The purpose of the Axonyx 2006 Equity Incentive Plan is to provide a means to secure and retain the services of employees, directors and consultants of the combined company's and its affiliates, to provide incentives for such individuals to exert maximum efforts for the success of the combined company's and its affiliates, and to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of the combined company's common stock through the grant of awards.

Administration

        Axonyx's board of directors will administer the Axonyx 2006 Equity Incentive Plan. Subject to the provisions of the Axonyx 2006 Equity Incentive Plan, Axonyx's board of directors has the power to construe and interpret the Axonyx 2006 Equity Incentive Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, or strike price of each award, the type of consideration permitted to exercise or purchase each award and other terms of the award.

        The Axonyx board of directors has the power to delegate some or all of the administration of the Axonyx 2006 Equity Incentive Plan to one or more committees. In the discretion of the Axonyx board of directors, a committee may consist solely of two or more "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more "outside directors" within the meaning of Section 162(m) of the Code. Axonyx's board of directors has delegated administration of the Axonyx 2006 Equity Incentive Plan to the compensation committee of the Axonyx board of directors. As used herein with respect to the Axonyx 2006 Equity Incentive Plan, "Axonyx's board of directors" refers to any committee the board of directors of Axonyx appoints or, if applicable, any subcommittee, as well as to the Axonyx board of directors itself.

        The Axonyx board of directors also may delegate to one or more officers the power to do one or both of the following: (a) designate employees who are not officers to be recipients of options (and, to the extent permitted by applicable law, other stock awards) and the terms thereof, and (b) determine the number of shares of common stock to be subject to such stock awards granted to such employees; provided, however, that the resolutions of Axonyx's board of directors regarding such delegation shall specify the total number of shares of common stock that may be subject to the stock awards granted by such officer and that such officer may not grant a stock award to himself or herself. The Axonyx board of directors may not delegate to an officer authority to determine the fair market value of the common stock.

Stock Subject to the Axonyx 2006 Equity Incentive Plan

        An aggregate of 15,000,000 shares of Axonyx common stock is reserved for issuance under the Axonyx 2006 Equity Incentive Plan, which number will be reduced to account for the reverse stock split. Additionally, the number of shares reserved for issuance under the Axonyx 2006 Equity Incentive Plan will be increased annually on the first day of each fiscal year commencing on January 1, 2007 by an amount equal to the lesser of two percent (2%) of the shares of Axonyx common stock then outstanding, 5,000,000 shares of Axonyx common stock, reduced to account for the reverse stock split, or such lesser number of shares of Axonyx common stock as determined by Axonyx's board of directors. Shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable national securities exchange or national market, as applicable, and such issuance shall not reduce the number of shares available for issuance under the Axonyx 2006 Equity Incentive Plan. If an award granted under the Axonyx 2006 Equity Incentive Plan expires or otherwise terminates without being exercised in full, is settled in cash, or if any shares of common stock issued pursuant to an award are forfeited to or repurchased by Axonyx, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of common stock not issued under such award, or forfeited to or repurchased by Axonyx, shall revert to and again become available for issuance under the Axonyx 2006 Equity Incentive Plan. If any shares subject to an award are not delivered to a participant because such shares are withheld for the payment of taxes or the award is exercised through a reduction of shares subject to the stock award (i.e., "net exercised"), the number of shares that are not delivered shall remain available for issuance under the Axonyx 2006 Equity Incentive Plan. If the exercise price of any stock award is satisfied by tendering shares of common stock held by the participant, then the number of shares so tendered shall remain available for issuance under the Axonyx 2006 Equity Incentive Plan. Any issued shares that are forfeited back to or repurchased by Axonyx, are withheld for the payment of taxes, or are utilized as part of a "net exercise" shall not be subsequently issued under the Axonyx 2006 Equity Incentive Plan pursuant to the exercise of incentive stock options.

Eligibility

        Incentive stock options may be granted under the Axonyx 2006 Equity Incentive Plan only to employees (including officers) of Axonyx and its affiliates. Employees (including officers) and consultants of both Axonyx and its affiliates and directors of Axonyx are eligible to receive all other types of awards under the Axonyx 2006 Equity Incentive Plan. Non-employee directors of Axonyx's affiliates are not eligible to receive awards under the Axonyx 2006 Equity Incentive Plan. All of the approximately 50 employees and consultants of the combined company and its affiliates and 7 non-employee directors of the combined company will be eligible to participate in the Axonyx 2006 Equity Incentive Plan.

        No incentive stock option may be granted under the Axonyx 2006 Equity Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Axonyx or any affiliate of Axonyx, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Axonyx 2006 Equity Incentive Plan and all other such plans of Axonyx and its affiliates) may not exceed $100,000.

        Under the Axonyx 2006 Equity Incentive Plan, no employee may be granted options and stock appreciation rights covering more than 15,000,000 shares of common stock, subject to adjustment to account for the reverse stock split, during any calendar year, which is referred to herein as the "Section 162(m) limitation."

Terms of Options

        Options may be granted under the Axonyx 2006 Equity Incentive Plan pursuant to stock option agreements. The following is a description of the permissible terms of options under the Axonyx 2006 Equity Incentive Plan. Individual option agreements may be more restrictive as to any or all of the permissible terms described below.

        Exercise Price.    The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see the "Eligibility" section of this Axonyx Proposal No. 5), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant. For purposes of the Axonyx 2006 Equity Incentive Plan, fair market value will usually determined by reference to the closing price of Axonyx's common stock as reported on the NASDAQ Global Market or the NASDAQ Capital Market, as applicable. As of August 22, the closing price of Axonyx's common stock as reported on the NASDAQ Capital Market was $0.87 per share.

        Consideration.    The exercise price of options granted under the Axonyx 2006 Equity Incentive Plan must be paid, to the extent permitted by applicable law and at the discretion of Axonyx's board of directors:

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  by cash, check, bank draft or money order;

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  pursuant to a broker-assisted cashless exercise;

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  by delivery of shares of Axonyx common stock;

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  pursuant to a net exercise arrangement; or

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  in any other form of legal consideration acceptable to Axonyx's board of directors.

        Vesting.    Options granted under the Axonyx 2006 Equity Incentive Plan may become exercisable in cumulative increments, or "vest," as determined by Axonyx's board of directors. Vesting typically will occur during the optionholder's continued service with Axonyx or an affiliate, whether such service is performed in the capacity of an employee, consultant or director, which is referred to herein as "service," and regardless of any change in the capacity of the service performed. Shares covered by different options granted under the Axonyx 2006 Equity Incentive Plan may be subject to different vesting terms. Axonyx's board of directors has the authority to accelerate the time during which an option may vest or be exercised.

        Tax Withholding.    To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing Axonyx to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned Axonyx common stock or by a combination of these means.

        Term.    The maximum term of options granted under the Axonyx 2006 Equity Incentive Plan is 10 years, except that in certain cases (see the "—Eligibility" section of this Axonyx Proposal No. 5) the maximum term is five years.

        Termination of Service.    Options granted under the Axonyx 2006 Equity Incentive Plan generally terminate three months after termination of the participant's service unless:

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  such termination is for cause (as defined in the Axonyx 2006 Equity Incentive Plan), in which case the option will terminate upon the termination date;

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  termination is due to the participant's disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months following termination;

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  the participant dies at any time while the option remains outstanding, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant's death) within 18 months following the participant's death by the person or persons to whom the rights to such option have passed; or

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  the option by its terms specifically provides otherwise.

        The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

        Restrictions on Transfer.    Unless provided otherwise by Axonyx's board of directors, a participant in the Axonyx 2006 Equity Incentive Plan may not transfer an option other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. During the lifetime of the participant, only the participant (or the transferee pursuant to a domestic relations order) may exercise an option. A participant may also designate a beneficiary who may exercise an option following the participant's death.

Terms of Restricted Stock Awards

        Restricted stock awards may be granted under the Axonyx 2006 Equity Incentive Plan pursuant to restricted stock award agreements.

        Consideration.    Shares of stock acquired under a restricted stock award may be issued or awarded in consideration for past or future services rendered or to be rendered to Axonyx or an affiliate, or any other form of legal consideration that may be acceptable to Axonyx's board of directors.

        Vesting.    Shares of stock acquired under a restricted stock award may, but need not be, subject to forfeiture or a repurchase option in favor of Axonyx in accordance with a vesting schedule as determined by Axonyx's board of directors. Axonyx's board of directors has the authority to accelerate the vesting of stock acquired pursuant to a restricted stock award.

        Termination of Service.    Upon termination of a participant's service, Axonyx may repurchase or otherwise cause the participant to forfeit any shares of stock that have not vested as of such termination under the terms of the applicable restricted stock award agreement.

        Restrictions on Transfer.    Shares of stock acquired under a restricted stock award may be transferred only upon such terms and conditions as determined by Axonyx's board of directors.

Terms of Restricted Stock Unit Awards

        Restricted stock unit awards may be granted under the Axonyx 2006 Equity Incentive Plan pursuant to restricted stock unit award agreements.

        Consideration.    The purchase price, if any, for restricted stock unit awards may be paid in any form of legal consideration acceptable to Axonyx's board of directors.

        Settlement of Awards.    A restricted stock unit award may be settled by the delivery of shares of Axonyx's common stock, in cash, or by any combination of these means determined by Axonyx's board of directors and set forth in the restricted stock unit agreement.

        Vesting.    Restricted stock unit awards vest in the manner specified in the restricted stock unit award agreement as determined by Axonyx's board of directors. However, at the time of grant, Axonyx's board of directors may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the restricted stock unit award after vesting.

        Dividend Equivalents.    Dividend equivalent rights may be credited with respect to shares covered by a restricted stock unit award.

        Termination of Service.    Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant's termination of service.

Stock Appreciation Rights

        Stock appreciation rights may be granted under the Axonyx 2006 Equity Incentive Plan pursuant to stock appreciation rights agreements.

        Exercise.    Each stock appreciation right is denominated in shares of common stock equivalents. Upon exercise of a stock appreciation right, Axonyx will pay the participant an amount equal to the excess of (a) the aggregate fair market value of Axonyx's common stock on the date of exercise, over (b) the strike price determined by Axonyx's board of directors on the date of grant. The strike price of stock appreciation rights granted under the Axonyx 2006 Equity Incentive Plan may not be less than 100% of the fair market value of the common stock on the date of grant.

        Settlement of Awards.    The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of Axonyx's common stock, or any other form of consideration determined by Axonyx's board of directors.

        Vesting.    Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by Axonyx's board of directors.

        Term.    The maximum term of stock appreciation rights granted under the Axonyx 2006 Equity Incentive Plan is ten years.

        Termination of Service.    Upon termination of a participant's service (other than for cause), the participant generally may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. However, in no event may a stock appreciation right be exercised beyond the expiration of its term. If the termination is for cause, then the stock appreciation right will terminate upon the participant's termination of service.

Performance-Based Awards

        Under the Axonyx 2006 Equity Incentive Plan, an award may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. All employees of Axonyx and its affiliates and directors of Axonyx are eligible to receive performance-based awards under the Axonyx 2006 Equity Incentive Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by Axonyx's board of directors. The maximum number of shares to be received by any individual in any calendar year attributable to performance-based stock awards may not exceed 15,000,000 shares of Axonyx's common stock, subject to adjustment to account for the reverse stock split. The maximum amount to be received by any individual in any calendar year attributable to performance-based cash awards may not exceed $5 million.

        In granting a performance-based award, Axonyx's board of directors will set a period of time, referred to herein as a "performance period," over which the attainment of one or more goals, referred to herein as "performance goals," will be measured for the purpose of determining whether the award recipient has a vested right in or to such award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), Axonyx's board of directors will establish the performance goals, based upon one or more pre-established criteria, referred to herein as "performance criteria," enumerated in the Axonyx 2006 Equity Incentive Plan and described below. As soon as administratively practicable following the end of the performance period, Axonyx's board of directors will certify (in writing) whether the performance goals have been satisfied.

        Performance goals under the Axonyx 2006 Equity Incentive Plan shall be determined by Axonyx's board of directors, based on one or more of the following performance criteria:

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  earnings per share;

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  earnings before interest, taxes and depreciation;

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  earnings before interest, taxes, depreciation and amortization, or EBITDA;

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  total stockholder return;

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  return on equity;

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  return on assets, investment, or capital employed;

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  operating margin;

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  gross margin;

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  operating income;

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  net income (before or after taxes);

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  net operating income;

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  net operating income after tax;

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  pre-and after-tax income;

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  pre-tax profit;

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  operating cash flow;

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  sales or revenue targets;

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  orders and revenue;

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  increases in revenue or product revenue;

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  expenses and cost reduction goals;

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  improvement in or attainment of expense levels;

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  improvement in or attainment of working capital levels;

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  economic value added (or an equivalent metric);

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  market share;

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  cash flow;

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  cash flow per share;

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  share price performance;

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  debt reduction;

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  implementation or completion of projects or processes;

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  customer satisfaction;

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  stockholders' equity;

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  quality measures; and

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  to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by Axonyx's board of directors.

        Axonyx's board of directors is authorized to determine whether, when calculating the attainment of performance goals for a performance period:

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  to exclude restructuring and/or other nonrecurring charges;

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  to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;

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  to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards board;

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  to exclude the effects of any statutory adjustments to corporate tax rates; and

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  to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles. In addition, Axonyx's board of directors retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals.

        If Axonyx Proposal No. 5 is approved by Axonyx's stockholders, compensation attributable to performance-based awards under the Axonyx 2006 Equity Incentive Plan will qualify as performance-based compensation, provided that:

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  the award is granted by a compensation committee of Axonyx's board of directors comprised solely of "outside directors;"

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  the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee of Axonyx's board of directors while the outcome is substantially uncertain; and

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  Axonyx's compensation committee certifies in writing prior to the settlement of the award that the performance goal has been satisfied.

Terms of Other Equity Awards

        Axonyx's board of directors may grant other equity awards that are valued in whole or in part by reference to Axonyx's common stock. Subject to the provisions of the Axonyx 2006 Equity Incentive Plan, Axonyx's board of directors has the authority to determine the persons to whom and the dates on which such other equity awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards.

Adjustment Provisions

        If any change is made to the outstanding shares of Axonyx's common stock without Axonyx's receipt of consideration (whether through merger, consolidation, reorganization, stock dividend, or stock split or other specified change in the capital structure of Axonyx), appropriate adjustments will be made to:

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  the maximum number and/or class of securities issuable under the Axonyx 2006 Equity Incentive Plan, including, without limitation, the number of shares and/or class of securities by which the share reserve shall automatically be increased on the first day of each fiscal year of the combined company;

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  the maximum number and/or class of securities for which any one person may be granted options and/or stock appreciation rights or performance-based awards per calendar year pursuant to the Section 162(m) limitation; and

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  the number and/or class of securities and the price per share in effect under each outstanding award under the Axonyx 2006 Equity Incentive Plan.

Effect of Certain Corporate Events

        Under the Axonyx 2006 Equity Incentive Plan, unless otherwise provided in a written agreement between Axonyx or any affiliate and the holder of an award, in the event of a corporate transaction (as defined in the Axonyx 2006 Equity Incentive Plan and described below), all outstanding stock awards under the Axonyx 2006 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (a) with respect to any such stock awards that are held by individuals whose continuous service with Axonyx or its affiliates has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will terminate if not exercised prior to the effective date of the corporate transaction, and (b) with respect to any stock awards that are held by other individuals, the vesting and exercisability provisions of such stock awards will not be accelerated and such awards will terminate if not exercised prior to the effective date of the corporate transaction (except that any reacquisition or repurchase rights held by Axonyx with respect to such stock awards shall not terminate and may continued to be exercised notwithstanding the corporate transaction). In the event a stock award will terminate if not exercised, Axonyx's board of directors may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but will receive a payment equal to the excess of the value of the property the holder would have received upon exercise over any exercise price.

        For purposes of the Axonyx 2006 Equity Incentive Plan, a corporate transaction will be deemed to occur in the event of:

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  a sale of all or substantially all of the consolidated assets of Axonyx and its subsidiaries;

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  the sale of at least 90% of the outstanding securities of Axonyx;

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  the consummation of a merger or consolidation in which Axonyx is not the surviving corporation; or

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  the consummation of a merger or consolidation in which Axonyx is the surviving corporation but shares of Axonyx's outstanding common stock are converted into other property by virtue of the transaction.

        A stock award may be subject to additional acceleration of vesting and exercisability upon or after the occurrence of certain specified change in control transactions (as defined in the Axonyx 2006 Equity Incentive Plan), as may be provided in the agreement for such award or as may be provided in any other written agreement between Axonyx or an affiliate and the participant, but in the absence of such provision, no such acceleration shall occur.

        The acceleration of vesting of an award in the event of a corporate transaction or a change in control event under the Axonyx 2006 Equity Incentive Plan may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Axonyx.

Duration, Amendment and Termination

        Axonyx's board of directors may suspend or terminate the Axonyx 2006 Equity Incentive Plan without stockholder approval or ratification at any time. Unless sooner terminated, the Axonyx 2006 Equity Incentive Plan will terminate on July 23, 2016.

        Axonyx's board of directors may amend or modify the Axonyx 2006 Equity Incentive Plan at any time. However, no amendment that

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  materially increases the number of shares of common stock available for issuance under the Axonyx 2006 Equity Incentive Plan;

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  materially expands the class of individuals eligible to receive awards under the Axonyx 2006 Equity Incentive Plan;

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  materially increases the benefits accruing to participants under the Axonyx 2006 Equity Incentive Plan or materially reduces the price at which shares of common stock may be issued or purchased under the Axonyx 2006 Equity Incentive Plan;

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  materially extends the term of the Axonyx 2006 Equity Incentive Plan; or

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  expands the types of awards available for issuance under the Axonyx 2006 Equity Incentive Plan, shall be effective unless approved by the stockholders of Axonyx to the extent stockholder approval is necessary to satisfy applicable law or applicable exchange listing requirements.

        Axonyx's board of directors also may submit any other amendment to the Axonyx 2006 Equity Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

        The following is a summary of the principal United States federal income tax consequences to Axonyx's employees and Axonyx with respect to participation in the Axonyx 2006 Equity Incentive Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction.

        Incentive Stock Options.    Incentive stock options granted under the Axonyx 2006 Equity Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code. There generally are no federal income tax consequences to the participant or Axonyx by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

        If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares, which is referred to herein as a "qualifying disposition," will be a long-term capital gain or loss. Upon such a qualifying disposition, Axonyx will not be entitled to any income tax deduction.

        Generally, if the participant disposes of the stock before the expiration of either of these holding periods, which is referred to herein as a "disqualifying disposition," then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

        To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally Axonyx will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

        Nonstatutory Stock Options.    No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, Axonyx will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

        Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

        Restricted Stock Awards.    Upon receipt of a restricted stock award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares. Axonyx will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

        However, if the shares issued upon the grant of a restricted stock award are unvested and subject to reacquisition or repurchase by Axonyx in the event of the participant's termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when Axonyx's reacquisition or repurchase right lapses, an amount equal to the excess of (a) the fair market value of the shares on the date the reacquisition or repurchase right lapses, over (b) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of (x) the fair market value of the shares on the date of issuance, over (y) the purchase price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the reacquisition or repurchase right lapses.

        Upon disposition of the stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

        Restricted Stock Unit Awards.    No taxable income is recognized upon receipt of a restricted stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. The participant and Axonyx will be required to satisfy certain tax withholding requirements applicable to such income. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Axonyx will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

        Stock Appreciation Rights.    No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, Axonyx is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, Axonyx will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

        Compliance with Section 409A of the Code.    Axonyx intends that stock options and stock appreciation rights granted under the Axonyx 2006 Equity Incentive Plan will not be subject to Section 409A of the Code. Axonyx also intends that any awards granted under the Axonyx 2006 Equity Incentive Plan that include a deferral feature shall contain such provisions so that such awards will comply with the requirements of Section 409A of the Code. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A of the Code, or is not operated in accordance with those requirements, all amounts deferred under the Axonyx 2006 Equity Incentive Plan for the taxable year and all preceding taxable years, by any participant with respect to whom the failure relates, will be includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional income tax is equal to 20% of the compensation required to be included in gross income.

        Potential Limitation on Deductions.    Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from Axonyx, may cause this limitation to be exceeded in any particular year.

        Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if such awards are approved by a compensation committee comprised solely of "outside directors" and the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.

        Compensation attributable to restricted stock awards, restricted stock unit awards and performance-based awards will qualify as performance-based compensation, provided that:

  •
  the award is approved by a compensation committee of Axonyx's board of directors comprised solely of "outside directors;"

  •
  the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee of Axonyx's board of directors while the outcome is substantially uncertain;

  •
  the compensation committee of Axonyx's board of directors certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and

  •
  prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

New Plan Benefits

        No equity awards have been granted, and no shares of Axonyx common stock have been issued, under the Axonyx 2006 Equity Incentive Plan for which stockholder approval is sought under Axonyx Proposal No. 5. The future benefits that will be received under the Axonyx 2006 Equity Incentive Plan by Axonyx's current directors, executive officers and by all eligible employees are not currently determinable.

Required Vote

        The affirmative vote of the holders of a majority of the shares of Axonyx common stock having voting power present in person or represented by proxy at the Axonyx annual meeting is required for approval of Axonyx Proposal No. 5.

        THE AXONYX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AXONYX'S STOCKHOLDERS VOTE "FOR" AXONYX PROPOSAL NO. 5 TO APPROVE THE ADOPTION OF THE AXONYX 2006 EQUITY INCENTIVE PLAN.

Axonyx Proposal No. 6: Election of Directors

        Axonyx's board of directors is currently comprised of six members. Each director is elected to hold office for a one year term or until the next annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal.

        The nominating/governance committee of Axonyx's board of directors has nominated Gosse B. Bruinsma, M.D., Marvin S. Hausman, M.D., Steven B. Ratoff, Louis G. Cornacchia, Steven H. Ferris, Ph.D. and Ralph Snyderman, M.D. for re-election to the Axonyx board of directors.

        The six nominees receiving the most "For" votes from the Axonyx shares having voting power present in person or represented by proxy and entitled to vote at the Axonyx annual meeting will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Bruinsma, Dr. Hausman, Mr. Ratoff, Mr. Cornacchia, Dr. Ferris and Dr. Snyderman. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the nominating/governance committee of Axonyx's board of directors may propose. Dr. Bruinsma, Dr. Hausman, Mr. Ratoff, Mr. Cornacchia, Dr. Ferris and Dr. Snyderman have each agreed to serve if elected, and Axonyx has no reason to believe that any nominee will be unable to serve.

        If the nominees are reelected at the annual meeting and the merger is subsequently completed, in accordance with the provisions of the merger agreement Messrs. Bruinsma, Cornacchia and Snyderman will resign as Axonyx directors, Messrs. Hausman, Ratoff and Ferris will continue as directors of the combined company and five current directors of Axonyx will be appointed as new directors of the combined company. For more information, please see the section entitled "The Merger Agreement—Directors and Officers of Axonyx Following the Merger" in this joint proxy statement/prospectus.

        Set forth below is biographical information for each person nominated.

        THE AXONYX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AXONYX'S STOCKHOLDERS VOTE IN FAVOR OF EACH NAMED NOMINEE.

        Set forth below is information regarding each director nominee, executive officer and significant employee of Axonyx. There are no family relationships among any directors nominees of Axonyx.

Name	Age	Position	Director Since
Gosse B. Bruinsma, M.D.	51	President & Chief Executive Officer President of Axonyx Europe BV, Director	2001
Ralph Snyderman, M.D.	66	Director	2004
Louis G. Cornacchia	73	Director	2003
Steven B. Ratoff	64	Chairman of the Board, Director	2005
Marvin S. Hausman, M.D.	65	Director	1996
Steven H. Ferris, Ph.D.	63	Director	2003
S. Colin Neill	60	Chief Financial Officer, Treasurer & Secretary	N/A
Paul M. Feuerman	46	General Counsel	N/A

Director Biographical Information

        The following biographical information is furnished with regard to the director nominees of Axonyx as of June 30, 2006.

  Nominees for Election for a One-Year Term Expiring at Axonyx's 2007 Annual Meeting of Stockholders

  Gosse B. Bruinsma, M.D.

        Dr. Gosse Bruinsma has served as President of Axonyx Europe BV since its formation in October 2000. Dr. Bruinsma has served as the Chief Operating Officer of Axonyx since February 2001 and was Treasurer of Axonyx until September 2003. He joined the Axonyx board in 2001. Since September 2003, Dr. Bruinsma also has served as President of Axonyx. On March 3, 2005, Axonyx announced that Dr. Bruinsma became the CEO. Dr. Bruinsma has over 15 years experience in the medical, pharmaceutical and biotechnology fields. Dr. Bruinsma received his undergraduate degree from McGill University, Montreal and received his medical degree from the University of Leiden, the Netherlands. He joined the pharmaceutical industry to become European Medical Director for Zambon, Milan. He subsequently joined the international contract research organization, ClinTrials Research, to become their Vice President for Medical and Regulatory Affairs. In September 1995 Dr. Bruinsma joined Forest Laboratories in New York as Medical Director, with medical responsibility for their anti-hypertensive product launch, HRT program, and their urological disease projects. From September 1997 to 1999 Dr. Bruinsma was General Manager and Vice-President Development for Chrysalis Clinical Services Europe based in Switzerland. From November 1999 until he joined Axonyx Europe BV, Dr. Bruinsma was the Vice President Development for Crucell BV (formerly IntroGene), a biotechnology company based in the Netherlands.

  Marvin S. Hausman, M.D.

        Dr. Hausman has been a director of Axonyx since its founding in 1996. He served as President of Axonyx from 1997 until 2003 (when Dr. Bruinsma was appointed President) and as Chief Executive Officer of Axonyx from 1997 until 2005 (when Dr. Bruinsma was appointed Chief Executive Officer). Dr. Hausman served as Chairman of Axonyx's board of directors from 2003 until September 2005. Dr. Hausman was a co-founder of Medco Research Inc., a pharmaceutical biotechnology company specializing in adenosine products. He has thirty years of experience in drug development and clinical care. Dr. Hausman received his medical degree from New York University School of Medicine in 1967 and completed residencies in General Surgery at Mt. Sinai Hospital in New York, and in Urological Surgery at U.C.L.A. Medical Center in Los Angeles. He also worked as a Research Associate at the National Institutes of Health, Bethesda, Maryland. He has been a Lecturer, Clinical Instructor and Attending Surgeon at the U.C.L.A. Medical Center Division of Urology and Cedars-Sinai Medical Center, Los Angeles. He has been a Consultant on Clinical/Pharmaceutical Research to various pharmaceutical companies, including Bristol-Meyers International, Mead-Johnson Pharmaceutical Company, Medco Research, Inc., and E.R. Squibb. Since October 1995, Dr. Hausman has been the President of Northwest Medical Research Partners, Inc., a medical technology and transfer company. Dr. Hausman served on the board of directors of OXIS International, Inc. or, OXIS, from March 2002 to November 2003. He was a member of the board of directors of Medco Research, Inc. from inception (1978) through 1992 and from May 1996 to July 1998. Dr. Hausman was a member of the board of directors of Regent Assisted Living, Inc., a company specializing in building assisted living centers including care of senile dementia residents, from March 1996 to April 2001. Dr. Hausman currently serves as Chairman of the board of directors of OXIS, in which Axonyx holds a 34% interest.

  Steven B. Ratoff

        Mr. Ratoff joined the Axonyx board of directors in May 2005. In September 2005, Mr. Ratoff became Chairman of the Axonyx board of directors. Mr. Ratoff is currently a private investor and a Venture Partner with Proquest Investments, a biopharmaceutical venture firm. He most recently served as Chairman and Interim Chief Executive Officer of Cima Labs, Inc., a public specialty pharmaceutical company, from May 2003 through its sale to Cephalon, Inc. in August 2004. He was the President and Chief Executive Officer of MacroMed, Inc., a privately owned drug delivery company, from February 2001 to December 2001, and also as director since 1998. Mr. Ratoff's experience includes serving as Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, a public diversified manufacturer of consumer products, as well as fifteen years in a variety of senior financial positions with Bristol-Myers Squibb. Mr. Ratoff is currently a director of Novadel Pharma Inc.

  Louis G. Cornacchia

        Mr. Cornacchia has served as a director of Axonyx since February 2003. Mr. Cornacchia has extensive experience in managing several engineering consultancy companies. Mr. Cornacchia received a bachelor's degree in Electrical Engineering from Manhattan College in 1955. Between 1955 and 1963, Mr. Cornacchia was employed as an RF engineer at Hazeltine Electronics Corp., at the Loral Systems Design Team where he worked on design of countermeasures/reconnaissance systems, and subsequently was employed as Chief Engineer at Victory Electronics developing light imaging scopes for the U.S. Army. In 1963 Mr. Cornacchia joined Norden Systems where he worked as a Test Equipment Manager for the F111D avionics program. In 1969, Mr. Cornacchia formed Collins Consultants International, Ltd., an engineering consultancy providing services to Norden Systems and multiple defense engineering companies. In 1974, Mr. Cornacchia formed Charger Tech Services, another engineering services company. In 1987, Mr. Cornacchia formed Scinetics, an engineering consultancy that provides microwave wireless engineering services. Scinetics provides engineering services for mobile cellular and PCS wireless companies, assisting them in obtaining approvals for seamless wireless networks. Mr. Cornacchia is presently the President of Scinetics. Mr. Cornacchia has also served as Chairman of the board of directors of Reliance Bank, White Plains, New York (1992-1995) and as a member of the Advisory Board of Patriot National Bank, Stamford, Connecticut (1995-2000).

  Steven H. Ferris, Ph.D.

        Dr. Ferris has served as a director of Axonyx since January 2003. Dr. Ferris is a neuropsychologist, psychopharmacologist, and gerontologist who has been studying brain aging and AD for over thirty years. Dr. Ferris is the Friedman Professor of the Alzheimer's Disease Center in the Department of Psychiatry at New York University, or NYU, School of Medicine, Executive Director of NYU's Silberstein Institute for Aging and Dementia and Principal Investigator of their Alzheimer's Disease Center. Dr. Ferris has been at the NYU School of Medicine since 1973, where he has conducted a major research program focusing on cognitive assessment, early diagnosis and treatment of brain aging and AD. He has served as the Associate Editor in Chief of Alzheimer Disease and Associated Disorders, is a member of the Medical and Scientific Affairs Council of the national Alzheimer's Association, has served on several NIH peer review panels, and has been a member of the FDA Advisory Committee which reviews new drugs for AD. He has conducted more than 50 clinical trials in aging and dementia and has been a consultant to numerous pharmaceutical companies who are developing new treatments for AD.

  Ralph Snyderman, M.D.

        Dr. Ralph Snyderman has served as director of Axonyx since March 2004. Dr. Snyderman is currently Chancellor Emeritus at Duke University. Previously, he served as Chancellor for Health Affairs, Executive Dean of the School of Medicine, and James B. Duke Professor of Medicine, Duke

University Medical Center and President and Chief Executive Officer of the Duke University Health System, one of the few fully integrated health systems in the country. Additionally, Dr. Snyderman serves as a member of the board of directors of Proctor and Gamble Inc., Cardiome Pharma Corporation, and SAIC. Dr. Snyderman received his M.D., magna cum laude, in 1965 from the Downstate Medical Center of the State University of New York and he served his internship and residency in medicine at Duke. Pre-eminent in his field of immunology, Dr. Snyderman is internationally recognized for his research contributions to the understanding of inflammation that have led to numerous important discoveries published in nearly 350 manuscripts over the last 25 years.

Executive Officer Biographical Information

  Gosse B. Bruinsma, M.D.

        See above under "—Director Biographical Information"

  S. Colin Neill

        Mr. Neill joined Axonyx Inc. in September 2003 as Chief Financial Officer and Treasurer and was named Secretary in January 2004. From April 2001 to September 2003, Mr. Neill had been an independent consultant assisting small development stage companies raise capital. Previously Mr. Neill served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of ClinTrials Research Inc., a global contract research organization in the drug development business, from 1998 to its successful sale in April 2001. Prior to that Mr. Neill served as Vice President and Chief Financial Officer of Continental Health Affiliates Inc. and its majority owned subsidiary Infu-Tech Inc., a network of health care companies focused on home health, long term care, assisted living and managed care. Mr. Neill's career experience has included that of Acting Vice President Finance and Chief Financial Officer of Pharmos Corporation, a biopharmaceutical company in the business of developing novel drug technologies. Earlier experience was gained as Vice President Finance and Chief Financial Officer of BTR Inc., a subsidiary of BTR plc, a British diversified manufacturing company, and Vice President Financial Services of The BOC Group Inc. an industrial gas company with substantial operations in the health care field. Mr. Neill served for four years with American Express Travel Related Services, firstly as chief internal auditor for worldwide operations and then as head of business planning and financial analysis. Mr. Neill began his career in public accounting with Arthur Andersen LLP in Ireland and later with Price Waterhouse LLP as a senior manager in New York City. He also served with Price Waterhouse for two years in Paris, France. In March 2004, Mr. Neill was designated as a director of OXIS and currently serves on the OXIS Board of Directors.

        Mr. Neill graduated from Trinity College, Dublin with a first class honors degree in Business/Economics and he holds a masters degree in Accounting and Finance from the London School of Economics. He is both a Certified Public Accountant in New York State and a Chartered Accountant in Ireland.

  Paul Feuerman

        Mr. Feuerman joined Axonyx Inc. in June 2005 as General Counsel. Mr. Feuerman is a founding member of PharmAdvisors LLC, a consulting firm serving pharmaceutical and biopharmaceutical companies, and prior to joining Axonyx worked as an independent consultant. Formerly, he was Executive Vice President and General Counsel of Schein Pharmaceutical Inc., a New York Stock Exchange listed specialty pharma/generics company. Previously, Mr. Feuerman was associated with the law firm of Proskauer Rose LLP. He received his bachelor's degree from Trinity College and his juris doctorate from Columbia Law School.

Independence of the Axonyx Board of Directors

        As required under applicable NASDAQ Marketplace Rules, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board of directors. Axonyx's board of directors consults with its counsel to ensure that its board of directors' determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent NASDAQ Marketplace Rules, as in effect time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director or any of his family members, and Axonyx's senior management, Axonyx's independent registered public accounting firm and Axonyx, the board of directors affirmatively has determined that all of the directors are independent directors within the meaning of the applicable NASDAQ Marketplace Rules, except for Dr. Bruinsma, Axonyx's Chief Executive Officer, and Dr. Hausman, Axonyx's former Chief Executive Officer who currently serves as a consultant to Axonyx.

        As required under applicable NASDAQ Marketplace Rules, in 2005 Axonyx's independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Meetings of the Axonyx Board of Directors

        Axonyx's board of directors met ten times during 2005. Each director attended 75% or more of the aggregate of the meetings of the board of directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Attendance at Axonyx annual meetings

        Axonyx has adopted a policy encouraging its directors and nominees for directors to attend Axonyx's annual meetings of stockholders. Axonyx has scheduled a board meeting to coincide with the Axonyx annual meeting. All of Axonyx's directors then in office—Dr. Bruinsma, Dr. Hausman, Mr. Ratoff, Mr. Cornacchia, Dr. Ferris and Dr. Snyderman—attended Axonyx's annual meeting in 2005.

Axonyx Board Committees

        The Axonyx board of directors has three standing committees: an audit committee, a compensation committee and a nominating/governance committee. The following table provides current membership and meeting information for 2005 for each of the committees of Axonyx's board of directors:

Name	Audit		Compensation		Nominating/ Governance
Gosse B. Bruinsma, M.D.
Marvin S. Hausman, M.D.
Louis G. Cornacchia	X		X	(1)
Steven H. Ferris, Ph.D.	X				X	(2)
Steven B. Ratoff	X	(3)	X		X
Ralph Snyderman, M.D.			X	(1)	X

Total meetings in 2005	5		6		1

(1)
Dr. Snyderman was succeeded as chairman of the compensation committee by Mr. Cornacchia in January 2006.

(2)
Dr. Ferris is the chairman of the nominating/governance committee.

(3)
Mr. Ratoff became chairman of the audit committee in June 2005, succeeding Gerard J. Vlak, Ph.D.

        Below is a description of each committee of the Axonyx board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Axonyx board of directors has determined that each current member of each committee meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his individual exercise of independent judgment.

Axonyx Audit Committee

        Three directors comprise the audit committee of the Axonyx board of directors: Mr. Cornacchia, Dr. Ferris and Mr. Ratoff. The audit committee oversees Axonyx's corporate accounting and financial reporting process. The audit committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm that audits Axonyx's financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on Axonyx's audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in Axonyx's Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and Axonyx's quarterly financial statements. The audit committee of Axonyx's board of directors has adopted a written charter that may be found in the Corporate Governance materials of the "Investors" section of Axonyx's website at www.axonyx.com.

        All communications directed to Axonyx's audit committee that relate to questionable accounting or auditing matters involving Axonyx will be promptly and directly forwarded to the audit committee in accordance with Axonyx's policy for "Reporting Violations of Company Policies and Receipt of Complaints Regarding Financial Reporting or Accounting Issues", or its Whistleblower Policy, under the Axonyx Inc. Amended and Restated Code of Business Conduct and Ethics (November 2005), or Code of Conduct. The Code of Conduct is available in the Corporate Governance materials of the "Investors" section of Axonyx's website at www.axonyx.com.

        Axonyx's board of directors annually reviews the NASDAQ listing standards definition of independence for its audit committee's members and has determined that all members of its audit committee are independent (as independence is currently defined in NASDAQ Marketplace Rule 4200(a)(15) and SEC Rule 10A-3) and meet NASDAQs financial sophistication requirements. Axonyx's board of directors has determined that Mr. Ratoff qualifies as an "audit committee financial expert," as defined in applicable SEC rules. Axonyx's board of directors made a qualitative assessment of Mr. Ratoff's level of knowledge and experience based on a number of factors.

Axonyx Compensation Committee

        Three directors comprise the Axonyx compensation committee: Mr. Cornacchia, Mr. Ratoff and Dr. Snyderman. The compensation committee reviews and approves Axonyx's overall compensation strategy and policies. The compensation committee reviews and approves the compensation and other terms of employment of Axonyx's Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; reviews and approves corporate performance goals and objectives relevant to the compensation of Axonyx executive officers and other senior management; and administers Axonyx's equity incentive and stock purchase plans and other benefit plans and programs. All members of the compensation committee are independent (as currently defined in NASDAQ Marketplace Rule 4200(a)(15)). Axonyx's compensation committee's charter may be found in the Corporate Governance materials of the "Investors" section of Axonyx's website at www.axonyx.com.

Axonyx Nominating/Governance Committee

        Three directors comprise the Axonyx nominating/governance committee: Dr. Ferris, Mr. Ratoff and Dr. Snyderman. The nominating/governance committee is responsible for identifying, reviewing and evaluating candidates to serve as directors consistent with criteria approved by the Axonyx board of directors, reviewing and evaluating incumbent directors; selecting candidates for election to the Axonyx board of directors; making recommendations to the Axonyx board of directors regarding the membership of the committees of the Axonyx board of directors; assessing the performance of management and the Axonyx board of directors, and developing a set of corporate governance principles. Axonyx's nominating/governance committee charter may be found in the Corporate Governance materials of the "Investors" section of Axonyx's website at www.axonyx.com. All members of Axonyx's nominating/governance committee are independent (as currently defined in NASDAQ Marketplace Rule 4200(a)(15)).

        Axonyx's nominating/governance committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Axonyx nominating/governance committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to Axonyx's affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Axonyx's stockholders. The Axonyx nominating/governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Axonyx board of directors, Axonyx's operating requirements and the long-term interests of its stockholders. In conducting this assessment, the Axonyx nominating/governance committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Axonyx board of directors to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Axonyx nominating/governance committee reviews such directors' overall service during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Axonyx nominating/governance committee also determines whether the nominee must be independent under applicable NASDAQ and SEC rules. The Axonyx nominating/governance committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Axonyx nominating/governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. The Axonyx nominating/governance committee meets to discuss and consider such candidates' qualifications and then selects a nominee by majority vote. To date, the Axonyx nominating/governance committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Axonyx nominating/governance committee has not received any director nominee from a stockholder or stockholders.

        The Axonyx nominating/governance committee will consider director candidates recommended by Axonyx's stockholders. The Axonyx nominating/governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by an Axonyx stockholder. Axonyx stockholders who wish to recommend individuals for consideration by the Axonyx nominating/governance committee to become nominees for election to the Axonyx board of directors may do so by delivering a written recommendation to the Axonyx nominating/governance committee at the following address: Axonyx Inc., 500 Seventh Avenue, 10th Floor, New York, New York 10018. Such recommendations must be received by the nominating/governance committee at least 120 days prior to the anniversary date of the mailing of Axonyx's proxy statement for its last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Axonyx's stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Compensation to Directors

        In June of 2005, Axonyx adopted the following policy to compensate outside directors: (i) the chairman of the audit committee receives compensation of $25,000 annually, (ii) the chairman of the compensation committee and the nominating committee each receives compensation of $15,000 annually and (iii) all outside directors also receive $50,000 annually for their services on the board. In addition, each outside director receives an annual option grant of 50,000 stock options. Axonyx has also agreed to reimburse its directors for reasonable expenses incurred in attending meetings of the board of directors and its committees. Individual directors may elect to receive stock options in lieu of their director or chairman fees.

        In 2005, Dr. Ferris and Mr. Cornacchia received 50,000 stock options each and Dr. Snyderman received 56,912 stock options for board and committee service, and Mr. Ratoff received 169,107 stock options in connection with joining the board and his election to receive stock options in lieu of his director and audit committee chairman fees. Outside directors may be granted stock options on a discretionary basis. In February 2006, Mr. Ratoff received 75,000 stock options.

        On August 23, 2006, each outside director received 16,500 options as his annual option grant, and Mr. Ratoff received an additional 32,700 stock options in lieu of a portion of his director and audit committee chairman fees.

Axonyx Code of Business Conduct and Ethics

        In November 2005, Axonyx adopted a revised Code of Business Conduct and Ethics that is applicable to all employees and specifically applicable to Axonyx's Chief Executive Officer and President, Chief Financial Officer and Controllers. The Code of Business Conduct and Ethics is available in the "Investors" section of Axonyx's website at www.axonyx.com. If Axonyx makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code of Business Conduct and Ethics to the principal executive, financial or accounting officers, Axonyx will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE AXONYX BOARD OF DIRECTORS

        The following is the report of the audit committee of the board of directors of Axonyx with respect to Axonyx's audited financial statements for the fiscal year ended December 31, 2005, included in Axonyx's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 16, 2006. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that Axonyx specifically incorporates it by reference in such filing.

Review With Management

        The members of the audit committee reviewed and discussed the audited financial statements with certain members of the management of Axonyx.

Review and Discussions With Independent Accountants

        The audit committee of the board of directors of Axonyx met on February 28, 2006 to review the financial statements for the fiscal year ended December 31, 2005 audited by Eisner LLP, Axonyx's independent auditors. The audit committee discussed with a representative of Eisner LLP the matters required to be discussed by SAS 61. The audit committee received the written disclosures and the letter from Eisner LLP required by Independence Standards Board Standard No. 1 and has discussed with Eisner LLP its independence.

Conclusion

        Based on the above review and discussions, the audit committee recommended to the Axonyx board of directors that the audited financial statements for the fiscal year ended December 31, 2005 be included in Axonyx's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

        The audit committee of Axonyx's board of directors:

Steven B. Ratoff, Chairman Louis G. Cornacchia Steven H. Ferris, Ph.D.

REPORT OF THE COMPENSATION COMMITTEE OF THE AXONYX BOARD OF DIRECTORS

        The compensation committee of the Axonyx board of directors, which is composed of outside directors, is responsible for setting and administering the policies and programs that govern compensation. The Axonyx compensation committee was originally formed in January 1999. Prior to that time no executive compensation, other than limited consultant fees, was paid. For 2005, Axonyx's executive compensation consisted of two components: (1) an annual component, i.e., salaries, and the potential for year end bonuses, and (2) a long-term component, i.e., stock options. The compensation committee bases its decisions on executive compensation based on individual assessments of the amount of compensation required to attract individuals to fill positions in Axonyx and motivate those individuals to focus on achieving the objectives of Axonyx. The compensation committee seeks to reward the management team if Axonyx achieves its corporate objectives, and it also recognizes meaningful differences in individual performance and offers the opportunity for executives to earn rewards when merited by individual performance.

        Annual Component.    Salaries for executive officers are determined by the compensation committee with reference to the job description and a general assessment of the executive's performance, experience and potential. Year-end bonuses may be granted subject to an assessment of an executive's performance against established objectives. The compensation committee establishes these salaries annually or semi-annually, depending upon the individual.

        Long-Term Component.    The compensation committee awarded stock options or contingent stock options to its executive officers in December 2005 based on the compensation committee's assessment of the accomplishment of corporate and individual objectives. These options provide the opportunity to buy a number of shares of Axonyx common stock at a price equal to the market price of the stock on the date of compensation committee approval of the grant. These options are generally subject to a three-year vesting schedule, so that they become exercisable in annual installments during the participant's period of service with Axonyx. The compensation committee believes that, because these options gain value only to the extent that the price of Axonyx common stock increases above the option exercise price during the term of the optionee's service, management's equity participation offers a significant incentive and helps to create a long-term partnership between management/owners and other stockholders. The compensation committee believes that the grant of stock options should reflect Axonyx's success in meeting objectives established by Axonyx's board of directors, each individual officer's ability to attain such objectives and such officer's contribution towards the attainment of past objectives.

        Chief Executive Officer Compensation.    Dr. Bruinsma succeeded Dr. Hausman as Axonyx's Chief Executive Officer in March of 2005 and received a base salary for 2005 of $412,500. In setting the total compensation package of Dr. Bruinsma, the compensation committee sought to make his compensation competitive when compared with the base salary levels in effect for similarly situated chief executive officers of comparable companies and competitive with the surveyed values. As with other executive officers of Axonyx, Dr. Bruinsma did not receive a bonus in 2005 because Axonyx deferred awarding bonuses to management in 2005 to preserve capital pending its evaluation of strategic alternatives. Bonuses for 2005 and 2006 will be considered and awarded in the fourth quarter 2006. The compensation committee also strived to assure that a significant percentage of Dr. Bruinsma's total compensation package is tied to Axonyx's performance. Accordingly, in October of 2005, Dr. Bruinsma received a grant of 200,000 stock options to purchase shares of Axonyx's common stock at an exercise price of $1.05 per share, which vest ratably through 2008.

        The compensation committee has reviewed all components of Dr. Bruinsma's compensation, including base salary, annual cash bonus, long-term incentive awards, accumulated realized and unrealized stock option gains, the accumulated payout obligations under Axonyx's 401(k) and under the change of control agreement. A summary setting forth all of the components of Dr. Bruinsma's compensation was prepared and reviewed by the compensation committee as part of its annual review of Dr. Bruinsma's compensation. Based on this review, the compensation committee finds Axonyx's chief executive officer's total compensation (and in the case of a change of control, the potential payout) in the aggregate to be reasonable and not excessive.

        Compliance with Internal Revenue Code Section 162(m).    As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, Axonyx will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one calendar year. This limitation will apply to all compensation which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Amended and Restated 2000 Stock Option Plan (as well as the Second Amended and Restated 2000 Stock Option Plan), contains certain provisions which permit Axonyx, on a grant-by-grant basis, to make awards of stock options (with an exercise price equal to or greater than fair market value of the Axonyx common stock on the date of grant) that will qualify as performance-based compensation so that any compensation deemed paid in connection with those options will be excluded from the 162(m) limitation. Axonyx's 1998 Stock Option Plan does not contain provisions to qualify stock options under that plan as performance-based compensation. The compensation committee considers this among all factors taken into account when setting compensation policy and making individual compensation decisions.

        The compensation committee does not expect that the compensation paid to any of Axonyx's executive officers for 2006 will exceed the $1 million limit per officer; however, it is possible that in the future the deductibility of compensation may be limited by Internal Revenue Code Section 162(m).

        The compensation committee of Axonyx's board of directors:

Louis G. Cornacchia, Chairman Steven B. Ratoff Ralph Snyderman, M.D.

Principal Accountant Fees and Services

Audit Fees

        Aggregate fees billed for professional services rendered by Eisner LLP in connection with its audit of Axonyx's consolidated financial statements as of and for the years ended December 31, 2005 and 2004 and its reviews of Axonyx's unaudited condensed consolidated interim financial statements and for SEC consultations and filings for the years ended December 31, 2005 and 2004 were $122,000 and $153,000, respectively.

Audit-Related Fees

        The audit-related fees billed for professional services rendered by Eisner LLP for the years ended December 31, 2005 and 2004 were $93,500 and $26,500, respectively. These fees were primarily for Sarbanes-Oxley compliance.

Tax Fees

        Aggregate fees billed for professional services rendered by Eisner LLP in connection with its income tax compliance and related tax services for the years ended December 31, 2005 and 2004 were $10,000 and $11,000, respectively. These tax fees included (1) a tax return preparation fee, (2) fees related to New York City desk audit and amended return and (3) fees related to assistance with the filing of a withdrawal from Connecticut.

All Other Fees

        There were no other professional services rendered to Axonyx by Eisner LLP in 2005 or 2004.

Pre-Approval Policy

        The charter of Axonyx's audit committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for Axonyx by its independent auditor, subject to any exception permitted by law or regulation. Axonyx's audit committee pre-approved all auditing services and permitted non-audit services rendered by Eisner LLP in 2005.

Axonyx Proposal No. 7: Approval of Possible Adjournment of the Axonyx annual meeting

        If Axonyx fails to receive a sufficient number of votes to approve Axonyx Proposal Nos. 1, 2, 3 and 4 Axonyx may propose to adjourn the Axonyx annual meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Axonyx Proposal Nos. 1, 2, 3 and 4. Axonyx currently does not intend to propose adjournment at the Axonyx annual meeting if there are sufficient votes to approve Axonyx Proposal Nos. 1, 2, 3 and 4. The affirmative vote of the holders of a majority of the shares of Axonyx common stock having voting power present in person or represented by proxy at the Axonyx annual meeting is required to approve the adjournment of the Axonyx annual meeting for the purpose of soliciting additional proxies to approve Axonyx Proposal Nos. 1, 2, 3 and 4.

        THE AXONYX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AXONYX'S STOCKHOLDERS VOTE "FOR" AXONYX PROPOSAL NO. 7 TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF AXONYX PROPOSAL NOS. 1, 2, 3 AND 4.

EXECUTIVE COMPENSATION

Executive Officers

        The executive officers of Axonyx are Gosse B. Bruinsma, M.D., Chief Executive Officer, President and Chief Operating Officer (and President of Axonyx Europe BV), and S. Colin Neill, Chief Financial Officer, Treasurer and Secretary.

Summary Compensation

        The table below sets forth the aggregate annual and long-term compensation paid by Axonyx during its last three fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 to its Chief Executive Officer and each of the highest paid executive officers of Axonyx whose annual salary and bonus for fiscal year 2005 exceeded $100,000, who are collectively referred to as the "Named Executive Officers".

Summary Compensation Table

		Annual Compensation(1)						Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary		Bonus		Other Annual Compensation		Restricted Stock Award(s)	Securities Underlying Options (#)(3)
		($)		($)		($)		($)
Marvin S. Hausman, M.D. Director(2)	2005 2004 2003	$ $ $	335,042 394,375 250,000	$ $	— 200,000 175,000	$ $ $	114,151 54,376 31,719	—	— 200,000 325,000
Gosse B. Bruinsma, M.D. President and Chief Executive Officer(4)	2005 2004 2003	$ $ $	412,500 372,000 253,000	$ $	— 150,000 100,000	$ $ $	31,250 31,000 28,250	—	200,000 100,000 300,000
S. Colin Neill Chief Financial Officer, Secretary and Treasurer(5)	2005 2004 2003	$ $ $	247,500 212,000 52,000	$ $	— 100,000 10,000	$ $ $	16,989 10,000 2,915	—	50,000 50,000 210,000
Paul M. Feuerman General Counsel(6)	2005		$160,385		—		$5,743	—	150,000

(1)
No Named Executive Officer other than Dr. Hausman was paid other annual compensation in an amount exceeding the lesser of either $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer.

(2)
Axonyx reimbursed Dr. Hausman $38,517 to cover costs of maintaining an office and related support costs in Portland, Oregon. Dr. Hausman stepped down as Chief Executive Officer of Axonyx effective March 3, 2005 and as chairman of Axonyx's board or directors in September 2005. In September 2005, Axonyx entered into a one year consulting agreement with Dr. Hausman at the rate of $20,000 per month through September 15, 2006. $70,000 was paid under this agreement in 2005. Dr. Hausman received a $5,634 employer 401k matching contribution.

(3)
The number of options granted for certain Named Executive Officers in 2003 have been adjusted to include options granted in 2003 under Axonyx's 2000 Stock Option Plan which were contingent upon the January 1, 2004 increase in the number of shares reserved for issuance under the 2000 Stock Option Plan by 750,000 shares per the evergreen provision. The increase in options granted for each Named Executive Officer in 2003 due to this adjustment are as follows: Marvin S. Hausman, M.D. 125,000; Gosse B. Bruinsma, M.D. 100,000 and S. Colin Neill 93,620.

(4)
Dr. Bruinsma resides in The Netherlands and operates from the Axonyx Europe BV offices in Leiden, The Netherlands and is therefore compensated in the local currency, i.e. Euro. Dr. Bruinsma's salary for 2005 was Euro 330,000 and his expense allowance was Euro 25,000. These amounts are reflected in the table above at the average dollar/euro exchange rate of 1.25 for 2005, 1.24 for 2004, and 1.13 for 2003. Dr. Bruinsma succeeded Dr. Hausman as Chief Executive Officer of Axonyx on March 3, 2005.

(5)
S. Colin Neill became an employee of Axonyx in September 2003. Mr. Neill was reimbursed $10,000 for various business expenses including life insurance and a $6,989 employer 401k matching contribution.

(6)
Paul Feuerman received a $5,743 employer 401k matching contribution.

Option Grants in Fiscal Year 2005

        The following table sets forth certain information with respect to option grants to Axonyx's Named Executive Officers in 2005. All of the grants were made under the Axonyx 2000 Stock Option Plan. Axonyx has not granted any stock appreciation rights.

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of securities underlying Options Granted (#)	Percent of total options granted to employees in fiscal year
Name			Exercise or base price ($/Sh)	Expiration date
					5% ($)	10% ($)
Gosse B. Bruinsma, M.D.(2)	200,000	41.9%	$1.05	10/17/15	$132,068	$334,686
S. Colin Neill(3)	50,000	10.5%	$1.05	10/17/15	$33,017	$83,671
Paul M. Feuerman(4)	150,000	31.4%	$1.27	9/11/15	$119,804	$303,608

(1)
These amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten year option term. The assumed 5% and 10% rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Axonyx's estimate of the future market price of Axonyx common stock.

(2)
On October 18, 2005, Axonyx granted 200,000 incentive stock options exercisable at $1.05 per share to Gosse B. Bruinsma, M.D., with 50,000 options vesting on October 18, 2005, 2006, 2007 and 2008.

(3)
On October 18, 2005, Axonyx granted 50,000 incentive stock options exercisable at $1.05 per share to S. Colin Neill, with 12,500 options vesting on October 18, 2005, 2006, 2007 and 2008.

(4)
On September 12, 2005, Axonyx granted 150,000 incentive stock options exercisable at $1.27 per share to Paul M. Feuerman, with 37,500 options vesting on September 12, 2005, 2006, 2007 and 2008.

Aggregate Option Exercises in Fiscal Year 2005 and Year End Option Values

        The following table sets forth the number and value of unexercised options held by the Named Executive Officers as of December 31, 2005. No options were exercised by any of the Named Executive Officers in 2005.

	Number of securities underlying unexercised options at fiscal year end #	Value of unexercised in-the-money options at fiscal year end ($)(1)
Name	Exercisable/ unexercisable	Exercisable/ unexercisable
Marvin S. Hausman, M.D., Chairman & Chief Executive Officer(2)	743,750/181,250	$0/0
Gosse B. Bruinsma, M.D., President & Chief Operating Officer	650,000/275,000	$0/0
S. Colin Neill, Chief Financial Officer	195,000/115,000	$0/0
Paul M. Feurman, General Counsel	37,500/112,500	$0/0

(1)
Dollar amounts reflect the net values of outstanding stock options computed as the difference between $0.83 (the fair market value at December 31, 2005) and the exercise price of the options.

(2)
Dr. Bruinsma replaced Dr. Hausman as Chief Executive Officer of Axonyx effective March 3, 2005.

Equity Compensation Plan Information

        The following table sets forth information about the Axonyx common stock available for issuance under Axony's compensatory plans and arrangements as of December 31, 2005.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights.		(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plan approved by security holders (1)	944,100		$5.84	—
Equity compensation plan approved by security holders (2)	4,134,000		$3.60	2,689,000
Equity compensation plans not approved by security holders	242,500	(3)	$3.01

Total	5,320,600		$3.98	2,689,000

(1)
As of February 28, 2006, Axonyx has granted options to purchase an aggregate of 944,100 shares of common stock under its 1998 Stock Option Plan. As of December 31, 2005, no options are available for future grant under the 1998 plan. The plan terminated on January 15, 2003.

(2)
As of February 28, 2006, Axonyx has granted options to purchase an aggregate of 4,134,019 shares (amount rounded in table to nearest thousand) of common stock under its 2000 Stock Option Plan. The number of shares reserved for issuance pursuant to options under the 2000 Stock Option

  Plan, as amended on June 14, 2002, was increased by 750,000 shares on January 1, 2003 pursuant to an evergreen provision in the stock option plan. 318,620 options in 2003 were issued contingent upon the January 1, 2004 evergreen provision that will increase the stock option plan shares by 750,000 shares. On March 30, 2004, Axonyx amended its 2000 Plan to increase the aggregate number of shares from 3,500,000 to 7,500,000. Stockholder approval for the increase was received in June 2004.

(3)
Axonyx has granted an aggregate of 242,500 options to consultants and advisors outside of its 1998 and 2000 stock option plans.

Employment Contracts with Executive Officers and Termination of Employment and Change of Control Arrangements

        Axonyx does not have employment contracts with any of its Named Executive Officers, except as follows:

        Gosse B. Bruinsma, M.D. is Axonyx's President and Chief Executive Officer and a member of its board of directors. On September 21, 2002, Axonyx signed an employment agreement with Dr. Bruinsma under which Dr. Bruinsma agreed to serve as President of Axonyx Europe BV, a wholly owned subsidiary of Axonyx, and Chief Operating Officer of Axonyx. This agreement has been renewed and now extends through September 2006. Dr. Bruinsma's current annual base salary has been set at Euro 330,000. In addition, pursuant to the terms of his employment agreement, Dr. Bruinsma is entitled to receive Euro 25,000 each year for the reimbursement of certain anticipated expenses, including, without limitation, expenses related to the maintenance and use of a home office and personal equipment, health insurance, disability insurance, life insurance, pension distribution and auto lease premiums. The agreement also provides that if it is not renewed by Axonyx, Dr. Bruinsma is entitled to receive continued salary and benefits with undiminished terms and conditions for a six-month period. Shortly following the execution of the merger agreement and in anticipation of the merger, Axonyx elected not to renew Dr. Bruinsma's employment agreement. Consequently, Dr. Bruinsma will be entitled to receive continued salary and benefits with undiminished terms and conditions for six months following expiration of his employment agreement, or through March 21, 2007.

        In March 2004, following approval of the compensation committee of Axonyx's board of directors as well as Axonyx's board of directors itself, Axonyx entered into change of control agreements with Gosse B. Bruinsma, M.D., its President and Chief Executive Officer and a member of its board of directors, and S. Colin Neill, its Chief Financial Officer. In September 2005, Axonyx entered into a change of control agreement with Paul Feuerman, its General Counsel. Each of the change of control agreements was subsequently amended on November 30, 2005. Under these agreements, as amended, each executive will be entitled to receive certain severance benefits if his employment is terminated under either of the following circumstances:

  •
  the executive's employment is terminated by Axonyx without cause (as described below) at any time during the period from 90 days prior to the commencement or public announcement of a change of control, such as the merger, until one year after a change of control; or

  •
  the executive's employment is terminated by the executive for good reason (as described below) at any time during the one-year period immediately following the occurrence of a change of control.

        For purposes of these agreements, "cause" is generally defined to mean: (a) the executive's willful failure to perform the duties of his employment (other than as a result of the executive's incapacity due to physical or mental illness) for at least 10 days after a demand for substantial performance, (b) the executive's engaging in negligent or willful misconduct in carrying out the duties of his or her employment or conduct injurious to Axonyx or any of its affiliates, (c) the executive's conviction of, or entering a plea of guilty, nolo contendere (or similar plea) to a crime that constitutes a felony or any crime of moral turpitude, (d) the executive's directly or indirectly selling, passing on or otherwise using or disclosing without permission any confidential information of Axonyx; or (e) the executive's direct or indirect participation in business activities in competition with Axonyx.

        For purposes of these agreements, "good reason" is generally defined to mean: (a) a material diminution in the nature of the executive's authority, duties, responsibilities or status, from those in effect immediately prior to the change of control, (b) the required relocation of the executive's place of employment to a location in excess of thirty miles from his or her place of employment at the time of his termination, or (c) any substantial reduction by Axonyx in the executive's base salary, bonus opportunities, profit sharing opportunities, or other incentive opportunities from those in effect immediately prior to the change of control.

        For purposes of these agreements, a "change of control" is generally defined to mean: (a) an acquisition by any person of 50% or more of the voting power of Axonyx's securities, (b) a change in at least a majority of the members of Axonyx's current Board of Directors, (c) approval by Axonyx's stockholders of a merger, consolidation or reorganization involving Axonyx, subject to certain exceptions, a complete liquidation or dissolution of Axonyx or a sale of all or substantially all of Axonyx's assets. Stockholder approval of the merger will constitute a "change of control" for purposes of these agreements.

        In the event of an executive's qualifying termination of employment, the executive will be entitled to receive the following:

  •
  a lump sum cash payment equal to the sum of (a) 200% of the executive's highest annual base salary in effect during the one year period immediately preceding his resignation or termination, plus (b) 40% of the executive's base salary at the time of termination or resignation in the case of Dr. Bruinsma and 30% of the executive's base salary at the time of termination or resignation in the case of Messrs. Neill and Feuerman;

  •
  the right to continue participation for a one-year period in any group health plan sponsored by Axonyx in which the executive was participating on the date of his termination or resignation, at a cost to the executive equal to the amount charged by Axonyx to its then-current employees; and

  •
  the immediate accelerated vesting of all unvested options held by the executive and the lapse of all post-termination exercise period restrictions applicable to the executive's outstanding options, such that all of the executive's options shall become fully vested and shall remain outstanding and exercisable until their respective expiration dates.

        For an estimate of the value of the benefits that will become payable to Dr. Bruinsma as a result of the non-renewal of his employment agreement and an estimate of certain of the benefits that may become payable to Dr. Bruinsma and Messrs. Neill and Feuerman under the change of control agreements, please see the section entitled "Summary—Interests of Certain Directors, Officers and Affiliates of Axonyx and TorreyPines" in this joint proxy statement/prospectus.

        In addition, all options granted under the 1998 Stock Option Plan and the 2000 Stock Option Plan, including those to Axonyx's executive officers, provide for accelerated vesting upon a change of control, among other events. Stockholder approval of the merger will constitute a "change of control" for purposes of these agreements. For more information regarding the acceleration of vesting of Axonyx stock options granted to its directors and executive officers please see the section entitled "Summary—Interests of Certain Directors, Officers and Affiliates of Axonyx and TorreyPines" in this joint proxy statement/prospectus.

Axonyx's Compensation Committee Interlocks and Insider Participation

        The members of the compensation committee of Axonyx's board of directors during 2005 and through the record date were Dr. Ferris, Mr. Michael A. Griffith (until his resignation from the board in April 2005), Mr. Ratoff (since May 2005), Mr. Cornacchia and Dr. Snyderman. None of the members of the compensation committee of Axonyx's board of directors has ever been an officer or employee of Axonyx or any of its subsidiaries, nor have they had a relationship with Axonyx requiring disclosure under the applicable rules of the SEC.

PERFORMANCE GRAPH

        Set forth below is a graph comparing the cumulative total stockholder return of $100 invested in Axonyx common stock on December 31, 2000 through December 31, 2005 with the cumulative total return of $100 invested in the Nasdaq Stock Market (U.S.) Index and the Nasdaq Biotechnology Index calculated similarly for the same period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG AXOYNX INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ BIOTECHNOLOGY INDEX

MATTERS BEING SUBMITTED TO A VOTE OF TORREYPINES STOCKHOLDERS

TorreyPines Proposal No. 1: Adoption of the Merger Agreement

        At the TorreyPines special meeting and any adjournment or postponement thereof, TorreyPines stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement provides that at the effective time of the merger, merger sub will be merged with and into TorreyPines. Upon the consummation of the merger, TorreyPines will continue as the surviving corporation and will be a wholly owned subsidiary of Axonyx. The terms of, reasons for and other aspects of the merger agreement are described in detail in the other sections of this joint proxy statement/prospectus.

Required Vote

        TorreyPines cannot complete the merger unless the merger agreement is adopted by the affirmative vote of (a) the holders of a majority of the shares of TorreyPines common stock and TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis, and (b) the holders of two-thirds of the shares of TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis.

        TORREYPINES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT

TorreyPines Proposal No. 2: Approval of Name Change

        At the TorreyPines special meeting and any adjournment or postponement thereof holders of TorreyPines stock will be asked to approve the amendment to TorreyPines' certificate of incorporation attached to this joint proxy statement/prospectus as Annex I to change the name of the corporation from "TorreyPines Therapeutics Inc." to "TPTX, Inc." upon consummation of the merger. The reason for the corporate name change is that in order to permit Axonyx to change its name from "Axonyx Inc." to "TorreyPines Therapeutics, Inc.," TorreyPines must first release the name so that it will be available for Axonyx to utilize. This will allow Axonyx the ability to change its name to "TorreyPines Therapeutics, Inc." which management believes will allow for brand recognition of TorreyPines' product candidates and product candidate pipeline following the consummation of the merger.

        Insofar as Axonyx will not change its name to "TorreyPines Therapeutics, Inc." if the merger is not been completed, the proposed name change and the amendment of TorreyPines' certificate of incorporation, even if approved by the TorreyPines' stockholders at the TorreyPines special meeting, will only be filed with the office of the Secretary of State of the State of Delaware, and will therefore only become effective, if the merger is consummated.

        The affirmative vote of holders of (a) the holders of a majority of the shares of TorreyPines common stock and TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis, and (b) the holders of two-thirds of the shares of TorreyPines preferred stock outstanding on the record date and entitled to vote at the TorreyPines special meeting, voting as a single class and on an as-converted basis is required to approve the amendment to TorreyPines' certificate of incorporation to change the name "TorreyPines Therapeutics, Inc." to "TPTX, Inc."

        TORREYPINES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NAME CHANGE.

TorreyPines Proposal No. 3: Adjournment of the TorreyPines Special Meeting, if Necessary, to Solicit Additional Proxies if There are Not Sufficient Votes in Favor of the Adoption of the Merger Agreement

        At the TorreyPines special meeting and any adjournment or postponement thereof, TorreyPines stockholders will be asked to consider and vote upon a proposal to adjourn the TorreyPines special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

Required Vote

        The adjournment of the TorreyPines special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the TorreyPines special meeting.

        TORREYPINES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADJOURNMENT OF THE TORREYPINES SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

AXONYX'S BUSINESS

Axonyx Business Strategy and Drug Development Programs

        Axonyx is a biopharmaceutical company, specializing in central nervous system, or CNS, neurodegenerative diseases and disorders, engaged in the business of acquiring patent rights to clinical stage compounds, compounds with strong proof of concept data and compounds ready for proof of concept validation with convincing scientific rationale, or potentially another company with similar rights. Axonyx further develops these compounds and then seeks to out-license or partner them. Axonyx has acquired patent rights to three main classes of therapeutic compounds designed for the treatment of AD, Mild Cognitive Impairment, and related diseases. Axonyx has acquired patent rights to a class of potential therapeutic compounds designed for the treatment of prion related diseases, which are degenerative diseases of the brain that are thought to be caused by an infectious form of a protein called a prion. Prions, unlike viruses, bacteria and fungi, have no DNA and consist only of protein. Such diseases include Creutzfeldt Jakob Disease, new variant in humans, Bovine Spongiform Encephalopathy, referred to as BSE, in cows, and Scrapies disease in sheep. Axonyx has licensed these patent rights from New York University, or NYU. Axonyx also has co-ownership rights to patent applications regarding the therapeutic compound named Posiphen™ designed for the treatment of AD progression and Bisnorcymserine, or BNC, in development for the treatment of severe AD.

        Axonyx's mission is to be a leading biopharmaceutical company that develops products and technologies to treat CNS diseases and disorders. Axonyx's initial business strategy has been focused primarily on three compounds in development for AD. These are:

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  Phenserine—A symptomatic and disease progression treatment of mild to moderate AD

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  Posiphen™—A disease progression treatment for AD

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  Bisnorcymserine—A symptomatic treatment of severe AD

        Axonyx's current business strategy includes identifying and seeking to in-license potential compounds or partner with companies to expand its product development portfolio.

        Phenserine is an inhibitor of acetylcholinesterase for the potential treatment of mild to moderate AD. Acetylcholinesterase is an enzyme active in the nerve synapse that degrades the neurotransmitter acetylcholine in the brain and other tissues of the body. Acetylcholinesterase inhibitors are drugs designed to selectively inhibit acetylcholinesterase. Acetylcholine is a chemical substance that sends signals between nerve cells, called neurotransmission, and is therefore called a neurotransmitter. Neurotransmitters are secreted by neurons, or nerve cells, into the space between neurons called the synapse. Acetylcholine is a primary neurotransmitter in the brain, and is associated with memory and cognition. Inhibition of its breakdown in AD patients has been shown to improve memory and cognition.

        Posiphen™ is a compound that appears to decrease the formation of the beta amyloid precursor protein, referred to as beta-APP, and amyloid with potential applications in the treatment of AD progression. Posiphen™ is the positive isomer of Phenserine. As such, it appears to affect the messenger RNA of beta-APP as well as inhibit beta secretase whereby levels of neurotoxic beta amyloid, in preclinical animal models, are reduced.

        BNC is a butyrylcholinesterase inhibitor. Butyrylcholinesterase is found in high concentration in the plaques taken from individuals who have died from AD. Butyrylcholinesterase is an enzyme that is normally found widely in the body and butyrylcholine appears to play a relatively increasingly important role in advancing AD. Inhibition of the enzyme may prove valuable in the treatment of severe AD.

The Phenserine Development Program

        Axonyx's most advanced compound, Phenserine, selectively inhibits acetylcholinesterase, the enzyme primarily responsible for degrading acetylcholine at the synaptic gap between neurons, thus increasing the availability of this neurotransmitter. Phenserine has been shown to be a potent and selective inhibitor of this enzyme in the rat brain and increases memory and learning over a wide therapeutic dosage range in aged rats without causing toxic side effects. The compound readily enters the brain, has minimal activity in other organs outside the brain, and has a long duration of action. In preclinical studies, Phenserine was shown to have a brain to blood ratio of 10:1. Increasing the concentration of the active drug agent in the brain versus the rest of the body potentially maximizes the effects of the drug while potentially reducing peripherally mediated side effects.

        Phenserine also has been shown to have the ability to inhibit the formation of beta-APP, a large protein that is the source of the neurotoxic peptide, beta amyloid. By inhibiting the formation of beta-APP, Phenserine can decrease the presence of the soluble beta amyloid protein that is potentially deposited in the brain as amyloid plaques, apparently causing eventual neuronal cell death. These studies were conducted at laboratories at the National Institute of Aging, or NIA in human neuroblastoma cell cultures and in vivo in rodents. Studies in human neuroblastoma cell lines showed that the compound reduces the formation of beta-amyloid peptide. Neuroblastoma cell cultures are a type of cell derived from the human brain that can be grown in containers in the lab (in vitro) where they are able to reproduce and carry out many activities as if they were residing in the brain, including the synthesis and secretion of proteins such as the beta-amyloid protein which, in the human brain, can form plaques. A neuroblastoma cell culture is used to study brain cell function in a simple in vitro system, which allows testing of the ability of drugs to prevent the formation of the beta-amyloid precursor protein and secretion of beta amyloid. Additional animal studies using the transgenic mouse have confirmed these findings. The transgenic mouse is a bio-engineered animal that mimics hallmark pathologic changes that occur in the human AD brain. These results suggest that Phenserine may have the ability to slow the progression of AD in addition to providing symptomatic relief for the cognitive changes.

        In December 1999, Axonyx initiated Phase I human clinical trials for Phenserine utilizing healthy elderly patients at a U.S. research center. These Phase I safety and tolerance trials involving both single and multiple ascending doses were successfully completed in September 2000.

        In October 2001, Axonyx completed a Phase II proof-of-concept double-blind placebo-controlled clinical trial with Phenserine in AD patients. This Phase II proof-of-concept trial was designed to determine the drug's safety and possibly a trend toward efficacy in patients exhibiting mild to moderate AD. The trial included 72 patients, with 48 patients receiving two daily doses of Phenserine 10mg and 24 patients received a placebo. The safety results from the trial substantiated Phase I results indicating that the drug is safe and well tolerated. Although the trial was not of the duration necessary and did not include the number of patients required to detect statistically significant clinical improvement in efficacy, nevertheless certain memory tests showed statistically significant results while other tests showed a trend towards statistical significance.

        To date, Axonyx has conducted the following Phase III clinical trials with Phenserine: AX-CL-06/06e, AX-CL-09, AX-CL-010, as well as a Phase IIb trial, AX-CL-06a.

        Protocol AX-CL-06 was a double-blind, placebo controlled trial initiated in June 2003 comparing the efficacy and tolerability of Phenserine 10mg or 15mg twice daily doses with twice daily placebo in patients who met the diagnostic criteria for probable mild to moderate AD. Two different regimens, 10mg twice daily and 15mg twice daily, were compared with placebo in this trial. The randomization was 1:2:2 for placebo: 10mg twice daily: 15mg twice daily, respectively. Patients randomized to active treatment were started on a 5mg twice daily regimen for the first month of treatment. This was increased to 10mg twice daily for the second month of treatment. The dose was then increased to 15mg twice daily during the third through sixth months for those patients randomized to the highest dose regimen. Once a patient reached his or her target dose, it was maintained for a total treatment duration of 26 weeks. Patients who could not tolerate their target dose were discontinued. Discontinued patients were not replaced. A total of 384 patients were enrolled in the study. Of these, 377 received treatment. The remaining 7 never received drug treatment so they were excluded from the data analyses.

        The primary efficacy variables were the Alzheimer's Disease Assessment Scale-cognitive subscale, or ADAS-cog, and Clinical Interview Based Impression of Change, or CIBIC+. The Phenserine groups showed consistently greater improvement in ADAS-Cog and CIBIC+ scores than the placebo group although the differences did not achieve statistical significance.

        Protocol AX-CL-06a was a double-blind placebo controlled study of the effect of Phenserine 10mg or 15mg twice daily on cerebrospinal and plasma amyloid peptides from baseline and, at 26 weeks, initiated in June 2003. Both doses of Phenserine tended to lower the plasma levels of beta-amyloid peptides more than placebo, while beta- amyloid levels in the cerebrospinal fluid, or CSF, declined in those patients treated with placebo. This decline of amyloid levels in the CSF of untreated AD patients is consistent with historical and epidemiological data. None of the differences achieved statistical significance.

        Protocol AX-CL-06e was an open-label extension to studies AX-CL-06 and AX-CL-06a that allowed all patients who had successfully completed either trial to continue on Phenserine 15mg twice daily dose for up to an additional six months. This extension was to gather additional safety data on Phenserine treatment.

        Protocol AX-CL-09/010, initiated in the second half of 2004, was originally initiated as two identical 26-week placebo controlled trials of 450 AD patients each. During the implementation of the studies, results of Protocol AX-CL-06 became available. The results of this earlier study showed a numerical benefit of Phenserine treatment relative to placebo but failed to achieve statistical significance. Based on these results, enrollment in the two ongoing studies was halted at 255 patients in total, and the primary endpoint analysis was shortened to 12 weeks. Because the individual curtailed studies were underpowered, their data were combined and analyzed as a single trial. This was a randomized, multinational, multicenter placebo-controlled parallel-group study. Because the study was curtailed, many patients did not reach the originally scheduled 26-week end of treatment. However, all patients were allowed to complete at least 12 weeks of therapy. Patients were screened within 21 days of entry and randomly assigned to receive 10 or 15 mg of Phenserine twice daily or placebo. A titration schedule was used so that patients randomized to active treatment received 5mg twice daily for the first 4 weeks of the study followed by 10mg twice daily for 4 weeks. Patients randomized to 15mg twice daily received this dose starting in the ninth week. Treatment at the assigned doses was continued for up to 26 weeks. At the 12-week visit, patients randomized to 10mg twice daily had received this dose for approximately 8 weeks. Patients randomized to receive 15mg twice daily had received this dose for approximately 4 weeks.

        Although the study did not achieve statistical significance in its primary endpoints, a subgroup of patients, who received Phenserine 15mg twice daily, demonstrated a statistically significant benefit over placebo as measured by the ADAS-cog when treated for more than 12 weeks. Additionally, this subgroup showed a positive trend towards improvement in the CIBIC+ test, which approached statistical significance. There were no unexpected safety or tolerability concerns associated with Phenserine treatment.

        Axonyx has comprehensive data sets on Phenserine having completed extensive manufacturing scale-up, preclinical studies and taken the drug into three Phase III clinical trials for mild to moderate AD. Axonyx has determined that it will not commit further resources to these Phase III trials, and is seeking to identify strategic partners that are able and willing to commit the necessary financial resources to Phenserine's further development and marketing approval.

        On January 4, 2006 Axonyx announced that it has granted to Daewoong Pharmaceutical Company Ltd., or Daewoong, an exclusive license for the use of Phenserine in the South Korean market. Under the terms of the agreement Daewoong, at its own costs, undertakes to pursue the product development and regulatory work necessary for a NDA (or its equivalent) in South Korea with respect to Phenserine for the treatment of AD. The financial terms of the deal include royalty payments to Axonyx based on sales of Phenserine by Daewoong in the South Korean market.

        On January 31, 2006 Axonyx announced that three presentations of data on its drug development candidate, Phenserine, and one presentation of data on its drug development candidate, Posiphen™, would be made at the 9th International Geneva/Springfield Symposium on Advances in Alzheimer Therapy in Geneva, Switzerland, being held April 19-22, 2006. Phenserine has been in development by Axonyx for the treatment of mild to moderate AD and Posiphen is currently in clinical development for the treatment of AD progression.

        On February 14, 2006, Axonyx reported a statistically significant reduction compared to baseline in the plasma levels of beta-amyloid 1-42, or Aß-42, in healthy human subjects treated with Phenserine for 35 days in a previously conducted Phase I study.

        On April 19, 2006 Axonyx reported an analysis of results suggesting stabilization of total brain volume and brain parenchymal fraction of mild-to-moderate AD patients treated with Phenserine 10mg or 15mg twice daily for 26-weeks. The data was presented in its entirety as a poster in Geneva on Thursday, April 20, 2006 at the 9th International Geneva/Springfield Symposium on Advances in Alzheimer Therapy for 26-weeks.

        On April 20, 2006 Axonyx reported on data showing an increase in brain glucose metabolism and reduction of brain amyloid levels in the memory and cognition areas in brains of mild-to-moderate AD patients treated with Phenserine 15mg twice daily for 13-weeks. The data was included in an oral presentation by Prof. Dr. Agneta Nordberg, M.D., Ph.D. of the Karolinska Institute, Stockholm, Sweden, on Friday, April 21st, 2006 at the 9th International Geneva/Springfield Symposium on Advances in Alzheimer Therapy.

The Posiphen™ Development Program

        Posiphen™ is the positive isomer of Phenserine. It appears to decrease the formation of beta-amyloid with potential application in the treatment of AD progression. The build-up of beta-amyloid is generally believed to be causative of the dementia of AD and its progression. Posiphen's mechanism of action is potentially through RNA translational inhibition and possibly beta secretase inhibition. Posiphen™ has been shown to lower beta-APP and beta-amyloid levels in preclinical studies. The primary mechanism of action results in a dose dependent reduction of beta-amyloid, which may result in slowing AD progression. The initial preclinical side effect rates potentially allow for higher clinical doses. On August 1, 2005 Axonyx announced that the FDA approved its IND allowing Phase I clinical testing of Posiphen™. The first Phase I single ascending dose clinical study commenced in August 2005 and evaluated the safety of Posiphen™ in healthy volunteers.

        In January 2006, Axonyx completed a single ascending dose Phase I trial with Posiphen™. This double-blind, placebo controlled study of Posiphen™ in healthy men and women sought to establish well tolerated doses. Posiphen™ appears to be well tolerated at single doses up to and including 80mg. Blood levels of Posiphen™ associated with this study were higher than those associated with beneficial effects on beta-amyloid metabolism in animal models. The build-up of beta-amyloid, or Aß, is generally believed to be causative of the dementia of AD. No serious adverse events were reported at any dose level. We initiated a Phase I multiple ascending dose study in the first quarter of 2006.

        On April 24, 2006, Axonyx announced the results of an independent research study showing that Posiphen increased the ability of transplanted human neuronal stem cells, or HNSC, to differentiate into neurons in amyloid precurser protein transgenic mice, a model of AD in humans.

        On May 15, 2006 Axonyx announced the completion of a multiple dose Phase I study with Posiphen™ in clinical development for the treatment of AD progression. This double-blind, placebo-controlled multiple ascending dose safety and pharmacokinetic study of Posiphen in healthy volunteers sought to establish well tolerated doses. The initial review of the clinical adverse event data appears to be generally consistent with the results of the earlier single ascending dose Phase I study that suggested that the mean Posiphen blood levels associated with well tolerated doses in humans are higher than those associated with potentially beneficial effects on beta-amyloid metabolism in animal models. No serious adverse events were reported at any dose level in this second Phase I study.

        This multiple ascending-dose study examined the effects of 20, 40 and 60 mg doses of Posiphen given four times daily, for a period of 7, 7 and 10 days, respectively. On the first and last day of each dosing period one single dose of Posiphen was given. Each dose period was completed and evaluated for safety and tolerance before the next higher dose level was initiated. Each cohort was composed of a different set of 16 subjects, comprised of 12 who received Posiphen and 4 who received placebo, with equal numbers of males and females in each. The detailed safety, pharmacokinetic and pharmacodynamic analyses are ongoing.

The Bisnorcymserine Development Program

        Axonyx's butyrylcholinesterase inhibitor compounds are designed to selectively inhibit butyrylcholinesterase, an enzyme similar to acetylcholinesterase. Normally these two enzymes coexist throughout the body, with acetylcholinesterase predominating in degrading acetylcholine. In the brain of AD patients, as acetylcholinesterase levels gradually fall, there appears to be a concomitant increase in butyrylcholinesterase levels in specific nerve pathways within the cortex and the hippocampus, areas associated with AD. Like acetycholinesterase, butyrylcholinesterase degrades acetylcholine at the synaptic gap between neurons, decreasing the availability of this key neurotransmitter. This enzyme was identified as a target for inhibition in AD as it also terminates the action of the neurotransmitter acetylcholine in specific nerve pathways in regions of the brain associated with AD and is found in high concentration in amyloid plaques in the brains of AD patients. Axonyx's butyrylcholinesterase inhibitor compounds act to counter butyrylcholinesterase, thus enhancing the availability of acetylcholine, potentially improving memory and cognition. Inhibition of butyrylcholinesterase may also reduce any increased toxicity of beta-amyloid caused by the presence of butyrylcholinesterase in amyloid plaques.

        Several butyrylcholinesterase inhibitor product candidates, including BNC, have been studied extensively in preclinical studies and have been found to have many of the characteristics desirable for use in AD. Like Phenserine, these compounds have a dual mechanism of action in that, in addition to inhibiting the butyrylcholinesterase enzyme, they also inhibit the formation of beta-APP in cell culture, and in rats. These preclinical findings indicate that these butyrylcholinesterase inhibitor compounds may have an important role in preventing the formation of amyloid plaques in AD, in addition to its inhibition of butyrylcholinesterase. The compounds readily enter the brain, they have a long duration of action and are highly active in improving memory and learning in the aged rat. Currently it appears that BNC has several advantages over the other compounds in preclinical results. BNC appears to be the most potent butyrylcholinesterase inhibitor in Axonyx's patent portfolio. It has a 100-fold selectivity over acetylcholinesterase. Behavioral work shows it to improve memory in rodent models, and it reduces beta-APP in tissue cultures. BNC has three potential uses: (1) as an inhibitor of butyrylcholinesterase, (2) as an inhibitor of the production of beta-APP, thus inhibiting the formation of amyloid plaques, and (3) as an early diagnostic marker.

        BNC is a highly selective butyrylcholinesterase inhibitor. Butyrylcholinesterase is found in high concentration in the plaques taken from individuals who have died from AD. Butyrylcholinesterase appears to have an increasing role with advancing AD and its primary mechanism of action results in a dose dependent reduction of acetylcholine. The initial preclinical side effect rate potentially allows higher clinical doses. A secondary mechanism of action is associated with dose dependent reductions of beta APP and amyloid beta. BNC, the lead compound from Axonyx's butyrylcholinesterase family, is currently in full pre-IND development. A recently published article in the Proceedings of the National Academy of Science describes the underlying mechanism, in vitro and cognition results in animal models.

Other Acetylcholinesterase Inhibitors

        Axonyx has assessed certain properties of its other inhibitors of acetylcholinesterase such as Tolserine, which may ultimately prove to have certain additional advantages for use in AD, and Thiatolserine, a compound that has characteristics that may be suitable for development as a transdermal agent, one that is absorbed through a patch placed on the skin.

Other Compounds in the Axonyx Drug Portfolio

        There are other potential pharmaceutical compounds that Axonyx has patents rights to that may be further developed in the future, given sufficient financial resources.

Other Pertinent Information

        In December 2000, Axonyx incorporated Axonyx Europe BV, a wholly owned subsidiary, in The Netherlands. Gosse B. Bruinsma, M.D., currently the President and Chief Executive Officer of Axonyx, is also the President of Axonyx Europe BV. To date the majority of Axonyx's clinical development activities and a significant amount of its preclinical development activities have been carried out in Europe. The Axonyx Europe BV office manages, directs, and controls these activities. Axonyx Europe BV explores and pursues in-licensing and out-licensing opportunities for its licensed technologies and facilitates communication with its European stockholders.

        Axonyx has incurred negative cash flows from operations since its inception in 1997. Its net losses for the three fiscal years ended 2003, 2004 and 2005 were $8,106,000, $28,780,000 and $28,614,000, respectively.

        Axonyx Inc. was incorporated in Nevada on July 29, 1997. Axonyx's principal executive offices are located at 500 Seventh Avenue, 10th Floor, New York, New York 10018, and its telephone number is (212) 645-7704.

Alzheimer's Disease Overview

General

        AD is a degenerative brain disease that, with individual variations, advances from memory lapses to confusion, personality and behavior changes, communication problems and impaired judgment. Over time, AD patients become increasingly unable to care for themselves, and the disease eventually leads to death. It is estimated that more than 4 million Americans and 12 million people worldwide suffer from AD. Risk factors for the disease include age and family history. According to the Alzheimer's Association, the disease affects one in 10 persons over 65 and half of those over 85 years old are affected by the disease.

        While scientists are not completely certain of the specific causes of AD, scientific discoveries have identified important hallmarks of the disease. Two schools of thought in the scientific community have been historically divided between those that believe that the neurofibrillary tangles composed of tau protein within the nerve cells are responsible for the disease and those that believe that neurotoxic beta amyloid and the senile plaques composed of beta-amyloid protein are the cause. Both neurofibrillary tangles within brain nerve cells and extracellular senile amyloid plaques in the cholinergic nerve pathways of the brain have been linked to the death of nerve cells in AD patients. Recent research indicates that a disruption or an abnormality in beta-amyloid metabolism and the formation of amyloid plaques are most likely to be the primary causes of AD.

        According to the most widely accepted theory concerning the cause of AD, there are two important events leading to the formation of beta-amyloid plaques. The first event involves the abnormal processing of the beta-APP. In AD, beta-APP is sequentially cleaved into pieces by two enzymes, creating protein fragments, one of which is the beta-amyloid peptide. The second key event is the conversion of beta-amyloid into insoluble beta-sheets that aggregate to form insoluble fibrous masses, or fibrils. These fibrils are deposited as part of the neurotoxic amyloid plaques that appear to cause the death of neurons in the brain. The beta-amyloid protein is a protein normally found in the brain and appears to be over-produced in AD and is considered the toxic agent responsible for neuronal cell death. There are a number of strategies for preventing the formation of these amyloid plaques: (1) preventing the formation of beta-amyloid through the inhibition of the processing of its parent molecule, beta-APP, (2) inhibiting the enzymes that cleave the beta-APP, (3) removing beta-amyloid from the brain or preventing its aggregation into plaques, and (4) the disassembly of the existing amyloid plaques.

        AD is characterized by increasing cognitive impairment and progressive loss of memory. These impairments are caused, over time, by a loss of neurons of the cholinergic system of the brain and a loss of cortically-projecting neurons that connect the mid-brain with the cortical areas in the forebrain, particularly affecting brain areas associated with memory and learning. The cholinergic system is also called the parasympathetic nervous system; it is involved in nerve transmission related to memory and cognition, as well as the involuntary functioning of major organs such as the heart, lungs and gastrointestinal system. Cortically-projecting neurons are the nerve cells that connect the mid-brain to the cortical areas in the front part of the brain where nerve cells involved in memory and cognition are concentrated. In AD, the loss of these connecting nerve cells results in a reduction in the amount of the neurotransmitter acetylcholine, and the loss of mental capacity or cognition. Under normal healthy conditions, the neurotransmitter acetylcholine is produced by cholinergic neurons and released to carry messages to other cells, then broken down for reuse. The production and transmission of signals across neurons by acetylcholine is responsible, at least in part, for our memory, learning and cognitive functions. Having caused a signal to be passed from one neuron to the next, acetylcholine is subsequently broken down by an enzyme called acetylcholinesterase. In AD, the loss of these cholinergic neurons results in the decreased synthesis and availability of acetylcholine. By inhibiting acetylcholinesterase, the amount of available acetylcholine to carry messages between surviving neurons is increased, leading to improvements in memory and cognition.

        Recent research suggests that for specific nerve pathways within the brain of AD patients the presence of the enzyme butyrylcholinesterase increases relative to acetylcholinesterase. Normally these two enzymes coexist throughout the body, with acetylcholinesterase predominating in degrading acetylcholine. Butyrylcholinesterase is additionally found in many other body tissues and functions to degrade a number of drugs such as codeine. In the brain of AD patients, as acetylcholinesterase levels gradually fall there is a parallel increase in butyrylcholinesterase levels in specific nerve pathways within the cortex and the hippocampus, areas associated with AD. Like acetylcholinesterase, butyrylcholinesterase degrades acetylcholine at the synaptic gap between neurons, decreasing the availability of this key neurotransmitter. Research in cell culture studies indicates that the increase in butyrylcholinesterase activity amplifies the toxicity of beta amyloid. This enzyme was identified as a target for inhibition in AD as it also terminates the action of the neurotransmitter acetylcholine in specific nerve pathways in regions of the brain associated with AD and is found in high concentration in amyloid plaques in the brains of AD patients.

        In addition to inhibiting key enzymes associated with the neural transmission of acetylcholine in preclinical studies conducted by the National Institutes of Aging, or NIA, and other independent laboratories, the acetylcholinesterase inhibitor Phenserine, Posiphen™ and Axonyx's butyrylcholinesterase inhibitors appear to have the ability to inhibit the formation of beta-APP and to reduce levels of the beta-amyloid peptide, the primary component of amyloid plaques.

        The treatment of people with AD is a multi billion-dollar industry in the United States alone and constitutes an extremely large and continually expanding potential market with an unmet therapeutic need. Currently there are four drugs that have been approved in the United States that provide symptomatic relief for one aspect of AD, inhibition of acetylcholinesterase: Cognex (developed by Warner Lambert), Aricept (Pfizer), Exelon (Novartis) and Razadyne, formerly Reminyl (Johnson & Johnson). One of Axonyx's compounds, Phenserine, is also an acetylcholinesterase inhibitor. Unlike the other marketed compounds Phenserine has demonstrated, in preclinical testing utilizing transgenic mice, the ability to inhibit the formation of beta-APP and to reduce levels of the beta-amyloid peptide, the primary component of amyloid plaques. Axonyx's butyrylcholinesterase inhibitor product candidates attack the disease in other potentially effective ways, representing a potentially new platform technology for the treatment of AD.

        Given the complexity of the disease, and uncertainty concerning the specific mechanisms causing AD, it appears likely that a multi-drug approach to treating the disease will be utilized in the future. Axonyx believes that safe and effective drugs could potentially be prescribed in order to attack the disease through a number of different mechanisms of action.

Out-Licensed Technology

        Under a license agreement with Applied Research Systems ARS Holding N.V., or ARS, a wholly owned subsidiary of Serono International, S.A., or Serono, effective September 15, 2000, Axonyx granted to ARS a sublicense of its patent rights and know-how regarding the development and marketing of the Amyloid Inhibitory Peptide, or AIPs, and the Prion Inhibitory Peptide, or PIPs, technology which had been licensed to Axonyx under a research and license agreement with New York University, or NYU. See "Axonyx's Business—Strategic Alliances". Axonyx is negotiating a re-acquisition of those rights from ARS and an option to license, on a non-exclusive basis, certain Serono patents, technology and know-how related to AIPs and PIPs. If Axonyx exercises this option and acquires the license, it would be obligated to pay to Serono an upfront payment and under certain circumstances additional milestone payments and royalties would be due.

        In January 2006, Axonyx announced that it had granted to Daewoong an exclusive license for the use of Phenserine in the South Korean market. Under the terms of the agreement Daewoong, at its own cost, undertakes to pursue the product development and regulatory work necessary for an NDA (or its equivalent) in South Korea with respect to Phenserine for the treatment of AD. The financial terms of the deal include royalty payments to Axonyx based on sales of Phenserine by Daewoong in the South Korean market.

Competition

        Axonyx competes with many large and small pharmaceutical companies that are developing and/or marketing drug compounds similar to those being developed by Axonyx, especially in the area of acetylcholinesterase inhibitors and the amyloid cascade. Many large pharmaceutical companies and smaller biotechnology companies have well funded research departments concentrating on therapeutic approaches to AD. Axonyx expects substantial competition from these companies as they develop different and/or novel approaches to the treatment of AD. Some of these approaches may directly compete with the compounds that Axonyx is currently or is considering developing.

        In the intense competitive environment that is the pharmaceutical industry, those companies that complete clinical trials, obtain regulatory approval and commercialize their drug products first will enjoy competitive advantages. Axonyx believes that the compounds covered by its patent rights have characteristics that may enable them, if fully developed, to have a market impact.

        A number of major pharmaceutical companies have programs to develop drugs for the treatment of AD. Like Phenserine, many of these drugs are acetylcholinesterase inhibitors. Warner-Lambert (Cognex), Pfizer (Aricept), Novartis (Exelon) and, most recently, Johnson & Johnson (Razadyne®, formerly Reminyl), have marketed compounds of this type in the United States. Cognex was effectively removed from the market in 1998 due to severe side effects and Aricept (donepezil) currently dominates the market with approximately $1 billion in U.S. sales in 2003. Several other pharmaceutical companies have acetylcholinesterase inhibitors in human clinical trials. In addition, Forest Laboratories' Namenda™ (memantine HCl) was recently approved in the U.S. for the treatment of moderate to severe AD as monotherapy or in combination with donepezil, a commonly prescribed acetylcholinesterase inhibitor. Memantine has a different mechanism of action that is focused on the glutamate pathway and can potentially also be prescribed together with Phenserine and Axonyx's other product candidates in development.

        Several biotechnology companies have drugs in clinical trials that are based on a beta-amyloid approach to the treatment of AD. In addition, other small biotechnology companies appear to be pursuing studies on the amyloid inhibitory peptide approach similar in scope and direction as that which Axonyx has sub-licensed to Serono. Another company is developing ways to inhibit plaque deposition by interfering with the transporter molecules that carry beta-amyloid from the cell membrane, where it is produced from APP, to the cell exterior where the amyloid plaques are formed. Several pharmaceutical companies are working on compounds designed to block the secretase enzymes involved in beta-APP processing. Elan Pharmaceuticals, the California based subsidiary of the Elan Corporation of Dublin, Ireland, continues research and development work on a vaccine designed to cause the immune system to mount antibodies against the amyloid proteins that make up amyloid plaques. This work is in conjunction with Wyeth. This vaccine showed efficacy in genetically altered mice but Phase II human clinical trials were suspended by Elan due to the incidence of side effects in some patients.

        In the area of butyrylcholinesterase inhibition, Novartis' drug Exelon® is a dual inhibitor of both acetylcholinesterase and butyrylcholinesterase.

        Many other pharmaceutical companies are developing pharmaceutical compounds for the treatment of AD or other memory or cognition impairments based on other therapeutic approaches to the disease. These products could become competitors for, or have additive, synergistic clinical effects with one or more of Axonyx's AD targeted product candidates. Examples of those competitive approaches include pharmaceutical compounds designed to stimulate glutamate receptors involved in memory and learning, target nicotinic and muscarinic receptors to increase the release of certain neurotransmitters, activate nerve regeneration, magnify the signals reaching aging neurons from other brain cells, and to modulate GABA (a neurotransmitter) receptors.

        In the field of prions, and prion-related diseases, one company, Prionics, A.G., of Zurich, Switzerland, has a diagnostic test for animal use that is approved in Europe. Prionics is also researching the treatment of Creutzfeldt-Jakob disease, new variant, or nvCJD, in humans. Two other companies have veterinary diagnostic tests for BSE approved in the European Union and two additional companies are developing such diagnostic tests.

Government Regulation

        Regulation by governmental authorities in the United States and foreign countries is an important factor in the development, manufacture and marketing of Axonyx's proposed products. It is expected that all of Axonyx's products will require regulatory approval by governmental agencies prior to their commercialization. Human therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures by the FDA and similar regulatory agencies in foreign countries.

        Preclinical testing is conducted on animals in the laboratory to evaluate the potential efficacy and the safety of a potential pharmaceutical product. The results of these studies are submitted to the FDA as a part of an IND, which must be approved before clinical testing in humans can begin in the U.S. Typically, the clinical evaluation process involves three phases. In Phase I, clinical trials are conducted with a small number of healthy human subjects to determine the early safety profile, the pattern of drug distribution and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease to determine preliminary evidence of efficacy, the optimal dosages, and more extensive evidence of safety. In Phase III, large scale, statistically-driven multi-center, comparative clinical trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA.

        The FDA requires that all preclinical and clinical testing, as well as manufacturing of drug product, meet certain Good Practices guidelines, including Good Manufacturing Processes, Good Laboratory Practices and Good Clinical Practices. These guidelines are designed to ensure formal training, standard operating procedures, independent performance checks and measures, the accuracy, consistency, validity and completeness of the particular activity. In Axonyx's case, contract research organizations, or CROs, and academic or other sponsored research laboratories that it utilizes for its preclinical and clinical research, as well as active pharmaceutical ingredient, or API, manufacturing of pure drug product, must comply with these guidelines. Axonyx's contracted manufacturers, sponsored research labs and CROs undertake to adhere to Good Manufacturing Processes, Good Laboratory Practices and Good Clinical Practices. Axonyx selects only CROs that have a record of adherence to those standards and have internal quality assurance and control functions in place to ensure such adherence. However, no assurance can be given that these CROs will in fact completely adhere to the relevant standards in their work for Axonyx.

        The results of all of the preclinical and clinical testing are submitted to the FDA in the form of a NDA for approval to commence commercial sales. In responding to an NDA, the FDA may grant marketing approval, request additional information, or deny the application if the FDA determines that the application does not satisfy its regulatory approval criteria. Axonyx cannot assure you that approvals will be granted on a timely basis, if at all. Similar regulatory procedures are in place in most developed countries outside the United States.

Strategic Alliances

Background: Amyloid Inhibitory Peptides, or AIPs, and Prion Inhibitory Peptides, or PIPs

        In AD the conversion of beta-amyloid protein into insoluble beta-sheets that aggregate to form fibrils is a key event that leads eventually to neuronal cell death in the brains of AD patients. These fibrils are deposited as part of the neurotoxic amyloid plaques that appear to cause the death of neurons in the brain. The beta-amyloid protein is a protein normally found in the brain that is over-produced in AD.

        The AIPs, also referred to as beta-sheet breaker peptides, have been designed to block the aggregation of beta-amyloid in a competitive manner by binding to the beta-sheet form of the amyloid protein, thus preventing the formation of amyloid plaques in the brain. The beta-sheet breaker peptide is a molecule composed of naturally occurring amino acids, the building blocks of proteins, which is designed to bind to and prevent the conversion of the normal form of protein to the misshapen form that forms plaques.

        In experiments in vitro and in vivo at labs at NYU with one of the AIPs, the compound inhibited the formation of amyloid fibrils, caused disassembly of preformed fibrils and prevented neuronal cell death in cell culture. In a rat model of amyloidosis, an AIP reduced beta-amyloid protein deposition and significantly blocked the formation of amyloid fibrils. In addition, one of the AIPs has been shown to cause a significant reduction of established amyloid deposits in the brains of rats. These results indicate the potential for a drug based on the AIP technology to prevent the formation of the amyloid plaques, and to treat AD patients who already have amyloid plaques. Thus, the AIPs may not only prevent the formation of amyloid plaques in but also disassemble existing amyloid plaques.

        There is increasing evidence that prions are the infectious agents that cause BSE, nvCJD and possibly other prion-related diseases. These diseases have caused grave concern in Europe and the U.S. because of the potential for their transmission to humans through the meat supply. These fatal neurodegenerative disorders are characterized by spongiform degeneration of the brain and, in many cases, by deposits of prions into plaques. The infectivity of prions is believed to be associated with an abnormal folding of the prion protein. This folding involves a conversion of the alpha-helical form to the beta-sheet form that can be deposited in plaques in the brain.

New York University License

        On April 1, 1997 Axonyx entered into a research and license agreement with NYU pursuant to which NYU granted Axonyx an exclusive worldwide license to certain patent applications covering AIPs, PIPs and related technology, and any inventions that arose out of the research project funded by Axonyx. Aggregate milestone payments under the agreement total $525,000, with $175,000 payable once for each of one AD treatment product, one prion treatment product and one neuro-imaging product. Axonyx must pay minimum annual royalty payments to NYU in the amount of $150,000 per year beginning in 2004, through the expiration or termination of the agreement. Axonyx also undertook to comply with a development plan annexed to the agreement, that contains deadlines by which Axonyx or its sublicensee is to achieve certain development milestones, including commencing clinical trials, for an AIP and PIP compound.

        Under the research and license agreement, Axonyx is obligated to pay all patent filing, prosecution and maintenance costs. In addition, Axonyx paid NYU $25,000 upon signing the agreement in connection with patent expenses incurred prior to the signing of the agreement. Axonyx has the right to bring suit against any third party infringers and are responsible for all of its costs and expenses or those of NYU incurred in conjunction with such suit. If Axonyx is rewarded a recovery in its suit against a third party infringer, it may utilize such recovery to pay for its costs and expenses in bringing such action, and it must pay NYU a portion of any excess recovery over such costs and expenses. If Axonyx chooses not to bring such a suit, and NYU exercises its right to do so, NYU will pay the costs and expenses of such a suit against a third party infringer. NYU has the right to reimburse itself for costs and expenses incurred in such a suit out of any sums recovered, and will pay Axonyx fifty percent of the amount of such recovery in excess of NYU's costs and expenses.

        Axonyx issued an aggregate of 600,000 shares of common stock to NYU and two scientists involved in the research upon signing of the agreement. These 600,000 shares of common stock had a fair market value of $240,000 when they were issued. In addition, Axonyx granted additional shares of common stock to NYU and the two scientists pursuant to certain anti-dilution provisions relative to the shares issuance at a price of $0.001 per share. Axonyx issued an aggregate of 317,369 shares of common stock to NYU and the two scientists in 2000. Axonyx recorded accounting charges of $1,965,000 for the fair market value of 305,074 of the 317,369 shares deemed issued in 1999 and recorded accounting charges of $138,000 for the fair market value of final tranche of 12,295 shares issued in 2000 to complete the shares issuances to NYU and the two scientists.

        In addition to royalties on future sales of products developed from the patented technologies, milestone payments and patent filing and prosecution costs, Axonyx undertook to fund four years of research at the NYU School of Medicine at Dr. Blas Frangione's laboratory at a cost of $300,000 per year. That obligation ceased in the Fall of 2001, after Axonyx had paid an aggregate of $1,200,000. Under the agreement with NYU, Axonyx received an exclusive license to all inventions in the field arising from this research on the AIPs and PIPs. Axonyx did not receive notice from NYU that any inventions in the field arose out of the research project on the AIPs and PIPs.

        The patent license terminates, on a country-by-country basis, upon expiration of the last to expire of the licensed patents (June 2015 for the U.S.) or eight years from the date of first commercial sale of a licensed product in such country, whichever is later. Either party can terminate the Research and License Agreement if the other party materially breaches or defaults in the performance or observance of any of the provisions of the agreement and such breach or default is not cured within 60 days or, in the case of failure to pay any amounts due under the agreement, within 30 days after giving notice by the other party specifying such breach or default, or automatically and without further action if either NYU or Axonyx discontinues its business or becomes insolvent or bankrupt. Upon termination of the agreement all rights in and to the covered patent rights shall revert to NYU and Axonyx will not be entitled to impinge on such patent rights. Termination of the agreement would not relieve either party of any obligation to the other party incurred prior to such termination. Certain provisions of the research and license agreement will survive and remain in full force and effect after any termination, including provisions relating to confidentiality, liability and indemnification, security for indemnification, and use of the name of the other party without prior written consent except under certain circumstances.

        On October 11, 2002, Axonyx signed a fourth amendment with NYU to the research and license agreement between NYU and Axonyx dated April 1, 1997. The amendment modifies the development plan annexed to the research and license agreement regarding deadlines by which Axonyx or its sublicensee is to achieve certain development milestones, including commencing clinical trials, for an AIP compound. The amendment extends the dates by which Axonyx or its sublicensee undertakes to meet certain development and commercialization benchmarks, including the commencement of Phase I clinical trials for an AIP compound. The amendment also modifies the terms of the milestone payment provisions of the research and license agreement, delays the due date for the next development plan report and contains releases and waivers of default by NYU and Axonyx. NYU waived any past failures on Axonyx's part to develop licensed products in accordance with the schedule provided in the development plan under the research and license agreement. Axonyx had sublicensed the technology covered by the research and license agreement to ARS, a wholly owned subsidiary of Serono International, S.A.. Axonyx is negotiating a reacquisition of those rights from ARS.

CURE, LLC, Public Health Service/National Institutes of Health

        On February 27, 1997, Axonyx acquired the worldwide exclusive patent rights to Phenserine, Cymserine (a butyrylcholinesterase inhibitor), their analogs (one of a series of chemical substances of similar chemical structure) and related acetylcholinesterase and butyrylcholineserase inhibitory compounds (not including PENC or BNC) via a sublicense with CURE, LLC, referred to as CURE, from the Public Health Service, referred to as PHS, parent agency of the National Institutes of Health/National Institute on Aging, or NIH/NIA. Axonyx has periodically sponsored some of the researchers at the NIH/NIA facilities involved in fields of research related to the licensed patent rights.

        Under the license agreement, Axonyx agreed to pay royalties to CURE of up to 3% of the first $100 million and 1% thereafter, of net product sales of, and sub-licensed royalties on, products developed from the patented technologies. Axonyx also agreed to pay an upfront fee in the amount of $25,000, milestone payments aggregating $600,000 when certain clinical and regulatory milestones are reached, and patent filing and prosecution costs. Axonyx has been paying minimum annual royalty payments of $10,000 since January 31, 2000, which will increase to $25,000 per year on commencement of sales of the product until the expiration or termination of the agreement. Any royalty payments made to CURE shall be credited against the minimum payments. Four patents have been issued in the United States.

        Certain pass through provisions from the license agreement between CURE and the PHS are contained in Axonyx's license agreement with CURE and are binding on Axonyx as if it was a party to the license agreement with PHS. Those provisions cover certain reserved government rights to the licensed patents, preparation, filing, maintenance and prosecution of the licensed patents, obligations to meet certain benchmarks and perform a commercial development plan, manufacturing restrictions, as well as indemnification, termination and modification of rights. PHS reserves on behalf of the U.S. government or any foreign government or international organization pursuant to any existing or future treaty or agreement with the U.S. government an irrevocable, nonexclusive, nontransferable, royalty free license for the practice of all inventions licensed pursuant to the license agreement between CURE and PHS for research or other purposes. Prior to the first commercial sale Axonyx must provide PHS with licensed products or material for PHS's use. After making the first commercial sale of licensed products until expiration of the agreement, Axonyx must use its reasonable best efforts to make the licensed products and processes reasonably accessible to the U.S. public. PHS reserves the right to terminate or modify the license agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations. Axonyx is also obligated, under these pass through provisions, to manufacture licensed products substantially in the U.S., unless a written waiver is obtained in advance from PHS. Axonyx undertook to develop and commercialize any licensed products covered by the patents pursuant to a commercial development plan contained in a pass through provision from the CURE-PHS license agreement. If Axonyx fails to cure non-compliance with the commercial development plan after notice from CURE within a reasonable period of time, it could be in material breach of the agreement.

        Under the pass through provisions from the license agreement between CURE and PHS, PHS is primarily responsible for the preparation, filing, prosecution and maintenance of the patents covered by the license agreement. Pursuant to its agreement with CURE, Axonyx has assumed full responsibility for the preparation, filing, prosecution and maintenance of the covered patents, and has reimbursed CURE for its patent expenses as part of the $25,000 up front fee. Axonyx has the right to pursue any actions against third parties for infringement of the patents covered by its license agreement with CURE. Upon the conclusion of any such infringement action Axonyx may bring, it is entitled to offset unrecovered litigation expenses incurred in connection with the infringement action against a percentage of the aggregate milestone payments and royalties owed to CURE. In the event that fifty percent of such litigation expenses exceed the amount of royalties is payable by Axonyx, the expenses in excess may be carried over as a credit on the same basis into succeeding years. A credit against litigation expenses will not reduce the royalties due in any calendar year to less than the minimum annual royalty. Any recovery Axonyx makes in such an infringement action shall be first applied to reimburse CURE for royalties withheld as a credit against litigation expenses and Axonyx may utilize the remainder to pay for its litigation expense. Any remaining recoveries will be shared equally by Axonyx and CURE.

        The reversionary rights provision of the license agreement sets certain deadlines by which Axonyx is to achieve certain development milestones, including commencing clinical trials, for Phenserine. If Axonyx fails to comply with the development benchmarks set forth in the reversionary rights provision, or the commercial development plan, or pay the required penalty fees, then all rights to the patents may, at CURE's election, revert to CURE, and the agreement will terminate. In addition, Axonyx has the right to terminate the agreement with 60 days notice without cause. Either party may terminate the agreement upon cause, if the other party materially breaches or defaults in the performance of any provision of the agreement and has not cured such breach or default within 90 days after notice of such breach or default, or if either party discontinues its business or becomes insolvent or bankrupt. Unless terminated first, the license terminates upon the last to expire of the licensed patents (November 2013 in Europe, extendable to November 2018 under EU Regulation (EEC) 1768/92).

        On May 27, 2002, Axonyx signed an amendment letter with CURE that amends the license agreement between Axonyx and CURE dated February 27, 1997. The amendment modifies the reversionary rights provision of the license agreement regarding deadlines by which Axonyx is to achieve certain development milestones, including commencing clinical trials, for Phenserine. The amendment extends the dates by which reversionary rights arise if Axonyx fails to meet certain development benchmarks, including the commencement of Phase III clinical trials for Phenserine. On July 11, 2002, PHS signed an amendment to the patent license agreement between PHS and CURE dated January 31, 1997, which, among other things, amends the commercial development plan and benchmark provisions of the original agreement and extends the dates by which CURE or its sublicensee Axonyx is required to commence clinical trials for Phenserine and file an NDA for Phenserine. Axonyx is negotiating a further amendment of those provisions and dates.

Marketing and Sales

        Axonyx does not intend to directly manufacture or market any products it may develop. Axonyx intends to license to, or enter into strategic alliances with, larger pharmaceutical and veterinary companies that are equipped to manufacture and/or market its products, if any, through their well developed distribution networks. Axonyx may license some or all of its worldwide patent rights to more than one company to achieve the fullest development, marketing and distribution of its products, if any.

Patents, Trademarks, and Copyrights

        Axonyx is substantially dependent on its ability to obtain patents, proprietary rights, and operate without infringing on the proprietary rights of third parties. Axonyx's policy is to file and/or prosecute patent applications to protect technology, inventions, and improvements that it considers important to its business and operations. Axonyx or its licensors or collaborators have filed patent applications on products and processes relating to its lead compounds, Phenserine, Posiphen™, and BNC, as well as other technologies and inventions in the United States and in certain foreign countries. Axonyx intends to file additional patent applications, when appropriate, relating to improvements in these technologies and other specific products and processes. Axonyx plans to vigorously prosecute, enforce, and defend its patents and other proprietary technology, although it recognizes that the scope and validity of patents is never certain. Obtaining and maintaining its patent position is costly. Axonyx pays for the filing, prosecution and maintenance of over 150 patents and patent applications in countries around the world, including the U.S., Europe, Japan, Canada, Australia, New Zealand and South Korea. In the U.S. alone, Axonyx has rights in 10 issued patents.

        In February of 1997, CURE granted Axonyx an exclusive license to certain patents and patent applications relating to the development and commercialization of Phenserine. Under this license agreement Axonyx has to achieve specified benchmarks and upon receipt of marketing approval for Phenserine, to pay royalties based on the net sales. This license terminates upon expiration of the last to expire of the licensed patents (September 2011 in the U.S., extendable through 2016 under the Patent Term Restoration Act of 1984).

        Axonyx and the NIH jointly own rights in patent applications directed to the use of Posiphen™ to reduce ß-amyloid protein levels and treat the underlying pathology of AD. These patents expire in March of 2022.

        Axonyx and the NIH jointly own rights in issued patents and patent applications directed to butyrylcholinesterase inhibitors, including BNC, and methods of treating cognitive disorders. These patents expire in July of 2018.

        Co-ownership of a patent based on co-inventorship in the United States means that each co-inventor presumptively owns a pro-rata undivided interest in the whole patent, and has the unilateral right to exploit the patent without the consent of and without accounting to the other owners. None of the co-inventors can unilaterally grant exclusive rights to the patent to another party, nor can any co-inventor prosecute an infringement action without joining the other co-inventors. Ownership laws may vary in other countries.

        Others may independently develop similar products or processes to those developed by Axonyx, and design around any products and processes covered by Axonyx's patents. Defense and enforcement of Axonyx's intellectual property rights can be expensive and time consuming, even if the outcome is favorable to Axonyx. It is possible that patents issued to or licensed to Axonyx will be successfully challenged, that a court may find that Axonyx is infringing validly issued patents of third parties, or that Axonyx may have to alter or discontinue the development of its products or pay licensing fees to take into account patent rights of third parties.

        In April of 1997, NYU granted Axonyx an exclusive license to certain patents and patent applications. Pursuant to an intellectual property agreement, an additional patent application in this technology was assigned to Axonyx. These patents and patent applications relate to beta-breaker peptide analogs capable of inhibiting the formation of amyloid or amyloid-like deposits (AIPs and PIPs). Axonyx sublicensed this technology to ARS. See "Axonyx's Business—Out-Licensed Technology".

        Axonyx filed a U.S. trademark application for "POSIPHEN" and also has filed foreign trademark applications.

        Axonyx has not filed for any copyright protection to date.

Employees

        Axonyx currently has six full time employees, two of whom are in administration, one of whom is involved in both management and research and development and three of whom are involved in management.

Properties

        During 2005, Axonyx's operations were conducted from its offices in New York, New York, Stevenson, Washington and Salt Lake City, Utah. Axonyx leases approximately 1,014 square feet of office space in New York on a three month renewable basis at a rental rate of $12,400 per month. Axonyx leases approximately 300 square feet of office space in Salt Lake City, Utah, on a month to month basis at $1,100 per month for patent counsel. Since September 2005, Axonyx has not maintained an office in Stevenson, Washington.

        Axonyx Europe BV, a wholly owned subsidiary of Axonyx Inc., rents approximately 650 square feet of office space in Leiden, The Netherlands, on a month to month basis at a rental rate of Euro 550 per month.

Legal Proceedings

        Several lawsuits were filed against Axonyx in February 2005 in the U.S. District Court for the Southern District of New York asserting claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder on behalf of a class of purchasers of the Axonyx's common stock during the period from June 26, 2003, through and including February 4, 2005, referred to as the class period.

Dr. Marvin S. Hausman, M.D. a director and former Chief Executive Officer of Axonyx, and Dr. Gosse B. Bruinsma, M.D. Axonyx's Chief Executive Officer were also named as defendants in the lawsuits. These actions were consolidated into a single class action lawsuit in January 2006. On April 10, 2006, the class action plaintiffs filed an amended consolidated complaint. Axonyx filed its answer to that complaint on May 26, 2006. Axonyx's motion to dismiss the consolidated amended complaint was filed on May 26, 2006 and will be submitted to the court for a decision following the parties' filing of their legal briefs.

        The class action plaintiffs allege generally that Axonyx's Phase III Phenserine development program was subject to alleged errors of design and execution which resulted in the failure of the first Phase III Phenserine trial to show efficacy. Plaintiffs allege the defendants' failure to disclose the alleged defects resulted in the artificial inflation of the price of the Axonyx's shares during the class period.

        There is also a shareholder derivative suit pending in New York Supreme Court, New York County, against current and former directors and officers of Axonyx. The named defendants are Marvin S. Hausman, M.D., Gosse B. Bruinsma, M.D., S. Colin Neill, Louis G. Cornacchia, Steven H. Ferris, Ph.D., Gerard J. Vlak, Ralph Snyderman, M.D. and Michael A. Griffith. Defendants are alleged to have breached their duties to Axonyx and misused inside information regarding clinical trials of Phenserine. This action has been stayed pending further developments in the federal class action.

        The complaints seek unspecified damages. Axonyx believes the complaints are without merit and intends to defend these lawsuits vigorously. However, Axonyx cannot make assurances that it will prevail in these actions, and, if the outcome is unfavorable to Axonyx, its reputation, operations and share price could be adversely affected.

Web Site Access to SEC Filings

        Axonyx maintains an Internet website at www.axonyx.com. Axonyx makes available free of charge on its Internet website its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Axonyx electronically files such material with, or furnishes it to, the SEC. The public may also read and copy any materials that Axonyx files with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

TORREYPINES' BUSINESS

Overview

        TorreyPines discovers and develops novel small molecules to treat diseases and disorders of the central nervous system, or CNS, including migraine, chronic pain, and Alzheimer's disease, or AD. Through its in-house discovery programs and strategic in-licensing, TorreyPines has built a promising pipeline of five product candidates, including tezampanel, an AMPA/kainate, or AK, receptor antagonist that has successfully completed five Phase IIa trials for pain indications, and NGX267, an oral muscarinic receptor agonist in Phase I studies for the treatment of both the symptoms and progression of AD. TorreyPines believes that its proprietary product candidates, experienced management team, discovery operation, and in-depth focus on CNS diseases and disorders provide it with a competitive advantage in building a premier CNS biopharmaceutical company.

Migraine and Chronic Pain Product Candidates

        TorreyPines' migraine and chronic pain franchise is comprised of two AK receptor antagonists, tezampanel and NGX426. AK receptors are part of the biological pathway that transmits pain signals. Tezampanel and NGX426 work by selectively binding to three AK receptors to block the transmission of pain signals. As opposed to other migraine and chronic pain treatments such as triptans, COX-2 inhibitors, and opioids, tezampanel and NGX426 do not constrict blood vessels, affect body systems external to the CNS, or interact with opioid receptors.

        TorreyPines is developing tezampanel and NGX426 as treatments for migraine, a form of chronic pain. In characterizing migraine as a chronic, albeit intermittent, pain disorder, TorreyPines intends to introduce a new paradigm to treat migraine that may not only relieve the acute pain, but also address underlying mechanisms that precipitate the migraine. TorreyPines believes that tezampanel and NGX426 are first-in-class treatments for migraine and chronic pain that potentially will have the following product profile:

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  Comparable efficacy to morphine and other prescription pain relievers;

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  Improved safety profile relative to morphine and other prescription pain relievers, including, theoretically, no physical dependence; and

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  Ability to address central sensitization, an underlying component of chronic pain states including migraine.

        Tezampanel, the lead AK antagonist, has been studied in two Phase I and five Phase IIa clinical trials. The Phase IIa studies were double-blind, placebo-controlled trials that evaluated the safety and efficacy of tezampanel in validated proof of concept models for migraine, post-operative pain, and neuropathic pain. In all of these studies, tezampanel was shown to be more effective than placebo. TorreyPines intends to initiate a Phase IIb study of tezampanel, administered subcutaneously, or by injection under the skin, to subjects with migraine in the second half of 2006.

        NGX426, TorreyPines' second compound for pain, is an orally administered form of tezampanel. In June 2006, TorreyPines filed an IND for NGX426 with the FDA and, in August 2006, TorreyPines initiated a Phase I study. TorreyPines intends to develop NGX426 initially as a treatment for migraine with additional development targeted toward chronic pain conditions such as neuropathic pain.

Alzheimer's Disease Product Candidates

        TorreyPines' has three product candidates, NGX267, NGX292, and NGX555, in development which may represent a new generation of therapies that are intended to target the disease mechanism underlying AD, the most common form of dementia in the elderly. Current treatments only improve the symptoms of AD and do not prevent the disease from progressing and worsening. TorreyPines believes that its AD compounds may represent promising new therapies as disease modifying agents that not only treat the symptoms of AD but may also delay the onset or slow the progression of AD.

        The primary mechanism of action of TorreyPines' three product candidates for AD is the reduction of toxic plaques, or deposits, in the brain. This mechanism is based on the amyloid hypothesis, which implicates these plaques as a significant cause of AD. These plaques contain a peptide, or a small fragment of protein, called amyloid b, or Ab42, which is believed to contribute to the onset and progression of AD. Many researchers believe that drugs that lower the level of the Ab42 peptide represent promising disease modifying therapies for AD.

        NGX267, TorreyPines' most advanced compound in development for AD, is an orally administered muscarinic agonist that has completed two Phase I single dose studies. In animals, NGX267 has been shown to prevent formation of toxic plaques, to lower brain and plasma levels of Ab42, the primary component of the plaques, and to improve behavioral symptoms. TorreyPines currently expects to initiate a Phase I multiple dose study of NGX267 by mid-2007.

        NGX292, a follow-on muscarinic agonist, is a metabolite of NGX267 and has a mechanism of action similar to NGX267. NGX292 is currently in preclinical testing and may be developed to treat both the symptoms of AD as well as to modify the progression of the disease.

        NGX555, a gamma-secretase modulator, was discovered at TorreyPines and is currently in preclinical testing. NGX555 is the lead compound in a series of potent compounds that reduce levels of Ab42. NGX555 is being developed to delay the onset or to slow the progression of AD.

Alzheimer's Disease Discovery Programs

        TorreyPines has two drug discovery programs, both undertaken in collaboration with Eisai Co., Ltd., a leader in AD research. These programs focus on discovering and validating novel molecular targets and small molecules for AD.

Gamma-secretase Modulator Program

        The gamma-secretase modulator program is rooted in the amyloid hypothesis as a cause of AD. The goal of this program is to identify novel small molecules that lower levels of Ab42, the primary component of the toxic plaques found in the brain of patients with AD. In doing so, TorreyPines intends to discover and develop therapies that not only provide symptomatic relief but also potentially modify the course of AD. The lead compound in this program, NGX555, was advanced into preclinical development in 2006.

Alzheimer's Disease Genetics Research

        TorreyPines' genetics research integrates human genetic mapping, genomics, and bioinformatics. With data suggesting that up to 80% of cases of AD may be inherited, TorreyPines' program represents one of the most comprehensive efforts to date to identify the complete set of genes responsible for AD. The goal of the program is two-fold: to provide new targets for drug discovery and to identify methods to reliably predict and diagnose AD. TorreyPines' researchers have identified or validated three genes and a number of gene candidates are in the experimental validation stage.

Business Strategy

        TorreyPines' mission is to discover, develop and commercialize important new therapies to treat patients suffering from migraine, chronic pain, and AD. Key aspects of TorreyPines' strategy include the following:

Focus on treatments for CNS diseases and disorders.

        TorreyPines has established an intellectual critical mass in CNS drug development by attracting management and researchers experienced in the field of CNS diseases and disorders and through a long-standing collaboration with Eisai. Combining this intellectual capability with its CNS-focused pipeline and the operational and technological expertise of its senior team, TorreyPines believes it can identify and cost-effectively develop and commercialize new and meaningful CNS therapies.

Maintain a balanced and diversified CNS portfolio with respect to development time and risk

        TorreyPines intends to maintain a balanced portfolio of CNS product candidates, taking into account overall development time and risk, to optimize the time to value-creation. TorreyPines' product candidates for migraine have demonstrated positive Phase IIa results and have a shorter development timeline when compared to product candidates for the treatment of AD, which represent longer term opportunities. TorreyPines believes that this diversified approach to development, potentially supplemented by in-house discovery and strategic product acquisitions, will position it well to maximize value in the near term while sustaining long term growth.

Pursue broad market opportunities.

        TorreyPines plans to establish its pain franchise by developing tezampanel and the oral prodrug, NGX426, initially as treatments for migraine. After the product is approved for migraine, TorreyPines intends to develop NGX426 for neuropathic pain to access the broader market of chronic pain therapies. In addition, preclinical and clinical data suggest that both tezampanel and NGX426 have the potential to be effective across a wide range of therapeutic applications both within and extending beyond the area of chronic pain.

        TorreyPines intends to develop its muscarinic agonist compounds, NGX267 and NGX292, for symptomatic improvement of AD as well as disease modification. In doing so, these products potentially could be developed for use not only in patients with mild to moderate AD, but also for use by the larger and growing segment of the population with mild cognitive impairment, a memory disorder that is considered a precursor of AD.

Access new product candidates through in-house discovery efforts and strategic product acquisitions.

        TorreyPines believes that its in-house discovery operation is a critical component in fulfilling its mission to deliver important new CNS therapies to patients. In addition to internally growing TorreyPines' product candidate pipeline, its discovery operations reinforce a corporate culture of innovation and leading-edge science that TorreyPines believes will attract highly accomplished scientists. Supplementing these discovery operations, TorreyPines may pursue additional product candidate acquisitions and in-licenses.

Establish strategic alliances to maximize the commercial potential of TorreyPines' product candidates.

        To succeed in creating long-term value and in delivering meaningful new therapies to patients, TorreyPines intends to advance its compounds to key value points, such as early proof of concept, and then selectively enter into strategic alliances. These alliances are intended to fund expensive, late stage development programs in chronic pain and AD as well as to provide the large sales forces needed for commercialization. TorreyPines believes this approach will yield alliances with attractive valuations while providing needed assistance for development and commercialization of its product candidates.

Attract, retain, and develop world-class scientists, drug developers, and management.

        TorreyPines believes that its employees and the culture in which they operate provide the platform for building and sustaining its competitive advantage. Of TorreyPines' 44 employees, approximately 34 are engaged in research and drug development; of those, 19 have Ph.D. or M.D. degrees, and more than half of TorreyPines' total employees have advanced degrees. In addition, TorreyPines' senior management team has extensive and recognized track records in CNS drug development. Prior to joining TorreyPines, key scientific and management personnel of TorreyPines were directly involved in the development of Exelon® for AD, Maxalt® for migraine, and Stadol® for pain.

Product Development Programs

        TorreyPines' product development efforts focus on treatments for diseases and disorders of the CNS. Within the broad CNS therapeutic category, TorreyPines is currently concentrating its efforts in two main areas: chronic pain, including migraine, and AD.

        TorreyPines' current product development programs are illustrated in the following chart:

Product Candidate	Trageted Indication	Development Status	Commercial Rights
Tezampanel	Migraine	Phase II	TorreyPines
NGX426	Migraine, Chronic Pain	Phase I	TorreyPines
NGX267	Alzheimer's disease	Phase I	TorreyPines
NGX292	Alzheimer's disease	Preclinical	TorreyPines
NGX555	Alzheimer's disease	Preclinical	TorreyPines

        In the above table, preclinical development means that the product candidate is undergoing studies, including animal toxicology studies performed under Good Laboratory Practice conditions, that are required for filing an IND with the FDA or a comparable application with other regulatory agencies to allow human clinical studies. Clinical trials typically are conducted in sequential phases, but the phases may overlap. In Phase I, the initial introduction of the drug into human subjects, the drug is usually tested in healthy volunteers for safety and, as appropriate, for absorption, metabolism, distribution and excretion. Phase II usually involves studies designed to identify doses of the drug that result in suitable efficacy, safety and tolerance in patients with the targeted disease or disorder. Often, Phase II begins with a Phase IIa study to determine preliminary efficacy, or proof of concept. Phase IIa studies usually involve testing one dose of the drug in a limited number of patients. Phase IIb studies are typically conducted in a larger sample of the defined population to determine if one or more dose strengths are effective in treating the targeted disease or disorder.

Migraine and Chronic Pain Product Candidates

        TorreyPines intends to establish a pain franchise initially in migraine. Tezampanel, the lead product candidate, is an AK receptor antagonist, given subcutaneously, which has successfully completed Phase IIa studies in migraine and in select chronic pain indications. NGX426 is an orally administered form of tezampanel that entered Phase I testing in August 2006. Because NGX426 is an oral formulation, in addition to migraine, TorreyPines intends to develop NGX426 for neuropathic pain and potentially other chronic pain indications as follow-on indications. Tezampanel and NGX426 were in-licensed from Eli Lilly in 2003.

Pain Transmission

        Understanding pain and the mechanism of pain transmission is central to developing drugs that control or eliminate pain. Pain can occur from injury, a disorder such as migraine, a disease process such as arthritis, or as a predictable response to an event such as surgery. Regardless of cause, pain is initially detected at the site of injury by pain receptors. These receptors are nerve cells that recognize and transmit pain signals along biological paths, called pain transmission pathways. These pathways begin at the injured site, proceed through the spinal cord, and end in the brain where the pain message is received.

        The transmission of pain signals between nerves involves stimulating a variety of receptors and transmitters, called neurotransmitters, in the CNS. Glutamate is the most abundant excitatory neurotransmitter and it has been implicated in pain transmission and perception. AMPA/kainate, or AK, receptors are subtypes within the glutamate system. AMPA receptors, especially the GluR1 and GluR2 receptors, are active in chronic pain states and a kainate receptor, GluR5, is stimulated during pain transmission. Pharmacologically, AK receptor antagonists such as tezampanel and NGX426, selectively block transmission of pain signals that are mediated through the activation of glutamate, and, in doing so, potentially interrupt a process called central sensitization.

Central Sensitization

        The body responds to pain in two stages, acute and secondary, and the AK receptors play key roles in both stages. In an acute response, the AK receptors immediately transmit pain signals from the damaged tissue to the brain. In a secondary response, initiated by repetitive stimulation of the AK receptors, such as in chronic pain conditions, a process called central sensitization is triggered that results in increased pain signaling to the brain. In central sensitization, the body develops a memory for pain that alters subsequent responses to both painful and normally non-painful stimuli. In contrast to activation and deactivation of the pain pathway as a normal adaptive response, continued activation of the pain pathway can produce long-term changes in the CNS. Clinically, central sensitization can be manifested by exaggerated and painful responses to stimuli such as temperature, sound, and touch. Central sensitization is considered to be a key component of many persistent or recurring pain syndromes including migraine and chronic neuropathic pain.

A New Treatment Paradigm for Migraine

        Despite being a common disorder, the biological cause of migraine is poorly understood. Until recently, the prevailing theory of the cause of migraine was dilation of the blood vessels in the brain, referred to as vasodilation, that results in increased blood flow. Currently prescribed treatments for migraine such as ergotamines and triptans support this theory because they work by constricting blood vessels. These types of drugs that reduce vasodilation are only effective in relieving the pain and the accompanying symptoms of the current migraine attack. None of these drugs address other biological mechanisms that may initiate, aggravate, prolong or increase the frequency of migraines.

        It has been hypothesized that vasodilation may not be the sole cause or even the initiating cause of a migraine. An emerging theory now characterizes migraine as a chronic neurological disorder of the brain, in which vascular changes are secondary to other changes in the brain. This new theory suggests that a migraine is triggered by the release of excessive amounts of glutamate in the brain which stimulates AK receptors and leads, in turn, to the transmission of pain signals along the pain pathway. It is believed that in successive migraine attacks, repetitive stimulation of AK receptors initiates the central sensitization process. In the migraine patient, central sensitization is manifested as increased sensitivity to light, sound, touch, or temperature, which worsens during the migraine and in subsequent migraines.

        The 2005 American Migraine Prevalence and Prevention, or AMPP, study, sponsored by the National Headache Foundation, estimated that there are approximately 30 million people who suffer from migraines in the United States, with fewer than half that number seeking treatment. Since 1992 when Imitrex®, the first triptan and market leader, was introduced, a number of new products have entered the $2 billion U.S. market for prescription medicines for migraine. However, there has been no drug with a new mechanism of action introduced in the migraine market in over a decade. The AMPP study also confirmed that, despite the number of drugs available to treat migraines, large numbers of migraine sufferers are not getting adequate treatment or the relief they need.

        In viewing migraine as a neurological disorder that is characterized by chronic, albeit intermittent, pain, TorreyPines intends to introduce a new paradigm to treat migraine. TorreyPines believes that tezampanel and NGX426, by selectively binding to AK receptors GluR1, GluR2, and GluR5, will block the transmission of pain signals mediated through the activation of glutamate and interrupt the central sensitization process, thus potentially reducing the frequency or severity of subsequent attacks. In addition, unlike triptans and ergotamines, tezampanel and NGX426 do not constrict blood vessels and, theoretically, there should be no restrictions on their use in patients with hypertension, peripheral vascular disease, coronary artery disease, and cerebrovascular disease.

Tezampanel Clinical Hypothesis

        Preclinical and clinical data suggest that tezampanel has the potential to be effective across a wide range of therapeutic applications both within and extending beyond the area of chronic pain. Tezampanel was shown to be efficacious in validated preclinical models of persistent pain, epilepsy, cerebral neuroprotection, generalized anxiety disorder, and muscle spasticity and rigidity secondary to spinal cord injury. In double-blind, placebo-controlled, Phase IIa studies, tezampanel was statistically superior to placebo in relieving low back pain and pain from spinal cord trauma, migraine, and post-operative pain. The Phase IIa study in the treatment of migraine demonstrated that tezampanel was more effective than placebo, and similarly as effective as subcutaneous Imitrex®, in relieving pain and in treating the typical symptoms of migraine including nausea, vomiting, and sensitivity to light and sound. In this proof of concept study, tezampanel was nominally better tolerated than Imitrex® although the small number of patients provided limited data for this comparison. This proof of concept study validated the experimental premise that tezampanel, a compound which does not constrict blood vessels, relieves migraine pain and interrupts the initiation of central sensitization through a novel mechanism that potentially addresses the underlying cause of migraine.

Tezampanel and NGX426 Development Status

        TorreyPines is currently developing tezampanel given by subcutaneous administration. In June 2005, TorreyPines amended the original IND submitted by Eli Lilly and initiated a Phase I single dose pilot study of tezampanel given subcutaneously to healthy adult males. Shortly after study initiation, the FDA advised TorreyPines that it had some questions about the data in the IND and placed the IND on clinical hold. TorreyPines terminated the ongoing Phase I study and promptly submitted a formal response to the FDA's questions. The FDA subsequently released the clinical hold.

        In November 2005, TorreyPines initiated a second Phase I single dose, placebo-controlled, dose-escalation study of tezampanel in healthy adult males. The goal of the study was to evaluate the safety and tolerability, to identify the maximum tolerated single dose, and to characterize the pharmacokinetics of single doses of tezampanel given by subcutaneous injection. This study concluded in May 2006 with 110 healthy male adults enrolled, with 88 subjects exposed to tezampanel. The maximum tolerated dose was determined to be a 100 mg single dose. At all doses up to and including 100 mg the drug was well tolerated. Preliminary results of this study were presented to the FDA during a pre-IND meeting for NGX426 in May 2006.

        TorreyPines intends to initiate a Phase IIb, dose ranging study of tezampanel, given subcutaneously, in patients who suffer migraines in the second half of 2006. The study is planned as a four arm, dose-ranging study to evaluate three doses of tezampanel compared to placebo. The total sample size is estimated to be approximately 300 subjects.

        NGX426, the oral prodrug of tezampanel, is entering Phase I. In June 2006, TorreyPines filed an IND with the FDA and, in August 2006, TorreyPines initiated a first-in-human study.

Alzheimer's Disease Product Candidates

        TorreyPines has three product candidates that are being developed to treat AD. Two of these candidates, NGX267 and NGX292, are muscarinic agonists that may be developed to treat the symptoms of AD as well as to delay the onset or to slow the progression of the disease. NGX267 has completed two Phase I single dose studies, and NGX292, a metabolite of NGX267, is in preclinical testing. The third product candidate, NGX555, is a gamma-secretase modulator in preclinical testing that is also being developed to treat the progression of AD.

        AD, the major cause of dementia in the elderly, is a chronic neurodegenerative disorder. According to the Alzheimer's Association, an estimated 4.5 million Americans have AD, including 1 in 10 people over 65 and nearly half of those over 85. The report further states that, between 1980 and 2000, the number of Americans with AD has more than doubled and by 2050 the number of individuals with AD could range from 11-16 million Americans. The characteristic signs and symptoms of AD are gradual and characterized by a progressive decline in memory, problems with reasoning, difficulty in learning, and loss of language skills as well as secondary impairments in affect, behavior and basic activities of daily living.

        It has long been hypothesized that the cause of AD lies in the build up of protein deposits, referred to as amyloid plaques, in the brain. When examined after death, the major pathological finding with respect to AD is the abundance of these amyloid plaques in key areas of the brain that control memory and cognition. The plaques are largely comprised of aggregations of a peptide referred to as amyloid ß, or Aß peptide. There is considerable evidence that the 42- variant of Ab, referred to commonly as Ab42, plays a significant role in the cause of AD, thus forming the basis of the amyloid hypothesis. This hypothesis suggests that reducing brain levels of Ab42 should prevent the deposit of the amyloid plaques in the brain and therefore delay the onset or slow the progression of AD.

        AD is also associated with a loss of cholinergic neurons, or nerve cells that release acetylcholine, a key substance involved in learning and memory. The loss of cholinergic neurons, resulting in a depletion of acetylcholine, is progressive and results in profound memory disturbances and irreversible impairment of cognitive function.

        There are currently no approved medicines to treat the underlying cause of AD or to modify the progression of the disease. All of the approved medicines, as well as a many of the drugs under development for AD, treat or intend to treat only the signs and symptoms of AD. The most commonly prescribed drugs, acetlycholinesterase inhibitors, such as Aricept, prevent the breakdown of intact acetylcholine leading to symptomatic improvement in memory, thinking, and activities of daily living. However, as the disease progresses, these drugs may lose their effectiveness and they are unable to slow the neurological decline.

NGX267 and NGX292

        TorreyPines' two muscarinic receptor agonist product candidates in development for the treatment of AD, NGX267 and NGX292, were in-licensed from Life Science Research Israel, or LSRI, in 2004, where they were discovered by Dr. Abraham Fisher, a pre-eminent scientist in the field of Alzheimer's research.

Rationale for M1 Muscarinic Receptor Agonists in Alzheimer's Disease

        Although loss of cholinergic neurons in the brain is associated with AD, evidence suggests that a specific type of cholinergic neuron is preserved. Muscarinic acetylcholine receptors existing on these surviving cholinergic neurons are thought to play an important role in memory and cognitive processing. Activation of the M1 receptor, one of the five subtypes of muscarinic receptors, is thought to have the most potential for improving cognitive processing due to the predominance of M1 receptors in areas of the brain involved in cognition and memory. A selective M1 agonist, therefore, potentially could improve memory and cognitive disturbances associated with AD similar to that observed using the marketed acetylcholinesterase inhibitors. Further, because M1 receptor activation has been shown in preclinical studies to decrease amyloid b production and to inhibit the formation of plaques, compounds that selectively activate the M1 receptor may offer potential for both symptomatic improvement and disease modification in AD.

NGX267 Mechanism of Action

        The pharmacological properties of NGX267 partially mimic the action of acetylcholine by stimulating the M1 receptors located on surviving cholinergic neurons. Consistent with this hypothesis, in animal models that predict a compound's ability to treat symptoms of AD, NGX267 was effective in improving learning and memory. In addition, in transgenic mice, a specific animal model used in AD studies, NGX267 has been shown to reduce amyloid b in the brain and plasma and to prevent the formation of amyloid plaques, providing support for its use as a treatment to delay the onset or to slow the progression of AD.

NGX267 and NGX292 Development Status

        TorreyPines' lead AD compound, NGX267, is in Phase I development. Two Phase I studies have been completed and a third Phase I study is planned to start by mid-2007.

        In July 2005, TorreyPines initiated a Phase I, first-in-human study of NGX267. The study was designed as a double-blind, placebo-controlled, ascending single dose study. The goal of the study was to identify the maximum tolerated dose and to evaluate the safety and tolerance of single doses of NGX267 given to healthy adult males. The study, completed in October 2005, enrolled a total of 34 subjects and identified the maximum tolerated single dose as 35 mg.

        In January 2006, TorreyPines initiated a second Phase I study of similar design in a population of healthy elderly males and females. The study enrolled a total of 26 subjects and confirmed the safety and tolerability of single doses of NGX267 up to 15 mg in an older population. TorreyPines plans to initiate a multiple dose study of NGX267 by mid-2007.

        NGX292, the major metabolite of NGX267, demonstrates a biological profile similar to the profile of NGX267. NGX292 is in preclinical testing.

Drug Discovery Programs

        TorreyPines has two drug discovery programs, a gamma-secretase modulator program and an AD genetics research program, both undertaken in collaboration with Eisai Co., Ltd., or Eisai, a leader in AD research. These programs are focused on discovering and validating novel molecular targets and small molecules for AD.

Gamma-secretase Modulator Program

        TorreyPines' approach to AD drug discovery is firmly rooted in the amyloid hypothesis. First generation approaches to lowering Aß42 focused on inhibiting, as opposed to modulating, the activity of a large, complex and essential enzyme called gamma-secretase that is involved in the production of

Aß42. Gamma-secretase inhibitors have been associated with side effects presumably because they completely block the functioning of the enzyme.

        TorreyPines has identified a series of potent, second generation compounds that modulate, or influence, the gamma-secretase enzyme as opposed to inhibiting it. These gamma-secretase modulators, or GSMs, reduce the brain levels of Ab42 while maintaining the critical overall balance of amyloid b in the brain. They do this by influencing the enzyme to make shorter, less toxic Aß peptides at the expense of the longer, toxic Aß42 peptide. Because GSM compounds allow the gamma-secretase enzyme to perform its normal functions, they appear to have addressed some of the side effects associated with the first generation compounds that fully inhibited enzyme functioning.

        TorreyPines' GSM compounds are oral, small molecules that have been shown to reduce plasma and brain Ab42 in animals. Based on these favorable findings, TorreyPines has advanced the lead compound, NGX555, into preclinical development.

Alzheimer's Disease Genetics Research Program

        Since its inception in 2001, TorreyPines' AD genetic research program has been a collaborative effort with Dr. Rudolph E. Tanzi, co-founder of TorreyPines and Director, Genetics and Aging Research Unit at Massachusetts General Hospital, or MGH. Dr. Tanzi, a pre-eminent geneticist, has been involved in the discovery of all three early-onset familial AD genes. The goals of TorreyPines' genetics research program are two-fold: to provide new targets for drug discovery, and to facilitate methods for reliably predicting and diagnosing AD.

        Recent data suggests that up to 80% of cases of AD have a genetic component and in 2005, the scope of TorreyPines' AD genetics program was significantly expanded to include a comprehensive and state-of-the-art screening of over 400 families, comprising more than 1600 subjects with late-onset AD. The resulting whole-genome family-based association screen is expected to identify up to 95% of the genetic variants and mutations conferring risk or protection for AD. Once completed, this screening may enhance TorreyPines' ability to identify novel pathways involved in the cause and course of AD and to strengthen TorreyPines' pipeline with new targets for drug discovery. To date, TorreyPines' researchers have discovered or validated three new AD genes and a number of gene candidates are currently undergoing validation.

Proprietary Rights

Patent Applications

        TorreyPines' policy is to pursue patents, both those generated internally and those licensed from third parties, pursue trademarks, maintain trade secrets and use other means to protect its technology, inventions and improvements that are commercially important to the development of its business.

        TorreyPines' success will depend significantly on its ability to:

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  obtain and maintain patent and other proprietary protection for the technology, inventions and improvements it considers important to its business;

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  defend its patents;

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  preserve the confidentiality of its trade secrets; and

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  operate without infringing the patents and proprietary rights of third parties.

        As of June 30, 2006, TorreyPines controlled a total of 123 patents and patent applications worldwide. Of these, 120 of these pertain to its key product development programs, and comprise 5 pending U.S. patent applications, 14 issued U.S. patents, 52 pending foreign patent applications, and 49 issued foreign patents. Issued patents, and patents that may issue from these pending applications, would expire between 2010 and 2024. In certain countries, patents covering TorreyPines' drug products may be eligible for up to five years of patent term extension.

Trademarks, Trade Secrets and Other Proprietary Information

        TorreyPines owns the TORREYPINES THERAPEUTICS & Design trademark, which is covered by pending applications for registration in the U.S. Patent & Trademark Office and in the trademark offices of Japan, Canada, and the European Community. TorreyPines also owns its Tree Logo trademark, which is covered by pending applications for registration in the U.S. Patent & Trademark Office.

        In addition, TorreyPines depends upon trade secrets, know-how and continuing technological improvements to develop and maintain its competitive position. To maintain the confidentiality of trade secrets and proprietary information, TorreyPines requires its employees, scientific advisors, consultants and collaborators, upon commencement of a relationship with TorreyPines, to execute confidentiality agreements and, in the case of parties other than its research and development collaborators, to agree to assign their inventions to TorreyPines. These agreements are designed to protect TorreyPines' proprietary information and to grant TorreyPines ownership of technologies that are developed in connection with their relationship with TorreyPines. These agreements may not, however, provide protection for TorreyPines' trade secrets in the event of unauthorized disclosure of such information.

Strategic Alliance, License and Other Commercial Agreements

        TorreyPines understands that drug development is long and costly and that it may need strategic partners to maximize the potential of one or more of its product candidates. TorreyPines' goal is to strike a balance between advancing product development at TorreyPines' expense and recognizing the incremental value achieved at points along the development path. Overall, TorreyPines' strategy is to reach key points of value recognition, such as early proof of concept data, in its programs before entering into strategic alliances. TorreyPines believes that, in this way, significant commercial value in the products can be retained while obtaining strategic and financial assistance to advance its programs. TorreyPines speaks to prospective partners on a regular basis, understanding that discussions and ultimately mutually beneficial strategic alliances are the result of ongoing relationship building.

        In addition to strategic development alliances, TorreyPines' alliance strategy also includes entering into alliances that provide drug developers with access to TorreyPines' drug discovery technologies. To date, TorreyPines has entered into two such strategic alliances with Eisai, one for its gamma-secretase modulator program and one for its AD genetics research program.

        Since inception, TorreyPines' revenue has been derived from its strategic alliances. For the fiscal year ended December 31, 2005, Eisai accounted for 100% of TorreyPines' revenue. For the six months ended June 30, 2006, Eisai accounted for 100% of TorreyPines' revenue.

Eli Lilly

        In April 2003, TorreyPines entered into an agreement with Eli Lilly to obtain an exclusive license to Eli Lilly's AK antagonist assets including its lead drug candidate, tezampanel, and NGX426. TorreyPines paid Eli Lilly an up-front license fee of $6 million under the agreement. If specified development, regulatory and commercial milestones are achieved, TorreyPines will be obligated to make milestone payments to Eli Lilly. TorreyPines is also obligated to pay royalties to Eli Lilly on any sales of tezampanel and NGX426. TorreyPines is required to use commercially reasonable efforts to develop and commercialize the product candidates subject to the agreement, including use of commercially reasonable efforts to achieve specified development events within specified timeframes.

        Under the agreement, if TorreyPines decides to sublicense its rights to commercialize any of the product candidates licensed to it under the agreement in the United States or all of its rights under the agreement worldwide, it is obligated first to provide Eli Lilly the opportunity to negotiate to obtain those rights. Eli Lilly must notify TorreyPines of its interest in exercising its negotiation rights within a specified period and, if it is interested, has a specified period from the date of TorreyPines' original notice to negotiate a mutually acceptable agreement. If an agreement is not reached within that time, TorreyPines is free to enter an agreement with the outside party as long as the terms of that agreement are superior to the terms last offered by Eli Lilly.

        The term of the agreement will continue until all royalty payment obligations have expired, unless the agreement is earlier terminated. Eli Lilly may terminate the agreement for any uncured material breach of the agreement by TorreyPines, including any breach of its diligence obligations, or if TorreyPines goes into bankruptcy or makes a general assignment of its assets to its creditors. If Eli Lilly terminates the agreement for any of these reasons, all of the rights granted to TorreyPines under the agreement will revert to Eli Lilly, and TorreyPines is obligated to grant Eli Lilly a non-exclusive license to any of TorreyPines' proprietary technology necessary to develop and commercialize tezampanel and NGX426 and to any regulatory documentation it may have regarding the products. Eli Lilly is obligated to pay TorreyPines a royalty on any sales of tezampanel and NGX426 until TorreyPines has received a maximum specified amount from Eli Lilly. Eli Lilly may also terminate the agreement if there is a force majeure event that prevents TorreyPines from performing its obligations under the agreement, or if there is a change of control of TorreyPines, unless the party acquiring TorreyPines in the change of control undertakes all of its obligations under the agreement. If Eli Lilly terminates the agreement for any of these reasons, Eli Lilly and TorreyPines will negotiate in good faith reasonable compensation from Eli Lilly to TorreyPines for use of any of TorreyPines' proprietary technology or regulatory documentation by Eli Lilly.

Life Science Research Israel (LSRI)

        In May 2004, TorreyPines entered into an agreement with LSRI to obtain an exclusive license to their muscarinic agonist assets including its lead drug candidate for AD, NGX267, and NGX292. No up-front license fee was paid. For the first two years of the agreement, TorreyPines provided specified amounts of research funding to LSRI. To date, TorreyPines has paid LSRI approximately $2.15 million upon achievement of specified development milestones. If additional specified development, regulatory and commercial milestones are achieved, TorreyPines will be obligated to make milestone payments to LSRI, which may total up to an additional $18.25 million. TorreyPines is also obligated to pay royalties to LSRI on sales of NGX267 and NGX292 and to pay LSRI a percentage of specified payments it receives upon sublicensing rights to either compound, subject to a minimum amount payable to LSRI for the first sublicense. If TorreyPines sublicenses rights to a compound after a specified point in development of the compound, LSRI will select the level of royalty and sublicense payments from among alternatives provided in the agreement. TorreyPines is required to use commercially reasonable efforts to develop and commercialize the product candidates subject to the agreement, including use of commercially reasonable efforts to achieve specified development events within specified timeframes.

        The term of the agreement will continue until all payment obligations have expired, unless the agreement is earlier terminated. LSRI may terminate the agreement for uncured material breach of the agreement by TorreyPines, including any breach of TorreyPines' diligence obligations, or if TorreyPines goes into bankruptcy, makes a general assignment of its assets to its creditors, or dissolves or winds up its business. If TorreyPines terminates the agreement other than for uncured material breach of the agreement by LSRI or bankruptcy, general assignment of assets to creditors, dissolution or winding up of LSRI, all of the rights granted to TorreyPines under the agreement will revert to LSRI, and TorreyPines is obligated to provide LSRI data generated on NGX267 and NGX292 and grant LSRI a non-exclusive license to any of TorreyPines' intellectual property that is necessary to develop and commercialize NGX267 and NGX292. LSRI is obligated to pay TorreyPines a royalty on any sales of NGX267 and NGX292 if the termination occurs after a specified level of development has been completed.

Eisai

        Since March 2001, TorreyPines has had an ongoing relationship with Eisai with respect to TorreyPines' AD drug and target discovery programs.

2005 AD Genetics Research Program Cooperation Agreement

        In October 2005, TorreyPines entered into a cooperation agreement with Eisai to continue to work together on TorreyPines' AD genetics research program that focuses on the discovery of genes responsible for late onset AD. The agreement has a two-year term and may be extended by Eisai for up to an additional 12 months. Under the agreement, Eisai is funding TorreyPines' work regarding the genetics program and Eisai has exclusive, time-limited rights of first negotiation and refusal for gene targets discovered and validated in the course of the genetics program. The payments TorreyPines may receive under this agreement total approximately $15 million which includes research support and a cash payment for the first negotiation and refusal, and an extension fee if Eisai chooses to extend the agreement.

        During the term of the agreement, if TorreyPines decides to consider the sale of all of its business, or any portion of its business that includes the genetics program technology, through a merger, sale of assets or similar transaction, TorreyPines must first notify Eisai and Eisai has a time-limited right to discuss a proposal for such a transaction with TorreyPines, which right terminates upon the initial public offering of common stock of TorreyPines.

        Under the agreement, both TorreyPines and Eisai have limited termination rights. In an event that Eisai is in breach of the agreement or TorreyPines is in breach of the agreement, both parties must attend an alternative dispute hearing in order to attempt to resolve the breach. If after the hearing, the party in breach is unable or unwilling to resolve the breach, the non-breaching party may terminate the agreement. There is no other right of termination by either us or Eisai under the agreement.

2005 Amyloid Beta Collaboration Agreement

        In February 2005, TorreyPines entered into a collaboration agreement with Eisai regarding TorreyPines' program for discovery of novel, small molecule compounds designed to delay the onset or slow the progression of AD. The agreement has a two-year term and may be extended by Eisai for up to an additional 12 months. TorreyPines has received a $10 million cash payment from Eisai in consideration of the rights granted to Eisai under the agreement. Under the agreement, Eisai has exclusive, time-limited rights of first negotiation and refusal for compounds discovered in the course of the program.

        During the term of the agreement, if TorreyPines decides to consider the sale of all of its business, or any portion of its business that includes the genetics program technology, through a merger, sale of assets or similar transaction, TorreyPines must first notify Eisai and Eisai has a time-limited right to discuss a proposal for such a transaction with TorreyPines, which right terminates upon the initial public offering of common stock of TorreyPines.

        Under the agreement, both TorreyPines and Eisai have limited termination rights. In the event that Eisai is in breach of the agreement or TorreyPines is in breach of the agreement, both parties must attend an alternative dispute hearing in order to attempt to resolve the breach. If after the hearing, the party in breach is unable or unwilling to resolve the breach, the non-breaching party may terminate the agreement. There is no other right of termination by either us or Eisai under the agreement.

University of Iowa Research Foundation

        TorreyPines has a license agreement with University of Iowa Research Foundation, or UIRF, pursuant to which UIRF has granted to TorreyPines an exclusive (except as to UIRF and any of its non-exclusive licensees for research purposes) license in the United States, with the right to sublicense, to certain patents and patent applications relating to spinal administration of tezampanel.

        If specified regulatory and patent-related milestones are achieved, TorreyPines will be obligated to make milestone payments to UIRF which may total up to $400,000. TorreyPines must also pay UIRF an annual license maintenance fee against which other payments made by TorreyPines to UIRF under the agreement may be credited. TorreyPines is also obligated to pay royalties to UIRF on any sales of tezampanel using the licensed patent rights and to pay UIRF a percentage of specified payments it receives upon sublicensing rights to the licensed patent rights. TorreyPines is required to use commercially reasonable efforts to commercialize products using the licensed patent rights.

        This agreement will continue until the expiration of the last to expire of the licensed patents and patent applications unless earlier terminated. UIRF may terminate the agreement for uncured breach of the agreement by TorreyPines, including any breach of TorreyPines' diligence obligations, or if TorreyPines goes into bankruptcy, makes a general assignment of its assets to its creditors, or dissolves or winds up its business.

Johnson & Johnson Development Corporation

        TorreyPines has an agreement with Johnson & Johnson Development Corporation, or JJDC, regarding TorreyPines' development work into the effects of using M1 agonists in the treatment of CNS diseases and disorders. Upon completion of a specified level of development of TorreyPines' lead M1 agonist, TorreyPines is obligated to provide results for the compound to JJDC.

        For a specified period following receipt of the results, or at an earlier time as agreed to by JJDC and TorreyPines, JJDC has the exclusive right to negotiate with TorreyPines regarding any sale, transfer, license or other distribution of any TorreyPines' intellectual property rights or products related to TorreyPines' M1 agonist program, referred to as an M1 agonist transaction. If an agreement is not reached within that time, then during a specified period after the end of the period of negotiation with JJDC, TorreyPines may enter in an agreement with a third party regarding an M1 agonist transaction on terms that are more favorable to TorreyPines than the terms last proposed by JJDC. If, however, during the specified period after the end of the period of negotiation with JJDC, TorreyPines proposes to enter in an agreement with a third party regarding an M1 agonist transaction on terms that are equivalent to or less favorable to TorreyPines than the terms last proposed by JJDC, TorreyPines must first offer JJDC the right to enter into an agreement with TorreyPines on the terms proposed by the third party. If JJDC notifies TorreyPines that it wishes to complete an M1 agonist transaction on the terms offered by the third party within a specified notice period, then the parties will negotiate an agreement on those terms during a specified negotiation period. If JJDC does not notify TorreyPines that it wishes to complete an M1 agonist transaction on the terms offered by the third party within the specified notice period or if the parties are not able to enter into an agreement on those terms within a specified negotiation period, TorreyPines is free to enter an agreement with the third party as long as the terms of that agreement are no less favorable to TorreyPines than the terms presented to JJDC. JJDC's rights as described above terminate at the end of the specified period after the end of the period of negotiation with JJDC, or, if TorreyPines notifies JJDC during that period of a proposed M1 agonist transaction with a third party on terms that are equivalent to or less favorable to TorreyPines than the terms last proposed by JJDC, the rights terminate at the end of a new designated period for JJDC and TorreyPines to negotiate an agreement upon such new terms.

        JJDC may assign its rights under the agreement to one of its affiliates. The provisions of the agreement do not apply to, or restrict TorreyPines with respect to, any sale of all or substantially all of the business or assets of TorreyPines. TorreyPines will, however, remain subject to the terms of the agreement following any such transaction effected during the term of the agreement, including the transaction with Axonyx.

Competition

        TorreyPines and its strategic alliance partners face intense competition. TorreyPines will compete with fully integrated pharmaceutical companies, smaller companies that may be collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have prescription products for migraine, chronic pain, and AD already approved by the FDA or they are pursuing the same or similar approaches to those which constitute TorreyPines' discovery and development platforms and operate larger research and development programs in these fields than TorreyPines. In addition, many of these competitors, either alone or together with their collaborative partners, have substantially greater financial resources than TorreyPines, as well as greater experience in developing drugs, undertaking preclinical testing and human clinical trials, obtaining FDA and other regulatory approvals of drugs, formulating and manufacturing drugs, and launching, marketing, distributing and selling drugs.

        TorreyPines believes that competition for the migraine, chronic pain and Alzheimer's disease drugs that it and any future strategic alliance partners may develop will come from companies that are conducting research, engaging in clinical development, or currently marketing and selling therapeutics to treat these conditions. These competitors include the industry's leading CNS companies.

Current Treatments for Migraine

        Triptans are the most commonly prescribed drugs for the treatment of moderate to severe migraine. There are seven triptans approved for use and Imitrex®, marketed by GlaxoSmithKline, dominates the market. Other triptans are: Zomig®, Maxalt®, Amerge®, Frova™, Axert®, and Relpax®. Patients who suffer from a mild migraine, or are unaware that their headache is a migraine, generally treat themselves with an over-the-counter analgesic such as aspirin or ibuprofen. Patients who present to emergency rooms are treated with triptans and other potent drugs, such as ergotamine tartrate derivatives and opioids.

Migraine and Pain Pipeline

        According to PhRMA's 2006 report, Medicines in Development for Neurologic Disorders, there are more than 30 companies, among others, seeking to develop compounds to treat migraine and pain disorders or to obtain additional indications to broaden the use of currently approved pain relieving prescription medications. This list includes most of the large pharmaceutical companies such as Abbott Laboratories, AstraZeneca, Eisai, Elan, Eli Lilly, GlaxoSmithKline, Merck, Pfizer, and Wyeth Pharmaceuticals as well as small and mid-sized biotechnology companies.

Current Treatments for Alzheimer's Disease

        Despite limited effectiveness, cholinesterase inhibitors are the mainstay treatment option for AD. There are four acetylcholinesterase inhibitors, Aricept, the market leader, Exelon, Razadyne (formally Reminyl), and Cognex, approved for the symptomatic improvement of mild to moderate AD. One additional product, Namenda, a compound with a different mechanism of action, is approved for symptomatic improvement in patients with moderate to severe AD.

Alzheimer's Disease Pipeline

        According to PhRMA's 2006 report, Medicines in Development for Neurologic Disorders, there are more than 25 companies, among others, seeking to develop compounds to treat AD or to obtain additional indications to broaden the use of currently approved treatments for AD. This list includes most of the large pharmaceutical companies such as Abbott Laboratories, AstraZeneca, Eisai, Elan, Eli Lilly, GlaxoSmithKline, Johnson & Johnson, Merck, Novartis, Pfizer, and Wyeth Pharmaceuticals as well as small and mid-sized biotechnology companies.

        In each of these areas, it is also possible that other companies, including large pharmaceutical companies, may be working on competitive projects of which TorreyPines is not aware.

        TorreyPines intends to compete with these companies on the basis of its intellectual property portfolio, the expertise of its scientific personnel and its relationships with key academic thought leaders in the areas of its focus, the effectiveness of its business strategies when compared to its competitors, the depth and breadth of its strategic alliances, TorreyPines' expertise in small molecule drug discovery technology and the availability of working capital to fund operations and advance programs under development.

        TorreyPines' success will depend, in part, upon its ability to achieve market share at the expense of existing and established and future products in the relevant target markets. Existing and future products, both branded and generic, as well as technological approaches or delivery systems will compete directly with TorreyPines products. Competing products may provide greater therapeutic benefits for a specific indication, or may offer comparable performance at a lower cost. TorreyPines' competitors may succeed more rapidly than TorreyPines in obtaining FDA approval for product candidates and achieving widespread market acceptance of products. Many of the companies competing against TorreyPines have financial and other resources substantially greater than TorreyPines. In addition, many of TorreyPines' competitors have significantly greater experience in developing, marketing and selling pharmaceutical products, including medicines to treat migraine, chronic pain and AD, testing pharmaceutical and other therapeutic products, and obtaining FDA and other regulatory approvals of products for use in health care.

Manufacturing and Supply

        TorreyPines has no manufacturing capabilities. TorreyPines relies on third parties to manufacture bulk compounds and finished investigational medicines for research, development, preclinical and clinical trials. TorreyPines currently utilizes third parties for manufacture of small-scale batches of tezampanel, NGX426 and NGX267 for clinical trials and small-scale batches of NGX292 and NGX555 for preclinical testing.

        Since TorreyPines' product candidates are all in an early stage of development, there is no commercial process developed for the synthesis of active pharmaceutical ingredient, or API, for any of its compounds. In addition, final market formulations and delivery systems for drug product have not been identified for any compounds. Achieving a final commercial process for API and obtaining FDA approval for either the API process or the drug product is dependent on third party vendors and could be unsuccessful, result in delays, incur significant and unanticipated costs, or yields lower than anticipated amounts of product.

        Commercial quantities of any drugs TorreyPines seeks to develop will have to be manufactured in facilities and by processes that comply with the FDA and other regulations for Good Manufacturing Practices. TorreyPines plans to rely on third parties to manufacture commercial quantities of any products it successfully develops. TorreyPines believes that there are several manufacturing sources available to it on commercially reasonable terms to meet its clinical and any commercial production requirements.

        TorreyPines currently relies on third parties for the preclinical or clinical supplies of each of its product candidates and does not currently have relationships for redundant supply or a second source for any of its product candidates. However, TorreyPines believes that there are alternate sources of supply that can satisfy its preclinical and clinical trial requirements without significant delay or material additional costs.

Sales and Marketing

        TorreyPines currently has no marketing, sales or distribution capabilities.

        TorreyPines may establish a small, specialty sales and marketing capability if and when it obtains regulatory approval for its lead product candidate, tezampanel, for the treatment of migraine. In the United States, patients in the market for migraine treatments administered subcutaneously are largely managed by neurologists and headache specialists. TorreyPines intends to target these prescribers, which represent a majority of the prescriptions with a relatively small prescriber base.

        To market tezampanel outside of the United States, or if and when the oral migraine treatment, NGX426, obtains regulatory approval, or in situations or markets where a more favorable return may be realized through licensing commercial rights to a third party, TorreyPines may license a portion or all of its commercial rights in a territory to a third party in exchange for one or more of the following: up-front payments, research funding, development funding, milestone payments and royalties on drug sales.

        Given the early stage of development, TorreyPines does not have a sales and marketing plan for its three product candidates for AD if and when any of these candidates obtains regulatory approval. Further, in order to participate in the commercialization of any of its drugs, it must develop these capabilities on its own or in collaboration with third parties. TorreyPines may also choose to hire a third party to provide sales personnel instead of developing its own staff.

Government Regulation

FDA Requirements for New Drug Compounds

        The research, testing, manufacture and marketing of drug products are extensively regulated by numerous governmental authorities in the United States and other countries. In the United States, drugs are subject to rigorous regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, labeling, promotion and marketing and distribution of pharmaceutical products. Failure to comply with applicable regulatory requirements may subject a company to a variety of administrative or judicial sanctions, including:

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  suspension of review or refusal to approve pending applications;

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  product seizures;

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  recalls;

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  withdrawal of product approvals;

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  restrictions on, or prohibitions against, marketing its products;

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  fines;

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  restrictions on importation of its products;

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  injunctions;

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  debarment; and

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  civil and criminal penalties.

        The steps ordinarily required before a new pharmaceutical product may be marketed in the United States include:

  •
  preclinical laboratory tests, animal studies and formulation studies according to good laboratory practices, or GLPs;

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  submission to the FDA of an IND which must become effective before clinical, or human, testing may commence;

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  adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for each indication for which FDA approval is sought according to good clinical practices, or GCPs;

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  submission to the FDA of a new drug application, or NDA;

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  satisfactory completion of an FDA Advisory Committee review, if applicable;

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  satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practices, or cGMP; and

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  FDA review and approval of the NDA.

        Satisfaction of FDA pre-market approval requirements typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of potential candidates for a considerable period of time and impose costly procedures upon a manufacturer's activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

        Preclinical tests include laboratory evaluation of product chemistry and formulation, as well as toxicology studies to assess the potential safety and efficacy of the product. The conduct of the preclinical tests and formulation of compounds for testing must comply with federal regulations and requirements. The results of preclinical testing are then submitted to the FDA as part of an IND application.

        An IND, which must be approved before human clinical trials may begin, will automatically become effective 30 days after the FDA receives it, unless the FDA raises concerns or questions about the IND. If the FDA has questions or concerns, they must be resolved to the satisfaction of the FDA before initial clinical testing can begin. In addition, the FDA may, at any time, impose a clinical hold on ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the IND process can result in substantial delay and expense.

        Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted in compliance with federal regulations and requirements, under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated, among other things. Each protocol involving testing in the United States must be submitted to the FDA as part of the IND. In addition, an institutional review board, or IRB, at each site at which the study is conducted must approve the protocols, protocol amendments and informed consent documents for patients. All research subjects must provide their informed consent in writing.

        Clinical trials to support a new drug application for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase I clinical trials, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess safety, including side effects associated with increasing doses, metabolism, pharmacokinetics and pharmacological actions. Phase II clinical trials usually involves trials in a limited patient population, usually several hundred people, to determine dosage tolerance and optimum dosage, identify possible adverse effects and safety risks, and provide preliminary support for the efficacy of the drug in the indication being studied. In certain patient populations, accelerated approval is available based on Phase II clinical trial data. If a compound demonstrates evidence of effectiveness and an acceptable safety profile in Phase II clinical trials, Phase III clinical trials are undertaken to further evaluate clinical efficacy and safety within an expanded patient population, usually several hundred to several thousand subjects, typically at geographically dispersed clinical trial sites. Phase I, Phase II or Phase III clinical trials of any product candidate may not be completed successfully within any specified time period, if at all.

        After successful completion of the required clinical testing, generally an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of extensive preclinical studies and clinical studies and other detailed information, including, information relating to the product's pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. Under federal law, the submission of NDAs are generally subject to substantial application user fees, currently exceeding $750,000, and the sponsor and/or manufacturer under an approved application are also subject to annual product and establishment user fees, currently exceeding $40,000 per product and $250,000 per establishment. Additional user fees exceeding $300,000 apply for NDA supplements containing clinical data. Fees are waived for the first pre-market application from companies with gross sales of less than $30 million. These fees are typically increased annually.

        The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency's threshold determination that the NDA is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under federal law, the FDA has agreed to certain performance goals in the review of most NDAs. Applications for non-priority drug products are generally reviewed within 10 months. Applications for priority drugs, such as those that address an unmet medical need, are generally reviewed within 6 months. The review process can be significantly extended by FDA requests for additional information or clarification regarding information already provided in the submission.

        The FDA may also refer applications for novel drug products or drug products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee. Also, before approving an NDA, the FDA will inspect the facility or the facilities at which the product is manufactured to assure that the facilities, methods and controls are adequate to preserve the product's identity, strength, quality and purity.

        If FDA evaluations of the NDA and the manufacturing facilities are favorable, the FDA may issue an approval letter, or, in some cases, an approvable letter followed by an approval letter. An approvable letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA. If and when those conditions have been met to the FDA's satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. If the FDA's evaluation of the NDA submission is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter. A not approvable letter outlines the deficiencies in the submission and may require additional testing or information in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. With limited exceptions, the FDA may withhold approval of a new drug application regardless of prior advice it may have provided or commitments it may have made to the sponsor.

        As a condition of NDA approval, the FDA may require post-approval testing and surveillance to monitor the drug's safety or efficacy and may impose other conditions, including labeling restrictions which can materially impact the potential market and profitability of the drug. In addition, a product approval may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

        The FDA has various programs, including FastTrack designation, accelerated approval and priority review that are intended to expedite or simplify the process for reviewing certain drugs. Specifically, drug products that are intended for the treatment of serious or life-threatening conditions and demonstrate the potential to address unmet medical needs may be eligible for FastTrack designation and/or accelerated approval. Products may qualify for accelerated approval based on adequate and well-controlled Phase II clinical trial results that establish that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. As a condition of approval, the FDA may require that a sponsor of a drug product receiving FastTrack or accelerated approval perform post-marketing clinical trials. In addition, if a drug product would provide a significant improvement compared to marketed products, it may be eligible to receive priority review, which shortens the time in which the FDA acts on the sponsor's application. Even if a drug product qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification or the time period for FDA review or approval will not be shortened.

        After an NDA is approved, the approved product will be subject to certain post-approval requirements, including a requirement to report adverse events and to submit annual reports. In addition, a supplemental NDA may be required for approval of changes to the originally approved indication, prescribing information, product formulation, and manufacturing and testing requirements. Following approval, drug products are required to be manufactured and tested for compliance with NDA and/or compendial specifications prior to release for commercial distributions. The manufacture and testing must be performed in approved manufacturing and testing sites that comply with cGMP requirements and are subject to FDA inspection authority.

        Approved drug products must be promoted in a manner that is consistent with their terms and conditions of approval, and that is not false or misleading. In addition, the FDA requires substantiation of any claims of superiority of one product over another, generally through adequate and well-controlled head-to-head clinical trials. To the extent that market acceptance of TorreyPines' product candidates may depend on their superiority over existing therapies, any restriction on TorreyPines' ability to advertise or otherwise promote claims of superiority, or requirements to conduct additional expensive clinical trials to provide proof of such claims, could negatively affect the sales of TorreyPines' products and/or TorreyPines' expenses.

        Once a new drug application is approved, the product covered thereby becomes a "listed drug" which can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application, or ANDA. An ANDA provides for marketing of a drug product that has the same active ingredients, strength, dosage form, route of administration and conditions of use, and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Generally, an ANDA applicant is required only to conduct bioequivalence testing, and is not required to conduct or submit results of preclinical or clinical tests to prove the safety or efficacy of its drug product. Drugs approved in this way, commonly referred to as "generic equivalents" to the listed drug, are listed in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations, which is referred to as the Orange Book, and can often be substituted by pharmacists under prescriptions written for the original listed drug.

        Federal law provides for a period of three years of exclusivity following approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage, dosage form, indication or route of administration or combination, if one of the clinical trials conducted was essential to the approval of the application and was conducted or sponsored by the applicant. During this three year period, the FDA cannot grant effective approval of an ANDA based on that listed drug. Federal law also provides a period of exclusivity for five years following the approval of a drug containing a new chemical entity, except that an ANDA may be submitted after four years following the approval of the original product if the NDA challenges a listed patent as invalid or not infringed.

        Applicants submitting an ANDA are required to make a certification with regards to any patents listed for an innovative drug, stating that either there are no patents listed in the Orange Book for the innovative drug, any patents listed have expired, the date on which the patents will expire, or that the patents listed are invalid, unenforceable, or will not be infringed by the manufacture, use, or sale of the drug for which the ANDA is submitted. If an ANDA applicant certifies that it believes all listed patents are invalid or not infringed, it is required to provide notice of its NDA submission and certification to the NDA sponsor and the patent owner. If the patent owner, its representatives or the approved application holder who is an exclusive patent licensee then initiates a suit for patent infringement against the ANDA sponsor within 45 days of receipt of the notice, the FDA cannot grant effective approval of the ANDA until either 30 months have passed or there has been a court decision holding that the patents in question are invalid or not infringed. On the other hand, if a suit for patent infringement is not initiated within the 45 days, the ANDA applicant may bring a declaratory judgment action.

        If the ANDA applicant certifies that it does not intend to market its generic product before some or all listed patents on the listed drug expire, then the FDA cannot grant effective approval of the ANDA until those patents expire. The first ANDA submitting a substantially complete application certifying that all listed patents for a particular product are invalid or not infringed may qualify for a period of 180 days of exclusivity against other generics, which begins to run after a final court decision of invalidity or non-infringement or after the applicant begins marketing its product, whichever occurs first, during which time subsequently submitted ANDAs cannot be granted effective approval. If more than one applicant files a substantially complete ANDA on the same day, each such first applicant will be entitled to share the 180-day exclusivity period, but there will only be one such period, beginning on the date of the first marketing by any of the first applicants.

        From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of drug products. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency or the courts in ways that may significantly affect TorreyPines' business and products candidates. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed, or what the impact of such changes, if any, may be.

Foreign Regulation of New Drug Compounds

        Approval of a product by comparable regulatory authorities may be necessary in foreign countries prior to the commencement of marketing of the product in those countries, whether or not FDA approval has been obtained. In general, each country has its own procedures and requirements, many of which are time consuming, expensive, and their approval procedures vary and can involve requirements for additional testing. Also, the time required may differ from that required for FDA approval. Thus, there can be substantial delays in obtaining required approvals from foreign regulatory authorities after the relevant applications are filed.

        In Europe, marketing authorizations may be granted at a centralized level, a decentralized level or a national level. The centralized procedure provides a single marketing authorization valid in all European Union member states, and is mandatory for the approval of most medicinal products, including certain biotechnology products. The decentralized procedure allows an applicant to seek market authorizations in several designated member states at once, and a national market authorization provides an authorization valid in only one member state. All medicinal products that are not subject to the centralized procedure and which have received at least one marketing authorization in another member state may receive additional marketing authorizations from other member states through a mutual recognition procedure.

Hazardous Materials

        TorreyPines' research and development processes involve the controlled use of hazardous materials, chemicals and radioactive materials and the production of waste products. TorreyPines is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. TorreyPines does not expect the cost of complying with these laws and regulations to be material.

Scientific Advisors

        TorreyPines' seeks advice from a number of leading scientists, physicians, and former FDA executives including Paul Leber, former Director of the Division of Neuropharmacology and Cynthia McCormick, former Director, Division of Anesthetic, Critical Care and Addictive Products, on scientific and medical matters. On a regular basis, TorreyPines convenes meetings of its scientific advisory board to assess:

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  research and development programs;

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  design and implementation of its clinical programs;

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  patent and publication strategies;

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  market opportunities from a clinical perspective;

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  new technologies relevant to its research and development programs; and

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  specific scientific and technical issues relevant to its business.

        Members of TorreyPines' current scientific advisory board are:

Name	Institutional Affiliation
Don Cleveland, Ph.D.	University of California San Diego
James Gusella, Ph.D.	Harvard Medical School
Michael Harpold, Ph.D.	Integration Biosciences, Inc.
David Holtzman, M.D.	Washington University
Sangram Sisodia, Ph.D.	The University of Chicago
Rudolph Tanzi, Ph.D.	Harvard Medical School

Employees

        As of June 30, 2006, TorreyPines had 44 full-time employees, 34 of whom were engaged in research and development and 10 of whom were engaged in management, administration and finance. Of TorreyPines' employees, more than half hold advanced degrees. TorreyPines' success depends in part on its ability to recruit and retain talented and trained scientific and business personnel and senior management. TorreyPines believes that it has been successful to date in obtaining and retaining such personnel, but may not be successful in the future. None of its employees are represented by a labor union or covered by a collective bargaining agreement, nor has it experienced work stoppages. TorreyPines believes that relations with its employees are good.

Properties

        TorreyPines leases approximately 20,000 square feet of laboratory and office space in La Jolla, California, under a lease that expires in February 2009. TorreyPines also leases approximately 400 square feet in Leuven, Belgium, under a lease that expires in August 2007. TorreyPines believes that its current facilities are adequate for its needs for the foreseeable future and that, should it be needed, suitable additional space will be available to accommodate expansion of its operations on commercially reasonable terms.

Legal Proceedings

        TorreyPines is not currently a party to any material legal proceedings.

AXONYX'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of financial condition and results of operations should be read together with the section entitled "Selected Historical Consolidated Financial Data of Axonyx" in this joint proxy statement/prospectus and Axonyx's financial statements and accompanying notes appearing elsewhere in this joint proxy statement/prospectus. This discussion of Axonyx's financial condition and results of operations contains certain statements that are not strictly historical and are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Actual results may differ materially from those projected in the forward-looking statements due to other risks and uncertainties that exist in Axonyx's operations, development efforts and business environment, including those set forth in the section entitled "Risk Factors—Risks Related to Axonyx" in this joint proxy statement/prospectus, the other risks and uncertainties described in the section entitled "Risk Factors" in this joint proxy statement/prospectus and the other risks and uncertainties described elsewhere in this joint proxy statement/prospectus. All forward-looking statements included in this joint proxy statement/prospectus are based on information available to Axonyx as of the date hereof, and Axonyx assumes no obligation to update any such forward-looking statement.

Recent Events

        As discussed above, Axonyx has entered into a definitive merger agreement with TorreyPines. The merger would create a NASDAQ-listed biopharmaceutical company that develops treatments for CNS disorders. The resulting company would be named TorreyPines Therapeutics, Inc. and would be headquartered in San Diego, California.

        Axonyx's common stock is listed on the NASDAQ Capital Market (formerly known as the NASDAQ SmallCap Market). In order to maintain its listing, Axonyx must meet minimum financial and other requirements. If Axonyx is unable to comply with NASDAQ's listing standards, NASDAQ may determine to delist Axonyx's common stock from the NASDAQ Capital Market. On August 2, 2006, Axonyx received notice from NASDAQ stating that Axonyx was out of compliance with bid price requirements because the closing bid price for its common stock was below $1.00 per share for 30 consecutive business days. Axonyx would have 180 days to regain compliance with bid price requirements. To regain compliance, the closing bid price for its common stock must be a minimum of $1.00 per share for at least 10 consecutive business days. If NASDAQ made a determination to delist Axonyx's common stock, the delisting procedure would involve a process beginning with NASDAQ's notification and would include a hearing and the possibility of appeal. There is no assurance that at the end of this process Axonyx's common stock would continue to be listed on the NASDAQ Capital Market. If Axonyx's common stock is delisted for any reason, it could reduce the value of its common stock and its liquidity, and could potentially adversely impact its proposed merger with TorreyPines. Delisting could also adversely affect Axonyx's ability to obtain financing for the continuation of its operations or to use its common stock in acquisitions. Delisting could result in the loss of confidence by suppliers, customers and employees.

Overview

        Axonyx is a biopharmaceutical company, specializing in CNS neurodegenerative diseases and disorders, engaged in the business of acquiring patent rights to clinical stage compounds, compounds with strong proof of concept data and compounds ready for proof of concept validation with convincing scientific rationale, or potentially another company with similar rights. Axonyx further develops and adds value to these compounds and then seeks to out-license or partner them when it believes it business prudent. Axonyx has acquired patent rights to three main classes of therapeutic compounds designed for the treatment of AD, Mild Cognitive Impairment, and related diseases. Axonyx has acquired patent rights to a class of potential therapeutic compounds designed for the treatment of prion related diseases, which are degenerative diseases of the brain that are thought to be caused by an infectious form of a protein called a prion. Prions, unlike viruses, bacteria and fungi, have no DNA and consist only of protein. Such diseases include Creutzfeldt Jakob Disease, new variant in humans, BSE in cows, and Scrapies disease in sheep. Axonyx has licensed these patent rights from NYU. Axonyx also has co-ownership rights to patent applications regarding the therapeutic compound named Posiphen™ designed for the treatment of AD progression and BNC in development for the treatment of severe AD.

        Axonyx's mission is to be a leading biopharmaceutical company that develops products and technologies to treat CNS diseases and disorders. Axonyx's initial business strategy has been focused primarily on three compounds in development for AD. These are:

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  Phenserine—A symptomatic and disease progression treatment of mild to moderate AD

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  Posiphen™—A disease progression treatment for AD

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  Bisnorcymserine—A symptomatic treatment of severe AD

        Axonyx's current business strategy includes identifying and seeking to in-license potential compounds or partner with companies to expand its product development portfolio. Partnering may take the form of a business combination in which it merges with, acquires, or is acquired by, another company.

        Phenserine is an inhibitor of acetylcholinesterase for the potential treatment of mild to moderate AD. Acetylcholinesterase is an enzyme active in the nerve synapse that degrades the neurotransmitter acetylcholine in the brain and other tissues of the body. Acetylcholinesterase inhibitors are drugs designed to selectively inhibit acetylcholinesterase. Acetylcholine is a chemical substance that sends signals between nerve cells, called neurotransmission, and is therefore called a neurotransmitter. Neurotransmitters are secreted by neurons, or nerve cells, into the space between neurons called the synapse. Acetylcholine is a primary neurotransmitter in the brain, and is associated with memory and cognition. Inhibition of its breakdown in AD patients has been shown to improve memory and cognition.

        Posiphen™ is a compound that appears to decrease the formation of the beta amyloid precursor protein (beta-APP) and amyloid with potential applications in the treatment of AD progression. Posiphen™ is the positive isomer of Phenserine. As such, it appears to affect the messenger RNA of beta-APP as well as inhibit beta secretase whereby levels of neurotoxic beta amyloid, in preclinical animal models, are reduced.

        Bisnorcymserine is a butyrylcholinesterase inhibitor. Butyrylcholinesterase is found in high concentration in the plaques taken from individuals who have died from AD. Butyrylcholinesterase is an enzyme that is normally found widely in the body and butyrylcholine appears to play a relatively increasingly important role in advancing AD. Inhibition of the enzyme may prove valuable in the treatment of severe AD.

Other Pertinent Information

        Axonyx generated revenue in the form of an up-front license fee upon the signing of a license agreement with ARS, a subsidiary of Serono, in 2000. This license is being terminated and Axonyx is negotiating reacquisition of the licensed rights. Axonyx cannot make any assurances that additional revenues from any other patent licensing activities will be generated.

        Axonyx's current plan of operation for the next 12 months primarily involves research and development activities, including clinical trials for Posiphen™ and BNC. Axonyx's strategy for Phenserine is to seek licensing partners for further development.

        Axonyx's actual research and development and related activities may vary significantly from current plans depending on numerous factors, including changes in the costs of such activities from current estimates, currency fluctuations, the results of its research and development programs, the results of clinical studies, the timing of regulatory submissions, technological advances, determinations as to commercial viability and the status of competitive products. The focus and direction of Axonyx's operations will also be dependent on the establishment of collaborative arrangements with other companies, the availability of financing and other factors. If Axonyx were to in-license or out-license rights to some of its product candidates, its development expenses may fluctuate significantly from prior periods.

Results of Operations

Comparison of the Six Months Ended June 30, 2006 and 2005

        Revenues.    Axonyx had no revenue for the quarters ended June 30, 2006 and 2005. Axonyx had no revenue for the six months ended June 30, 2006 and $403,000 in revenue for the six months ended June 30, 2005. Revenue in 2005 was derived exclusively from the sale of research assays and fine chemicals at OXIS. The reduction in revenue in 2006 from prior year levels results from the fact that OXIS operations are no longer being consolidated with Axonyx's results effective March 1, 2005 as discussed in Note 3 to the condensed consolidated financial statements.

        Costs of Sales.    Axonyx's costs of sales were entirely related to its subsidiary, OXIS. The percentage of cost of sales for the six months ended June 30, 2005 was 52%.

        Research and Development.    Research and development expenses were $2,958,000 and $7,351,000 for the quarters ended June 30, 2006 and 2005, respectively. Research and development costs declined by $4,393,000 from the prior year's quarter ended June 30, 2005. This reduction reflects a decline in Phenserine program expenditures of $5,282,000 due to the completion/curtailment of the Phenserine trials in late 2005. This reduction is offset, in part, by increased expenditures of $429,000 in the Posiphen program, $377,000 in the BNC program and $252,000 in non cash employee option charges related to the adoption of FASB 123(R) as discussed in note 5 in the notes to consolidated financial statements. In 2006 Posiphen was in clinical Phase I studies and BNC was in preclinical development towards filing an IND. Additional research and development expense reductions include travel costs, consultants and salary expenses.

        Research and development expenses were $5,619,000 and $16,673,000 for the six months ended June 30, 2006 and 2005, respectively. Research and development costs declined by $11,054,000 from the six months ended June 30, 2005. This reduction reflects a decline in Phenserine program expenditures of $12,328,000 due to the completion/curtailment of the Phenserine trials in late 2005. This reduction is offset, in part, by increased expenditures of $519,000 in the Posiphen program and $521,000 in the Bisnorcymserine program. Additional research and development expense reductions include travel costs, consultants and salary expenses.

        Sales, General and Administrative.    Sales, general and administrative expenses were $1,683,000 and $1,213,000 for the quarters ended June 30, 2006 and 2005, respectively. Sales, general and administrative expenses increased $470,000 over the prior year's quarter ended June 30, 2005. This increase is attributed to a $436,000 increase in professional fees primarily resulting from costs related to the merger agreement discussed in note 1 in the notes to consolidated financial statements and a $125,000 increase in non-cash charges related to employee stock option grants related to the adoption of FASB 123(R) as discussed in note 5 in the notes to consolidated financial statements. These increases are offset in part by an $86,000 reduction in investor relations costs.

        Sales, general and administrative expenses were $3,553,000 and $2,876,000 for the six months ended June 30, 2006 and 2005, respectively. Sales, general and administrative expenses increased $677,000 from the six months ended June 30, 2005. This increase is attributed to a $400,000 increase in patent acquisition costs, a $440,000 increase in non-cash charges related to stock option grants to consultants and employees and a $201,000 increase in professional fees primarily resulting from costs related to the merger agreement discussed in note 1 in the notes to consolidated financial statements.

These increases are offset in part by a $116,000 reduction in investor relations costs and a $332,000 reduction in OXIS expenses which are no longer consolidated with Axonyx's results effective March 1, 2005 as discussed in Note 3 to the condensed consolidated financial statements.

        Other Income (Expense).    Interest income was $625,000 and $558,000 for the quarters ending June 30, 2006 and 2005, respectively. Interest income was $1,332,000 and $1,130,000 for the six months ended June 30, 2006 and 2005, respectively. Interest income reflects the decline in cash and investment balances offset by a rise in short term interest rates.

        Foreign exchange losses for the quarters ended June 30, 2006 and 2005 were $32,000 and $56,000, respectively. Foreign exchange losses of $23,000 and $81,000 were incurred for the six months ended June 30, 2006 and 2005, respectively. The decline in foreign exchange losses reflects more stable exchange rates and a decline in the volume of Euro denominated transactions which reflects the completion of Phenserine trials occurring in Europe in late 2005.

        Gain on issuance of subsidiary stock was $78,000 net for the six months ended June 30, 2006. This gain on issuance of subsidiary stock results from common stock equity transactions in OXIS.

        Equity in loss of OXIS of $415,000 reflects Axonyx's proportional share of OXIS losses for the six months ended June 30, 2006 under the equity method of accounting.

        Net Loss.    Axonyx experienced net losses of $4,183,000 ($0.08 per share-basic and diluted) and $8,179,000 ($0.15 per share-basic and diluted) for the quarters ended June 30, 2006 and 2005, respectively. Axonyx experienced net losses of $8,200,000 ($0.15 per share basic and diluted) and $18,612,000 ($0.35 basic and diluted) for the six months ended June 30, 2006 and 2005, respectively. The decline in loss primarily reflects reduced expenditures in 2006 due to the completion/curtailment of the Phenserine development program in late 2005.

Year Ended December 31, 2005 Compared with the Year ended December 31, 2004

        For the year ended December 31, 2005, Axonyx had revenue of $403,000 compared to $2,275,000 for the year ended December 31, 2004. Revenues in 2005 and 2004 were derived from the sale of research assays and fine chemicals at OXIS and in 2004, a licensing agreement at OXIS for $450,000. The reduction in revenue for the year ended December 31, 2005 from prior year levels results from the fact that OXIS operations are no longer being consolidated with Axonyx's results effective March 1, 2005 as discussed in Note B[1] to Axonyx's consolidated financial statements included elsewhere in this joint proxy statement/prospectus.

        Axonyx's costs of sales were entirely related to OXIS and the sale of its research assays and fine chemicals. The percentages of cost of sales for the years ended December 31, 2005 and 2004 were 52% and 64%, respectively.

        For the year ended December 31, 2005, Axonyx incurred a net loss of $28,614,000 compared to net loss of $28,780,000 for the year December 31, 2004.

        For the year ended December 31, 2005, Axonyx incurred research and development costs of $24,621,000 compared to $23,741,000 for the year ended December 31, 2004.

        In 2005, research and development expenses increased $880,000 or 3.7% over 2004 expenses. The increase reflects expenditures incurred in the Posiphen program of $2,001,000 and the BNC program of $862,000 over prior year levels. During 2005, Posiphen entered clinical Phase I studies and BNC was in full preclinical development towards filing an IND. The Posiphen™ and BNC increased development costs in 2005 are offset in part by a decrease in the Phenserine program of $1,215,000 over prior year levels due to the completion of Phenserine trials in late 2005. Axonyx's strategy with Phenserine is now to seek a licensing partner. Additional expense reductions compared to 2004 occurred from a decrease in non-cash charges for stock option grants to consultants of $476,000, a decrease in other research and development expenses and a reduction in the amount of general and administrative expenses allocated to research and development. The total general and administrative expenses allocated to research and development in 2005 was $715,000 compared to $988,000 in 2004. Further, no bonuses were awarded in 2005.

        OXIS accounted for $41,000 and $218,000 of research and development expenses in 2005 and 2004, respectively.

        For the year ended December 31, 2005, Axonyx incurred general and administrative costs of $5,143,000 compared to $8,250,000 for the year ended December 31, 2004. The decrease of $3,107,000 for 2005 was due to a decrease of $2,193,000 in expenses from OXIS operations which are no longer consolidated with Axonyx's results effective March 1, 2005 as discussed in Note B[1] to Axonyx's consolidated financial statements included elsewhere in this joint proxy statement/prospectus, and a decrease of $1,930,000 in non-cash charges relating to stock option grants to consultants. These declines are offset in part by an increase in professional fees of $1,105,000. The increase in professional fees is primarily attributed to utilization of additional outside counsel, patent filing costs, legal costs related to class action securities litigation, Sarbanes Oxley compliance and board member fees. A decrease of $287,000 in 2005 in filing fees, investor relations costs, travel expenses, subsidiary management costs and other operating expenses is offset in part by a $256,000 increase in insurance costs due to expanded insurance coverage.

        General and administrative salaries decreased by a net of $205,000 in 2005 over 2004. Axonyx entered into a consulting agreement with its former Chief Executive Officer and Chairman effective September 2005, thus reducing payroll costs. In addition, no bonuses were awarded in 2005. During 2005, Axonyx added both general counsel and patent counsel positions to payroll.

        Interest income for the year ended December 31, 2005 was $2,235,000 compared to $1,235,000 for the year ended December 31, 2004. The increase in interest income is attributable to increases in short-term interest rates in 2005.

        For the year ended December 31, 2005, the loss on foreign exchange was $109,000 compared to a loss of $83,000 on foreign exchange for the year ended December 31, 2004. The loss resulted from Euro purchased and utilized to meet vendor payments denominated in Euro.

        In 2005, Axonyx recognized a loss of $314,000 on issuance of common stock by OXIS. A loss of $398,000 resulted from a correction that was required in the calculation of the gain on subsidiary stock under SEC Staff Accounting Bulletin No. 51. The gain resulted from the issuance of shares by OXIS at December 31, 2004 in connection with a private placement financing. The correction has been effected by a $398,000 reduction in the carrying value of the investment in OXIS at March 31, 2005 with a corresponding reduction in the loss on issuance of subsidiary stock for the period then ended in accordance with the provisions of Accounting Principles Board Opinion No. 28, "Interim Financial Reporting" as it is not material to either the 2004 or 2005 results of operations or to the trend of operations.

        As of March 1, 2005, Axonyx accounts for its investment in OXIS under the equity method of accounting. The equity in the loss of OXIS reflects Axonyx's 34% share of the 2005 loss reported by OXIS for the period March 1, 2005 to December 31, 2005. On December 6, 2005 OXIS acquired a 51% interest in BioCheck Inc. and as a result of that transaction, OXIS expensed in-process research and development costs aggregating $1,500,000, of which 34% or $510,000 is included in the equity of loss of OXIS of $1,017,000.

        In 2004, Axonyx recognized a gain of $1,154,000 on the issuance of common stock by OXIS International, Inc. in accordance with the accounting prescribed by SEC Staff Accounting Bulletin No. 51.

        For the year ended December 31, 2004, financing fees were $856,000 at OXIS resulting principally from the issuance of warrants in connection with short-term debt and the related conversion.

        Axonyx incurred expenses in Euro currency for Phenserine clinical trials that were conducted in Europe. Additionally, Axonyx's European subsidiary in the Netherlands is funded from the U.S.

Year Ended December 31, 2004 Compared with the Year ended December 31, 2003

        For the year ended December 31, 2004, Axonyx had revenue of $2,275,000 compared to $1,000,000 for the year ended December 31, 2003. Revenue in 2004 was derived from the sale of research assays and fine chemicals at OXIS and a licensing agreement at OXIS for $450,000. In April 2003, Axonyx received a milestone payment of $1,000,000 from Serono under the terms of a license agreement for beta-sheet breaker technology that was signed in September 2000. The milestone payment was triggered when Serono initiated a Phase I clinical trial with a beta-sheet breaker peptide for the potential treatment of AD.

        Axonyx's costs of sales were entirely related to OXIS. The percentage of cost of sales for the year ended December 31, 2004 was 64%.

        For the year ended December 31, 2004, Axonyx incurred a net loss of $28,780,000 compared to net loss of $8,106,000 for the year December 31, 2003.

        For the year ended December 31, 2004, Axonyx incurred research and development costs of $23,741,000 compared to $5,821,000 for the year ended December 31, 2003. The increase in 2004 research and development expenses compared with 2003 is primarily attributable to the start of additional Phenserine clinical trials. In June 2003 Axonyx initiated a Phase IIB and first Phase III pivotal trial in Europe. The Phase IIB trial was originally targeted to recruit 75 patients and was subsequently expanded to recruit 150 patients. The first Phase III trial targeted 375 patients. In June 2004 Axonyx initiated a second Phase III trial and incurred start up costs including the initial investigators meeting. In September 2004 Axonyx initiated a third Phase III pivotal trial with similar start up costs. Both the second and third Phase III trials had targeted enrollments of 450 patients each. The 2004 research and development expenses reflect the costs of these four trials, compared to only two in 2003. In 2004 Axonyx's costs for Phenserine clinical trials were $11,936,000 compared to $2,775,000 in 2003. Additionally, studies in carcinogencity and absorption, distribution, metabolism and excretion, or ADME, increased by $2,900,000 from the same period in 2003.

        Chemical, manufacturing and control costs for 2004 were $2,702,000 compared to $450,000 in 2003. The increase reflects manufacturing costs of the drug supply needed for existing and expanded trials. Development costs for Posiphen™ were $507,000 in 2004 compared to $67,000 in 2003. Posiphen™ is the positive isomer of Phenserine and may exhibit the same mechanism of action as Phenserine without the related side effects. Studies on Posiphen™ commenced in late 2003 and were expanded in 2004.

        Total general and administrative expenses allocated to research and development in 2004 amounted to $988,000 compared to $743,000 in 2003. The increase is due to executive bonuses awarded in 2004 and increased administration necessitated by the four clinical trials programs ongoing in Europe, two of which were initiated in 2004.

        OXIS accounted for $218,000 of research and development expenses in 2004.

        For the year ended December 31, 2004, Axonyx incurred general and administrative costs of $8,250,000 compared to $3,459,000 for the year ended December 31, 2003. The increase for year 2004 of $4,791,000 was due to non-cash stock option charges for consultants of $1,848,000 compared $806,000 in 2003, an increase in professional fees of $909,000 to $1,742,000 in 2004 from $833,000 in 2003. The increase in professional fees results from review and analysis of potential merger and acquisition opportunities, increased use of outside counsel, patent activity, Sarbanes Oxley compliance costs and board member fees. Sales, general and administrative expenses relating to OXIS were $2,525,000.

        General and administrative salaries increased $319,000 in 2004 over 2003 primarily due to executive and staff bonuses and the addition of a Chief Financial Officer hired in the third quarter of 2003.

        Interest income for the year ended December 31, 2004 was $1,235,000 compared to $137,000 for the year ended December 31, 2003. The increase in interest income is attributable to an increase in short-term investment balances during the year.

        For the year ended December 31, 2004, the loss on foreign exchange was $83,000 compared to a gain of $37,000 on foreign exchange for the year ended December 31, 2003. The loss resulted from Euro purchased and utilized to meet vendor payments denominated in Euro and reflects the strength of the Euro currency against the U.S. dollar in 2004.

        In 2004, Axonyx recognized a gain of $1,154,000 on the issuance of common stock by OXIS in accordance with the accounting prescribed by SEC Staff Accounting Bulletin No. 51.

        For the year ended December 31, 2004, financing fees were $856,000 at OXIS resulting principally from the issuance of warrants in connection with short-term debt and the related conversion.

        Axonyx incurred expenses in Euro currency, as currently the Phenserine clinical trials are being conducted in Europe. Additionally, Axonyx's European office in The Netherlands is funded from the U.S.

Liquidity and Capital Resources

        As of June 30, 2006 Axonyx had $50,730,000 in cash, cash equivalents and investments, and $46,624,000 in working capital. Axonyx does not have any available lines of credit. Since inception Axonyx has financed its operations from private placements of equity securities, the exercise of common stock purchase warrants, license fees, interest income and loans from a shareholder.

        Net cash used in operating activities for the six months ended June 30, 2006 was $7,608,000 resulting from a net loss of $8,200,000 and a decline of $2,017,000 in accounts payable. These declines are offset in part by non-cash expenses of $251,000 in depreciation and amortization, $843,000 in compensation related to options and warrants issued for services, $415,000 in equity in loss of OXIS and $274,000 in other current assets.

        Net cash provided by investing activities for the quarter ended June 30, 2006 resulted from investment sales and maturities in excess of investment purchases.

        Axonyx currently has contracts with JSW Research of Austria and PPD Global Ltd. relating to the Phenserine clinical program. Axonyx also has contracts with other CROs to provide services relating to its research and development activities including completing preclinical tests on the drug formulations, undertaking carcinogenicity and toxicology studies, ADME studies, bio-assays of blood/urine/plasma samples, drug stability studies and clinical trial drug packaging. Under Axonyx's research and license agreement with NYU, Axonyx must pay minimum annual royalty payments of $150,000 per year beginning in 2004 through the expiration or termination of that agreement. Axonyx's current real estate leases are all on a short-term basis.

        The table below sets out Axonyx's contractual obligations as of December 31, 2005. However, the nature of these contracts with various clinical research organizations is such that work may have to be stopped with very short notice and Axonyx will then only be obligated to pay costs incurred to date.

Vendor	Total Contract(s)	Paid Through December 31, 2005	Total Remaining Contract Liability	2006
Ace Pharmaceutical	$212,520	$133,488	$79,032	$79,032
Avtech Laboratories	304,782	121,828	182,954	182,954
Biodynamics	105,000	30,000	75,000	75,000
Bioreliance	60,400	36,240	24,160	24,160
BioStat	102,390	39,555	62,835	62,835
Charles River Labs	156,200	—	156,200	156,200
Covance Laboratories	89,000	74,400	14,600	14,600
DataMagik	1,109,401	607,140	502,261	502,261
Eurochem	14,080	—	14,080	14,080
Indiana University School of Medicine	175,753	87,876	87,877	87,877
JSW Research	8,047,274	7,047,653	999,621	999,621
Kendle	443,812	438,238	5,574	5,574
Karolinska University	1,952,509	1,637,531	314,978	314,978
MDSPS	161,800	—	161,800	161,800
Medical University of South Carolina	411,940	336,143	75,797	75,797
Patheon	213,445	142,945	70,500	70,500
PPD Global	12,013,555	10,880,146	1,133,409	1,133,409
PRACS	257,400	102,960	154,440	154,440
PSPG	2,665,920	2,332,680	333,240	333,240
Rhodia	182,000	72,800	109,200	109,200
Synkem	84,600	—	84,600	84,600
Wil Research Labs	376,300	361,080	15,220	15,220
Xenotech	50,606	45,545	5,061	5,061

Total	$29,190,687	$24,528,248	$4,662,439	$4,662,439

        Axonyx plans to finance its needs principally from the following:

  •
  its existing capital resources and interest earned on that capital; and

  •
  future private placement financing or other equity financings.

        Axonyx believes that it has sufficient capital resources to finance its plan of operation at least through June 30, 2007. However, this is a forward-looking statement, and there may be changes that could consume available resources significantly before such time. Axonyx's long term capital requirements and the adequacy of its available funds will depend on many factors, including the eventual contract costs of undertaking large later stage clinical trials with any of its compounds under development, the potential cost of acquiring or developing compounds that Axonyx may license in, regulatory delays, patent costs for filing, prosecuting, maintaining and defending its patent rights, and defending its current class action securities litigation, among others.

        Axonyx may be periodically seeking potential equity financing, sub-licensing and other collaborative arrangements that may generate additional capital for it in order to support its research and development activities. Axonyx cannot assure you that it will generate sufficient additional capital or revenues, if any, to fund its operations beyond June 30, 2007, that any future equity financings will be successful, or that other potential financings through bank borrowings, debt or equity offerings, or otherwise, will be available on acceptable terms or at all.

        As described elsewhere in this joint proxy statement/prospectus, Axonyx has entered into a definitive merger agreement with TorreyPines. The completion of this merger is subject to shareholder approval and is expected to close during the fourth quarter of 2006. Axonyx's business plan, portfolio prioritization and liquidity needs will all be reassessed upon completion of the merger.

Critical Accounting Policies and Estimates

        This discussion and analysis of Axonyx's financial condition and results of operations are based on its financial statements that have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires Axonyx's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates. Axonyx has disclosed all significant accounting policies in Note B to its consolidated financial statements included in this joint proxy statement/prospectus. Axonyx's critical accounting policies are:

Principles of consolidation

        Axonyx's consolidated financial statements include the accounts of Axonyx Europe, B.V., a wholly owned subsidiary organized in The Netherlands.

Revenue recognition

        Axonyx defers recognition of revenue from fees received in advance unless they represent the culmination of a separate earnings process. Such deferred fees are recognized as revenue over the term of the arrangement as they are earned, in accordance with the agreement. License fees represent the culmination of a separate earnings process if they are sold separately without obligating Axonyx to perform research and development activities or other services. Right to license fees is recognized over the term of the arrangement. Nonrefundable, non-creditable license fees that represent the culmination of a separate earnings process are recognized upon execution of the license agreement. Revenue from the achievement of milestone events stipulated in the agreements will be recognized when the milestone is achieved. Royalties will be recognized as revenue when the amounts earned become fixed and determinable.

Research, development costs

        Research and development costs are expensed as incurred.

Stock-based compensation

        Commencing January 1, 2006 Axonyx adopted Statement of Financial Accounting Standard No. 123R, "Share Based Payment ("SFAS 123R"), which requires all share-based payments, including grants of stock options, to be recognized in the statement of operations as an operating expense, based on fair values on grant date. Prior to adopting SFS 123R, Axonyx accounted for stock-based employee compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Axonyx has applied the modified prospective method in adopting SFAS 123R. Accordingly, periods prior to adoption have not been restated.

Accounting for Investment in OXIS

        Beginning March 1, 2005, Axonyx accounts for its investment in OXIS under the equity method of accounting, as prescribed by Accounting Principals Board Opinion No. 18 "The Equity Method of Accounting for Investments in Common Stock".

New Accounting Pronouncements

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—A Replacement Of APB Opinion No. 20 AND FASB Statement No. 3 (SFAS 154). SFAS 154 requires retrospective application to prior periods' financial statements for changes in accounting principle.

SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The implementation of SFAS 154 is not expected to have a material impact on Axonyx's results of operations, financial position or cash flows.

        In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensations." This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees. The impact of adopting SFAS 123R cannot be currently estimated since it will depend on share based payments granted in the future. However, had Axonyx adopted SFAS 123R in prior periods, the impact would have approximated the impact of SFAS 123 as described in the disclosure of proforma net loss and net loss per share in Note B[11] to Axonyx's consolidated financial statements included elsewhere herein.

        In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" (FIN 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Axonyx does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and Axonyx is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
AXONYX'S MARKET RISK

        Axonyx has foreign currency accounts that are exposed to currency exchange risk. These foreign currency accounts have been utilized to fund the operations of its wholly owned subsidiary, Axonyx Europe, based in The Netherlands. Axonyx had a net foreign exchange loss for the fiscal year ended December 31, 2005 of $109,000 and a net foreign exchange loss for the six months ended June 30, 2006 of $23,000. If the foreign currency rates were to fluctuate by 10% from rates at December 31, 2005 and 2004 and at June 30, 2006, the effect on Axonyx's financial statements would not be material. However, there can be no assurance there will not be a material impact in the future. In 2003, Axonyx adopted a policy to limit the purchase of foreign currencies to the amounts necessary to cover firm contractual commitments in foreign currencies for the forward six months. However, as long as Axonyx continues to fund its foreign operations, it will be exposed to some currency exchange risks. The majority of Axonyx's ongoing clinical trials are being conducted in Europe.

        Axonyx considers its investments in money market accounts and time deposits as cash and cash equivalents. The carrying values of these investments approximate fair value because of these instruments and accounts. Axonyx classifies its investments in auction rate securities as short-term investments. The carrying value of these securities approximates fair value because of the liquidity they are traded as short term investments due to the interest reset feature. Therefore, changes in the market's interest rates do not affect the value of the investments as recorded by Axonyx.

        Axonyx does not enter into or trade derivatives or other financial instruments or conduct any hedging activities.

TORREYPINES' MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of financial condition and results of operations should be read together with "Selected Historical Financial Data of TorreyPines" and TorreyPines' financial statements and accompanying notes appearing elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements, based on current expectations and related to future events and TorreyPines' future financial performance, that involve risks and uncertainties. TorreyPines' actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth in the section entitled "Risk Factors" in this joint proxy statement/prospectus and elsewhere in this joint proxy statement/prospectus.

Overview

        TorreyPines discovers and develops novel small molecules to treat diseases and disorders of the CNS including migraine, chronic pain, and AD. Through in-house discovery and strategic in-licensing, TorreyPines has built a promising pipeline of five product candidates for these indications. TorreyPines has three product candidates in clinical development, one of which entered clinical development in August 2006, and two in preclinical testing. In addition, TorreyPines has two drug discovery programs. In the near term, the key driver of TorreyPines' success will be its ability to successfully commence and complete clinical trials for its product candidates and advance the development of its discovery-stage research programs. In the longer term, the key driver of TorreyPines' success will be its ability to commercialize products based upon its proprietary technologies, either alone or in collaboration with others.

        TorreyPines' migraine and chronic pain franchise is comprised of two product candidates that were in-licensed from Eli Lilly in 2003. Both product candidates are in clinical development. The lead product candidate, tezampanel, has been studied in two Phase I and five Phase IIa clinical trials. The five Phase IIa trials were double-blind, placebo-controlled trials that evaluated the safety and efficacy of tezampanel in validated proof of concept models for migraine, post-operative pain, and neuropathic pain. In all studies, tezampanel was shown to be more effective than placebo. TorreyPines intends to initiate a Phase IIb study of tezampanel given subcutaneously to patients with migraine in the second half of 2006. TorreyPines' second compound for pain is NGX426, an orally administered form of tezampanel. NGX426 has been evaluated in preclinical studies, and in June 2006, TorreyPines filed an IND for NGX426 with the FDA. In August 2006, TorreyPines initiated a Phase I clinical study with NGX426. Initially, TorreyPines intends to develop NGX426 as a treatment for migraine with additional development targeted toward chronic pain conditions such as neuropathic pain.

        TorreyPines' franchise for AD includes three product candidates. One product candidate is in clinical development and the other two are in preclinical testing. TorreyPines believes that each of its product candidates may delay the onset or slow the progression of AD, and that these product candidates may represent a new generation of treatments for AD that target the underlying disease mechanism. The most advanced compound, NGX267, in development for AD, is an orally administered muscarinic agonist that was in-licensed from Life Science Research Israel, or LSRI, in 2004. TorreyPines has completed two Phase I single dose studies of NGX267 in healthy adult males. The second study, of similar design, was conducted in healthy elderly male and females. TorreyPines currently expects to initiate a Phase I multiple dose study of NGX267 by mid-2007. The two additional product candidates in TorreyPines' AD franchise are in preclinical testing. NGX292, a follow-on muscarinic agonist, is a metabolite of NGX267, was also in-licensed from LSRI and has a similar mechanism of action to NGX267. NGX555 was discovered by TorreyPines' scientists. NGX555 is the lead compound in a series of potent compounds, and it is targeted to be developed to delay the onset or to slow the progression of AD.

        In addition, TorreyPines' franchise for AD also includes two discovery programs that are focused on discovering and validating novel molecular targets and small molecules for AD. Both programs are partnered with Eisai under collaborative research agreements. TorreyPines has entered into four collaborative research agreements with Eisai since 2001. These agreements have provided TorreyPines with $34.8 million in up-front fees, equity payments and research funding.

        TorreyPines has incurred net losses since inception as it has devoted substantially all of its resources to research and development, including early-stage clinical trials. As of June 30, 2006, TorreyPines' accumulated deficit was $70.7 million. TorreyPines expects to incur substantial and increasing losses for the next several years as it continues to expend substantial resources seeking to successfully research, develop, manufacture, obtain regulatory approval for, market and sell any product candidates. TorreyPines expects that in the near term, it will incur substantial losses relating primarily to costs and expenses in its efforts to advance the development of tezampanel, NGX426, and NGX267.

        TorreyPines has not generated any revenue from the sale of drugs since its inception and does not expect to generate any revenue from the sale of drugs for the next several years. Because TorreyPines' product candidates are at an early stage of clinical and preclinical development and the outcome of these efforts is uncertain, TorreyPines cannot estimate the actual amounts necessary to successfully complete the development and commercialization of its product candidates or whether, or when, it may achieve profitability.

        TorreyPines believes that its available cash and cash equivalents at June 30, 2006, without giving effect to the consummation of the merger, will provide sufficient funds to enable it to meet its ongoing working capital requirements at least through December 31, 2006. If the merger is not consummated and TorreyPines is unable to raise additional funds prior to that date, it may not have funds sufficient to allow it to continue in operational existence and to meet its liabilities beyond 2006. TorreyPines' ability to continue as a going concern beyond 2006 is dependent on its ability to access further cash resources through the successful conclusion of one of the following scenarios:

  •
  The consummation of the merger, which would give TorreyPines access to Axonyx's cash resources. Assuming the merger closes and Axonyx's net cash at closing is approximately $40.0 million, TorreyPines believes that it would have sufficient funds to support its current operating plan through at least December 31, 2007.

  •
  If the merger is not completed, TorreyPines would be dependent on accessing additional capital necessary to fund its operations beyond December 31, 2006 through public or private equity offerings, debt financings, and/or collaborative and licensing arrangements. However, additional funds or other third-party arrangements may not be available in the near term or on terms that are acceptable to TorreyPines, if at all.

        TorreyPines cannot assure investors that the proposed merger with Axonyx will be completed or that TorreyPines' efforts to raise additional private or public funding will be successful. If adequate funds are not available in the near term, TorreyPines may be required to:

  •
  terminate or delay clinical trials or studies of tezampanel, NGX426, and/or NGX267;

  •
  terminate or delay the preclinical development of one or more of its other preclinical product candidates;

  •
  curtail its discovery programs that are designed to identify novel molecular targets and small molecules for AD; and/or

  •
  relinquish rights to product candidates, development programs, or discovery development programs that it may otherwise seek to develop or commercialize on it own.

Financial Operations Overview

Revenue

        All of TorreyPines' revenue to date has been derived from license and option fees and research funding from its collaborative research agreements. TorreyPines will continue to seek partners for some or all of its product candidates, drug development programs and drug discovery programs. In the future, TorreyPines will seek to generate revenue from some or all of the following sources:

  •
  license and option fees from partners;

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  research funding from partners;

  •
  milestone payments from partners;

  •
  royalties from partners; and

  •
  product sales.

        TorreyPines expects that any revenue it generates will fluctuate from quarter to quarter as a result of the timing and amount of payments received under its collaborative research agreements, and the amount and timing of payments it receives upon the sale of its products, to the extent any are successfully commercialized. If TorreyPines fails to complete the development of its product candidates in a timely manner or obtain regulatory approval, TorreyPines' ability to generate future revenue, and its financial condition and results of operations, would be materially adversely affected.

Research and Development

        Since inception, TorreyPines has focused on drug discovery and development of small molecule drugs to treat diseases and disorders of the CNS. TorreyPines currently has three compounds in clinical development:

  •
  Tezampanel, for the treatment of migraine, which has been studied in two Phase I clinical trials and five Phase IIa clinical trials for which TorreyPines expects to begin a Phase IIb study in the second half of 2006;

  •
  NGX426, for the treatment of migraine, which is currently in Phase I clinical trials; and

  •
  NGX267, for the treatment of AD, which has been studied in two Phase I single dose studies for which TorreyPines expects to begin a Phase I multiple dose study by mid-2007.

        Research and development expense has represented approximately 90%, 83% and 87% of TorreyPines' total operating expenses for the years ended December 31, 2003, 2004 and 2005, respectively. For the three months ended June 30, 2005 and 2006, research and development expense represented approximately 87% and 92%, respectively, of TorreyPines' total operating expenses. For the six months ended June 30, 2005 and 2006, research and development expense represented approximately 86% and 91%, respectively, of TorreyPines' total operating expenses. TorreyPines expenses research and development costs as incurred. Research and development expense consists of expenses incurred in identifying, researching, developing and testing product candidates. These expenses primarily consist of the following:

  •
  compensation of personnel associated with research and development activities, including consultants and contract research organizations;

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  laboratory supplies and materials;

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  manufacturing product candidates for preclinical testing and clinical studies;

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  preclinical costs, including toxicology studies;

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  fees paid to professional service providers for independent monitoring and analysis of TorreyPines' clinical trials;

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  depreciation of equipment; and

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  allocated costs of facilities and infrastructure.

        Because of the risks inherent in research and development, TorreyPines cannot reasonably estimate or know the nature, timing and estimated costs of the efforts necessary to complete the development of its programs, the anticipated completion dates of these programs, or the period in which material net cash inflows are expected to commence, if at all, from the programs described above and any potential future product candidates. Any failure by TorreyPines or one of its partners to complete any stage of the development of any potential products in a timely manner could have a material adverse effect on TorreyPines' operations, financial position and liquidity.

General and Administrative

        General and administrative expense consists primarily of salaries and other related costs for personnel in executive, finance, accounting, business development, information technology and human resource functions. Other costs include facility costs not otherwise included in research and development expense and professional fees for legal and accounting services.

        Following the merger, TorreyPines anticipates increases in general and administrative expense for investor relations and other activities associated with operating as a publicly-traded company, including costs incurred in connection with maintaining compliance with the Sarbanes-Oxley Act of 2002. These increases also will likely include the hiring of additional personnel.

Interest Income and Interest Expense

        Interest income consists of interest earned on cash and cash equivalents. Interest expense consists of interest due on notes payable, along with amortization of the fair value of warrants that were issued in conjunction with the notes payable.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2005 and 2006

        The following table summarizes TorreyPines' results of operations with respect to the items set forth in such table for the three and six months ended June 30, 2005 and 2006, in thousands, together with the percentage change in such items.

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2005	2006	$ Change	% Change	2005	2006	$ Change	% Change
Revenue	2,113	2,463	350	17%	3,392	4,925	1,533	45%
Research and Development Expenses	4,002	7,498	3,496	87%	7,171	13,144	5,973	83%
General and Administrative Expenses	576	622	46	8%	1,184	1,278	94	8%
Interest Income	198	250	52	26%	332	473	141	42%
Interest Expense	39	299	260	666%	85	456	371	436%

        Revenue.    Revenue increased 17% to $2.5 million for the quarter ended June 30, 2006 from $2.1 million for the same period in 2005. The $0.4 million increase in revenue for the quarter ended June 30, 2006 was attributable to an increase in license and option fee revenue of $0.3 million and an increase in research funding revenue of $0.1 million compared to the same period of 2005.

        Revenue increased 45% to $4.9 million for the six months ended June 30, 2006 from $3.4 million for the same period in 2005. The $1.5 million increase in revenue for the six months ended June 30,

2006 was attributable to an increase in license and option fee revenue of $1.3 million and an increase in research funding revenue of $0.2 million compared to the same period of 2005.

        The increase in both license and option fee revenue and research funding revenue for both the three and six months ended June 30, 2006 is a result of two research agreements entered into with Eisai in February and October of 2005. For both the three and six months ended June 30, 2006, TorreyPines recognized revenue from both of these agreements for the entire period. TorreyPines recognized revenue from only the February 2005 agreement during part of the three- and six-month periods ended June 30, 2005.

        Research and Development Expense.    Research and development expense increased 87% to $7.5 million for the quarter ended June 30, 2006 from $4.0 million for the comparable period in 2005. The $3.5 million increase for the quarter ended June 30, 2006 was primarily attributable to an increase in development expense of $2.9 million and an increase in research expense of $0.6 million compared to the same period of 2005.

        Research and development expense increased 83% to $13.1 million for the six months ended June 30, 2006 from $7.2 million for the comparable period in 2005. The $5.9 million increase for the six months ended June 30, 2006 was primarily attributable to an increase in development expense of $5.0 million and an increase in research expense of $0.9 million.

        For both the three and six month periods ended June 30, 2006, $1.75 million of the increase in development expense is due to the achievement of certain milestones under the 2004 license agreement TorreyPines has with LSRI. During the three and six months ended June 30, 2005 no significant milestones were achieved under this agreement. The remaining increases in development expense for both the three and six months ended June 30, 2006 were principally due to ongoing costs related to Phase I clinical trials and studies for tezampanel and NGX267, and increased preclinical testing for NGX426. The clinical trials for tezampanel started in June 2005, so no significant costs were incurred during the three and six months ended June 30, 2005. The increase in research expense for both the three- and six-month periods ended June 30, 2006 was principally due to work performed in relation to the two research agreements entered into with Eisai in February and October of 2005. Specifically, costs for research and lab supplies accounted for most of the increase during both the three- and six-month periods ended June 30, 2006.

        General and Administrative Expense.    General and administrative expense increased 8% for the quarter ended June 30, 2006 to $622,000 from $576,000 for the comparable period in 2005. The $46,000 increase for the quarter ended June 30, 2006 is attributable to increases in personnel costs and related expenses and increases in professional fees offset by a decrease in facilities costs compared to the same period of 2005.

        General and administrative expense increased 8% for the six months ended June 30, 2006 to $1.3 million from $1.2 million for the comparable period in 2005. The $0.1 million increase for the six months ended June 30, 2006 was primarily attributable to increases in personnel costs and related expenses and legal expenses for intellectual property, offset by a decrease in professional fees compared to the same period of 2005.

        Interest Income.    Interest income increased 26% to $250,000 for the quarter ended June 30, 2006 from $198,000 for the comparable period in 2005. Interest income increased 42% to $473,000 for the six months ended June 30, 2006, from $332,000 for the comparable period in 2005. The $52,000 and $141,000 respective increases for the three and six months ended June 30, 2006 are primarily attributable to higher yields earned on TorreyPines' cash and cash equivalents balances due to an increase in interest rates, offset by lower average cash and cash equivalents balances during these periods.

        Interest Expense.    Interest expense increased 666% to $299,000 for the quarter ended June 30, 2006 from $39,000 for the comparable period in 2005. Interest expense increased 436% to $456,000 for the six months ended June 30, 2006 from $85,000 for the comparable period in 2005. The $260,000 and $371,000 respective increases for the three and six months ended June 30, 2006 are attributable to a higher average debt balance and a higher average interest rate during these periods as a result of the $10 million debt facility agreement entered into in September 2005. TorreyPines drew down $5.0 million of the debt facility in September 2005 and the remaining $5.0 million in March 2006.

Comparison of the Year Ended December 31, 2004 and 2005

        The following table summarizes TorreyPines' results of operations with respect to the items set forth in such table for the years ended December 31, 2004 and 2005, in thousands, together with the change in such items in dollars and as a percentage.

	Years Ended December 31
	2004	2005	$ Change	% Change
Revenue	$3,551	$7,967	$4,416	124%
Research and Development Expenses	11,373	17,314	5,941	52%
General and Administrative Expenses	2,398	2,583	185	8%
Interest Income	170	774	604	355%
Interest Expense	295	290	(5)	(2)%

        Revenue.    Total revenue increased 124% to $8.0 million in 2005 from $3.6 million in 2004. The $4.4 million increase was primarily attributable to an increase in license and option fee revenue, with research funding revenue remaining unchanged. The increase in license and option fee revenue was a result of two research agreements entered into with Eisai in February and October of 2005.

        Research and Development Expense.    Research and development expense increased 52% to $17.3 million in 2005 from $11.4 million in 2004. The $5.9 million increase was primarily attributable to an increase in development expense of $4.4 million, and an increase in research expense of $1.5 million. The increase in development expense was principally due to the initiation of Phase I clinical trials and studies for tezampanel and NGX267 in 2005, and the ongoing costs of these trials and studies. There were no clinical trials or studies in 2004. The increase in research expense was principally due to work performed in relation to the two research agreements entered into with Eisai in February and October of 2005. Specifically, costs for external research studies and research and lab supplies accounted for most of the increase.

        General and Administrative Expense.    General and administrative expense increased 8% to $2.6 million in 2005 from $2.4 million in 2004. The $185,000 increase was attributable to an increase in personnel costs and related expenses.

        Interest Income.    Interest income increased 355% to $774,000 in 2005 from $170,000 in 2004. The $604,000 increase is attributable to higher average cash and cash equivalents balances in 2005.

        Interest Expense.    Interest expense decreased 2% to $290,000 in 2005 from $295,000 in 2004. The $5,000 decrease is attributable to a lower average debt balance in 2005, offset by a higher interest rate. TorreyPines entered into a $10.0 million debt facility agreement in September 2005, and drew down $5.0 million of the debt facility at that time. TorreyPines also repaid $1,000,000 in existing debt in September 2005. Although the Company's debt balance increased in September 2005, the higher debt balance was only outstanding for three and six months in 2005, thus resulting in an overall lower average debt balance in 2005 compared to 2004.

Comparison of the Year Ended December 31, 2003 and 2004

        The following table summarizes TorreyPines' results of operations with respect to the items set forth in such table for the years ended December 31, 2003 and 2004, in thousands, together with the change in such items in dollars and as a percentage.

	Years Ended December 31
	2003	2004	$ Change	% Change
Revenue	$3,644	$3,551	$(93)	(3)%
Research and Development Expense	14,729	11,373	(3,356)	(23)%
General and Administrative Expense	1,627	2,398	771	47%
Interest Income	130	170	40	31%
Interest Expense	513	295	(218)	(42)%

        Revenue.    Total revenue decreased 3% to $3.5 million in 2004 from $3.6 million in 2003. The $93,000 decrease was attributable to a decrease in license and option fee revenue of $248,000, offset by an increase in research funding revenue of $155,000.

        Research and Development Expenses.    Research and development expense decreased 23% to $11.4 million in 2004 from $14.7 million in 2003. The $3.3 million decrease was primarily attributable to a decrease in development expense of $2.8 million, and a decrease in research expense of $586,000. In 2003 TorreyPines paid $6.0 million to Eli Lilly as part of the agreement to in-license tezampanel and NGX426. This payment was the only development expense incurred in 2003. In 2004 development operations began and development expense for the year was only $3.2 million, $2.8 million less than in 2003. The decrease in research expense was principally due to a decrease in the number and cost of external research studies.

        General and Administrative Expenses.    General and administrative expense increased 47% to $2.4 million in 2004 from $1.6 million in 2003. The $771,000 increase was primarily attributable to an increase in personnel costs and professional fees as TorreyPines expanded its business.

        Interest Income.    Interest income increased 31% to $170,000 in 2004 from $130,000 in 2003. The $40,000 increase is attributable to higher average cash and cash equivalents balances in 2004.

        Interest Expense.    Interest expense decreased 42% to $295,000 in 2004 from $513,000 in 2003. The $218,000 decrease is attributable to interest on a lower average debt balance in 2004 compared to 2003.

Liquidity and Capital Resources

        Since its inception, TorreyPines has financed it business primarily through private placements of preferred stock, payments from research agreements, debt financing and interest income. TorreyPines has incurred significant losses since its inception.

        Through June 30, 2006, TorreyPines had received net proceeds of approximately $67.4 million from the issuance of equity securities. In September and November 2004, TorreyPines sold a total of 19,866,665 shares of Series C redeemable convertible preferred stock for net proceeds of $29.2 million. In June 2006, TorreyPines sold a total of 4,242,846 shares of Series C-2 redeemable convertible preferred stock for net proceeds of $6.3 million.

        Through June 30, 2006, TorreyPines had received an aggregate of $32.3 million in license and option fee payments and research funding payments. In February 2005 and October of 2005, TorreyPines entered into two separate research agreements with Eisai under which up-front payments of $10.0 million and $3.6 million, respectively, were received.

        Through June 30, 2006, TorreyPines had incurred $18.7 million in debt to finance equipment purchases and its ongoing operations. In September 2005, TorreyPines entered into a $10.0 million debt facility agreement, and drew down $5.0 million in September 2005 and $5.0 million in March 2006.

        At June 30, 2006, TorreyPines had cash and cash equivalents of $26.9 million as compared to $28.8 million at December 31, 2005. The cash balance at June 30, 2006 is $1.9 million lower than the balance at December 31, 2005 due to the $5.0 million drawdown of debt in March 2006 and the issuance of redeemable convertible preferred stock in the amount of $6.3 million, net of issuance costs, in June 2006, offset by operating losses, capital equipment purchases, repayments of debt and working capital movements from December 31, 2005 to June 30, 2006. Cash and cash equivalents increased from $27.6 million at December 31, 2004 to $28.8 million at December 31, 2005. The higher balance at December 31, 2005 was a result of the two research agreements entered into with Eisai in 2005 and the debt facility entered into in 2005, offset by operating losses, capital equipment purchases, repayments of debt and working capital movements from December 31, 2004 to December 31, 2005.

        Net cash provided by operating activities decreased $16.1 million, from $3.5 million provided by operating activities in the six months ended June 30, 2005 to $12.6 million used in operating activities in the six months ended June 30, 2006. This decrease was due to an increase in operating losses and a decrease in deferred revenue as a result of the $10.0 million up-front payment received from Eisai related to the February 2005 research agreement.

        Net cash used in investing activities decreased $32,000, from $165,000 in the six months ended June 30, 2005 to $133,000 in the six months ended June 30, 2006. TorreyPines' investment activities in these periods consisted of purchases of capital equipment.

        Net cash provided by financing activities increased $11.6 million, from cash used in financing activities of $902,000 in the six months ended June 30, 2005 to $10.7 million provided by financing activities in the six months ended June 30, 2006. TorreyPines' financing activities during the six month period ended June 30, 2006 consisted primarily of the issuance of redeemable convertible preferred stock in the amount of $6.3 million, net of issuance costs and a $5.0 million drawdown of debt offset by repayments of debt of $634,000. During the six-month period ended June 30, 2005, TorreyPines' financing activities consisted primarily of repayments of debt.

        TorreyPines currently expects to have no material capital expenditures for the remainder of 2006.

        As of December 31, 2005, TorreyPines had the following contractual obligations (in thousands):

	Payments Due by Period
Contractual Obligations	Total	2006	2007	2008	2009	2010	2011 and Beyond
Debt*	$10,000	$2,188	$3,211	$3,585	$1,016	$—	$—
Operating lease obligations	1,876	534	611	626	105	—	—
Purchase obligations	1,129	1,129	—	—	—	—	—

Total contractual cash obligations	$13,005	$3,851	$3,822	$4,211	$1,121	$—	$—

*
The above table includes $5.0 million of debt TorreyPines borrowed in March 2006.

        TorreyPines intends to use the cash resources that will be available to it if the merger is completed to, among other things:

  •
  conduct a Phase IIb, dose-ranging, multi-center study of tezampanel in patients with migraine

  •
  conduct a Phase I, first-in-human study of NGX426 and, if the data are supportive, continue to advance NGX426 in clinical development

  •
  conduct a Phase I multiple dose study of NGX267 and, if the data are supportive, continue to advance NGX267 in clinical development

  •
  advance its preclinical candidates, NGX292 and NGX555

  •
  discover and develop additional drug candidates for AD

  •
  prosecute and maintain its intellectual property rights relating to its product candidates and future products, if any; and

  •
  hire additional scientific and management personnel and upgrade its operational, financial and management information systems and facilities.

        TorreyPines' management believes that it has sufficient funds, before giving effect to the closing of the merger, to enable it to meet its ongoing working capital requirements through at least December 31, 2006. Assuming the merger closes and Axonyx's net cash at closing is approximately $40 million, TorreyPines believes that it would have sufficient funds to support its current operating plan through at least December 31, 2007. For a further discussion of the risks related to the availability of cash to fund TorreyPines' future operations, please see "Overview" in this section.

Critical Accounting Policies

        TorreyPines' discussion and analysis of its financial condition and results of operations are based on its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires TorreyPines to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Note 1 of the notes to TorreyPines' financial statements included elsewhere in this joint proxy statement/prospectus includes a summary of TorreyPines' significant accounting policies and methods used in the preparation of TorreyPines' financial statements. On an ongoing basis, TorreyPines' management evaluates its estimates and judgments, including those related to revenue, accrued expenses, and the fair value of its common stock. TorreyPines' management bases its estimates on historical experience, known trends and events, and various other factors that it believes to be reasonable under the circumstances, the results of which form its basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        TorreyPines' management believes the following accounting policies and estimates are most critical to aid you in understanding and evaluating TorreyPines' reported financial results.

Revenue

        TorreyPines recognizes revenue in accordance with the SEC's Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition, and Emerging Issues Task Force, or EITF, No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenue to date has been generated through four research agreements with Eisai and has resulted in license and option fee revenue and research funding revenue for TorreyPines. The terms of the agreements typically include payment to TorreyPines of up-front non-refundable license and/or option fees and, in some cases, payments for research efforts. Future agreements could also include milestone payments and royalty payments.

        TorreyPines recognizes revenue from up-front non-refundable license and option fees on a straight-line basis over the contracted or estimated period of performance, which is typically the research term. Amounts received for research funding for a specific number of full-time researchers are recognized as revenue as the services are provided, as long as the amounts received are not refundable regardless of the results of the research project. Milestone payments, if any, will be recognized on achievement of the milestone, unless the amounts received are creditable against royalties or TorreyPines has ongoing performance obligations. Royalty payments, if any, will be recognized on sale of the related product, provided the royalty amounts are fixed and determinable, and collection of the related receivable is probable.

Accrued Expenses

        As part of the process of preparing financial statements, TorreyPines is required to estimate accrued expenses. This process involves identifying services which have been performed on TorreyPines' behalf, and estimating the level of service performed and the associated cost incurred for such service as of each balance sheet date in TorreyPines' financial statements. Examples of services for which TorreyPines must estimate accrued expenses include contract service fees paid to contract manufacturers in conjunction with the production of clinical drug supplies and to contract research organizations in connection with its preclinical studies and clinical trials. In connection with such service fees, TorreyPines' estimates are most affected by its understanding of the status and timing of services provided. The majority of TorreyPines' service providers invoice TorreyPines in arrears for services performed. In the event that TorreyPines does not identify certain costs which have begun to be incurred, or TorreyPines under- or over-estimates the level of services performed or the costs of such services in a given period, TorreyPines' reported expenses for such period would be too low or too high. The date on which certain services commence, the level of services performed on or before a given date, and the cost of such services are often determined based on subjective judgments. TorreyPines makes these judgments based upon the facts and circumstances known to TorreyPines. To date, TorreyPines has been able to reasonably estimate these costs; however, as TorreyPines increases the level of services performed on its behalf, it will become increasingly more difficult for TorreyPines to estimate these costs, including as a result of increased clinical trials and drug manufacturing efforts, which could result in TorreyPines' reported expenses for future periods being too high or too low.

Stock-Based Compensation

        TorreyPines estimates the fair value of stock options granted using the Black-Scholes option valuation model. This fair value is then amortized over the requisite service periods of the awards. The Black-Scholes option valuation model requires the input of highly subjective assumptions, including the option's expected life, price volatility of the underlying stock, risk free interest rate and expected dividend rate. As stock-based compensation expense is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. Statement of Financial Accounting Standards, or SFAS, No. 123R, Share-Based Payments, requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. TorreyPines may elect to use different assumptions under the Black-Scholes option valuation model in the future, which could materially affect its net income or loss and net income or loss per share.

Off-Balance Sheet Arrangements

        Since inception, TorreyPines has not engaged in any off-balance sheet financing activities, including the use of structured finance, special purpose entities or variable interest entities.

Inflation

        TorreyPines does not believe that inflation has had a significant impact on its revenues or results of operations since inception.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT TORREYPINES' MARKET RISK

        TorreyPines is exposed to market risk related to changes in interest rates. TorreyPines' current investment policy is to maintain an investment portfolio consisting mainly of U.S. money market and high-grade corporate securities, directly or through managed funds, with maturities of one and a half years or less. TorreyPines does not enter into investments for trading or speculative purposes. TorreyPines' cash is deposited in and invested through highly rated financial institutions in North America. TorreyPines' marketable securities are subject to interest rate risk and will fall in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from levels at December 31, 2005 and 2004 and at June 30, 2006, TorreyPines' management estimates that the fair value of its investment portfolio would decline by an immaterial amount. While TorreyPines' cash and investment balances will increase upon completion of the merger, it will have the ability to hold its fixed income investments until maturity, and therefore TorreyPines' management would not expect TorreyPines' operating results or cash flows to be affected to any significant degree by the effect of a change in market interest rates on its investments.

        TorreyPines has foreign currency accounts that are exposed to currency exchange risk. The functional currency of TorreyPines' subsidiary, which is based in Belgium, is its local currency. Accordingly, the accounts of this subsidiary are translated from the local currency to the U.S. dollar using the current exchange rate at the balance sheet date for the balance sheet accounts, and using the average exchange rate during the period for revenue and expense accounts. The effects of translation are recorded in accumulated other comprehensive loss as a separate component of stockholders' deficit. Because TorreyPines did not have any transactions denominated in foreign currencies during the years ended December 31, 2004 and 2005 and the six months ended June 30, 2006, TorreyPines did not record exchange gains and losses in operations for those periods. If the foreign currency rates were to fluctuate by 10% from exchange rates at December 31, 2004 and 2005 and at June 30, 2006, the effect on TorreyPines' financial statements would not be material. However, there can be no assurance there will be not be a material impact in the future.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Resignation of Axonyx's Current Executive Officers

        Pursuant to the merger agreement, all of Axonyx's current executive officers will resign immediately prior to the completion of the merger.

Executive Officers and Directors of the Combined Company Following the Merger

        Axonyx's board of directors is currently comprised of six directors. Following the merger, the board of directors will be comprised of ten directors, six from TorreyPines and four from Axonyx.

        Following the merger, the management team of the combined company is expected to be composed of the management team of TorreyPines. The following table lists the names and ages as of August 23, 2006 and positions of the individuals who are expected to serve as executive officers, directors and other key employees of the combined company upon completion of the merger:

Name	Age	Position
Executive Officers and Directors
Neil M. Kurtz, M.D.	55	President, Chief Executive Officer and Director
Evelyn Graham	58	Chief Operating Officer
Craig Johnson	44	Vice President, Finance and Chief Financial Officer
Michael Murphy, M.D., Ph.D.	59	Sr. Vice President, Discovery and Development and Chief Medical Officer
Steven Wagner, Ph.D.	49	Chief Scientific Officer
William T. Comer, Ph.D.	70	Director
Peter Davis, Ph.D.	62	Director
Jean Deleage, Ph.D.	66	Director
Steven H. Ferris, Ph.D.	63	Director
Jason Fisherman, M.D.	50	Director
Louis G. Cornacchia	73	Director
Marvin S. Hausman, M.D.	65	Director
Steven B. Ratoff	64	Director
Patrick Van Beneden	44	Director

Directors

        Neil M. Kurtz, M.D. joined TorreyPines in 2002 as President and Chief Executive Officer and a member of the board of directors. Prior to joining TorreyPines, Dr. Kurtz co-founded Worldwide Clinical Trials, a contract research organization, where he held the positions of President and Chief Executive Officer until its acquisition by United Health Group, or UHG, in September 1999. After the acquisition, Dr. Kurtz became President of Ingenix Pharmaceutical Services, a division of UHG, and also served as a member of the UHG Executive Board until joining TorreyPines. Dr. Kurtz's career includes senior positions with Boots Pharmaceuticals, Bayer Corporation, Bristol-Myers Squibb, and Merck. He currently serves on the boards of two private companies, NeurogesX, a specialty pharmaceutical company, and Medidata Solutions, a global provider of data management services. In addition, Dr. Kurtz has consulted to more than a dozen pharmaceutical companies and was a member of the faculty in the Department of Psychiatry at the University of Connecticut from 1984 to 1988 and the University of California, Los Angeles from July 1980 to 1981. Dr. Kurtz holds a B.A. in psychology from New York University and an M.D. from the Medical College of Wisconsin.

        William T. Comer, Ph.D. has been a director of TorreyPines since 2000. From 1991 to 1999, Dr. Comer served as President, Chief Executive Officer and a Director of SIBIA Neurosciences, Inc., a company focusing on drug discovery and the development of neurodegenerative disease therapeutics, which was acquired by Merck & Co. From 1961 to 1981, he was a scientist at Mead Johnson & Co., including Vice President of Research. From 1982 to 1990, Dr. Comer served in various capacities at Bristol-Meyers including President of Research and Licensing. From 1990 to 1991 he was Senior Vice President, Strategic Management for Bristol-Myers Squibb. Dr. Comer has served on the board of the University of California San Diego Foundation since 1993 and the board of the La Jolla Institute of Molecular Medicine since 2000. Dr. Comer received a B.A. in chemistry from Carleton College, and a Ph.D. in organic chemistry and pharmacology from the University of Iowa.

        Louis G. Cornacchia has served as a director of Axonyx since February 2003. Mr. Cornacchia has extensive experience in managing several engineering consultancy companies. Mr. Cornacchia received a bachelor's degree in Electrical Engineering from Manhattan College in 1955. Between 1955 and 1963, Mr. Cornacchia was employed as an RF engineer at Hazeltine Electronics Corp., at the Loral Systems Design Team where he worked on design of countermeasures/reconnaissance systems, and subsequently was employed as Chief Engineer at Victory Electronics developing light imaging scopes for the U.S. Army. In 1963 Mr. Cornacchia joined Norden Systems where he worked as a Test Equipment Manager for the F111D avionics program. In 1969, Mr. Cornacchia formed Collins Consultants International, Ltd., an engineering consultancy providing services to Norden Systems and multiple defense engineering companies. In 1974, Mr. Cornacchia formed Charger Tech Services, another engineering services company. In 1987, Mr. Cornacchia formed Scinetics, an engineering consultancy that provides microwave wireless engineering services. Scinetics provides engineering services for mobile cellular and PCS wireless companies, assisting them in obtaining approvals for seamless wireless networks. Mr. Cornacchia is presently the President of Scinetics. Mr. Cornacchia has also served as Chairman of the board of directors of Reliance Bank, White Plains, New York (1992-1995) and as a member of the Advisory Board of Patriot National Bank, Stamford, Connecticut (1995-2000).

        Peter Davis, Ph.D., has served as a director of TorreyPines since August 2005. Since 2002, Dr. Davis has worked as an independent consultant to a number of companies. Dr. Davis served as president of DNA Plant Technologies Corp., an agriculture biotechnology company, from 2001 to 2002. Dr. Davis was a member of the Executive Committee of Pulsar International, S.A., a management consultant company and an affiliate of A.G. Biotech Capital, from 1993 to 2001. From 1975 to 1993, Dr. Davis was a faculty and staff member of the Wharton School of the University of Pennsylvania. His primary appointments included Director of the Applied Research Center and Director of Executive Education. He is a member of the board of directors of several private companies as well as a member of the board of directors of Kosan Biotechnologies, Inc., a public biotechnology company. Dr. Davis received a B.A. in physics from Cambridge University, a Masters Degree in operations research from the London School of Economics and a Ph.D. in operations research from the Wharton School.

        Jean Deleage, Ph.D. has served as a director of TorreyPines since May 2000 and is currently chairman of TorreyPines' board of directors. Dr. Deleage is a founder and managing director of Alta Partners, a venture capital firm investing in information technologies and life science companies. In 1979, Dr. Deleage was a founder and a managing partner of Burr, Egan, Deleage & Co., a venture capital firm. In 1971, Dr. Deleage was the founder of Sofinnova, a venture capital organization in France, and in 1976 formed Sofinnova, Inc., Sofinnova's U.S. subsidiary. Dr. Deleage received a Baccalaureate in France, a M.A. in electrical engineering from Ecole Superieure d'Electricite, and a Ph.D. in economics from the Sorbonne.

        Steven H. Ferris, Ph.D. has served as a director of Axonyx since January 2003. Dr. Ferris is a neuropsychologist, psychopharmacologist, and gerontologist who has been studying brain aging and AD for over thirty years. Dr. Ferris is the Friedman Professor of the Alzheimer's Disease Center in the Department of Psychiatry at New York University (NYU) School of Medicine, Executive Director of NYU's Silberstein Institute for Aging and Dementia and Principal Investigator of their Alzheimer's Disease Center. Dr. Ferris has been at the NYU School of Medicine since 1973, where he has conducted a major research program focusing on cognitive assessment, early diagnosis and treatment of brain aging and AD. He has served as the Associate Editor in Chief of Alzheimer Disease and Associated Disorders, is a member of the Medical and Scientific Affairs Council of the national

Alzheimer's Association, has served on several NIH peer review panels, and has been a member of the FDA Advisory Committee which reviews new drugs for AD. He has conducted more than 50 clinical trials in aging and dementia and has been a consultant to numerous pharmaceutical companies who are developing new treatments for AD.

        Jason Fisherman, M.D. has been a director of TorreyPines since 2000. He is a Senior Vice President of Advent International Corporation, a global private equity firm where he specializes in biotechnology and emerging pharmaceutical investments, which he joined in 1996. From 1991 to 1994, Dr. Fisherman served as Senior Director of Medical Research for Enzon, Inc., a biopharmaceutical company, and previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman is currently a director of Achillion Pharmaceuticals Inc., Cellzome Inc., Nereus Pharmaceuticals Inc. and Spherics Inc. Dr. Fisherman received his B.A. from Yale University, his M.D. from the University of Pennsylvania and his M.B.A. from the Wharton School of the University of Pennsylvania.

        Marvin S. Hausman, M.D. has been a director of Axonyx since its founding in 1996. He served as Axonyx's President from 1997 until 2003 and as its Chief Executive Officer from 1997 until 2005. Dr. Hausman served as Chairman of Axonyx's board of directors from 2003 until September 2005. Dr. Hausman was a co-founder of Medco Research Inc., a pharmaceutical biotechnology company specializing in adenosine products. He has thirty years of experience in drug development and clinical care. Dr. Hausman received his medical degree from New York University School of Medicine in 1967 and completed residencies in General Surgery at Mt. Sinai Hospital in New York, and in Urological Surgery at U.C.L.A. Medical Center in Los Angeles. He also worked as a Research Associate at the National Institutes of Health, Bethesda, Maryland. He has been a Lecturer, Clinical Instructor and Attending Surgeon at the U.C.L.A. Medical Center Division of Urology and Cedars-Sinai Medical Center, Los Angeles. He has been a Consultant on Clinical/Pharmaceutical Research to various pharmaceutical companies, including Bristol-Meyers International, Mead-Johnson Pharmaceutical Company, Medco Research, Inc., and E.R. Squibb. Since October 1995, Dr. Hausman has been the President of Northwest Medical Research Partners, Inc., a medical technology and transfer company. Dr. Hausman served on the board of directors of OXIS International, Inc. ("OXIS") from March 2002 to November 2003. He was a member of the board of directors of Medco Research, Inc. from inception (1978) through 1992 and from May 1996 to July 1998. Dr. Hausman was a member of the board of directors of Regent Assisted Living, Inc., a company specializing in building assisted living centers including care of senile dementia residents, from March 1996 to April 2001. Dr. Hausman currently serves as Chairman of the board of directors of OXIS, in which Axonyx holds a 34% interest.

        Steven B. Ratoff joined the Axonyx board of directors in May 2005. In September 2005, Mr. Ratoff became Chairman of the Axonyx board of directors. Mr. Ratoff is currently a private investor and a Venture Partner with Proquest Investments, a biopharmaceutical venture firm. He most recently served as Chairman and Interim Chief Executive Officer of Cima Labs, Inc., a public specialty pharmaceutical company, from May 2003 through its sale to Cephalon, Inc. in August 2004. He was the President and Chief Executive Officer of MacroMed, Inc., a privately owned drug delivery company, from February 2001 to December 2001, and also as director since 1998. Mr. Ratoff's experience includes serving as Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, a public diversified manufacturer of consumer products, as well as fifteen years in a variety of senior financial positions with Bristol-Myers Squibb. Mr. Ratoff is currently a director of Novadel Pharma Inc.

        Patrick Van Beneden has been a director of TorreyPines since 2003. Since 2001, Mr. Van Beneden has been Executive Vice President Life Sciences of GIMV N.V., a Belgian investment company, and he has held various positions with GIMV since 1985. Mr. Van Benden has served as a member of the board of directors for Avalon Pharmaceuticals since October 2001. Mr. Van Beneden holds a Masters Degree in Applied Economics from VLEKHO-Brussels.

Executive Officers

        Evelyn Graham joined TorreyPines in 2004 as Vice President, Development; she became TorreyPines' Vice President, Corporate Development in 2005 and Chief Operating Officer in 2006. Ms. Graham was Executive Director, Development Operations at Purdue Pharma from 2000 to 2003. From 1998 to 2000, Ms. Graham was Senior Vice President of Business Development of Ingenix Pharmaceutical Services, a division of UHG, and served as Vice President of Clinical Operations at Worldwide Clinical Trials, prior to its acquisition by UHG. Previously, Ms. Graham held positions in operations management, healthcare utilization, and organizational planning at Bayer Corporation and Wyeth Pharmaceuticals (formerly Ayerst Laboratories). Ms. Graham holds a B.A. in biology from the University of Delaware and an M.B.A. from the University of Connecticut.

        Craig Johnson joined TorreyPines in 2004 as Chief Financial Officer and Vice President, Finance. From 1994 to 2004, Mr. Johnson was employed by MitoKor and last held the position of Chief Financial Officer and Senior Vice President of Operations. Prior to joining MitoKor, he was a senior financial executive for several early-stage technology companies. From 1984 to 1988, Mr. Johnson worked for the accounting firm Price Waterhouse LLP. He has been actively involved in the Association of Bioscience Financial Officers since 1998. Mr. Johnson received his B.B.A. in accounting from the University of Michigan and is a certified public accountant.

        Michael Murphy, M.D., Ph.D. joined TorreyPines in 2004 as Senior Vice President of Discovery and Development and Chief Medical Officer. Before joining TorreyPines, Dr. Murphy was Chief Medical and Scientific Officer for Ingenix Pharmaceutical Services, a division of UHG, and he also served as liaison with other UHG business units in matters of clinical trial design, regulatory activities and other programs of research. Prior to its acquisition by UHG, Dr. Murphy was Vice President of Scientific Affairs at Worldwide Clinical Trials from 1996 to 1999. He also served as Senior Vice President, Worldwide Clinical Research at Cephalon, Inc., and Vice President, Scientific and Professional Affairs, Neuroscience-Strategic Business Unit, at Hoechst-Roussel Pharmaceuticals. Dr. Murphy received his M.D. from Tulane University Medical School. He completed his fellowship training at Stanford University and the Mt. Sinai School of Medicine and he is a fellow of the American Board of Psychiatry and Neurology. He also holds a Ph.D. in pharmacology from Tulane University. He is a visiting faculty member within the Center for Experimental Pharmacology and Therapeutics, Harvard-MIT Division of Health Sciences and Technology, and lecturer for Research Fellows within the Clinical Investigator Training Program.

        Steven Wagner, Ph.D. co-founded TorreyPines in 2000 and serves as its Chief Scientific Officer. From 1991 to 1999, Dr. Wagner was the Director of Protein Biochemistry at SIBIA Neurosciences. Dr. Wagner served as the program head of SIBIA's AD drug discovery collaboration with Bristol-Myers Squibb, or BMS. Dr. Wagner was a member of SIBIA's strategic planning and drug discovery steering committees and a member of the joint steering committee between SIBIA and BMS. Dr. Wagner is an inventor on numerous patents and patent applications and has published over fifty chapters and research papers in scientific journals. Prior to leading SIBIA's AD drug discovery efforts, Dr. Wagner was a Research Associate Professor in the Department of Microbiology and Molecular Genetics at the University of California at Irvine where he co-authored the initial purification and identification of the human amyloid precursor protein. He received his B.S. in chemistry from Bellarmine College and received his M.S. and Ph.D. in biochemistry from the Health Sciences Center at the University of Louisville School of Medicine.

Executive Compensation and Option Grants

Executive Compensation

        The following table sets forth all compensation awarded to, earned by or paid to TorreyPines' chief executive officer and its four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to TorreyPines during 2005. These individuals are expected to serve the combined company in the same capacities after the closing of the merger. These individuals are referred to elsewhere in this joint proxy statement/prospectus as TorreyPines' "named executive officers."

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
				Other Annual Compensation	Restricted Stock Award(s)
		Salary	Bonus			Securities Underlying Options (#)
Name and Principal Position	Fiscal Year
		($)	($)	($)	($)
Neil M. Kurtz, M.D. President and Chief Executive Officer	2005	$326,025	$91,858	$—	$—	305,000
Evelyn Graham Chief Operating Officer	2005	$203,745	$44,263	$—	$—	300,000
Craig Johnson Vice President, Finance and Chief Financial Officer	2005	$196,892	$42,854	$—	$—	300,000
Michael Murphy, M.D., Ph.D. Sr. Vice President, Discovery and Development and Chief Medical Officer	2005	$284,410	$59,238	$—	$—	100,000
Steven Wagner, Ph.D. Chief Scientific Officer	2005	$218,829	$46,039	$—	$—	50,000

Stock Options Granted During Fiscal 2005

        The following table provides information concerning stock option grants by TorreyPines to each of its named executive officers during the year ended December 31, 2005. Amounts represent hypothetical gains that could be achieved for stock options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date stock options are granted. Actual gains, if any, on stock option exercises will depend on the future performance of TorreyPines' common stock on the date on which the stock options are exercised.

	Option Grants in Fiscal 2005
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise Price Per Share(1)	Expiration Date
					5%	10%
Neil M. Kurtz, M.D.	305,000(2)	17.2%	$0.20	6/12/15	$38,349	$97,197
Evelyn Graham.	300,000(2)	16.9%	$0.20	6/12/15	$37,721	$95,584
Craig Johnson.	300,000(2)	16.9%	$0.20	6/12/15	$37,721	$95,584
Michael Murphy, M.D., Ph.D.	100,000(2)	5.6%	$0.20	6/12/15	$12,574	$31,861
Steven Wagner, Ph.D.	50,000(2)	2.8%	$0.20	6/12/15	$6,287	$15,931

(1)
The exercise price per share was equal to the fair market value per share of common stock on the date of the grant.

(2)
Twenty-five percent (25%) of the shares vest one year from the vesting commencement date and thereafter one forty-eighth (1/48th) of the shares subject to such options will vest in equal monthly installments, such that the option shall be one hundred percent (100%) vested on the fourth anniversary of the vesting commencement date.

Stock Options Exercised During Fiscal 2005 and Fiscal Year-End Option Values

        The following table provides certain information regarding the number and value of unexercised options held as of December 31, 2005 by each of TorreyPines' named executive officers. None of TorreyPines' named executive officers exercised any stock options during the year ended December 31, 2005. Value is based on the difference between the fair market value of TorreyPines' common stock on December 31, 2005 and the applicable option exercise price, multiplied by the number of shares subject to the option.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End (Exercisable/ Unexercisable)(1)	Value of Unexercised In-the-Money Options at Fiscal Year-End (Exercisable/ Unexercisable)
Neil M. Kurtz, M.D.	977,680/393,880	$48,884/$4,444
Evelyn Graham	71,785/378,125	$0/$0
Craig Johnson	71,785/378,125	$0/$0
Michael Murphy, M.D., Ph.D.	167,708/282,292	$0/$0
Steven Wagner, Ph.D.	0/50,000	$0/$0

Compensation of Directors

        The combined company will reimburse non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors. Non-employee directors will also receive:

  •
  a $10,000 annual retainer;

  •
  a $10,000 annual retainer for service as chair of the audit committee;

  •
  a $5,000 annual retainer for service as chair of the compensation committee; and

  •
  a $5,000 annual retainer for service as chair of the nominating and corporate governance committee.

        No director who serves as an employee will receive compensation for services rendered as a director.

Compensation Committee Interlocks and Insider Participation

        The combined company's compensation committee will consist of Peter Davis, Ph.D., Jason Fisherman, M.D. and Patrick Van Beneden. Dr. Davis will be the chairman of the compensation committee. Each member of the compensation committee is an "outside" director as that term is defined in Section 162(m) of the Code, and a "non-employee" director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act. None of the combined company's executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who will serve on the combined company's board of directors or compensation committee following the merger.

Agreements with Executive Officers Following the Merger

Employment and Change-in-Control Arrangements

        TorreyPines has entered into an offer letter with each of Neil M. Kurtz, M.D. and Craig Johnson. The offer letter with Dr. Kurtz provides for an annual salary of $300,000, which will be reviewed annually by the TorreyPines' board of directors and may be increased at the sole discretion of the TorreyPines' board of directors. Dr. Kurtz will be eligible to earn a performance bonus based on his achievement of certain milestones, as mutually agreed upon by Dr. Kurtz and the TorreyPines' board of directors. The offer letter also provides for the grant of a stock option to buy 5 percent of the outstanding shares of TorreyPines' common stock on a fully-diluted basis as of September 19, 2001.

Under Dr. Kurtz's offer letter, if Dr. Kurtz's employment is terminated by TorreyPines without "cause," as defined in the offer letter, he will be entitled to severance payments in the form of continuation of his base salary in effect at the time of termination for twelve months and twelve months of accelerated vesting of the unvested shares of his stock option grant. If Dr. Kurtz's employment is terminated by the company or its successor Company without "cause," as defined in the offer letter, within 6 months following a change in control, as defined in the offer letter, then upon furnishing TorreyPines with an executed release and waiver of claims: (i) one-hundred percent of the above option will vest, and (ii) Dr. Kurtz will receive 1 year of base salary in effect at the time of termination.

        Mr. Johnson's offer letter provides for an annual salary of $181,500 and a stock option grant of 150,000 shares of TorreyPines' common stock. Mr. Johnson's offer letter also provides that if his employment is terminated by TorreyPines without cause or should Mr. Johnson's position be eliminated or adversely effected by change of control of TorreyPines, Mr. Johnson will be eligible for payment of his full salary for a period of nine months.

Related Party Transactions of Directors and Executive Officers of the Combined Company

Axonyx 1998 Equity Incentive Plan and 2000 Equity Incentive Plan

        The following current directors of Axonyx, each of whom will continue as a director of the combined company following the merger, holds the number of options to purchase Axonyx common stock set forth opposite his name in the following table:

Name of Executive Officer	Shares of Common Stock Underlying Option
Steven H. Ferris, Ph.D.	205,500	(1)
Marvin S. Hausman, M.D.	941,500	(2)
Steven B. Ratoff	293,307	(3)
Louis G. Cornacchia	216,500	(4)

(1)
54,000 of these total options remained unvested as of August 23, 2006, but the vesting of such options will accelerate upon the completion of the merger.

(2)
147,750 of these total options remained unvested as of August 23, 2006, but the vesting of such options will accelerate upon the completion of the merger.

(3)
147,275 of these total options remained unvested as of August 23, 2006, but the vesting of such options will accelerate upon the completion of the merger.

(4)
54,000 of these total options remained unvested as of August 23, 2006, but the vesting of such options will accelerate upon the completion of the merger.

Purchase of Securities

        Since April, 2000 the following executive officer of TorreyPines has purchased securities of TorreyPines, in the amount and as of the date set forth below.

Name of Executive Officer	Class of Stock Purchased	Number of Shares Purchased		Purchase Price Per Share	Date of Purchase
Steven Wagner, Ph.D.	Common Stock	400,000	(1)	$.001	April 30, 2000

(1)
Shares acquired in connection with the founding of TorreyPines, formerly Neurogenetics, Inc.

        In addition the following stockholders, which are affiliated with directors of TorreyPines, have purchased securities of TorreyPines in the amount and as of the date set forth below.

Name of Stockholder	Class of Stock Purchased	Number of Shares Purchased	Purchase Price Per Share	Date of Purchase
Entities affiliated with Advent International Corporation(1)	Series A Preferred*	2,748,375	$.91	July 18, 2000
Entities affiliated with Advent International Corporation(2)	Series B Preferred	1,333,333	$1.50	June 21, 2001
Entities affiliated with Advent International Corporation(3)	Series B Preferred	1,333,333	$1.50	September 23, 2002
Entities affiliated with Advent International Corporation(4)	Series C Preferred**	1,933,333	$1.50	September 2, 2004
Entities affiliated with Advent International Corporation(5)	Series C-2 Preferred	500,000	$1.50	June 22, 2006
Entities affiliated with Alta Partners(6)	Series A Preferred*	2,748,375	$.91	July 18, 2000
Entities affiliated with Alta Partners(7)	Series B Preferred	1,333,333	$1.50	June 21, 2001
Entities affiliated with Alta Partners(8)	Series B Preferred	1,333,333	$1.50	September 23, 2002
Entities affiliated with Alta Partners(9)	Series C Preferred**	6,808,080	$1.50	September 2, 2004
Entities affiliated with Alta Partners(10)	Series C-2 Preferred	1,264,995	$1.50	June 22, 2006
Entities affiliated with GIMV NV(11)	Series A Preferred*	2,748,375	$.91	July 18, 2000
Entities affiliated with GIMV NV(12)	Series B Preferred	1,333,333	$1.50	June 21, 2001
Entities affiliated with GIMV NV(13)	Series B Preferred	1,333,333	$1.50	September 23, 2002
Entities affiliated with GIMV NV(14)	Series C Preferred**	6,808,079	$1.50	September 2, 2004
Entities affiliated with GIMV NV(15)	Series C-2 Preferred	1,259,872	$1.50	June 22, 2006
William T. Comer	Series A Preferred*	549,675	$.91	July 18, 2000
William T. Comer	Series C-2 Preferred	333,334	$1.50	June 22, 2006

*
The shares of Series A Preferred Stock and corresponding purchase price per share reflect holdings after a forward stock split which occurred on October 10, 2000.

**
Additional shares of Series B Preferred Stock were purchased during the fourth closing of the Series B Preferred Stock financing held on October 9, 2003, however, such shares were subsequently converted to shares of Series C Preferred Stock at the closing of the Series C Preferred Stock financing. The total amount of the Series C Preferred Stock holdings listed above include the Series B exchange shares.

(1)
Consists of 2,493,526 shares of TorreyPines Series A preferred stock held by Advent Health Care and Life Sciences II Limited Partnership, 193,941 shares of TorreyPines Series A preferred stock held by Advent Health Care and Life Sciences II Beteiligung GmbH& Co. KG, 55,411 shares of TorreyPines Series A preferred stock held by Advent HLS II Limited Partnership and 5,497 shares of TorreyPines Series A preferred stock held by Advent Partners Limited Partnership. Advent Venture Partners LLP owns 100% of Advent Management III Limited, which is General Partner of Advent Management III Limited Partnership, which is General Partner of each of Advent Health Care and Life Sciences II Limited Partnership, Advent Health Care and Life Sciences II Beteiligung GmbH& Co. KG and Advent HLS II Limited Partnership. Jason Fisherman, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each fund disclaims beneficial ownership of the others' shares.

(2)
Consists of 1,209,457 shares of TorreyPines Series B preferred stock held by Advent Health Care and Life Sciences II Limited Partnership, 94,069 shares of TorreyPines Series B preferred stock held by Advent Health Care and Life Sciences II Beteiligung GmbH& Co. KG, 26,933 shares of TorreyPines Series B preferred stock held by Advent HLS II Limited Partnership and 2,874 shares of TorreyPines Series B preferred stock held by Advent Partners Limited Partnership. Advent Venture Partners LLP owns 100% of Advent Management III Limited, which is General Partner of Advent Management III Limited Partnership, which is General Partner of each of Advent Health Care and Life Sciences II Limited Partnership, Advent Health Care and Life Sciences II Beteiligung GmbH& Co. KG, Advent HLS II Limited Partnership and Advent Partners Limited Partnership. Jason Fisherman, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each fund disclaims beneficial ownership of the others' shares.

(3)
Consists of 1,209,457 shares of TorreyPines Series B preferred stock held by Advent Health Care and Life Sciences II Limited Partnership, 94,069 shares of TorreyPines Series B preferred stock held by Advent Health Care and Life Sciences II Beteiligung GmbH& Co. KG, 26,933 shares of TorreyPines Series B preferred stock held by Advent HLS II Limited Partnership and 2,874 shares of TorreyPines Series B preferred stock held by Advent Partners Limited Partnership. Advent Venture Partners LLP owns 100% of Advent Management III Limited, which is General Partner of Advent Management III Limited Partnership, which is General Partner of each of Advent Health Care and Life Sciences II Limited Partnership, Advent Health Care and Life Sciences II Beteiligung GmbH& Co. KG, Advent HLS II Limited Partnership and Advent Partners Limited Partnership. Jason Fisherman, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each fund disclaims beneficial ownership of the others' shares.

(4)
Consists of 1,753,533 shares of TorreyPines Series C preferred stock held by Advent Health Care and Life Sciences II Limited Partnership, 137,267 shares of TorreyPines Series C preferred stock held by Advent Health Care and Life Sciences II Beteiligung GmbH& Co. KG, 38,667 shares of TorreyPines Series C preferred stock held by Advent HLS II Limited Partnership and 3,866 shares of TorreyPines Series C preferred stock held by Advent Partners Limited Partnership. Advent Venture Partners LLP owns 100% of Advent Management III Limited, which is General Partner of Advent Management III Limited Partnership, which is General Partner of each of Advent Health Care and Life Sciences II Limited Partnership, Advent Health Care and Life Sciences II Beteiligung GmbH& Co. KG, Advent HLS II Limited Partnership and Advent Partners Limited Partnership. Jason Fisherman, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each fund disclaims beneficial ownership of the others' shares.

(5)
Consists of 453,500 shares of TorreyPines Series C-2 preferred stock held by Advent Health Care and Life Sciences II Limited Partnership, 35,500 shares of TorreyPines Series C-2 preferred stock held by Advent Health Care and Life Sciences II Beteiligung GmbH& Co. KG, 10,000 shares of TorreyPines Series C-2 preferred stock held by Advent HLS II Limited Partnership and 1,000 shares of TorreyPines Series C-2 preferred stock held by Advent Partners Limited Partnership. Advent Venture Partners LLP owns 100% of Advent Management III Limited, which is General

  Partner of Advent Management III Limited Partnership, which is General Partner of each of Advent Health Care and Life Sciences II Limited Partnership, Advent Health Care and Life Sciences II Beteiligung GmbH& Co. KG, Advent HLS II Limited Partnership and Advent Partners Limited Partnership. Jason Fisherman, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each fund disclaims beneficial ownership of the others' shares.

(6)
Consists of 2,714,088 shares of TorreyPines Series A preferred stock held by Alta California Partners II, L.P., 34,287 shares of TorreyPines Series A preferred stock held by Alta Embarcadero Partners II, LLC. Alta Partners LP, as the parent of each of Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC, may be deemed to beneficially own such shares. Jean Deleage, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)
Consists of 1,316,699 shares of TorreyPines Series B preferred stock held by Alta California Partners II, L.P., 16,634 shares of TorreyPines Series B preferred stock held by Alta Embarcadero Partners II, LLC. Alta Partners LP, as the parent of each of Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC, may be deemed to beneficially own such shares. Jean Deleage, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(8)
Consists of 1,316,699 shares of TorreyPines Series B preferred stock held by Alta California Partners II, L.P., 16,634 shares of TorreyPines Series B preferred stock held by Alta Embarcadero Partners II, LLC. Alta Partners LP, as the parent of each of Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC, may be deemed to beneficially own such shares. Jean Deleage, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(9)
Consists of 1,456,348 shares of TorreyPines Series C preferred stock held by Alta California Partners II, L.P., 2,000,000 shares of TorreyPines Series C preferred stock held by Alta California Partners II, L.P.—New Pool, 205,040 shares of TorreyPines Series C preferred stock held by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, 3,053,053 shares of TorreyPines Series C preferred stock held by Alta BioPharma Partners III, L.P., 18,399 shares of TorreyPines Series C preferred stock held by Alta Embarcadero Partners II, LLC, 205,040 shares of TorreyPines Series C preferred stock held by Alta Biopharma Partners III GmbH & Co. Beteiligungs KG, and 75,240 shares of TorreyPines Series C preferred stock held by Alta Embarcadero Biopharma Partners III, LLC. Alta Partners LP, as the parent of each of Alta BioPharma Partners III GmbH& Co. Beteiligungs, Alta BioPharma Partners III, L.P., Alta California Partners II, L.P., Alta California Partners II, L.P.—New Pool, Alta Embarcadero BioPharma Partners III, LLC and Alta Embarcadero Partners II, LLC, may be deemed to beneficially own such shares. Jean Deleage, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(10)
Consists of 704,141 shares of TorreyPines Series C-2 preferred stock held by Alta California Partners II, L.P., 206,984 shares of TorreyPines Series C-2 preferred stock held by Alta California Partners II, L.P.—New Pool, 21,220 shares of TorreyPines Series C-2 preferred stock held by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, 315,967 shares of TorreyPines Series C-2 preferred stock held by Alta BioPharma Partners III, L.P., 21,220 shares of TorreyPines Series C-2 preferred stock held by Alta Biopharma Partners III GmbH & Co. Beteiligungs KG, 7,787 shares of TorreyPines Series C-2 preferred stock held by Alta Embarcadero BioPharma Partners III, LLC and 8,896 shares of TorreyPines Series C-2 preferred stock held by Alta Embarcadero Partners II, LLC. Alta Partners LP, as the parent of each of Alta BioPharma Partners III GmbH& Co. Beteiligungs, Alta BioPharma Partners III, L.P., Alta California Partners II, L.P., Alta California Partners II, L.P.—New Pool, Alta Embarcadero BioPharma Partners III, LLC and Alta Embarcadero Partners II, LLC, may be deemed to beneficially own such shares. Jean Deleage, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(11)
Consists of 2,748,375 shares of TorreyPines Series A preferred stock held by GIMV NV. Patrick Van Beneden, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(12)
Consists of 1,333,333 shares of TorreyPines Series B preferred stock held by GIMV NV. Patrick Van Beneden, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13)
Consists of 1,133,333 shares of TorreyPines Series B preferred stock held by GIMV NV and 200,000 shares of TorreyPines Series B preferred stock held by Adviesbeheer GIMV Life Sciences NV. GIMV NV, as the parent of Adviesbeheer GIMV Life Sciences NV, may be deemed to beneficially own such shares. Patrick Van Beneden, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14)
Consists of 3,520,200 shares of TorreyPines Series C preferred stock held by GIMV NV, 2,666,667 shares of TorreyPines Series C preferred stock held by Biotech Fonds Vlaanderen, NV and 621,212 shares of TorreyPines Series C preferred stock held by Adviesbeheer GIMV Life Sciences NV. GIMV NV, as the parent of each of Biotech Fonds Vlaanderen, NV and Adviesbeheer GIMV Life Sciences NV, may be deemed to beneficially own such shares. Patrick Van Beneden, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(15)
Consists of 837,259 shares of TorreyPines Series C-2 preferred stock held by GIMV NV, 274,861 shares of TorreyPines Series C-2 preferred stock held by Biotech Fonds Vlaanderen, NV and 147,752 shares of TorreyPines Series C -2 preferred stock held by Adviesbeheer GIMV Life Sciences NV. GIMV NV, as the parent of each of Biotech Fonds Vlaanderen, NV and Adviesbeheer GIMV Life Sciences NV, may be deemed to beneficially own such shares. Patrick Van Beneden, a director of TorreyPines, disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

Prior Arrangements with Directors

        William T. Comer, Ph.D., is a party to a compensation agreement with TorreyPines, pursuant to which TorreyPines has agreed to pay Dr. Comer an aggregate amount of approximately $30,000 per year for services rendered by Dr. Comer to TorreyPines.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus do not give effect to the proposed reverse stock split described in Axonyx Proposal No. 2.

        The following unaudited pro forma condensed combined financial statements give effect to the proposed business combination of Axonyx and TorreyPines. For accounting purposes TorreyPines is considered to be acquiring Axonyx in the merger. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of Axonyx, while the historical results of TorreyPines are reflected in the results of the combined company. The transaction will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values.

        For purposes of these unaudited pro forma condensed combined financial statements, Axonyx and TorreyPines have made preliminary allocations of the estimated purchase price to the assets to be acquired and liabilities to be assumed based on various preliminary estimates of their fair value, as described in Note 2 to these unaudited pro forma condensed combined financial statements. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will be based on the actual net assets of Axonyx that exist as of the date of completion of the merger. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

  •
  net cash used in Axonyx's operations between the signing of the merger agreement and the closing of the merger,

  •
  the timing of completion of the merger, and

  •
  other changes in Axonyx's assets that occur prior to completion of the merger, which could cause material differences in the information presented below.

        The unaudited pro forma condensed combined financial statements presented below are based on the historical financial statements of Axonyx and TorreyPines, adjusted to give effect to the acquisition of Axonyx by TorreyPines for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

        The unaudited pro forma condensed combined balance sheet as of June 30, 2006 gives effect to the proposed merger as if it occurred on June 30, 2006 and combines the historical balance sheets of Axonyx and TorreyPines as of June 30, 2006. The TorreyPines balance sheet information was derived from its unaudited consolidated balance sheet as of June 30, 2006 included herein. The Axonyx balance sheet information was derived from its unaudited condensed consolidated balance sheet included in its Form 10-Q for the six months ended June 30, 2006 and also included herein.

        The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2006 and the year ended December 31, 2005 is presented as if the merger was consummated on January 1, 2006 and January 1, 2005, respectively, and combines the historical results of Axonyx and TorreyPines for the six months ended June 30, 2006 and the year ended December 31, 2005. The historical results of TorreyPines were derived from its unaudited consolidated statement of operations for the six months ended June 30, 2006 and its audited statement of operations for the year ended December 31, 2005 included herein. The historical results of Axonyx were derived from its unaudited condensed consolidated statement of operations included in its Form 10-Q for the six months ended

June 30, 2006, and its audited consolidated statement of operations included in its Annual Report on Form 10-K for the year ended December 31, 2005 and also included herein.

        The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Axonyx and TorreyPines been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of TorreyPines for the six months ended June 30, 2006 and for the year ended December 31, 2005 included herein, and the historical condensed consolidated financial statements of Axonyx included in its Form 10-Q for the six months ended June 30, 2006, and the historical consolidated financial statements of Axonyx included in its Annual Report on Form 10-K for the year ended December 31, 2005, also included herein.

Unaudited Pro Forma Condensed Combined Balance Sheet

	June 30, 2006
	TorreyPines Therapeutics Historical	Axonyx Historical	Pro Forma Adjustments		Purchase Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash, cash equivalents & short-term investments	$26,863,000	$50,730,000	$—		$—		$77,593,000
Prepaid expenses & other current assets	453,000	340,000	—		—		793,000

Total current assets	27,316,000	51,070,000	—		—		78,386,000
Property and equipment, net	1,090,000	42,000	—		—		1,132,000
Investment in OXIS	—	4,336,000	—		—		4,336,000
Other noncurrent assets	555,000	24,000	—		—		579,000

Total assets	$28,961,000	$55,472,000	$—		$—		$84,433,000

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable & accrued liabilities	$3,427,000	$4,446,000	$5,077,000	A	$2,000,000	E	$14,950,000
Long-term debt, current portion	3,029,000	—	—		—		3,029,000

Total current liabilities	6,456,000	4,446,000	5,077,000		2,000,000		17,979,000
Long-term debt, net of current portion	5,975,000	—	—		—		5,975,000
Deferred rent	7,000	—	—		—		7,000
Deferred revenue	5,584,000	—	—		—		5,584,000

Total liabilities	18,022,000	4,446,000	5,077,000		2,000,000		29,545,000

Redeemable convertible preferred stock	80,637,000	—	—		(80,637,000	)C	—
Stockholders' deficit:
Common stock	33,000	54,000	—		(54,000	)B	122,000
					(33,000	)C
					122,000	D
Additional paid-in capital	960,000	150,294,000	—		(150,294,000	)B	136,660,000
					80,670,000	C
					(122,000	)D
					55,152,000	E
Accumulated other comprehensive loss	(12,000)	—	—		—		(12,000)
Accumulated deficit	(70,679,000)	(99,322,000)	(5,077,000	)A	104,399,000	B	(81,882,000)
					(11,203,000	)F

Total stockholders' equity (deficit)	(69,698,000)	51,026,000	(5,077,000)		78,637,000		54,888,000

Total liabilities and stockholders' equity (deficit)	$28,961,000	$55,472,000	$—		$—		$84,433,000

Unaudited Pro Forma Condensed Combined Statement of Operations

	Six Months Ended June 30, 2006
	TorreyPines Therapeutics Historical	Axonyx Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue
License and option fees	$3,400,000	$—	$—		$3,400,000
Research funding	1,525,000	—	—		1,525,000

Total revenue	4,925,000	—	—		4,925,000

Operating expenses
Research and development	13,144,000	5,619,000	—		18,763,000
General and administrative	1,278,000	3,553,000	—		4,831,000
Stock-based compensation	54,000	—	—		54,000

Total operating expenses	14,476,000	9,172,000	—		23,648,000

Loss from operations	(9,551,000)	(9,172,000)	—		(18,723,000)

Other income (expense)
Interest income	473,000	1,332,000	—		1,805,000
Interest expense	(456,000)	—	—		(456,000)
Foreign exchange	—	(23,000)	—		(23,000)
Gain (loss) on issuance of subsidiary stock	—	78,000	—		78,000
Equity in loss of OXIS	—	(415,000)	—		(415,000)
Gain (loss) on asset disposal	2,000	—	—		2,000

Total other income (expense)	19,000	972,000	—		991,000

Net loss	(9,532,000)	(8,200,000)	—		(17,732,000)
Dividends and accretion to redemption value of redeemable convertible preferred stock	(2,296,000)	—	2,296,000	G	—

Net loss attributable to common stockholders	$(11,828,000)	$(8,200,000)	$2,296,000		$(17,732,000)

Basic and diluted net loss per share		$(0.15)			$(0.15)

Weighted average shares used in the computation of basic and diluted net loss per share		53,681,000			121,613,000

Unaudited Pro Forma Condensed Combined Statement of Operations

	Twelve Months Ended December 31, 2005
	TorreyPines Therapeutics Historical	Axonyx Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue
License and option fees	$5,179,000	$—	$—		$5,179,000
Research funding	2,788,000	—	—		2,788,000
Product sales	—	403,000	—		403,000

Total revenue	7,967,000	403,000	—		8,370,000

Operating expenses
Research and development	17,314,000	24,621,000	—		41,935,000
General and administrative	2,583,000	5,143,000	—		7,726,000
Stock-based compensation	8,000	—	—		8,000
Cost of product sales	—	210,000	—		210,000

Total operating expenses	19,905,000	29,974,000	—		49,879,000

Loss from operations	(11,938,000)	(29,571,000)	—		(41,509,000)
Other income (expense)
Interest income	774,000	2,235,000	—		3,009,000
Interest expense	(290,000)	(2,000)	—		(292,000)
Foreign exchange	—	(109,000)	—		(109,000)
Gain (loss) on issuance of subsidiary stock	—	(314,000)	—		(314,000)
Equity in loss of OXIS	—	(1,017,000)	—		(1,017,000)
Gain (loss) on asset disposal	(88,000)	—	—		(88,000)

Total other income (expense)	396,000	793,000	—		1,189,000

Net loss before minority interest in subsidiary	(11,542,000)	(28,778,000)	—		(40,320,000)
Minority interest in loss of subsidiary	—	164,000	—		164,000
Net loss	(11,542,000)	(28,614,000)	—		(40,156,000)
Dividends and accretion to redemption value of redeemable convertible preferred stock	(4,434,000)	—	4,434,000	G	—

Net loss attributable to common stockholders	$(15,976,000)	$(28,614,000)	$4,434,000		$(40,156,000)

Basic and diluted net loss per share		$(0.53)			$(0.33)

Weighted average shares used in the computation of basic and diluted net loss per share		53,668,000			121,600,000

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

1.    Basis of Presentation

        On June 7, 2006, Axonyx and TorreyPines entered into an Agreement and Plan of Merger and Reorganization under which a wholly-owned subsidiary of Axonyx, Autobahn Acquisition, Inc., will merge with and into TorreyPines. TorreyPines will become a wholly-owned subsidiary of Axonyx and the surviving corporation of the merger. Upon completion of the merger, Axonyx will change its name to TorreyPines Therapeutics, Inc. Pursuant to the terms of the merger agreement, Axonyx will issue to TorreyPines' stockholders shares of Axonyx common stock and will assume all of the stock options and stock warrants of TorreyPines outstanding as of the merger closing date, such that TorreyPines' stockholders, option holders and warrant holders will own approximately 58% of the combined company on a pro forma basis and Axonyx stockholders, option holders and warrant holders will own approximately 42% of the combined company on a pro forma basis. The merger is intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code. The merger is subject to customary closing conditions, including approval by Axonyx and TorreyPines' stockholders.

        Because TorreyPines securityholders will own approximately 58% of the voting stock of the combined company after the transaction, TorreyPines is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the U.S. Accordingly, the assets and liabilities of Axonyx will be recorded as of the merger closing date at their estimated fair values.

2.    Purchase Price

        The preliminary estimated total purchase price of the proposed merger is as follows (in thousands):

Fair value of Axonyx's common stock	$50,889
Estimated fair value of Axonyx stock options and stock warrants assumed	4,263
Estimated transaction costs of TorreyPines	2,000

Total preliminary estimated purchase price	$57,152

        On June 7, 2006, Axonyx had 53,680,721 shares of common stock outstanding. The fair value of Axonyx common stock used in determining the purchase price was $0.948 per share based on the five-day average of the closing prices of Axonyx's common stock around and including the announcement date of the proposed transaction (June 5, 2006 through June 9, 2006, inclusive). The fair value of Axonyx's stock options and stock warrants assumed by TorreyPines was determined using the Black-Scholes option pricing model with the following assumptions: stock price of $0.948, which is the value ascribed to the Axonyx common stock in determining the purchase price; volatility of 92%; dividend rate of 0%; risk-free interest rate of 5.07%; and a weighted average expected life of 4 years. The estimated purchase price is preliminary because the proposed merger has not yet been completed. The actual purchase price may change based on the actual number of shares of Axonyx common stock and the number of Axonyx stock options and stock warrants outstanding on the merger closing date and TorreyPines final costs to complete the merger.

        Under the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Axonyx based on their estimated fair values as of the merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The excess of the fair value of assets acquired and liabilities assumed over the purchase price, if any, is considered negative goodwill and is allocated as a reduction of the amounts that otherwise would have been assigned to certain acquired assets.

        A preliminary allocation of the total preliminary estimated purchase price, as shown above, to the acquired tangible and intangible assets and assumed liabilities of Axonyx based on the estimated fair values as of June 30, 2006 and a preliminary allocation of the resulting negative goodwill are as follows (in thousands):

	Fair Value of Assets Acquired and Liabilities Assumed	Allocation of Negative Goodwill	Preliminary Allocation of Purchase Price
Cash, cash equivalents and short-term investments	$50,730	$—	$50,730
Investment in OXIS	4,336	—	4,336
Other assets	406	—	406
In-process research and development	22,945	(11,742)	11,203
Existing assumed liabilities	(4,446)	—	(4,446)
Assumed severance, retention and other merger related obligations	(5,077)	—	(5,077)

Total	$68,894	$(11,742)	$57,152

        The allocation of the estimated purchase price is preliminary because the proposed merger has not yet been completed. The purchase price allocation will remain preliminary until TorreyPines completes its valuation of intangible assets acquired and determines the fair values of other assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the merger and will be based on the fair values of the assets acquired and liabilities assumed as of the merger closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

        After the reduction of the amounts assigned to acquired assets for the negative goodwill, the amount of the preliminary purchase price allocated to in-process research and development, or IPR&D, is estimated to be $11.2 million. The acquired IPR&D projects primarily consist of three compounds in development as potential treatments for Alzheimer's disease (AD): phenserine, a symptomatic and disease progression treatment for mild to moderate AD; Posiphen™, a disease progression treatment for AD; and bisnorcymserine, a symptomatic treatment for severe AD. There are also other potential pharmaceutical compounds, including two additional potential treatments for AD, for which Axonyx has acquired patent rights.

        Because the acquired IPR&D projects are in the early stages of the development cycle, or have failed a Phase III clinical trial, as is the case for phenserine, the amount allocated to IPR&D will be recorded as an expense immediately upon completion of the merger.

3.    Pro Forma and Purchase Accounting Adjustments

        The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to certain significant capital transactions of TorreyPines occurring as a direct result of the proposed merger, the acquisition of Axonyx by TorreyPines for accounting purposes and an adjustment for contractual compensation liabilities owed to certain Axonyx key employees, in accordance with Emerging Issues Task Force, or EITF, Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

        The unaudited pro forma condensed combined financial statements do not include any adjustments for income taxes because the combined company is anticipated to incur taxable losses for the foreseeable future.

        The pro forma adjustments are as follows:

  (A)
  To reflect the accrual of change of control and severance obligations for certain key employees of Axonyx that will become due at the closing of the merger totaling $2,749,000 and estimated costs to be incurred by Axonyx to consummate the merger, not accrued as of June 30, 2006, totaling $2,328,000. Merger costs include fees payable for investment banking services, legal, accounting, printing and other consulting services.

  (B)
  To eliminate Axonyx historical stockholders' equity accounts.

  (C)
  To reflect the reclassification of TorreyPines historical common stock and redeemable convertible preferred stock accounts as additional paid-in capital prior to setting up the common stock account to reflect the combined company.

  (D)
  To set up the common stock account to reflect the combined company. This includes 53,680,721 shares of existing Axonyx common stock at par value of $0.001 plus the conversion of all outstanding shares of TorreyPines' preferred stock and common stock into 67,932,418 shares Axonyx common stock at par value of $0.001.

  (E)
  To reflect the estimated preliminary purchase price based on the estimated fair value of Axonyx common stock, stock options and stock warrants outstanding and TorreyPines' estimated merger-related fees, at the close of the merger as referred to in Note 2 above totaling $57,152,000.

  (F)
  To record the estimated fair value of in-process research and development acquired in the merger. Because the in-process research and development charge is directly attributable to the merger and will not have a continuing impact, it is not reflected in the pro forma statement of operations. However, this item will be recorded as an expense immediately following the completion of the merger.

  (G)
  To eliminate the dividends and accretion to redemption value of redeemable convertible preferred stock.

DESCRIPTION OF AXONYX'S CAPITAL STOCK

        The following information describes Axonyx's common stock and preferred stock, as well as options to purchase Axonyx's common stock, and provisions of Axonyx's certificate of incorporation and bylaws, all as will be in effect upon the consummation of the merger assuming the reincorporation of Axonyx from Nevada to Delaware. This description is only a summary. You should also refer to the certificate of incorporation and bylaws that will govern Axonyx following the merger, attached to this joint proxy statement/prospectus as Annex G and Annex H, respectively.

        Axonyx's authorized capital stock consists of 150,000,000 shares of common stock, par value $$0.001 per share and 15,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

        As of August 14, 2006, the record date for the Axonyx annual meeting, Axonyx's authorized capital stock included 150,000,000 shares of common stock, of which 53,680,721 shares were issued and outstanding.

Dividend Rights

        Subject to prior rights and preferences, if any, that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Axonyx's common stock are entitled to receive dividends, payable in cash, property or stock, out of assets legally available at the times and in the amounts as Axonyx's board of directors may from time to time determine.

Voting Rights

        Each share of Axonyx's common stock has identical rights and privileges in every respect. Each common stockholder of Axonyx is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in Axonyx's articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights

        None of the outstanding shares of Axonyx's common stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Axonyx's common stock is subject to any right of first refusal in favor of Axonyx.

Right to Receive Liquidation Distributions

        If Axonyx voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of Axonyx common stock have no preferences or any preemptive conversion or exchange rights. The outstanding common stock is, and the shares offered by Axonyx in the merger will be, fully paid and non-assessable. The rights, preferences and privileges of holders of Axonyx's common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which Axonyx may designate and issue in the future. Upon the closing of the merger, there will be no shares of Axonyx preferred stock outstanding.

Anti-Takeover Provisions

        The provisions of the DGCL and Axonyx's certificate of incorporation and bylaws may have the effect of delaying, deferring, or discouraging another person from acquiring control of Axonyx. Such provisions could limit the price that some investors might be willing to pay in the future for Axonyx common stock. These provisions of the DGCL and Axonyx's certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of Axonyx, including unsolicited takeover attempts, even though such a transaction may offer Axonyx stockholders the opportunity to sell their stock at a price above the prevailing market price.

        Axonyx is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless:

  •
  the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

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  upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        With certain exceptions, an "interested stockholder" is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

        In general, Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, Axonyx has not "opted out" of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Axonyx.

        Axonyx's certificate of incorporation and bylaws provide that its board will have one class of directors serving concurrent, one-year terms. Subject to the rights of the holders of any outstanding series of preferred stock, the certificate of incorporation authorizes only Axonyx's board of directors to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new directorships with its own nominees. The Axonyx certificate of incorporation also provides that directors may be removed by stockholders for cause by the affirmative vote of the holders of a majority of the outstanding shares of voting stock or without cause by the affirmative vote of the holders of 66 2/3% of the outstanding shares of voting stock.

        Axonyx's certificate of incorporation also provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings of stockholders. Axonyx's bylaws further provide that special meetings of Axonyx's stockholders may be called only by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by Axonyx's board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the Axonyx stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

        Axonyx's bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to Axonyx's principal executive offices not later that 90 days nor earlier than 120 days prior to the date of Axonyx's annual meeting in the preceding year, subject to changes if the annual meeting date is advanced or delayed more than 30 days for the date of the preceding year's annual meeting. The bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

        The authorized but unissued shares of Axonyx's common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, employee benefit plans and "poison pill" rights plans. One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in the combined company's management being able to issue more shares without further stockholder approval and could render more difficult or discourage an attempt to obtain control of Axonyx by means of a proxy contest, tender offer, merger or otherwise. Axonyx currently has no plans to issue shares, other than in connection with the merger, the transactions contemplated thereby and in the ordinary course of business.

Transfer Agent

        The transfer agent for Axonyx common stock is Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

Listing

        Axonyx common stock is quoted on the NASDAQ Capital Market under the symbol "AXYX." Prior to consummation of the merger, Axonyx intends to file an initial listing application with the NASDAQ Global Market pursuant to NASDAQ's "reverse merger" rules. If such application is accepted, Axonyx anticipates that its common stock will be listed on the NASDAQ Global Market following the closing of the merger under the trading symbol "TPTX." Please see the section entitled "Risk Factors—Risks Related to Axonyx" in this joint proxy statement/prospectus for more information.

Preferred Stock

        Axonyx's board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by the board of directors. Axonyx's board of directors has authorized the issuance of Series A junior participating preferred stock which includes terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of common stock might believe to be in their best interests. In addition, Axonyx's board of directors may authorize the issuance of preferred stock in which holders of preferred stock might receive a premium for their shares over the then market price. Axonyx has no present plans to issue any shares of preferred stock.

        As of August 14, 2006, the authorized capital stock of Axonyx included 15,000,000 shares of preferred stock, of which 100,000 shares have been designated as Series A Preferred Stock, no shares of which have been issued or are outstanding.

Axonyx Rights Agreement; Series A Participating Preferred Stock

        On May 13, 2005, Axonyx's board of directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.001 per share, as described in the Rights Agreement (the "Rights Agreement"), dated as of May 13, 2005, by and between Axonyx and The Nevada Agency and Trust Company, as Rights Agent. The dividend was payable on May 27, 2005 to the stockholders of record on May 27, 2005. Axonyx's board authorized the issuance of a Right with respect to each issued and outstanding share of common stock at the close of business on May 27, 2005. The Rights trade with, and are inseparable from, the common stock. The Rights are evidenced only by certificates that represent shares of common stock. New Rights accompany any new shares of common stock Axonyx issued after May 27, 2005 until the Distribution Date (as defined below), and in certain circumstances, new shares of common stock Axonyx issues after the Distribution Date.

        Each Right allows its holder to purchase from Axonyx one one-thousandth of a share of Series A Participating Preferred Stock ("Preferred Stock") for $15.00, once the Rights become exercisable. This portion of a share of Preferred Stock will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights as a stockholder of Axonyx.

        The Rights will not be exercisable until the earlier of either (a) 10 days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 15% or more of Axonyx's outstanding common stock, or (b) 10 business days (or a later date determined by Axonyx's board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person. The "Distribution Date" is deemed to be that date when the Rights become exercisable. Until the Distribution Date, the common stock certificates will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After that date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that Axonyx will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are void and may not be exercised. Axonyx's board may reduce the threshold at which a person or group becomes an Acquiring Person from 15% to not less than 10% of the outstanding common stock. If a person or group becomes an Acquiring Person, all holders of each Right except the Acquiring Person may, for a period of 60 days, for $15.00, purchase shares of Axonyx's common stock with a market value of $30.00, based on the market price of the common stock prior to such acquisition. If Axonyx is later acquired in a merger or similar transaction after the Rights Distribution Date, all holders of each Right except the Acquiring Person may, for $15.00, purchase shares of the acquiring corporation with a market value of $30.00 based on the market price of the acquiring corporation's stock, prior to such merger.

        In connection with the execution by Axonyx and TorreyPines of the merger agreement, Axonyx amended the Rights Agreement such that none of TorreyPines or any affiliate or associate thereof, or any stockholder of TorreyPines would become an "Acquiring Person" as a result of the merger.

        Each one one-thousandth of a share Preferred Stock, if issued, (a) will not be redeemable, (b) will be junior to any other series of preferred stock Axonyx may issue, (c) will entitle holders to quarterly dividend payments of $0.01, or an amount equal to the dividend paid on one share of common stock, whichever is greater, so that one full share of Preferred Stock would entitle the holder to receive a quarterly dividend payment of the greater of $10.00 per share or 1,000 times the dividend paid on one share of common stock, (d) will entitle holders upon liquidation either to receive $1.00, or an amount equal to the payment made on one share of common stock, whichever is greater, so that one full share of Preferred Stock would entitle to holder to receive upon liquidation the greater of $1,000 per share or 1,000 times the payment made on one share of common stock, (e) will have the same voting power as one share of common stock, so that one full share of Preferred Stock would have 1,000 times the votes of one share of common stock; and (f) will entitle holders to a per share payment equal to the payment made on one share of common stock, so that one full share of Preferred Stock would be entitled to receive a payment 1,000 times greater than the per share payment to a share of common stock, provided, that, shares of Axonyx's common stock are exchanged via merger, consolidation, or a similar transaction.

        The Rights will expire on May 13, 2015 or on an earlier date if Axonyx redeems or exchanges the Rights, as discussed below. The Rights will also expire on an earlier date if Axonyx enters into a merger transaction approved by a majority of Axonyx's disinterested directors and the form of consideration received by any remaining stockholders is the same as that received in the transaction approved by Axonyx's board of directors.

        Axonyx's board of directors may redeem the Rights for $0.0005 per Right at any time before any person or group becomes an Acquiring Person. If Axonyx's board of directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.0005 per Right, in cash, common stock or other securities, as determined by Axonyx's board of directors. The redemption price will be adjusted if Axonyx has a stock split or stock dividends of Axonyx's common stock. Axonyx's board of directors may also redeem all outstanding Rights for the same redemption price after a person or group has become an Acquiring Person. For certain holders of Rights, Axonyx's ability to redeem Rights of such holders can only occur if Axonyx enters into a merger transaction with a party other than the original Acquiring Person, of if the original Acquiring Person no longer is a beneficial owner of 15% of Axonyx's outstanding common stock and there are no other such Acquiring Persons at the time. After a person or group becomes an

Acquiring Person, but before an Acquiring Person owns 50% or more of Axonyx's outstanding common stock, Axonyx's board of directors may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

        Axonyx's board of directors may adjust the purchase price of the Preferred Stock, the number of shares of Preferred Stock issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the Preferred Stock or common stock, or otherwise. No adjustments to the Exercise Price of less than 1% will be made.

        The terms of the Rights Agreement may be amended by Axonyx's board of directors without the consent of the holders of the Rights. However, Axonyx's board may not amend the Rights Agreement to lower the threshold at which a person or group becomes an Acquiring Person to below 10% of Axonyx's outstanding common stock. In addition, Axonyx's board may not cause a person or group to become an Acquiring Person by lowering this threshold below the percentage interest that such person or group already owns. After a person or group becomes an Acquiring Person, Axonyx's board of directors may not amend the agreement in a way that adversely affects holders of the Rights.

COMPARISON OF RIGHTS OF HOLDERS OF AXONYX STOCK AND TORREYPINES STOCK

        Axonyx is currently incorporated under the laws of the State of Nevada. Accordingly, the rights of the stockholders of Axonyx are currently governed by the Nevada Revised Statutes, or the NRS, and Axonyx's articles of incorporation and bylaws, which are created under Nevada law. TorreyPines is currently incorporated under the laws of the State of Delaware. Accordingly, the rights of the stockholders of TorreyPines are currently governed by the DGCL and TorreyPines' amended and restated certificate of incorporation and bylaws, which are created under Delaware law. If Axonyx Proposal No. 4 is approved by Axonyx's stockholders, Axonyx will be reincorporated in the State of Delaware and, accordingly, the rights of the stockholders of Axonyx following the reincorporation will be governed by the DGCL and by a new certificate of incorporation and bylaws of Axonyx created under Delaware law. If the merger is completed, TorreyPines securityholders will be entitled to become stockholders of Axonyx, and, assuming approval of Axonyx Proposal No. 4, their rights following the merger will also be governed by the DGCL and by the new certificate of incorporation and bylaws of Axonyx created under Delaware law.

        The table set forth in the section of this joint proxy statement/prospectus entitled "Axonyx Proposal No. 4: Approval of Change of Axonyx's State of Incorporation from Nevada to Delaware" summarizes the material differences between (a) the current rights of Axonyx stockholders under the NRS and the existing Axonyx articles of incorporation and bylaws as of the date of this joint proxy statement/prospectus and (b) the rights of Axonyx stockholders, post-merger, under the DGCL (assuming the approval of Axonyx Proposal No. 4) and under Axonyx's certificate of incorporation, attached as Annex G to this joint proxy statement/prospectus, and bylaws, attached as Annex H to this joint proxy statement/prospectus, each as amended and as in effect immediately following the merger.

        The table below summarizes the material differences between (a) the current rights of TorreyPines stockholders under TorreyPines' amended and restated certificate of incorporation and bylaws and (b) the rights of Axonyx stockholders, post-merger assuming the approval of Axonyx Proposal No. 4, under Axonyx's certificate of incorporation and bylaws, each as amended and as in effect immediately following the merger.

        While Axonyx and TorreyPines believe that the summary tables cover the material differences between the rights of their respective stockholders prior to the merger and the rights of Axonyx stockholders following the merger, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of Axonyx and TorreyPines stockholders and are qualified in their entirety by reference to the NRS, the DGCL and the various documents of Axonyx and TorreyPines that are referred to in the summaries. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Axonyx or TorreyPines before the merger and being a stockholder of Axonyx after the merger. Axonyx has filed copies of its current articles of incorporation and bylaws with the SEC and will send copies of the documents referred to in this joint proxy statement/prospectus to you upon your request. TorreyPines will also send copies of its documents referred to in this joint proxy statement/prospectus to you upon your request. See the section entitled "Where You Can Find More Information" in this joint proxy statement/prospectus.

Current TorreyPines Rights Versus Rights Post-Merger (Delaware)

Provision	TorreyPines (Pre-Merger)	Axonyx (Post-Merger)
ELECTIONS; VOTING; PROCEDURAL MATTERS
Authorized Capital Stock
TorreyPines' amended and restated certificate of incorporation authorizes the issuance of up to 61,244,585 shares of common stock, par value $0.01 per share, and 50,755,415 shares of preferred stock, par value $0.01 per share, of which 8,871,724 shares are designated as "Series A preferred stock," 12,816,828 shares are designated as "Series B preferred stock," 23,586,863 shares are designated as "Series C preferred stock," and 5,480,000 shares are designated as "Series C-2 preferred stock."
Axonyx's certificate of incorporation will authorize the issuance of up to 150,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share of which 100,000 designated "Series A participant preferred stock."
Number of Directors
TorreyPines' bylaws provide that the number of directors be established by the board of directors. If for any cause, the directors have not been elected at an annual meeting, they may be elected as soon thereafter as convenient.
Axonyx's certificate of incorporation will provide that the number of directors that shall constitute the board of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the board of directors.
Stockholder Nominations and Proposals
TorreyPines' bylaws provide that in order for a stockholder to make a director nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to TorreyPines' secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting (with certain adjustments if the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from the first anniversary of the preceding year's annual meeting).
Axonyx's bylaws will provide that in order for a stockholder to make a director nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to Axonyx's secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting (with certain adjustments if the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from the first anniversary of the preceding year's annual meeting).
Classified Board of Directors	TorreyPines' amended and restated certificate of incorporation and bylaws do not provide for the division of the board of directors into classes.	Axonyx will not have a classified board of directors following the reincorporation.
Removal of Directors
Under TorreyPines' bylaws, a director may be removed at any time (i) with cause by the affirmative vote of a majority of the voting power of the holders of all then-outstanding shares of voting stock of the corporation entitled to vote at an election of directors or (ii) without cause by the
Under Axonyx's certificate of incorporation and bylaws, a director may be removed at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote at an election of directors or (ii) without

	affirmative vote of the holders of 66 2/3% of the voting power of all then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors.	cause by the affirmative vote of the holders of at least 66 2/3% of all then-outstanding shares of capital stock of the corporation, entitled to vote generally at an election of directors.

Under TorreyPines' amended and restated certificate of incorporation, any director may be removed, other than for cause, only by the affirmative vote of a majority in interest of the shares eligible to vote in an election for the seat occupied by that director, given either at a special meeting of such holders duly called for that purpose or pursuant to a written consent of such holders.
Special Meetings of Stockholders
TorreyPines' bylaws provide that a special meeting of the stockholders may be called by the chairman of the board of directors, the chief executive officer, by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors or by holders of shares entitled to cast not less than 40% of the votes at such meeting or by holders of TorreyPines Series A participating preferred stock of the corporation entitled to cast not less than 20% of the votes of such class at such meeting.
Axonyx's bylaws will provide that a special meeting of the stockholders may be called by the chairman of the board of directors, the chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.
Cumulative Voting	TorreyPines does not have a provision granting cumulative voting rights in the election of its directors in its certificate of incorporation or bylaws.	The Axonyx certificate of incorporation and bylaws will not have a provision granting cumulative voting rights in the election of its directors.
Vacancies
TorreyPines' bylaws state that, unless otherwise provided in the certificate of incorporation, any vacancy or newly created directorships on the board of directors will be filled only by the affirmative vote of a majority of the directors in office, even though less than a quorum. Such elected director shall hold office for the remainder of the full term of the director for which the vacancy was created and until such director's successor has been elected and qualified. A vacancy shall be deemed to exist in the case of the death, removal or resignation of any director.

Under the TorreyPines amended and restated certificate of incorporation,
Axonyx's certificate of incorporation and bylaws will provide that any vacancy or newly created directorships on the board of directors will be filled only by the affirmative vote of a majority of the directors in office, even though less than a quorum, or by a sole remaining director, unless otherwise determined by resolution of the board of directors, provided however, that whenever the holders of any class or classes of stock or series of stock are entitled to elect directors, by the provisions of Axonyx's certificate of incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the board of directors determines that the vacancies or vacancies on the TorreyPines board of directors may be filled by the holders of a majority in interest of the Series A, Series B, Series C and Series C-2 preferred stock, voting together as a single class, if such vacancy is a directorship which such holders of preferred stock are entitled to elect, or the holders of a majority in interest in the common stock, voting as a separate class, if such vacancy is a directorship which such holders of common stock are entitled to elect.
newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series then in office, or by a sole remaining director so elected. Such elected director shall hold office for the remainder of the full term of the director for which the vacancy was created and until such director's successor shall have been elected and qualified. A vacancy shall be deemed to exist in the case of the death, removal or resignation of any director.
Voting Stock
Under TorreyPines' amended and restated certificate of incorporation and bylaws, the holders of common stock are entitled to one vote for each share of stock held by them and holders of preferred stock are entitled to one vote for each share of common stock into which such share of preferred stock held by them is convertible into; provided; however, that holders of Series A, Series B, Series C and Series C-2 preferred stock (voting as a separate class) are entitled to elect six directors and holders of common stock (voting as a separate class) are entitled to elect two directors. Each share of preferred stock is currently convertible into one share of common stock.
Under Axonyx's certificate of incorporation and bylaws, the holders of common stock will be entitled to vote on each matter properly submitted to the stockholders at a meeting of the stockholders and shall be entitled to cast one vote in person or by proxy for each share of common stock held by them respectively as of the record date fixed by the board of directors, or if no record date is fixed by the board of directors, as of the close of business on the day next preceding the day on which notice of a meeting of stockholders is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Axonyx's certificate of incorporation will provide that except as otherwise provided by law, holders of common stock shall not be entitled to vote on any amendment to the Axonyx certificate of incorporation, including any certificate of designation filed with respect to any series of preferred stock, that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred are entitled, either separately or together as a class with other series of preferred stock, to vote thereon by law or pursuant to Axonyx's certificate of incorporation or any certificate of designation filed with respect to any series of preferred stock.

Stockholder Action by Written Consent
TorreyPines' bylaws provide that, unless otherwise provided in the amended and restated certificate of incorporation, any action to be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent will be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation.
Axonyx's certificate of incorporation and bylaws will specify that no action shall be taken by the stockholders except at an annual or special meeting of the stockholders and that no action shall be taken by the stockholders by written consent.
Notice of Stockholder Meeting
Under TorreyPines' bylaws, written notice of each stockholder meeting must include the date, time and place of such meeting. Notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.
Under Axonyx's bylaws, written notice of each stockholder meeting will need to include the date, time and place of such meeting. Notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.
Conversion Rights and Protective Provisions
	Under TorreyPines' amended and restated certificate of Incorporation, each share of Series A, Series B, Series C and Series C-2 preferred stock is convertible, at the option of the holder thereof at any time and shall automatically convert upon (i) a Qualified Public Offering (as defined in the amended and restated certificate of incorporation); (ii) the affirmative written consent of holders of not less than two-thirds (2/3) of the outstanding shares of Series A, Series B, Series C and Series C-2 preferred stock, voting as a single class; (iii) with respect to the Series A preferred stock, at such time as fewer than 20% percent (20%) of the shares of Series A preferred stock remain outstanding; (iv) with respect	Under Axonyx's certificate of incorporation, holders of Axonyx stock will have no preemptive or other rights, except as such rights are expressly provided by contract.

to the Series B preferred stock, at such time as fewer than 20% percent (20%) of the shares of Series B preferred stock remain outstanding; (v) with respect to the Series C preferred stock, at such time as fewer than 20% percent (20%) of the shares of Series C preferred stock remain outstanding; (vi) with respect to the Series C-2 preferred stock, at such time as fewer than twenty percent (20%) of the shares of Series C-2 preferred stock remain outstanding.
INDEMNIFICATION OF OFFICERS AND DIRECTORS AND ADVANCEMENT OF EXPENSES; LIMITATION ON PERSONAL LIABILITY
Indemnification
TorreyPines' bylaws provide that TorreyPines shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation, or (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law.
Axonyx's bylaws will provide that Axonyx indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL or any other applicable law. Axonyx will be able to modify the extent of such indemnification by individual contracts with its directors and executive officers. Axonyx will not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by Axonyx's board of directors or (iii) such indemnification is provided by Axonyx, in its sole discretion, pursuant to the DGCL or any other applicable law.
Advancement of Expenses
	TorreyPines' bylaws provide that the corporation shall advance expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding.	Axonyx's bylaws will provide that the Axonyx will advance expenses to any director or executive officer prior to the final disposition of the proceeding.

DIVIDENDS
Declaration and Payment of Dividends
TorreyPines' bylaws provide that, subject to the provisions of TorreyPines' amended and restated certificate of incorporation and applicable law, the board of directors may declare dividends pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of TorreyPines' amended and restated certificate of incorporation and applicable law; provided; however, that holders of shares of Series A, Series B, Series C and Series C-2 preferred stock shall be entitled to receive dividends in preference to holders of common stock. Before payment of any dividend, the board of directors may set aside any funds of the corporation available for dividends as the board of directors from time to time, in its absolute discretion, thinks proper as a reserve for any purpose the board of directors thinks conducive to the interests of the corporation.
Axonyx's bylaws will provide that, subject to the provisions of Axonyx's certificate of incorporation and applicable law, the board of directors may declare dividends at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of capital stock. Before payment of any dividend, the board of directors may set aside any funds of the corporation available for dividends as the board of directors from time to time, thinks proper as a reserve for any purpose the board of directors thinks conducive to the interests of the corporation.

AMENDMENTS TO CERTIFICATE OF INCORPORATION OR BYLAWS
General Provisions
TorreyPines' amended and restated certificate of incorporation provides that TorreyPines reserves the right to amend, alter, change or repeal any provisions contained in the amended and restated certificate of incorporation in the manner now or hereafter prescribed by statute. TorreyPines' amended and restated certificate of incorporation provides that subject to any limitation contained in the bylaws or in TorreyPines' amended and restated certificate of incorporation, a majority of the board of directors may make bylaws, and from time to time may alter, amend or repeal any bylaws, but any bylaws made by the board of directors may be altered, amended or repealed by the stockholders at any meeting of stockholders by the affirmative vote of the holders of a majority of the stock present and voting at such meeting, provided notice that an amendment is to be considered and acted upon is inserted in the notice
Axonyx's certificate of incorporation will provide that the corporation reserves the right to amend, alter, change or repeal any provision of the certificate of incorporation.

Axonyx's bylaws will provide that the affirmative vote of a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally on the subject matter may adopt, amend or repeal the bylaws unless otherwise provided by statute, applicable stock exchange or Nasdaq rules or the certificate of incorporation, and the board of directors also has the power to adopt, amend or repeal the bylaws by a vote of a majority of the board of directors, unless a different vote is required pursuant to the certificate of incorporation or applicable law. The affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of Axonyx capital stock entitled to vote generally in the election of directors, or waiver of notice of such meeting. In addition, TorreyPines' amended and restated certificate provides that any amendment of the bylaws must be approved by the holders of at least two-thirds (2/3) of the then outstanding Series A, Series B, Series C and Series C-2 preferred stock, voting together as a single class, that any amendment of the bylaws which adversely affects the rights of the Series A preferred stock must be approved by the holders of at least two-thirds (2/3) in interest of the then outstanding Series A preferred stock, voting as a separate class and that any amendment of the bylaws which adversely affects the rights of the Series B preferred stock must be approved by the holders of at least two-thirds (2/3) in interest of the then outstanding Series B preferred stock, voting together as a single class.

TorreyPines' bylaws provide that the bylaws may be amended or repealed and new bylaws adopted by the stockholders entitled to vote. The board of directors shall also have the power, if such power is conferred upon the board of directors by the amended and restated certificate of incorporation, to adopt, amend, or repeal bylaws (including, without limitation, the amendment of any bylaw setting forth the number of directors who shall constitute the whole board of directors).	voting together as a single class, shall be required to alter, amend or repeal certain provisions of the bylaws.

PRINCIPAL STOCKHOLDERS OF AXONYX

        Except where specifically noted, the following information and all other information contained in this joint proxy statement/prospectus do not give effect to the reverse stock split described in Axonyx Proposal No. 2.

        The following table shows information known to Axonyx with respect to the beneficial ownership of Axonyx's common stock as of August 23, 2006 by:

  •
  each person or group of affiliated persons who is known by Axonyx to own beneficially more than 5% of Axonyx common stock;

  •
  each of Axonyx's current directors;

  •
  each of Axonyx's named executive officers identified below; and

  •
  all of Axonyx's directors and executive officers as a group.

        As of August 23, 2006 there were 53,680,721 shares of Axonyx common stock issued and outstanding. The numbers of shares beneficially owned include shares of common stock that the listed beneficial owners have the right to acquire within 60 days of August 23, 2006 upon the exercise of all options and other rights beneficially owned on that date. Unless otherwise noted, Axonyx believes that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
Marvin S. Hausman, M.D.(2)	2,849,672	5.23%
Gosse B. Bruinsma, M.D.(3)	781,000	1.43%
S. Colin Neill(4)	271,600	0.50%
Paul Feuerman(5)	89,100	0.17%
Louis G. Cornacchia(6)	313,622	0.58%
Steven H. Ferris, Ph.D.(7)	164,000	0.30%
Steven Ratoff(8)	404,207	0.75%
Ralph Snyderman, M.D.(9)	144,412	0.27%
All directors and executive officers (8 persons) as a group	5,017,613	8.92%
Lloyd I. Miller LLC(10)	3,267,952	6.09%
William S. Fagan(11)	5,218,848	9.72%
Morgan Stanley & Co., Inc.(12)	2,705,074	5.04%

(1)
Unless otherwise indicated, the address of each of the listed beneficial owners identified above is c/o 500 Seventh Avenue, 10th Floor, New York, NY 10018.

(2)
Marvin S. Hausman, M.D.    Includes: (i) 2,055,922 shares owned by Dr. Hausman; (ii) 100,000 vested but unexercised options exercisable at $11.50 per share granted on January 10, 2000, (iii) 150,000 vested but unexercised options exercisable at $7.91 per share granted on December 15, 2000, (iv) 250,000 vested but unexercised options exercisable at $3.16 per share granted on December 11, 2001, (v) 93,750 vested but unexercised options exercisable at $3.61 per share granted on November 18, 2003 (this grant was contingent upon the 2000 stock option plan's evergreen provision effective January 1, 2004), (vi) 100,000 vested but unexercised options exercisable at $7.03 per share granted on December 7, 2004, and (vii) 100,000 vested but unexercised options exercisable at $1.18 per share granted on March 17, 2003. Does not include: (i) 3,000 shares gifted to Dr. Hausman's three adult children, with 1,000 to each in October 1999, (ii) 200 shares gifted to Roberta Matta in October 1999, (iii) 5,000 shares gifted to a religious institution in October 2000, (iv) 5,000 shares gifted to six non-affiliate donees in September 2000,

  (v) 10,550 shares gifted to six non-affiliate donees, including Dr. Hausman's three adult children in July 2001, (vi) 4,300 shares gifted to three non-affiliate donees in October 2001, (vii) 3,000 shares gifted to a non-affiliate donee in October 2001, (viii) 12,300 shares gifted to Dr. Hausman's three adult children and Roberta Matta in December 2001, (ix) 4,717 shares gifted to two non-affiliate donees in December 2001, (x) 8,834 shares gifted to five non-affiliate donees in February 2002, (xi) 4,500 shares gifted to two non-affiliate donees in March 2002, (xii) 5,832 shares gifted to five non-affiliate donees, (xiii) 16,000 shares gifted to three non-affiliate donees in September 2002, (xiv) 20,000 shares gifted to two non-affiliate donees in February 2003, (xv) 10,000 shares gifted to a non-affiliate donee in March 2003, (xvi) 60,000 shares gifted to an non-affiliated donee in April 2003, (xvii) 1,000 shares gifted to Roberta Matta in April 2003, (xviii) 2,000 share gifted to a non-affiliated donee, 500 shares gifted to Kevin Matta and 1,000 shares gifted to Roberta Matta in February 2004, (xix) 4,000 shares gifted to two non-affiliated donees in June 2004, (xx)7,500 shares gifted to three adult children in August 2004, (xxi) 16,350 shares gifted to 10 non-affiliated donees in August 2004, (xxii) 180 shares gifted to non-affiliated donees and 50 shares gifted to a family member in October 2004, (xxiii) 1,000 shares gifted to Roberta Matta in December 2004, (xxiv) 1,000 shares gifted to four family members in December 2004, (xxv) 36,000 shares gifted to two non-affiliated donees in July 2005, (xxvi) 15,000 shares gifted to an adult child in July 2005 (xxvii) 25,000 shares gifted to 2 adult children in January 2006, 15,625 shares gifted to 3 non-affiliated donees in January 2006, 17,312 shares gifted to a non-affiliated donee in April 2006, 2,000 shares gifted to an adult child in July 2006 and (xxviii) 31,250 unvested options exercisable at $3.61 per share granted on November 18, 2003 (this grant was contingent upon the 2000 stock option plan's evergreen provision effective January 1, 2004), (xxix) 100,000 unvested options exercisable at $7.03 per share granted on December 7, 2004 and (xxx) 16,500 unvested options exercisable at $0.87 per share granted on August 23, 2006.

(3)
Gosse B. Bruinsma, M.D.    Includes: (i) 500 shares owned by Gosse Bruinsma, M.D., (ii) 150,000 vested but unexercised options exercisable at $9.50 per share granted on October 10, 2000; (iii) 50,000 vested but unexercised options exercisable at $4.52 per share granted on May 11, 2001; (iv) 200,000 vested but unexercised options exercisable at $3.16 per share granted on December 11, 2001; (v) 75,000 vested but unexercised options exercisable at $3.61 per share granted November 18, 2003 (this grant was contingent upon the 2000 stock option plan's evergreen provision effective January 1, 2004), (vi) 50,000 vested but unexercised options exercisable at $7.03 per share granted on December 7, 2004; (vii) 100,000 vested but unexercised options exercisable at $1.07 per share granted on March 17, 2003, (viii) 25,000 vested but unexercised options exercisable at $2.89 per share granted on June 11, 2002, (ix) 50,000 vested but unexercised options exercisable at $1.05 per share granted on October 18, 2005, (x) 30,500 vested but unexercised options exercisable at $0.87 per share granted on August 23, 2006, and (xi) 50,000 unvested options exercisable at $1.05 per share granted on October 18, 2005 that will vest in the next 60 days.. Does not include (i) 25,000 unvested options exercisable at $3.61 per share granted November 18, 2003 (this grant was contingent upon the 2000 stock option plan's evergreen provision effective January 1, 2004), (ii) 50,000 unvested options exercisable at $7.03 per share granted December 7, 2004, (iii) 100,000 unvested options exercisable at $1.05 per share granted on October 18, 2005, and (iv) 91,500 unvested options exercisable at $0.87 per share granted on August 23, 2006.

(4)
S. Colin Neill.    Includes: (i) 150,000 vested but unexercised options exercisable at $3.76 granted on September 15, 2003, of which 70,215 options were contingent upon the 2000 stock option plan's evergreen provision effective January 1, 2004, (ii) 7,500 vested but unexercised option exercisable at $3.61 granted on November 18, 2003, (iii) 25,000 vested but unexercised options exercisable at $7.03 per share granted December 7, 2004, (iv) 12,500 vested but unexercised options exercisable at $1.05 granted on October 18, 2005, (v) 14,100 vested but unexercised options exercisable at $0.87 per share granted on August 23, 2006, (vi) 12,500 unvested options exercisable at $1.05 per share granted on October 18, 2005 that will vest in the next 60 days and (vii) 50,000 unvested options exercisable at $3.76 per share granted on September 15, 2003 that will vest in the next 60 days. Does not include: (i) 2,500 unvested options exercisable at $3.61 per share granted on November 18, 2003, (ii) 25,000 unvested options exercisable at $7.03 per share granted December 7, 2004, (iii) 25,000 unvested options exercisable at $1.05 per share granted on October 18, 2005, and (iv) 42,300 unvested options exercisable at $0.87 per share granted on August 23, 2006.

(5)
Paul Feuerman.    Includes: (i) 37,500 vested but unexercised options exercisable at $1.27 per share granted on September 12, 2005, (ii) 14,100 vested but unexercised options exercisable at $0.87 per share granted on August 23, 2006 and (iii) 37,500 unvested options exercisable at $1.27 per share granted on September 12, 2005 that will vest in the next 60 days. Does not include (i) 75,000 unvested options exercisable at $1.27 per share granted on September 12, 2005 and (iv) 42,300 unvested options exercisable at $0.87 per share granted on August 23, 2006.

(6)
Louis G. Cornacchia.    Includes: (i) 138,622 shares owned by Mr. Cornacchia; (ii) 50,000 vested but unexercised options exercisable at $0.825 per share granted on February 21, 2003 (iii) 37,500 vested but unexercised options exercisable at $4.24 per share granted September 23, 2003 (iv) 50,000 vested but unexercised options exercisable at $5.27 per share granted October 12, 2004, (v) 25,000 vested but unexercisable options exercisable at $1.22 granted on June 16, 2005 and (vi) 12,500 unvested options exercisable at $4.24 per share granted on September 23, 2003 that will vest in the next 60 days. Does not include: (i) 25,000 unvested options exercisable at $1.22 per share granted on June 16, 2005 and (ii) 16,500 unvested options exercisable at $0.87 per share granted on August 23, 2006.

(7)
Steven H. Ferris, Ph.D.    Includes: (i) 5,000 vested but unexercised options exercisable at $7.00 per share granted on March 25, 2000; (ii) 4,000 vested but unexercised options exercisable at $11.00 per share granted on May 5, 2000 (iii) 10,000 vested but unexercised options exercisable at $3.06 per share granted on February 15, 2002, (iv) 20,000 vested but unexercised options exercisable at $1.11 per share granted on January 14, 2003 (v) 37,500 vested but unexercised optioins exercisable at $4.24 per share granted September 23, 2003, (vi) 25,000 unvested options exercisable at $1.22 per share granted on June 16, 2005, (vii) 50,000 vested but unexercised options exercisable at $5.27 per share granted October 12, 2004 and (viii) 12,500 unvested options exercisable at $4.24 per share granted on September 23, 2003 that will vest in the next 60 days. Does not include: (i) 25,000 unvested options exercisable at $1.22 per share granted June 16, 2005 and (ii) 16,500 unvested options exercisable at $0.87 per share granted on August 23, 2006.

(8)
Steven Ratoff.    Includes: (i) 250,000 shares owned by Steven Ratoff; (ii) 25,000 vested but unexercised options exercisable at $1.18 per share granted on May 5, 2005; (iii) 25,000 vested but unexercised options exercisable at $1.22 per share granted on June 16, 2005; (iv) 69,107 vested but unexercised options exercisable at $1.21 per share granted on August 15, 2005, (v) 18,750 vested but unexercised options exercisable at $1.13 per share granted on February 27, 2006, (vi) 8,175 vested but unexercised options exercisable at $0.87 per share granted on August 23, 2006, and (vii) 8,175 unvested options exercisable at $0.87 per share granted on August 23, 2006 that will vest in the next 60 days. Does not include: (i) 25,000 unvested options exercisable at $1.18 per share granted on May 5, 2005, (ii) 25,000 unvested options exercisable at $1.22 per share granted on June 16, 2005, (iii) 56,250 unvested options exercisable at $1.13 per share granted on February 27, 2006 and (iv) 32,850 unvested options exercisable at $0.87 per share granted on August 23, 2006.

(9)
Ralph Snyderman, M.D.    Includes: (i) 37,500 vested but unexercised options exercised at $7.09 per share granted on March 8, 2004, (ii) 50,000 vested but unexercised options exercisable at $5.27 per share granted October 12, 2004, (iii) 25,000 vested but unexercised options exercisable at

  $6.68 per share granted December 21, 2004, (iv) 25,000 vested but unexercised options exercisable at $1.22 granted on June 16, 2005, and (v) 6,912 vested but unexercised options exercisable at $1.21 per share granted on August 15, 2005. Does not include: (i) 12,500 unvested options exercisable at $7.09 per share granted on March 8, 2004 (ii) 25,000 unvested options exercisable at $1.22 per share granted June 16, 2005, (ii) 25,000 unvested options exercisable at $6.68 per share granted December 21, 2004 and (iii) 16,500 unvested options exercisable at $0.87 per share granted on August 23, 2006.

(10)
Lloyd I. Miller, LLC, 4550 Gordon Drive, Naples, Florida, 34102.    This information is based on a Schedule 13G filed by the holder on February 14, 2006 and is as of December 31, 2005.

(11)
William S. Fagan and affiliated parties, Fagan Capital, Inc., 5201 N. O'Connor Blvd., Suite 440, Irving, Texas 75039.    This information is based on a Schedule 13D filed by the holder on April 26, 2006.

(12)
Morgan Stanley & Co., Inc., 1585 Broadway, New York, New York 10036.    This information is based on a Schedule 13G filed by the holder on February 15, 2006 and is as of December 31, 2005.

PRINCIPAL STOCKHOLDERS OF TORREYPINES

        The following tables and the related notes present information on the beneficial ownership of shares of TorreyPines common stock and TorreyPines preferred stock as of August 23, 2006, except as noted in the footnotes, by:

  •
  each director and named executive officer of TorreyPines,

  •
  each person or group who is known to the management of TorreyPines to be the beneficial owner of more than 5% of any class of TorreyPines' voting securities outstanding as of August 23, 2006, and

  •
  all current directors and current executive officers of TorreyPines as a group.

        Unless otherwise indicated in the footnotes to this table and subject to the voting agreements entered into by executive officers and directors of TorreyPines with Axonyx, TorreyPines believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

        The number of shares owned, total shares beneficially owned and the percentage of preferred stock and common stock beneficially owned below assumes, in each case, the conversion of all 48,994,673 shares of TorreyPines preferred stock into 48,994,673 shares of TorreyPines common stock. The percentage of preferred stock beneficially owned is based on 48,994,673 shares of TorreyPines preferred stock outstanding as of August 23, 2006. The percentage of common stock beneficially owned is based on 3,456,052 shares of TorreyPines common stock outstanding as of August 23, 2006. Shares of TorreyPines common stock subject to options or warrants that are currently exercisable or are exercisable within 60 days of August 23, 2006 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Unless otherwise indicated below, the address for each person and entity named in the table is: c/o TorreyPines Therapeutics, Inc., 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037.

Name and Address of Beneficial Owner	Number of Shares Owned	+	Common Stock Underlying Options and/or Warrants Exercisable Within 60 Days	=	Total Shares Beneficially Owned	Percent of Preferred Stock Beneficially Owned	Percent of Common Stock Beneficially Owned	Percent of Preferred Stock and Common Stock Beneficially Owned
5% Stockholders
Entities Affiliated with Alta Partners(1)	13,488,116		241,616		13,729,732	27.5%	6.5%	26.1%
Entities Affiliated with GIMV NV(2)	13,482,992		161,616		13,644,608	27.5%	4.5%	25.9%
Entities Affiliated with Advent International(3)	7,848,374		281,666		8,130,040	16.0%	7.5%	15.4%
Johnson & Johnson Development Corporation(4)	3,676,909		—		3,676,909	7.5%	—	7.0%
Novartis Venture Fund(5)	3,066,666		80,000		3,146,666	6.3%	2.3%	6.0%
Other Named Executive Officers and Directors
Neil M. Kurtz, M.D.(6)	—		1,174,580		1,174,580	—	25.4%	2.2%
Evelyn Graham(7)	—		209,375		209,375	—	5.7%	*
Craig Johnson(8)	—		209,375		209,375	—	5.7%	*
Michael Murphy, M.D., Ph.D.(9)	—		276,041		276,041	—	7.4%	*
Steven Wagner, Ph.D.(10)	400,000		17,708		414,708	*	12.0%	*
William T. Comer, Ph.D.(11)	983,009		90,000		1,073,009	2.0%	5.4%	2.0%
Roy Cosan(4)	3,676,909		—		3,676,909	7.5%	—	7.0%
Peter Davis, Ph.D.(12)	30,000		—		30,000	—	*	*
Jean Deleage, Ph.D.(1)	13,488,116		241,616		13,729,732	27.5%	6.5%	26.1%
Jason S. Fisherman, M.D.(3)	7,848,374		281,666		8,130,040	16.0%	7.5%	15.4%
Rudolph E. Tanzi, Ph.D.(13)	1,000,000		87,500		1,087,500	2.0%	30.7%	2.1%
Patrick Van Beneden(2)	13,482,992		161,616		13,644,608	27.5%	4.5%	25.9%
All directors and executive officers as a group (12 persons)	40,909,400		2,749,477		43,658,877	80.4%	69.0%	79.1%

*
Less than 1%

(1)
Consists of 7,507,975 shares of TorreyPines preferred stock and warrants to purchase 238,602 shares of TorreyPines common stock held by Alta California Partners II, L.P., 2,206,984 shares of TorreyPines preferred stock held by Alta California Partners II, L.P.-New Pool, 226,260 shares of TorreyPines preferred stock held by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, 3,369,020 shares of TorreyPines preferred stock held by Alta BioPharma Partners III, L.P., 83,027 shares of TorreyPines preferred stock held by Alta Embarcadero BioPharma Partners III, LLC and 94,850 shares of TorreyPines preferred stock and warrants to purchase 3,014 shares of TorreyPines common stock held by Alta Embarcadero Partners II, LLC. Alta Partners LP, as the parent of each of Alta BioPharma Partners III GmbH & Co. Beteiligungs, Alta BioPharma Partners III, L.P., Alta California Partners II, L.P., Alta California Partners II, L.P.-New Pool, Alta Embarcadero BioPharma Partners III, LLC and Alta Embarcadero Partners II, LLC, may be deemed to beneficially own such shares. Jean Deleage is managing director of Alta Partners. Jean Deleage disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Alta Partners LP is One Embarcadero Center, Suite 3700, San Francisco, CA 94111.

(2)
Consists of 9,372,500 shares of TorreyPines preferred stock and warrants to purchase 137,374 shares of TorreyPines common stock held by GIMV NV, 2,941,528 shares of TorreyPines preferred stock held by Biotech Fonds Vlaanderen, NV and 1,168,964 shares of TorreyPines preferred stock and warrants to purchase 24,242 shares of TorreyPines common stock held by Adviesbeheer GIMV Life Sciences NV. GIMV NV, as the parent of each of Biotech Fonds Vlaanderen, NV and Adviesbeheer GIMV Life Sciences NV, may be deemed to beneficially own such shares. Patrick Van Beneden is the Executive Vice President Life Sciences of GIMV N.V. Patrick Van Beneden disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of GIMV, NV is Karel Oomsstraat 37, B-2018, Antwerp, Belgium.

(3)
Consists of 7,119,473 shares of TorreyPines preferred stock and warrants to purchase 255,671 shares of TorreyPines common stock held by Advent Health Care and Life Sciences II Limited Partnership, 554,846 shares of TorreyPines preferred stock and warrants to purchase 19,970 shares of TorreyPines common stock held by Advent Health Care and Life Sciences II Beteiligung GmbH & Co. KG, 157,944 shares of TorreyPines preferred stock and warrants to purchase 5,652 shares of TorreyPines common stock held by Advent HLS II Limited Partnership and 16,111 shares of TorreyPines preferred stock and warrants to purchase 373 shares of TorreyPines common stock held by Advent Partners Limited Partnership. Advent Venture Partners LLP owns 100% of Advent Management III Limited, which is General Partner of Advent Management III Limited Partnership, which is General Partner of each of Advent Health Care and Life Sciences II Limited Partnership, Advent Health Care and Life Sciences II Beteiligung GmbH & Co. KG, Advent HLS II Limited Partnership and Advent Partners Limited Partnership. Jason Fisherman is managing director at Advent International. Jason Fisherman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each fund disclaims beneficial ownership of the others' shares. The address of Advent Venture Partners LLP is 75 State Street, Boston, MA 02109.

(4)
Consists of 3,676,909 shares of TorreyPines preferred stock. Roy Cosan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Johnson & Johnson Development Corporation is 410 George Street, New Brunswick, NJ 08901.

(5)
Consists of 3,066,666 shares of TorreyPines preferred stock and warrants to purchase 80,000 shares of TorreyPines common stock held by Novartis Forschungsstiftung. Novartis AG, as the parent of Novartis Forschungsstiftung, may be deemed to beneficially own such shares. The address of Novartis AG is Lichtstrasse 35, 4056-Basel, Switzerland.

(6)
Consists of 1,174,580 shares of TorreyPines common stock issuable upon exercise of stock options exercisable within 60 days of August 23, 2006.

(7)
Consists of 209,375 shares of TorreyPines common stock issuable upon exercise of stock options exercisable within 60 days of August 23, 2006.

(8)
Consists of 209,375 shares of TorreyPines common stock issuable upon exercise of stock options exercisable within 60 days of August 23, 2006.

(9)
Consists of 276,041 shares of TorreyPines common stock issuable upon exercise of stock options exercisable within 60 days of August 23, 2006.

(10)
Consists of 400,000 shares of TorreyPines common stock and 17,708 shares of TorreyPines common stock issuable upon exercise of stock options exercisable within 60 days of August 23, 2006.

(11)
Consists of 883,009 shares of TorreyPines preferred stock, 100,000 shares of TorreyPines common stock, warrants to purchase 40,000 shares of TorreyPines common stock and 50,000 shares of TorreyPines common stock issuable upon exercise of stock options exercisable within 60 days of August 23, 2006.

(12)
Consists of 30,000 shares of TorreyPines common stock.

(13)
Consists of 1,000,000 shares of TorreyPines common stock and 87,500 shares of TorreyPines common stock issuable upon exercise of stock options exercisable within 60 days of August 23, 2006.

PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY

        The following table and the related notes present certain information with respect to the beneficial ownership of the combined company upon consummation of the merger, by (1) each director and executive officer of the combined company, (2) each person or group who is known to the management of Axonyx and TorreyPines to become the beneficial owner of more than 5% of the common stock of the combined company upon the consummation of the merger and (3) all directors and executive officers of the combined company as a group. Unless otherwise indicated in the footnotes to this table and subject to the voting agreements entered into by directors and executive officers of Axonyx and TorreyPines, Axonyx and TorreyPines believe that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

        The percent of Axonyx common stock is based on 53,680,721 shares of Axonyx common stock outstanding as of August 23, 2006. The percent of TorreyPines preferred stock and common stock is based on 3,456,052 shares of TorreyPines common stock and 48,994,673 shares of TorreyPines preferred stock outstanding as of August 23, 2006 and assumes the conversion of all 48,994,673 shares of TorreyPines preferred stock into 48,994,673 shares of TorreyPines common stock. The percent of common stock of the combined company is based on 121,814,213 shares of common stock of the combined company outstanding upon the consummation of the merger and assumes that the exchange ratio to be used in connection with the merger is 1.299 shares of common stock for each share of TorreyPines common stock and TorreyPines preferred stock. Shares of Axonyx common stock subject to options that are currently exercisable or are exercisable within 60 days after August 23, 2006 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of Axonyx common stock of that person but are not treated as outstanding for the purpose of computing the percentage ownership of Axonyx common stock of any other person. Shares of TorreyPines common stock and preferred stock subject to options or warrants that are currently exercisable or are exercisable within 60 days of August 23, 2006 are treated as outstanding and beneficially owned by the person holding them for the purpose of computing the percentage ownership of TorreyPines preferred stock and TorreyPines common stock of that person but are not treated as outstanding for the purpose of computing the percentage ownership of TorreyPines preferred stock and TorreyPines common stock of any other stockholder.

Name of Beneficial Owner	Percent of Common Stock of Axonyx Beneficially Owned	Percent of Preferred Stock and Common Stock of TorreyPines Beneficially Owned	Percent of Common Stock of the Combined Company Beneficially Owned
5% Stockholders
Entities Affiliated with Alta Partners	—	26.1%	16.9%
Entities Affiliated with GIMV NV	—	25.9%	16.8%
Entities Affiliated with Advent International	—	15.4%	10.1%
Directors and Executive Officers
Neil M. Kurtz, M.D.	—	2.2%	1.2%
William T. Comer, Ph.D.	—	2.0%	1.3%
Louis G. Cornacchia	*	—	*
Peter Davis, Ph.D.	—	*	*
Jean Deleage, Ph.D.	—	26.1%	16.9%
Steven H. Ferris, Ph.D.	*	—	*
Jason Fisherman, M.D.	—	15.4%	10.1%
Marvin S. Hausman.	5.2	—	2.3%
Steven B. Ratoff	*	—	*
Patrick Van Beneden	—	25.9%	16.8%
Evelyn Graham	—	*	*
Craig Johnson	—	*	*
Michael Murphy	—	*	*
Steven Wagner	—	*	*
All directors and executive officers as a group (14 persons)	6.9	79.1%	47.0%

*
Less than 1%

LEGAL MATTERS

        McDonald Carano Wilson, LLP, Reno, Nevada, and Latham & Watkins LLP, Costa Mesa, California, will pass upon the validity of the Axonyx common stock offered by this joint proxy statement/prospectus. Certain U.S. federal income tax consequences of the merger will be passed upon for Axonyx by Latham & Watkins LLP and for TorreyPines by Cooley Godward LLP.

EXPERTS

        The consolidated financial statements of Axonyx Inc. at December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, included in this joint proxy statement/prospectus, have been audited by Eisner LLP, independent registered public accounting firm, as set forth in their report, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of TorreyPines Therapeutics, Inc. at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in this joint proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Axonyx files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Axonyx files at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Axonyx's SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Axonyx also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

        As of the date of this joint proxy statement/prospectus, Axonyx has filed a registration statement on Form S-4 to register with the SEC the Axonyx common stock that Axonyx will issue to TorreyPines securityholders in the merger and upon exercise of the merger warrants. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Axonyx, as well as a proxy statement of TorreyPines and Axonyx for their respective stockholder meetings.

        Axonyx has supplied all information contained in this joint proxy statement/prospectus relating to Axonyx, and TorreyPines has supplied all information contained in this joint proxy statement/prospectus relating to TorreyPines.

        If you would like to request documents from Axonyx or TorreyPines, please send a request in writing or by telephone to either Axonyx or TorreyPines at the following address:

Axonyx Inc. 500 Seventh Avenue, 10th Floor New York, NY 10018 (212) 989-1745 Attn: Investor Relations	TorreyPines Therapeutics, Inc. 11085 North Torrey Pines Road, Suite 300 La Jolla, CA 92037 (858) 623-5665 Attn: Secretary

        You should rely only on the information contained in this joint proxy statement/prospectus to vote your shares at the stockholder meetings. Neither Axonyx nor TorreyPines has authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 28, 2006. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of Axonyx common stock in the merger or pursuant to the exercise of the merger warrants shall create any implication to the contrary.

Information on Axonyx's Website

        Information on any Axonyx's website is not part of this joint proxy statement/prospectus and you should not rely on that information in deciding whether to approve any of the proposals described in this joint proxy statement/prospectus, unless that information is also in this joint proxy statement/prospectus.

Information on TorreyPines' Website

        Information on any TorreyPines website is not part of this joint proxy statement/prospectus and you should not rely on that information in deciding whether to approve any of the proposals described in this joint proxy statement/prospectus, unless that information is also in this joint proxy statement/prospectus.

Trademark Notice

        Axonyx, Axonyx's logos and all other Axonyx product and service names are registered trademarks or trademarks of Axonyx in the U.S. and in other select countries. TorreyPines, the TorreyPines logos and all other TorreyPines product and service names are registered trademarks or trademarks of TorreyPines in the U.S. and in other select countries. "®" and "™" indicate U.S. registration and U.S. trademark, respectively. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of Axonyx, and persons who own more than 10% of a registered class of Axonyx's securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Axonyx. Based solely on a review of copies of such forms received with respect to fiscal year 2005 and the written representations received from certain reporting persons that no other reports were required, Axonyx believes that all directors, executive officers and persons who own more that 10% of Axonyx common stock have complied with the reporting requirements of Section 16(a).

Stockholder Proposals

        The deadline for stockholders to submit proposals to be considered for inclusion in the combined company's proxy statement for next year's annual meeting of stockholders is April 29, 2007. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the SEC and the procedures set forth in the combined company's bylaws, as amended, which, among other things, require notice to be delivered or mailed and received at the combined company's executive offices. In addition, the deadline for stockholders to submit proposals, including director nominations, that will not be included in the combined company's proxy statement for next year's annual meeting of stockholders is on or before May 31, 2007 (120 days prior to September 28, 2007, the anniversary of the date of the Axonyx annual meeting).

Communication with the Axonyx Board of Directors

        Persons interested in communicating with Axonyx's board of directors regarding their concerns or issues may send written correspondence to the board of directors in care of the secretary at Axonyx Inc., 500 Seventh Avenue, 10th Floor, New York, New York 10018 or by email at scneill@axonyx.com. Axonyx's secretary will screen communications for spam, junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material before forwarding to the board of directors.

AXONYX INC.

Consolidated Financial Statements
for the Years Ended December 31, 2005, 2004 and 2003
and
Condensed Consolidated Financial Statements
for the Three and Six Months Ended June 30, 2006 and 2005 (Unaudited)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Axonyx Inc.

        We have audited the accompanying consolidated balance sheets of Axonyx Inc. as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Axonyx Inc. as of December 31, 2005 and 2004, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Axonyx Inc.'s internal control over financial reporting as of December 31, 2005, based on criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated January 30, 2006 expressed an unqualified opinion on management's assessment and the effective operation of, internal control over financial reporting.

EISNER LLP

New York, New York
January 30, 2006

AXONYX INC.

Consolidated Balance Sheets

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,638,000	$10,091,000
Investments	56,700,000	80,500,000
Accounts receivable		229,000
Stock subscriptions receivable		2,250,000
Inventories		246,000
Other current assets	614,000	141,000

Total current assets	58,952,000	93,457,000
Property, plant and equipment, net	49,000	116,000
Investment in OXIS	4,917,000
Technology for developed products, net		6,807,000
Patents and patents pending, net		995,000
Security deposits	124,000	19,000

	$64,042,000	$101,394,000

LIABILITIES
Current liabilities:
Accounts payable	$4,147,000	$6,365,000
Accrued expenses	1,512,000	2,386,000
Note payable		160,000

Total current liabilities	5,659,000	8,911,000
Outside interest in OXIS		5,945,000
Commitments and other matters (notes D&G)
STOCKHOLDERS' EQUITY
Preferred stock—$.001 par value, 15,000,000 shares authorized; none issued
Common stock—$.001 par value, 150,000,000 and 75,000,000 shares authorized; as of 2005 and 2004, respectively; 53,680,721 and 53,645,518 shares issued and outstanding in 2005 and 2004, respectively	54,000	54,000
Additional paid-in	149,466,000	149,150,000
Unearned compensation—stock options	(15,000)	(144,000)
Accumulated comprehensive loss		(14,000)
Accumulated deficit	(91,122,000)	(62,508,000)

Total stockholders' equity	58,383,000	86,538,000

Total liabilities and stockholders' equity	$64,042,000	$101,394,000

Cash and cash equivalents and investments for 2004 have been reclassified to conform to the 2005 presentation (see Note B-3).

See notes to consolidated financial statements

AXONYX INC.

Consolidated Statements of Operations

	Year Ended December 31,
	2005		2004	2003
Revenue
Licensing	$		$450,000	$1,000,000
Product sales		403,000	1,825,000

Total revenue		403,000	2,275,000	1,000,000
Cost of product sales		210,000	1,167,000

		193,000	1,108,000	1,000,000
Costs and expenses:
Research and development		24,621,000	23,741,000	5,821,000
Sales, general and administrative		5,143,000	8,250,000	3,459,000

		29,764,000	31,991,000	9,280,000

Loss from operations		(29,571,000)	(30,883,000)	(8,280,000)
Other income (expenses)
Interest income		2,235,000	1,235,000	137,000
Foreign exchange		(109,000)	(83,000)	37,000
(Loss) gain on issuance of subsidiary stock		(314,000)	1,154,000
Equity in loss of OXIS		(1,017,000)
Other income			19,000
Financing fees			(856,000)
Interest expense		(2,000)	(51,000)

Net loss before minority interest in subsidiary		(28,778,000)	(29,465,000)	(8,106,000)
Outside interest in loss of subsidiary		164,000	685,000

Net loss		(28,614,000)	(28,780,000)	(8,106,000)
Comprehensive loss
Foreign currency translation adjustment			(14,000)

Comprehensive loss		$(28,614,000)	$(28,794,000)	$(8,106,000)

Net loss per common share		$(.53)	$(.58)	$(.30)

Weighted average shares—basic and diluted		53,668,000	49,977,000	27,207,000

See notes to consolidated financial statements

AXONYX INC.

Consolidated Statements of Changes in Stockholders' Equity

	Common Stock
						Accumulated Other Comprehensive Loss
	Number of Shares	Amount	Additional Paid-in	Unearned Compensation Stock Options	Accumulated Deficit		Total Stockholders' Equity
Balance—December 31, 2002	23,733,613	$24,000	$32,255,000	$(8,000)	$(25,622,000)		$6,649,000
Issuance of common stock and warrants—net of expenses	7,706,636	8,000	24,005,000				24,013,000
Amortization				8,000			8,000
Issuance of common stock options and warrants for consulting services			570,000				570,000
Issuance of common stock for consulting services	115,000		205,000				205,000
Exercise of common stock options and warrants	2,364,699	2,000	3,310,000				3,312,000
Net loss					(8,106,000)		(8,106,000)

Balance—December 31, 2003	33,919,948	$34,000	$60,345,000	—	$(33,728,000)	—	$26,651,000

Issuance of common stock and warrants—net of expenses	12,727,106	13,000	64,731,000				64,744,000
Issuance of common stock for the acquisition of 52% of OXIS International Inc.	1,618,061	2,000	8,192,000				8,194,000
Issuance of common stock options and warrants for consulting services			2,264,000				2,264,000
Issuance of common stock options			387,000	(387,000)
Exercise of common stock options and warrants	5,380,403	5,000	13,231,000				13,236,000
Amortization				243,000			243,000
Foreign currency translation adjustment						(14,000)	(14,000)
Net loss					(28,780,000)		(28,780,000)

Balance—December 31, 2004	53,645,518	$54,000	$149,150,000	$(144,000)	$(62,508,000)	$(14,000)	$86,538,000

Reduction from change from consolidation of OXIS to equity method						14,000	14,000
Amortization				129,000			129,000
Issuance of common stock options for consulting services			276,000				276,000
Modification of common stock options			20,000				20,000
Exercise of common stock options and warrants	35,203		20,000				20,000
Net loss					(28,614,000)		(28,614,000)

Balance—December 31, 2005	53,680,721	$54,000	$149,466,000	$(15,000)	$(91,122,000)	—	$58,383,000

See notes to consolidated financial statements

AXONYX INC.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net loss	$(28,614,000)	$(28,780,000)	$(8,106,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	549,000	889,000	16,000
Amortization of deferred financing costs		772,000
Minority interest in net loss of subsidiary	(164,000)	(685,000)
Compensation related to common stock issued for services		49,000
Compensation related to options and warrants issued for services	425,000	2,551,000	783,000
Loss (gain) on issuance of subsidiary stock	314,000	(1,154,000)
Equity loss of OXIS	1,017,000
Changes in:
Accounts receivable	(105,000)	38,000
Inventory	(1,000)	49,000
Other current assets	(581,000)	75,000
Security deposits and other assets	(105,000)	24,000	47,000
Accounts payable	(1,899,000)	4,531,000	560,000
Accrued expenses	(38,000)	1,250,000	(135,000)
Accrued stock-based compensation	(386,000)	(61,000)	404,000

Net cash used in operating activities	(29,588,000)	(20,452,000)	(6,431,000)
Cash flows from investing activities:
Cash acquired in connection with OXIS acquisition		714,000
Costs related to OXIS acquisition		(52,000)
Reduction in cash due to deconsolidation of OXIS	(4,907,000)
Additions to patents	(48,000)	(297,000)
Purchase of equipment	(13,000)	(89,000)	(3,000)
Purchases of investments	(50,450,000)	(146,475,000)	(20,050,000)
Proceeds from sales and maturities of investments	74,250,000	85,925,000	100,000

Net cash provided from (used in) investing activities	18,832,000	(60,274,000)	(19,953,000)
Cash flows from financing activities:
Net proceeds from issuance of common stock and warrants	20,000	68,614,000	24,013,000
Net proceeds from exercise of common stock options and warrants		13,236,000	3,312,000
Collection of stock subscription receivable—OXIS	2,250,000
Net proceeds from exercise of common stock options in OXIS	33,000	137,000
Collection of stock subscriptions receivable and cash held in escrow			4,868,000

Net cash provided by financing activities	2,303,000	81,987,000	32,193,000
Net increase (decrease) in cash and cash equivalents	(8,453,000)	1,261,000	5,809,000
Cash and cash equivalents at beginning of period	10,091,000	8,830,000	3,021,000

Cash and cash equivalents at end of period	$1,638,000	$10,091,000	$8,830,000

Supplemental cash flow disclosures
Interest paid	$2,000	$28,000
Supplemental disclosures of non-cash financing activity:
Common stock issued in connection with acquisition		$8,194,000
Unearned compensation recorded for common stock options issued		$387,000
Bridge loan and accrued interest conversion to common stock—OXIS		$609,000
Stock subscriptions receivable—OXIS		$2,250,000
Minority interest in subsidiary equity transactions	$22,000

See notes to consolidated financial statements

AXONYX INC.

Notes to Consolidated Financial Statements

December 31, 2005 and 2004

NOTE A—THE COMPANY

        Axonyx Inc. (the "Company") is a biopharmaceutical company, specializing in central nervous system (CNS) neurodegenerative diseases, engaged in the business of acquiring the patent rights to what the Company views as clinical stage compounds, compounds with strong proof of concept data and compounds ready for proof of concept validation with convincing scientific rationale or potentially another company with similar rights. The Company's business plan is to further develop and add value to these compounds and then seek to out-license or partner them when it believes it business prudent. The Company has acquired worldwide patent rights to three main classes of therapeutic compounds designed for the treatment of AD and other memory impairments generally associated with elderly and related diseases. There can be no assurance that the Company will be able to license its technology, develop a commercial product, or that the Food and Drug Administration will grant approval to the Company's products. The Company outsources principally all of its research and development activities, which are overseen by Company personnel and scientific consultants.

        The Company currently has three compounds in development for AD: Phenserine, a potential symptomatic and disease progression treatment for mild to moderate AD; Posiphen™, a potential disease progression treatment for AD, and Bisnorcymserine ("BNC"), a potential symptomatic treatment for severe AD.

        During 2005, the Company evaluated its whole Phenserine development program following the results of the first Phase III trial announced in February and March 2005, the results of the curtailed second and third Phase III trials that were subsequently combined, in September 2005, and the interim analysis of the beta amyloid trial announced in March and July 2005 and the results of additional analyses reported subsequently.

        Based on the analysis, the Company determined not to commit further resources to the development of Phenserine given its financial resources and decided to accelerate its marketing package for the out-licensing of Phenserine. The trials to date on Phenserine, including extensive preclinical studies, have provided the Company with a comprehensive set of data. Utilizing this data the Company will explore opportunities for out-licensing Phenserine to a company willing to commit the financial resources necessary to undertake further clinical trials. The Company does not plan to incur any additional development expenses for Phenserine beyond those expenses needed to close the ongoing activities in an orderly fashion.

        In January 2006, the Company announced the completion of its ascending single dose Phase I trial with Posiphen™, in clinical development for the treatment of AD progression. This double-blind, placebo controlled study of Posiphen™ in healthy men and women sought to establish well tolerated doses.

        BNC is a highly selective butyrylcholinesterase inhibiter. Butyrylcholinesterase is found in high concentration in the plaques taken from individuals who have died from AD. Butyrylcholinesterase appears to have an increasing role with advancing AD and its primary mechanism of action results in a dose dependent reduction of acetylcholine. The initial pre-clinical side effect rate potentially allows higher clinical doses. A secondary mechanism of action is associated with dose dependent reductions of beta amyloid prescursor protein (APP) and amyloid beta. BNC, the lead compound from the Company's butyrylcholinesterase family, is currently in full pre-Investigational New Drug (IND)

development and an IND submission is planned for second quarter of 2006, followed by the potential to initiate Phase I clinical trials thereafter.

        As described in Note K, Subsequent Events, the Company announced in January 2006 that it had granted to Daewoong Pharmaceutical Company Ltd. an exclusive license for Phenserine for the South Korean Market.

        As of December 31, 2005, the Company has a 34% ownership interest in OXIS International Inc., ("OXIS"). OXIS develops, manufactures and markets selected therapeutic and diagnostic products. OXIS's research and development efforts are concentrated principally in the development of products to diagnose, treat and prevent diseases associated with free radicals and reactive oxygen species.

NOTE B—SIGNIFICANT ACCOUNTING POLICIES

[1]   Principles of consolidation:

        The consolidated financial statements include the accounts of Axonyx Europe, B.V., a wholly owned subsidiary organized in The Netherlands. The financial statements also include the accounts of OXIS International Inc. (OXIS) from the acquisition date of January 15, 2004 when the Company acquired approximately 52% of the common voting stock of OXIS through February 28, 2005. The Company's ownership in OXIS was reduced to 34% on December 31, 2004 as the result of a third party financing by OXIS, however, the accounts of OXIS continued to be consolidated as the Company controlled the board of directors through a majority of the OXIS board seats which enabled it to effectively control significant decisions made in the ordinary course of business. On February 28, 2005 OXIS announced that Mr. Steven T. Guillen had joined OXIS as President and Chief Executive Officer and as a member of the OXIS Board of Directors. Consequently the Company no longer had a majority of the seats on the OXIS Board, no longer controlled significant decisions, and, beginning March 1, 2005, OXIS is no longer consolidated but rather accounted for using the equity method.

        The outside interest on the balance sheet as of December 31, 2004 includes the approximately 66% of OXIS that is not owned by the Company ($3,905,000). The outside interest also includes a portion of the carrying value of technology for developed patents, net ($2,040,000) attributable to the reduction in the Company's ownership in OXIS from approximately 52% to approximately 34% as of December 31, 2004.

[2]   Cash equivalents:

        The Company considers all highly liquid short-term investments with original maturities of three months or less at the time of purchase to be cash equivalents. $4,687,000 in cash is held in OXIS and restricted for use by OXIS at December 31, 2004.

[3]   Investments:

        During the quarter ended September 30, 2005 the Company reclassified the majority of what was previously classified as cash and cash equivalents to investments. The Company follows FASB 115 in determining the appropriate classification for cash equivalents and investments. The Company has invested in auction rates securities (ARS) that are held as investments available-for-sale. After the initial issuance of these securities, the interest rate is reset periodically. The Company invests in ARS that reset as to interest rate every 28 days.

        The Company has determined that auction rate securities should be classified as investments because the "stated" or "contractual" maturities are generally 20 to 30 years. From an economic viewpoint, these securities are priced and traded as short term investments because of the interest reset feature. Accordingly, the Company has reclassified all such auction rate securities as investments for all periods presented including $80,500,000 as of December 31, 2004. Cash and cash equivalents and investments as of March 31, 2005 and June 30, 2005, as reclassified, are summarized as follows:

	March 31, 2005	June 30, 2005
Cash and cash equivalents	$4,741,000	$5,505,000
Investments	71,200,000	64,800,000

[4]   Accounts Receivable:

        Accounts receivable at December 31, 2004 relates to OXIS and is carried at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on history of past write-offs and collections and current conditions.

[5]   Inventory:

        Inventory at December 31, 2004 relates to OXIS and is stated at the lower of cost or market. Cost has been determined by using the first-in, first-out method. Inventory at December 31, 2004 consisted of the following:

2004
Raw materials	$121,000
Work in progress	23,000
Finished goods	102,000

Total	$246,000

[6]   Property, Plant and Equipment:

        Property, plant and equipment is stated at cost. Depreciation of equipment is computed using the straight-line method over estimated useful lives of three to ten years. Leasehold improvements are amortized over the shorter of five years or the remaining lease term. Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $19,000, $38,000 and $16,000, respectively.

        Property, plant and equipment at December 31, 2005 and 2004, consisted of the following:

	2005	2004
Furniture and office equipment	$141,000	$207,000
Laboratory and manufacturing equipment		3,000

Property, plant and equipment, at cost	141,000	210,000
Accumulated depreciation and amortization	(92,000)	(94,000)

Property, plant and equipment, net	$49,000	$116,000

[7]   Research and development:

        Research and development costs are expensed as incurred.

[8]   Use of estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

        Assumptions underlying the carrying amounts of long lived assets represent sensitive estimates subject to change.

[9]   Fair value of financial instruments:

        The carrying amount reported in the balance sheet for cash and cash equivalents, investments, accounts receivable, stock subscriptions receivable, inventories, accounts payable, and accrued expenses approximates fair value due to the short-term nature of the accounts.

[10] Revenue recognition:

        The Company defers recognition of revenue from fees received in advance unless they represent the culmination of a separate earnings process. Such deferred fees are recognized as revenue over the term of the arrangement as they are earned, in accordance with the agreement. License fees represent the culmination of a separate earnings process if they are sold separately without obligating the Company to perform research and development activities or other services. Right to license fees are recognized over the term of the agreement. Nonrefundable, noncreditable license fees that represent the culmination of a separate earnings process are recognized upon execution of the license agreement. Revenue from the achievement of milestone events stipulated in the agreements are recognized when the milestone is achieved. Royalties are recognized as revenue when the amounts earned become fixed and determinable.

        OXIS manufactures, or has manufactured on a contract basis, products that are sold to customers. OXIS recognizes product sales upon shipment of the product to the customers.

        OXIS recognizes license fee revenue for licenses to intellectual property when earned under the terms of the agreements. Generally, revenue is recognized upon transfer of the license unless OXIS has continuing obligations for which fair value cannot be established, in which case the revenue is recognized over the period of the obligation. If there are extended payment terms, OXIS recognized license fee revenue as these payments become due. All arrangements with payments terms beyond 12 months are not considered to be fixed or determinable. In certain licensing arrangements there is provision for a variable fee as well as a non-refundable minimum amount. In such arrangements, the amount of the non-refundable minimum guarantee is recognized upon transfer of the license and collectibility is reasonably assured unless we have continuing obligations for which fair value cannot be established and the amount of the variable fee in excess of the guaranteed minimum is recognized as revenue when it is fixed and determinable. OXIS recognizes royalty revenue based on reported sales by third party licensees of products containing its materials, software and intellectual property. If there are extended payment terms, royalty revenues are recognized as these payments become due. Non-refundable royalties, for which there are no further performance obligations, are recognized when due under the terms of the agreements.

[11] Stock-based compensation:

        Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" encourages the use of the fair value based method of accounting for stock-based employee compensation. Alternatively, SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share, as if the fair value based method of accounting had been applied to employee awards. The Company follows the fair value based method for non-employee awards and has elected to continue to apply the provisions of APB Opinion 25 and provide the disclosures required by SFAS No. 123 and SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." The following table illustrates the effect on net loss and loss per share if the fair value based method had been applied to all awards:

	Year Ended December 31,
	2005	2004	2003
Reported net loss attributable to common stockholders	$(28,614,000)	$(28,780,000)	$(8,106,000)
Stock-based employee compensation included in net loss	129,000	243,000
Stock-based employee compensation determined under the fair value based method	(2,451,000)	(3,207,000)	(2,515,000)

Pro forma net loss	$(30,936,000)	$(31,744,000)	$(10,621,000)

Loss per common share (basic and diluted):
As reported	$(.53)	$(.58)	$(.30)
Pro forma	(.58)	(.64)	(.39)

        In accordance with SFAS No.123, the pro forma amounts do not reflect any other adjustments. Accordingly, the minority interest and effect on the gain on the sale of stock by OXIS pursuant to SEC Staff Accounting Bulletin ("SAB") No.51 are not reflected.

        The fair value of each option grant on the date of grant is estimated using the Black-Scholes option-pricing model reflecting the following:

	Year Ended December 31,
	2005	2004	2003
Risk-free interest rate	3.77% - 4.33%	2.79% - 3.60%	2.27% - 3.27%
Expected dividend yield	0%	0%	0%
Expected life	10 years	5 - 10 years	5 - 10 years
Expected volatility	.94 - .97	.90 - .95	.88 - .95
Weighted average grant-date fair value of options granted during the period (including non-employees)	$1.03	$4.64	$1.82

[12] Net loss per common share:

        Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") requires the reporting of basic and diluted earnings or loss per share. Basic loss per share is calculated by dividing net loss by the weighted average number of outstanding common shares during the year. As all potential common shares are anti-dilutive, their effects are not included in the calculation of diluted loss per share. For the years ended December 31, 2005, 2004, and 2003, potential common shares aggregating 12,428,000, 12,364,000 and 13,540,000, respectively, were excluded in computing the per share amounts.

[13] Concentration of credit risk:

        Financial instruments which potentially subject the Company to concentration of credit risks consist principally of cash and cash equivalents and investments. The Company primarily holds its cash and cash equivalents and investments in two money market brokerage accounts and commercial paper. In addition, as of December 31, 2005 and 2004, the Company maintained approximately $358,000 and $515,000, respectively, in foreign bank accounts.

        The Company enters into research consulting agreements and certain other arrangements which are to be paid in Euro. The Company purchases Euro to meet these obligations on an as needed basis throughout the year.

[14] Impairment of Long-Lived Assets:

        The Company follows statement of Financial Accounting Standard No 144 "Accounting for the Impairment of Long-Lived Assets". Long-lived asset are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flow to the recorded value of the asset. Since the adoption of the equity method of accounting for OXIS effective March 1, 2005, the OXIS related long lived assets are not consolidated with the Company. Prior to the adoption of equity accounting, in accordance with SFAS No. 144, the Company periodically reviewed net cash flows from sales of products and projections of net cash flows from sales of products on an undiscounted basis to assess recovery of recorded cost of intangible assets.

[15] Stock Subscriptions Receivable:

        At OXIS, a total of 12,264,158 shares were subscribed for at December 31, 2004 (subsequently issued during January 2005), at $0.53 per share, for the private placement of equity on December 30, 2004. As of December 31, 2004, OXIS had received, from a private placement of its stock, $4,250,000 in cash and a receivable of $2,250,000 that was subsequently collected in January 2005.

[16] Technology for developed products and patents and patents pending:

        Technology for developed products acquired in business combinations is amortized over their estimated useful lives of seven to ten years. Accumulated amortization of technology for developed products was $1,250,000 and $772,000 as of December 31, 2005 and 2004, respectively. Patents are being amortized on a straight-line basis over the shorter of the remaining life of the patent or ten years. At December 31, 2004, a total of $865,000 of patents pending approval was not being amortized by OXIS. Accumulated amortization as of December 31, 2005 was $35,000.

[17] Equity Method of Accounting for Investments in Common Stock

        Effective March 1, 2005, the Company accounted for its investment in OXIS under the equity method of accounting following accounting principles bulletin (APB) No. 18. An impairment charge would be required if the company determined that any reduction in the OXIS market value over the carrying value was other than temporary. As at December 31, 2005, no such charge was deemed necessary. The market value of OXIS common stock was $0.26 per share as of December 31, 2005 (closing bid price $0.30 per share as of March 15, 2006).

[18] Accounting for stock sales by subsidiary:

        The Company accounts for stock sales by a subsidiary (OXIS) in accordance with SAB No. 51. Sales of unissued shares by OXIS result in a change in the carrying value of the subsidiary in the Company's consolidated financials. These gains amounted to $1,154,000 relating to OXIS in 2004, arising primarily from its December private placement financing, the conversion of bridge loans into common stock and from the exercise of employee stock options throughout the year.

        In changing from the consolidation of OXIS at December 31, 2004 to the equity method the Company determined that a correction was required in the calculation of the gain on subsidiary stock under SEC Staff Accounting Bulletin No. 51. The gain resulted from the issuance of shares by OXIS at December 31, 2004 in connection with a private placement financing. The correction has been effected by a $398,000 reduction in the carrying value of the investment in OXIS with a corresponding reduction in the loss on issuance stock for the year ended December 31, 2005.

        The correction was reflected in the quarter ended March 31, 2005 in accordance with the provisions of Accounting Principles Board Opinion No. 28, "Interim Financial Reporting" as it is not material to either the 2004 results of operations, the estimated full year 2005 results of operations or to the trend of operations.

NOTE C—NEW ACCOUNTING PRONOUNCEMENTS

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—A Replacement Of APB Opinion No. 20 AND FASB Statement No. 3 (SFAS 154). SFAS 154 requires retrospective application to prior periods' financial statements for changes in accounting principle. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The implementation of SFAS 154 is not expected to have a material impact on our results of operations, financial position or cash flows.

        In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensations." This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees. The impact of adopting SFAS 123R cannot be currently estimated since it will depend on share based payments granted in the future. However, had the Company adopted SFAS 123R in prior periods, the impact would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net loss per share in Note B[11].

NOTE D—DEVELOPMENT AND LICENSING AGREEMENTS

[1]   Agreement with New York University ("NYU"):

        In April 1997, the Company entered into a research and license agreement with NYU, as subsequently amended, to provide funding and to sponsor research relating to the diagnosis and treatment of AD and other amyloidosis disorders, in exchange for a payment by Axonyx of $25,000 upon signing of the agreement, sixteen consecutive quarterly payments of $75,000 beginning on April 1, 1997, and 600,000 shares of common stock with a fair value at time of issuance of $240,000 (issued to NYU and its scientists, collectively "NYU stockholders"). The agreement also provides for payments to NYU aggregating to $525,000, with an aggregate of $175,000 payable upon achieving two clinical and regulatory milestones for each of the three types of licensed products. In addition, the Company has agreed to pay NYU royalties of up to 4% of the first $100 million annual net sales related to products for human use covered and 2% thereafter under the agreement with minimum annual royalty payments of $150,000 beginning in 2004 through the expiration or termination of the agreement upon the later of the eighth anniversary of first commercial sale of a product covered by the license, on a country-by-country basis, and the date of the last to expire patent covered by the license (2015). In 2005, the Company paid NYU its minimum royalty payment of $150,000 for 2005 and reimbursed NYU for $2,000 relating to patent costs. In 2004, the Company paid NYU its minimum royalty payment of $150,000 for 2004 and reimbursed NYU for $9,000 relating to patent costs. During 2003, the Company reimbursed NYU for $36,000 relating to patent costs. Through December 31, 2005, the Company has paid $1,572,000 to NYU under the agreement. In addition, in connection with the agreement entered into with NYU and its scientists, the Company's granted additional shares of it's common stock pursuant to certain anti-dilution provisions at a purchase price of $.001 per share. The agreements provided for the purchase of additional shares based on a formula of the Company's capital raising activities. During 1999, the Company recorded a charge of approximately $1,965,000 representing the 305,074 shares deemed issuable (which were issued in 2000) for nominal consideration under the agreement. In 2000, the Company issued an additional 12,295 shares to NYU as final consideration under the anti-dilution provisions and recorded a charge of $138,000.

        Pursuant to the agreement, as amended, the Company or its sub-licensees must achieve certain development milestones, including approval to market in the United States and Europe by December 2009. If these milestones are not achieved, the rights may revert back to NYU. The October 2002 amendment contained releases and waivers of default by NYU and the Company. The technology covered by the NYU Agreement had been sublicensed to Serono (see Note D-3).

[2]   Agreement with Cure, L.L.C. ("CURE"):

        In February, 1997, the Company entered into a sub-license agreement ("CURE Agreement") with CURE pursuant to which the Company received the rights covering the patents that CURE obtained through the "PHS Patent License Agreement-Exclusive" it entered into with the Public Health Service. Such licensed rights cover the Company's acetylcholinesterase inhibitor, Phenserine and its analogs, and certain butyrylcholinesterase inhibitor compounds. The CURE Agreement provided for a payment by the Company of $15,000 upon signing of the agreement and a payment of $10,000 six months after the signing of the agreement. The CURE Agreement also provides for payments to CURE aggregating $600,000 when certain clinical and regulatory milestones are achieved. In addition, the Company has agreed to pay CURE royalties, of up to 3% of the first $100 million and 1% thereafter, of net product sales and sub-license royalties, as defined under the agreement, with minimum annual royalty payments of $10,000 beginning on January 31, 2000, increasing to $25,000 per annum on commencement of sales of the product until the expiration or termination of the agreement. Any royalty payments made to CURE shall be credited against the minimum payments. Through December 31, 2005, the Company has paid $110,000 under the CURE Agreement. The agreement, as amended, sets certain deadlines by which the Company must achieve development milestones. If these milestones are not achieved, the rights may revert back to CURE.

[3]   Agreement with Applied Research Systems ARS Holding N.V.:

        Effective as of May 17, 1999, Axonyx Inc. entered into a Development Agreement and Right to License (the "Development Agreement") with Applied Research Systems ARS Holding N.V., a wholly owned subsidiary of Serono International, SA ("Serono"). Under the Development Agreement, the

Company granted to Serono an exclusive right to license its patent rights and know-how regarding its amyloid inhibitory peptide (AIP) and prion inhibitory peptide (PIP) technology.

        In 2000, the Company and Serono finalized a definitive Licensing Agreement, pursuant to which the exclusive worldwide patent rights to the Axonyx's AIP and PIP technology were granted to Serono. The Company received a nonrefundable, noncreditable license fee of $1.5 million, which was recognized as revenue since the Company is not responsible for any ongoing research and development activities or any other services with respect to this arrangement and it represented the culmination of a separate earnings process.

        In April 2003, Axonyx received a milestone payment of $1,000,000 from Serono under the terms of the License Agreement, which was triggered when Serono initiated a Phase I clinical trial with a patented product.

        The Company is negotiating a re-acquisition of these rights from Serono and an option to license on a non-exclusive basis, certain Serono patents, technology and know-how related to AIPs and PIPs. If the Company exercises this option and acquires the license, it would be obligated to pay to Serono an up-front payment and under certain circumstances, additional milestone payments and royalties would be due.

        Regardless of whether definitive agreements are completed or whether future milestone payments are received, the Company is obligated to pay to NYU its minimum annual royalty of $150,000.

[4]   Research and Development Contracts:

        For the year ended December 31, 2005, the Company incurred significant research and development expenses primarily attributable to the Phenserine clinical trials. The Company has a variety of contracts with various clinical research organizations. The nature of these contracts is such that work may have to be stopped with very short notice and then the Company will only be obligated to pay costs incurred to date. The remaining payments for these research and development contracts amounts to $4,662,000 in 2006.

NOTE E—INCOME TAXES

        At December 31, 2005, the Company has available a Federal net operating loss carryforward of approximately $28,290,000, expiring through 2025, that may be used to offset future federal taxable income. At December 31, 2005, the Company also has a research and development credit carryforward of approximately $2,371,000 available to offset future federal income tax. The use of net operating loss and research and development credit carryforwards and built-in losses relating to expenses not yet deducted for tax purposes are subject to limitation due to a change in the Company's ownership as defined by Sections 382 and 383 of the Internal Revenue Code.

        At December 31, 2005 there are $56,908,000 of timing differences in reporting items for tax and financial accounting purposes, relating to research and development expenses and stock option charges. At December 31, 2005, and 2004, the Company has deferred tax assets of approximately $41,376,000 and $27,818,000, respectively. The deferred tax asset at December 31, 2005 is comprised of the tax effect of the net operating loss carryforwards ($12,951,000), the timing differences ($23,897,000 for capitalized research and development expenses and $2,156,000 for stock-based compensation) and the research and development credit carryforwards ($2,371,000). The deferred tax asset at December 31, 2004 is comprised of the tax effect of the net operating loss carryforwards ($8,522,000), the timing differences ($15,841,000 for capitalized research and development expenses and $2,177,000 for stock-based compensation) and the research and development credit carryforwards ($1,278,000). The Company has not recorded a benefit from its deferred tax asset because realization of the benefit is uncertain. Accordingly, a valuation allowance, which increased by approximately $13,558,000, $13,557,000, and $3,778,000 during 2005, 2004 and 2003, respectively, has been provided for the full amount of the deferred tax asset.

NOTE F—STOCKHOLDERS' EQUITY

[1]   Sale of common stock and warrants:

        In December 2002, the Company sold 6,486,000 shares of common stock with 3,243,000 warrants yielding net proceeds of $4,477,000 after deducting offering costs of $391,000. The gross proceeds of $4,868,000 was collected in 2003. The warrants are exercisable through December 2007 at $0.69 per share. In addition, the Company issued 200,000 warrants on January 15, 2003 to a consultant to the Company related to the transaction. The 200,000 warrants are exercisable through January 15, 2008 at $1.00 per share. At December 31, 2002 the Company had $1,453,000 in an escrow account and $3,415,000 of stock subscription receivable, which were received in January 2003.

        In June 2003, the Company received proceeds of $575,000 in connection with a private placement of 230,000 shares of common stock.

        In September 2003, the Company received net proceeds of $23,438,000 from a private placement of 7,477,000 shares of common stock and 5,607,000 warrants. The warrants are exercisable through September 2008 at $3.50 per share. The registration rights agreement associated with that private placement provides for liquidated damages of 1.5% of the aggregate purchase price for the first month and 2% for each subsequent month if the Company failed to register such shares and warrant shares or maintain the effectiveness of such registration. The registration rights agreement further provides for interest at 18% per annum for the failure by the Company to pay such liquidated damages if they were to be due.

        During 2003, the Company received proceeds of $3,312,000 from the exercise of warrants into 2,314,000 shares of common stock.

        In January 2004, the Company completed a private placement for $50 million of securities through the sale of 9,650,183 shares of common stock. This placement also involved the issuance to the investor group of five-year warrants to purchase an additional 2,412,546 shares of the Company's stock at an exercise price of $7.25 per share. Each share of stock and one-quarter warrant was sold for $5.18. The registration rights agreement associated with that private placement provides for liquidated damages of

1.5% of the aggregate purchase price for the first month and 2% for each subsequent month if the Company failed to register such shares and warrant shares or maintain the effectiveness of such registration.

        Also in January 2004, the Company issued 1,618,061 shares of common stock valued at $8,194,000 in conjunction with the Company's acquisition of 52% of the outstanding voting stock of OXIS International, Inc.

        In May 2004, the Company completed a private placement for $20 million of securities through the sale of 3,076,923 shares of common stock at $6.50 per share with new institutional investors. This placement also involved the issuance to the investor group of five-year warrants to purchase an additional 923,077 shares of the Company's stock at an exercise price of $8.50 per share. The registration rights agreement associated with that private placement provides for liquidated damages of 1% of the aggregate purchase price for the first month and 1.5% for each subsequent month if the Company failed to register such shares and warrant shares or maintain the effectiveness of such registration, subject to a maximum of 10%.

        In 2004, the Company received proceeds of $13,236,000 from the exercise of options and warrants into 5,380,403 shares of common stock.

        The Company accounts for the registration rights agreements as separate freestanding instruments and accounts for the liquidated damages provisions as a derivative liability subject to SFAS No. 133. The estimated fair value of the derivative liability is based on estimates of the probability and costs of cash penalties expected to be incurred and such estimates are revalued at each balance sheet date with changes in value recorded in other income. As of December 31, 2005 and 2004 the Company has estimated the fair values of these derivative liabilities to be nominal and accordingly no liability has been recorded. There were no changes to the estimated fair value during the years ended December 31, 2005, 2004 and 2003.

[2]   Warrants:

        At December 31, 2005, outstanding warrants to acquire shares of the Company's common stock are as follows:

Number of Shares	Exercise Price	Expiration Date
954,000	$8.50	May 6, 2009
2,529,000	3.50	September 11, 2008
2,967,000	7.25	January 8, 2009
24,000	6.81	February 13, 2006
433,000.69		December 31, 2007
200,000	1.00	January 15, 2008

7,107,000

        The weighted average exercise price of warrants outstanding at December 31, 2005 was $5.51 and the weighted average remaining contractual life of the warrants was 2.85 years.

[3]   Stock options:

        During 1998, the Board of Directors and the stockholders of the Company approved a Stock Option Plan ("1998 Plan"), which provides for the granting of options to purchase up to 2,000,000 shares of common stock, pursuant to which officers, directors, advisors and consultants are eligible to receive incentive and/or non-statutory stock options. Incentive stock options granted under the 1998 Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise period of options granted to a stockholder owning more than 10% of the outstanding stock may not exceed five years and their exercise price may not be less than 110% of the fair value of the common stock at date of grant. Vesting of 1998 Plan options varies from fully vested at the date of grant to multiple year apportionment of vesting as determined by the Board of Directors.

        In 2000, the Board of Directors and the stockholders of the Company approved a Stock Option Plan ("2000 Plan") which, as amended, provides for the granting of options to purchase up to 2,000,000 shares of common stock and pursuant to which officers, directors, advisors and consultants are eligible to receive incentive and/or non-statutory stock options. Incentive stock options granted under the 2000 Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise period of options granted to a stockholder owning more than 10% of the outstanding stock may not exceed five years and their exercise price may not be less than 110% of the fair value of the common stock at date of grant. Vesting of 2000 Plan options varies from fully vested at the date of grant to multiple year apportionment of vesting as determined by the Board of Directors.

        Pursuant to the 2000 stock option plan as amended, 750,000 options were added to the share reserve effective January 1, 2003 and January 1, 2004.

        On March 30, 2004, the Company amended the 2000 Plan to increase the aggregate number of shares from 3,500,000 to 7,500,000. Stockholder approval for the increase was received in June 2004.

        For the years ended December 31, 2005, 2004 and 2003, the Company granted none, 497,000 and 300,000 options, respectively, to consultants and recorded expenses (credit) of $(90,000), $2,264,000 and $570,000, respectively, relating to the vested portion of these options. Accrued expenses at December 31, 2005, 2004, and 2003 include an additional $12,000, $399,000 and $460,000, respectively, for the estimated fair value of unvested options issued to consultants.

        Stock option activity under the 1998 Plan is summarized as follows:

	Year Ended December 31,
	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options at beginning of year	984,000	$5.96	1,375,000	$5.72	1,790,000	$6.37
Options issued					50,000	1.11
Options exercised			(50,000)	.02	(50,000)	.02
Options forfeited	(40,000)	8.98	(341,000)	5.83	(415,000)	8.68

Options at end of year	944,000	5.84	984,000	5.96	1,375,000	5.72

Options exercisable at end of year	928,000	6.34	949,000	6.53	1,313,000	5.77

        The 1998 Plan terminated on January 15, 2003.

        Stock option activity under the 2000 Plan is summarized as follows:

	Year Ended December 31,
	2005		2004		2003
	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price
Options at beginning of year	3,450,000	$4.21	2,738,000	$2.86	1,671,000	$3.45
Options issued	810,000	1.16	1,566,000	5.39	1,107,000	2.08
Options exercised	(20,000)	1.00	(633,000)	1.91
Options forfeited	(106,000)	5.01	(221,000)	2.54	(40,000)	5.54

Options at end of year	4,134,000	3.60	3,450,000	4.21	2,738,000	2.86

Options exercisable at end of year	3,116,000	3.67	2,073,000	3.85	1,537,000	3.25

        As of December 31, 2005, 2,689,000 options are available for future grant under the 2000 plan. In 2003, the Company had agreed to grant 319,000 options, with exercise prices ranging from $3.61 to $3.76, effective January 1, 2004. These awards resulted in an aggregate compensation cost of $387,000, which is being recognized over the related vesting periods.

        Stock option activity outside the Plans is summarized as follows:

	Year Ended December 31,
	2005		2004		2003
	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price
Options at beginning of year	343,000	$4.51	375,000	$4.41	129,000	$7.81
Options issued					275,000	3.06
Options exercised			(32,000)	3.41
Options forfeited	(100,000)	8.31			(29,000)	6.72

Options at end of year	243,000	3.01	343,000	4.51	375,000	4.41

Options exercisable at end of year	243,000	3.01	305,000	4.74	207,000	5.63

        Additional information with respect to option activity is summarized as follows:

	As of December 31, 2005
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractually (in years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$.02 - $.84	162,000	5.06	$.58	152,000	$.56
$1.00 - $1.35	1,069,000	8.52	1.15	433,000	1.16
$2.07 - $3.16	1,446,000	4.65	2.94	1,446,000	2.94
$3.61 - $6.68	1,654,000	5.31	4.54	1,465,000	4.56
$7.00 - $8.12	736,000	6.91	7.43	536,000	7.58
$9.50 - $11.50	254,000	4.47	10.31	254,000	10.31

	5,321,000	5.95	3.98	4,286,000	4.24

NOTE G—COMMITMENTS AND OTHER MATTERS

        The Company occupied office space under a sublease which expired in February 2003. Upon expiration of the lease, the Company's corporate offices were relocated and a short-term renewable lease was executed. There are no minimum future annual rental payments.

        Rent expense was approximately $155,000, $294,000 and $112,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

        See Note D with respect to the Company's obligations pursuant to various research and development agreements.

        Several lawsuits against the Company and certain directors and officers were filed, which have been consolidated into a single class action lawsuit. The class action plaintiffs allege that the defendants knowingly or recklessly made false or misleading statements regarding the effectiveness of Phenserine, which they allege had the effect of artificially inflating the price of our common stock.

        There is also a derivative suit pending against current and former directors and officers of the Company alleging that the defendants breached their duties to the Company and misused inside information regarding clinical trials of Phenserine. This action has been stayed pending further developments in the class action.

        The complaints seek unspecified damages. We believe that the complaints are without merit and intend to defend these lawsuits vigorously. However there can be no assurance that we will prevail in these actions.

NOTE H—EMPLOYEE BENEFIT PLANS

        In January 2005, the Company adopted a 401-K defined contribution profit-sharing plan covering its U.S. employees. Contributions to the plan are based on employer contributions as determined by the Company and allowable discretionary contributions, as determined by the Company's Board of Directors, subject to certain limitations. Contributions by the Company to this plan amounted to $23,474 for 2005.

NOTE I—Quarterly Results (Unaudited)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
2005:
Revenue	$403,000
Net loss	(10,433,000)	$(8,179,000)	$(5,687,000)	$(4,315,000)
Loss per share—basic and diluted(a)	(0.19)	(0.15)	(0.11)	(0.08)
2004
Revenue	$478,000	$433,000	$954,000	$410,000
Net loss	(5,991,000)	(7,132,000)	(6,693,000)	(8,964,000)
Loss per share—basic and diluted(a)	(0.13)	(0.14)	(0.13)	(0.17)

(a)
Per common share amounts for the quarters and full year have been calculated separately. Accordingly, quarterly amounts do not necessarily add to the annual amount because of differences in the weighted average common shares outstanding during each period due to the effect of the Company's issuing shares of its common stock during the year.

NOTE J—Acquisition of OXIS International Inc.

        On January 15, 2004, the Company entered into agreements to acquire approximately 52% of the outstanding voting stock of OXIS. OXIS is a biopharmaceutical company engaged in the development of research diagnostics, nutraceuticals and therapeutics in the field of oxidative stress. Under the terms of separate agreements entered into with several holders of OXIS common stock, the Company acquired an aggregate of approximately 14 million shares of OXIS stock, in consideration for the issuance of an aggregate of approximately 1.6 million shares of our unregistered common stock, which the Company registered in May 2004. The Company's then Chairman and Chief Executive Officer owned 1,161,532 shares of OXIS common stock, representing approximately 4% of the OXIS's voting stock. Those shares of OXIS's common stock were not acquired.

        The aggregate purchase price was $8,246,000, which includes the market value of the Company's common shares that were issued as consideration and transaction costs.

        The allocation of the cost of the acquisition is a follows:

Current assets	$1,492,000
Equipment	41,000
Technology and developed products(3)	7,622,000
Patents and other assets	765,000
Current liabilities	(1,039,000)
Minority interest	(635,000)
Deferred taxes(1)	(3,011,000)
Deferred taxes(2)	3,011,000

$8,246,000

(1)
Represents the tax effect of the excess of the financial statement basis over the tax basis for acquired technology for developed products.

(2)
Represents the tax benefit of OXIS net operating loss carryfoward and deductible temporary differences recognized as an offset against the deferred tax liability attributable to the acquired technology for developed products.

(3)
Includes the excess of the purchase price over the Company's portion of the net assets of OXIS on the date of acquisition, which amounted to $7,529,000.

        The operating results of OXIS are included in the consolidated results of operations since the date of acquisition. The following pro forma information gives effect to the acquisition as if it had occurred on the first day of each of the years ended December 31, 2004 and 2003.

	2004	2003
Total revenues	$2,364,000	$3,740,000
Net loss including outside interest in subsidiary	(29,550,000)	(9,650,000)
Net loss	(28,865,000)	(9,278,000)
Basic and diluted net loss per common share	(0.58)	(0.32)

        During 2004, the Company loaned $1.2 million to OXIS, which has been eliminated in consolidation as of December 31, 2004. Pursuant to its terms, OXIS repaid the loan with accrued interest in January 2005.

        On January 9, 2004, OXIS received $570,000 in loans and issued promissory notes convertible into common stock at $0.40 per share ($0.15 under certain circumstances). OXIS also issued warrants to the lenders exercisable for up to 1,250,000 shares of common stock, plus additional shares for accrued interest, at an exercise price of $0.50 per share. OXIS recorded $570,000 of debt discount, which is included in financing fees in the accompanying financial statements for the year ended December 31, 2004. In December 2004, all of the promissory notes and accrued interest were converted into 1,520,932 shares of common stock. In connection with the note holders waiving their right to convert at $0.15 per share (which had been triggered), OXIS issued 760,467 warrants. Each warrant entitles the holder to purchase one share of OXIS common stock for $1.00 for a period of five years. These warrants were valued at approximately $202,000 and have been included in financing fees for the year ended December 31, 2004. Certain of the lenders sold shares of OXIS common stock to the Company on January 15, 2004.

        The following represents unaudited summary information of OXIS, which is accounted for under the equity method. Shown below are (a) total assets and total liabilities for OXIS as of December 31, 2005 and (b) revenue and net loss for OXIS for the ten months ended December 31, 2005.

Total assets	$7,806,000
Total liabilities	4,268,000
Revenue	2,094,000
Net loss	(2,929,000)

Operating Segments

        The Company is organized into two reportable segments beginning January 15, 2004: Axonyx and OXIS. While OXIS has historically been organized into two reportable segments (health products and therapeutic development), OXIS currently manages its operations in one segment in order to better monitor and manage its basic business: the development of research diagnostics, nutraceutical and therapeutic products.

        The following tables present information about the Company's two operating segments:

	Axonyx Inc.	OXIS Int'l Inc.		Total
Year ended December 31, 2005
Revenue including minority interest			$403,000	$403,000
Segment loss	$(27,053,000)		$(1,561,000)	$(28,614,000)
Segment assets including minority interest at December 31, 2005	$64,042,000	$		$64,042,000
Year ended December 31, 2004
Revenue including minority interest			$2,275,000	$2,275,000
Segment loss	$(26,172,000)		$(2,608,000)	$(28,780,000)
Segment assets including minority interest at December 31, 2004	$85,991,000		$15,403,000	$101,394,000

NOTE K—SUBSEQUENT EVENTS

        In January 2006 the Company announced that it had granted to Daewoong Pharmaceutical Company Ltd. (Daewoong) an exclusive license for the use of Phenserine in the South Korean market.

Under the terms of the agreement Daewoong, at its own costs, undertakes to pursue the product development and regulatory work necessary for a New Drug Application (NDA) (or its equivalent) in South Korea with respect to Phenserine for the treatment of AD. The financial terms of the deal include royalty payments to Axonyx based on sales of Phenserine by Daewoong in the South Korean market.

AXONYX INC.

Condensed Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,880,000	$1,638,000
Investments	48,850,000	56,700,000
Other current assets	340,000	614,000

Total current assets	51,070,000	58,952,000
Property, plant and equipment, net	42,000	49,000
Investment in OXIS	4,336,000	4,917,000
Security deposits	24,000	124,000

	$55,472,000	64,042,000

LIABILITIES
Current liabilities:
Accounts payable	$2,130,000	$4,147,000
Accrued expenses	2,316,000	1,512,000

Total liabilities	4,446,000	5,659,000

STOCKHOLDERS' EQUITY
Preferred stock—$.001 par value, 15,000,000 shares authorized; none issued
Common Stock—$.001 par value, 150,000,000 authorized, 53,680,721 shares issued and outstanding	54,000	54,000
Additional paid-in capital	150,294,000	149,466,000
Unearned compensation—stock options	—	(15,000)
Accumulated deficit	(99,322,000)	(91,122,000)

Total stockholders' equity	51,026,000	58,383,000

Total liabilities and stockholders' equity	$55,472,000	$64,042,000

See notes to the condensed consolidated financial statements

AXONYX INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended June 30,				Six months ended June 30,
	2006		2005		2006		2005
Product sales	$		$		$		$403,000
Cost of product sales							210,000

							193,000
Costs and expenses:
Research and development		2,958,000		7,351,000		5,619,000	16,673,000
General and administrative		1,683,000		1,213,000		3,553,000	2,876,000

		4,641,000		8,564,000		9,172,000	19,549,000

Loss from operations		(4,641,000)		(8,564,000)		(9,172,000)	(19,356,000)
Other income (expense)
Interest income		625,000		558,000		1,332,000	1,130,000
Foreign exchange		(32,000)		(56,000)		(23,000)	(81,000)
Gain (loss) on issuance of subsidiary stock		46,000		11,000		78,000	(320,000)
Equity in loss of OXIS		(181,000)		(128,000)		(415,000)	(147,000)
Interest expense							(2,000)

Net loss before outside interest in subsidiary		$(4,183,000)		(8,179,000)		(8,200,000)	(18,776,000)
Outside interest in loss of subsidiary							164,000

Net loss		$(4,183,000)		$(8,179,000)		$(8,200,000)	$(18,612,000)

Net loss per common share		$(.08)		$(0.15)		$(0.15)	$(0.35)

Weighted average shares basic and diluted		53,681,000		53,666,000		53,681,000	53,661,000

See notes to the condensed consolidated financial statements

AXONYX INC.

Condensed Consolidated Statements of Changes in Stockholders' Equity

	Common Stock
				Unearned Compensation Stock Options
	Number of Shares	Amount	Additional Paid-in Capital			Accumulated Deficit	Total Stockholders' Equity
Balance—December 31, 2005	53,680,721	$54,000	$149,466,000		$(15,000)	$(91,122,000)	$58,383,000
Issuance of common stock options and warrants for consulting services			18,000				18,000
Issuance of common stock options to employees and directors			810,000				810,000
Amortization					15,000		15,000
Net loss						(8,200,000)	(8,200,000)

Balance—June 30, 2006 (unaudited)	53,680,721	$54,000	$150,294,000	$		$(99,322,000)	$51,026,000

See notes to the condensed consolidated financial statements

AXONYX INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(8,200,000)	$(18,612,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	251,000	293,000
Compensation related to options and warrants issued for services	843,000	265,000
Minority interest in net loss of OXIS		(164,000)
(Gain) Loss on issuance of subsidiary stock	(78,000)	320,000
Equity in loss of OXIS	415,000	147,000
Changes in:
Accounts receivable		(105,000)
Inventories		(1,000)
Other current assets	274,000	(229,000)
Security deposits and other assets	100,000	1,000
Accounts payable	(2,017,000)	(1,682,000)
Accrued expenses	816,000	(886,000)
Accrued stock based compensation	(12,000)	(344,000)

Net cash used in operating activities	(7,608,000)	(17,633,000)

Cash flows from investing activities:
Purchase of equipment		(1,000)
Additions to patents		(48,000)
Reduction in cash due to deconsolidation of OXIS		(4,907,000)
Purchases of investments	(14,400,000)	(41,500,000)
Proceeds from sales and maturities of investments	22,250,000	57,200,000

Net cash provided by investing activities	7,850,000	10,744,000

Cash flows from financing activities:
Net proceeds from issuance of common stock and warrants		20,000
Collection of stock subscription receivable — OXIS		2,250,000
Net proceeds from exercise of common stock options in OXIS		33,000

Net cash provided by financing activities		2,303,000

Net increase (decrease) in cash and cash equivalents	242,000	(4,586,000)
Cash and cash equivalents at beginning of period	1,638,000	10,091,000

Cash and cash equivalents at end of period	$1,880,000	$5,505,000

Supplemental cash flow disclosures
Interest paid		$2,000
Supplemental disclosure of non-cash financing activity:
Minority interest in subsidiary equity transactions		$22,000

See notes to the condensed consolidated financial statements

AXONYX INC.

Notes to Condensed Consolidated Financial Statements

(1) Recent Events

        On June 8, 2006, Axonyx Inc. ("the Company") announced that it had entered into a definitive merger agreement with TorreyPines Therapeutics, Inc., a private company. The merger would create a NASDAQ listed biopharmaceutical company that discovers and develops treatments for central nervous system (CNS) disorders. The resulting company will be named TorreyPines Therapeutics, Inc. and be headquartered in San Diego, California.

        Under terms of the agreement, unanimously approved by both boards of directors, Axonyx would issue, and TorreyPines stockholders would receive, in a tax-free transaction, shares of Axonyx common stock such that TorreyPines stockholders would own approximately 58% of the combined company and Axonyx stockholders would own approximately 42%. These relative percentages will be adjusted if either party out-licenses one or more product candidates prior to closing. In addition, TorreyPines preferred shareholders will receive warrants to purchase combined company shares that, if fully exercised at closing, would give TorreyPines shareholders approximately 62% of the combined company. The transaction is subject to Axonyx maintaining certain minimum cash levels, as well as certain other customary conditions, including obtaining approval of each company's stockholders. The transaction is expected to close during the fourth quarter of this year. Upon closing, the company is expected to trade on the NASDAQ Stock Market for which the company has reserved the symbol "TPTX."

        On July 25, 2006 the Company filed a Registration Statement on Form S-4 with the Securities and Exchange Commission ("SEC") which details the required proxy disclosures in connection with the merger.

        The Company's common stock is listed on the NASDAQ Capital Market (formerly known as the NASDAQ SmallCap Market). In order to maintain a listing, the Company must meet minimum financial and other requirements. If the Company is unable to comply with NASDAQ's listing standards, they may determine to delist the common stock from the NASDAQ Capital Market. On August 2, 2006, the Company received notice from NASDAQ stating that it was out of compliance with bid price requirements because the closing bid price for its common stock was below $1.00 per share for 30 consecutive business days. The Company would have 180 days to regain compliance with bid price requirements. To regain compliance the closing bid price for the Company's common stock must be a minimum of $1.00 per share for at least 10 consecutive business days. If NASDAQ made a determination to delist the Company's common stock, the delisting procedure would involve a process beginning with NASDAQ's notification and would include a hearing and the possibility of appeal. There is no assurance that at the end of this process the Company's common stock would continue to be listed on the NASDAQ Capital Market. If the Company's common stock is delisted for any reason, it could reduce the value of the Company's common stock and its liquidity, and could potentially adversely impact the Company's proposed merger with TorreyPines Therapeutics Inc. Delisting could also adversely affect the Company's ability to obtain financing for the continuation of its operations or to its common stock in acquisitions. Delisting could result in the loss of confidence by suppliers, customers and employees.

(2) Financial Statement Presentation

        The unaudited condensed consolidated financial statements of the Company herein have been prepared pursuant to the rules and regulations of the SEC and, in the opinion of management, reflect all adjustments necessary to present fairly the financial position at June 30, 2006, and the results of operations and cash flows for the quarterly and six month periods presented. Certain information and footnote disclosure normally included in financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to such rules and regulations. However, management believes that the disclosures are adequate to make the information presented not misleading. These financial statements and notes thereto should be read in conjunction with the financial statements and the notes thereto for the year ended December 31, 2005, included in the Company's Form 10-K filing. The results for the interim periods are not necessarily indicative of the results for the full fiscal year.

        The consolidated financial statements include the accounts of Axonyx Europe, B.V., a wholly owned subsidiary organized in Holland.

(3) Investment in OXIS International, Inc.

        The Company consolidated the financial statements of OXIS International Inc. from the date of acquisition of 52% of the outstanding voting stock of OXIS (January 15, 2004) through February 28, 2005, when it no longer controlled the board of OXIS or directed its day-to-day management activities. The Company's ownership in OXIS was reduced from 52% to 34% on December 31, 2004 as a result of a third party financing. However, as the Company continued to control the board of OXIS and continued to direct the day-to-day management activities consolidation of OXIS continued through February 28, 2005. Beginning March 1, 2005, the Company accounts for its investment in OXIS under the equity method of accounting, as prescribed by Accounting Principals Board Opinion No. 18 "The Equity Method of Accounting for Investments in Common Stock".

        The Company owns approximately 14 million common shares of OXIS International Inc. with a carrying value at June 30, 2006 of $4,336,000. OXIS is traded on the bulletin board (OXIS.OB) with relatively little trading volume. At June 30, 2006, the market value of these shares was $0.34 per share ($4,760,000). Axonyx currently owns 32% of OXIS.

(4) Investments

        The Company invests in auction-rate securities (ARS) that are held as investments available for sale. Auction rate securities are instruments with long-term underlying maturities, but for which an auction is conducted periodically, as specified, to reset the interest rate and allow investors to buy or sell the instruments. Because auctions generally occur more often than annually, and because the Company holds these instruments in order to meet short-term liquidity needs, the auction rate securities are classified as short-term investments in the Condensed Consolidated Balance Sheet. Consistent with our other securities that are classified as available-for-sale, the Condensed Consolidated Statement of Cash Flows reflects the gross amount of the purchases of auction rate securities and the proceeds from sales of auction rate securities.

(5) Stock-based Compensation

        In 2000, the Board of Directors and the stockholders of the Company approved a Stock Option Plan ("2000 Plan") which, as amended, provides for the granting of options to purchase up to 2,000,000 shares of common stock and pursuant to which officers, directors, advisors and consultants are eligible to receive incentive and/or non-statutory stock options. Incentive stock options granted under the 2000 Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise period of options granted to a stockholder owning more than 10% of the outstanding stock may not exceed five years and their exercise price may not be less than 110% of the fair value of the common stock at date of grant. Vesting of 2000 Plan options varies from fully vested at the date of grant to multiple year apportionment of vesting as determined by the Board of Directors. Pursuant to the 2000 stock option plan as amended, 750,000 options were added to the share reserve effective January 1, 2003 and January 1, 2004. On March 30, 2004, the Company amended the 2000 Plan to increase the aggregate number of shares from 3,500,000 to 7,500,000. Stockholder approval for the increase was received in June 2004.

        Commencing January 1, 2006 the Company adopted Statement of Financial Accounting Standard No. 123R, "Share Based Payment ("SFAS 123R"), which requires all share-based payments, including grants of stock options, to be recognized in the statement of operations as an operating expense, based on fair values.

        Prior to adopting SFAS 123R, the Company accounted for stock-based employee compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has applied the modified prospective method in adopting SFAS 123R. Accordingly, periods prior to adoption have not been restated.

        The following table illustrates the effect on net loss and loss per share if the fair value based method had been applied to all awards for the three and six months ended June 30, 2005 when APB opinion No. 25 was followed.

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Reported net loss attributable to common stockholders	$(8,179,000)	$(18,612,000)
Stock-based employee compensation included in net loss	52,000	84,000
Stock-based employee compensation determined under the fair value based method	(735,000)	(1,310,000)

Pro forma net loss	$(8,862,000)	$(19,838,000)

Loss per common share attributable to common stockholders (basic and diluted):
As reported	$(0.15)	$(0.35)

Pro forma	$(0.17)	$(0.37)

        As of June 30, 2006, there was $1,560,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under existing stock option plans. This cost is expected to be recognized over a weighted-average period of 1.1 years. The total measurement fair value of shares vested during the six months ended June 30, 2006 was $832,000.

        The Company uses the Black-Scholes option pricing model to determine the weighted average fair value of options. The fair value of options at date of grant and the assumptions utilized to determine are indicated in the following table:

	Six Months Ended June 30,
	2006		2005
Weighted average fair value at date of grant for options granted during the period	$1.00		$1.21
Risk-free interest rates	4.57%		3.77%-3.85%
Expected option life in years	10		10
Expected stock price volatility	.93		.97
Expected dividend yield	-0	-	-0	-

        Under SFAS 123R forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate. Under SFAS 123 and APB 25, the Company elected to account for forfeitures when awards were actually forfeited, at which time all previous pro-forma expense was reversed to reduce pro-forma expense for the period. As of June 30, 2006, the Company anticipates all outstanding options will vest.

        The following summarizes the activity of the Company's stock options for the six months ended June 30, 2006.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2005	5,321,000	$3.97
Granted	75,000	1.13
Exercised
Canceled or expired	(241,000)	4.18

Outstanding at June 30, 2006	5,155,000	$3.92	5.77	$44,120

Exercisable at June 30, 2006	4,269,000	$4.13	5.16	$44,120

        The following summarizes the activity of the Company's non-vested stock options for the six months ended June 30, 2006.

	Shares	Weighted Average Fair Value
Nonvested at December 31, 2005	1,034,000	$2.88
Granted	75,000	1.13
Vested	(223,000)	2.01
Nonvested at June 30, 2006	886,000	2.95

(5) Operating Segments

        Beginning March 1, 2005, the OXIS segment reflects the Company's share of OXIS losses under the equity method. Prior to that date, the Company was organized into two reportable segments: Axonyx and OXIS.

        The following table presents information about the Company's two operating segments for the quarter and six months ended June 30, 2005:

	Axonyx Inc.	OXIS Int'l Inc.	Total
Quarter ended June 30, 2005
Segment Loss	$(8,050,000)	$(129,000)	$(8,179,000)
Six months ended June 30, 2005
Revenue including minority interest		$403,000	$403,000
Segment loss	$(18,286,000)	$(326,000)	$(18,612,000)

(6) Developments with SERONO International SA

        Under a License Agreement with Applied Research Systems ARS Holding N.V. (ARS), a wholly owned subsidiary of Serono International, S.A. (Serono) effective September 15, 2000, the Company granted to ARS a sublicense of our patent rights and know-how regarding the development and marketing of the Amyloid Inhibitory Peptide (AIPs) and the Prion Inhibitory Peptide (PIPs) technology which had been licensed to us under a Research and License Agreement with New York University. The Company is negotiating a re-acquisition of those rights from ARS and an option to license, on a non-exclusive basis, certain Serono patents, technology and know-how related to AIPs and PIPs. If the Company exercises this option and acquires the license, it would be obligated to pay to Serono an upfront payment and under certain circumstances additional milestone payments and royalties would be due.

(7) Legal Proceedings

        Several lawsuits were filed against the Company in February 2005 in the U.S. District Court for the Southern District of New York asserting claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder on behalf of a class of purchasers of the Company's common stock during the period from June 26, 2003, through and including February 4, 2005 (the "Class Period"). Dr. M. Hausman (a director and former CEO of Axonyx), and Dr. G. Bruinsma (Axonyx CEO) were also named as defendants in the lawsuits. On April 10, 2006, following consolidation of the actions into a single class action lawsuit, the lead plaintiffs filed a consolidated amended complaint. The Company's motion to dismiss the consolidated amended complaint was filed on May 26, 2006 and will be submitted to the Court for a decision following the parties' filing of their legal briefs.

        The class action plaintiffs allege generally that Axonyx's Phase III Phenserine development program was subject to alleged errors of design and execution which resulted in the failure of the first Phase III Phenserine trial to show efficacy. Plaintiffs allege the defendants' failure to disclose the alleged defects resulted in the artificial inflation of the price of the Company's shares during the Class Period.

        There is also a shareholder derivative suit pending in New York Supreme Court (New York County) against current and former directors and officers of Axonyx. The named defendants are Marvin S. Hausman, Gosse B. Bruinsma, S. Colin Neill, Louis G. Cornacchia, Steven H. Ferris, Gerald J. Vlak, Ralph Snyderman and Michael A. Griffith. Defendants are alleged to have breached their duties to the Company and misused inside information regarding clinical trials of Phenserine. This action has been stayed pending further developments in the federal class action.

        The complaints seek unspecified damages. The Company believes the complaints are without merit and intends to defend these lawsuits vigorously. However, the Company cannot make assurances that it will prevail in these actions, and, if the outcome is unfavorable to Axonyx, its reputation, operations and share price could be adversely affected.

(8) New Accounting Pronouncement

        In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" (FIN 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on our financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on our disclosure requirements.

TorreyPines Therapeutics, Inc.

Consolidated Financial Statements

Years Ended December 31, 2003, 2004 and 2005 and
Three and Six Months Ended June 30, 2006 and 2005 (unaudited)

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
TorreyPines Therapeutics, Inc.

        We have audited the accompanying consolidated balance sheets of TorreyPines Therapeutics, Inc. (the "Company") as of December 31, 2004 and 2005, and the related consolidated statements of operations, and stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TorreyPines Therapeutics, Inc. at December 31, 2004 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

        /s/ Ernst & Young, LLP

San Diego, California
March 24, 2006

TORREYPINES THERAPEUTICS, INC.

Consolidated Balance Sheets

	December 31,
	2004	2005
Assets
Current assets
Cash and cash equivalents	$27,628,706	$28,756,888
Prepaid expenses and other current assets	260,077	666,738

Total current assets	27,888,783	29,423,626
Property and equipment, net	1,646,448	1,300,566
Restricted cash	350,000	350,000
Other assets	2,447	29,543

Total assets	$29,887,678	$31,103,735

Liabilities and stockholders' deficit
Current liabilities
Accounts payable and accrued liabilities	$1,861,745	$3,641,151
Long-term debt, current portion	1,670,080	976,338

Total current liabilities	3,531,825	4,617,489
Long-term debt, net of current portion	590,514	3,826,188
Deferred revenue	562,500	8,983,333
Commitments
Preferred Stock Series A, $0.01 par value, 8,871,724 shares authorized, 8,794,800 shares issued and outstanding at both December 31, 2004 and 2005, liquidation preference of $10,998,430 at December 31, 2005	10,344,951	10,979,671
Preferred Stock Series B, $0.01 par value, 12,816,828 shares authorized, 12,736,828 shares issued and outstanding at both December 31, 2004 and 2005, liquidation preference of $23,958,782 at December 31, 2005	22,564,041	23,935,379
Preferred Stock Series C, $0.01 par value, 23,611,448 shares authorized, 23,220,199 shares issued and outstanding at both December 31, 2004 and 2005, liquidation preference of $37,565,622 at December 31, 2005	34,674,756	37,103,076
Stockholders' deficit
Common stock, $0.01 par value, 55,700,000 shares authorized, 3,102,616 and 3,296,261 shares issued and outstanding at December 31, 2004 and 2005, respectively	31,026	32,962
Additional paid-in capital	438,158	687,174
Accumulated other comprehensive income (loss)	23,816	(211,246)
Accumulated deficit	(42,873,909)	(58,850,291)

Total stockholders' deficit	(42,380,909)	(58,341,401)

Total liabilities and stockholders' deficit	$29,887,678	$31,103,735

See accompanying notes.

TORREYPINES THERAPEUTICS, INC.

Consolidated Statements of Operations

	Years Ended December 31,
	2003	2004	2005
Revenue
License and option fees	$997,500	$750,000	$5,179,167
Research funding	2,646,000	2,801,025	2,787,500

Total revenue	3,643,500	3,551,025	7,966,667

Operating expenses
Research and development	14,728,562	11,372,772	17,314,265
General and administrative	1,626,815	2,397,860	2,582,631
Stock-based compensation	8,250	7,181	8,074

Total operating expenses	16,363,627	13,777,813	19,904,970

Loss from operations	(12,720,127)	(10,226,788)	(11,938,303)

Other income (expense)
Interest income	129,949	169,666	774,221
Interest expense	(512,791)	(294,842)	(289,869)
Loss on asset disposal	—	(3,941)	(88,053)

Total other income (expense)	(382,842)	(129,117)	396,299

Net loss	(13,102,969)	(10,355,905)	(11,542,004)
Dividends and accretion to redemption value of redeemable convertible preferred stock	(1,870,119)	(2,592,816)	(4,434,378)

Net loss attributable to common stockholders	$(14,973,088)	$(12,948,721)	$(15,976,382)

Basic and diluted net loss per share attributable to common stockholders	$(4.95)	$(4.22)	$(4.98)

Weighted average shares used in the computation of basic and diluted net loss per share attributable to common stockholders	3,022,222	3,067,283	3,205,593

See accompanying notes.

TORREYPINES THERAPEUTICS, INC.

Consolidated Statements of Stockholders' Deficit

Years Ended December 31, 2003, 2004 and 2005

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-In Capital	Accumulated Deficit		Total Stockholders' Deficit
	Shares	Amount
Balance at December 31, 2002	3,010,222	$30,102	$61,480	$(14,952,100)	$—	$(14,860,518)
Issuance of common stock for exercise of options	25,728	257	3,311	—	—	3,568
Warrants issued in conjunction with Series B preferred stock and related beneficial conversion feature	—	—	268,282	—	—	268,282
Warrant issued in conjunction with debt	—	—	81,600	—	—	81,600
Dividends accrued on preferred stock	—	—	—	(1,821,163)	—	(1,821,163)
Accrete redeemable convertible preferred stock to redemption value	—	—	—	(48,956)	—	(48,956)
Compensation related to consultant stock options	—	—	8,250	—	—	8,250
Net loss and comprehensive net loss	—	—	—	(13,102,969)	—	(13,102,969)

Balance at December 31, 2003	3,035,950	30,359	422,923	(29,925,188)	—	(29,471,906)
Issuance of common stock for exercise of options	66,666	667	8,054	—	—	8,721
Reversal of dividends on Series B exchange shares	—	—	—	272,475	—	272,475
Dividends accrued on preferred stock	—	—	—	(2,678,565)	—	(2,678,565)
Accrete redeemable convertible preferred stock to redemption value	—	—	—	(186,726)	—	(186,726)
Compensation related to consultant stock options	—	—	7,181	—	—	7,181
Net loss	—	—	—	(10,355,905)	—	(10,355,905)
Foreign currency translation adjustments	—	—	—	—	23,816	23,816

Comprehensive net loss	—	—	—	—	—	(10,332,089)

Balance at December 31, 2004	3,102,616	31,026	438,158	(42,873,909)	23,816	(42,380,909)
Issuance of common stock for exercise of options	193,645	1,936	28,277	—		30,213
Dividends accrued on preferred stock	—	—	—	(4,105,066)	—	(4,105,066)
Accrete redeemable convertible preferred stock to redemption value	—	—	—	(329,312)	—	(329,312)
Warrant issued in conjunction with debt	—	—	212,665	—	—	212,665
Compensation related to consultant stock options	—	—	8,074	—	—	8,074
Net loss	—	—	—	(11,542,004)	—	(11,542,004)
Foreign currency translation adjustments	—	—	—	—	(235,062)	(235,062)

Comprehensive net loss	—	—	—	—	—	(11,777,066)

Balance at December 31, 2005	3,296,261	$32,962	$687,174	$(58,850,291)	$(211,246)	$(58,341,401)

See accompanying notes.

TORREYPINES THERAPEUTICS, INC.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2003	2004	2005
Operating activities
Net loss	$(13,102,969)	$(10,355,905)	$(11,542,004)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,070,020	1,158,596	959,387
Stock-based compensation	8,250	7,181	8,074
Amortization of debt discount	91,268	27,201	55,990
Deferred revenue	(943,500)	(851,025)	8,420,833
Loss on disposal of assets	—	3,941	88,053
Amortization of discount on short-term investments	19,418	—	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(69,693)	(51,148)	(407,408)
Other assets	49,505	385,705	(274,629)
Accounts payable and accrued liabilities	(11,113)	1,384,737	1,780,569

Net cash used in operating activities	(12,888,814)	(8,290,717)	(911,135)
Investing activities
Purchases of property and equipment	(244,841)	(53,570)	(701,559)
Purchases of short-term investments	(3,269,418)	—	—
Maturities of short-term investments	3,250,000	—	—

Net cash used in investing activities	(264,259)	(53,570)	(701,559)
Financing activities
Issuance of common stock	3,568	8,721	30,213
Issuance of preferred stock, net	4,968,261	29,185,098	—
Proceeds from long-term debt	3,845,984	—	5,000,000
Payments on long-term debt	(2,443,882)	(2,484,220)	(2,301,392)

Net cash provided by financing activities	6,373,931	26,709,599	2,728,821
Effect of exchange rate changes on cash	—	(29,944)	12,055

Net increase (decrease) in cash and cash equivalents	(6,779,142)	18,335,368	1,128,182
Cash and cash equivalents at beginning of year	16,072,480	9,293,338	27,628,706

Cash and cash equivalents at end of year	$9,293,338	$27,628,706	$28,756,888

Supplemental disclosure of cash flow information
Cash paid for interest	$364,551	$267,641	$233,879

Warrant issued in conjunction with debt	$81,600	$—	$212,665

Warrant issued in conjunction with Series B preferred stock and related beneficial conversion feature	$268,282	$—	$—

Series B preferred stock exchanged for Series C preferred stock	$—	$4,968,261	$—

Noncash purchases of property and equipment	$—	$—	$94,605

See accompanying notes.

TORREYPINES THERAPEUTICS, INC.

Notes to Consolidated Financial Statements

December 31, 2005

1. Organization and Summary of Significant Accounting Policies

Organization and Business

        TorreyPines Therapeutics, Inc. (the "Company") was incorporated in the state of Delaware on April 24, 2000 as Neurogenetics, Inc. In March 2005, the Company changed its name to TorreyPines Therapeutics, Inc. The Company is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule drugs to treat diseases and disorders of the central nervous system.

        Since inception, and through December 31, 2005, the Company has incurred losses of $47,655,060, and has recorded accrued dividends and accretion of redeemable preferred stock of $11,195,231, for an accumulated deficit of $58,850,291.

Basis of Consolidation

        The accompanying consolidated financial statements include the accounts of TorreyPines Therapeutics, Inc. and its wholly owned subsidiary located in Belgium. All significant intercompany accounts and transactions are eliminated in consolidation. The subsidiary is in the start-up phase and has not commenced formal operations.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less when purchased.

Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over three to five years, the estimated useful lives of the assets.

Fair Value of Financial Instruments

        The Company's financial instruments, including cash, cash equivalents, and accounts payable and accrued liabilities, are carried at cost which approximates fair value due to the relative short-term maturities of these instruments. Based on the borrowing rates currently available to the Company for debt with similar terms, management believes the fair value of the long-term debt approximates its carrying value.

Revenue Recognition

        The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. The Company follows the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") 104, Revenue Recognition, which sets forth guidelines in the timing of revenue recognition based upon factors such as passage of title, installation, payment and customer acceptance.

        Upfront amounts received as option fees and license fees under the Company's alliance and collaboration agreements are classified as deferred revenue and recognized as revenue over the period of service or performance if such arrangements require ongoing services or performance. Amounts received for milestones will be recognized upon achievement of the milestone, unless the amounts received are creditable against royalties or the Company has ongoing performance obligations. Royalty revenue will be recognized upon sale of the related products, provided the royalty amounts are fixed and determinable, and collection of the related receivable is probable. Any amounts received prior to satisfying the revenue recognition criteria will be recorded as deferred revenue in the accompanying balance sheets.

Research and Development

        Research and development costs are expensed as incurred.

Comprehensive Income or Loss

        Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income, including net income or loss and foreign currency translation adjustments, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss for the year ended December 31, 2003, did not differ from reported net loss. Comprehensive loss for the years ended December 31, 2004 and 2005, was $10,332,089 and $11,777,066, respectively.

Long-Lived Assets

        In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company measures the amount of such impairment by comparing the fair value to the carrying value. There have been no indicators of impairment through December 31, 2005.

Stock-Based Compensation

        The Company records compensation expense for employee stock-based compensation using their intrinsic value on the date of grant pursuant to Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to continue to apply the intrinsic value-based method of accounting prescribed in APB 25 and, accordingly, does not recognize compensation expense for stock option grants made at an exercise price equal to, or in excess of, the fair value of the stock at the date of grant.

        Stock options or stock awards issued to non-employees are recorded at their fair value as determined in accordance with SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, are periodically remeasured and expensed over the related service period. For the years ended December 31, 2003, 2004 and 2005, the Company recorded $8,250, $7,181 and $8,074 in stock-based compensation expense, respectively.

        Pro forma net loss information is required to be disclosed by SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, and has been determined as if the Company has accounted for its employee stock options under the fair value method prescribed in SFAS No. 123. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for 2003, 2004 and 2005: risk-free interest rate of 5.6%; dividend yield of 0%; expected volatility of 65%; and an expected life of the options of five years.

        The following table illustrates the effect on net losses if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation:

	Year Ended December 31
	2003	2004	2005
Net loss	$(13,102,969)	$(10,355,905)	$(11,542,004)
Stock-based employee compensation expense determined under fair value method for all awards	(59,919)	(83,737)	(103,076)

Pro forma net loss	$(13,162,888)	$(10,439,642)	$(11,645,080)

        Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Income Taxes

        The Company accounts for income taxes and the related assets and liabilities in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

Foreign Currency Translation and Transactions

        The financial statements of the Company's subsidiary in Belgium are measured using the Euro as the functional currency. Assets and liabilities of this subsidiary are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at the average monthly rate of exchange during the reporting period. Resulting remeasurement gains or losses are recognized as a component of other comprehensive income. Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains or losses, which are reflected in equity as unrealized gains or losses (based on period-end translations) or in income as realized gains or losses (based on settlement of the transaction). There were no realized gains or losses for the year ended December 31, 2005.

Net Loss per Share

        The Company calculates net loss per share in accordance with SFAS No. 128, Earnings Per Share. Net loss per share is computed on the basis of the weighted-average number of common shares outstanding during the periods presented. Loss per share assuming dilution is computed on the basis of the weighted-average number of common shares outstanding and the dilutive effect of all common stock equivalents. Net loss per share attributable to common stockholders assuming dilution for the years ended December 31, 2003, 2004 and 2005 is equal to net loss per share attributable to common stockholders since the effect of common stock equivalents outstanding during the periods, including stock options, warrants and redeemable convertible preferred stock, is antidilutive.

Recently Issued Accounting Standards

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share Based Payment("SFAS No. 123R"). This statement revises SFAS No. 123, Accounting for Stock-Based Compensation, supersedes APB 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires that all share-based payments to employees, including grants of employee stock options be recognized in the income statement based on their fair values. Pro forma disclosures are no longer an alternative.

        SFAS No. 123R permits companies to adopt its requirements using either a "modified prospective" method or a "modified retrospective" method. The Company has not yet determined which method it will use to measure the fair value of employee stock options under the adoption for SFAS No. 123R. The new standard is effective for the Company in its fiscal year ending December 31, 2006.

        The Company currently accounts for share-based payments to employees using the intrinsic value-based method of accounting prescribed in APB 25. As such, the Company does not recognize compensation expense for employee stock options granted with exercise prices equal to or greater than the fair value of the common stock on the date of the grant. Accordingly, the adoption of the fair value method required by SFAS No. 123R is expected to result in noncash charges which will increase reported operating expenses; however, it will have no impact on cash flows. The impact of adoption of SFAS No. 123R cannot be predicted at this time because it will depend on the level of share-based payments granted in the future and the model the Company chooses to use.

2. Balance Sheet Account Details

        Prepaid expenses and other current assets consists of the following:

	December 31,
	2004	2005
Prepaid expenses	$257,123	$485,086
Non trade receivables	2,504	159,111
Deposits	450	22,541

	$260,077	$666,738

        Property and equipment consist of the following:

	December 31,
	2004	2005
Lab equipment	$4,016,745	$4,164,552
Computer equipment and software	913,191	1,023,114
Furniture and fixtures and office equipment	308,291	316,952

	5,238,227	5,504,618
Less accumulated depreciation	(3,591,779)	(4,204,052)

	$1,646,448	$1,300,566

        Accounts payable and accrued liabilities consists of the following:

	December 31,
	2004	2005
Accounts payable	$1,362,572	$2,603,619
Accrued benefits	216,668	743,442
Accrued other	282,505	294,090

	$1,861,745	$3,641,151

3. Significant Agreements

Eisai Co., Ltd.

        In March 2001, the Company signed an alliance agreement with Eisai Co., Ltd. ("Eisai"), under which the Company granted to Eisai an exclusive right to negotiate the terms and conditions to license, collaborate, form alliances and/or partnerships and/or all other forms of utilization of certain intellectual property of the Company. In addition, the Company had the obligation to provide Eisai the first right of refusal on the licensing of any intellectual property through March 2003, and was required to provide Eisai with quarterly reports related to activities under the project and allow access to its premises to employees of Eisai to observe activities on the project. In exchange for these rights, the Company received a total of $6,030,000 under the agreement. This alliance agreement expired in March 2003.

        In October 2002, the Company signed a collaboration agreement with Eisai pursuant to the March 2001 alliance agreement. Under this collaboration, the Company granted to Eisai a first negotiation right to license, collaborate, form alliances and/or partnerships and/or all other forms of utilization of certain intellectual property of the Company. In exchange for these rights, the Company received a total of $10,350,000 under the agreement. This collaboration agreement expired in September 2005.

        In February 2005, the Company entered into a collaboration agreement with Eisai. Under this agreement, Eisai will have exclusive rights of first negotiation and refusal for validated compounds discovered through the research. The Company and Eisai may enter into drug development agreements involving certain validated compounds. In exchange for these rights, the Company has received $10,000,000 under the agreement. This collaboration agreement expires in February 2007.

        In October 2005, the Company signed a collaboration agreement with Eisai. Under this agreement, Eisai will have exclusive rights of first negotiation and refusal for gene targets discovered and validated through the research. The Company and Eisai may enter into drug development agreements involving the gene targets. In exchange for these rights, the Company has received $4,362,500 under the agreement as of December 31, 2005. This collaboration agreement expires in September 2007.

        The upfront payments for all agreements are being recognized as revenue on a straight-line basis over the term of each agreement. Revenue associated with the full-time employees committed by the Company to the project is recognized as research efforts are expended.

        The Company has recognized revenue of $3,643,500, $3,551,025 and $7,966,667 for each year ended December 31, 2003, 2004 and 2005, respectively, and has deferred $562,500 and $8,983,333 related to option fees and research funding received but not earned as of December 31, 2004 and 2005, respectively.

Eli Lilly and Company

        In April 2003, the Company signed a license agreement with Eli Lilly and Company ("Lilly"). Under the agreement, the Company paid Lilly a $6,000,000 license payment in 2003 which has been expensed, as the future benefit of the licensed technology is uncertain. The Company is also subject to certain milestone and royalty payments as specified in the agreement. As of December 31, 2005, no milestones have been achieved.

Life Science Research Israel, Ltd.

        In May 2004, the Company entered into a research and license agreement with Life Science Research Israel, Ltd. ("LSRI"). Under the agreement, the Company is required to make research funding payments to LSRI totaling $800,000 over a two-year period in equal quarterly installments. As of December 31, 2005, the Company had made payments totaling $700,000.

        The Company is also subject to certain milestone and royalty payments as specified in the agreement. As of December 31, 2005, the Company had made payments totaling $250,000. The Company is required to make a payment of $150,000 on May 10, 2006.

4. Long-Term Debt

        The Company's notes payable to banks and financing companies represent loan and security agreements and are collateralized by all personal property of the Company, excluding intellectual property. Interest rates on the notes are expressed based on annual rates. Payments on the notes are due monthly.

	December 31,
	2004	2005
Various draws on note payable to financing company, bearing interest rates between 9% and 12%, due between March 2006 and July 2006 ("Note A")	$718,060	$—
Note payable to bank, bearing an interest rate of prime rate plus 1.5%, due July 2006 ("Note B")	1,583,333	—
Note payable to financing company, bearing an interest rate of 10.78%, with interest-only payments through April 2006, due April 2009 ("Note C")	—	3,250,000
Note payable to bank, bearing an interest rate of 10.78%, with interest-only payments through April 2006, due April 2009 ("Note D")	—	1,750,000

Total notes payable	2,301,393	5,000,000
Less unamortized discount	(40,799)	(197,474)

Total long-term debt	2,260,594	4,802,526
Less current portion	(1,670,080)	(976,338)

Non-current portion	$590,514	$3,826,188

        In September 2005, the Company entered into Notes C and D that allowed the Company to borrow up to $10,000,000. As of December 31, 2005, the Company had borrowed $5,000,000. The Notes are payable in monthly installments with interest-only payments for six months followed by 36 monthly payments of principal and interest. The Company issued warrants to purchase 183,332 shares of Series C Redeemable Convertible Preferred stock at an exercise price of $1.50 per share. The warrants were valued using the Black-Scholes model (see Note 7). The fair value of the warrants ($212,665) was recorded as a debt discount and is being amortized as additional interest expense over the term of the loan. The warrant price and number of warrants is subject to change based on the stock price of a future financing.

        Pursuant to the terms of the agreement, the Company is subject to a Material Adverse Change clause, which permits the holder of the note to call the balance if a Material Adverse Change occurs. A Material Adverse Change is defined as, (i) a material impairment in the perfection or priority of Lenders' security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations. Through December 31, 2005, the Company has not had a Material Adverse Change.

        In accordance with this loan and security agreement, the Company is subject to certain non-financial covenants. The Company was in compliance with all covenants at December 31, 2005.

        Annual debt maturities at December 31, 2005, are as follows:

2006	$976,338
2007	1,601,943
2008	1,783,426
2009	638,293

5,000,000
Less unamortized debt discount	(197,474)

4,802,526
Less current portion	(976,338)

Total long-term debt	$3,826,188

5. Commitments

        The Company leases its office and research facilities under a noncancelable operating sublease, which expires in February 2006. In addition, the Company signed a new lease which expires in 2009. Both leases require the Company to pay for all maintenance, insurance and property taxes.

        Future minimum payments of all operating leases are as follows at December 31, 2005:

2006	$534,074
2007	611,362
2008	625,828
2009	104,842

Total minimum lease payments	$1,876,106

        Rent expense for the years ended December 31, 2003, 2004 and 2005, was $667,364, $687,385 and $709,247, respectively.

        In lieu of a security deposit on its original lease, the Company executed an $838,739 letter of credit in favor of the sublandlord in September 2000. In accordance with the letter of credit agreement, the Company is required to restrict cash equal to the amount of the letter of credit, which is currently held as a Treasury Bill and reflected as a long-term asset. The current letter of credit balance is $350,000 as of December 31, 2005.

        In October 2005, the Company entered into a purchase agreement with a vendor. Under the agreement, the Company purchased lab equipment and supplies totaling $2,472,000. As of December 31, 2005, the Company is committed to buy $1,089,000 in lab supplies. In November 2005, the Company entered into an agreement with a vendor and is required to pay a $40,000 noncancelable deposit in January 2006.

6. Redeemable Convertible Preferred Stock

        In September 2000, the Company issued 8,794,800 shares of Series A Redeemable Convertible Preferred Stock at $0.91 per share, for proceeds of $7,914,827, net of issuance costs of $85,173. This included the conversion of a bridge loan received in May 2000, plus accrued interest, in the aggregate amount of $404,419.

        In June 2001, the Company issued 6,033,332 shares of Series B Redeemable Convertible Preferred Stock at $1.50 per share, for proceeds of $9,006,788, net of issuance costs of $43,210. In September 2002, the Company issued an additional 6,703,496 shares of the Series B Redeemable Convertible Preferred Stock at $1.50 per share for proceeds of $10,016,202, net of issuance costs of $39,042. In October 2003, the Company issued an additional 3,353,534 shares of the Series B Redeemable Convertible Preferred Stock at $1.50 per share for proceeds of $4,968,261, net of issuance costs of $62,038. The Company also issued warrants in conjunction with this stock issuance. The warrants were valued using the Black-Scholes model (see Note 7). The fair value of the warrants ($134,141) and the value of the related beneficial conversion feature ($134,141) were recorded as issuance costs and are being accreted over the redemption period. The total fair value of the warrants and the value of the related beneficial conversion feature is $268,282.

        In September and November 2004, the Company issued 19,866,665 shares of Series C Redeemable Convertible Preferred Stock at $1.50 per share, for proceeds of $29,185,098, net of issuance costs of $614,899.

        In September 2004, 3,353,534 shares of Series B Redeemable Convertible Preferred Stock were exchanged for 3,353,534 shares of Series C Redeemable Convertible Preferred Stock. As a result of the exchange, accrued dividends of $272,475 relating to these Series B shares were reversed. The remaining balance of the issuance costs and the remaining balance of the fair value of the warrants and the beneficial conversion feature are being accreted over the redemption period of the Series C Redeemable Convertible Preferred Stock.

        The redeemable convertible preferred stock is convertible at the option of the holder on a one-for-one basis into shares of common stock. In addition, the redeemable convertible preferred stock will automatically convert into common shares upon the closing of an underwritten public offering of equity securities which results in gross proceeds of at least $40,000,000, at a per share price of not less than $4.50 per share. The holder of each share of redeemable convertible preferred stock is entitled to one vote for each share of common stock into which it would convert. On or after July 14, 2007, the holders of the redeemable convertible preferred stock may elect to have the Company redeem all or part of the shares at a price equal to the original issue price plus accrued and unpaid dividends.

        The Company is increasing the carrying amount of the redeemable convertible preferred stock by periodic accretions related to offering costs and the fair value of the warrants and the related beneficial conversion feature, so that the carrying amount will equal the minimum redemption value on the earliest redemption date. Increases in the carrying amount of the redeemable convertible preferred stock are recorded as increases in the Company's accumulated deficit.

        Holders of the redeemable convertible preferred stock have parity with holders of common stock on an as-if converted basis for all dividends declared by the Board of Directors. Holders of the redeemable convertible preferred stock are entitled to cash dividends, which accrue at the rate of 6%

of the applicable original issue price per annum, compounded annually. The dividends are cumulative and payable when, and if declared by the Board of Directors.

        In the event of liquidation, the holders of the redeemable convertible preferred stock receive a liquidation preference equal to the original issuance price plus accrued but unpaid dividends. The liquidation preference has priority over all distributions to common stockholders. After payment of the liquidation preference, all remaining assets from liquidation, if any, are to be distributed to the holders of the redeemable convertible preferred stock and the common stock according to the number of shares held.

7. Stockholders' Deficit

Warrants

        In July 2003, the Company issued warrants to purchase 80,000 shares of Series B Redeemable Convertible Preferred Stock at an exercise price of $1.50 per share in connection with the loan and security agreement. The warrants were valued using the Black-Scholes model assuming a risk-free interest rate of 5.6%, an expected dividend yield of 0%, expected volatility of 65% and an expected life of the warrants of seven years. The fair value of the warrants ($81,600) was recorded as debt discount and has been fully amortized as additional interest expense. The warrants expire on July 1, 2010.

        In October 2003, the Company issued warrants to purchase 670,706 shares of common stock at an exercise price of $0.01 per share in connection with the issuance of the Series B Redeemable Convertible Preferred Stock. The warrants were valued using the Black-Scholes model assuming a risk-free interest rate of 5.6%, an expected dividend of 0%, expected volatility of 65% and an expected life of the warrants of ten years. The fair value of the warrants ($134,141) was recorded as a preferred stock issuance cost and is being accreted over the redemption period of the Series B Redeemable Convertible Preferred Stock. In conjunction with the issuance of the warrants, the Company recorded a beneficial conversion feature ($134,141), which is being accreted over the redemption period of the Series B Redeemable Convertible Preferred Stock. The total fair value of the warrants and the value of the related beneficial conversion feature is $268,282. The warrants expire on October 9, 2013. In September 2004, the shares of Series B Redeemable Convertible Preferred Stock related to these warrants were exchanged for shares of Series C Redeemable Convertible Preferred Stock. As a result of the exchange, the remaining balance of the fair value of the warrants and the beneficial conversion feature are being accreted over the redemption period of the Series C Redeemable Convertible Preferred Stock.

        In September 2005, the Company issued warrants to purchase 183,332 shares of Series C Redeemable Convertible Preferred stock at an exercise price of $1.50 per share in connection with the loan and security agreement (see Note 4). The warrants were valued using the Black-Scholes model assuming a risk-free interest rate of 5.6%, a dividend yield of 0%, expected volatility of 65% and an expected life of the warrants of ten years. The fair value of the warrants ($212,665) was recorded as a debt discount and is being amortized as additional interest expense over the term of the loan. The warrant price and number of warrants is subject to change based on the stock price of a future financing. The warrants expire on the later date of September 26, 2015, or five years after the closing of the Company's initial public offering.

        As of December 31, 2005, no shares had been issued pursuant to the above described warrants.

Stock Options

        Various employees, directors, and consultants have been granted options to purchase common shares under an equity incentive plan adopted in 2000. The plan provides for the grant of up to 5,995,000 stock options. Options granted under this plan generally expire no later than 10 years from the date of grant (five years for a 10% stockholder). Options generally vest and become fully exercisable over a period of four years. The exercise price of incentive stock options must be equal to at least the fair market value of the Company's common stock on the date of grant, and the exercise price of nonstatutory stock options may be no less than 85% of the fair value of the Company's common stock on the date of grant. The exercise price of any option granted to a 10% stockholder may be no less than 110% of the fair value of the Company's common stock on the date of grant.

        The weighted-average fair value of options at the grant date during the years ended December 31, 2003, 2004 and 2005, were $0.12, $0.12 and $0.12, per share, respectively. At December 31, 2005, stock options to purchase 2,919,093 shares of common stock were vested and exercisable and 343,173 shares remain available for future grant under the 2000 Plan.

        The following table summarizes the Company's stock option activity and related information through December 31, 2005:

	Options Outstanding	Weighted-Average Exercise Price
Balance at December 31, 2002	3,004,060	$0.14
Granted	251,000	0.20
Exercised	(25,728)	0.14
Canceled	(251,397)	0.14

Balance at December 31, 2003	2,977,935	0.14
Granted	903,000	0.20
Exercised	(66,666)	0.14
Canceled	(29,542)	0.17

Balance at December 31, 2004	3,784,727	0.16
Granted	1,776,000	0.20
Exercised	(193,645)	0.16
Canceled	(95,355)	0.19

Balance at December 31, 2005	5,271,727	0.17

        The weighted-average remaining contractual life of those options is 7.4 years as of December 31, 2005.

        The following shares of common stock are reserved for future issuance at December 31, 2005:

Conversion of redeemable convertible preferred stock	44,751,827
Warrants	1,225,962
Stock options:
Issued and outstanding	5,271,727
Available for grant	343,173

51,592,689

8. Income Taxes

        Significant components of the Company's deferred tax assets as of December 31, 2004 and 2005, are shown below. A valuation allowance of $21,420,000 has been recognized to offset the net deferred tax assets as of December 31, 2005, as realization of such assets is uncertain.

	December 31,
	2004	2005
Deferred tax assets:
Capitalized research and development expenses	$546,000	$576,000
Net operating loss carryforwards	13,133,000	14,075,000
Research and development and manufacturers' investment credits	2,786,000	3,029,000
Deferred revenue	229,000	3,660,000
Other	59,000	178,000

Total deferred tax assets	16,753,000	21,518,000
Deferred tax liabilities	(288,000)	(98,000)

Net deferred tax assets and liabilities	16,465,000	21,420,000
Valuation allowance for deferred tax assets	(16,465,000)	(21,420,000)

Net deferred tax assets	$—	$—

        At December 31, 2005, the Company had federal and California tax net operating loss carryforwards of approximately $36,632,000 and $21,830,000, respectively. These federal and state carryforwards will begin to expire in 2020 and 2012, respectively, unless previously utilized. The Company has federal research credit carryforwards of approximately $2,015,000, which will begin expiring in 2020 unless previously utilized, and state research credit carryforwards of $1,457,000, which carryforward indefinitely. The Company also has state manufacturers' investment tax credit carryforwards of approximately $103,000, which will begin expiring in 2011.

        Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's net operating loss and tax credit carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

9. Employee Benefit Plan

        Effective January 1, 2001, the Company adopted a defined contribution 401(k) Plan covering substantially all employees that meet certain age requirements. Employees may contribute up to 60% of their compensation per year, subject to a maximum limit by federal law. The Company is not required to, and has not, matched any portion of the employee contributions through December 31, 2005.

10. Related-Party Transactions

        For the three years ended December 31, 2005, two directors provided consulting services to the Company. Combined total payments for these services were $90,000, $90,000 and $90,000 for 2003, 2004 and 2005, respectively.

11. Selected Quarterly Data (Unaudited)

        The following tables set forth certain unaudited quarterly information for each of the eight fiscal quarters in the two-year period ended December 31, 2005. This quarterly financial data has been prepared on a consistent basis with the audited financial statements and, in the opinion of management, includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The Company's quarterly operating results may fluctuate significantly as a result of a variety of factors and operating results for any quarter are not necessarily indicative of results for a full fiscal year or future quarters.

2005 Quarter Ended

	March 31	June 30	September 30	December 31
Total revenue	$1,279,167	$2,112,500	$2,112,500	$2,462,500
Operating expenses	3,778,238	4,580,174	4,486,564	7,059,994
Net loss attributable to common stockholders	$(3,498,930)	$(3,396,559)	$(3,340,814)	$(5,740,079)
Basic and diluted net loss per share attributable to common stockholders	$(1.12)	$(1.08)	$(1.03)	$(1.74)

2004 Quarter Ended

	March 31	June 30	September 30	December 31
Total revenue	$833,250	$921,000	$914,250	$882,525
Operating expenses	3,139,310	3,168,024	3,356,413	4,114,066
Net loss attributable to common stockholders	$(2,936,693)	$(2,873,078)	$(2,885,156)	$(4,253,794)
Basic and diluted net loss per share attributable to common stockholders	$(0.97)	$(0.93)	$(0.94)	$(1.38)

TORREYPINES THERAPEUTICS, INC.

Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$26,862,757	$28,756,888
Prepaid expenses and other current assets	452,888	666,738

Total current assets	27,315,645	29,423,626
Property and equipment, net	1,090,666	1,300,566
Restricted cash	—	350,000
Other assets	554,762	29,543

Total assets	$28,961,073	$31,103,735

Liabilities and stockholders' deficit
Current liabilities
Accounts payable and accrued liabilities	$3,427,013	$3,641,151
Long-term debt, current portion	3,029,025	976,338

Total current liabilities	6,456,038	4,617,489
Long-term debt, net of current portion	5,975,372	3,826,188
Deferred rent	7,193	—
Deferred revenue	5,583,333	8,983,333
Commitments
Preferred Stock Series A, $0.01 par value, 8,871,724 shares authorized, 8,794,800 shares issued and outstanding at both December 31, 2005 and June 30, 2006 liquidation preference of $11,319,604 at June 30, 2006	11,306,550	10,979,671
Preferred Stock Series B, $0.01 par value, 12,816,828 shares authorized, 12,736,828 shares issued and outstanding at both December 31, 2005 and June 30, 2006 liquidation preference of $24,661,966 at June 30, 2006	24,645,679	23,935,379
Preferred Stock Series C, $0.01 par value, 23,586,863 shares authorized, 23,220,199 shares issued and outstanding at both December 31, 2005 and June 30, 2006 liquidation preference of $38,673,226 at June 30, 2006	38,352,337	37,103,076
Preferred Stock Series C-2, $0.01 par value, 5,480,000 shares authorized, 0 and 4,242,846 shares issued and outstanding at December 31, 2005 and June 30, 2006, respectively, liquidation preference of $6,373,815 at June 30, 2006	6,332,217	—
Stockholders' deficit:
Common stock, $0.01 par value, 61,244,585 shares authorized, 3,296,261 and 3,328,761 shares issued and outstanding at December 31, 2005 and June 30, 2006, respectively	33,288	32,962
Additional paid-in capital	959,790	687,174
Accumulated other comprehensive loss	(11,983)	(211,246)
Accumulated deficit	(70,678,741)	(58,850,291)

Total stockholders' deficit	(69,697,646)	(58,341,401)

Total liabilities and stockholders' deficit	$28,961,073	$31,103,735

See accompanying notes.

TORREYPINES THERAPEUTICS, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue
License and option fees	$1,700,000	$1,437,500	$3,400,000	$2,041,667
Research funding	762,500	675,000	1,525,000	1,350,000

Total revenue	2,462,500	2,112,500	4,925,000	3,391,667

Operating expenses
Research and development	7,498,014	4,001,801	13,144,369	7,170,890
General and administrative	622,353	575,733	1,277,748	1,184,096
Stock-based compensation	24,766	2,640	54,277	3,426

Total operating expenses	8,145,133	4,580,174	14,476,394	8,358,412

Loss from operations	(5,682,633)	(2,467,674)	(9,551,394)	(4,966,745)
Other income (expense)
Interest income	249,900	198,145	473,259	332,146
Interest expense	(298,924)	(38,521)	(456,408)	(84,950)
Gain on asset disposal	—	—	2,584	—

Total other income (expense)	(49,024)	159,624	19,435	247,196

Net loss	(5,731,657)	(2,308,050)	(9,531,959)	(4,719,549)
Dividends and accretion to redemption value of redeemable convertible preferred stock	(1,148,754)	(1,088,509)	(2,296,491)	(2,175,940)
Net loss attributable to common stockholders	$(6,880,411)	$(3,396,559)	$(11,828,450)	$(6,895,489)

Basic and diluted net loss per share attributable to common stockholders	$(2.08)	$(1.08)	$(3.58)	$(2.19)

Weighted average shares used in the computation of basic and diluted net loss per share attributable to common stockholders	3,301,261	3,157,616	3,299,594	3,145,116

See accompanying notes.

TORREYPINES THERAPEUTICS, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2006	2005
Operating activities
Net loss	$(9,531,959)	$(4,719,549)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	345,969	516,526
Stock-based compensation	54,277	3,426
Amortization of debt discount	48,102	13,599
Deferred rent	7,193	—
Deferred revenue	(3,400,000)	7,958,333
Gain on disposal of assets	(2,584)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	214,727	(294,589)
Other assets	(175,221)	—
Accounts payable and accrued liabilities	(215,340)	(3,518)

Net cash provided by (used in) operating activities	(12,654,836)	3,474,228
Investing activities
Purchases of property and equipment	(133,483)	(164,560)

Net cash used in investing activities	(133,483)	(164,560)
Financing activities
Issuance of common stock	6,000	6,500
Issuance of preferred stock, net of issuance costs	6,322,165	—
Proceeds from long-term debt	5,000,000	—
Payments on long-term debt	(633,566)	(908,668)

Net cash provided by (used in) financing activities	10,694,599	(902,168)
Effect of exchange rate changes on cash	199,589	(119,978)

Net increase (decrease) in cash and cash equivalents	(1,894,131)	2,287,522
Cash and cash equivalents at beginning of period	28,756,888	27,628,706

Cash and cash equivalents at end of period	$26,862,757	$29,916,228

Supplemental disclosure of cash flow information
Cash paid for interest	$408,306	$71,351

Warrants issued in conjunction with debt	$212,665	$—

Noncash purchases of property and equipment	$2,584	$—

See accompanying notes.

TORREYPINES THERAPEUTICS, INC.

Notes to Consolidated Financial Statements

(Unaudited)

June 30, 2006

1. Organization and Summary of Significant Accounting Policies

Organization and Business

        TorreyPines Therapeutics, Inc. (the "Company" or "we") was incorporated in the state of Delaware on April 24, 2000 as Neurogenetics, Inc. In March 2005 the Company changed its name to TorreyPines Therapeutics, Inc. The Company is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule drugs to treat diseases and disorders of the central nervous system.

        Since inception, and through June 30, 2006, the Company has incurred losses of $57,187,019, and has recorded accrued dividends and accretion of redeemable preferred stock of $13,491,722, for an accumulated deficit of $70,678,741.

Basis of Presentation

        The accompanying consolidated financial statements include the accounts of TorreyPines Therapeutics, Inc. and its wholly owned subsidiary located in Belgium. All significant intercompany accounts and transactions are eliminated in consolidation. The subsidiary is in the start-up phase and has not commenced formal operations. We have prepared the accompanying unaudited consolidated financial statements in accordance with United States generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by GAAP for complete financial statements. In the opinion of our management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information see our financial statements and related disclosures thereto for the year ended December 31, 2005 included within this registration statement.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less when purchased.

Comprehensive Income or Loss

        SFAS No. 130, Reporting Comprehensive Income, requires that all components of comprehensive income, including net income (loss) and foreign currency translation adjustments, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss for the six months ended June 30, 2005 and 2006, was $4,837,781 and $9,332,696, respectively.

2. Stock-Based Compensation

Stock-Based Compensation under SFAS 123R

        In January 2006, the Company adopted SFAS No. 123R, Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Share-based Compensation. SFAS No. 123R supersedes APB No. 25 and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123R is similar to the approach described in SFAS No. 123. However, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure, which has previously been used by the Company, is no longer an alternative.

        The Company adopted the fair value recognition provisions of SFAS No. 123R, using the modified prospective transition method. Under this transition method, compensation expense includes options vesting for (1) share-based payments granted prior to, but not vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (2) share-based payments granted after December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Because this transition method was selected, results of prior periods have not been restated.

        For purposes of calculating the stock-based compensation under SFAS No. 123R, the Company estimates the fair value of stock options using a Black-Scholes option-pricing model which is consistent with the model used for pro forma disclosures under SFAS No. 123 prior to the adoption of SFAS No. 123R. The Black-Scholes option-pricing model incorporates various and highly sensitive assumptions including expected volatility, expected term and interest rates. In accordance with SFAS No. 123R share-based compensation expense recognized in the statement of operations for the three and six months ended June 30, 2006 is based on awards ultimately expected to vest and is reduced for estimated forfeitures. The assumptions used to estimate the fair value of stock options granted to employees and directors are as follows:

	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006
Expected volatility	69%	69%
Expected term (years)	6.1	6.1
Risk free interest rate	5.00%	4.74%
Expected dividend yield	0%	0%

        The estimated volatility reflects the application of the SEC's SAB No. 107, Share-Based Payment, incorporating the historical volatility of comparable companies whose share prices are publicly available. The weighted average expected life of options was calculated using the simplified method as prescribed by SAB No. 107. This decision was based on the lack of relevant historical data due to the Company's limited historical experience. The risk-free interest rate assumption was based on the U.S. Treasury's rates for U.S. Treasury securities with maturities similar to those of the expected term of the award being valued. The assumed dividend yield was based on the Company's expectation of not paying dividends in the foreseeable future.

        Information with respect to all of the Company's stock option plans is as follows.

	Shares	Weighted Average Exercise Price Per Share
Outstanding at December 31, 2005	5,271,727	$0.17
Granted	311,000	0.24
Cancelled	(25,417)	0.20
Exercised	(32,500)	0.18

Outstanding at June 30, 2006	5,524,810	0.17

        The weighted average remaining contractual term is 7.1 years. The weighted average grant-date fair value of stock options granted during the six months ended June 30, 2006 was $0.16 per share.

        The aggregate intrinsic value as of June 30, 2006 was $368,789. The aggregate intrinsic value represents the difference between the fair market value of our common stock as of June 30, 2006, which was $0.24 per share, and the weighted average exercise price multiplied by the number of options outstanding.

        The Company recognized $24,766 and $54,277 in total stock-based compensation expense for its share-based awards during the three- and six-month period ended June 30, 2006 of which $23,128 and $51,166 are related to employee and director awards valued under SFAS No. 123R. Stock-based compensation expense was allocated among the following expense categories:

	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006
Research and development	$13,598	$26,243
General and administrative	11,168	28,034

Stock-based compensation expense	$24,766	$54,277

Stock-based compensation expense per share, basic and diluted	$.01	$.02

        Under the modified prospective method of transition under SFAS No. 123R, the Company is not required to restate its prior period financial statements to reflect the expensing of share-based compensation under the new standard.

        As of June 30, 2006, the total unrecognized stock-based compensation expense related to non-vested stock options was $200,806. This expense is expected to be recognized on a straight-line basis over a weighted average period of approximately 2.6 years.

Proforma information under SFAS 123 for periods prior to Fiscal 2006

        The following table illustrates the effect on net losses as if the Company had applied the fair value recognition provisions of SFAS No. 123 to determine stock-based compensation for the three and six months ending June 30, 2005:

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Net loss attributable to common stockholders, as reported	$(3,396,559)	$(6,895,489)
Add: Share-based compensation expense for consultants included in reported net loss attributable to common stockholders	2,640	3,426
Deduct: Share-based compensation expense for employees determined under fair value based method for all awards	(21,545)	(40,845)

Pro forma net loss attributable to common stockholders	(3,415,464)	$(6,932,908)

Pro forma net loss per share attributable to common stockholders, basic and diluted	$(1.08)	$(2.20)

        Equity instruments issued to non-employees are recorded at their fair values as determined in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services, and are periodically revalued as the options vest and are recognized as expense over the related service period. During the six months ended June 30, 2005 and 2006, the Company recognized $3,426 and $3,111, respectively, for stock options and warrants issued to non-employees.

3. Net Loss Per Share

        The Company calculates net loss per share in accordance with SFAS No. 128, Earnings Per Share. Net loss per share is computed on the basis of the weighted-average number of shares of common stock outstanding during the periods presented. Loss per share assuming dilution is computed on the basis of the weighted-average number of common shares outstanding and the dilutive effect of all common stock equivalents. Net loss per share attributable to common stockholders assuming dilution for the three- and six-month periods ended June 30, 2006 and 2005 is equal to net loss per share attributable to common stockholders since the effect of common stock equivalents outstanding during the periods, including stock options, warrants and redeemable convertible preferred stock, is antidilutive.

4. Long-Term Debt

        In September 2005, the Company entered into a loan and security agreement that allowed the Company to borrow up to $10,000,000. During 2005 the Company borrowed $5,000,000. In connection with the September 2005 borrowing, the Company issued warrants to purchase 183,332 shares of Series C Redeemable Convertible Preferred Stock at an exercise price of $1.50 per share. The fair value of the warrants ($212,665) was recorded as a debt discount and is being amortized as additional interest expense over the term of the loan.

        In March 2006, the Company borrowed an additional $5,000,000 under these notes and as of June 30, 2006, the Company had borrowed $10,000,000. In connection with the March 2006 borrowing, the Company issued warrants to purchase 183,332 shares of Series C Redeemable Convertible Preferred Stock at an exercise price of $1.50 per share. The warrants were valued using the Black-Scholes model assuming a risk-free interest rate of 5.6%, an expected dividend yield of 0%, expected volatility of 65% and an expected life of the warrants of ten years. The fair value of the warrants ($212,665) was recorded as a debt discount and the aggregate unamortized debt discount as of June 30, 2006 was $362,037. The debt discount is being amortized as additional interest expense over the term of the loan. The warrant price and number of warrants is subject to change based on the stock price of a future financing. Additionally, the underlying class of stock is subject to change if the Company issues additional redeemable convertible preferred stock with a more favorable liquidation preference than the liquidation preference for the Series C class of redeemable convertible preferred stock underlying the warrants. The warrants expire on the later date of September 26, 2015, or five years after the closing of the Company's initial public offering.

        The Series C-2 Redeemable Convertible Preferred Stock issued in June 2006 (see Note 5) had a more favorable liquidation preference that the Series C Redeemable Convertible Preferred Stock. Under the terms of the warrant agreement, in June 2006 the Series C-2 Redeemable Convertible Preferred Stock became the underlying class of stock for the warrants issued in September 2005 and March 2006. The warrant price, issue date and number of warrants are unchanged, therefore the amount of recorded debt discount is unchanged.

        Pursuant to the terms of the agreement, the Company is subject to a Material Adverse Change clause, which permits the holder of the note to call the balance if a Material Adverse Change occurs. A Material Adverse Change is defined as, (i) a material impairment in the perfection or priority of Lenders' security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations. Through June 30, 2006, the Company has not had a Material Adverse Change.

        In accordance with this loan and security agreement, the Company is subject to certain non-financial covenants. The Company was in compliance with all covenants at June 30, 2006.

5. Redeemable Convertible Preferred Stock

        In June 2006, the Company issued 4,242,846 shares of Series C-2 Redeemable Convertible Preferred Stock at $1.50 per share, for proceeds of $6,322,165, net of issuance costs of $42,104. The terms of the Series C-2 Redeemable Convertible Preferred Stock are identical to the terms of the

Company's Series A, Series B and Series C Redeemable Convertible Preferred Stock disclosed in the financial statements for the year ended December 31, 2005 included within this registration statement. The Company is increasing the carrying amount of the redeemable convertible preferred stock by periodic accretions related to offering costs and the fair value of warrants issued in connection with the Series B Redeemable Convertible Preferred Stock and the related beneficial conversion feature, so that the carrying amount will equal the minimum redemption value on the earliest redemption date. Increases in the carrying amount of the redeemable convertible preferred stock are recorded as increases in the Company's accumulated deficit. In connection with the June 2006 issuance of Series C-2 Redeemable Convertible Preferred Stock, the Company amended the Shareholder's Rights Agreement underlying the Series A, Series B and Series C Redeemable Convertible Preferred Stock to extend the redemption date of these shares to July 14, 2008. The unamortized offering costs, fair value of warrants and related beneficial conversion feature are being accreted through July 14, 2008.

6. Definitive Merger Agreement

        On June 7, 2006, the Company entered into a definitive merger agreement with Axonyx Inc. ("Axonyx"). At the effective time of the merger, each share of the Company's common and preferred stock will be converted into 1.299 shares of Axonyx common stock. Holders of the Company's preferred stock will also receive warrants to purchase shares of Axonyx common stock. Immediately after the merger, TorreyPines securityholders will own approximately 58% of the fully-diluted shares of the combined company (excluding the warrants), with Axonyx securityholders holding approximately 42% of the fully-diluted shares of the combined company. If the warrants were exercised as of the closing of the merger, TorreyPines securityholders would own approximately 62% of the fully-diluted shares of the combined company, with existing Axonyx securityholders holding approximately 38% of the fully-diluted shares of the combined company. The combined company will be named TorreyPines Therapeutics, Inc., and the transaction is subject to approval of each company's stockholders, as well as other closing conditions.

7. New Accounting Pronouncement

        In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on our financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on our disclosure requirements.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

AXONYX INC.,
a Nevada corporation;

AUTOBAHN ACQUISITION INC.,
a Delaware corporation;

TORREYPINES, INC.,
a Delaware corporation; and

Dated as of June 7, 2006

SECTION 1. DESCRIPTION OF TRANSACTION		A-2
1.1	Merger of Merger Sub into TorreyPines	A-2
1.2	Effects of the Merger	A-2
1.3	Closing; Effective Time	A-2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	A-2
1.5	Reincorporation of Axonyx and Reverse Split of Axonyx Common Stock	A-2
1.6	Conversion of Shares and Issuance of Warrants	A-3
1.7	Calculation of Net Cash	A-5
1.8	Closing of TorreyPines' Transfer Books	A-6
1.9	Surrender of Certificates	A-6
1.10	Appraisal Rights	A-7
1.11	Further Action	A-8
1.12	Tax Consequences	A-8
SECTION 2. REPRESENTATIONS AND WARRANTIES OF TORREYPINES		A-8
2.1	Subsidiaries; Due Organization; Etc	A-8
2.2	Certificate of Incorporation; Bylaws; Charters and Codes of Conduct	A-9
2.3	Capitalization, Etc.	A-9
2.4	Financial Statements	A-10
2.5	Absence of Changes	A-11
2.6	Title to Assets	A-13
2.7	Real Property; Leasehold	A-13
2.8	Intellectual Property	A-13
2.9	Agreements, Contracts and Commitments	A-15
2.10	Liabilities	A-17
2.11	Compliance; Permits; Restrictions	A-17
2.12	Tax Matters	A-18
2.13	Employee and Labor Matters; Benefit Plans	A-20
2.14	Environmental Matters	A-23
2.15	Insurance	A-23
2.16	Affiliates	A-23
2.17	Legal Proceedings; Orders	A-23
2.18	Authority; Binding Nature of Agreement	A-24
2.19	Inapplicability of Anti-takeover Statutes	A-24
2.20	Vote Required	A-24
2.21	Non-Contravention; Consents	A-25
2.22	Bank Accounts; Receivables	A-26
2.23	No Financial Advisor	A-26

SECTION 3. REPRESENTATIONS AND WARRANTIES OF AXONYX AND MERGER SUB		A-26
3.1	Subsidiaries; Due Organization; Etc	A-26
3.2	Certificate of Incorporation; Bylaws; Charters and Codes of Conduct	A-27
3.3	Capitalization, Etc.	A-27
3.4	SEC Filings; Financial Statements	A-28
3.5	Absence of Changes	A-30
3.6	Title to Assets	A-31
3.7	Real Property; Leasehold	A-31
3.8	Intellectual Property	A-32
3.9	Agreements, Contracts and Commitments	A-34
3.10	Liabilities	A-35
3.11	Compliance; Permits; Restrictions	A-36
3.12	Tax Matters	A-37
3.13	Employee and Labor Matters; Benefit Plans	A-39
3.14	Environmental Matters	A-41
3.15	Insurance	A-41
3.16	Transactions with Affiliates	A-42
3.17	Legal Proceedings; Orders	A-42
3.18	Authority; Binding Nature of Agreement	A-42
3.19	Inapplicability of Anti-takeover Statutes	A-43
3.20	Vote Required	A-43
3.21	Non-Contravention; Consents	A-43
3.22	Bank Accounts; Receivables	A-44
3.23	Axonyx Rights Agreement	A-44
3.24	No Financial Advisor	A-44
3.25	Valid Issuance	A-44
SECTION 4. CERTAIN COVENANTS OF THE PARTIES		A-44
4.1	Access and Investigation	A-44
4.2	Operation of Axonyx's Business	A-46
4.3	Operation of TorreyPines' Business	A-47
4.4	No Solicitation	A-47

SECTION 5. ADDITIONAL AGREEMENTS OF THE PARTIES		A-49
5.1	Registration Statement; Joint Proxy Statement/Prospectus	A-49
5.2	TorreyPines Stockholders' Meeting	A-49
5.3	Axonyx Stockholders' Meeting	A-50
5.4	Regulatory Approvals	A-51
5.5	TorreyPines Options and Warrants	A-51
5.6	Employee Benefits	A-53
5.7	Indemnification of Officers and Directors	A-53
5.8	Additional Agreements	A-54
5.9	Disclosure	A-55
5.10	Listing	A-55
5.11	Directors and Officers	A-55
5.12	Resale Registration Statement	A-55
5.13	Tax Matters	A-56
5.14	Lock-up Agreement	A-56
5.15	Legends	A-57
5.16	Interpretation of Certain Agreements	A-57
5.17	Cooperation	A-57
SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		A-57
6.1	Effectiveness of Registration Statement	A-57
6.2	No Restraints	A-57
6.3	Stockholder Approval	A-57
6.4	Listing	A-57
6.5	Regulatory Matters	A-58
6.6	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	A-58
SECTION 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF AXONYX AND MERGER SUB		A-58
7.1	Accuracy of Representations	A-58
7.2	Performance of Covenants	A-58
7.3	Consents	A-58
7.4	Agreements and Other Documents	A-59
7.5	No Other Proceedings	A-59
7.6	FIRPTA Certificate	A-59

SECTION 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF TORREYPINES		A-59
8.1	Accuracy of Representations	A-59
8.2	Performance of Covenants	A-60
8.3	Consents	A-60
8.4	Documents	A-60
8.5	No Other Proceedings	A-60
8.6	Sarbanes-Oxley Certifications	A-60
8.7	Axonyx Net Cash	A-60
8.8	Board of Directors	A-60
8.9	Officers	A-60
8.10	Rights Agreement	A-61
8.11	Reverse Stock Split and Reincorporation	A-61
SECTION 9. TERMINATION		A-61
9.1	Termination	A-61
9.2	Effect of Termination	A-62
9.3	Expenses; Termination Fees	A-63
SECTION 10. MISCELLANEOUS PROVISIONS		A-64
10.1	Non-Survival of Representations and Warranties	A-64
10.2	Amendment	A-64
10.3	Waiver	A-64
10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	A-64
10.5	Applicable Law; Jurisdiction	A-64
10.6	Attorneys' Fees	A-65
10.7	Assignability	A-65
10.8	Notices	A-65
10.9	Cooperation	A-66
10.10	Severability	A-66
10.11	Other Remedies; Specific Performance	A-66
10.12	Construction	A-66

EXHIBITS

Exhibit A—Certain Definitions

Exhibit B—Axonyx Stockholders Voting Agreement

Exhibit C—TorreyPines Stockholders Voting Agreement

Exhibit D—Form of Warrant

Exhibit E—Lock-up Agreement

Exhibit F—Axonyx (and Merger Sub) Tax Representation Letter

Exhibit G—TorreyPines Tax Representation Letter

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of June 7, 2006, by and among AXONYX INC., a Nevada corporation ("Axonyx"); AUTOBAHN ACQUISITION, INC., a Delaware corporation ("Merger Sub"); and TORREYPINES THERAPEUTICS, INC., a Delaware corporation ("TorreyPines"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A.    Axonyx and TorreyPines intend to effect a merger of Merger Sub into TorreyPines (the "Merger") in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and TorreyPines will become a wholly-owned subsidiary of Axonyx.

        B.    Axonyx, Merger Sub and TorreyPines intend to adopt this Agreement as a plan of reorganization and for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

        C.    The Board of Directors of Axonyx (i) has determined that the Merger is fair to, and in the best interests of, Axonyx and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Axonyx Common Stock and Axonyx Merger Warrants to the stockholders of TorreyPines pursuant to the terms of this Agreement, the change of control of Axonyx, and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Axonyx vote to approve the issuance of shares of Axonyx Common Stock and Axonyx Merger Warrants to the stockholders of TorreyPines pursuant to the terms of this Agreement, the change of control of Axonyx and such other actions as contemplated by this Agreement.

        D.    The Board of Directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.

        E.    The Board of Directors of TorreyPines (i) has determined that the Merger is advisable and fair to, and in the best interests of, TorreyPines and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of TorreyPines.

        F.    In order to induce Axonyx to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of TorreyPines listed on Schedule F hereto, are executing voting agreements in favor of Axonyx concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the "TorreyPines Stockholder Voting Agreements").

        G.    In order to induce TorreyPines to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of Axonyx listed on Schedule G hereto are executing voting agreements in favor of TorreyPines concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the "Axonyx Stockholder Voting Agreements").

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

  Section 1.    DESCRIPTION OF TRANSACTION

        1.1    Merger of Merger Sub into TorreyPines.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into TorreyPines, and the separate existence of Merger Sub shall cease. TorreyPines will continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, TorreyPines will become a wholly-owned subsidiary of Axonyx.

        1.3    Closing; Effective Time.    Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the "Closing") shall take place at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California, as promptly as practicable (but in no event later than the fifth Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Axonyx and TorreyPines may mutually agree in writing. The date on which the Closing actually takes place is referred to as the "Closing Date." At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Axonyx and TorreyPines. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of TorreyPines (the time as of which the Merger becomes effective being referred to as the "Effective Time").

        1.4    Certificate of Incorporation and Bylaws; Directors and Officers    At the Effective Time:

        (a)   the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

        (b)   the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Bylaws; and

        (c)   (i) the directors of TorreyPines immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and (ii) the officers of TorreyPines immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

        1.5    Reincorporation of Axonyx and Reverse Split of Axonyx Common Stock.

        (a)   Immediately prior to the Effective Time, and subject to receipt of the requisite stockholder approval at the Axonyx Stockholders Meeting, Axonyx shall:

          (i)    cause an appropriate filing to be made with the Secretary of State of the State of Nevada, in the form of Restated Articles of Incorporation of Axonyx or as a Certificate of Amendment to

  the existing Restated Articles of Incorporation (in either case, the "Axonyx Certificate"), whereby, without any further action on the part of Axonyx, TorreyPines or any stockholder of Axonyx:

            (1)   each share of Axonyx Common Stock issued and outstanding immediately prior to the filing of the Axonyx Certificate shall be converted into and become a fractional number of fully paid and nonassessable shares of Axonyx Common Stock to be determined by Axonyx and TorreyPines (the "Reverse Stock Split");

            (2)   any shares of Axonyx Common Stock held as treasury stock or held or owned by Axonyx immediately prior to the filing of the Axonyx Certificate shall each be converted into and become an identical fractional number of shares of Axonyx Common Stock as determined by the board of directors of Axonyx in connection with Section 1.5(a)(i) above; and

            (3)   the name of Axonyx shall be changed to TorreyPines Therapeutics, Inc. or such name as determined by TorreyPines and Axonyx (the "Axonyx Name Change");

          (ii)   following the filing of the Axonyx Certificate, cause the reincorporation of Axonyx from Nevada into Delaware (the "Reincorporation"), with the Certificate of Incorporation and Bylaws of Axonyx, as a Delaware corporation, to be in the form mutually agreed upon by Axonyx and TorreyPines and references herein to Axonyx to include Axonyx as a Delaware corporation from and after the effective date of Reincorporation.

        (b)   No fractional shares of Axonyx Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Axonyx Common Stock who would otherwise be entitled to receive a fraction of a share of Axonyx Common Stock (after aggregating all fractional shares of Axonyx Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's certificate representing such fractional shares of Axonyx Common Stock, be paid in cash the dollar amount (provided to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Axonyx Common Stock on the NASDAQ Capital Market (or such other NASDAQ market on which the Axonyx Common Stock then trades) on the date immediately preceding the effective date of the Reverse Stock Split.

        1.6    Conversion of Shares and Issuance of Warrants.

        (a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Axonyx, Merger Sub, TorreyPines or any stockholder of TorreyPines:

          (i)    any shares of TorreyPines Common Stock or TorreyPines Preferred Stock held as treasury stock or held or owned by TorreyPines, Merger Sub or any Subsidiary of TorreyPines immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (ii)   subject to Section 1.6(d), each share of TorreyPines Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Axonyx Common Stock equal to (A) if an Axonyx Permitted Transaction, a TorreyPines Permitted Transaction or a TorreyPines Financing Discrepancy does not occur on or prior to the date that is five Business Days prior to the date of the Axonyx Stockholders' Meeting (the "Specified Date"), 1.299 (the "Exchange Ratio"), or (B) if an Axonyx Permitted Transaction, a TorreyPines Permitted Transaction or a TorreyPines Financing Discrepancy has occurred on or prior to the Specified Date, the exchange ratio determined in accordance with Schedule 1.6(a)(ii)(B) hereto (the "Adjusted Exchange Ratio"); and

          (iii) subject to Section 1.6(d), each share of TorreyPines Series A Preferred Stock, TorreyPines Series B Preferred Stock, TorreyPines Series C Preferred Stock and TorreyPines Series C-2

  Preferred Stock (collectively, the "TorreyPines Preferred Stock") outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive (A) a number of shares of Axonyx Common Stock equal to (1) if an Axonyx Permitted Transaction, a TorreyPines Permitted Transaction or a TorreyPines Financing Discrepancy does not occur on or prior to the Specified Date, the Exchange Ratio and (2) if an Axonyx Permitted Transaction, a TorreyPines Permitted Transaction or a TorreyPines Financing Discrepancy has occurred on or prior to the Specified Date, the Adjusted Exchange Ratio, and (B) a warrant substantially in the form attached hereto as Exhibit D to purchase that number of shares of Axonyx Common Stock and at an exercise price specified on Schedule 1.6(a)(iii) (the "Axonyx Merger Warrant").

        (b)   The Exchange Ratio or the Adjusted Exchange Ratio, as applicable, and the number of shares of Axonyx Common Stock subject to and the exercise price of the Axonyx Merger Warrants shall be appropriately adjusted at the Effective Time to account for the effect of the Reverse Stock Split without enlarging or diluting the relative rights and ownership of the stockholders of TorreyPines and Axonyx resulting from such exchange ratios.

        (c)   If any shares of TorreyPines Common Stock or TorreyPines Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with TorreyPines, then the shares of Axonyx Common Stock issued in exchange for such shares of TorreyPines Common Stock or TorreyPines Preferred Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Axonyx Common Stock shall accordingly be marked with appropriate legends. TorreyPines shall take all action that may be necessary to ensure that, from and after the Effective Time, Axonyx is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

        (d)   No fractional shares of Axonyx Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of TorreyPines Common Stock or TorreyPines Preferred Stock who would otherwise be entitled to receive a fraction of a share of Axonyx Common Stock (after aggregating all fractional shares of Axonyx Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's TorreyPines Stock Certificate(s) (as defined in Section 1.8), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Axonyx Common Stock on the NASDAQ Capital Market (or such other NASDAQ market on which the Axonyx Common Stock then trades) on the date the Merger becomes effective.

        (e)   All TorreyPines Options outstanding immediately prior to the Effective Time under the TorreyPines Stock Option Plan and all TorreyPines Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Axonyx Common Stock or warrants to purchase Axonyx Common Stock, as applicable, in accordance with Section 5.5.

        (f)    Each share of Common Stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

        (g)   If, between the date of this Agreement and the Effective Time, the outstanding shares of TorreyPines Capital Stock or Axonyx Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (in addition to the Reverse

Stock Split), the Exchange Ratio, or, if applicable, the Adjusted Exchange Ratio, and the number of shares of Axonyx Common Stock issuable upon the exercise of the Axonyx Merger Warrants shall be correspondingly adjusted to provide the holders of TorreyPines Common Stock, TorreyPines Preferred Stock, TorreyPines Options and TorreyPines Warrants the same economic effect as contemplated by this Agreement prior to such event.

        1.7    Calculation of Net Cash.

        (a)   Each of the following dates shall be a "Determination Date" for the purposes of this Section 1.7: (i) the last Business Day of each full calendar month following the date of this Agreement and prior to the Effective Time and (ii) the date that is ten Business Days prior to the anticipated date for Closing, as agreed upon by Axonyx and TorreyPines at least ten Business Days prior to the Axonyx Stockholders Meeting (the "Anticipated Closing Date"). On the fifth Business Day after each Determination Date, Axonyx shall deliver to TorreyPines a schedule (an "Estimated Net Cash Schedule") setting forth, in reasonable detail, Axonyx's calculation of Net Cash (using an estimate of Axonyx's accounts payable and accrued expenses, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for Axonyx's most recent SEC filings) (the "Net Cash Calculation") as of such applicable Determination Date certified by Axonyx's Chief Financial Officer. Within three calendar weeks following each Determination Date set forth in (a)(i) above, Axonyx shall deliver to TorreyPines a schedule (a "Final Net Cash Schedule") setting forth the Net Cash Calculation as of such applicable Determination Date certified by Axonyx's Chief Financial Officer. Axonyx shall make the work papers and back-up materials used in preparing the applicable Estimated Net Cash Schedule and Final Net Cash Schedule available to TorreyPines and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.

        (b)   Within four Business Days after Axonyx delivers the applicable Estimated Net Cash Schedule or Final Net Cash Schedule (a "Response Date"), TorreyPines shall have the right to dispute any part of such Estimated Net Cash Schedule or Final Net Cash Schedule by delivering a written notice to that effect to Axonyx (a "Dispute Notice"). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Net Cash Calculation.

        (c)   If on or prior to any Response Date, (i) TorreyPines notifies Axonyx in writing that it has no objections to the applicable Net Cash Calculation or (ii) TorreyPines fails to deliver a Dispute Notice as provided in Section 1.7(b), then the Net Cash Calculation as set forth in the applicable Estimated Net Cash Schedule or Final Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the applicable Determination Date for purposes of Sections 8.7 and 9.1(m) hereto.

        (d)   If TorreyPines delivers a Dispute Notice on or prior to the applicable Response Date, then Representatives of Axonyx and TorreyPines shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the applicable Determination Date for purposes of Sections 8.7 and 9.1(m) hereto.

        (e)   If Representatives of Axonyx and TorreyPines are unable to negotiate an agreed-upon determination of Net Cash at a Determination Date pursuant to Section 1.7(d) within five Business Days after delivery of the applicable Dispute Notice (or such other period as Axonyx and TorreyPines may mutually agree upon), then Axonyx and TorreyPines shall jointly select an independent auditor of recognized national standing (the "Accounting Firm") to resolve any remaining disagreements as to the Net Cash Calculation. Axonyx shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the applicable Estimated Net Cash Schedule or Final Net Cash Schedule, and Axonyx and TorreyPines shall use their best efforts to cause the Accounting Firm to make its determination within fifteen Business Days of accepting its selection. TorreyPines and Axonyx shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of TorreyPines and Axonyx. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the applicable Determination Date for purposes of Sections 8.7 and 9.1(m) hereto. The fees and expenses of the Accounting Firm shall be allocated between Axonyx and TorreyPines in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount. If this Section 1.7(e) applies as to the determination of the Net Cash at the Determination Date described in Section 1.7(a)(ii), upon resolution of the matter in accordance with this Section 1.7(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date.

        1.8    Closing of TorreyPines' Transfer Books.    At the Effective Time: (a) all shares of TorreyPines Common Stock and TorreyPines Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of TorreyPines Common Stock and TorreyPines Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of TorreyPines; and (b) the stock transfer books of TorreyPines shall be closed with respect to all shares of TorreyPines Common Stock and TorreyPines Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of TorreyPines Common Stock or TorreyPines Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of TorreyPines Common Stock or TorreyPines Preferred Stock outstanding immediately prior to the Effective Time (a "TorreyPines Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.9) or to the Surviving Corporation, such TorreyPines Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.6.

        1.9    Surrender of Certificates.

        (a)   On or prior to the Closing Date, Axonyx and TorreyPines shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the "Exchange Agent"). At the Effective Time, Axonyx shall deposit with the Exchange Agent: (i) certificates representing the shares of Axonyx Common Stock issuable pursuant to Section 1.6(a); (ii) the Axonyx Merger Warrants issuable to the holders of TorreyPines Preferred Stock pursuant to Section 1.6(a); and (iii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.6(d). The shares of Axonyx Common Stock, the Axonyx Merger Warrants and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

        (b)   Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of TorreyPines Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Axonyx may reasonably specify (including a provision confirming that delivery of TorreyPines Stock Certificates shall be effected, and risk of loss and title to TorreyPines Stock Certificates shall pass, only upon delivery of such TorreyPines Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of TorreyPines Stock Certificates in exchange for certificates representing Axonyx Common Stock and in the case of holders of TorreyPines Preferred Stock, Axonyx Merger Warrants. Upon surrender of a TorreyPines Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Axonyx: (A) the holder of such TorreyPines Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Axonyx Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.6(a) (and cash in lieu of any fractional share of Axonyx Common Stock) and, in the case of holders of TorreyPines Preferred Stock, an Axonyx Merger Warrant representing the number of whole shares of Axonyx Common Stock that such holder has the right to purchase pursuant to the provisions of Section 1.6(a); and (B) the TorreyPines Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9(b), each TorreyPines Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Axonyx Common Stock (and cash in lieu of any fractional share of Axonyx Common Stock) and in the case of holders of TorreyPines Preferred Stock, Axonyx Merger Warrants, as contemplated by Section 1.6(a). If any TorreyPines Stock Certificate shall have been lost, stolen or destroyed, Axonyx may, in its discretion and as a condition precedent to the delivery of any shares of Axonyx Common Stock and in the case of TorreyPines Certificates representing TorreyPines Preferred Stock, Axonyx Merger Warrants, require the owner of such lost, stolen or destroyed TorreyPines Stock Certificate to provide an applicable affidavit with respect to such TorreyPines Stock Certificate and post a bond indemnifying Axonyx against any claim suffered by Axonyx related to the lost, stolen or destroyed TorreyPines Stock Certificate or any Axonyx Common Stock, and/or any Axonyx Merger Warrants issued in exchange therefor as Axonyx may reasonably request.

        (c)   No dividends or other distributions declared or made with respect to Axonyx Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered TorreyPines Stock Certificate with respect to the shares of Axonyx Common Stock that such holder has the right to receive in the Merger until such holder surrenders such TorreyPines Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

        (d)   Any portion of the Exchange Fund that remains undistributed to holders of TorreyPines Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Axonyx upon demand, and any holders of TorreyPines Stock Certificates who have not theretofore surrendered their TorreyPines Stock Certificates in accordance with this Section 1.9 shall thereafter look only to Axonyx for satisfaction of their claims for Axonyx Common Stock, cash in lieu of fractional shares of Axonyx Common Stock and any dividends or distributions with respect to shares of Axonyx Common Stock.

        (e)   Each of the Exchange Agent, Axonyx and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any TorreyPines Stock Certificate such amounts as Axonyx determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        (f)    No party to this Agreement shall be liable to any holder of any TorreyPines Stock Certificate or to any other Person with respect to any shares of Axonyx Common Stock (or dividends or distributions with respect thereto) or any Axonyx Merger Warrant, or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

        1.10    Appraisal Rights.

        (a)   Notwithstanding any provision of this Agreement to the contrary, shares of TorreyPines Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of TorreyPines Capital Stock in accordance with the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.6 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of TorreyPines Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of TorreyPines Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.6.

        (b)   TorreyPines shall give Axonyx prompt written notice of any demands by dissenting stockholders received by TorreyPines, withdrawals of such demands and any other instruments served on TorreyPines and any material correspondence received by TorreyPines in connection with such demands.

        1.11    Further Action.    If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of TorreyPines, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of TorreyPines, in the name of Merger Sub and otherwise) to take such action.

        1.12    Tax Consequences.    For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

  Section 2.    REPRESENTATIONS AND WARRANTIES OF TORREYPINES

        TorreyPines represents and warrants to Axonyx and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by TorreyPines to Axonyx (the "TorreyPines Disclosure Schedule"). The TorreyPines Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosures in any section or subsection of the TorreyPines Disclosure Schedule shall qualify other sections and subsections in this Section 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the TorreyPines Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a TorreyPines Material Adverse Effect, or is outside the Ordinary Course of Business.

        2.1    Subsidiaries; Due Organization; Etc.

        (a)   TorreyPines has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the TorreyPines Disclosure Schedule; and neither TorreyPines nor any of the other Entities identified in Part 2.1(a) of the TorreyPines Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the TorreyPines Disclosure Schedule. TorreyPines has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. TorreyPines has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

        (b)   Each of TorreyPines and the TorreyPines Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

        (c)   Each of TorreyPines and the TorreyPines Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a TorreyPines Material Adverse Effect.

        2.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct.    TorreyPines has delivered to Axonyx accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto for TorreyPines and each TorreyPines Subsidiary. Part 2.2 of the TorreyPines Disclosure Schedule lists, and TorreyPines has delivered to Axonyx, accurate and complete copies of: (a) the charters of all committees of TorreyPines' board of directors; and (b) any code of conduct or similar policy adopted by TorreyPines or by the board of directors, or any committee of the board of directors, of TorreyPines.

        2.3    Capitalization, Etc.

        (a)   The authorized capital stock of TorreyPines consists of (i) 61,244,585 shares of TorreyPines Common Stock, par value $0.01 per share, of which 3,301,261 shares have been issued and are outstanding as of the date of this Agreement, (ii) 8,871,724 shares of Series A Preferred Stock, par value $0.01 per share of which 8,794,800 shares have been issued and are outstanding, (iii) 12,816,828 shares of Series B Preferred Stock, par value $0.01 per share of which 12,736,828 shares have been issued and are outstanding, (iv) 23,586,863 shares of Series C Preferred Stock, par value $0.01 per share of which 23,220,199 shares have been issued and are outstanding, and (v) 5,480,000 shares have been designated Series C-2 Preferred Stock, par value $0.01 per share, none of which shares have been issued and are outstanding. TorreyPines does not hold any shares of its capital stock in its treasury. All of the outstanding shares of TorreyPines Common Stock and TorreyPines Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a) of the TorreyPines Disclosure Schedule, none of the outstanding shares of TorreyPines Common Stock or TorreyPines Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of TorreyPines Common Stock or TorreyPines Preferred Stock is subject to any right of first refusal in favor of TorreyPines. Except as contemplated herein or as set forth in the TorreyPines Disclosure Schedule, there is no TorreyPines Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of TorreyPines Common Stock or TorreyPines Preferred Stock. TorreyPines is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of TorreyPines Common Stock or other securities. Part 2.3(a) of the TorreyPines Disclosure Schedule accurately and completely describes all repurchase rights held by TorreyPines with respect to shares of TorreyPines Common Stock (including shares issued pursuant to the exercise of stock options) and TorreyPines Preferred Stock, and specifies which of those repurchase rights are currently exercisable.

        (b)   Except for the TorreyPines 2000 Equity Incentive Plan (the "TorreyPines Stock Option Plan"), TorreyPines does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. TorreyPines has reserved 5,995,000 shares of TorreyPines Common Stock for issuance under the TorreyPines Stock Option Plan, of which 385,100 shares have been issued and 5,565,227 shares are subject to issuance pursuant to stock options granted and outstanding under the TorreyPines Stock Option Plan and 44,673 shares of TorreyPines Common Stock are reserved for future issuance pursuant to stock options not yet granted under the TorreyPines Stock Option Plan. 885,706 shares of TorreyPines Common Stock are reserved for future issuance pursuant to warrants to purchase TorreyPines Common Stock, 76,924 shares of TorreyPines Series A Preferred Stock are reserved for future issuance pursuant to warrants to purchase TorreyPines Series A Preferred Stock, 80,000 shares of TorreyPines Series B Preferred Stock are reserved for future issuance pursuant to warrants to purchase TorreyPines Series B Preferred Stock and 366,664 shares of TorreyPines Series C Preferred Stock and Series C-2 Preferred Stock are reserved for future issuance pursuant to warrants to purchase TorreyPines Series C Preferred Stock or Series C-2 Preferred Stock (collectively, the "TorreyPines Warrants"). Part 2.3(b) of the TorreyPines Disclosure Schedule sets forth the following information with respect to each TorreyPines Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of TorreyPines Common Stock subject to such TorreyPines Option at the time of grant; (C) the number of shares of TorreyPines Common Stock subject to such TorreyPines Option as of the date of this Agreement; (D) the exercise price of such TorreyPines Option; (E) the date on which such TorreyPines Option was granted; (F) the applicable vesting schedule, and the extent to which such TorreyPines Option is vested and exercisable as of the date of this Agreement; (G) the date on which such TorreyPines Option expires; and (H) whether such TorreyPines Option is an "incentive stock option" (as defined in the Code) or a non-qualified stock option. TorreyPines has made available to Axonyx accurate and complete copies of all stock option plans pursuant to which TorreyPines has ever granted stock options, and the forms of all stock option agreements evidencing such options, copies of resolutions of the board of directors approving option grants and copies of stockholder resolutions approving all stock option plans pursuant to which TorreyPines has ever granted stock options.

        (c)   Except for the outstanding TorreyPines Options, TorreyPines Warrants or as set forth on Part 2.3(c) of the TorreyPines Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of TorreyPines; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of TorreyPines; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which TorreyPines is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any TorreyPines. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to TorreyPines.

        (d)   All outstanding shares of TorreyPines Common Stock, TorreyPines Preferred Stock, options, warrants and other securities of TorreyPines have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. TorreyPines has delivered to Axonyx accurate and complete copies of all TorreyPines Warrants.

        (e)   All of the outstanding shares of capital stock of each of TorreyPines' Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by TorreyPines, free and clear of any Encumbrances.

        2.4    Financial Statements.

        (a)   Part 2.4(a) of the TorreyPines Disclosure Schedule includes true and complete copies of TorreyPines' audited consolidated balance sheet at December 31, 2005, TorreyPines' unaudited consolidated balance sheet at March 31, 2006, and TorreyPines' audited statements of income, cash flow and shareholders' equity for the years ended December 31, 2005, 2004 and 2003 (collectively, the

"TorreyPines Financials"). The TorreyPines Financials (i) were prepared in accordance with United States general accepted accounting principles ("GAAP") (except as may be indicated in the footnotes to such TorreyPines Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present the financial condition and operating results of TorreyPines as of the dates and for the periods indicated therein.

        (b)   Each of TorreyPines and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; provided, however, that the TorreyPines has neither adopted, nor has it conducted an evaluation of compliance of TorreyPines' internal accounting controls with, the Internal Control Framework developed by the Committee of Sponsoring Organizations of the Treadway Commission. TorreyPines maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting purposes.

        (c)   Part 2.4(c) of the TorreyPines Disclosure Schedule lists, and TorreyPines has delivered to Axonyx accurate and complete copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by TorreyPines since December 31, 2003.

        (d)   Since January 1, 2003, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of TorreyPines, TorreyPines' Board of Director or any committee thereof.

        2.5    Absence of Changes.    Except as set forth on Part 2.5 of the TorreyPines Disclosure Schedule, since the date of the TorreyPines Unaudited Interim Balance Sheet:

        (a)   there has not been any TorreyPines Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a TorreyPines Material Adverse Effect;

        (b)   there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of TorreyPines or any TorreyPines Subsidiary (whether or not covered by insurance);

        (c)   TorreyPines has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

        (d)   TorreyPines has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for TorreyPines Common Stock issued upon the valid exercise of outstanding TorreyPines Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for TorreyPines Options identified in Part 2.3(b) of the TorreyPines Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

        (e)   TorreyPines has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the TorreyPines Stock Option Plan; (ii) any TorreyPines Option or any Contract evidencing or relating to any TorreyPines Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

        (f)    there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of TorreyPines or any TorreyPines Subsidiary, and neither TorreyPines nor any TorreyPines Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (g)   Neither TorreyPines nor any TorreyPines Subsidiary has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

        (h)   Neither TorreyPines nor any TorreyPines Subsidiary has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment in excess of $100,000;

        (i)    Neither TorreyPines nor any TorreyPines Subsidiary has, other than in the Ordinary Course of Business: (i) adopted, established or entered into any TorreyPines Employee Plan; (ii) caused or permitted any TorreyPines Employee Plan to be amended, other than as required by law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

        (j)    Neither TorreyPines nor any TorreyPines Subsidiary has changed any of its methods of accounting or accounting practices;

        (k)   Neither TorreyPines nor any TorreyPines Subsidiary has made any Tax election, filed any material amendment to any Tax Return, adopted or changed any material accounting method in respect of Taxes, entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, settled or compromised any claim, notice, audit report or assessment in respect of Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

        (l)    Neither TorreyPines nor any TorreyPines Subsidiary has commenced or settled any Legal Proceeding;

        (m)  Neither TorreyPines nor any TorreyPines Subsidiary has entered into any material transaction outside the Ordinary Course of Business;

        (n)   Neither TorreyPines nor any TorreyPines Subsidiary has acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the Ordinary Course of Business consistent with past practices;

        (o)   there has been no entry into, amendment or termination of any TorreyPines Material Contract;

        (p)   there has been no (i) material change in pricing or royalties or other payments set or charged by TorreyPines or any TorreyPines Subsidiary to its customers or licensees, (ii) agreement by TorreyPines or any TorreyPines Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to TorreyPines or any TorreyPines

Subsidiary, or (iii) as of the date of this Agreement, material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to TorreyPines or any TorreyPines Subsidiary; and

        (q)   Neither TorreyPines nor any TorreyPines Subsidiary has negotiated, agreed or committed to take any of the actions referred to in clauses "(c)" through "(p)" above (other than negotiations between the Parties to enter into this Agreement).

        2.6    Title to Assets.    Each of TorreyPines and the TorreyPines Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the TorreyPines Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the Ordinary Course of Business since the date of the TorreyPines Unaudited Interim Balance Sheet); and (b) all other assets reflected in the books and records of TorreyPines or any TorreyPines Subsidiary as being owned by TorreyPines or such TorreyPines Subsidiary. All of said assets are owned by TorreyPines or a TorreyPines Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of TorreyPines; and (iii) liens described in Part 2.6 of the TorreyPines Disclosure Schedule.

        2.7    Real Property; Leasehold.    Neither TorreyPines nor any TorreyPines Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the TorreyPines Disclosure Schedule which are in full force and effect and with no existing default thereunder.

        2.8    Intellectual Property.

        (a)   TorreyPines, directly or through a TorreyPines Subsidiary, owns, or has the right to use, sell or license, and has the right to bring actions for the infringement of, all TorreyPines IP Rights, except for any failure to own or have the right to use, sell or license that would not reasonably be expected to have a TorreyPines Material Adverse Effect.

        (b)   Part 2.8(b) of the TorreyPines Disclosure Schedule is an accurate, true and complete listing of all TorreyPines Registered IP.

        (c)   Part 2.8(c) of the TorreyPines Disclosure Schedule accurately identifies (i) all TorreyPines IP Rights licensed to TorreyPines (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of TorreyPines' products or services); (ii) the corresponding TorreyPines Contracts pursuant to which such TorreyPines IP Rights are licensed to TorreyPines; and (iii) whether the license or licenses granted to TorreyPines are exclusive or non-exclusive.

        (d)   Part 2.8(d) of the TorreyPines Disclosure Schedule accurately identifies each TorreyPines Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any TorreyPines IP Rights. TorreyPines is not bound by, and no TorreyPines IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of TorreyPines to use, exploit, assert, or enforce any TorreyPines IP Rights anywhere in the world.

        (e)   TorreyPines exclusively owns all right, title, and interest to and in TorreyPines IP Rights (other than TorreyPines IP Rights exclusively licensed to TorreyPines, as identified in Part 2.8(c) of the TorreyPines Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the TorreyPines Contracts listed in Part 2.8(d) of the TorreyPines Disclosure Schedule). Without limiting the generality of the foregoing:

          (i)    To the Knowledge of TorreyPines, all documents and instruments necessary to register or apply for or renew registration of TorreyPines Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

          (ii)   Each Person who is or was an employee or contractor of TorreyPines and who is or was involved in the creation or development of any TorreyPines IP Rights has signed a valid, enforceable agreement containing an assignment of Intellectual Property to TorreyPines and confidentiality provisions protecting trade secrets and confidential information of TorreyPines. No current or former stockholder, officer, director, or employee of TorreyPines has any claim, right (whether or not currently exercisable), or interest to or in any TorreyPines IP Rights. No employee of TorreyPines is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for TorreyPines or (b) in breach of any Contract with any former employer or other Person concerning TorreyPines IP Rights or confidentiality provisions protecting trade secrets and confidential information in TorreyPines IP Rights.

          (iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any TorreyPines IP Rights in which TorreyPines has an ownership interest.

          (iv)  TorreyPines has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that TorreyPines holds, or purports to hold, as a trade secret.

          (v)   TorreyPines has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any TorreyPines IP Rights to any other Person.

          (vi)  TorreyPines is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate TorreyPines to grant or offer to any other Person any license or right to any TorreyPines IP Rights.

          (vii) To the Knowledge of TorreyPines, the TorreyPines IP Rights constitute all Intellectual Property necessary for TorreyPines to conduct its business as currently conducted and planned to be conducted.

        (f)    TorreyPines has delivered, or made available to Axonyx, a complete and accurate copy of all TorreyPines IP Rights Agreements. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not constitute a breach of any TorreyPines IP Rights Agreement, will not cause the forfeiture or termination of or Encumbrance upon, or give rise to a right of forfeiture or termination of or Encumbrance upon, any TorreyPines IP Rights or impair the right of TorreyPines or the Surviving Corporation and its Subsidiaries to use, sell or license any TorreyPines IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in a TorreyPines Material Adverse Effect. With respect to each of the TorreyPines IP Rights Agreements: (i) each such agreement is valid and binding on TorreyPines or its Subsidiaries, as applicable, and in full force and effect; (ii) TorreyPines has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) TorreyPines and its Subsidiaries, and to the Knowledge of TorreyPines, any other party to such agreement, is not in breach or default thereof in any material respect

        (g)   Except as set forth on Part 2.8(g) of the TorreyPines Disclosure Schedule, to the Knowledge of TorreyPines, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by TorreyPines violates any license or agreement between TorreyPines or its Subsidiaries and any third party or, to the Knowledge of TorreyPines, infringes or misappropriates any Intellectual Property right of any other party, which infringement or misappropriation would reasonably be expected to have a TorreyPines Material Adverse Effect. TorreyPines has disclosed in correspondence to Axonyx the third-party patents and patent applications found during all freedom to operate searches that were conducted by TorreyPines. To the Knowledge of TorreyPines, no third party is infringing upon, or violating any license or agreement with TorreyPines or its Subsidiaries relating to any TorreyPines IP Rights. There is no current, pending or, to the Knowledge of TorreyPines, threatened challenge, claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any TorreyPines IP Rights, nor has TorreyPines received any written notice asserting that any TorreyPines IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other party.

        (h)   Each item of TorreyPines IP Rights that is TorreyPines Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of TorreyPines Registered IP in full force and effect have been made by the applicable deadline.

        (i)    No trademark (whether registered or unregistered) or trade name owned, used, or applied for by TorreyPines conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which TorreyPines has or purports to have an ownership interest has been impaired.

        (j)    Except as may be set forth in the Contracts listed on Parts 2.8(c) or 2.8(d) of the TorreyPines Disclosure Schedule, TorreyPines is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim. TorreyPines has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

        2.9    Agreements, Contracts and Commitments.    Part 2.9 of the TorreyPines Disclosure Schedule identifies:

        (a)   each TorreyPines Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

        (b)   each TorreyPines Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by TorreyPines or its Subsidiaries on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit TorreyPines' or TorreyPines' Subsidiaries' ability to terminate employees at will;

        (c)   each TorreyPines Contract relating to any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

        (d)   each TorreyPines Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between TorreyPines and any of its respective officers or directors;

        (e)   each TorreyPines Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of TorreyPines or its Subsidiaries to engage in any line of business or compete with any Person;

        (f)    each TorreyPines Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

        (g)   each TorreyPines Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

        (h)   each TorreyPines Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any Encumbrances with respect to any assets of TorreyPines or any TorreyPines Subsidiary or any loans or debt obligations with officers or directors of TorreyPines;

        (i)    each TorreyPines Contract relating to (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of TorreyPines (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which TorreyPines or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which TorreyPines or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by TorreyPines or such TorreyPines Subsidiary; or (iv) any agreement, contract or commitment currently in force to license any third party to manufacture or produce any TorreyPines product, service or technology or any agreement, contract or commitment currently in force to sell, distribute or commercialize any TorreyPines products or service except agreements with distributors or sales representatives in the Ordinary Course of Business;

        (j)    each TorreyPines Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to TorreyPines in connection with the Contemplated Transactions; or

        (k)   any other agreement, contract or commitment (i) which involves payment or receipt by TorreyPines or its Subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that is material to the business or operations of TorreyPines and its Subsidiaries.

TorreyPines has delivered or made available to Axonyx accurate and complete (except for applicable redactions thereto) copies of all material written TorreyPines Contracts, including all amendments thereto. There are no TorreyPines Contracts that are not in written form. Except as set forth on Part 2.9 of the TorreyPines Disclosure Schedule, neither TorreyPines nor any of its Subsidiaries has, nor to TorreyPines' Knowledge, as of the date of this Agreement has any other party to a TorreyPines Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which TorreyPines or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (k) above (any such agreement, contract or commitment, a "TorreyPines Material Contract") in such manner as would permit any other party to cancel or terminate any such TorreyPines Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a TorreyPines Material Adverse Effect. As to TorreyPines and its Subsidiaries, as of the date of this Agreement, each TorreyPines Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from TorreyPines, any TorreyPines Subsidiary, the Surviving Corporation or Axonyx or any Axonyx Subsidiary to any Person under any TorreyPines Contract or give any Person the right to terminate or alter the provisions of any TorreyPines Contract. No Person is renegotiating, or has a right pursuant to the terms of any TorreyPines Material Contract to renegotiate, any amount paid or payable to TorreyPines under any TorreyPines Material Contract or any other material term or provision of any TorreyPines Material Contract. Part 2.9 of the TorreyPines Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by TorreyPines (other than term sheets and proposals provided by TorreyPines or to TorreyPines by any party related to the subject matter of this transaction or an Acquisition Proposal made prior to the date hereof) that if entered into by TorreyPines or any TorreyPines Subsidiary would be a TorreyPines Material Contract.

        2.10    Liabilities.    As of the date hereof, neither TorreyPines nor any TorreyPines Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a "Liability"), individually or in the aggregate, except for: (a) Liabilities identified as such in the "liabilities" column of the TorreyPines Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by TorreyPines or its Subsidiaries since the date of the TorreyPines Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance of obligations of TorreyPines or any TorreyPines Subsidiary under TorreyPines Contracts; and (d) Liabilities described in Part 2.10 of the TorreyPines Disclosure Schedule.

        2.11    Compliance; Permits; Restrictions.

        (a)   TorreyPines and each TorreyPines Subsidiary are, and since January 1, 2003 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of TorreyPines, threatened against TorreyPines or any TorreyPines Subsidiary, nor has any Governmental Body or authority indicated to TorreyPines an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon TorreyPines or any TorreyPines Subsidiary which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of TorreyPines or any TorreyPines Subsidiary, any acquisition of material property by TorreyPines or any TorreyPines Subsidiary or the conduct of business by TorreyPines or any TorreyPines Subsidiary as currently conducted, (ii) may have an adverse effect on TorreyPines' ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

        (b)   TorreyPines and the TorreyPines Subsidiaries hold all Governmental Authorizations which are material to the operation of the business of TorreyPines (collectively, the "TorreyPines Permits"). Part 2.11(b) of the TorreyPines Disclosure Schedule identifies each TorreyPines Permit. Each of TorreyPines and each TorreyPines Subsidiary is in compliance with the terms of the TorreyPines Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of TorreyPines, threatened, which seeks to revoke, limit, suspend, or materially modify any TorreyPines Permit. The rights and benefits of each material TorreyPines Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by TorreyPines and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

        (c)   There are no proceedings pending or threatened with respect to an alleged violation by TorreyPines or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act ("FDCA"), Food and Drug Administration ("FDA") regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products ("Drug Regulatory Agency").

        (d)   TorreyPines holds all Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of TorreyPines as currently conducted and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates, including NGX-424, NGX-426, NGX-267 and NGX-292 (the "TorreyPines Product Candidates") (the "TorreyPines Regulatory Permits") and no such TorreyPines Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. TorreyPines is in compliance in all material respects with the TorreyPines Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any TorreyPines Regulatory Permit or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any TorreyPines Regulatory Permit. Except for the information and files identified in Part 2.11(d) of the TorreyPines Disclosure Schedule, TorreyPines has made available to Axonyx all information in its possession or control relating to the TorreyPines Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the TorreyPines Product Candidates, including without limitation, complete and correct copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

        (e)   All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, TorreyPines or in which TorreyPines or its current products or product candidates, including the TorreyPines Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. TorreyPines has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring the termination, suspension or material modification of any clinical studies conducted by or on behalf of, or sponsored by, TorreyPines or in which TorreyPines or its current products or product candidates, including the TorreyPines Product Candidates, have participated.

        2.12    Tax Matters.

        (a)   TorreyPines and any TorreyPines Subsidiary have timely filed all Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither TorreyPines nor any TorreyPines Subsidiary are currently the beneficiaries of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where TorreyPines or any TorreyPines Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

        (b)   All Taxes due and owing by TorreyPines or any TorreyPines Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of TorreyPines and any TorreyPines Subsidiary (A) did not, as of the date of the TorreyPines Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the TorreyPines Unaudited Interim Balance Sheet (rather than any notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TorreyPines in filing its Tax Returns. Since the date of the TorreyPines Unaudited Interim Balance Sheet, neither TorreyPines nor any TorreyPines Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

        (c)   TorreyPines and each TorreyPines Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (d)   There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of TorreyPines or any TorreyPines Subsidiary.

        (e)   Neither TorreyPines nor any TorreyPines Subsidiary has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against TorreyPines or any TorreyPines Subsidiary. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of TorreyPines to act on behalf of TorreyPines)with respect to any Taxes of TorreyPines or any TorreyPines Subsidiary has been filed or executed with any Governmental Body. There are no matters under discussion with any Governmental Body, or known to TorreyPines or any TorreyPines Subsidiary with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to TorreyPines or any TorreyPines Subsidiary. TorreyPines has delivered or made available to Axonyx complete and accurate copies of all Tax Returns of TorreyPines and each TorreyPines Subsidiary (and predecessors of each) for the years ended December 31, 2003, 2004 and 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by TorreyPines and each TorreyPines Subsidiary since December 31, 2001. Neither TorreyPines nor any TorreyPines Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

        (f)    All material elections with respect to Taxes affecting TorreyPines or any TorreyPines Subsidiary as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Axonyx, are set forth on Schedule 2.12(f). TorreyPines (and any TorreyPines Subsidiary) (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of TorreyPines or any TorreyPines Subsidiary; (ii) has not agreed, nor is TorreyPines or any TorreyPines Subsidiary required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, nor is TorreyPines or any TorreyPines Subsidiary required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has not made nor will make a consent dividend election under Section 565 of the Code; (vi) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (vii) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision.

        (g)   TorreyPines has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (h)   Neither TorreyPines nor any TorreyPines Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements).

        (i)    Neither TorreyPines nor any TorreyPines Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is TorreyPines) for federal, state, local or foreign Tax purposes. Neither TorreyPines nor any TorreyPines Subsidiary have any Liability for the Taxes of any Person (other than TorreyPines and any TorreyPines Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (j)    Neither TorreyPines nor any TorreyPines Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

        (k)   Neither TorreyPines nor any TorreyPines Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (v) is a "passive foreign investment company" within the meaning of Section 1297 of the Code.

        (l)    Neither TorreyPines nor any TorreyPines Subsidiary has entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2). Neither TorreyPines nor any TorreyPines Subsidiary has entered into any transaction (i) that would result in a substantial understatement of federal income tax within the meaning of Section 6662 of the Code if the treatment claimed by TorreyPines were disallowed and (ii) for which there is no substantial authority for TorreyPines' tax treatment of such transaction or for which TorreyPines has not disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

        (m)  Neither TorreyPines nor any TorreyPines Subsidiary has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        2.13    Employee and Labor Matters; Benefit Plans.

        (a)   TorreyPines has provided to Axonyx, with respect to each employee of TorreyPines and each TorreyPines Subsidiary (including any employee of TorreyPines or any TorreyPines Subsidiary who is on a leave of absence or on layoff status):

          (i)    the name of such employee;

          (ii)   such employee's title; and

          (iii) such employee's annualized compensation as of the date of this Agreement.

        (b)   The employment of each of the TorreyPines and TorreyPines Subsidiary employees is terminable by TorreyPines or the applicable TorreyPines Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law). TorreyPines has made available to Axonyx accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of TorreyPines Associates to the extent currently effective and material.

        (c)   To the Knowledge of TorreyPines, no Key Employee of TorreyPines or any TorreyPines Subsidiary intends to terminate his or her employment with TorreyPines or the applicable TorreyPines Subsidiary, nor has any such employee threatened or expressed any intention to do so.

        (d)   Neither TorreyPines nor any TorreyPines Subsidiary is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of TorreyPines, seeking to represent any employees of TorreyPines or any TorreyPines Subsidiary.

        (e)   There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting TorreyPines or any TorreyPines Subsidiary or any of its employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

        (f)    Neither TorreyPines nor any TorreyPines Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of TorreyPines, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers' compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any TorreyPines Associate, including charges of unfair labor practices or discrimination complaints, except for routine claims and disputes in the Ordinary Course of Business

        (g)   Part 2.13(g) of the TorreyPines Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of TorreyPines or any TorreyPines Subsidiary (or any trade or business (whether or not incorporated) which is a TorreyPines Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, TorreyPines, any TorreyPines Subsidiary or any TorreyPines Affiliate, or under which TorreyPines or any TorreyPines Subsidiary or any TorreyPines Affiliate has incurred or may incur any liability (each, a "TorreyPines Employee Plan"). Part 2.13(g) of the TorreyPines Disclosure Schedule sets forth all amounts owed to any employee or consultant of TorreyPines or any TorreyPines Subsidiary, under any severance arrangement with TorreyPines, as a result of the consummation of the Merger or the Contemplated Transactions.

        (h)   With respect to each TorreyPines Employee Plan, TorreyPines has made available to Axonyx a true and complete copy of, to the extent applicable, (i) such TorreyPines Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such TorreyPines Employee Plan, (iv) the most recent summary plan description for each TorreyPines Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of TorreyPines, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any TorreyPines Employee Plan.

        (i)    Each TorreyPines Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination with respect to such qualified status from the Internal Revenue Service. To the Knowledge of TorreyPines, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such TorreyPines Employee Plan or the exempt status of any related trust.

        (j)    Each TorreyPines Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

        (k)   Neither TorreyPines nor any TorreyPines Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither TorreyPines nor any TorreyPines Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any TorreyPines Employee Plan subject to ERISA and neither TorreyPines nor any TorreyPines Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

        (l)    Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to TorreyPines or any TorreyPines Subsidiary, all contributions required to be made under the terms of each TorreyPines Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected (to the extent required by GAAP) on the most recent consolidated balance sheet filed.

        (m)  Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to TorreyPines or any TorreyPines Subsidiary, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any TorreyPines Employee Plan (excluding claims for benefits incurred in the ordinary course of business) that is pending or to the Knowledge of TorreyPines threatened against TorreyPines, any TorreyPines Subsidiary or any TorreyPines Employee Plan, and neither TorreyPines nor any TorreyPines Subsidiary has received any notice of, an audit or investigation of any TorreyPines Employee Plan by the Internal Revenue Service or Department of Labor.

        (n)   No TorreyPines Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither TorreyPines nor any TorreyPines Subsidiary or TorreyPines Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No TorreyPines Employee Plan is a Multiemployer Plan, and neither TorreyPines nor any TorreyPines Subsidiary or TorreyPines Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No TorreyPines Employee Plan is a Multiple Employer Plan.

        (o)   No TorreyPines Employee Plan (other than to the extent set forth in an employment, retention, change in control, deferred compensation or severance agreement or arrangement between TorreyPines or any TorreyPines Subsidiary and any present or former employee or director) provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a TorreyPines Employee Plan qualified under Section 401(a) of the Code.

        (p)   Neither TorreyPines nor any TorreyPines Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

        2.14    Environmental Matters.    TorreyPines and each TorreyPines Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by TorreyPines of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither TorreyPines nor any TorreyPines Subsidiary has received since January 1, 2003 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that TorreyPines or any TorreyPines Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of TorreyPines, there are no circumstances that may prevent or interfere with TorreyPines' compliance with any Environmental Law in the future. To the Knowledge of TorreyPines: (i) no current or prior owner of any property leased or controlled by TorreyPines has received since January 1, 2003 any written notice or other communication relating to property owned or leased at any time by TorreyPines, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or TorreyPines is not in compliance with or violated any Environmental Law relating to such property and (ii) it has no material liability under any Environmental Law.

        2.15    Insurance.

        (a)   TorreyPines has delivered to Axonyx accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of TorreyPines and each TorreyPines Subsidiary. Each of such insurance policies is in full force and effect and TorreyPines and each TorreyPines Subsidiary are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2004, neither TorreyPines nor any TorreyPines Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of TorreyPines or any TorreyPines Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of TorreyPines and each TorreyPines Subsidiary is accurate and complete. TorreyPines and each TorreyPines Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against TorreyPines or any TorreyPines Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed TorreyPines or any TorreyPines Subsidiary of its intent to do so.

        (b)   TorreyPines has made available to Axonyx accurate and complete copies of the existing policies (primary and excess) of directors' and officers' liability insurance maintained by TorreyPines and each TorreyPines Subsidiary as of the date of this Agreement (the "Existing TorreyPines D&O Policies"). Part 2.15(b) of the TorreyPines Disclosure Schedule accurately sets forth the most recent annual premiums paid by TorreyPines and each TorreyPines Subsidiary with respect to the Existing TorreyPines D&O Policies.

        2.16    Affiliates.    Part 2.16 of the TorreyPines Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of TorreyPines as of the date of this Agreement. Since January 1, 2006, there have been no transactions between TorreyPines or any TorreyPines Subsidiary and any Person who is an affiliate of TorreyPines or any TorreyPines Subsidiary.

        2.17    Legal Proceedings; Orders.

        (a)   Except as set forth on Part 2.17 of the TorreyPines Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of TorreyPines) no Person has threatened to commence any Legal Proceeding: (i) that involves TorreyPines or any of its Subsidiaries, any TorreyPines Associate (in

his or her capacity as such) or any of the material assets owned or used by TorreyPines or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of TorreyPines, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 2.17 of the TorreyPines Disclosure Schedule, TorreyPines has provided Axonyx or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. TorreyPines has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

        (b)   There is no order, writ, injunction, judgment or decree to which TorreyPines or any TorreyPines Subsidiary, or any of the assets owned or used by TorreyPines or any TorreyPines Subsidiary, is subject. To the Knowledge of TorreyPines, no officer or other Key Employee of TorreyPines or any TorreyPines Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of TorreyPines or any TorreyPines Subsidiary or to any material assets owned or used by TorreyPines or any TorreyPines Subsidiary.

        2.18    Authority; Binding Nature of Agreement.    TorreyPines and each TorreyPines Subsidiary has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of TorreyPines (at one or more meetings duly called and held) has: (a) determined that the Merger is advisable and fair to and in the best interests of TorreyPines and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; and (c) recommended the adoption and approval of this Agreement by the holders of TorreyPines Common Stock and TorreyPines Preferred Stock and directed that this Agreement and the Merger be submitted for consideration by TorreyPines' stockholders at the TorreyPines Stockholders' Meeting (as defined in Section 5.2). This Agreement has been duly executed and delivered by TorreyPines and assuming the due authorization, execution and delivery by Axonyx, constitutes the legal, valid and binding obligation of TorreyPines, enforceable against TorreyPines in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the TorreyPines Stockholder Voting Agreements, the Board of Directors of TorreyPines approved the TorreyPines Stockholder Voting Agreements and the transactions contemplated thereby.

        2.19    Inapplicability of Anti-takeover Statutes.    The Board of Directors of TorreyPines has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the TorreyPines Stockholder Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the TorreyPines Stockholder Voting Agreements or any of the other Contemplated Transactions.

        2.20    Vote Required.    The affirmative vote (the "TorreyPines Stockholder Approval") of the holders of (i) the holders of a majority of the shares of TorreyPines Common Stock and TorreyPines Preferred Stock outstanding on the record date for the TorreyPines Stockholders' Meeting and entitled to vote thereon, voting as a single class and (ii) two-thirds of the outstanding TorreyPines Preferred Stock, voting together as a single class, (the "Required TorreyPines Stockholder Vote") is the only vote of the holders of any class or series of TorreyPines Capital Stock necessary to adopt or approve this Agreement and approve the Merger.

        2.21    Non-Contravention; Consents.    Subject to compliance with the HSR Act and any foreign antitrust Legal Requirement, obtaining the Required TorreyPines Stockholder Vote for the applicable Contemplated Transactions and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by TorreyPines, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

        (a)   contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of TorreyPines, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of TorreyPines;

        (b)   contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which TorreyPines or its Subsidiaries, or any of the assets owned or used by TorreyPines or its Subsidiaries, is subject;

        (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by TorreyPines or its Subsidiaries or that otherwise relates to the business of TorreyPines or its Subsidiaries or to any of the assets owned or used by TorreyPines or its Subsidiaries;

        (d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any TorreyPines Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any TorreyPines Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such TorreyPines Contract; (iii) accelerate the maturity or performance of any TorreyPines Contract; or (iv) cancel, terminate or modify any term of any TorreyPines Contract, except, in the case of any TorreyPines Material Contract, any non-material breach, default, penalty or modification and, in the case of all other TorreyPines Contracts, any breach, default, penalty or modification that would not result in a TorreyPines Material Adverse Effect;

        (e)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by TorreyPines or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of TorreyPines); or

        (f)    result in, or increase the likelihood of, the transfer of any material asset of TorreyPines or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 2.21 of the TorreyPines Disclosure Schedule under any TorreyPines Contract, (ii) the approval of this Agreement and the Contemplated Transactions by TorreyPines' stockholders, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any required filings under the HSR Act and any foreign antitrust Legal Requirement and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither TorreyPines nor any of its Subsidiaries was, is, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

        2.22    Bank Accounts; Receivables.

        (a)   Part 2.22(a) of the TorreyPines Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of TorreyPines or any TorreyPines Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of May 31, 2006 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

        (b)   All existing accounts receivable of TorreyPines or any TorreyPines Subsidiary (including those accounts receivable reflected on the TorreyPines Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the TorreyPines Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of TorreyPines or any TorreyPines Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the TorreyPines Unaudited Interim Balance Sheet.

        2.23    No Financial Advisor.    No broker, finder or investment banker is entitled to any brokerage fee, finder's fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of TorreyPines or any of its Subsidiaries.

  Section 3. REPRESENTATIONS AND WARRANTIES OF AXONYX AND MERGER SUB

        Axonyx and Merger Sub represent and warrant to TorreyPines as follows, except as set forth in the written disclosure schedule delivered by Axonyx to TorreyPines (the "Axonyx Disclosure Schedule"). The Axonyx Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any section or subsection of the Axonyx Disclosure Schedule shall qualify other sections and subsections in this Section 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Axonyx Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Axonyx Material Adverse Effect, or is outside the Ordinary Course of Business.

        3.1    Subsidiaries; Due Organization; Etc.

        (a)   Axonyx has no Subsidiaries, except for Merger Sub and the Entities identified in Part 3.1(a) of the Axonyx Disclosure Schedule; and neither Axonyx nor any of the other Entities identified in Part 3.1(a) of the Axonyx Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than Merger Sub and the Entities identified in Part 3.1(a) of the Axonyx Disclosure Schedule. Axonyx has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Axonyx has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

        (b)   Each of Axonyx and the Axonyx Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

        (c)   Each of Axonyx and the Axonyx Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Axonyx Material Adverse Effect.

        3.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct.    Axonyx has delivered to TorreyPines accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for Axonyx and each Axonyx Subsidiary. Part 3.2 of the Axonyx Disclosure Schedule lists, and Axonyx has delivered to TorreyPines, accurate and complete copies of: (a) the charters of all committees of Axonyx's board of directors; and (b) any code of conduct or similar policy adopted by Axonyx or by the board of directors, or any committee of the board of directors, of Axonyx.

        3.3    Capitalization, Etc.

        (a)   The authorized capital stock of Axonyx consists of: (i) 150,000,000 shares of Axonyx Common Stock, par value $0.001 per share, of which 53,680,721 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 15,000,000 shares of Axonyx Preferred Stock, par value $0.001 per share, of which 100,000 shares have been designated as Series A Preferred Stock, no shares of which have been issued or are outstanding as of the date of this Agreement. Axonyx does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Axonyx Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Axonyx Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Axonyx Common Stock is subject to any right of first refusal in favor of Axonyx. Except as contemplated herein and except as identified on Part 3.3(a)(i) of the Axonyx Disclosure Schedule there is no Axonyx Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Axonyx Common Stock. Axonyx is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Axonyx Common Stock or other securities. Part 3.3(a)(ii) of the Axonyx Disclosure Schedule accurately and completely describes all repurchase rights held by Axonyx with respect to shares of Axonyx Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

        (b)   Except for the Axonyx 1998 Stock Option Plan and the Axonyx 2000 Stock Option Plan, as amended (collectively, the "Axonyx Stock Plans"), or except as set forth on Section 3.3(b) of the Axonyx Disclosure Schedule, Axonyx does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. As of the date of this Agreement: (i) 100,000 shares of Axonyx Series A Preferred Stock are reserved for future issuance upon exercise of the Rights issued pursuant to the Rights Agreement, dated as of May 13, 2005, by and between Axonyx and Nevada Agency & Trust Co. as Rights Agent (the "Rights Agreement"); (ii) 1,049,600 shares of Axonyx Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Axonyx 1998 Stock Option Plan; (iii) 3,867,519 shares of Axonyx Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Axonyx 2000 Stock Option Plan, as amended; (iv) 2,998,481 shares of Axonyx Common Stock are reserved for future issuance pursuant to stock options not yet granted under the Axonyx Stock Plans; (v) 237,500 shares of Axonyx Common Stock are subject to issuance pursuant to stock options granted and outstanding outside of the Axonyx Stock Plans and (vi) 7,083,116 shares of Axonyx Common Stock are reserved for future issuance pursuant to warrants to purchase Axonyx Common Stock ("Axonyx Warrants"). Part 3.3(b) of the Axonyx Disclosure Schedule sets forth the following information with respect to each Axonyx Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Axonyx Common Stock subject to such Axonyx

Option at the time of grant; (C) the number of shares of Axonyx Common Stock subject to such Axonyx Option as of the date of this Agreement; (D) the exercise price of such Axonyx Option; (E) the date on which such Axonyx Option was granted; (F) the applicable vesting schedule, and the extent to which such Axonyx Option is vested and exercisable as of the date of this Agreement; (G) the date on which such Axonyx Option expires; and (H) whether such Axonyx Option is an "incentive stock option" (as defined in the Code) or a non-qualified stock option. Axonyx has made available to TorreyPines accurate and complete copies of all stock option plans pursuant to which Axonyx has ever granted stock options, the forms of all stock option agreements evidencing such options and evidence of board and stockholder approval of any of the Axonyx Stock Plans and amendments thereto.

        (c)   Except for the Rights Agreement and the outstanding Axonyx Warrants and Axonyx Options, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Axonyx; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Axonyx; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Axonyx is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Axonyx. There are not outstanding or authorized stock appreciation, phantom stock, profit participating or other similar rights with respect to Axonyx.

        (d)   All outstanding shares of Axonyx Common Stock and options, warrants and other securities of Axonyx have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Axonyx has delivered to TorreyPines accurate and complete copies of all Axonyx Warrants.

        (e)   All of the outstanding shares of capital stock of each of Axonyx's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Axonyx, free and clear of any Encumbrances.

        3.4    SEC Filings; Financial Statements.

        (a)   Axonyx has delivered to TorreyPines accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Axonyx with the SEC since January 1, 2003 (the "Axonyx SEC Documents"), other than such documents that can be obtained on the SEC's website at www.sec.gov. Except as set forth on Part 3.4 of the Axonyx Disclosure Schedule, all statements, reports, schedules, forms and other documents required to have been filed by Axonyx or its officers with the SEC have been so filed on a timely basis. None of Axonyx's Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Axonyx SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Axonyx SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Axonyx SEC Documents (collectively, the "Certifications") are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Section 3, the term "file" and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

        (b)   Axonyx maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Axonyx is made known on a timely basis to the individuals responsible for the preparation of Axonyx's filings with the SEC and other public disclosure documents. Axonyx is in compliance with the applicable listing and other rules and regulations of the NASDAQ Stock Market and has not since April 3, 2000 received any notice from the NASDAQ Stock Market asserting any non-compliance with such rules and regulations.

        (c)   The consolidated financial statements (including any related notes) contained or incorporated by reference in the Axonyx SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Axonyx and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Axonyx and its consolidated Subsidiaries for the periods covered thereby.

        (d)   Axonyx's auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) "independent" with respect to Axonyx and its Subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of Axonyx, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Part 3.4(d) of the Axonyx Disclosure Schedule contains an accurate and complete description of all non-audit services performed by Axonyx's auditors for Axonyx and its Subsidiaries since May 6, 2003 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.

        (e)   Each of Axonyx and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Axonyx maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting purposes.

        (f)    Part 3.4(f) of the Axonyx Disclosure Schedule lists, and Axonyx has delivered to TorreyPines accurate and complete copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by Axonyx since December 31, 2003.

        (g)   From January 1, 2003, through the date hereof, Axonyx has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Axonyx Common Stock on the NASDAQ Stock Market. The SEC has informed Axonyx that it has no further comments with regard to the unresolved comments noted in the Axonyx SEC Documents.

        (h)   Since January 1, 2003, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Axonyx, Axonyx's Board of Director or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

        (i)    In connection with each private placement of Axonyx equity securities (each, a "Private Placement") (i) Axonyx has filed all registration statements required to be filed with the SEC by Axonyx pursuant to the agreement between Axonyx and the investors in such Private Placement (each a "Private Placement Agreement") within the time period required by such Private Placement Agreement and each such registration statement was declared effective by the SEC within the time period required by the Private Placement Agreement and (ii) Axonyx has caused each such registration statement to remain effective for the time period required by the Private Placement Agreement. Axonyx has not incurred any penalty for failure to comply with any requirement under any Private Placement Agreement.

        3.5    Absence of Changes.    Except as set forth on Part 3.5 of the Axonyx Disclosure Schedule, since the date of the Axonyx Unaudited Interim Balance Sheet:

        (a)   there has not been any Axonyx Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Axonyx Material Adverse Effect;

        (b)   there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Axonyx or any Axonyx Subsidiary (whether or not covered by insurance);

        (c)   Axonyx has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

        (d)   Axonyx has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Axonyx Common Stock issued upon the valid exercise of outstanding Axonyx Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Axonyx Options identified in Part 3.3(b) of the Axonyx Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

        (e)   Axonyx has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any of the Axonyx Stock Plans; (ii) any Axonyx Option or any Contract evidencing or relating to any Axonyx Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

        (f)    there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Axonyx or any Axonyx Subsidiaries, and neither Axonyx nor any Axonyx Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (g)   Neither Axonyx nor any Axonyx Subsidiary has formed any Subsidiary other than Merger Sub or acquired any equity interest or other interest in any other Entity;

        (h)   Neither Axonyx nor any Axonyx Subsidiary: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness for borrowed money; or (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iii) guaranteed any debt securities of others; or (iv) made any capital expenditure or commitment in excess of $100,000;

        (i)    Neither Axonyx nor any Axonyx Subsidiary has, other than in the Ordinary Course of Business: (i) adopted, established or entered into any Axonyx Employee Plan; (ii) caused or permitted any Axonyx Employee Plan to be amended other than as required by law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

        (j)    Neither Axonyx nor any Axonyx Subsidiary has changed any of its methods of accounting or accounting practices;

        (k)   Neither Axonyx nor any Axonyx Subsidiary has made any Tax election, filed any material amendment to any Tax Return, adopted or changed any material accounting method in respect of Taxes, entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, settled or compromised any claim, notice, audit report or assessment in respect of Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

        (l)    Neither Axonyx nor any Axonyx Subsidiary has commenced or settled any Legal Proceeding;

        (m)  Neither Axonyx nor any Axonyx Subsidiary has entered into any material transaction outside the Ordinary Course of Business;

        (n)   Neither Axonyx nor any Axonyx Subsidiary has acquired any material asset nor sold, leased or otherwise irrevocably disposed of any of its assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the Ordinary Course of Business consistent with past practices;

        (o)   there has been no entry into, amendment or termination of any Axonyx Material Contract;

        (p)   there has been no (i) material change in pricing or royalties or other payments set or charged by Axonyx or any Axonyx Subsidiary to its customers or licensees, (ii) agreement by any of Axonyx or any Axonyx Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to any of Axonyx or any Axonyx Subsidiary, or (iii) as of the date of this Agreement, material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Axonyx or any Axonyx Subsidiary; and

        (q)   Neither Axonyx nor any Axonyx Subsidiary has negotiated, agreed or committed to take any of the actions referred to in clauses "(c)" through "(p)" above (other than negotiations between the Parties to enter into this Agreement).

        3.6    Title to Assets.    Each of Axonyx and the Axonyx Subsidiaries owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Axonyx Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the Ordinary Course of Business since the date of the Axonyx Unaudited Interim Balance Sheet); and (b) all other assets reflected in the books and records of Axonyx or any Axonyx Subsidiary as being owned by Axonyx or such Axonyx Subsidiary. All of said assets are owned by Axonyx or an Axonyx Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Axonyx; and (iii) liens described in Part 3.6 of the Axonyx Disclosure Schedule.

        3.7    Real Property; Leasehold.    Neither Axonyx nor any Axonyx Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.7 of the Axonyx Disclosure Schedule which are in full force and effect and with no existing default thereunder.

        3.8    Intellectual Property.

        (a)   Axonyx, directly or through an Axonyx Subsidiary, owns, or has the right to use, sell or license, and has the right to bring actions for the infringement of, all Axonyx IP Rights, except for any failure to own or have the right to use, sell or license that would not reasonably be expected to have a Axonyx Material Adverse Effect.

        (b)   Part 3.8(b) of the Axonyx Disclosure Schedule is an accurate, true and complete listing of all Axonyx Registered IP.

        (c)   Part 3.8(c) of the Axonyx Disclosure Schedule accurately identifies (i) all Axonyx IP Rights licensed to Axonyx (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of Axonyx's products or services); (ii) the corresponding Axonyx Contracts pursuant to which such Axonyx IP Rights are licensed to Axonyx; and (iii) whether the license or licenses granted to Axonyx are exclusive or non-exclusive.

        (d)   Part 3.8(d) of the Axonyx Disclosure Schedule accurately identifies each Axonyx Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Axonyx IP Rights. Axonyx is not bound by, and no Axonyx IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Axonyx to use, exploit, assert, or enforce any Axonyx IP Rights anywhere in the world.

        (e)   Axonyx exclusively owns all right, title, and interest to and in Axonyx IP Rights (other than Axonyx IP Rights exclusively licensed to Axonyx, as identified in Part 3.8(c) of the Axonyx Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the Axonyx Contracts listed in Part 3.8(d) of the Axonyx Disclosure Schedule). Without limiting the generality of the foregoing:

          (i)    To the Knowledge of Axonyx, all documents and instruments necessary to register or apply for or renew registration of Axonyx Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

          (ii)   Each Person who is or was an employee or contractor of Axonyx and who is or was involved in the creation or development of any Axonyx IP Rights has signed a valid, enforceable agreement containing an assignment of Intellectual Property to Axonyx and confidentiality provisions protecting trade secrets and confidential information of Axonyx. No current or former stockholder, officer, director, or employee of Axonyx has any claim, right (whether or not currently exercisable), or interest to or in any Axonyx IP Rights. No employee of Axonyx is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Axonyx or (b) in breach of any Contract with any former employer or other Person concerning Axonyx IP Rights or confidentiality provisions protecting trade secrets and confidential information in Axonyx IP Rights.

          (iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Axonyx IP Rights in which Axonyx has an ownership interest.

          (iv)  Axonyx has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that Axonyx holds, or purports to hold, as a trade secret.

          (v)   Axonyx has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Axonyx IP Rights to any other Person.

          (vi)  Axonyx is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Axonyx to grant or offer to any other Person any license or right to any Axonyx IP Rights.

          (vii) To the Knowledge of Axonyx, the Axonyx IP Rights constitute all Intellectual Property necessary for Axonyx to conduct its business as currently conducted and planned to be conducted.

        (f)    Axonyx has delivered, or made available to TorreyPines, a complete and accurate copy of all Axonyx IP Rights Agreements. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not constitute a breach of any Axonyx IP Rights Agreement, will not cause the forfeiture or termination of or Encumbrance upon, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Axonyx IP Rights or impair the right of the Surviving Corporation and its Subsidiaries to use, sell or license any Axonyx IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in a Axonyx Material Adverse Effect. With respect to each of the Axonyx IP Rights Agreements: (i) each such agreement is valid and binding on Axonyx or its Subsidiaries, as applicable, and in full force and effect; (ii) Axonyx has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) Axonyx and its Subsidiaries, and to the Knowledge of Axonyx, any other party to such agreement, is not in breach or default thereof in any material respect.

        (g)   Except as set forth on Part 3.8(g) of the Axonyx Disclosure Schedule, to the Knowledge of Axonyx, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Axonyx violates any license or agreement between Axonyx or its Subsidiaries and any third party or, to the Knowledge of Axonyx, infringes or misappropriates any intellectual property right of any other party, which infringement or misappropriation would reasonably be expected to have a Axonyx Material Adverse Effect. Axonyx has disclosed in correspondence to Axonyx the third-party patents and patent applications found during all freedom to operate searches that were conducted by Axonyx. To the Knowledge of Axonyx, no third party is infringing upon, or violating any license or agreement with Axonyx or its Subsidiaries relating to any Axonyx IP Rights. There is no current, pending or, to the Knowledge of Axonyx, threatened challenge, claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Axonyx IP Rights, nor has Axonyx received any written notice asserting that any Axonyx IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other party.

        (h)   Each item of Axonyx IP Rights that is Axonyx Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Axonyx Registered IP in full force and effect have been made by the applicable deadline.

        (i)    No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Axonyx conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Axonyx has or purports to have an ownership interest has been impaired.

        (j)    Except as may be set forth in the Contracts listed on Parts 3.8(c) or 3.8(d) of the Axonyx Disclosure Schedule, Axonyx is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim. Axonyx has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

        3.9    Agreements, Contracts and Commitments.    Part 3.9 of the Axonyx Disclosure Schedule identifies:

        (a)   each Axonyx Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

        (b)   each Axonyx Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by Axonyx or its Subsidiaries on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit Axonyx's or the Subsidiaries' ability to terminate employees at will;

        (c)   each Axonyx Contract relating to any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as a termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

        (d)   each Axonyx Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Axonyx and any of its officers or directors;

        (e)   each Axonyx Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Axonyx or its Subsidiaries to engage in any line of business or compete with any Person;

        (f)    each Axonyx Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

        (g)   each Axonyx Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

        (h)   each Axonyx Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any Encumbrances with respect to any assets of Axonyx or any Axonyx Subsidiary or any loans or debt obligations with officers or directors of Axonyx;

        (i)    each Axonyx Contract relating to (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Axonyx, (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Axonyx or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Axonyx or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Axonyx or such Axonyx Subsidiary; or (iv) any agreement, contract or commitment currently in force to license any third party to manufacture or produce any Axonyx product, service or technology or any agreement, contract or commitment currently in force to sell, distribute or commercialize any Axonyx products or service except agreements with distributors or sales representatives in the Ordinary Course of Business;

        (j)    each Axonyx Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Axonyx in connection with the Contemplated Transactions; or

        (k)   any other agreement, contract or commitment (i) which involves payment or receipt by Axonyx or its Subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that is material to the business or operations of Axonyx and its Subsidiaries.

Axonyx has delivered or made available to TorreyPines accurate and complete (except for applicable redactions thereto) copies of all material written TorreyPines Contracts, including all amendments thereto. There are no Axonyx Contracts that are not in written form. Except as set forth on Part 3.9 of the Axonyx Disclosure Schedule, neither Axonyx nor any of its Subsidiaries has, nor to Axonyx's Knowledge, as of the date of this Agreement has any other party to a Axonyx Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Axonyx or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (j) above (any such agreement, contract or commitment, a "Axonyx Material Contract") in such manner as would permit any other party to cancel or terminate any such Axonyx Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Axonyx Material Adverse Effect. As to Axonyx and its Subsidiaries, as of the date of this Agreement, each Axonyx Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Axonyx, any Axonyx Subsidiary, the Surviving Corporation or TorreyPines or any TorreyPines Subsidiary to any Person under any Axonyx Contract or give any Person the right to terminate or alter the provisions of any Axonyx Contract. No Person is renegotiating, or has a right pursuant to the terms of any Axonyx Material Contract to renegotiate, any amount paid or payable to Axonyx under any Axonyx Material Contract or any other material term or provision of any Axonyx Material Contract. Part 3.9 of the Axonyx Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Axonyx (other than term sheets and proposals provided by Axonyx or to Axonyx by any party related to the subject matter of this transaction or an Acquisition Proposal made prior to the date hereof) that if entered into by Axonyx or any Axonyx Subsidiary would be a Axonyx Material Contract.

        3.10    Liabilities.

        (a)   As of the date hereof, neither Axonyx nor any of its Subsidiaries has any Liability, individually or in the aggregate, except for: (i) Liabilities identified as such in the "liabilities" column of the Axonyx Unaudited Interim Balance Sheet; (ii) normal and recurring current Liabilities that have been incurred by Axonyx or its Subsidiaries since the date of the Axonyx Unaudited Interim Balance Sheet in the Ordinary Course of Business, which are not in excess of $100,000 in the aggregate; (iii) Liabilities for performance of obligations of Axonyx or any Axonyx Subsidiary under Axonyx Contracts and (iii) Liabilities described in Part 3.10 of the Axonyx Disclosure Schedule.

        (b)   Part 3.10 of the Axonyx Disclosure Schedule sets forth a complete and correct detail of all ongoing obligations of Axonyx under (i) confidentiality agreements that include "non-solicitation" or "no-shop" provisions, and (ii) material transfer agreements, in each case to which Axonyx or any of its Subsidiaries is a party.

        3.11    Compliance; Permits; Restrictions.

        (a)   Axonyx and Axonyx Subsidiary are, and since January 1, 2003 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Axonyx, threatened against Axonyx or any Axonyx Subsidiaries, nor has any Governmental Body or authority indicated to Axonyx an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Axonyx or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Axonyx or any Axonyx Subsidiary, any acquisition of material property by Axonyx or any Axonyx Subsidiary or the conduct of business by Axonyx and any Subsidiary as currently conducted (ii) may have an adverse effect on Axonyx's ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

        (b)   Axonyx and the Axonyx Subsidiaries hold all Governmental Authorizations which are material to the operation of their businesses (collectively, the "Axonyx Permits"). Part 3.11(b) of the Axonyx Disclosure Schedule identifies each Axonyx Permit. Each of Axonyx and each Axonyx Subsidiary is in compliance with the terms of the Axonyx Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Axonyx, threatened, which seeks to revoke, limit, suspend, or materially modify any Axonyx Permit. The rights and benefits of each material Axonyx Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Axonyx and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

        (c)   There are no proceedings pending or threatened with respect to an alleged violation by Axonyx or any of its Subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other Legal Requirements promulgated by any other Drug Regulatory Agency.

        (d)   Axonyx holds all Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Axonyx as currently conducted and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates, including Phenserine, Posiphen and Bisnorcymserine (the "Axonyx Product Candidates") (the "Axonyx Regulatory Permits") and no such Axonyx Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Axonyx is in compliance in all material respects with the Axonyx Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Axonyx Regulatory Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Axonyx Regulatory Permit. Except for the information and files identified in Part 3.11(d) of the Axonyx Disclosure Schedule, Axonyx has made available to TorreyPines all information in its possession or control relating to the Axonyx Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Axonyx Product Candidates, including without limitation, complete and correct copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

        (e)   All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Axonyx or in which Axonyx or its current products or product candidates, including the Axonyx Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 38 and 312. Axonyx has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring the termination, suspension or material modification of any clinical studies conducted by or on behalf of, or sponsored by, Axonyx or in which Axonyx or its current products or product candidates, including the Axonyx Product Candidates, have participated.

        3.12    Tax Matters.

        (a)   Axonyx and each Axonyx Subsidiary have timely filed all Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Axonyx nor any Axonyx Subsidiary are currently the beneficiaries of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Axonyx or any Axonyx Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

        (b)   All Taxes due and owing by Axonyx and each Axonyx Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Axonyx and each Axonyx Subsidiary (A) did not, as of the date of the Axonyx Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Axonyx Unaudited Interim Balance Sheet (rather than any notes thereto), and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Axonyx in filing its Tax Returns. Since the date of the Axonyx Unaudited Interim Balance Sheet, neither Axonyx nor any Axonyx Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

        (c)   Axonyx and each Axonyx Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (d)   There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of Axonyx or any Axonyx Subsidiary.

        (e)   Neither Axonyx nor any Axonyx Subsidiary has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against Axonyx or any Axonyx Subsidiary. No proceedings are pending or being conducted with respect to any Tax matter and no power of attorney (other than powers of attorney authorizing employees of Axonyx to act on behalf of Axonyx) with respect to any Taxes of Axonyx or any Axonyx Subsidiary has been filed or executed with any Governmental Body. There are no matters under discussion with any Governmental Body, or known to Axonyx or any Axonyx Subsidiary with respect to Taxes that are likely to result in an additional material Liability for Taxes with respect to Axonyx or any Axonyx Subsidiary. Axonyx has delivered or made available to TorreyPines complete and accurate copies of all Tax Returns of Axonyx and each Axonyx Subsidiary (and predecessors of each) for the years ended December 31, 2003, 2004 and 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Axonyx and each Axonyx Subsidiary since December 31, 2001. Neither Axonyx nor any Axonyx Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency nor has any request been made in writing for any such extension or waiver.

        (f)    All material elections with respect to Taxes affecting Axonyx or any Axonyx Subsidiary as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to TorreyPines, are set forth on Schedule 3.12(f). Axonyx (and each Axonyx Subsidiary) (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Axonyx or any Axonyx Subsidiary; (ii) has not agreed, nor is Axonyx or any Axonyx Subsidiary required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, nor is Axonyx or any Axonyx Subsidiary required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired nor owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has not made nor will make a consent dividend election under Section 565 of the Code; (vi) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; and (vii) has not made any of the foregoing elections nor is required to apply any of the foregoing rules under any comparable state or local Tax provision.

        (g)   Axonyx has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (h)   Neither Axonyx nor any Axonyx Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity agreements other than employee tax equalization agreements).

        (i)    Neither Axonyx nor any Axonyx Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Axonyx) for federal, state, local or foreign Tax purposes. Neither Axonyx nor any Axonyx Subsidiary have any Liability for the Taxes of any Person (other than Axonyx and any Axonyx Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (j)    Neither Axonyx nor any Axonyx Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

        (k)   Neither Axonyx nor any Axonyx Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (v) is a "passive foreign investment company" within the meaning of Section 1297 of the Code.

        (l)    Neither Axonyx nor any Axonyx Subsidiary has entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulations §§ 1.6011-4(b)(2) or 301.6111-2(b)(2). Neither Axonyx nor any Axonyx Subsidiary has entered into any transaction (i) that would result in a substantial understatement of federal income tax within the meaning of Code Section 6662 if the treatment claimed by Axonyx were disallowed and (ii) for which there is no substantial authority for Axonyx's tax treatment of such transaction or for which Axonyx has not disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

        (m)  Neither Axonyx nor any Axonyx Subsidiary has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        3.13    Employee and Labor Matters; Benefit Plans.

        (a)   Axonyx has provided to TorreyPines, with respect to each employee of Axonyx and each Axonyx Subsidiary (including any employee of Axonyx or an Axonyx Subsidiary who is on a leave of absence or on layoff status):

          (i)    the name of such employee;

          (ii)   such employee's title; and

          (iii) such employee's annualized compensation as of the date of this Agreement.

        (b)   The employment of Axonyx's and each Axonyx Subsidiary's employees is terminable by Axonyx or such Axonyx Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law). Axonyx has made available to TorreyPines accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Axonyx Associates to the extent currently effective and material.

        (c)   To the Knowledge of Axonyx, no Key Employee of Axonyx or any Axonyx Subsidiary intends to terminate his or her employment with Axonyx or such Axonyx Subsidiary, nor has any such Key Employee threatened or expressed any intention to do so.

        (d)   Neither Axonyx nor any Axonyx Subsidiary is a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Axonyx, seeking to represent any employees of Axonyx or any Axonyx Subsidiary.

        (e)   There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting Axonyx or any Axonyx Subsidiary or any of their employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

        (f)    Neither Axonyx nor any Axonyx Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Axonyx, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers' compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Axonyx Associate, including charges of unfair labor practices or discrimination complaints, except for routine claims and disputes in the Ordinary Course of Business.

        (g)   Part 3.13(g) of the Axonyx Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Axonyx or any Axonyx Subsidiary (or any trade or business (whether or not incorporated) which is a Axonyx Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Axonyx, any Axonyx Subsidiary or any Axonyx Affiliate, or under which Axonyx or any Axonyx Subsidiary or any Axonyx Affiliate has incurred or may incur any liability (each, an "Axonyx Employee Plan"). Part 3.13(g) of the Axonyx Disclosure Schedule sets forth all amounts owed to any employee or consultant of Axonyx or any Axonyx Subsidiary, under any severance arrangement with

Axonyx or any Axonyx Subsidiary, as a result of the consummation of the Merger or the Contemplated Transactions.

        (h)   With respect to each Axonyx Employee Plan, Axonyx has made available to Axonyx a true and complete copy of, to the extent applicable, (i) such Axonyx Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Axonyx Employee Plan, (iv) the most recent summary plan description for each Axonyx Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Axonyx, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Axonyx Employee Plan.

        (i)    Each Axonyx Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Axonyx, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Axonyx Employee Plan or the exempt status of any related trust.

        (j)    Each Axonyx Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

        (k)   Neither Axonyx nor any Axonyx Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Axonyx nor any Axonyx Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Axonyx Employee Plan subject to ERISA and neither Axonyx nor any Axonyx Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

        (l)    Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to Axonyx or any Axonyx Subsidiary, all contributions required to be made under the terms of each Axonyx Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected (to the extent required by GAAP) on the most recent consolidated balance sheet filed.

        (m)  Except as would not reasonably be expected to result in any material liability, either individually or in the aggregate, to Axonyx or any Axonyx Subsidiary, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Axonyx Employee Plan (excluding claims for benefits incurred in the ordinary course of business) that is pending or to the Knowledge of Axonyx threatened against Axonyx, any Axonyx Subsidiary or any Axonyx Employee Plan, and neither Axonyx nor any Axonyx Subsidiary has received any notice of, an audit or investigation of any Axonyx Employee Plan by the Internal Revenue Service or Department of Labor.

        (n)   No Axonyx Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Axonyx nor any Axonyx Subsidiary or Axonyx Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Axonyx Employee Plan is a Multiemployer Plan, and neither Axonyx nor any Axonyx Subsidiary or Axonyx Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Axonyx Employee Plan is a Multiple Employer Plan.

        (o)   No Axonyx Employee Plan (other than to the extent set forth in an employment, retention, change in control, deferred compensation or severance agreement or arrangement between Axonyx or any Axonyx Subsidiary and any present or former employee or director) provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Axonyx Employee Plan qualified under Section 401(a) of the Code.

        (p)   Neither Axonyx nor any Axonyx Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

        3.14    Environmental Matters.    Axonyx and each Axonyx Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Axonyx and each and each Axonyx Subsidiary of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Axonyx nor any Axonyx Subsidiary has received since January 1, 2003 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Axonyx or any Axonyx Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Axonyx, there are no circumstances that may prevent or interfere with Axonyx's compliance with any Environmental Law in the future. To the Knowledge of Axonyx: (i) no current or prior owner of any property leased or controlled by Axonyx has received since January 1, 2003 any written notice or other communication relating to property owned or leased at any time by Axonyx or any Axonyx Subsidiary, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or TorreyPines is not in compliance with or violated any Environmental Law relating to such property and (ii) it has no material liability under any Environmental Law.

        3.15    Insurance.

        (a)   Axonyx has delivered to TorreyPines accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of Axonyx and each Axonyx Subsidiary. Each of such insurance policies is in full force and effect and Axonyx and each Axonyx Subsidiary are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2004, neither Axonyx nor any Axonyx Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of Axonyx or any Axonyx Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Axonyx and each Axonyx Subsidiary is accurate and complete. Axonyx and each Axonyx Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Axonyx or any Axonyx Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Axonyx or any Axonyx Subsidiary of its intent to do so.

        (b)   Axonyx has made available to TorreyPines accurate and complete copies of the existing policies (primary and excess) of directors' and officers' liability insurance maintained by Axonyx and each Axonyx Subsidiary as of the date of this Agreement (the "Existing Axonyx D&O Policies"). Part 3.15(b) of the Axonyx Disclosure Schedule accurately sets forth the most recent annual premiums paid by Axonyx and each Axonyx Subsidiary with respect to the Existing Axonyx D&O Policies.

        3.16    Transactions with Affiliates.    Except as set forth in the Axonyx SEC Documents filed prior to the date of this Agreement, since the date of Axonyx's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Axonyx pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.16 of the Axonyx Disclosure Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of Axonyx or any Axonyx Subsidiary as of the date of this Agreement.

        3.17    Legal Proceedings; Orders.

        (a)   Except as set forth in Part 3.17 of the Axonyx Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of Axonyx) no Person has threatened to commence any Legal Proceeding: (i) that involves Axonyx or any of its Subsidiaries, any Axonyx Associate (in his or her capacity as such) or any of the material assets owned or used by Axonyx or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.    To the Knowledge of Axonyx, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 3.17 of the Axonyx Disclosure Schedule, Axonyx has provided TorreyPines or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. Axonyx has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

        (b)   There is no order, writ, injunction, judgment or decree to which Axonyx or any Axonyx Subsidiary, or any of the assets owned or used by Axonyx or any Axonyx Subsidiary, is subject. To the Knowledge of Axonyx, no officer or other Key Employee of Axonyx or any Axonyx Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Axonyx or any Axonyx Subsidiary or to any material assets owned or used by Axonyx or any Axonyx Subsidiary.

        3.18    Authority; Binding Nature of Agreement.    Axonyx and each Axonyx Subsidiary has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. Each of the Boards of Directors of Axonyx and Merger Sub (at meetings duly called and held) has: (a) determined that the Merger is advisable and fair to and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; and (c) recommended the adoption and approval of this Agreement by the holders of Axonyx Common Stock and directed that this Agreement and the issuance of shares of Axonyx Common Stock and Axonyx Merger Warrants in the Merger be submitted for consideration by Axonyx's stockholders at the Axonyx Stockholders' Meeting (as defined in Section 5.3). This Agreement has been duly executed and delivered by Axonyx and Merger Sub, and assuming the due authorization, execution and delivery by TorreyPines constitutes the legal, valid and binding obligation of Axonyx or Merger Sub (as applicable), enforceable against each of Axonyx and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Axonyx Stockholder Voting Agreements, the Board of Directors of Axonyx approved the Axonyx Stockholder Voting Agreements and the transactions contemplated thereby.

        3.19    Inapplicability of Anti-takeover Statutes.    The Boards of Directors of Axonyx and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Axonyx Stockholder Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Axonyx Stockholder Voting Agreements or any of the other Contemplated Transactions.

        3.20    Vote Required.    The affirmative vote (the "Axonyx Stockholder Approval") of: (i) the holders of a majority of the shares of Axonyx Common Stock having voting power present in person or represented by proxy at the Axonyx Stockholders Meeting is the only vote of the holders of any class or series of Axonyx's capital stock necessary to approve the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger and the Change of Control; and (ii) the holders of a majority of the shares of Axonyx Common Stock outstanding on the record date for the Axonyx Stockholders Meeting is the only vote of the holders of any class or series of Axonyx's Capital Stock necessary to approve the Axonyx Certificate, the Reverse Stock Split, the Reincorporation and the Axonyx Name Change (collectively, the "Required Axonyx Stockholder Vote").

        3.21    Non-Contravention; Consents.    Subject to compliance with the HSR Act and any foreign antitrust Legal Requirement, obtaining the Required Axonyx Stockholder Vote for the applicable Contemplated Transactions and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Axonyx or Merger Sub, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

        (a)   contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Axonyx or Merger Sub, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Axonyx or Merger Sub;

        (b)   contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Axonyx or its Subsidiaries, or any of the assets owned or used by Axonyx or its Subsidiaries, is subject;

        (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Axonyx or its Subsidiaries or that otherwise relates to the business of Axonyx or its Subsidiaries or to any of the assets owned or used by Axonyx or its Subsidiaries;

        (d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Axonyx Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Axonyx Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Axonyx Contract; (iii) accelerate the maturity or performance of any Axonyx Contract; or (iv) cancel, terminate or modify any term of any Axonyx Contract; except, in the case of any Axonyx Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Axonyx Contracts, any breach, default, penalty or modification that would not result in a Axonyx Material Adverse Effect;

        (e)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Axonyx or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Axonyx); or

        (f)    result in, or increase the likelihood of, the transfer of any material asset of Axonyx or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 3.21 of the Axonyx Disclosure Schedule under any Axonyx Contract, (ii) the approval of the Merger, the issuance of shares of Axonyx Common Stock in the Merger, the Axonyx Certificate and the Change of Control, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any required filings under the HSR Act, any foreign antitrust Legal Requirement and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Axonyx nor any of its Subsidiaries was, is nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

        3.22    Bank Accounts; Receivables.

        (a)   Part 3.22(a) of the Axonyx Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Axonyx or any Axonyx Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of May 31, 2006 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

        (b)   All existing accounts receivable of Axonyx or any Axonyx Subsidiary (including those accounts receivable reflected on the Axonyx Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Axonyx Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Axonyx or any Axonyx Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Axonyx Unaudited Interim Balance Sheet.

        3.23    Axonyx Rights Agreement.    Axonyx has amended the Rights Agreement, and taken all other action necessary or appropriate so that the execution and delivery of this Agreement by the Parties hereto, and the consummation by Axonyx of the Merger and the Contemplated Transactions, do not and will not cause TorreyPines or any of TorreyPines' Affiliates to be within the definition of "Acquiring Person" under the Rights Agreement.

        3.24    No Financial Advisor.    No broker, finder or investment banker is entitled to any brokerage fee, finder's fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Axonyx or any of its Subsidiaries.

        3.25    Valid Issuance.    The Axonyx Common Stock to be issued in the Merger and the Axonyx Common Stock to be issued upon exercise of the Axonyx Merger Warrants to be issued in the Merger, will, when issued in accordance with the provisions of this Agreement and the Axonyx Merger Warrants be validly issued, fully paid and nonassessable.

  Section 4.    CERTAIN COVENANTS OF THE PARTIES

        4.1    Access and Investigation.    Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the "Pre-Closing Period"), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party's Representatives to: (a) provide the other Party and such other Party's Representatives with reasonable access during normal business hours to such Party's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party's Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party's officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party's financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly provide the other Party with copies of:

          (i)    the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows for such calendar month, which shall be delivered within twenty days after the end of such calendar month;

          (ii)   all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its senior management;

          (iii) any written materials or communications sent by or on behalf of a Party to its stockholders;

          (iv)  any material notice, document or other communication sent by or on behalf of a Party to any party to any Axonyx Material Contract or TorreyPines Material Contract, as applicable, or sent to a Party by any party to any Axonyx Material Contract or TorreyPines Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Axonyx Material Contract or TorreyPines Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

          (v)   any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

          (vi)  any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party, and, with regard to any Legal Proceeding set forth on Part 3.17 of the Axonyx Disclosure Schedule or Part 2.17 of the TorreyPines Disclosure Schedule, Axonyx or TorreyPines, as applicable, shall provide the other Party and its counsel in advance filings to be made by or on behalf of Axonyx or TorreyPines, as applicable, with regard to such Legal Proceeding and the other Party the opportunity to comment on such filings and shall provide the other Party all information and correspondence with any broker or insurer in connection with any insurance policy or policies applicable to such Legal Proceeding; and

          (vii) any material notice, report or other document received by a Party from any Governmental Body.

        Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such party requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information.

        4.2    Operation of Axonyx's Business.

        (a)   Except as set forth on Part 4.2 of the Axonyx Disclosure Schedule, during the Pre-Closing Period: (i) each of Axonyx and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; (ii) each of Axonyx and its Subsidiaries shall preserve intact its current business organization, use reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with Axonyx and its Subsidiaries; and (iii) Axonyx shall promptly notify TorreyPines of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Axonyx or its Subsidiaries that is commenced, or, to the Knowledge of Axonyx, threatened against, Axonyx or its Subsidiaries.

        (b)   Except as set forth in Part 4.2 of the Axonyx Disclosure Schedule, and subject to any Legal Requirement applicable to Axonyx or any of its Subsidiaries or as specifically required by, or as a direct result of actions required by, this Agreement, during the Pre-Closing Period, neither Axonyx nor any of its Subsidiaries shall, without the prior written consent of TorreyPines, which consent shall not be unreasonably withheld, take any action set forth in Section 3.5(c)-(q).

        (c)   During the Pre-Closing Period, Axonyx shall promptly notify TorreyPines in writing, by delivering an updated Axonyx Disclosure Schedule, of: (i) the discovery by Axonyx of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Axonyx in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Axonyx in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Axonyx; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Axonyx shall promptly advise TorreyPines in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Axonyx or its Subsidiaries or (to the Knowledge of Axonyx) any director, officer or Key Employee of Axonyx or its Subsidiaries. No notification given to TorreyPines pursuant to this Section 4.2(c) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Axonyx contained in this Agreement or the Axonyx Disclosure Schedule for purposes of Section 8.1.

        (d)   Notwithstanding the restrictions contained in this Section 4.2, nothing shall limit or otherwise restrict Axonyx's ability to discuss, negotiate or enter into an Axonyx Permitted Transaction and furnish information related thereto. Axonyx shall, and shall cause its Representatives to provide the Chief Financial Officer and Vice President, Corporate Development of TorreyPines, in consultation with counsel, with copies of all documents and communications related to an Axonyx Permitted Transaction.

        4.3    Operation of TorreyPines' Business.

        (a)   Except as set forth on Part 4.3 of the TorreyPines Disclosure Schedule, during the Pre-Closing Period: (i) each of TorreyPines and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business and in accordance with past practices; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; and (ii) each of TorreyPines and its Subsidiaries shall preserve intact its current business organization, use reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with TorreyPines or its Subsidiaries; and (iii) TorreyPines shall promptly notify Axonyx of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting TorreyPines or any of its Subsidiaries that is commenced, or, to the Knowledge of TorreyPines, threatened against, TorreyPines or any of its Subsidiaries.

        (b)   Except as set forth in Part 4.3 of the TorreyPines Disclosure Schedule or as specifically required by, or as a direct result of actions required by, this Agreement, and subject to any Legal Requirement applicable to TorreyPines or any of its Subsidiaries, during the Pre-Closing Period, neither TorreyPines nor any of its Subsidiaries shall, without the prior written consent of Axonyx, which consent shall not be unreasonably withheld, take any action set forth in Section 2.5(c)-(q).

        (c)   During the Pre-Closing Period, TorreyPines shall promptly notify Axonyx in writing, by delivery of an updated TorreyPines Disclosure Schedule, of: (i) the discovery by TorreyPines of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by TorreyPines in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by TorreyPines in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of TorreyPines; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, TorreyPines shall promptly advise Axonyx in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to, or otherwise affecting, TorreyPines or any of its Subsidiaries or (to the Knowledge of TorreyPines) any director, officer or Key Employee of TorreyPines or any of its Subsidiaries. No notification given to Axonyx pursuant to this Section 4.3(c) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of TorreyPines contained in this Agreement or the TorreyPines Disclosure Schedule for purposes of Section 7.1.

        (d)   Notwithstanding the restrictions contained in this Section 4.3, nothing shall limit or otherwise restrict TorreyPines' ability to (i) consummate the TorreyPines Financing and (ii) discuss, negotiate or enter into a TorreyPines Permitted Transaction and furnish information related thereto. TorreyPines shall, and shall cause its Representatives to provide the Chief Financial Officer and General Counsel of Axonyx, in consultation with counsel, with copies of all documents and communications related to a TorreyPines Permitted Transaction.

        4.4    No Solicitation.

        (a)   Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries' non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2); or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.4(a), prior to the adoption and approval of this Agreement by the Required TorreyPines Stockholder Vote or the Required Axonyx Stockholder Vote, as applicable, each Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal, which such Party's Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.4; (B) the Board of Directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party's intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and "standstill" provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least two Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by such Party for purposes of this Agreement.

        (b)   If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

        (c)   Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

        (d)   Each Party shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, "standstill" or similar agreement (whether entered into prior to or after the date of this Agreement) to which such Party is a party or under which such Party has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by the other Party. Each Party shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to such Party all confidential information heretofore furnished to such Person by or on behalf of such Party.

  Section 5.    ADDITIONAL AGREEMENTS OF THE PARTIES

        5.1    Registration Statement; Joint Proxy Statement/Prospectus.

        (a)   As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Axonyx shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to TorreyPines' and Axonyx's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party's subsidiaries and such Party's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to TorreyPines occurs, or if TorreyPines becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then TorreyPines shall promptly inform Axonyx thereof and shall cooperate with Axonyx in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of TorreyPines.

        (b)   Prior to the Effective Time, Axonyx shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Axonyx Common Stock to be issued in the Merger and Axonyx Common Stock to be issued upon exercise of Axonyx Merger Warrants will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of TorreyPines Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the TorreyPines Stockholders' Meeting; provided, however, that Axonyx shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

        5.2    TorreyPines Stockholders' Meeting.

        (a)   TorreyPines shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of TorreyPines Capital Stock to vote on the adoption and approval of this Agreement (the "TorreyPines Stockholders' Meeting"). The TorreyPines Stockholders' Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. TorreyPines shall ensure that all proxies solicited in connection with the TorreyPines Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

        (b)   TorreyPines agrees that, subject to Section 5.2(c): (i) TorreyPines' Board of Directors shall recommend that TorreyPines' stockholders vote to adopt and approve this Agreement and the Merger and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of TorreyPines recommends that TorreyPines' stockholders vote to adopt and approve this Agreement at the

TorreyPines Stockholders' Meeting (the recommendation of TorreyPines' Board of Directors that TorreyPines' stockholders vote to adopt and approve this Agreement being referred to as the "TorreyPines Board Recommendation"); and (iii) the TorreyPines Board Recommendation shall not be withdrawn or modified in a manner adverse to Axonyx, and no resolution by the Board of Directors of TorreyPines or any committee thereof to withdraw or modify the TorreyPines Board Recommendation in a manner adverse to Axonyx shall be adopted or proposed.

        (c)   Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of this Agreement by the Required TorreyPines Stockholder Vote, TorreyPines' Board of Directors may withhold, amend, withdraw or modify the TorreyPines Board Recommendation in a manner adverse to Axonyx if, but only if TorreyPines' Board of Directors determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; provided that Axonyx receives written notice from TorreyPines confirming that TorreyPines' Board of Directors has determined to change its recommendation at least three Business Days in advance of the TorreyPines Board Recommendation being so withdrawn, withheld, amended or modified in a manner adverse to Axonyx.

        (d)   TorreyPines' obligation to call, give notice of and hold the TorreyPines Stockholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the TorreyPines Board Recommendation.

        5.3    Axonyx Stockholders' Meeting.

        (a)   Axonyx shall take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of the holders of Axonyx Common Stock to vote on the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Change of Control, the Reverse Stock Split, the Reincorporation and the Axonyx Name Change (such meeting, the "Axonyx Stockholders' Meeting"). The Axonyx Stockholders' Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Axonyx shall ensure that all proxies solicited in connection with the Axonyx Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

        (b)   Subject to Section 5.3(c): (i) Axonyx's Board of Directors shall recommend that the holders of Axonyx Common Stock vote to approve the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Change of Control, the Reverse Stock Split, the Reincorporation, the 2006 Equity Incentive Plan and the Axonyx Name Change, and shall use commercially reasonable efforts to solicit such approval, (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Axonyx recommends that Axonyx's stockholders vote to approve the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Change of Control, the Reverse Stock Split, the Reincorporation, the 2006 Equity Incentive Plan and the Axonyx Name Change (the recommendation of Axonyx's Board of Directors that Axonyx's stockholders vote to approve the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Change of Control, the Reverse Stock Split, the Reincorporation, the 2006 Equity Incentive Plan and the Axonyx Name Change being referred to as the "Axonyx Board Recommendation"); and (iii) the Axonyx Board Recommendation shall not be withdrawn or modified in a manner adverse to TorreyPines, and no resolution by the Board of Directors of Axonyx or any committee thereof to withdraw or modify the Axonyx Board Recommendation in a manner adverse to TorreyPines shall be adopted or proposed.

        (c)   Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger by the stockholders of Axonyx by the Required Axonyx Stockholder Vote, Axonyx's Board of Directors may

withhold, amend, withdraw or modify the Axonyx Board Recommendation in a manner adverse to TorreyPines if, but only if Axonyx's Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation is reasonably likely to result in a breach of its fiduciary duties under applicable Legal Requirements; provided that TorreyPines receives written notice from Axonyx confirming that Axonyx's Board of Directors has determined to change its recommendation at least three Business Days in advance of the Axonyx Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to TorreyPines.

        (d)   Axonyx's obligation to call, give notice of and hold the Axonyx Stockholders' Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any withdrawal or modification of the Axonyx Board Recommendation.

        (e)   Nothing contained in this Agreement shall prohibit Axonyx or its Board of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Axonyx or its Board of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Axonyx is unable to take a position with respect to the bidder's tender offer unless Axonyx's Board of Directors determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements. Axonyx shall not withdraw or modify in a manner adverse to TorreyPines the Axonyx Board Recommendation unless specifically permitted pursuant to the terms of Section 5.3(b).

        5.4    Regulatory Approvals.    Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. TorreyPines and Axonyx shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

        5.5    TorreyPines Options and Warrants.

        (a)   Subject to Section 5.5(d), at the Effective Time, each TorreyPines Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Axonyx Common Stock, and Axonyx shall assume each such TorreyPines Option in accordance with the terms (as in effect as of the date of this Agreement) of the TorreyPines Stock Option Plan was issued and the terms of the stock option agreement by which such TorreyPines Option is evidenced. All rights with respect to TorreyPines Common Stock under TorreyPines Options assumed by Axonyx shall thereupon be converted into rights with respect to Axonyx Common Stock. Accordingly, from and after the Effective Time: (i) each TorreyPines Option assumed by Axonyx may be exercised solely for shares of Axonyx Common Stock; (ii) the number of shares of Axonyx Common Stock subject to each TorreyPines Option assumed by Axonyx shall be determined by multiplying (A) the number of shares of TorreyPines Common Stock that were subject to such TorreyPines Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio, or, if applicable, the Adjusted Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Axonyx Common Stock; (iii) the per share exercise price for the

Axonyx Common Stock issuable upon exercise of each TorreyPines Option assumed by Axonyx shall be determined by dividing (A) the per share exercise price of TorreyPines Common Stock subject to such TorreyPines Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, or, if applicable, the Adjusted Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any TorreyPines Option assumed by Axonyx shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such TorreyPines Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a TorreyPines Option, such TorreyPines Option assumed by Axonyx in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Axonyx Common Stock subsequent to the Effective Time; and (B) Axonyx's Board of Directors or a committee thereof shall succeed to the authority and responsibility of TorreyPines' Board of Directors or any committee thereof with respect to each TorreyPines Option assumed by Axonyx. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each TorreyPines Option (regardless of whether such option qualifies as an "incentive stock option" within the meaning of Section 422 of the Code) into an option to purchase shares of Axonyx Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a TorreyPines Option shall not constitute a "modification" of such TorreyPines Option for purposes of Section 409A or Section 424 of the Code.

        (b)   Prior to the Effective Time and subject to receipt of the requisite stockholder approval at the Axonyx Stockholders Meeting, Axonyx shall (i) approve and adopt an Equity Incentive Plan in the form reasonably acceptable to Axonyx and TorreyPines (the "2006 Equity Incentive Plan") and (ii) reserve such number of shares of Axonyx Common Stock as agreed upon by TorreyPines and Axonyx for issuance pursuant to stock options granted thereunder.

        (c)   Axonyx shall file with the SEC, no later than 60 days after the Effective Time, a registration statement on Form S-8, if available for use by Axonyx, relating to the shares of Axonyx Common Stock issuable with respect to TorreyPines Options assumed by Axonyx in accordance with Section 5.5(a) and the shares of Axonyx Common Stock issuable with respect to the 2006 Equity Incentive Plan.

        (d)   Subject to Section 5.5(e), at the Effective Time, each TorreyPines Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall become converted into and become a warrant to purchase Axonyx Common Stock and Axonyx shall assume each such TorreyPines Warrant in accordance with its terms. All rights with respect to TorreyPines Common Stock or TorreyPines Preferred Stock under TorreyPines Warrants assumed by Axonyx shall thereupon be converted into rights with respect to Axonyx Common Stock. Accordingly, from and after the Effective Time: (i) each TorreyPines Warrant assumed by Axonyx may be exercised solely for shares of Axonyx Common Stock; (ii) the number of shares of Axonyx Common Stock subject to each TorreyPines Warrant assumed by Axonyx shall be determined by multiplying (A) the number of shares of TorreyPines Common Stock, or the number of shares of TorreyPines Common Stock issuable upon conversion of the shares of TorreyPines Preferred Stock issuable upon exercise of the TorreyPines Warrant, as applicable, that were subject to such TorreyPines Warrant immediately prior to the Effective Time by (B) the Exchange Ratio, or, if applicable, the Adjusted Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Axonyx Common Stock; (iii) the per share exercise price for the Axonyx Common Stock issuable upon exercise of each TorreyPines Warrant assumed by Axonyx shall be determined by dividing the effective per share exercise price of TorreyPines Common Stock or TorreyPines Preferred Stock, subject to such TorreyPines Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio, or, if applicable, the Adjusted Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any TorreyPines

Warrant assumed by Axonyx shall continue in full force and effect and the term and other provisions of such TorreyPines Warrant shall otherwise remain unchanged.

        (e)   Prior to the Effective Time, TorreyPines shall take all actions that may be necessary (under the TorreyPines Stock Option Plan, the TorreyPines Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of TorreyPines Options and TorreyPines Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

        5.6    Employee Benefits.    Axonyx and TorreyPines shall cause Axonyx to comply with terms of any employment, severance, retention, change of control, or similar agreement set forth on Part 3.9 of the Axonyx Disclosure Schedule, as of the date of this Agreement, subject to the provisions of such agreements. Axonyx and TorreyPines shall cause Axonyx and each of its subsidiaries, for the period commencing at the Effective Time and ending twelve months thereafter, to maintain for Axonyx Associates in the aggregate, medical, dental insurance and similar benefits (other than equity-based benefits and compensation) that are substantially the same as such benefits (other than equity-based benefits and compensation) maintained for and provided to such Axonyx Associates immediately before the Effective Time. Nothing set forth herein shall be construed to create a right in any employee to employment with Axonyx or any other Subsidiary of Axonyx. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with Axonyx or any current or future Axonyx Subsidiary (including TorreyPines) and no provision of this Section 5.6 shall create any third party beneficiary rights.

        5.7    Indemnification of Officers and Directors.

        (a)   From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Axonyx and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Axonyx or TorreyPines (the "D&O Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Axonyx or TorreyPines, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Axonyx and the Surviving Corporation, jointly and severally, upon receipt by Axonyx or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or the laws of the state of Nevada, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

        (b)   The certificate of incorporation and bylaws of each of Axonyx and the Surviving Corporation shall contain, and Axonyx shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Axonyx and TorreyPines than are presently set forth in the certificate of incorporation and bylaws of Axonyx and TorreyPines, as applicable, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Axonyx or TorreyPines.

        (c)   TorreyPines shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors' and officers' liability insurance policies maintained by TorreyPines (provided that Axonyx may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall Axonyx be required to expend pursuant to this Section 5.7(c) more than an amount equal to 200% of current annual premiums paid by TorreyPines for such insurance.

        (d)   Axonyx shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors' and officers' liability insurance policies maintained by Axonyx (provided that Axonyx may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall Axonyx be required to expend pursuant to this Section 5.7(d) more than an amount equal to 200% of current annual premiums paid by Axonyx for such insurance.

        (e)   Axonyx shall purchase directors' and officers' liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Axonyx.

        (f)    Axonyx shall pay all expenses, including reasonable attorneys' fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

        (g)   The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Axonyx and TorreyPines by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

        (h)   In the event Axonyx or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Axonyx or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7. Axonyx shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

        5.8    Additional Agreements.

        (a)   Subject to Section 5.8(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement. Each Party shall provide to the other Party a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other Party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each

Party shall promptly deliver to the other Party a copy of each such filing or other submission made, each notice given and each Consent obtained by such Party during the Pre-Closing Period.

        (b)   Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

        5.9    Disclosure.    Without limiting any of either Party's obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of TorreyPines and Axonyx may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by TorreyPines or Axonyx in compliance with this Section 5.9.

        5.10    Listing.    Axonyx shall use its reasonable best efforts to maintain its existing listing on the NASDAQ Stock Market, to obtain approval of the listing of the combined company on the NASDAQ Stock Market and to cause the shares of Axonyx Common Stock being issued in the Merger and the shares of Axonyx Common Stock issuable upon exercise of Axonyx Merger Warrants being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Stock Market at or prior to the Effective Time.

        5.11    Directors and Officers.    Each Party shall use commercially reasonable efforts to obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of such Party who is not continuing as an officer or director of Axonyx. The directors who remain on the Board of Directors of Axonyx at the Effective Time shall be Steven Ferris, Marvin Hausman and Steven Ratoff ("Axonyx Designated Directors"). In addition, the Board of Directors of Axonyx shall elect, to be effective as of the Effective Time, five (5) directors designated by TorreyPines, each to serve as members of the Board of Directors of Axonyx ("TorreyPines Designated Directors") and the Board of Directors of Axonyx shall cause such directors to be nominated at the next annual meeting of stockholders of Axonyx. If any Axonyx Designated Director or TorreyPines Designated Director shall be unable to serve as a director at the Effective Time, the Party which designated such individual shall designate another individual, reasonably acceptable to the other Party, to serve in such individual's place. The Board of Directors of Axonyx shall appoint each of the individuals set forth on Schedule 5.11 as officers of Axonyx, effective as of the Effective Time.

        5.12    Resale Registration Statement.    Within 60 days after the Effective Time, Axonyx shall file with the SEC, and thereafter use its commercially reasonable efforts to have declared effective as soon as practicable, a "shelf" registration statement on Form S-3 (or if Axonyx is not eligible to use

Form S-3, any other form that Axonyx is eligible to use) (a "Shelf Registration Statement") pursuant to Rule 415 promulgated under the Securities Act covering the resale by former affiliates of TorreyPines (including any former affiliates of TorreyPines who may following the Effective Time be current affiliates of Axonyx) of shares of Axonyx Common Stock (including the Axonyx Common Stock issuable upon exercise of the Axonyx Merger Warrants) issued pursuant to this Agreement as merger consideration (the "Registrable Merger Shares"). In its discretion, Axonyx will be permitted to register any other shares for resale by other eligible selling stockholders using the Shelf Registration Statement. Subject to customary black-out periods, Axonyx shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective and usable for the resale of the Registrable Merger Shares covered thereby for a period commencing on the date on which the SEC declares such Shelf Registration Statement effective and ending on the earlier of (x) the date upon which all of the Registrable Merger Shares first become eligible for resale pursuant to Rule 145 under the Securities Act without restriction or (y) the first date upon which all of the Registrable Merger Shares covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement.

        5.13    Tax Matters.

        (a)   Axonyx, Merger Sub and TorreyPines shall use their respective reasonable best efforts to cause the Merger to qualify, and shall use their respective reasonable best efforts not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken which would prevent the Merger from qualifying, as a "reorganization" under Section 368(a) of the Code.

        (b)   This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a "plan of reorganization" within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Axonyx, Merger Sub and TorreyPines shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

        (c)   The parties hereto shall cooperate and use their commercially reasonable efforts in order for TorreyPines to obtain the opinion of Cooley Godward LLP, in form and substance reasonably acceptable to TorreyPines, dated as of the Closing (the "Cooley Opinion"), and Axonyx to obtain the opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to Axonyx, dated as of the Closing (the "Latham Opinion") to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for federal U.S. income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinions, Axonyx (and Merger Sub) and TorreyPines shall, as of the Effective Time, execute and deliver to Cooley Godward LLP and Latham & Watkins LLP tax representation letters, dated and executed as of the dates of such opinions, in substantially the forms attached to this Agreement as Exhibits F and G, respectively (the "Tax Representation Letters"). In rendering such opinions, Cooley Godward LLP and Latham & Watkins LLP shall be entitled to rely on customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in the Tax Representation Letters.

        (d)   TorreyPines shall use commercially reasonable efforts to cause Cooley Godward LLP to deliver to it and Axonyx shall use commercially reasonable efforts to cause Latham & Watkins LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act.

        5.14    Lock-up Agreement.    Neil Kurtz, M.D., Craig Johnson, Evelyn Graham, William T. Comer, Ph.D., Roy C. Cosan, Peter Davis, Ph.D., Jean Deleage, Ph.D., Jason S. Fisherman, M.D., Rudolph E. Tanzi, Ph.D., Patrick Van Beneden, Johnson & Johnson Development Corporation, Alta Partners and its Affiliates, Advent International and its Affiliates and GIMV, NV and its Affiliates shall each enter into a Lock-up Agreement in the form attached hereto as Exhibit E (the "Lock-up Agreement"), pursuant to which such parties shall agree not to sell, assign or otherwise transfer the shares of Axonyx

Common Stock they receive pursuant to the terms of this Agreement from the Closing Date until 180 days after the Closing Date; provided, however, the restrictions on the sale, assignment or transfer of such shares of Axonyx Common Stock shall not apply to the cashless exercise of TorreyPines Options or Axonyx Options.

        5.15    Legends.    Axonyx shall be entitled to place appropriate legends on the certificates evidencing any shares of Axonyx Common Stock to be received in the Merger by equityholders of TorreyPines who may be considered "affiliates" of Axonyx for purposes of Rule 145 under the Securities Act reflecting the restrictions set forth in Rule 145 and to issue appropriate stop transfer instructions to the transfer agent for Axonyx Common Stock.

        5.16    Interpretation of Certain Agreements.    Each of the Parties agrees that the consummation of the Contemplated Transactions shall constitute a "change in control" for purposes of each plan, agreement, contract or arrangement identified on Part 5.16 of the Axonyx Disclosure Schedule or Part 5.16 of the TorreyPines Disclosure Schedule and each of the Parties and their respective Subsidiaries shall construe, interpret and administer each such plan, agreement, contract or arrangement in a manner consistent with such interpretation. The failure to identify a plan, agreement, contract or arrangement on Part 5.16 of the Axonyx Disclosure Schedule or Part 5.16 of the TorreyPines Disclosure Schedule shall not be deemed to reflect a determination that the consummation of the Contemplated Transactions is not a "change in control" for purposes of such plan, agreement, contract or arrangement.

        5.17    Cooperation.    Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

  Section 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

        The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

        6.1    Effectiveness of Registration Statement.    The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

        6.2    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

        6.3    Stockholder Approval.    This Agreement shall have been duly adopted and approved by the Required TorreyPines Stockholder Vote, and the issuance of the Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Change of Control, the Reverse Stock Split and the Reincorporation shall have been duly approved by the Required Axonyx Stockholder Vote.

        6.4    Listing.    The existing shares of Axonyx Common Stock shall have been continually listed on the NASDAQ Stock Market as of and from the date of this Agreement through the Closing Date, the approval of the listing of the combined company on the NASDAQ Stock Market shall have been obtained and the shares of Axonyx Common Stock and the shares of Axonyx Common Stock issuable upon exercise of the Axonyx Merger Warrants to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on the NASDAQ Stock Market as of the Effective Time.

        6.5    Regulatory Matters.    Any waiting period applicable to the consummation of the Merger under the HSR Act or any material applicable foreign antitrust requirements reasonably determined to apply prior to the Closing to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Axonyx, Merger Sub and TorreyPines and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that TorreyPines, on the one hand, nor Axonyx on the other hand, shall enter into any such voluntary agreement without the written consent of the other Party.

        6.6    No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business.    There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Axonyx, Merger Sub or TorreyPines any damages or other relief that may be material to Axonyx or TorreyPines; (c) seeking to prohibit or limit in any material and adverse respect a Party's ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Axonyx; (d) that could materially and adversely affect the right or ability of Axonyx or TorreyPines to own the assets or operate the business of Axonyx or TorreyPines; or (e) seeking to compel TorreyPines, Axonyx or any Subsidiary of Axonyx to dispose of or hold separate any material assets as a result of the Merger.

  Section 7.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF AXONYX AND MERGER SUB

        The obligations of Axonyx and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Axonyx, at or prior to the Closing, of each of the following conditions:

        7.1    Accuracy of Representations.    The representations and warranties of TorreyPines contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a TorreyPines Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "TorreyPines Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the TorreyPines Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

        7.2    Performance of Covenants.    Each of the covenants and obligations in this Agreement that TorreyPines is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by TorreyPines in all material respects.

        7.3    Consents.

        (a)   All of the Consents set forth on Part 7.3(a) of the TorreyPines Disclosure Schedule shall have been obtained and shall be in full force and effect.

        (b)   Any Governmental Authorization or other Consent required to be obtained by TorreyPines under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

        7.4    Agreements and Other Documents.    Axonyx shall have received the following agreements and other documents, each of which shall be in full force and effect:

        (a)   the Latham Opinion dated as of the Closing Date and addressed to Axonyx. The condition set forth in this Section 7.4(a) shall not be waivable by Axonyx after receipt of the TorreyPines Stockholder Approval and the Axonyx Stockholder Approval unless further stockholder approvals are obtained with appropriate disclosure;

        (b)   a certificate executed by the Chief Executive Officer and Chief Financial Officer of TorreyPines confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5 and 7.7 have been duly satisfied;

        (c)   certificates of good standing (or equivalent documentation) of TorreyPines in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the board of directors of TorreyPines authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by TorreyPines hereunder; and

        (d)   Lock-up Agreements from the individuals and entities listed in Section 5.14.

        7.5    No Other Proceedings.    There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Axonyx, there is a reasonable possibility of an outcome that is adverse to Axonyx or TorreyPines: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Axonyx or TorreyPines, any damages or other relief that may be material to Axonyx or TorreyPines; (c) seeking to prohibit or limit in any material respect Axonyx's stockholders' ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Axonyx; (d) that could materially and adversely affect the right or ability of Axonyx or TorreyPines to own the assets or operate the business of TorreyPines; or (e) seeking to compel TorreyPines, Axonyx or any Subsidiary of Axonyx to dispose of or hold separate any material assets as a result of the Merger or any of the Contemplated Transactions.

        7.6    FIRPTA Certificate.    Axonyx shall have received from TorreyPines a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Axonyx along with written authorization for Axonyx to deliver such notice form to the Internal Revenue Service on behalf of TorreyPines upon the closing of the Merger.

  Section 8.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF TORREYPINES

        The obligations of TorreyPines to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by TorreyPines, at or prior to the Closing, of each of the following conditions:

        8.1    Accuracy of Representations.    The representations and warranties of Axonyx and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Axonyx Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Axonyx Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Axonyx Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

        8.2    Performance of Covenants.    All of the covenants and obligations in this Agreement that Axonyx or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        8.3    Consents.    All the Consents set forth on Part 8.3 of the Axonyx Disclosure Schedule shall have been obtained and shall be in full force and effect.

        8.4    Documents.    TorreyPines shall have received the following documents:

        (a)   the Cooley Opinion dated as of the Closing Date and addressed to TorreyPines.    The condition set forth in this Section 8.4(a) shall not be waivable by TorreyPines after receipt of the TorreyPines Stockholder Approval and the Axonyx Stockholder Approval unless further stockholder approvals are obtained with appropriate disclosure;

        (b)   a certificate executed by the Chief Executive Officer and Chief Financial Officer of Axonyx confirming that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.5, 8.7 and 8.8 have been duly satisfied;

        (c)   certificates of good standing of each of Axonyx and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Axonyx and Merger Sub hereunder; and

        (d)   written resignations in forms satisfactory to TorreyPines, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of Axonyx who are not to continue as officers or directors of the Surviving Corporation pursuant to Section 5.11 hereof.

        8.5    No Other Proceedings.    There shall not be pending any Legal Proceeding in which, in the reasonable judgment of TorreyPines, there is a reasonable possibility of an outcome that is adverse to Axonyx or TorreyPines: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the Contemplated Transactions and seeking to obtain from Axonyx or TorreyPines, any damages or other relief that may be material to Axonyx or TorreyPines; (c) seeking to prohibit or limit in any material respect TorreyPines' stockholders' ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Axonyx; (d) that could materially and adversely affect the right or ability of Axonyx or TorreyPines to own the assets or operate the business of Axonyx or TorreyPines; or (e) seeking to compel TorreyPines, Axonyx or any Subsidiary of Axonyx to dispose of or hold separate any material assets as a result of the Merger or any of the Contemplated Transactions.

        8.6    Sarbanes-Oxley Certifications.    Neither the principal executive officer nor the principal financial officer of Axonyx shall have failed to provide, with respect to any Axonyx SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

        8.7    Axonyx Net Cash.    The Axonyx Net Cash at Closing shall be no less than the Minimum Cash Value.

        8.8    Board of Directors.    Axonyx shall have caused the Board of Directors of Axonyx to be constituted as set forth in Section 5.11 of this Agreement.

        8.9    Officers.    Each of the current officers of Axonyx who is not listed on Schedule 5.11 shall have delivered to Axonyx their written resignations as officers of Axonyx and each of the individuals on Schedule 5.11 shall have been appointed officers of Axonyx as of the Effective Time.

        8.10    Rights Agreement.    Axonyx shall have caused the Rights Agreement to be amended in order to exclude TorreyPines and their stockholders from the definition of an "Acquiring Person" thereunder.

        8.11    Reverse Stock Split and Reincorporation.    Axonyx shall have completed the Reincorporation and the Reverse Stock Split shall have been effected.

  Section 9.    TERMINATION

        9.1    Termination.    This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by TorreyPines' stockholders and whether before or after approval of the issuance of Axonyx Common Stock in the Merger by Axonyx's stockholders, unless otherwise specified below):

        (a)   by mutual written consent duly authorized by the Boards of Directors of Axonyx and TorreyPines;

        (b)   by either Axonyx or TorreyPines if the Merger shall not have been consummated by November 30, 2006; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c)   by either Axonyx or TorreyPines if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

        (d)   by either Axonyx or TorreyPines if (i) the TorreyPines Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and TorreyPines' stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the TorreyPines Stockholders' Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required TorreyPines Stockholder Vote; provided, however, that (A) the right to terminate this Agreement under this Section 9.1(d) shall not be available to TorreyPines where the failure to obtain the Required TorreyPines Stockholder Vote shall have been caused by the action or failure to act of TorreyPines and such action or failure to act constitutes a material breach by TorreyPines of this Agreement; and (B) TorreyPines shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) unless TorreyPines shall have paid to Axonyx any fee that is required to be paid to Axonyx under the circumstances set forth in Section 9.3(b);

        (e)   by either Axonyx or TorreyPines if (i) the Axonyx Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Axonyx's stockholders shall have taken a final vote on the issuance of shares of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Reincorporation, the Reverse Stock Split and the Change of Control and (ii) any of the issuance of Axonyx Common Stock and Axonyx Merger Warrant in the Merger, the Axonyx Certificate, the Reincorporation, the Reverse Stock Split or the Change of Control shall not have been approved at the Axonyx Stockholders' Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Axonyx Stockholder Vote; provided, however, that (A) the right to terminate this Agreement under this Section 9.1(e) shall not be available to Axonyx where the failure to obtain the Required Axonyx Stockholder Vote shall have been caused by the action or failure to act of Axonyx and such action or failure to act constitutes a material breach by Axonyx of this Agreement; and (B) Axonyx shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) unless Axonyx shall have paid to

TorreyPines any fee that is required to be paid to Axonyx under the circumstances set forth in Section 9.3(b);

        (f)    by TorreyPines (at any time prior to the approval of the issuance of Axonyx Common Stock in the Merger by the Required Axonyx Stockholder Vote) if an Axonyx Triggering Event shall have occurred;

        (g)   by Axonyx (at any time prior to the approval of the Merger by the Required TorreyPines Stockholder Vote) if a TorreyPines Triggering Event shall have occurred;

        (h)   by TorreyPines, upon a breach of any representation, warranty, covenant or agreement on the part of Axonyx or Merger Sub set forth in this Agreement, or if any representation or warranty of Axonyx or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Axonyx's or Merger Sub's representations and warranties or breach by Axonyx or Merger Sub is curable by Axonyx or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Axonyx or Merger Sub to TorreyPines of such breach or inaccuracy and (ii) Axonyx or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Axonyx or Merger Sub is cured prior to such termination becoming effective);

        (i)    by Axonyx, upon a breach of any representation, warranty, covenant or agreement on the part of TorreyPines set forth in this Agreement, or if any representation or warranty of TorreyPines shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in TorreyPines' representations and warranties or breach by TorreyPines is curable by TorreyPines then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from TorreyPines to Axonyx of such breach or inaccuracy and (ii) TorreyPines ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by TorreyPines is cured prior to such termination becoming effective);

        (j)    by Axonyx, if TorreyPines completes a TorreyPines Permitted Transaction;

        (k)   by TorreyPines if the Axonyx Stockholders' Meeting (including any adjournments and postponements thereof) shall not have been held and completed and Axonyx's stockholders shall not have taken a final vote on the issuance of shares of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Reincorporation, the Reverse Stock Split and the Change of Control prior to October 15, 2006 (provided that nothing in this Section 9.1(k) shall limit TorreyPines' ability to elect to terminate the Agreement under Section 9.1(f) in lieu of terminating the Agreement under this Section 9.1(k));

        (l)    by TorreyPines, if Axonyx completes an Axonyx Permitted Transaction; or

        (m)  by TorreyPines if, as of any Determination Date, the Net Cash is less than the Minimum Cash Value.

        9.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

        9.3    Expenses; Termination Fees.

        (a)   Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Axonyx and TorreyPines shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to (i) the printing and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and any amendments or supplements thereto and (ii) obtaining approval of the listing of the combined company on the NASDAQ Stock Market.

        (b)   (i) If this Agreement is terminated (A) by Axonyx or TorreyPines pursuant to Section 9.1(e) and (1) at any time before the Axonyx Stockholders' Meeting an Acquisition Proposal with respect to Axonyx shall have been publicly announced, disclosed or otherwise communicated to Axonyx's Board of Directors and (2) within 12 months after the date of termination of this Agreement, Axonyx enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, or (B) by TorreyPines pursuant to Section 9.1(f), in either case, without duplication, Axonyx shall pay to TorreyPines, within five Business Days after termination, a nonrefundable fee in an amount equal to $2,000,000, less any amount paid to TorreyPines pursuant to Section 9.3(c).

          (ii)   If this Agreement is terminated (A) by Axonyx or TorreyPines pursuant to Section 9.1(d) and (1) at any time before the TorreyPines Stockholders' Meeting an Acquisition Proposal with respect to TorreyPines shall have been publicly announced, disclosed or otherwise communicated to TorreyPines' Board of Directors and (2) within 12 months after the date of termination of this Agreement, TorreyPines enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, or (B) by Axonyx pursuant to Section 9.1(g), in either case, without duplication, TorreyPines shall pay to Axonyx, within five Business Days after termination, a nonrefundable fee in an amount equal to $2,000,000, less any amount paid to Axonyx pursuant to Section 9.3(d).

        (c)   If this Agreement is terminated (i) by Axonyx pursuant to Section 9.1(j) or (ii) by Axonyx or TorreyPines pursuant to Section 9.1(d) and at any time before the TorreyPines Stockholders' Meeting an Acquisition Proposal with respect to TorreyPines shall have been publicly announced, disclosed or otherwise communicated to TorreyPines' Board of Directors, TorreyPines shall pay to Axonyx an amount equal to the lesser of (i) $1,000,000 and (ii) all Expenses of Axonyx. Any payment required to be made pursuant to this Section 9.3(c) shall be made to Axonyx not later than five Business Days after delivery by Axonyx to TorreyPines of a demand for payment and an itemization setting forth in reasonable detail all Expenses of Axonyx.

        (d)   If this Agreement is terminated (1) by TorreyPines pursuant to Section 9.1(k), (l) or (m), or (2) by Axonyx or TorreyPines pursuant to Section 9.1(e) and at any time before the Axonyx Stockholders' Meeting an Acquisition Proposal with respect to Axonyx shall have been publicly announced, disclosed or otherwise communicated to Axonyx's Board of Directors, Axonyx shall pay to TorreyPines an amount equal to the lesser of (i) $1,000,000 and (ii) all Expenses of TorreyPines. Any payment required to be made pursuant to this Section 9.3(d) shall be made to TorreyPines not later than five Business Days after delivery by TorreyPines to Axonyx of a demand for payment and an itemization setting forth in reasonable detail all Expenses of TorreyPines.

        (e)   If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), (c) or (d), then (i) such Party shall reimburse the other Party for reasonable costs and expenses

(including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

  Section 10.    MISCELLANEOUS PROVISIONS

        10.1    Non-Survival of Representations and Warranties.    The representations and warranties of TorreyPines, Merger Sub and Axonyx contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

        10.2    Amendment.    This Agreement may be amended with the approval of the respective Boards of Directors of TorreyPines and Axonyx at any time (whether before or after the adoption and approval of this Agreement by TorreyPines' stockholders or before or after the approval of the issuance of shares of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Reverse Stock Split, the Reincorporation and the Change of Control); provided, however, that after any such adoption and approval of this Agreement by a Party's stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of TorreyPines and Axonyx.

        10.3    Waiver.

        (a)   No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        (b)   No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        10.4    Entire Agreement; Counterparts; Exchanges by Facsimile.    This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

        10.5    Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the parties irrevocably waives the right to trial by jury.

        10.6    Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        10.7    Assignability.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party's rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party's prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        10.8    Notices.    Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

        if to Axonyx or Merger Sub:

    Axonyx Inc.
    500 Seventh Avenue, 10th Floor
    New York, NY 10018
    Telephone: (212) 645-7704
    Fax: (212) 989-1745
    Attention: Chief Executive Officer

    with a copy to:

    Latham & Watkins LLP
    650 Towne Center Drive
    20th Floor
    Costa Mesa, CA 92626
    Telephone: (714) 540-1235
    Fax: (714) 755-8290
    Attention: Patrick T. Seaver, Esq.

        if to TorreyPines:

    TorreyPines Therapeutics, Inc.
    11085 North Torrey Pines Road
    Suite 300
    La Jolla, CA 92037
    Telephone: (858) 623-5665
    Fax: (858) 623-5666
    Attention: Chief Executive Officer

        with a copy to:

    Cooley Godward LLP
    4401 East Gate Mall
    San Diego, CA 92121
    Telephone: (858) 550-6000
    Fax: (858) 550-6420
    Attention: L. Kay Chandler, Esq.

        10.9    Cooperation.    Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

        10.10    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        10.11    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

        10.12    Construction.

        (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b)   The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

        (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

        (e)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

AXONYX INC.
By:	/s/ Gosse B. Bruinsma, M.D.

Name:	Gosse B. Bruinsma, M.D.

Title:	President & CEO

AUTOBAHN ACQUISITION, INC.
By:	/s/ Gosse B. Bruinsma, M.D.

Name:	Gosse B. Bruinsma, M.D.

Title:	President

TORREYPINES THERAPEUTICS, INC.
By:	/s/ Neil M. Kurtz, M.D.

Name:	Neil M. Kurtz, M.D.

Title:	President & CEO

EXHIBIT A
CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        Acquisition Inquiry.    "Acquisition Inquiry" shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by TorreyPines, on the one hand or Axonyx, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party.

        Acquisition Proposal.    "Acquisition Proposal" shall mean, with respect to a Party, any offer or proposal (other than an offer or proposal made or submitted by TorreyPines, on the one hand or Axonyx, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

        Acquisition Transaction.    "Acquisition Transaction" shall mean any transaction or series of transactions involving:

          (a)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided however,in the case of TorreyPines, the TorreyPines Financing shall not be an "Acquisition Transaction";

          (b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of a Party and its Subsidiaries, taken as a whole, consolidated net income of a Party and its Subsidiaries, taken as a whole, or consolidated book value of the assets of a Party and its Subsidiaries, taken as a whole; or (ii) 15% or more of the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; provided however, in the case of Axonyx, an Axonyx Permitted Transaction shall not be an "Acquisition Transaction" and in the case of TorreyPines, a TorreyPines Permitted Transaction shall not be an "Acquisition Transaction"; or

          (c)   any liquidation or dissolution of a Party.

        Agreement.    "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

        Anticipated Closing Date.    "Anticipated Closing Date" shall have the meaning set forth in Section 1.7(a).

        Axonyx Affiliate.    "Axonyx Affiliate" shall mean any Person that is (or at any relevant time was) under common control with Axonyx within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

        Axonyx Associate.    "Axonyx Associate" shall mean any current or former employee, independent contractor, officer or director of Axonyx or any Axonyx Affiliate.

        Axonyx Certificate.    "Axonyx Certificate" shall mean the charter or charter amendment set forth in Section 1.5(a) above.

A-A-1

        Axonyx Common Stock.    "Axonyx Common Stock" shall mean the Common Stock, $0.001 par value per share, of Axonyx.

        Axonyx Contract.    "Axonyx Contract" shall mean any Contract: (a) to which Axonyx or any of its Subsidiaries is a party; (b) by which Axonyx or any Axonyx IP Rights or any other asset of Axonyx is or may become bound or under which Axonyx has, or may become subject to, any obligation; or (c) under which Axonyx or any of its Subsidiaries has or may acquire any right or interest.

        Axonyx IP Rights.    "Axonyx IP Rights" shall mean all Intellectual Property owned, licensed, or controlled by Axonyx or its Subsidiaries that is necessary or used in Axonyx's business as presently conducted.

        Axonyx IP Rights Agreement.    "Axonyx IP Rights Agreement" shall mean any Contract governing any Axonyx IP Rights.

        Axonyx Material Adverse Effect.    "Axonyx Material Adverse Effect" shall mean any effect, change, event, circumstance, or development (any such item, an "Effect") that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Axonyx Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations, financial performance or prospects of Axonyx and its Subsidiaries taken as a whole; or (b) the ability of Axonyx to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed to constitute an Axonyx Material Adverse Effect: (v) any Effect resulting from the announcement or pendency of the Merger, (w) any change in the stock price or trading volume of Axonyx independent of any other event that would be deemed to have a Axonyx Material Adverse Effect, (x) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (y) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (z) any Effect resulting from an Axonyx Permitted Transaction.

        Axonyx Options.    "Axonyx Options" shall mean options to purchase shares of Axonyx Common Stock issued by Axonyx.

        Axonyx Pending Litigation.    "Axonyx Pending Litigation" shall mean (1) that certain consolidated class action, styled In re Axonyx Securities Litigation, case number 1:05-cv-02307-TPG, pending against Axonyx and certain of Axonyx's directors and officers in the U.S. District Court for the Southern District of New York asserting claims under Sections (10)(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder on behalf of a class of purchasers of Axonyx Common Stock during the period from June 26, 2003, through and including February 4, 2005 and (2) that certain shareholder derivative lawsuit pending in the New York Supreme Court (New York County) against current and former directors and officers of Axonyx, as well as (3) any as-yet un-filed shareholder class action or derivative lawsuits relating to the same facts and circumstances as alleged in the above-referenced lawsuits.

        Axonyx Permitted Transaction.    "Axonyx Permitted Transaction" shall mean an out-license of any of the Axonyx Product Candidates to any of the parties specified in that certain letter agreement between Axonyx and TorreyPines, dated as of the date of this Agreement or to such other third party agreed to in writing by TorreyPines after the date of this Agreement; provided, however, that such out-license is completed prior to the date that is five Business Days prior to the date of the Axonyx Stockholders' Meeting.

A-A-2

        Axonyx Registered IP.    "Axonyx Registered IP" shall mean all Axonyx IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

        Axonyx Stockholder Approval.    "Axonyx Stockholder Approval" shall have the meaning set forth in Section 3.20.

        Axonyx Triggering Event.    An "Axonyx Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Axonyx shall have failed to recommend that Axonyx's stockholders vote to approve the Merger, the issuance of Axonyx Common Stock and Axonyx Merger Warrants in the Merger, the Axonyx Certificate, the Reverse Stock Split, the Reincorporation, the Change of Control and the Axonyx Name Change or shall for any reason have withdrawn or shall have modified in a manner adverse to TorreyPines the Axonyx Board Recommendation; (ii) Axonyx shall have failed to include in the Joint Proxy Statement/Prospectus the Axonyx Board Recommendation; (iii) Axonyx shall have failed to hold the Axonyx Stockholders' Meeting within 60 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 60 day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the Board of Directors of Axonyx shall have approved, endorsed or recommended any Acquisition Proposal; (v) Axonyx shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4); (vi) Axonyx or any director, officer or agent of Axonyx shall have willfully and intentionally breached the provisions set forth in Section 4.4 of the Agreement.

        Axonyx Unaudited Interim Balance Sheet.    "Axonyx Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of Axonyx and its consolidated subsidiaries as of March 31, 2006, included in Axonyx's Report on Form 10-Q for the fiscal quarter ended March 31, 2006, as filed with the SEC prior to the date of the Agreement.

        Business.    "Business" shall mean the business and operations of TorreyPines.

        Business Day.    "Business Day" shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

        Change of Control.    "Change of Control" shall mean a change in control of Axonyx for purposes of NASD Rule 4350(i)(B).

        Closing Date.    "Closing Date" shall have the meaning set forth in Section 1.3.

        COBRA.    "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

        Code.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        Confidentiality Agreement.    "Confidentiality Agreement" shall mean the Confidentiality Agreement dated February 8, 2006 between TorreyPines and Axonyx.

        Consent.    "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        Contemplated Transactions.    "Contemplated Transactions" shall mean the Merger and the other transactions and actions contemplated by the Agreement.

A-A-3

        Contract.    "Contract" shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

        Determination Date.    "Determination Date" shall have the meaning set forth in Section 1.7(a).

        DGCL.    "DGCL" shall mean the Delaware General Corporation Law.

        Dispute Notice.    "Dispute Notice" shall have the meaning set forth in Section 1.7(b).

        Encumbrance.    "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        Environmental Law.    "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

        ERISA.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        Estimated Net Cash Schedule.    "Estimated Net Cash Schedule" shall have the meaning set forth in Section 1.7(a).

        Exchange Act.    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        Expenses.    "Expenses" shall mean, with respect to Axonyx or TorreyPines, as applicable, the reasonable out of pocket fees and expenses (including all reasonable fees and expenses of legal counsel, accountants, financial advisors and investment bankers of such party) incurred by such party or on its behalf in connection with the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement, the filing or any required notices under applicable antitrust law or other regulations and all other matters related to this Agreement, the Merger and the other transactions contemplated hereby.

        Final Net Cash Schedule.    "Final Net Cash Schedule" shall have the meaning set forth in Section 1.7(a).

        Form S-4 Registration Statement.    "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Axonyx in connection with issuance of Axonyx Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

A-A-4

        Governmental Authorization.    "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        Governmental Body.    "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Stock Market).

        HSR Act.    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        Hazardous Materials.    "Hazardous Materials" shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

        Intellectual Property.    "Intellectual Property" shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

        IRS.    "IRS" shall mean the United States Internal Revenue Service.

        Joint Proxy Statement/Prospectus.    "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement/prospectus to be sent to TorreyPines' stockholders in connection with the TorreyPines Stockholders' Meeting and to Axonyx's stockholders in connection with the Axonyx Stockholders' Meeting.

        Key Employee.    "Key Employee" shall mean, with respect to the TorreyPines or Axonyx, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer.

        Knowledge.    "Knowledge" means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual's employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

        Legal Proceeding.    "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

A-A-5

        Legal Requirement.    "Legal Requirement" shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the National Association of Securities Dealers).

        Minimum Cash Value.    "Minimum Cash Value" shall mean $38,000,000.

        Multiemployer Plan. "Multiemployer Plan" shall mean (A) a "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

        Multiple Employer Plan. "Multiple Employer Plan" shall mean (A) a "multiple employer plan" within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

        Net Cash.    "Net Cash" shall mean, as of any particular date (actual or future), without repetition (a) the sum of Axonyx's cash and cash equivalents, short-term investments, accounts receivable, net and restricted cash, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for Axonyx's Unaudited Interim Balance Sheet minus (b) the sum of Axonyx's accounts payable and accrued expenses, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for Axonyx's Unaudited Interim Balance Sheet minus (c) the amount of contractual obligations as of such date determined in a manner substantially consistent with the manner in which the "Contractual Obligations" table included in the Management's Discussion and Analysis of Financial Condition section of Axonyx's most recent Form 10-K for the year ended December 31, 2005 filed with the SEC was determined minus (d) the remaining cash cost of restructuring accruals as of such date determined in a manner substantially consistent with the manner in which such item was determined for Axonyx's Unaudited Interim Balance Sheet minus (e) the cash cost of any change of control payments, severance payments or payments under Section 280G of the Code that become due to any employee of Axonyx solely as a result of the Merger and the Contemplated Transactions minus (f) the cash cost of any accrued and unpaid retention payments due to any Axonyx employee as of such date minus (g) the cash cost of any and all billed and unpaid Taxes (including estimates from any estimated tax costs arising out of any specific tax review that may be underway at the Effective Time) for which Axonyx is liable in respect of any period ending on or before such date minus (h) any remaining fees and expenses (including, but not limited to, any attorney's, accountant's, financial advisor's or finder's fees) as of such date for which Axonyx is liable pursuant to this Agreement incurred by Axonyx in connection with this Agreement and the Contemplated Transactions minus (i) the Uncovered Litigation Damages, minus (j) any proceeds from the disposition of the Oxis investment plus (k) any amounts paid by Axonyx on or prior to such date in satisfaction of its obligations under Section 5.7(c), (d) or (e) (and the Parties acknowledge and agree that any amounts payable by Axonyx as of such date pursuant to such obligations shall not result in a reduction to Net Cash in connection with any determination of Net Cash pursuant to the above) plus (l) any amounts due to be reimbursed to Axonyx by TorreyPines pursuant to Section 9.3(a).

        Net Cash Calculation.    "Net Cash Calculation" shall have the meaning set forth in Section 1.7(a).

        Ordinary Course of Business.    "Ordinary Course of Business" shall mean, in the case of each of TorreyPines and Axonyx, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

        Party.    "Party" or "Parties" shall mean TorreyPines, Merger Sub and Axonyx.

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        Person.    "Person" shall mean any individual, Entity or Governmental Body.

        Representatives.    "Representatives" shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

        Sarbanes-Oxley Act.    "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

        SEC.    "SEC" shall mean the United States Securities and Exchange Commission.

        Securities Act.    "Securities Act" shall mean the Securities Act of 1933, as amended.

        Shareholder.    "Shareholder" shall mean each shareholder of TorreyPines, and "Shareholders" shall mean all shareholders of TorreyPines, in each case as determined immediately prior to the Effective Time.

        Subsidiary.    An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

        Superior Offer.    "Superior Offer" shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party's stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate TorreyPines entity thereof) or (B) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party's capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the board of directors of Axonyx or TorreyPines, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable, from a financial point of view, to Axonyx's stockholders or TorreyPines' stockholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

        Tax.    "Tax" shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

        Tax Return.    "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or

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submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        TorreyPines Affiliate.    "TorreyPines Affiliate" shall mean any Person that is (or at any relevant time was) under common control with TorreyPines within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

        TorreyPines Associate.    "TorreyPines Associate" shall mean any current or former employee, independent contractor, officer or director of TorreyPines or any TorreyPines Affiliate.

        TorreyPines Capital Stock.    "TorreyPines Capital Stock" shall mean the TorreyPines Common Stock and the TorreyPines Preferred Stock.

        TorreyPines Common Stock.    "TorreyPines Common Stock" shall mean the Common Stock, $0.01 par value per share, of TorreyPines.

        TorreyPines Contract.    "TorreyPines Contract" shall mean any Contract: (a) to which TorreyPines is a Party; (b) by which TorreyPines or any TorreyPines Subsidiary or any TorreyPines IP Rights or any other asset of TorreyPines is or may become bound or under which TorreyPines or any TorreyPines Subsidiary has, or may become subject to, any obligation; or (c) under which TorreyPines or TorreyPines Subsidiary has or may acquire any right or interest.

        TorreyPines Financing.    "TorreyPines Financing" shall mean a private placement of shares of TorreyPines' preferred stock or other securities to TorreyPines' current stockholders (or their affiliates) pursuant to any agreement entered into prior to or concurrently with this Agreement, a copy of which has been provided to Axonyx and its counsel.

        TorreyPines Financing Discrepancy.    "TorreyPines Financing Discrepancy" shall mean a TorreyPines Financing in which the gross proceeds received by TorreyPines are less than $6,364,269.00.

        TorreyPines IP Rights.    "TorreyPines IP Rights" shall mean all Intellectual Property owned, licensed, or controlled by the TorreyPines or its Subsidiaries that is necessary or used in the TorreyPines business as presently conducted.

        TorreyPines IP Rights Agreement.    "TorreyPines IP Rights Agreement" shall mean any instrument or agreement governing, related or pertaining to any TorreyPines IP Rights.

        TorreyPines Material Adverse Effect.    "TorreyPines Material Adverse Effect" shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the TorreyPines Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations, financial performance or prospects of TorreyPines and its Subsidiaries taken as a whole; or (b) the ability of TorreyPines to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement; provided, however, that none of the following shall be deemed to constitute a TorreyPines Material Adverse Effect: (v) any Effect resulting from the announcement or pendency of the Merger, (w) any change in the stock price or trading volume of Axonyx independent of any other event that would be deemed to have a TorreyPines Material Adverse Effect, (x) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (y) any change in accounting requirements or

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principles or any change in applicable laws, rules or regulations or the interpretation thereof or (z) any Effect resulting from the TorreyPines Financing or a TorreyPines Permitted Transaction.

        TorreyPines Options.    "TorreyPines Options" shall mean options to purchase shares of TorreyPines Common Stock issued by TorreyPines.

        TorreyPines Permitted Transaction.    "TorreyPines Permitted Transaction" shall mean an out-license of any of the TorreyPines Product Candidates to any of the parties specified in that certain letter agreement between Axonyx and TorreyPines, dated as of the date of this Agreement or to such other third party agreed to in writing by Axonyx after the date of this Agreement; provided, however, that such out-license is completed prior to the date that is five Business Days prior to the date of the Axonyx Stockholders' Meeting.

        TorreyPines Preferred Stock.    "TorreyPines Preferred Stock" shall mean collectively the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series C-2 Preferred Stock of TorreyPines.

        TorreyPines Registered IP.    "TorreyPines Registered IP" shall mean all TorreyPines IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

        TorreyPines Stockholder Approval.    "TorreyPines Stockholder Approval" shall have the meaning set forth in Section 2.20.

        TorreyPines Triggering Event.    A "TorreyPines Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of TorreyPines shall have failed to recommend that TorreyPines' stockholders vote to approve the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to Axonyx the TorreyPines Board Recommendation; (ii) TorreyPines shall have failed to include in the Joint Proxy Statement/Prospectus the TorreyPines Board Recommendation; (iii) TorreyPines shall have failed to hold the TorreyPines Stockholders' Meeting within 60 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 60 day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the Board of Directors of TorreyPines shall have approved, endorsed or recommended any Acquisition Proposal; (v) TorreyPines shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4); or (vi) TorreyPines or any director, officer or agent of TorreyPines shall have willfully and intentionally breached the provisions set forth in Section 4.4 of the Agreement.

        TorreyPines Unaudited Interim Balance Sheet.    "TorreyPines Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of TorreyPines and its consolidated subsidiaries as of March 31, 2006, provided to Axonyx prior to the date of this Agreement.

        TorreyPines Warrants.    "TorreyPines Warrants" shall mean warrants to purchase shares of TorreyPines Common Stock or TorreyPines Preferred Stock issued by TorreyPines as set forth in Section 2.3(b).

        Uncovered Litigation Damages.    "Uncovered Litigation Damages" shall mean an amount (which may not be less than zero) equal to (i) the total of all actual, unpaid liabilities, losses or damages, including any amounts incurred after this Agreement as a deductible and amounts incurred in settlement, attorney's fees and costs, which are incurred by Axonyx in connection with the Axonyx Pending Litigation, plus any attorneys' fees and costs incurred by Axonyx in negotiating or litigating

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potential coverage disputes with their insurance carriers in connection with the Axonyx Pending Litigation, minus (ii) any amounts received by Axonyx (or for which Axonyx has, in good faith, determined will be received by Axonyx) from its insurance carriers with respect to such liabilities, losses or damages and for which in the case of amounts not yet received, Axonyx's insurance carriers have not rejected or denied.

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AMENDMENT NO.1 TO
AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Amendment") is made and entered into as of August 23, 2006, by and among Axonyx Inc., a Nevada corporation ("Axonyx") and TORREYPINES THERAPEUTICS, INC., a Delaware Corporation.

RECITALS

        A. Axonyx, Autobahn Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Axonyx and TorreyPines are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of June 7, 2006 (the "Merger Agreement").

        B. The parties to this Amendment wish to amend the Merger Agreement as set forth in this Amendment.

AGREEMENT

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Capitalized terms not otherwise defined in this Amendment shall have the meanings given to such terms in the Merger Agreement.

2.    The Merger Agreement is hereby amended by deleting Section 5.11 in its entirety and replacing it with the following:

        "5.11Directors and Officers. Each Party shall use commercially reasonable efforts to obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of such Party who is not continuing as an officer or director of Axonyx. The directors who remain on the Board of Directors of Axonyx at the Effective Time shall be Steven Ferris, Marvin Hausman, Steven Ratoff and Louis G. Cornacchia ("Axonyx Designated Directors"). In addition, the Board of Directors of Axonyx shall elect, to be effective as of the Effective Time, six (6) directors designated by TorreyPines, each to serve as members of the Board of Directors of Axonyx ("TorreyPines Designated Directors") and the Board of Directors of Axonyx shall cause such directors to be nominated at the next annual meeting of stockholders of Axonyx. If any Axonyx Designated Director or TorreyPines Designated Director shall be unable to serve as a director at the Effective Time, the Party which designated such individual shall designate another individual, reasonably acceptable to the other Party, to serve in such individual's place. The Board of Directors of Axonyx shall appoint each of the individuals set forth on Schedule 5.11 as officers of Axonyx, effective as of the Effective Time."

3.    Except as it has been specifically amended pursuant to Section 2 of this Amendment, the Merger Agreement shall continue in full force and effect.

4.    This Amendment and the Merger Agreement set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties relating to the subject matter hereof and thereof.

5.    This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile transmission shall be sufficient to bind the parties to the terms and conditions of this Amendment.

[Remainder of page intentionally left blank]

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        IN WITNESS WHEREOF, the Parties have entered into and signed this Amendment No.1 to Agreement and Plan of Merger and Reorganization as of the date and year first above written.

AXONYX INC.
By	/s/ PAUL FEUERMAN Name: Paul Feuerman Its: General Counsel
TORREYPINES THERAPEUTICS, INC.
By	/s/ NEIL M. KURTZ, M.D. Neil M. Kurtz, M.D. President and Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger and Reorganization

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Exhibit B

VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement") is entered into as of June 7, 2006, by and between AXONYX INC., a Nevada corporation ("Axonyx"), and the Principal Stockholders of TORREYPINES THERAPEUTICS,  INC., a Delaware corporation (the "Company"), whose signatures appear on the signature pages to this Agreement (each a "Principal Stockholder"). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

RECITALS

        A.    Each Principal Stockholder is a holder of record and the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of certain shares of preferred and/or common stock of the Company.

        B.    Axonyx, the Company and Autobahn Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Axonyx, have entered into an Agreement and Plan of Merger and Reorganization dated as of June 7, 2006, as may be amended in accordance with its terms (the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation and continuing as a wholly owned subsidiary of Axonyx (the "Merger").

        C.    In the Merger, the outstanding shares of common stock of the Company are to be converted into the right to receive shares of common stock of Axonyx as specified in the Merger Agreement and the outstanding shares of preferred stock of the Company are to be converted into the right to receive shares of common stock of Axonyx as well as warrants exercisable for common stock of Axonyx (the "Warrants") as specified in the Merger Agreement.

        D.    In order to induce Axonyx to enter into the Merger Agreement, each Principal Stockholder is entering into this Agreement.

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

1.     CERTAIN DEFINITIONS

        For purposes of this Agreement:

          (a)   The terms "Acquisition Inquiry," "Acquisition Proposal" and "Acquisition Transaction" shall have the respective meanings assigned to those terms in the Merger Agreement.

          (b)   "Axonyx Common Stock" shall mean the common stock, par value $0.001 per share, of Axonyx.

          (c)   "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

          (d)   "Company Preferred Stock" shall mean the Series A, Series B and Series C preferred stock, par value $0.01 per share, of the Company.

          (e)   Principal Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Principal Stockholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

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          (f)    "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

          (g)   The terms "TorreyPines Financing," and "TorreyPines Permitted Transaction" shall have the respective meanings assigned to those terms in the Merger Agreement.

          (h)   "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and Company Preferred Stock and all options, warrants and other rights to acquire shares of Company Common Stock and Company Preferred Stock) Owned by each Principal Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and Company Preferred Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock and Company Preferred Stock) of which each Principal Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date, including pursuant to the TorreyPines Financing.

          (i)    A Person shall be deemed to have a effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Axonyx; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Axonyx; or (iii) reduces such Person's beneficial ownership of, interest in, control over or risk relating to such security.

          (j)    "Voting Covenant Expiration Date" shall mean the earlier of the date upon which the Merger Agreement is terminated, or the date upon which the Merger is consummated.

2.     TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

        2.1    Restriction on Transfer of Subject Securities.    Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, each Principal Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

        2.2    Restriction on Transfer of Voting Rights.    During the period from the date of this Agreement through the Voting Covenant Expiration Date, each Principal Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

        2.3    Permitted Transfers.    Section 2.1 shall not prohibit a transfer of Subject Securities by any Principal Stockholder (i) to any member of his or her immediate family, or to a trust for the benefit of Principal Stockholder or any member of his or her immediate family, (ii) upon the death of Principal Stockholder, or (iii) if Principal Stockholder is a partnership or limited liability company, to one or more partners or members of Principal Stockholder or to an affiliated corporation under common control with Principal Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Axonyx, to be bound by the terms of this Agreement.

3.     VOTING OF SHARES

        3.1    Voting Covenant Prior to the Voting Covenant Expiration Date.    Each Principal Stockholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of the Company, however called (and any postponement or adjournment thereof), and in any written

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action by consent of stockholders of the Company, unless otherwise directed in writing by Axonyx, each Principal Stockholder shall cause the Subject Securities to be voted, as applicable:

          (a)   in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

          (b)   against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

          (c)   against the following actions (other than the Merger and the Contemplated Transactions, including the matters described in subsection (a) above): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company (except any TorreyPines Permitted Transaction); (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company's certificate of incorporation or bylaws (except any amendment to the Company's certificate of incorporation in connection with the TorreyPines Financing); (F) any material change in the capitalization of the Company or the Company's corporate structure (except any issuance of preferred stock of the Company pursuant to the TorreyPines Financing); and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, no Principal Stockholder shall enter into any agreement or understanding with any Person, other than Axonyx, to vote or give instructions in any manner inconsistent with clause (a), (b), or (c) of the preceding sentence.

        3.2    Modification to Voting Covenant.    Notwithstanding anything to the contrary in this Agreement, in the event that the Board of Directors of the Company withdraws, withhold, amends or modifies (or adopts or approves any resolution to, or publicly discloses its intention to, withdraw, withhold, amend or modify) its recommendation to the holders of the Company's Capital Stock to vote in favor of the Merger and the adoption of the Merger Agreement as provided in Section 5.2(c) of the Merger Agreement and the Company has received an Acquisition Proposal that the Company's Board of Directors has determined in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes a Superior Offer, the obligations of each Principal Stockholder to vote the Subject Securities or cause the Subject Securities to be voted in the manner set forth in clauses (a) through (c) of Section 3.1 shall apply only to an aggregate number of Subject Securities that is equal to 33% of the total number of shares of Company Common Stock and Company Preferred Stock entitled to vote in respect of such matter (voting together as a class) and 33% of the total number of shares of Company Preferred Stock entitled to vote in respect of such matter (voting separately as a class).

        3.3    Proxy; Further Assurances.

          (a)   Contemporaneously with the execution of this Agreement: (i) each Principal Stockholder shall deliver to Axonyx a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein, but subject to Section 3.2 (the "Proxy"); and (ii) each Principal Stockholder shall cause to be delivered to Axonyx an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock or Company Preferred Stock that are owned

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  beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by such Principal Stockholder, subject to Section 3.2.

          (b)   Each Principal Stockholder shall, at his, her or its own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Axonyx the power to carry out and give effect to the provisions of this Agreement.

4.     WAIVER OF APPRAISAL RIGHTS

        Each Principal Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that such Principal Stockholder or any other Person may have by virtue of any outstanding shares of Company Common Stock or Company Preferred Stock Owned by such Principal Stockholder.

5.     NO SOLICITATION

        Each Principal Stockholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, no Principal Stockholder shall, directly or indirectly, and each Principal Stockholder shall ensure that none of his, her or its Representatives (as defined in the Merger Agreement) will, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding the Company or any subsidiary of the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Each Principal Stockholder shall immediately cease and discontinue, and each Principal Stockholder shall ensure that his, her or its Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry. For clarification, neither a TorreyPines Financing nor a TorreyPines Permitted Transaction is considered to be an Acquisition Transaction as provided in the Merger Agreement.

6.     REPRESENTATIONS AND WARRANTIES OF PRINCIPAL STOCKHOLDER

        Each Principal Stockholder hereby represents and warrants to Axonyx as follows:

        6.1    Authorization, Etc.    Such Principal Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform his, her or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by such Principal Stockholder and constitute legal, valid and binding obligations of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Such Principal Stockholder, if not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized or formed.

        6.2    No Conflicts or Consents.

          (a)   The execution and delivery of this Agreement and the Proxy by such Principal Stockholder does not, and the performance of this Agreement and the Proxy by such Principal Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment

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  applicable to such Principal Stockholder or by which he, she or it or any of his, her or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which such Principal Stockholder is a party or by which such Principal Stockholder or any of his, her or its affiliates or properties is or may be bound or affected.

          (b)   The execution and delivery of this Agreement and the Proxy by such Principal Stockholder does not, and the performance of this Agreement and the Proxy by such Principal Stockholder will not, require any consent or approval of any Person.

        6.3    Title to Securities.    As of the date of this Agreement: (a) such Principal Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock and/or Company Preferred Stock set forth beneath such Principal Stockholder's signature on the signature page hereof; (b) such Principal Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth beneath such Principal Stockholder's signature on the signature page hereof; and (c) such Principal Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth beneath such Principal Stockholder's signature on the signature page hereof.

        6.4    Accuracy of Representations.    The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

7.     ADDITIONAL COVENANTS OF PRINCIPAL STOCKHOLDER

        7.1    Further Assurances.    From time to time and without additional consideration, each Principal Stockholder shall (at such Principal Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at such Principal Stockholder's sole expense) take such further actions, as Axonyx may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

8.     MISCELLANEOUS

        8.1    Expenses.    All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        8.2    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

  if to Principal Stockholder:

  at the address set forth on the signature page hereof; and

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  if to Axonyx:
  Axonyx Inc.
  500 Seventh Avenue, 10th Floor
  New York, NY 10018
  Telephone: (212) 645-7704
  Fax: (212) 989-1745
  Attention: Chief Executive Officer

  with a copy to:
  Latham & Watkins LLP
  650 Towne Center Drive
  20th Floor
  Costa Mesa, CA 92626
  Telephone: (714) 540-1235
  Fax: (714) 755-8290
  Attention: Patrick Seaver, Esq.

        8.3    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

        8.4    Entire Agreement.    This Agreement, the Proxy, the Merger Agreement, the Warrants and any Lock-up Agreement between each Principal Stockholder and Axonyx collectively set forth the entire understanding of Axonyx and such Principal Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Axonyx and such Principal Stockholder relating to the subject matter hereof and thereof.

        8.5    Assignment; Binding Effect.    Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Principal Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Principal Stockholder and his or her heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of Axonyx and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Axonyx and its successors and assigns) any rights or remedies of any nature.

        8.6    Fiduciary Duties.    Each Principal Stockholder is signing this Agreement in such Principal Stockholder's capacity as an owner of his, her or its respective Subject Securities, and nothing herein shall prohibit, prevent or preclude such Principal Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

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        8.7    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each Principal Stockholder agrees that, in the event of any breach or threatened breach by any Principal Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Axonyx shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Principal Stockholder further agrees that neither Axonyx nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each Principal Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        8.8    Non-Exclusivity.    The rights and remedies of Axonyx under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Axonyx under this Agreement, and the obligations and liabilities of each Principal Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any Principal Stockholder's obligations, or the rights or remedies of Axonyx, under any other agreement between Axonyx and such Principal Stockholder; and nothing in any such other agreement shall limit any Principal Stockholder's obligations, or any of the rights or remedies of Axonyx, under this Agreement.

        8.9    Governing Law; Venue.

          (a)   This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

          (b)   Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each Principal Stockholder:

              (i)  expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

             (ii)  agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

           (iii)  agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

            (iv)  agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such Principal Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

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Nothing contained in this Section 8.10 shall be deemed to limit or otherwise affect the right of Axonyx to commence any legal proceeding or otherwise proceed against any Principal Stockholder in any other forum or jurisdiction.

          (c)   EACH PRINCIPAL STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

        8.10    Counterparts.    This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        8.11    Captions.    The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        8.12    Attorneys' Fees.    If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Principal Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        8.13    Waiver.    No failure on the part of Axonyx to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Axonyx in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Axonyx shall not be deemed to have waived any claim available to Axonyx arising out of this Agreement, or any power, right, privilege or remedy of Axonyx under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Axonyx; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        8.14    Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b)   The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)   Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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        IN WITNESS WHEREOF, Axonyx and each Principal Stockholder have caused this Agreement to be executed as of the date first written above.

AXONYX INC.
By:
Name:
Title:
PRINCIPAL STOCKHOLDER
By:
Name:
Title:
Address:

Attn:

	Fax:	( )

NUMBER OF OUTSTANDING SHARES OF COMPANY COMMON STOCK HELD BY STOCKHOLDER:

NUMBER OF OUTSTANDING SHARES OF COMPANY PREFERRED STOCK HELD BY STOCKHOLDER:

NUMBER OF SHARES OF COMPANY COMMON STOCK SUBJECT TO OPTIONS AND WARRANTS HELD BY STOCKHOLDER:

EXHIBIT A
FORM OF IRREVOCABLE PROXY

        The undersigned principal stockholder (the "Principal Stockholder") of TORREYPINES THERAPEUTICS, INC., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes PAUL FEURMAN, S. COLIN NEILL and AXONYX INC., a Nevada corporation ("Axonyx"), and each of them, the attorneys and proxies of the Principal Stockholder with full power of substitution and resubstitution, to the full extent of the Principal Stockholder's rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Principal Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Principal Stockholder may acquire on or after the date hereof, subject to Section 3.2 of the Voting Agreement (as defined below). (The shares of the capital stock of the Company referred to in clauses (i) and (ii) of the immediately preceding sentence, subject to Section 3.2 of the Voting Agreement, are collectively referred to as the "Shares".) Upon the execution hereof, all prior proxies given by the Principal Stockholder with respect to any of the Shares are hereby revoked, and the Principal Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

        This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, among Axonyx, the Principal Stockholder and the other stockholders of the Company appearing as signatories thereto (the "Voting Agreement"), and is granted in consideration of Axonyx entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Axonyx, the Company and Axonyx Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Axonyx (the "Merger Agreement"), providing for the merger of Axonyx Acquisition Corporation with and into the Company, with the Company being the surviving corporation and continuing as a wholly owned subsidiary of Axonyx (the "Merger"). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

        The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares (subject to Section 3.2 of the Voting Agreement) at any time until the Voting Covenant Expiration Date at any meeting of the stockholders of the Company, however called (and any postponement or adjournment thereof), and in connection with any written action by consent of stockholders of the Company, as applicable:

            (i)  in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

           (ii)  against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

          (iii)  against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement, including the matters described in subsection (i) above): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company (except any TorreyPines Permitted Transaction); (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company's certificate of incorporation or bylaws (except any amendment to the Company's certificate of incorporation in connection with the TorreyPines Financing); (F) any material change in the capitalization of the Company or the Company's corporate structure (except any issuance of preferred stock of the Company pursuant to the TorreyPines Financing); and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

        For clarification, the Principal Stockholder shall not vote the Shares (whether in person or by proxy, other than this proxy) at any meeting of the stockholders of the Company, however called (and any postponement or adjournment thereof), or in connection with any written action by consent of stockholders of the Company, as applicable, with regard to the foregoing matters unless requested by any of the attorneys and proxies named above to do so, in which event, the Principal Stockholder shall vote his, her or its Shares as required by Section 3.1 of the Voting Agreement (subject to Section 3.2 of the Voting Agreement).

        The Principal Stockholder may vote the Shares on all other matters not subject to this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

        This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Principal Stockholder (including any transferee of any of the Shares).

        Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Principal Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Principal Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: June    , 2006

PRINCIPAL STOCKHOLDER
By:
Name:
Title:
Address:

Attn:

	Fax:	( )

NUMBER OF OUTSTANDING SHARES OF COMPANY COMMON STOCK HELD BY STOCKHOLDER:

NUMBER OF OUTSTANDING SHARES OF COMPANY PREFERRED STOCK HELD BY STOCKHOLDER:

NUMBER OF SHARES OF COMPANY COMMON STOCK SUBJECT TO OPTIONS AND WARRANTS HELD BY STOCKHOLDER:

EXHIBIT C
VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement") is entered into as of June 7, 2006, by and between TORREYPINES THERAPEUTICS, INC., a Delaware corporation ("TorreyPines"), and the Stockholders of Axonyx Inc., a Nevada corporation (the "Company"), whose signatures appear on the signature pages to this Agreement (each a "Stockholder"). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

RECITALS

        A.    Each Stockholder is a holder of record and the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of certain shares of common stock of the Company.

        B.    TorreyPines, the Company and Autobahn Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, have entered into an Agreement and Plan of Merger and Reorganization dated as of June 7, 2006, as may be amended in accordance with its terms (the "Merger Agreement"), providing for the merger of Merger Sub with and into TorreyPines, with TorreyPines being the surviving corporation and continuing as a wholly owned subsidiary of the Company (the "Merger").

        C.    In the Merger, the outstanding shares of common stock of TorreyPines are to be converted into the right to receive shares of common stock of the Company as specified in the Merger Agreement and the outstanding shares of preferred stock of TorreyPines are to be converted into the right to receive shares of common stock of the Company as well as warrants exercisable for common stock of the Company (the "Warrants") as specified in the Merger Agreement.

        D.    In order to induce TorreyPines to enter into the Merger Agreement, each Stockholder is entering into this Agreement.

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

1.     CERTAIN DEFINITIONS

        For purposes of this Agreement:

          (a)   The terms "Acquisition Inquiry," "Acquisition Proposal" and "Acquisition Transaction" shall have the respective meanings assigned to those terms in the Merger Agreement.

          (b)   The term "Axonyx Permitted Transaction" shall have the meaning assigned to that term in the Merger Agreement.

          (c)   "Company Common Stock" shall mean the common stock, par value $0.001 per share, of the Company.

          (d)   Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

          (e)   "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

          (f)    "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by each Stockholder as of the date of this Agreement; and (ii) all

A-C-1

  additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which each Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date.

          (g)   A Person shall be deemed to have a effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person; or (iii) reduces such Person's beneficial ownership of, interest in, control over or risk relating to such security.

          (h)   "Voting Covenant Expiration Date" shall mean the earlier of the date upon which the Merger Agreement is terminated, or the date upon which the Merger is consummated.

2.     TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

        2.1   Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, each Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

        2.2   Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, each Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

        2.3   Permitted Transfers. Section 2.1 shall not prohibit a transfer of Company Common Stock by any Stockholder (i) to any member of his or her immediate family, or to a trust for the benefit of Stockholder or any member of his or her immediate family, (ii) upon the death of Stockholder, or (iii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to TorreyPines, to be bound by the terms of this Agreement.

3.     VOTING OF SHARES

        3.1   Voting Covenant Prior to the Voting Covenant Expiration Date. Each Stockholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of the Company, however called (and any postponement or adjournment thereof), and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by TorreyPines, each Stockholder shall cause the Subject Securities to be voted, as applicable:

          (a)   in favor of the issuance of the Company's Common Stock and the Warrants, as applicable, to the stockholders of TorreyPines pursuant to the terms of the Merger Agreement, the Axonyx Certificate, the Reverse Stock Split, the 2006 Equity Incentive Plan, the Reincorporation and the Axonyx Name Change and in favor of any action in furtherance of any of the foregoing;

          (b)   against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

          (c)   against the following actions (other than the Merger and the Contemplated Transactions, including the matters described in subsection (a) above): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company

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  or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company (except the Axonyx Permitted Transaction); (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company's certificate of incorporation or bylaws (except as described in subsection (a) above); (F) any material change in the capitalization of the Company or the Company's corporate structure (except as described in subsection (a) above); and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, no Stockholder shall enter into any agreement or understanding with any Person, other than TorreyPines, to vote or give instructions in any manner inconsistent with clause (a), (b), or (c) of the preceding sentence.

        3.2   Proxy; Further Assurances.

          (a)   Contemporaneously with the execution of this Agreement: (i) each Stockholder shall deliver to TorreyPines a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein (the "Proxy"); and (ii) each Stockholder shall cause to be delivered to TorreyPines an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by such Stockholder.

          (b)   Each Stockholder shall, at his, her or its own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in TorreyPines the power to carry out and give effect to the provisions of this Agreement.

4.     NO SOLICITATION

        Each Stockholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, no Stockholder shall, directly or indirectly, and each Stockholder shall ensure that none of his, her or its Representatives (as defined in the Merger Agreement) will, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding the Company or any subsidiary of the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Each Stockholder shall immediately cease and discontinue, and each Stockholder shall ensure that his, her or its Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry. For clarification, an Axonyx Permitted Transaction is not considered to be an Acquisition Transaction as provided in the Merger Agreement.

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5.     REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

        Each Stockholder hereby represents and warrants to TorreyPines as follows:

        5.1   Authorization, Etc. Such Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform his, her or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by such Stockholder and constitute legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Such Stockholder, if not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized or formed.

        5.2   No Conflicts or Consents.

          (a)   The execution and delivery of this Agreement and the Proxy by such Stockholder does not, and the performance of this Agreement and the Proxy by such Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which he, she or it or any of his, her or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any of his, her or its affiliates or properties is or may be bound or affected.

          (b)   The execution and delivery of this Agreement and the Proxy by such Stockholder does not, and the performance of this Agreement and the Proxy by such Stockholder will not, require any consent or approval of any Person.

        5.3   Title to Securities. As of the date of this Agreement: (a) such Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth beneath such Stockholder's signature on the signature page hereof; (b) such Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth beneath such Stockholder's signature on the signature page hereof; and (c) such Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth beneath such Stockholder's signature on the signature page hereof.

        5.4   Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

6.     ADDITIONAL COVENANTS OF STOCKHOLDER

        6.1   Further Assurances. From time to time and without additional consideration, each Stockholder shall (at such Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at such Stockholder's sole expense) take such further actions, as TorreyPines may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

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7.     MISCELLANEOUS

        7.1   Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        7.2   Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

    if to Stockholder:

    at the address set forth on the signature page hereof; and

    if to TorreyPines:
    TorreyPines Therapeutics, Inc.
    11085 North Torrey Pines Road
    Suite 300
    La Jolla, CA 92037
    Telephone: (858) 623-5665
    Fax: (858) 623-5666
    Attention: Chief Executive Officer

    with a copy to:
    Cooley Godward LLP
    4401 Eastgate Mall
    San Diego, CA 92121
    Telephone: (858) 550-6000
    Fax: (858) 550-6420
    Attention: L. Kay Chandler, Esq.

        7.3   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

        7.4   Entire Agreement. This Agreement, the Proxy, the Merger Agreement and the Warrants collectively set forth the entire understanding of TorreyPines and such Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between TorreyPines and such Stockholder relating to the subject matter hereof and thereof.

        7.5   Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to

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the preceding sentence, this Agreement shall be binding upon each Stockholder and his or her heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of TorreyPines and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than TorreyPines and its successors and assigns) any rights or remedies of any nature.

        7.6   Fiduciary Duties. Each Stockholder is signing this Agreement in such Stockholder's capacity as an owner of his, her or its respective Subject Securities, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

        7.7   Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Each Stockholder agrees that, in the event of any breach or threatened breach by any Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, TorreyPines shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Stockholder further agrees that neither TorreyPines nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.8, and each Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        7.8   Non-Exclusivity. The rights and remedies of TorreyPines under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of TorreyPines under this Agreement, and the obligations and liabilities of each Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any Stockholder's obligations, or the rights or remedies of TorreyPines, under any other agreement between TorreyPines and such Stockholder; and nothing in any such other agreement shall limit any Stockholder's obligations, or any of the rights or remedies of TorreyPines, under this Agreement.

        7.9   Governing Law; Venue.

          (a)   This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

          (b)   Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each Stockholder:

            (i)    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

            (ii)   agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

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            (iii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

            (iv)  agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Nothing contained in this Section 7.9 shall be deemed to limit or otherwise affect the right of TorreyPines to commence any legal proceeding or otherwise proceed against any Stockholder in any other forum or jurisdiction.

          (c)   EACH STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

        7.10 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        7.11 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        7.12 Attorneys' Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

        7.13 Waiver. No failure on the part of TorreyPines to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of TorreyPines in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. TorreyPines shall not be deemed to have waived any claim available to TorreyPines arising out of this Agreement, or any power, right, privilege or remedy of TorreyPines under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of TorreyPines; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        7.14 Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b)   The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

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          (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)   Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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        IN WITNESS WHEREOF, TorreyPines and each Stockholder have caused this Agreement to be executed as of the date first written above.

TORREYPINES THERAPEUTICS, INC.
By:
Name:
Title:
STOCKHOLDER
By:
Name:
Title:
Address:

Attn:
Fax: ( )
NUMBER OF OUTSTANDING SHARES OF COMPANY COMMON STOCK HELD BY STOCKHOLDER:

NUMBER OF SHARES OF COMPANY COMMON STOCK SUBJECT TO OPTIONS AND WARRANTS HELD BY STOCKHOLDER:

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EXHIBIT A
FORM OF IRREVOCABLE PROXY

        The undersigned stockholder (the "Stockholder") of AXONYX INC., a Nevada corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Neil Kurtz, M.D., Craig Johnson and TORREYPINES THERAPEUTICS, Inc., a Delaware corporation ("TorreyPines"), and each of them, the attorneys and proxies of the Stockholder with full power of substitution and resubstitution, to the full extent of the Stockholder's rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares".) Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

        This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, among TorreyPines, the Stockholder and the other stockholders of the Company appearing as signatories thereto (the "Voting Agreement"), and is granted in consideration of TorreyPines entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among TorreyPines, the Company and Axonyx Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (the "Merger Agreement"), providing for the merger of Axonyx Acquisition Corporation with and into TorreyPines, with TorreyPines being the surviving corporation and continuing as a wholly owned subsidiary of Axonyx (the "Merger"). This proxy will terminate on the Voting Covenant Expiration Date (as defined in the Voting Agreement).

        The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Voting Covenant Expiration Date at any meeting of the stockholders of the Company, however called (and any postponement or adjournment thereof), and in connection with any written action by consent of stockholders of the Company, as applicable:

          (i)    in favor of the issuance of the Company's Common Stock and Warrants, as applicable, to the stockholders of TorreyPines pursuant to the terms of the Merger Agreement, the Axonyx Certificate, the Reverse Stock Split, the 2006 Equity Incentive Plan, the Reincorporation and the Axonyx Name Change and in favor of any action in furtherance of any of the foregoing;

          (ii)   against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

          (iii)  against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement, including the matters described in subsection (i) above): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company (except the Axonyx Permitted Transaction); (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company's certificate of incorporation or bylaws (except as described in subsection (i) above); (F) any material change in the capitalization of the Company or the Company's corporate structure (except as described in subsection (i) above); and (G) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

1

        For clarification, the Stockholder shall not vote the Shares (whether in person or by proxy, other than this proxy) at any meeting of the stockholders of the Company, however called (and any postponement or adjournment thereof), or in connection with any written action by consent of stockholders of the Company, as applicable, with regard to the foregoing matters unless requested by any of the attorneys and proxies named above to do so, in which event, the Stockholder shall vote his, her or its Shares as required by Section 3.1 of the Voting Agreement.

        The Stockholder may vote the Shares on all other matters not subject to this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

        This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

        Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Stockholder agrees to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

2

Dated: June     , 2006

STOCKHOLDER
By:
Name:
Title:
NUMBER OF OUTSTANDING SHARES OF COMPANY COMMON STOCK HELD BY STOCKHOLDER:

NUMBER OF SHARES OF COMPANY COMMON STOCK SUBJECT TO OPTIONS HELD BY STOCKHOLDER:

3

EXHIBIT E
LOCK-UP AGREEMENT

        THIS LOCK-UP AGREEMENT dated as of                        , 2006 (this "Agreement") is entered into by and between the undersigned stockholder ("Stockholder") of Porsche, Inc., a Delaware corporation (the "Company"), and AXONYX INC., a Nevada corporation ("Axonyx"). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

RECITALS

        WHEREAS, Axonyx, the Company and Autobahn Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Axonyx, have entered into an Agreement and Plan of Merger and Reorganization dated as of June 7, 2006, as may be amended in accordance with its terms (the "Merger Agreement"), providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the "Merger");

        WHEREAS, the Merger Agreement contemplates that, among other things, upon consummation of the Merger, (i) holders of outstanding shares of the common stock of the Company will receive shares of common stock of Axonyx ("Axonyx Common Stock") in exchange for their shares of common stock of the Company, (ii) holders of outstanding shares of the preferred stock of the Company will receive shares of Axonyx Common Stock and warrants to purchase shares of Axonyx Common Stock ("Axonyx Warrants") in exchange for their shares of preferred stock of the Company, (iii) holders of options to acquire shares of common stock of the Company and warrants to acquire shares of common stock or preferred stock of the Company will become exercisable for shares of Axonyx Common Stock and (iv) the Company will become a wholly owned subsidiary of Axonyx;

        WHEREAS, the Merger Agreement contemplates that Stockholder will receive shares of Axonyx Common Stock and, if applicable, Axonyx Warrants in exchange for their shares of common or preferred stock of the Company and may receive Axonyx Common Stock upon the exchange, exercise or conversion of options or warrants or any other securities convertible into or exchangeable or exercisable for common stock of the Company (other than preferred stock of the Company) which will become exercisable for shares of Axonyx Common Stock upon the consummation of the Merger (collectively, the "Merger Shares"); and

        WHEREAS, Stockholder agrees that all of the Merger Shares received by Stockholder in connection with the Merger will be subject to certain restrictions on Disposition (as defined herein) as more fully set forth herein.

AGREEMENT

        NOW, THEREFORE, as an inducement to and in consideration of Axonyx's agreement to enter into the Merger Agreement and proceed with the Merger, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Stockholder hereby agrees as follows:

        1.     Lock Up Period. For a period beginning on the Closing Date and ending 180 days after the Closing Date, Stockholder will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale or otherwise dispose of or transfer any Merger Shares, whether now owned or hereafter acquired by Stockholder or with respect to which Stockholder has or hereafter acquires the power of disposition or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Merger Shares, whether any such swap or transaction is to be settled by delivery of Axonyx Common Stock or other securities, in cash or otherwise (each of the above actions referred to

A-E-1

herein as a "Disposition"). The foregoing restriction is expressly intended to preclude Stockholder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any of Stockholder's Merger Shares even if such securities would be disposed of by someone other than Stockholder. Such prohibited hedging or other transaction would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of Stockholder's Merger Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Merger Shares.

        2.     Permitted Dispositions.    Notwithstanding the restrictions on Dispositions contained in Section 1, Stockholder may (a) exercise options and warrants exercisable for Merger Shares owned by Stockholder as of the date of the Merger Agreement, it being understood and acknowledged that the Merger Shares acquired by Stockholder in connection with any such exercise shall be subject to this Agreement; or (b) effect a Disposition (i) pursuant to a bona fide gift or gifts, or (ii) by will or intestacy or to a trust, the beneficiaries of which are Stockholder or, if Stockholder is an individual, members of Stockholder's family, or (iii) as a distribution to limited partners, members or shareholders of Stockholder or affiliates of Stockholder, provided that in each case of clauses "(i)" through "(iii)", such gift, transfer or distribution shall be conditioned upon the donee's, transferee's or distributee's execution and delivery to Axonyx of a Lock-Up Agreement containing terms and conditions substantially identical to the terms and conditions contained herein.

        3.     Legends.

          (a)   In addition to any legends to reflect applicable transfer restrictions under federal or state securities laws, each stock certificate representing Merger Shares which Stockholder receives or is entitled to receive shall be stamped or otherwise imprinted with the following legend:

      "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT DATED                        , 2006 BETWEEN THE HOLDER HEREOF AND THE ISSUER AND MAY ONLY BE SOLD OR TRANSFERRED IN ACCORDANCE WITH THE TERMS THEREOF."

          (b)   Axonyx shall be obligated to reissue certificates at the request of Stockholder without the foregoing legend as and to the extent the restrictions on Disposition lapse in accordance with Section 1.

          (c)   Stockholder hereby agrees and consents to the entry of stop transfer instructions with Axonyx's transfer agent against the transfer of the Merger Shares other than in compliance with this Agreement.

        4.     Miscellaneous.

          (a)   Specific Performance. Stockholder agrees that in the event of any breach or threatened breach by Stockholder of any covenant, obligation or other provision contained in this Agreement, Axonyx shall be entitled (in addition to any other remedy that may be available to Axonyx) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Axonyx nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

          (b)   Other Agreements. Nothing in this Agreement shall limit any of the rights or remedies of Axonyx under the Merger Agreement, or any of the rights or remedies of Axonyx or any of the

A-E-2

  obligations of Stockholder under any agreement between Stockholder and Axonyx or any certificate or instrument executed by Stockholder in favor of Axonyx; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of Axonyx or any of the obligations of Stockholder under this Agreement.

          (c)   Notices. Any notice or other communication required or permitted to be delivered to Stockholder or Axonyx under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (i) for Axonyx, to the address or facsimile telephone number set forth below, and (ii) for Stockholder, to the address or facsimile telephone number set forth beneath the Stockholder's signature to this Agreement (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

    if to Axonyx:
    500 Seventh Avenue, 10th Floor
    New York, NY 10018
    Telephone: (212) 645-7704
    Fax: (212) 989-1745
    Attention: Chief Executive Officer

          (d)   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

          (e)   Applicable Law; Jurisdiction. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of San Diego, State of California; (b) if any such action is commended in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Southern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with this Agreement.

          (f)    Waiver; Termination. No failure on the part of Axonyx to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Axonyx in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Axonyx shall not be deemed to have waived any claim arising out of this Agreement, or

A-E-3

  any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Axonyx; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Merger Agreement is terminated, this Agreement shall thereupon terminate.

          (g)   Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          (h)   Further Assurances. Stockholder shall execute and/or cause to be delivered to Axonyx such instruments and other documents and shall take such other actions as Axonyx may reasonably request to effectuate the intent and purposes of this Agreement.

          (i)    Entire Agreement. This Agreement, the Merger Agreement, the Axonyx Warrant and any Voting Agreement (and any Proxy) between Stockholder and Axonyx collectively set forth the entire understanding of Axonyx and Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Axonyx and Stockholder relating to the subject matter hereof and thereof.

          (j)    Non-Exclusivity. The rights and remedies of Axonyx hereunder are not exclusive of or limited by any other rights or remedies which Axonyx may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

          (k)   Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Axonyx and Stockholder.

          (l)    Assignment. This Agreement and all obligations of Stockholder hereunder are personal to Stockholder and may not be transferred or delegated by Stockholder at any time. Axonyx may freely assign any or all of its rights under this Agreement, in whole or in part, to any other person or entity without obtaining the consent or approval of Stockholder.

          (m)  Binding Nature. Subject to Section 4(l), this Agreement will inure to the benefit of Axonyx and its successors and assigns and will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns.

          (n)   Survival. Each of the representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Merger.

          (o)   Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one and the same instrument.

          (p)   Fiduciary Duties. Each Stockholder is signing this Agreement in such Stockholder's capacity as an owner of his, her or its respective Merger Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

AXONYX INC.
By:
Name:
Title:
STOCKHOLDER
By:
Name:
Title:
Address:

Attn:
Fax: ( )

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Annex B

June 7, 2006

Board of Directors of
Axonyx Inc.
500 Seventh Avenue, 10th Floor
New York, NY 10018

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to Axonyx Inc. ("Axonyx") of the Consideration (as defined below) provided for in the Agreement and Plan of Merger and Reorganization, dated as of June 7, 2006 (the "Agreement"), by and among Axonyx, Autobahn Acquisition, Inc., a wholly owned subsidiary of Axonyx ("Merger Sub"), and TorreyPines Therapeutics, Inc. ("TorreyPines"), whereby Merger Sub will be merged with and into TorreyPines (the "Merger"), with TorreyPines continuing as the surviving corporation in the Merger. As more fully described in the Agreement, each outstanding share of common stock, par value $0.01 per share, of TorreyPines ("TorreyPines Common Stock"), other than TorreyPines Common Stock held or owned by TorreyPines, Merger Sub or any subsidiary of TorreyPines, and each share of TorreyPines Series A Preferred Stock, par value $0.01 per share, TorreyPines Series B Preferred Stock, par value $0.01 per share, TorreyPines Series C Preferred Stock, par value $0.01 per share and TorreyPines Series C-2 Preferred Stock, par value $0.01 per share (collectively, "TorreyPines Preferred Stock"), other than TorreyPines Preferred Stock held or owned by TorreyPines, Merger Sub or any subsidiary of TorreyPines, will be converted into the right to receive 1.299 (the "Exchange Ratio") shares of common stock, par value $0.01 per share, of Axonyx ("Axonyx Common Stock"). In addition, holders of shares of TorreyPines Preferred Stock, other than TorreyPines Preferred Stock held or owned by TorreyPines, Merger Sub or any subsidiary of TorreyPines, will be granted, in the aggregate, a number of warrants (each a "Warrant") to purchase 12,000,000 shares of Axonyx Common Stock, in the aggregate, at a price of $1.04 per share of Axonyx Common Stock, subject to adjustment as provided by the terms of each Warrant. As more fully described in the Agreement, the Exchange Ratio assumes that, pursuant to the Series C-2 Participating Preferred Stock Purchase Agreement (the "Financing Agreement"), dated June 7, 2006, by and among TorreyPines and certain existing stockholders of TorreyPines (the "Purchasers"), there will be an investment by the Purchasers of $6,364,269 million, in the aggregate, in TorreyPines Series C-2 Preferred Stock (the "Financing") on or prior to five business days before the special meeting of Axonyx stockholders (the "Specified Date"), and the Exchange Ratio shall be subject to adjustment if, on or prior to the Specified Date, the Financing is consummated in an amount less than $6,364,269 million (the "Adjusted Exchange Ratio"). The aggregate consideration to be received by holders of shares of TorreyPines Common Stock and TorreyPines Preferred Stock pursuant to the Exchange Ratio or the Adjusted Exchange Ratio, as applicable, and holders of shares of TorreyPines Preferred Stock pursuant to the Warrants, is hereinafter referred to as the "Consideration."

        In addition to the Merger, as more fully described in the Agreement, immediately prior to the effective time of the Merger, Axonyx shall be reincorporated from the State of Nevada to the State of Delaware (the "Reincorporation") and each share of Axonyx Common Stock issued and outstanding immediately prior to the Reincorporation shall be converted into and become a fractional number of fully paid and non-assessable shares of Axonyx Common Stock to be determined by Axonyx and TorreyPines (the "Reverse Stock Split", and collectively with the Reincorporation and the Merger, the "Transaction"), and the Exchange Ratio or the Adjusted Exchange Ratio, as applicable, and the exercise price of the Warrants will be adjusted at the effective time of the Merger to account for the effect of the Reverse Stock Split without enlarging or diluting the relative rights of the holders of Axonyx Common Stock, TorreyPines Common Stock or TorreyPines Preferred Stock. As more fully described in the Agreement, the Exchange Ratio may also be subject to adjustment if an Axonyx Permitted Transaction or a TorreyPines Permitted Transaction (as those terms are defined in the Agreement) occurs on or prior to the Specified Date. We also understand that, upon consummation of the Transaction, the Board of Directors of Axonyx will consist of eight directors and that TorreyPines will appoint five of the eight directors. The terms and conditions of the Transaction are more fully set out in the Agreement.

        For purposes of the opinion set forth herein, we have:

  (i)
  reviewed certain publicly available financial statements of Axonyx and other publicly available business and financial information of Axonyx and TorreyPines, respectively;

  (ii)
  reviewed certain internal financial statements and other internal financial and operating data concerning Axonyx and TorreyPines, respectively;

  (iii)
  discussed the past and current operations, financial condition and prospects of Axonyx and TorreyPines with senior executives of Axonyx and TorreyPines;

  (iv)
  reviewed certain financial forecasts relating to Axonyx prepared by the management of Axonyx (the "Axonyx Forecasts"), and certain financial forecasts relating to TorreyPines prepared by the management of Axonyx and based on assumptions, data and guidance provided by the managements of TorreyPines and Axonyx (the "TorreyPines Forecasts");

  (v)
  reviewed and discussed with Axonyx and its tax advisors certain net operating losses of Axonyx and TorreyPines (the "NOLs"), the benefits of which are anticipated by Axonyx to be available to Axonyx and TorreyPines;

  (vi)
  reviewed the reported prices and trading activity for the Axonyx Common Stock;

  (vii)
  compared the future financial performance of Axonyx and the prices and trading activity of the Axonyx Common Stock with that of certain other publicly traded companies we deemed relevant and compared the financial performance of TorreyPines with that of certain publicly traded companies we deemed relevant;

  (viii)
  reviewed the relative financial contributions of Axonyx and TorreyPines to the future financial performance of the combined company on a pro forma basis following consummation of the Transaction;

  (ix)
  participated in discussions and negotiations among representatives of Axonyx, TorreyPines and their respective advisors;

  (x)
  considered the results of Axonyx's and our efforts, at your direction, to solicit indications of interest from third parties with respect to a possible transaction with Axonyx;

  (xi)
  reviewed with Axonyx a report relating to the revenue potential for oral migraine products in TorreyPines' pipeline prepared for Axonyx by a third party consultant and a report relating to NGX-424 SC, the subcutaneous migraine product in TorreyPines' pipeline, prepared for TorreyPines by another third party consultant (the "Reports");

  (xii)
  reviewed the Agreement;

  (xiii)
  reviewed the terms of the Warrant;

  (xiv)
  reviewed the Financing Agreement; and

  (xv)
  performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the Axonyx Forecasts prepared by the management of Axonyx, we have assumed, at Axonyx's direction, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Axonyx as to the future financial performance of Axonyx. Axonyx has advised us that the management of TorreyPines has not prepared financial forecasts related to TorreyPines. Accordingly, upon TorreyPines' advice and at Axonyx's direction, we have assumed that the TorreyPines Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Axonyx and TorreyPines as to the future financial performance of TorreyPines. In addition, we have relied, at Axonyx's direction, upon the assessments of Axonyx and TorreyPines as to the products and product candidates of each of Axonyx and TorreyPines and as to the risks (including the probability of successful testing, development, approval by appropriate governmental authorities and launch) associated with such products and product candidates. We also have relied, at Axonyx's direction, on the assessments of Axonyx as to Axonyx's and TorreyPines' ability to utilize the NOLs and we have assumed, at Axonyx's direction, that such NOLs will be utilized in the amounts and at the times projected by Axonyx. We have not made any independent appraisal or valuations of the assets or liabilities of Axonyx or TorreyPines, nor have we been furnished with any such appraisals or valuations (other than the Reports, which we have reviewed and relied upon without independent verification for purposes of this opinion). With respect to the Reports prepared by third party consultants, we have assumed, at the direction of Axonyx, that each Report has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the third party consultant that prepared such Report as to the subject matter contained therein. For purposes of our opinion, we have assumed, at Axonyx's direction, that neither an Axonyx Permitted Transaction nor a TorreyPines Permitted Transaction will occur, and accordingly, no adjustment will be made to the Exchange Ratio with respect thereto. We further have assumed, with your consent, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger and related transactions will be consummated as provided in or contemplated by the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof. We further have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Axonyx, TorreyPines or the Merger.

        We express no view or opinion as to any terms or aspects of the Merger (including, without limitation, the form or structure of the Merger or the effect of any adjustment to the Exchange Ratio should an Axonyx Permitted Transaction or a TorreyPines Permitted Transaction occur on or prior to the Specified Date) other than the Consideration to the extent expressly specified herein, and we express no view or opinion as to any related transactions (including, without limitation, the Reincorporation and the Reverse Stock Split). In addition, no opinion is expressed as to the relative merits of the Transaction in comparison to other transactions available to Axonyx or in which Axonyx might engage or as to whether any transaction might be more favorable to Axonyx as an alternative to the Transaction, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Axonyx to proceed with or effect, the Transaction. This opinion does not in any manner address the prices at which the Axonyx Common Stock may trade at any time.

        We have acted as financial advisor to Axonyx in connection with the Merger and will receive a fee for our services upon the consummation of the Merger. We have provided financial advisory services to Axonyx in connection with its adoption of a shareholders' rights plan and in the future we or our affiliates may provide financial advisory and financing services to Axonyx, for which services we have received, and would expect to receive, compensation. In the ordinary course of our businesses, we and our affiliates may actively trade or hold the debt and equity securities or loans of Axonyx and TorreyPines for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

        It is understood that this letter is for the benefit and use of the Board of Directors of Axonyx in connection with and for purposes of its evaluation of the Merger. In addition, we express no opinion or recommendation as to how the stockholders of Axonyx should vote or act in connection with the Merger.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration is fair, from a financial point of view, to Axonyx.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided; however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            b.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            c.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            d.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            e.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided; however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided; however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

NEVADA REVISED STATUTES

        NRS 78.2055 Decrease in number of issued and outstanding shares of class or series: Resolution by board of directors; approval by stockholders; rights of stockholders.

        1.     Unless otherwise provided in the articles of incorporation, a corporation that desires to decrease the number of issued and outstanding shares of a class or series held by each stockholder of record at the effective date and time of the change without correspondingly decreasing the number of authorized shares of the same class or series may do so if:

    (a)
    The board of directors adopts a resolution setting forth the proposal to decrease the number of issued and outstanding shares of a class or series; and

    (b)
    The proposal is approved by the vote of stockholders holding a majority of the voting power of the affected class or series, or such greater proportion as may be provided in the articles of incorporation, regardless of limitations or restrictions on the voting power of the affected class or series.

        2.     If the proposal required by subsection 1 is approved by the stockholders entitled to vote, the corporation may reissue its stock in accordance with the proposal after the effective date and time of the change.

        3.     Except as otherwise provided in this subsection, if a proposed decrease in the number of issued and outstanding shares of any class or series would adversely alter or change any preference, or any relative or other right given to any other class or series of outstanding shares, then the decrease must be approved by the vote, in addition to any vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the decrease, or such greater proportion as may be provided in the articles of incorporation, regardless of limitations or restrictions on the voting power of the adversely affected class or series. The decrease does not have to be approved by the vote of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the decrease if the articles of incorporation specifically deny the right to vote on such a decrease.

        4.     Any proposal to decrease the number of issued and outstanding shares of any class or series, if any, that includes provisions pursuant to which only money will be paid or scrip will be issued to stockholders who:

    (a)
    Before the decrease in the number of shares becomes effective, hold 1 percent or more of the outstanding shares of the affected class or series; and

    (b)
    Would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all their outstanding shares,

is subject to the provisions of NRS 92A.300 to 92A.500, inclusive. If the proposal is subject to those provisions, any stockholder who is obligated to accept money or scrip rather than receive a fraction of a share resulting from the action taken pursuant to this section may dissent in accordance with the provisions of NRS 92A.300 to 92A.500, inclusive, and obtain payment of the fair value of the fraction of a share to which the stockholder would otherwise be entitled.

        (Added to NRS by 2001, 1357; A 2001, 3199; 2003, 3089)

Rights of Dissenting Owners

Section 92A.300 to 92A.500

        NRS 92A.300 Definitions.    As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

        (Added to NRS by 1995, 2086)

        NRS 92A.305 "Beneficial stockholder" defined.    "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

        (Added to NRS by 1995, 2087)

        NRS 92A.310 "Corporate action" defined.    "Corporate action" means the action of a domestic corporation.

        (Added to NRS by 1995, 2087)

        NRS 92A.315 "Dissenter" defined.    "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

        (Added to NRS by 1995, 2087; A 1999, 1631)

        NRS 92A.320 "Fair value" defined.    "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (Added to NRS by 1995, 2087)

        NRS 92A.325 "Stockholder" defined.    "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

        (Added to NRS by 1995, 2087)

        NRS 92A.330 "Stockholder of record" defined.    "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

        (Added to NRS by 1995, 2087)

        NRS 92A.335 "Subject corporation" defined.    "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

        (Added to NRS by 1995, 2087)

        NRS 92A.340 Computation of interest.    Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

        (Added to NRS by 1995, 2087)

        NRS 92A.350 Rights of dissenting partner of domestic limited partnership.    A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

        (Added to NRS by 1995, 2088)

        NRS 92A.360 Rights of dissenting member of domestic limited-liability company.    The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

        (Added to NRS by 1995, 2088)

        NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

        1.     Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

        2.     Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

        (Added to NRS by 1995, 2088)

        NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

        1.     Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

    (a)
    Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

    (1)
    If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

    (2)
    If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

    (b)
    Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

    (c)
    Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

    (d)
    Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares.

        2.     A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

        (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204)

        NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

        1.     There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

    (a)
    The articles of incorporation of the corporation issuing the shares provide otherwise; or

    (b)
    The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

    (1)
    Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

    (I)
    The surviving or acquiring entity; or

    (II)
    Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

    (2)
    A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

        2.     There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

        (Added to NRS by 1995, 2088)

        NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

        1.     A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

        2.     A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

    (a)
    He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

    (b)
    He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

        (Added to NRS by 1995, 2089)

        NRS 92A.410 Notification of stockholders regarding right of dissent.

        1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

        2.     If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

        (Added to NRS by 1995, 2089; A 1997, 730)

        NRS 92A.420 Prerequisites to demand for payment for shares.

        1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

    (a)
    Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (b)
    Must not vote his shares in favor of the proposed action.

        2.     If a proposed corporate action creating dissenters' rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters' rights must not consent to or approve the proposed corporate action.

        3.     A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

        (Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204)

        NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

        1.     The subject corporation shall deliver a written dissenter's notice to all stockholders entitled to assert dissenters' rights.

        2.     The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

    (a)
    State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

    (b)
    Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

    (c)
    Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

    (d)
    Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

    (e)
    Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

        (Added to NRS by 1995, 2089; A 2005, 2205)

        NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

        1.     A stockholder to whom a dissenter's notice is sent must:

    (a)
    Demand payment;

    (b)
    Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

    (c)
    Deposit his certificates, if any, in accordance with the terms of the notice.

        2.     The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

        3.     The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

        (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)

        NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

        1.     The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

        2.     The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

        (Added to NRS by 1995, 2090)

        NRS 92A.460 Payment for shares: General requirements.

        1.     Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

    (a)
    Of the county where the corporation's registered office is located; or

    (b)
    At the election of any dissenter residing or having its registered office in this State, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

        2.     The payment must be accompanied by:

    (a)
    The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

    (b)
    A statement of the subject corporation's estimate of the fair value of the shares;

    (c)
    An explanation of how the interest was calculated;

    (d)
    A statement of the dissenter's rights to demand payment under NRS 92A.480; and

    (e)
    A copy of NRS 92A.300 to 92A.500, inclusive.

        (Added to NRS by 1995, 2090)

        NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

        1.     A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

        2.     To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

        (Added to NRS by 1995, 2091)

        NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

        1.     A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

        2.     A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

        (Added to NRS by 1995, 2091)

        NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

        1.     If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        2.     A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the State, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

        3.     The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        4.     The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        5.     Each dissenter who is made a party to the proceeding is entitled to a judgment:

    (a)
    For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

    (b)
    For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

        (Added to NRS by 1995, 2091)

        NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

        1.     The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

        2.     The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

    (a)
    Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

    (b)
    Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

        3.     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

        4.     In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

        5.     This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

        (Added to NRS by 1995, 2092)

Annex E

AXONYX CERTIFICATE OF AMENDMENT REGARDING NAME CHANGE AND REVERSE STOCK SPLIT

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390—After Issuance of Stock)

        1.     Name of corporation:

        Axonyx Inc.

        2.     The articles have been amended as follows (provide article numbers, if available):

        Article I—name change to "TorreyPines Therapeutics, Inc. (as further described on the attachment hereto).

        Article V—reverse stock split (as further described on the attachment hereto).

        3.     The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:     %

        4.     Effective date of filing (optional):    (must not be later than 90 days after the certificate is filed)

        5.     Officer Signature (required):

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

E-1

Attachment
to
Certificate of Amendment of Articles of Incorporation
of
Axonyx Inc.

Article I of the Corporation's Restated Articles of Incorporation is hereby amended in its entirety to read as follows:

        "The name of the corporation shall be TorreyPines Therapeutics, Inc."

Article V of the Corporation's Restated Articles of Incorporation is hereby amended by adding the following three paragraphs at the end of such Article V:

        "Effective upon the date of the filing of the Certificate of Amendment that adds this paragraph to this Article V (the time of such filing, the "Effective Time"), all issued and outstanding shares of Common Stock ("Existing Common Stock") shall be and hereby are automatically combined and reclassified as follows: (i) each            (    ) shares of Existing Common Stock shall be combined and reclassified as one (1) share of issued and outstanding Common Stock ("New Common Stock"), provided that no fractional shares of New Common Stock shall be issued, and in lieu of a fractional share of New Common Stock to which any holder is entitled, such holder shall receive a cash payment in an amount to be determined by multiplying the fractional share by the fair market value of a share of New Common Stock at the Effective Time.

        The Corporation shall provide certificates representing shares of New Common Stock to holders of Existing Common Stock in exchange for certificates representing shares of Existing Common Stock. From and after the Effective Time, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders thereof to receive shares of New Common Stock.

        From and after the Effective Time, the term "New Common Stock" as used in this Article V shall mean Common Stock as provided in this Certificate of Incorporation. The par value of the New Common Stock shall be $0.001 per share."

E-2

Annex F

PLAN OF CONVERSION
OF
AXONYX INC.

        This Plan of Conversion is made by Axonyx Inc., a Nevada corporation (the "Company").

  1.
  The name of the constituent entity is Axonyx Inc. and the proposed name for the resulting entity is TorreyPines Therapeutics, Inc.

  2.
  The address of the constituent entity and the resulting entity is 500 Seventh Avenue, 10th Floor, New York, New York 10018.

  3.
  The jurisdiction of the law that governs the constituent entity is Nevada.

  4.
  The jurisdiction of the law that will govern the resulting entity is Delaware.

  5.
  The terms and conditions of the conversion are as follows:

  (a)
  The Conversion.    The Company shall effect the conversion (the "Conversion") of the Company from a Nevada corporation to a Delaware corporation by causing (i) articles of conversion (the "Nevada Articles of Conversion") in such form as required by the provisions of Section 92A.205 of the Nevada Revised Statutes, 1957, as amended (the "Nevada Law") to be properly executed and acknowledged, and filed with the Secretary of State of the State of Nevada as provided in the Nevada Law, and (ii) a certificate of conversion (the "Delaware Certificate of Conversion") in such form as required by the provisions of Section 265 of the General Corporation Law of the State of Delaware (the "Delaware Law") and a certificate of incorporation (the "Certificate of Incorporation") in such form as required by the provisions of Section 102 of the Delaware Law to be properly executed and acknowledged, and filed with the Secretary of State of the State of Delaware as provided in the Delaware Law.

  (b)
  Effective Time.    The Conversion shall become effective at such time at which the Nevada Articles of Conversion are filed with the Secretary of State of the State of Nevada, and both the Delaware Certificate of Conversion and the Delaware Certificate of Incorporation have been duly filed with the Secretary of State of the State of Delaware or at such time thereafter as is specified in the Nevada Articles of Conversion and Delaware Certificate of Conversion, if any (the time that the Conversion becomes effective, the "Effective Time").

  (c)
  Effect of Conversion.    Following the Effective Time, the constituent entity shall be converted into the resulting entity and shall be governed by and subject to the law of jurisdiction of the resulting entity. The Conversion shall be a continuation of the existence of the constituent entity. The title to all real estate and other property owned by the constituent entity shall be vested in the resulting entity without reversion or impairment. The resulting entity shall have all the liabilities of the constituent entity. A proceeding pending against the constituent entity may be continued as if the Conversion had not occurred or the resulting entity may be substituted in the proceeding for the constituent entity. The owner's interests of the constituent entity that are to be converted into the owner's interests of the resulting entity shall be converted. An owner of the resulting entity shall remain liable for all the obligations of the constituent entity to the extent the owner was personally liable before the Conversion. The domestic constituent entity shall not be required to wind up its affairs, pay its liabilities, distribute its assets or dissolve, and the Conversion shall not be deemed a dissolution of the domestic constituent entity.

F-1

  6.
  The manner and basis of converting the owner's interests of the constituent entity into owner's interests, rights of purchase and other securities in the resulting entity shall be as follows:

  (a)
  By virtue of the Conversion, and without any action on the part of the stockholders of the constituent entity, each issued and outstanding share of common stock, par value $0.001 per share, of the constituent entity shall be converted into and represent one issued and outstanding share of common stock, par value $0.001 per share, of the resulting entity. Each stock certificate of the constituent entity evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the resulting entity.

  (b)
  By virtue of the Conversion, and without any action on the part of the stockholders of the constituent entity, each issued and outstanding share of Series A preferred stock, par value $0.001 per share, of the constituent entity shall be converted into and represent one issued and outstanding share of Series A preferred stock, par value $0.001 per share, of the resulting entity. Each stock certificate of the constituent entity evidencing ownership of any such shares of Series A preferred stock shall, as of the Effective Time, evidence ownership of such shares of Series A preferred stock of the resulting entity.

  (c)
  By virtue of the Conversion, and without any action on the part of the stockholders of the constituent entity, (i) each share of common stock, par value $0.001 per share, of the constituent entity subject to issuance pursuant to stock options granted and outstanding under the Axonyx 1998 Stock Option Plan and the Axonyx 2000 Stock Option Plan, as amended (collectively, the "Axonyx Stock Plans"), (ii) each share of common stock, par value $0.001 per share, of the constituent entity reserved for future issuance pursuant to stock options not yet granted under the Axonyx Stock Plans, (iii) each share of common stock, par value $0.001 per share, of the constituent entity subject to issuance pursuant to stock options granted and outstanding outside of the Axonyx Stock Plans, and (iv) each share of common stock, par value $0.001 per share, of the constituent entity reserved for future issuance pursuant to warrants to purchase common stock, par value $0.001 per share, of the constituent entity, shall be converted into and represent the right to purchase one share of common stock, $0.001 per share, of the resulting entity.

  (d)
  By virtue of the Conversion, and without any action on the part of the stockholders of the constituent entity, each share of Series A preferred stock, par value $0.001 per share, of the constituent entity reserved for future issuance upon exercise of the rights issued pursuant to that certain Rights Agreement, dated as of May 13, 2005, by and between the constituent entity and Nevada Agency & Trust Co. as Rights Agent, and as amended as of June 7, 2006, shall be converted into and represent the right to purchase one share of Series A preferred stock, par value $0.001 per share, of the resulting entity.

  7.
  The full text of the certificate of incorporation and the bylaws of the resulting entity are attached hereto as Exhibit A and Exhibit B, respectively.

[Signature Page Follows]

F-2

        IN WITNESS WHEREOF, the undersigned has duly executed this Plan of Conversion on behalf of the Company this                        day of                        , 2006.

AXONYX INC., a Nevada corporation
By:

Name:

Title:

F-3

Exhibit A

Certificate of Incorporation

        Attached as Annex G to the joint proxy statement/prospectus

F-4

Exhibit B

Bylaws

        Attached as Annex H to the joint proxy statement/prospectus

F-5

Annex G

DELAWARE CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION
OF
TORREYPINES THERAPEUTICS, INC.

        The undersigned, a natural person, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

I.

        The name of the corporation is TorreyPines Therapeutics, Inc. (the "Corporation").

II.

        The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

IV.

        A.    CLASSES OF STOCK.

          1.     The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 165,000,000, of which 150,000,000 shares shall be Common Stock, having a par value of $0.001 per share (the "Common Stock"), and 15,000,000 shares shall be Preferred Stock, having a par value of $0.001 (the "Preferred Stock"), of which 100,000 shares shall be designated as the Series A Participating Preferred Stock (the "Series A Participating Preferred Stock") as set forth below.

          2.     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is hereby expressly authorized to provide for the issue of all of any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common

  Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

        B.    PREFERRED STOCK.    The following is a statement of the voting powers, designation, relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions of the Series A Participating Preferred Stock:

          1.     Designation and Amount.    The shares of such series shall be designated as Series A Participating Preferred Stock, $0.001 par value per share, and the number of shares constituting such series shall be One Hundred Thousand (100,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of any outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation convertible into shares of Series A Participating Preferred Stock.

          2.     Dividends and Distributions.

            (A)  Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock in preference to the holders of shares of Common Stock, of the Corporation and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00, or (b) subject to the provision for adjustment hereinafter set forth, one thousand (1,000) times the aggregate per share amount of all cash dividends, and one thousand (1,000) times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock. In the event the Corporation shall at any time after the close of business on May 13, 2005 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (B)  The Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A

    Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

            (C)  Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Preferred Stock unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

          3.     Voting Rights.    The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:

            (A)  Subject to the provision for adjustment hereinafter set forth, each share of Series A Participating Preferred Stock shall entitle the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a greater number of shares or (iii) combine the outstanding Common Stock into a smaller number of shares, by reclassification or otherwise, then in each such case the number of votes per share to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

            (B)  Except as otherwise provided herein or by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

            (C)  Except as set forth herein, holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          4.     Certain Restrictions.

            (A)  Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of

    Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

              (i)    declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

              (ii)   declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

              (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock; or

              (iv)  purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock or any shares of stock ranking on a parity with the Series A Participating Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

            (B)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          5.     Reacquired Shares.    Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation or in any other Certificate of Designation creating a series of Preferred Stock or as otherwise required by law.

          6.     Liquidation, Dissolution or Winding Up.    Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Participating Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Participating Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, except distributions made ratably on the Series A Participating Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          7.     Consolidation, Merger, etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one thousand (1,000) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

          8.     Redemption.    The shares of Series A Participating Preferred Stock shall not be redeemable.

          9.     Ranking.    The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

          10.   Amendment.    At any time that any shares of Series A Participating Preferred Stock are outstanding, the Certificate of Incorporation and the Bylaws of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series A Participating Preferred Stock voting separately as a class.

          11.   Fractional Shares.    Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.

        C.    COMMON STOCK.    Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

        For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A.

          1.     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

          2.     Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          3.     The Board of Directors or any individual director may be removed from office at any time (a) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the corporation, entitled to vote at an election of directors or (b) without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of the corporation entitled to vote generally at an election of directors.

          4.     Subject to the rights of the holders of any series of Preferred Stock that may come in to existence from time to time, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

        B.

          1.     The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

          2.     The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

          3.     No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders by written consent or electronic transmission.

          4.     Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

VI.

        The name and the mailing address of the incorporator are as follows: Gosse Bruinsma, 500 Seventh Avenue, 10th Floor, New York, New York 10018.

VII.

        A.    The liability of a director of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

        B.    Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VIII.

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon the stockholders herein are granted subject to this reservation.

Signed on                         , 2006

Gosse Bruinsma Incorporator

Annex H

BYLAWS
OF
TORREYPINES THERAPEUTICS, INC.

BYLAWS
OF
TORREYPINES THERAPEUTICS, INC.

ARTICLE I

OFFICES

        Section 1.    Registered Office.    The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

        Section 2.    Other Offices.    The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

        Section 3.    Corporate Seal.    The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, "Corporate Seal-Delaware." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS' MEETINGS

        Section 4.    Place Of Meetings.    Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the "DGCL").

        Section 5.    Annual Meetings.

        (a)   The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation's notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder's notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5.

        (b)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under DGCL, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in clause (iii) of the last sentence of this Section 5(b)), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation's voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation's voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 5. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth: (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act") and Rule 14a-4(d) thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation's voting shares to elect such nominee or nominees (an affirmative statement of such intent, a "Solicitation Notice").

        (c)   Notwithstanding anything in the third sentence of Section 5(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least one hundred (100) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

        (d)   Only such persons who are nominated in accordance with the procedures set forth in this Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

        (e)   Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders' meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 5. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the 1934 Act.

        (f)    For purposes of this Section 5, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

        Section 6.    Special Meetings.

        (a)   Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

        (b)   If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not fewer than thirty-five (35) nor more than one hundred twenty (120) days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

        (c)   Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in Section 5 of these Bylaws. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons, as the case may be, for election to such position(s) as specified in the corporation's notice of meeting, if the stockholder's notice required by Section 5(b) of these Bylaws shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

        (d)   Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the 1934 Act.

        Section 7.    Notice Of Meetings.    Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the corporation. If sent via electronic transmission, notice is deemed given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

        Section 8.    Quorum.    At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange or Nasdaq rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or series or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or series or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or series or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or series or classes or series.

        Section 9.    Adjournment And Notice Of Adjourned Meetings.    Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        Section 10.    Voting Rights.    For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

        Section 11.    Joint Owners Of Stock.    If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, and the vote is not evenly split on a particular matter, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

        Section 12.    List Of Stockholders.    The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

        Section 13.    Action Without Meeting.    No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

        Section 14.    Organization.

        (a)   At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President or Chief Executive Officer, or, if neither the

President nor the Chief Executive Officer is present, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

        (b)   The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

        Section 15.    Number And Term Of Office.    The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any reason, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

        Section 16.    Powers.    The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

        Section 17.    Board of Directors.    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one (1) year. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        Section 18.    Vacancies.    Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one (1) or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Section 18 in the case of the death, removal or resignation of any director.

        Section 19.    Resignation.    Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one (1) or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

        Section 20.    Removal.    The Board of Directors or any individual director may be removed from office at any time (a) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the corporation, entitled to vote generally at an election of directors or (b) without cause by the affirmative vote of the holders of at least at least sixty-six and two-thirds percent (66 2/3) of the voting power of all the then-outstanding shares of the capital stock of the corporation entitled to vote generally at an election of directors.

        Section 21.    Meetings.

        (a)   Regular Meetings.    Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

        (b)   Special Meetings.    Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the President or a majority of the authorized number of directors.

        (c)   Meetings by Electronic Communications Equipment.    Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

        (d)   Notice of Special Meetings.    Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

        (e)   Waiver of Notice.    The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

        Section 22.    Quorum And Voting.

        (a)   Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 44 for which a quorum shall be one-third (1/3) of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting

        (b)   At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

        Section 23.    Action Without Meeting.    Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

        Section 24.    Fees And Compensation.    Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

        Section 25.    Committees.

        (a)   Executive Committee.    The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.

        (b)   Other Committees.    The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

        (c)   Term.    The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

        (d)   Meetings.    Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

        Section 26.    Chairman of the Board of Directors; Lead Independent Director.

        (a)   Chairman of the Board of Directors.    The Board of Directors may, from time to time, elect one (1) of its members to be Chairman of the Board of Directors to serve until his or her death or resignation or removal from the Board of Directors or until replaced by the Board of Directors, and the Board of Directors shall fill any vacancy in the position of Chairman of the Board of Directors at such time and in such manner as the Board of Directors shall determine. The Chairman of the Board of Directors may be an independent director or may, but need not necessarily, also be the Chief Executive Officer of the corporation. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors and of stockholders; establish the agenda for meetings of the independent directors and preside over meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and coordinate the activities of the other independent directors. The Chairman of the

Board of Directors shall perform such other duties and services as shall be assigned to or required of the Chairman of the Board of Directors by the Board of Directors or as may be set forth in these Bylaws.

        (b)   Lead Independent Director.    If the Chairman of the Board of Directors is not an independent director, one (1) of the independent directors may be designated by the Board of Directors as lead independent director to serve until his or her death or resignation or removal from the Board of Directors or until replaced by the Board of Directors ("Lead Independent Director"). The Lead Independent Director shall, with the Chairman of the Board of Directors, establish the agenda for regular Board meetings and serve as chairman of Board of Directors' meetings in the absence of the Chairman of the Board of Directors; establish the agenda for meetings of the independent directors and preside over meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and coordinate the activities of the other independent directors. The Lead Independent Director shall perform such other duties as may be established or delegated by the Chairman of the Board of Directors or by the Board of Directors.

        Section 27.    Organization.    At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman of the Board of Directors has not been appointed or is absent, the Lead Independent Director, or, if a Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or, if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director directed to do so by the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

        Section 28.    Officers Designated.    The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one (1) or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one (1) or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one (1) or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

        Section 29.    Tenure And Duties Of Officers.

        (a)   General.    All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

        (b)   Duties of Chief Executive Officer.    The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors or the Lead Independent Director has been appointed and is present. The Chief Executive Officer shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

        (c)   Duties of President.    The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors, the Lead Independent Director or the Chief Executive Officer has been appointed and is present. Unless another officer has been elected Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

        (d)   Duties of Vice Presidents.    The Vice Presidents may perform and assume the duties of the President in the absence or disability of the President or whenever the office of the President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive has not been appointed or is absent, the President shall designate from time to time.

        (e)   Duties of Secretary.    The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

        (f)    Duties of Chief Financial Officer.    The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

        Section 30.    Delegation Of Authority.    The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

        Section 31.    Resignations.    Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

        Section 32.    Removal.    Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES
OWNED BY THE CORPORATION

        Section 33.    Execution Of Corporate Instruments.    The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

        All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

        Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

        Section 34.    Voting Of Securities Owned By The Corporation.    All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President.

ARTICLE VII

SHARES OF STOCK

        Section 35.    Form And Execution Of Certificates.    Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President and by the Chief Financial Officer, Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or otherwise required by law or with respect to this section a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

        Section 36.    Lost Certificates.    A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner's legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

        Section 37.    Transfers.

        (a)   Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

        (b)   The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

        Section 38.    Fixing Record Dates.

        (a)   In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        (b)   In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        Section 39.    Registered Stockholders.    The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

        Section 40.    Execution Of Other Securities.    All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

        Section 41.    Declaration Of Dividends.    Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

        Section 42.    Dividend Reserve.    Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

        Section 43.    Fiscal Year.    The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

        Section 44.    Indemnification Of Directors, Executive Officers, Other Officers, Employees And Other Agents.

        (a)   Directors and Executive Officers.    The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, "executive officers" shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

        (b)   Other Officers, Employees and Other Agents.    The corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

        (c)   Expenses.    The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 44 or otherwise.

        Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 44, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation, in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

        (d)   Enforcement.    Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Section 44 to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the officer or director has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 44 or otherwise shall be on the corporation.

        (e)   Non-Exclusivity of Rights.    The rights conferred on any person by this Section 44 shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

        (f)    Survival of Rights.    The rights conferred on any person by this Section 44 shall continue as to a person who has ceased to be a director, or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (g)   Insurance.    To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 44.

        (h)   Amendments.    Any repeal or modification of this Section 44 shall only be prospective and shall not affect the rights under this Section 44 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

        (i)    Saving Clause.    If this Section 44 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Section 44 that shall not have been invalidated, or by any other applicable law. If this Section 44 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

        (j)    Certain Definitions.    For the purposes of this Section 44, the following definitions shall apply:

          (1)   The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

          (2)   The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

          (3)   The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 44 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (4)   References to a "director," "executive officer," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

          (5)   References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section 44.

ARTICLE XII

NOTICES

        Section 45.    Notices.

        (a)   Notice To Stockholders.    Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

        (b)   Notice To Directors.    Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

        (c)   Affidavit Of Mailing.    An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

        (d)   Methods of Notice.    It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

        (e)   Notice To Person With Whom Communication Is Unlawful.    Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

        (f)    Notice to Stockholders Sharing an Address.    Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

        Section 46.    Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

        Section 47.    Loans To Officers.    Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ANNEX I

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
TORREYPINES THERAPEUTICS, INC.

        TORREYPINES THERAPEUTICS, INC., a Delaware corporation, does hereby certify that:

        FIRST:    The name of the Corporation is TORREYPINES THERAPEUTICS, INC. (the "Company")

        SECOND:    The date on which the Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware is April 24, 2000.

        THIRD:    The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the "DGCL"), adopted resolutions amending the Amended and Restated Certificate of Incorporations of the Company as follows:

        Article I is hereby amended to read in its entirety as follows:

        "The name of the corporation is TPTX, Inc."

        FOURTH:    Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

        [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

I-1

        IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer as of [                        ], 2006.

TORREYPINES THERAPEUTICS, INC.
By:	Neil Kurtz, M.D. President and Chief Executive Officer

I-2

Annex J

AXONYX INC.

2006 EQUITY INCENTIVE PLAN

APPROVED BY THE BOARD:                                    , 2006
APPROVED BY THE STOCKHOLDERS:                                    , 2006
TERMINATION DATE:                                    , 2016

1.     GENERAL.

        (a)   Eligible Award Recipients.    The persons eligible to receive Awards are Employees, Directors and Consultants.

        (b)   Available Awards.    The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

        (c)   Purpose.    The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.     ADMINISTRATION.

        (a)   Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

        (b)   Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

          (i)    To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

          (ii)   To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

          (iii) To settle all controversies regarding the Plan and Awards granted under it.

          (iv)  To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

          (v)   To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

          (vi)  To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

          (vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding Incentive Stock Options, or (C) Rule 16b-3.

          (viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the Participant's rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant's consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code and the related guidance thereunder.

          (ix)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

          (x)   To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

        (c)   Delegation to Committee.

          (i)    General.    The Board may delegate the administration of some or all of the provisions of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

          (ii)   Section 162(m) and Rule 16b-3 Compliance.    In the sole discretion of the Board, the Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (B) delegate to a Committee who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

        (d)   Delegation to Officers.    The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 13(v)(i) below.

        (e)   Effect of Board's Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3.     SHARES SUBJECT TO THE PLAN.

        (a)   Share Reserve.    Subject to the provisions of Section 9 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall not exceed fifteen million (15,000,000) shares, plus an annual increase to be added on the first day of the fiscal year of the Company for a period of ten (10) years, commencing on January 1, 2007 and ending on (and including) January 1, 2016 (each such day, a "Calculation Date"), equal to the lesser of (i) two percent (2%) of the shares of Common Stock outstanding on each such Calculation Date (rounded down to the nearest whole share); or (ii) five million (5,000,000) shares of Common Stock. Notwithstanding the foregoing, the Board may act, prior to the first day of any fiscal year of the Company, to increase the share reserve by such number of shares of Common Stock as the Board shall determine, which number shall be less than each of (i) and (ii). For clarity, the limitation in this Section 3(a) is a limitation in the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this subsection 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award (A) expires or otherwise terminates without having been exercised in full or (B) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be issued pursuant to the Plan.

        (b)   Reversion of Shares to the Share Reserve.    If any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited or repurchased shall revert to and again become available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to subsection 8(g) or as consideration for the exercise of any Stock Award shall again become available for issuance under the Plan. Notwithstanding the provisions of this subsection 3(b), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

        (c)   Section 162(m) Limitation on Annual Grants.    Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Options or Stock Appreciation Rights covering more than fifteen million (15,000,000) shares of Common Stock.

        (d)   Source of Shares.    The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.     ELIGIBILITY.

        (a)   Eligibility for Specific Stock Awards.    Incentive Stock Options may be granted only to employees of the Company or a "parent corporation" or "subsidiary corporation" (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

        (b)   Ten Percent Stockholders.    A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

        (c)   Consultants.    A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act ("Form S-8") is available to register either the offer or the sale of the Company's securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5.     OPTION PROVISIONS.

        Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

        (a)   Term.    Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

        (b)   Exercise Price.    Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption of or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

        (c)   Consideration.    The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(c) are:

          (i)    by cash, check, bank draft or money order payable to the Company;

          (ii)   pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

          (iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

          (iv)  by a "net exercise" arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the "net exercise," (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

          (v)   in any other form of legal consideration that may be acceptable to the Board.

        (d)   Transferability of Options.    The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

          (i)    Restrictions on Transfer.    An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder's request.

          (ii)   Domestic Relations Orders.    Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

          (iii) Beneficiary Designation.    Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder's estate shall be entitled to exercise the Option.

        (e)   Vesting of Options Generally.    The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

        (f)    Termination of Continuous Service.    Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder's Continuous Service terminates (other than for Cause or upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

        (g)   Extension of Termination Date.    An Optionholder's Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than for Cause or upon the Optionholder's death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

        (h)   Disability of Optionholder.    In the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

        (i)    Death of Optionholder.    In the event that (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder's death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder's death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

        (j)    Termination for Cause.    Except as explicitly provided otherwise in an Optionholder's Option Agreement, in the event that an Optionholder's Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder's Continuous Service, and the

Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

        (k)   Non-Exempt Employees.    No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6.     PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

        (a)   Restricted Stock Awards.    Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company's Bylaws, at the Board's election, shares of Common Stock may be (x) held in book entry form subject to the Company's instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Consideration.    A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

          (ii)   Vesting.    Shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

          (iii) Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

          (iv)  Transferability.    Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

        (b)   Restricted Stock Unit Awards.    Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Consideration.    At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

          (ii)   Vesting.    At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

          (iii) Payment.    A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

          (iv)  Additional Restrictions.    At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

          (v)   Dividend Equivalents.    Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

          (vi)  Termination of Participant's Continuous Service.    Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant's termination of Continuous Service.

          (vii) Compliance with Section 409A of the Code.    Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

        (c)   Stock Appreciation Rights.    Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

          (i)    Term.    No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

          (ii)   Strike Price.    Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

          (iii) Calculation of Appreciation.    The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that is determined by the Board on the date of grant of the Stock Appreciation Right.

          (iv)  Vesting.    At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

          (v)   Exercise.    To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

          (vi)  Payment.    The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and set forth in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

          (vii) Termination of Continuous Service.    In the event that a Participant's Continuous Service terminates (other than for Cause), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant's Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

          (viii) Termination for Cause.    Except as explicitly provided otherwise in an Participant's Stock Appreciation Right Agreement, in the event that a Participant's Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate upon the termination date of such Participant's Continuous Service, and the Participant shall be prohibited from exercising his or her Stock Appreciation Right from and after the time of such termination of Continuous Service.

          (ix)  Compliance with Section 409A of the Code.    Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

        (d)   Performance Awards.

          (i)    Performance Stock Awards.    A Performance Stock Award is a Stock Award that may be granted, may vest or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed fifteen million (15,000,000) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

          (ii)   Performance Cash Awards.    A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d)(i) shall not exceed five million dollars ($5,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

        (e)   Other Stock Awards.    Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.     COVENANTS OF THE COMPANY.

        (a)   Availability of Shares.    During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

        (b)   Securities Law Compliance.    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A participant shall not be eligible for the grant of a Stock Award of the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities laws.

        (c)   No Obligation to Notify.    The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.     MISCELLANEOUS.

        (a)   Use of Proceeds.    Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

        (b)   Corporate Action Constituting Grant of Stock Awards.    Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

        (c)   Stockholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

        (d)   No Employment or Other Service Rights.    Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

        (e)   Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

        (f)    Investment Assurances.    The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and

(ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

        (g)   Withholding Obligations.    Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Stock Award Agreement.

        (h)   Electronic Delivery.    Any reference herein to a "written" agreement or document shall include any agreement or document delivered electronically or posted on the Company's intranet.

        (i)    Deferrals.    To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant's termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

        (j)    Compliance with Section 409A of the Code.    To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9.     ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

        (a)   Capitalization Adjustments.    In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(c) and 6(d)(i), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

        (b)   Dissolution or Liquidation.    Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company's right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company's repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

        (c)   Corporate Transaction.    The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

          (i)    Stock Awards May Be Assumed.    Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor's parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

          (ii)   Stock Awards Held by Current Participants.    Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the "Current Participants"), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the

  Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

          (iii) Stock Awards Held by Persons other than Current Participants.    Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company's right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

            (1)   Payment for Stock Awards in Lieu of Exercise.    Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of any Stock Award that is not exercised prior to such effective time will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

        (d)   Change in Control.    A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, or (ii) in the event a Participant's Continuous Service is terminated, actually or constructively, within a designated period following the occurrence of a Change in Control. In the absence of such provisions, no such acceleration shall occur.

10.   TERMINATION OR SUSPENSION OF THE PLAN.

        (a)   Plan Term.    Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

        (b)   No Impairment of Rights.    Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.   EFFECTIVE DATE OF PLAN.

        This Plan shall become effective on the Effective Date.

12.   CHOICE OF LAW.

        The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state's conflict of laws rules.

13.   DEFINITIONS.

        As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

        (a)   "Affiliate" means, at the time of determination, any "parent" or "subsidiary" as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which "parent" or "subsidiary" status is determined within the foregoing definition.

        (b)   "Award" means a Stock Award or a Performance Cash Award.

        (c)   "Board" means the Board of Directors of the Company.

        (d)   "Capitalization Adjustment" means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.

        (e)   "Cause" means with respect to a Participant, the occurrence of any of the following events: (i) such Participant's commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant's attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant's intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant's unauthorized use or disclosure of the Company's confidential information or trade secrets; or (v) such Participant's gross misconduct. The determination that a termination of the Participant's Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

        (f)    "Change in Control" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

          (i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the "Subject Person") exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

          (ii)   there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

          (iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

          (iv)  there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

          (v)   individuals who, on the date this Plan is adopted by the Board, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

        For avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

        Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

        (g)   "Code" means the Internal Revenue Code of 1986, as amended.

        (h)   "Committee" means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

        (i)    "Common Stock" means the common stock of the Company.

        (j)    "Company" means Axonyx Inc., a Nevada corporation.

        (k)   "Consultant" means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a "Consultant" for purposes of the Plan.

        (l)    "Continuous Service" means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's service with the Company or an Affiliate, shall not terminate a Participant's Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an "Affiliate" as determined by the Board in its sole discretion, such Participant's Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of: (i) any leave of absence approved by the Board of the chief executive officer of the Company, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company's leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

        (m)  "Corporate Transaction" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

          (i)    a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

          (ii)   a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

          (iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

          (iv)  the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

        (n)   "Covered Employee" shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

        (o)   "Director" means a member of the Board.

        (p)   "Disability" means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

        (q)   "Effective Date" means the effective date of this Plan document, which is the 'Effective Time' of the 'Merger', as such terms are defined in the Agreement and Plan of Merger and Reorganization entered into on June 7, 2006 by and among TorreyPines Therapeutics, Inc. a Delaware corporation, Autobahn Acquisition, Inc., a Delaware corporation, and the Company.

        (r)   "Employee" means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an "Employee" for purposes of the Plan.

        (s)   "Entity" means a corporation, partnership, limited liability company or other entity.

        (t)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (u)   "Exchange Act Person" means any natural person, Entity or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that "Exchange Act Person" shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities.

        (v)   "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

          (i)    If the Common Stock is listed on any established stock exchange or traded on the Nasdaq Global Market or the Nasdaq Capital Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

          (ii)   In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in accordance with Section 409A of the Code.

        (w)  "Incentive Stock Option" means an Option which qualifies as an "incentive stock option" within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

        (x)   "Non-Employee Director" means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        (y)   "Nonstatutory Stock Option" means an Option that does not qualify as an Incentive Stock Option.

        (z)   "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (aa) "Option" means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the terms and conditions of Section 5 of the Plan.

        (bb) "Option Agreement" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

        (cc) "Optionholder" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

        (dd) "Other Stock Award" means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

        (ee) "Other Stock Award Agreement" means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

        (ff)  "Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an "affiliated corporation," and does not receive remuneration from the Company or an "affiliated corporation," either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

        (gg) "Own," "Owned," "Owner," "Ownership" A person or Entity shall be deemed to "Own," to have "Owned," to be the "Owner" of, or to have acquired "Ownership" of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

        (hh) "Participant" means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

        (ii)   "Performance Cash Award" means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

        (jj)  "Performance Criteria" means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) orders and revenue; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) customer satisfaction; (xxx) stockholders' equity; (xxxi) quality measures; and (xxxii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

        (kk) "Performance Goals" means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

        (ll)   "Performance Period" means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

        (mm) "Performance Stock Award" means a Stock Award granted under the terms and conditions of Section 6(d)(i).

        (nn) "Plan" means this Axonyx Inc. 2006 Equity Incentive Plan, as amended in accordance with its terms.

        (oo) "Restricted Stock Award" means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

        (pp) "Restricted Stock Award Agreement" means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

        (qq) "Restricted Stock Unit Award" means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

        (rr)  "Restricted Stock Unit Award Agreement" means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

        (ss) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

        (tt)  "Securities Act" means the Securities Act of 1933, as amended.

        (uu) "Stock Appreciation Right" means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

        (vv) "Stock Appreciation Right Agreement" means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

        (ww) "Stock Award" means any right to receive Common Stock granted under the Plan, including an Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award, or any Other Stock Award.

        (xx) "Stock Award Agreement" means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

        (yy) "Subsidiary" means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

        (zz) "Ten Percent Stockholder" means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

QuickLinks

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
Selected Historical Consolidated Financial Data of Axonyx
Selected Historical Financial Data of TorreyPines
Selected Unaudited Pro Forma Condensed Combined Financial Data of Axonyx and TorreyPines (In thousands, except per share amounts)
Comparative Historical and Unaudited Pro Forma Per Share Data
AXONYX
TORREYPINES
TORREYPINES AND AXONYX
MARKET PRICE AND DIVIDEND INFORMATION
Axonyx Common Stock
RISK FACTORS
Risks Related to the Merger
Risks Related to Axonyx
Risks Related to TorreyPines
Risks Related to the Combined Company
FORWARD-LOOKING STATEMENTS
THE ANNUAL MEETING OF AXONYX STOCKHOLDERS
THE SPECIAL MEETING OF TORREYPINES STOCKHOLDERS
THE MERGER
THE MERGER AGREEMENT
AGREEMENTS RELATED TO THE MERGER
MATTERS BEING SUBMITTED TO A VOTE OF AXONYX STOCKHOLDERS
REPORT OF THE AUDIT COMMITTEE OF THE AXONYX BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE AXONYX BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Fiscal Year 2005
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN AMONG AXOYNX INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ BIOTECHNOLOGY INDEX
AXONYX'S BUSINESS
TORREYPINES' BUSINESS
AXONYX'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT AXONYX'S MARKET RISK
TORREYPINES' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT TORREYPINES' MARKET RISK
MANAGEMENT FOLLOWING THE MERGER
Summary Compensation Table
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Combined Balance Sheet
Unaudited Pro Forma Condensed Combined Statement of Operations
Unaudited Pro Forma Condensed Combined Statement of Operations
DESCRIPTION OF AXONYX'S CAPITAL STOCK
COMPARISON OF RIGHTS OF HOLDERS OF AXONYX STOCK AND TORREYPINES STOCK
PRINCIPAL STOCKHOLDERS OF AXONYX
PRINCIPAL STOCKHOLDERS OF TORREYPINES
PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
OTHER MATTERS
AXONYX INC. Consolidated Financial Statements for the Years Ended December 31, 2005, 2004 and 2003 and Condensed Consolidated Financial Statements for the Three and Six Months Ended June 30, 2006 and 2005 (Unaudited)
Report of Independent Registered Public Accounting Firm
AXONYX INC. Consolidated Balance Sheets
AXONYX INC. Consolidated Statements of Operations
AXONYX INC. Consolidated Statements of Changes in Stockholders' Equity
AXONYX INC. Consolidated Statements of Cash Flows
AXONYX INC. Notes to Consolidated Financial Statements December 31, 2005 and 2004
AXONYX INC. Condensed Consolidated Balance Sheets
AXONYX INC. Condensed Consolidated Statements of Operations (unaudited)
AXONYX INC. Condensed Consolidated Statements of Changes in Stockholders' Equity
AXONYX INC. Condensed Consolidated Statements of Cash Flows (unaudited)
AXONYX INC. Notes to Condensed Consolidated Financial Statements
TorreyPines Therapeutics, Inc. Consolidated Financial Statements Years Ended December 31, 2003, 2004 and 2005 and Three and Six Months Ended June 30, 2006 and 2005 (unaudited)
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm
TORREYPINES THERAPEUTICS, INC. Consolidated Balance Sheets
TORREYPINES THERAPEUTICS, INC. Consolidated Statements of Operations
TORREYPINES THERAPEUTICS, INC. Consolidated Statements of Stockholders' Deficit Years Ended December 31, 2003, 2004 and 2005
TORREYPINES THERAPEUTICS, INC. Consolidated Statements of Cash Flows
TORREYPINES THERAPEUTICS, INC. Notes to Consolidated Financial Statements December 31, 2005
TORREYPINES THERAPEUTICS, INC. Consolidated Balance Sheets
TORREYPINES THERAPEUTICS, INC. Consolidated Statements of Operations (Unaudited)
TORREYPINES THERAPEUTICS, INC. Consolidated Statements of Cash Flows (Unaudited)
TORREYPINES THERAPEUTICS, INC. Notes to Consolidated Financial Statements (Unaudited) June 30, 2006
Annex A
EXHIBITS
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
AGREEMENT
EXHIBIT A CERTAIN DEFINITIONS
AMENDMENT NO.1 TO AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT
Exhibit B
VOTING AGREEMENT
EXHIBIT C VOTING AGREEMENT
RECITALS
AGREEMENT
EXHIBIT A FORM OF IRREVOCABLE PROXY
EXHIBIT E LOCK-UP AGREEMENT
RECITALS
AGREEMENT
Annex B
Annex C GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
Annex D NEVADA REVISED STATUTES
Annex E AXONYX CERTIFICATE OF AMENDMENT REGARDING NAME CHANGE AND REVERSE STOCK SPLIT
Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390—After Issuance of Stock)
Attachment to Certificate of Amendment of Articles of Incorporation of Axonyx Inc.
Annex F PLAN OF CONVERSION OF AXONYX INC.
Exhibit A Certificate of Incorporation
Exhibit B Bylaws
Annex G DELAWARE CERTIFICATE OF INCORPORATION
CERTIFICATE OF INCORPORATION OF TORREYPINES THERAPEUTICS, INC.
I.
II.
III.
IV.
V.
VI.
VII.
VIII.
Annex H BYLAWS OF TORREYPINES THERAPEUTICS, INC.

BYLAWS OF TORREYPINES THERAPEUTICS, INC.
ARTICLE I OFFICES
ARTICLE II CORPORATE SEAL
ARTICLE III STOCKHOLDERS' MEETINGS
ARTICLE IV DIRECTORS
ARTICLE V OFFICERS
ARTICLE VI EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION
ARTICLE VII SHARES OF STOCK
ARTICLE VIII OTHER SECURITIES OF THE CORPORATION
ARTICLE IX DIVIDENDS
ARTICLE X FISCAL YEAR
ARTICLE XI INDEMNIFICATION
ARTICLE XII NOTICES
ARTICLE XIII AMENDMENTS
ARTICLE XIV LOANS TO OFFICERS
ANNEX I CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TORREYPINES THERAPEUTICS , INC.
Annex J AXONYX INC. 2006 EQUITY INCENTIVE PLAN
APPROVED BY THE BOARD: , 2006 APPROVED BY THE STOCKHOLDERS: , 2006 TERMINATION DATE: , 2016